   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 19, 1997


                                                      REGISTRATION NO. 333-34259

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM F-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 ING GROEP N.V.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            THE NETHERLANDS                            6311/6712                             NOT APPLICABLE
       (STATE OF JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                IDENTIFICATION NUMBER)

                                 ING GROEP N.V.
                              STRAWINSKYLAAN 2631
                        P.O. BOX 810, 1000 AV AMSTERDAM
                                THE NETHERLANDS
                           TELEPHONE: 31-20-541-54-11
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                            ------------------------

                                DAVID NICKELSON
                          CORPORATION SERVICE COMPANY
                           80 STATE STREET, 6TH FLOOR
                             ALBANY, NEW YORK 12207
                            TELEPHONE: 518-433-4740

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   Copies to:

   WILLIAM D. TORCHIANA, ESQ.                                          G.R. NEUMANN, ESQ.
      SULLIVAN & CROMWELL                                          NYEMASTER, GOODE, VOIGTS,
        125 BROAD STREET                                         WEST, HANSELL & O'BRIEN, P.C.
    NEW YORK, NY 10004-2498                                      700 WALNUT STREET, SUITE 1600
          212-558-4000                                               DES MOINES, IOWA 50309
                                                                          515-283-3121

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                   EQUITABLE
  OF IOWA COMPANIES


                                                              September 22, 1997


Dear Shareholders:


     On behalf of the Board of Directors and management, I cordially invite you to attend a Special Meeting of Shareholders of Equitable of Iowa Companies (the "Company") to be held at the Company's principal executive offices, 909 Locust Street, Des Moines, Iowa, on October 23, 1997, at 10:00 a.m., Des Moines local time.


     At this important meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger, dated as of July 7, 1997 (the "Merger Agreement"), providing for the merger (the "Merger") of the Company with and into a wholly-owned subsidiary of ING Groep N.V.

     We have enclosed the following items relating to the Special Meeting and the Merger:

          1. Prospectus/Proxy Statement;


          2. Proxy card;



          3. Pre-addressed return envelope for the proxy card marked "Proxy";



          4. Election Form and Letter of Transmittal; and



          5. Pre-addressed return envelope marked "Election Form and Letter of Transmittal".


The Prospectus/Proxy Statement and related proxy materials set forth (or incorporate by reference) financial data and other important information relating to the Company and ING Groep N.V. and describe the terms and conditions of the proposed Merger. The Board of Directors requests that you carefully review these materials before completing the enclosed proxy card or attending the Special Meeting.

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.


     J.P. Morgan Securities Inc., an investment banking firm, has issued its written opinion to your Board of Directors dated July 7, 1997 stating that, as of such date, the consideration to be paid to the holders of shares of the common stock of the Company in the Merger was fair, from a financial point of view, to such holders. A copy of the opinion is attached as Annex B to the Prospectus/Proxy Statement.



     SHAREHOLDER APPROVAL OF THE MERGER AGREEMENT IS A CONDITION TO THE CONSUMMATION OF THE MERGER. Accordingly, it is important that your shares be represented at the Special Meeting, whether or not you plan to attend the Special Meeting in person. Please complete, sign and date the enclosed proxy card and return it in the enclosed pre-addressed envelope marked "Proxy" which requires no postage if mailed within the United States. If you later decide to attend the Special Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the Special Meeting, you may do so and your proxy will have no further effect. You may revoke your proxy by delivering to the Secretary of the Company, a written notice of revocation bearing a later date than the proxy, or any later dated proxy relating to the same shares, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.



     This proxy card and Special Meeting are only for the purpose of approval of the Merger Agreement. The Election Form and Letter of Transmittal are to be used by you to make an election indicating your preference in exchanging your Company shares for cash or American Depositary Shares representing Bearer Depositary Receipts in respect of Ordinary Shares of ING Groep N.V.


     The Board of Directors and management of the Company appreciate your continued support. If you need assistance in completing your proxy card or if you have any questions about the Prospectus/Proxy Statement, please feel free to contact the General Counsel and Secretary of the Company at (515) 698-7000.

                                          Sincerely,
                                          /s/ FRED S. HUBBELL
                                          FRED S. HUBBELL
                                          Chairman, President and
                                           Chief Executive Officer

                                EQUITABLE
                              OF IOWA COMPANIES
                               909 LOCUST STREET
                             DES MOINES, IOWA 50309

                            ------------------------


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                OCTOBER 23, 1997


                            ------------------------

To The Shareholders of Equitable of Iowa Companies:


     Notice is hereby given that a Special Meeting of Shareholders of Equitable of Iowa Companies, an Iowa corporation (the "Company"), will be held at the Company's principal executive offices, 909 Locust Street, Des Moines, Iowa, on October 23, 1997, at 10:00 a.m., Des Moines local time (the "Special Meeting"), for the following purposes:



          (1) To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of July 7, 1997 (the "Merger Agreement"), among the Company, ING Groep N.V., a Netherlands corporation and PFHI Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of ING Groep N.V. ("Merger Sub") pursuant to which, and on the terms and conditions thereof, the Company will be merged with and into Merger Sub (the "Merger"), with Merger Sub as the surviving entity, and each share of common stock, no par value, of the Company (a "Share") outstanding immediately prior to the effective time of the Merger will be converted into and become exchangeable for, at the election of the holder thereof (but subject to certain limitations and adjustments) either (i) $68 in cash (the "Cash Consideration") or (ii) a number of American Depositary Shares ("ADSs"), evidenced by American Depositary Receipts, with each ADS representing one Bearer Depositary Receipt, each of which in turn represents an interest in one Ordinary Share, nominal value NLG 1 per Ordinary Share, of ING Groep N.V., equal to the number derived by dividing $68 by the average closing price per ADS (the "Average Closing Price") as reported on the New York Stock Exchange, Inc. Composite Tape for the ten trading days ending on the last trading day prior to the closing of the Merger (the "Stock Consideration"), all as more fully set forth in the attached Prospectus/Proxy Statement. Cash will be paid in lieu of fractional ADSs. Each shareholder of the Company may elect to receive the Cash Consideration, the Stock Consideration or a combination thereof, or make no election, subject to certain limitations and allocation procedures as more fully set forth in the attached Prospectus/Proxy Statement. Shareholders of the Company are advised to obtain current market quotations for ADSs and Shares.


          (2) To consider such procedural matters as may properly come before the Special Meeting or any adjournment or postponement thereof.


     The record date for determining the holders of Shares entitled to receive notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof has been fixed as of the close of business on September 15, 1997. Approval by the Company's shareholders of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at the meeting.


     Any holder of Shares who (1) files with the Company prior to the Special Meeting a written notice of the shareholder's intent to demand payment for the shareholder's Shares, (2) does not vote in favor of the Merger, and (3) demands payment of the fair value of the Shares, shall be entitled to payment of the fair value of the shareholder's Shares under the applicable provisions of Division XIII of the Iowa Business Corporation Act, as set forth in Annex C to the attached Prospectus/Proxy Statement.

     Information regarding the Merger and related matters is contained in the accompanying Prospectus/Proxy Statement and the Annexes thereto, which are incorporated by reference herein and form a part of this Notice.


     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE MARKED "PROXY". THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE ACCOMPANYING PROSPECTUS/PROXY STATEMENT.


     THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          LOGO
                                          JOHN A. MERRIMAN
                                          Secretary
Des Moines, Iowa

September 22, 1997



PLEASE DO NOT SEND ANY SHARE CERTIFICATES WITH YOUR PROXY CARD. YOUR SHARE CERTIFICATES SHOULD BE SENT, ALONG WITH A PROPERLY EXECUTED AND COMPLETED ELECTION FORM AND LETTER OF TRANSMITTAL, IN THE ENVELOPE MARKED "ELECTION FORM AND LETTER OF TRANSMITTAL" SUFFICIENTLY IN ADVANCE OF THE ELECTION DEADLINE SO THAT THEY ARE RECEIVED BY THE EXCHANGE AGENT PRIOR THERETO.

                           PROSPECTUS/PROXY STATEMENT


                                 ING GROEP N.V.
           PROSPECTUS FOR UP TO 32,772,834 BEARER DEPOSITARY RECEIPTS
                         IN RESPECT OF ORDINARY SHARES
                  (NOMINAL VALUE 1 GUILDER PER ORDINARY SHARE)

                   IN THE FORM OF AMERICAN DEPOSITARY SHARES

                            ------------------------

                          EQUITABLE OF IOWA COMPANIES
              PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON OCTOBER 23, 1997



    This Prospectus/Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Equitable of Iowa Companies, an Iowa corporation (the "Company"), for use at the special meeting of shareholders of the Company to be held at the Company's principal executive offices located at 909 Locust Street, Des Moines, Iowa, on October 23, 1997 at 10:00 a.m., Des Moines local time, and at any adjournments or postponements thereof (the "Special Meeting").



    At the Special Meeting, the shareholders of record as of the close of business on September 15, 1997 will consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 7, 1997 (the "Merger Agreement"), among the Company, ING Groep N.V., a Netherlands corporation, and PFHI Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of ING Groep N.V. ("Merger Sub"). A copy of the Merger Agreement is attached as Annex A to this Prospectus/Proxy Statement. Pursuant to the Merger Agreement, and on the terms and conditions thereof, the Company will be merged with and into Merger Sub (the "Merger"), with Merger Sub as the surviving entity, and each share of common stock, no par value, of the Company (a "Share") outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted into and become exchangeable for, at the election of the holder thereof (but subject to the limitations and adjustments described herein) either
(i) $68 in cash (the "Cash Consideration") or (ii) a number of American Depositary Shares ("ADSs"), evidenced by American Depositary Receipts ("ADRs"), with each ADS representing one Bearer Depositary Receipt ("Bearer Receipt"), each of which in turn represents an interest in one Ordinary Share, nominal value NLG 1 per Ordinary Share, of ING Groep N.V. ("Ordinary Share"), equal to the number of ADSs derived by dividing $68 by the average closing price per ADS (the "Average Closing Price") as reported on the New York Stock Exchange, Inc. ("NYSE") Composite Tape for the ten trading days ending on the last trading day prior to the closing of the Merger (the "Stock Consideration"). Cash will be paid in lieu of fractional ADSs. Each shareholder of the Company may elect to receive the Cash Consideration, the Stock Consideration or a combination thereof, or make no election. Subject to certain adjustments described herein, no less than 50% or more than 60% of the Shares outstanding at the Effective Time may be converted into the right to receive ADSs. Accordingly, each shareholder may receive more or less cash or ADSs than such holder has elected depending on the elections made by all shareholders.



    This Prospectus/Proxy Statement and the accompanying proxy card are first being mailed to shareholders of the Company on or about September 22, 1997.



    This Prospectus/Proxy Statement also constitutes the prospectus of ING filed with the Securities and Exchange Commission (the "Commission") as part of a Registration Statement on Form F-4 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the ADSs (and the Bearer Receipts and Ordinary Shares represented thereby) to be issued to shareholders of the Company upon the consummation of the Merger. All information concerning ING contained in this Prospectus/Proxy Statement has been furnished by ING and all information concerning the Company prior to the Merger contained or incorporated by reference in this Prospectus/Proxy Statement has been furnished by the Company.



    The principal securities exchange on which the Bearer Receipts are listed is the AEX Stock Exchange (formerly the Amsterdam Stock Exchange). The reported last sales price for the Bearer Receipts on the AEX Stock Exchange as of the close of business on September 16, 1997 was NLG 90.00 per Bearer Receipt, equivalent to $45.27, translated at the exchange rate of NLG 1.9880 = $1.00 prevailing on that date. The outstanding ADSs are listed on the NYSE under the symbol "ING". The last reported sale price of ADSs on the NYSE on September 16, 1997 was $46.0625 per ADS and the last reported sale price of the Shares on the NYSE on September 16, 1997 was $66.75 per share. See "MARKET PRICE INFORMATION".

                            ------------------------
SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROSPECTUS/ PROXY STATEMENT FOR
 A DISCUSSION OF CERTAIN MATTERS SHAREHOLDERS SHOULD CONSIDER BEFORE VOTING FOR
                OR AGAINST THE APPROVAL OF THE MERGER AGREEMENT.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

       The date of this Prospectus/Proxy Statement is September 22, 1997.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ING, THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ING OR THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

 ENFORCEABILITY OF CIVIL LIABILITY UNDER UNITED STATES FEDERAL SECURITIES LAWS


     ING Groep N.V. is incorporated under the laws of the Netherlands, and all of the members of its Supervisory Board and Executive Board and certain of the experts named herein are non-residents of the United States. A substantial portion of the assets of ING Groep N.V. and its direct and indirect subsidiaries and such non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce in United States courts judgments against such persons and judgments of such courts predicated upon the civil liability provisions of the United States Federal securities laws. ING has been advised by its Dutch legal counsel that the United States and the Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any Federal or State court in the United States based on civil liability, whether or not predicated solely upon the Federal securities laws of the United States, would not be directly enforceable in the Netherlands. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in the Netherlands, such party may submit to the Netherlands court the final judgment that has been rendered in the United States. If the Netherlands court finds that the jurisdiction of the Federal or State court in the United States has been based on grounds that are internationally acceptable and that proper legal procedures have been observed, the court in the Netherlands would, in principle, give binding effect to the final judgment that has been rendered in the United States unless such judgment contravenes the Netherlands' public policy.



     State insurance holding company statutes in the United States applicable to ING's United States insurance subsidiaries generally provide that no person may acquire control of ING, and thus indirect control of its United States insurance subsidiaries, without the prior approval of the appropriate insurance regulators. Generally, any person who acquires beneficial ownership of 10% or more of the outstanding Ordinary Shares or voting power of ING (including through ADSs) would be presumed to have acquired such control unless the appropriate insurance regulators upon application determine otherwise.



     The United Kingdom's Insurance Companies Act 1982 requires the prior approval by the Department of Trade and Industry of anyone proposing to become a "controller" of an insurance company regulated under such Act. Any company or individual that directly or indirectly exercises 15% or more of the voting power at a general meeting of a regulated insurance company is considered a "controller". A purchaser of more than 15% of the outstanding Ordinary Shares will be a controller of ING's United Kingdom insurance subsidiaries.



     FOR NORTH CAROLINA INVESTORS: THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING, NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT.

                          PRESENTATION OF INFORMATION


     In this Prospectus, references to "USD", "dollars", "U.S. dollars" or "$" are to United States dollars and references to "NLG" or "guilders" are to Dutch guilders. ING publishes its consolidated financial statements in Dutch guilders. Solely for the convenience of the reader, this Prospectus/Proxy Statement contains translations of certain guilder amounts into U.S. dollars at specified rates. These translations should not be construed as representations that the translated amounts actually represent such dollar or guilder amounts, as the case may be, or could be converted into U.S. dollars or guilders, as the case may be, at the rates indicated or at any other rate. Unless otherwise stated, the translations of Dutch guilders into U.S. dollars have been made at the rate of NLG 1.9630 to $1.00, the noon buying rate in New York City for cable transfers in guilders as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on June 30, 1997. On September 16, 1997, the Noon Buying Rate was NLG 1.9880 to $1.00. See "CURRENCY TRANSLATIONS AND EXCHANGE RATES" for certain historical information regarding the Noon Buying Rate. Except as otherwise noted, financial statement amounts set forth in this Prospectus/Proxy Statement are presented in accordance with generally accepted accounting principles in the Netherlands ("Dutch GAAP"), which differ in certain significant respects from generally accepted accounting principles in the United States ("U.S. GAAP"). Reference is made to Note 7 of Notes to the Consolidated Financial Statements for a description of the significant differences between Dutch GAAP and U.S. GAAP and a reconciliation of certain income statement and balance sheet items to U.S. GAAP. Certain amounts set forth herein may not sum due to rounding.


     The Glossary includes the definitions of certain insurance, banking and other terms which appear in bold face the first time they appear in the Prospectus/Proxy Statement.

     Unless otherwise indicated, GROSS PREMIUMS, GROSS PREMIUMS WRITTEN and GROSS WRITTEN PREMIUMS as referred to in this Prospectus/Proxy Statement include premiums (whether or not earned) for insurance policies written during a specified period, without deduction for premiums ceded, and NET PREMIUMS, NET PREMIUMS WRITTEN and NET WRITTEN PREMIUMS include premiums (whether or not earned) for insurance policies written during a specified period, after deduction for premiums ceded.

     In this Prospectus/Proxy Statement, "ING Groep N.V." refers to the ING holding company incorporated under the laws of the Netherlands, and "ING" refers to ING Groep N.V. and its consolidated subsidiaries. ING Groep N.V.'s primary insurance and banking subholdings are ING Verzekeringen N.V. (together with its consolidated subsidiaries, "ING Insurance") and ING Bank N.V. (together with its consolidated subsidiaries, "ING Bank"). See Note 1 of Notes to the Consolidated Financial Statements.

        CAUTIONARY STATEMENT WITH RESPECT TO FORWARD-LOOKING STATEMENTS


     Certain of the statements contained in this Prospectus/Proxy Statement that are not historical facts, including, without limitation, certain statements made in the sections hereof entitled "DIVIDENDS", "INFORMATION REGARDING ING", "ING MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION", "ING BUSINESS OPERATIONS", "SELECTED STATISTICAL INFORMATION ON BANKING OPERATIONS OF ING" and "ING RISK MANAGEMENT" are statements of future expectations and other forward-looking statements that are based on management's current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. Actual results, performance or events may differ materially from those in such statements due to, without limitation, (i) general economic conditions, including, in particular, economic conditions in the Netherlands, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels and trends, (v) persistency levels, (vi) interest rate levels, (vii) currency exchange rates, including the Dutch guilder - U.S. dollar exchange rate, (viii) increasing levels of competition in the Netherlands and emerging markets, (ix) changes in laws and regulations, including monetary convergence and the European Monetary Union, (x) changes in the policies of central banks and/or foreign governments and (xi) general competitive factors, in each case on a global, regional and/or national basis. See "RISK FACTORS" and "ING MANAGEMENT'S

DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
CONDITION -- Factors Affecting Result from Operations".

                             AVAILABLE INFORMATION

     ING is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable to foreign private issuers and in accordance therewith files reports, including annual reports on Form 20-F (which it will first file in 1998 with respect to fiscal year 1997), and other information with the Commission. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such reports and other information with respect to ING may be obtained, upon written request, from Morgan Guaranty Trust Company of New York as the Depositary (the "Depositary") under the Depositary Agreement referred to under "DESCRIPTION OF AMERICAN DEPOSITARY SHARES" located at 60 Wall Street, New York, New York 10260. Such reports and other information with respect to ING and the Company also may be inspected and copied at prescribed rates at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, DC 20549 and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511 and, with respect to documents filed by the Company electronically with the Commission, at the Commission's web site at http://www.sec.gov. In addition, such material may also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the ADSs and Shares are listed.


     ING will furnish the Depositary with annual reports and accounts in English, which will include a review of operations, annual audited consolidated financial statements prepared in accordance with Dutch GAAP, together with a reconciliation of certain income statement and balance sheet items to U.S. GAAP, and an opinion thereon by its independent public accountants. ING also will furnish the Depositary with quarterly reports in English, which will include unaudited quarterly consolidated financial information prepared in accordance with Dutch GAAP. The Depositary has agreed with ING that, upon receipt of such reports, it will promptly mail such reports to all registered holders of the ADSs. ING also will furnish to the Depositary summaries in English or an English version of all notices of its shareholders' meetings and other reports and communications that are made generally available to shareholders. The Depositary will arrange for the mailing of such documents to all registered holders of the ADSs. ING also makes its annual and quarterly reports and accounts in English generally available. As a foreign private issuer, ING is exempt from the rules under the Exchange Act prescribing the furnishing and the content of proxy statements.



     ING has filed with the Commission a Registration Statement on Form F-4 (referred to herein, together with all amendments and exhibits, as the "Registration Statement") under the Securities Act. This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus/Proxy Statement as to the contents of any contract or other document filed as an exhibit to the Registration Statement summarize the material terms thereof, but are not necessarily complete. With respect to each such document, reference is made to the copy of the document filed as an exhibit to or incorporated by reference in the Registration Statement. For further information, reference is hereby made to the Registration Statement.


     ING's principal executive offices are located at Strawinskylaan 2631, 1077 ZZ Amsterdam, P.O. Box 810, 1000 AV Amsterdam, the Netherlands, telephone:
31-20-541-54-11.

     The Company's principal executive offices are located at 909 Locust Street, Des Moines, Iowa 50306, telephone: 515-698-7000.

     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO THE COMPANY WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (NOT INCLUDING EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN THE INFORMA-

TION INCORPORATED HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER OF THE COMPANY, INCLUDING ANY BENEFICIAL OWNER, UPON WRITTEN OR ORAL REQUEST DIRECTED TO THE COMPANY AT 909 LOCUST STREET, DES MOINES, IOWA 50306, TEL. 515-698-7000,
ATTN: GENERAL COUNSEL AND SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETING TO WHICH THIS PROSPECTUS/PROXY STATEMENT RELATES, ANY REQUEST SHOULD BE MADE BY OCTOBER 16, 1997.


                           INCORPORATION BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

          (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;


          (c) The Company's Current Reports on Forms 8-K filed on September 16, 1997; July 11, 1997; July 10, 1997; June 16, 1997 and April 4, 1997; and



          (d) The Company's proxy statement on Schedule 14A filed on March 20, 1997.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part hereof from the date of filing of such documents. The information relating to the Company contained in this Prospectus/Proxy Statement does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference.

     Any statement contained in this Prospectus/Proxy Statement or in a document incorporated or deemed to be incorporated by reference in this Prospectus/Proxy Statement will be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

                               TABLE OF CONTENTS

ENFORCEABILITY OF CIVIL LIABILITY UNDER UNITED STATES FEDERAL SECURITIES LAWS.........     i
PRESENTATION OF INFORMATION...........................................................    ii
CAUTIONARY STATEMENT WITH RESPECT TO FORWARD-LOOKING STATEMENTS.......................    ii
AVAILABLE INFORMATION.................................................................   iii
INCORPORATION BY REFERENCE............................................................    iv
SUMMARY...............................................................................     1
  ING.................................................................................     1
  The Company.........................................................................     1
  Special Meeting of Shareholders of the Company......................................     1
     Purpose of the Meeting...........................................................     1
     Date, Time and Place.............................................................     1
     Record Date for Meeting..........................................................     1
     Number of Shares Outstanding as of Record Date...................................     2
     Recommendation of the Board of Directors of the Company..........................     2
  Opinion of Financial Advisor........................................................     2
  Required Vote.......................................................................     2
  The Merger..........................................................................     2
     Reasons for the Merger...........................................................     2
     Certain Tax Consequences.........................................................     2
     Required Regulatory Approvals....................................................     3
     Dissenters' Rights...............................................................     3
     Accounting Treatment.............................................................     3
  The Merger Agreement................................................................     3
     General..........................................................................     3
     Exchange of Share Certificates; Allocation of Merger Consideration...............     4
     Closing; Effective Time..........................................................     5
     Conditions to the Merger.........................................................     5
     Termination of the Merger Agreement..............................................     6
     Waiver and Amendment of the Merger Agreement.....................................     6
  The Stock Consideration.............................................................     6
  Comparison of Rights of Holders of the Shares and ADSs..............................     7
  ING Summary Selected Consolidated Financial Data....................................     7
  Company Summary Selected Consolidated Financial Data................................    10
RISK FACTORS..........................................................................    11
  Impact of Market Conditions on Result from Operations...............................    11
  Competition.........................................................................    11
  Impact of Changes in Foreign Exchange Rates and Interest Rates......................    12
  Restrictions on Shareholder Rights..................................................    12
COMPARATIVE PER SHARE DATA............................................................    13
MARKET PRICE INFORMATION..............................................................    14
MARKET VALUE OF SECURITIES............................................................    15
DIVIDENDS.............................................................................    15
CURRENCY TRANSLATIONS AND EXCHANGE RATES..............................................    17
THE SPECIAL MEETING OF SHAREHOLDERS OF THE COMPANY....................................    18
  General.............................................................................    18
  Date, Time and Place................................................................    18
  Matters to Be Considered at the Special Meeting.....................................    18
  Record Date; Vote Required..........................................................    18
  Voting and Revocation of Proxies....................................................    18
  Solicitation of Proxies.............................................................    19

  Security Ownership of Certain Beneficial Owners and Management of the Company and
     ING..............................................................................    20
  Dissenters' Rights of Shareholders of the Company...................................    21
THE MERGER............................................................................    22
  Background of the Merger............................................................    22
  Reasons for the Merger; Recommendation of the Company's Board of Directors..........    24
  Opinion of Financial Advisor........................................................    25
  Actuarial Appraisal.................................................................    29
  Certain Federal Income Tax Consequences of the Merger...............................    30
  Required Regulatory Approvals.......................................................    32
  Resale of ADSs......................................................................    33
  Management and Operations After the Merger..........................................    33
  Interests of Certain Parties........................................................    34
  Dissenters' Rights of Shareholders of the Company...................................    39
  Accounting Treatment................................................................    41
THE MERGER AGREEMENT..................................................................    41
  General; Merger Consideration.......................................................    41
  Closing; Effective Time.............................................................    42
  Exchange of Share Certificates; Allocation of Merger Consideration..................    42
  Lost, Destroyed or Stolen Certificates..............................................    43
  Revocation of Election Form.........................................................    43
  No Fractional ADSs..................................................................    43
  Representations and Warranties......................................................    43
  Company Interim Operations..........................................................    44
  ING Interim Operations..............................................................    44
  Certain Covenants of the Company and ING Groep N.V. ................................    45
  Conditions to Each Party's Obligations..............................................    46
  Termination of the Merger Agreement.................................................    47
  Termination Fee.....................................................................    47
  Waiver and Amendment of the Merger Agreement........................................    47
DESCRIPTION OF ORDINARY SHARES........................................................    47
  General.............................................................................    48
  Dividends...........................................................................    48
  Voting Rights.......................................................................    48
  Adoption of Annual Accounts.........................................................    49
  Liquidation Rights..................................................................    49
  Acquisition and Cancellation of Ordinary Shares.....................................    49
  Limitations on Right to Hold or Vote the Ordinary Shares............................    50
DESCRIPTION OF PREFERENCE SHARES......................................................    50
DESCRIPTION OF CUMULATIVE PREFERENCE SHARES...........................................    51
DESCRIPTION OF WARRANTS...............................................................    52
DESCRIPTION OF OPTION RIGHTS..........................................................    52
THE TRUST AND THE BEARER RECEIPTS.....................................................    53
  Dividends, Other Distributions and Rights...........................................    54
  Voting of the Ordinary Shares.......................................................    54
  Administration of the Trust.........................................................    55
  Termination of the Trust............................................................    55
DESCRIPTION OF AMERICAN DEPOSITARY SHARES.............................................    55
  American Depositary Receipts........................................................    55
  Deposit, Transfer and Withdrawal....................................................    56
  Dividends, Other Distributions and Rights...........................................    56
  Record Dates........................................................................    58
  Voting of Deposited Securities......................................................    59
  Reports and Other Communications....................................................    59

  Amendment and Termination of the Deposit Agreement..................................    59
  Charges of Depositary...............................................................    60
  Liability of Holder for Taxes.......................................................    60
  Transfer of American Depositary Receipts............................................    61
  Acquisition of ADSs.................................................................    61
  General.............................................................................    61
  Governing Law.......................................................................    62
COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS OF THE COMPANY AND HOLDERS OF BEARER
  RECEIPTS OR ORDINARY SHARES OF ING GROEP N.V........................................    62
  Amendment of Constituent Documents..................................................    62
  Voting Rights.......................................................................    63
  Shareholders' Meetings..............................................................    63
  Action by Written Consent of Shareholders...........................................    64
  Shareholder Nominations.............................................................    64
  Election and Removal of Directors; Filling of Vacancies.............................    64
  Dissenters' Rights..................................................................    65
  Preemptive Rights...................................................................    65
  Dividends...........................................................................    66
  Rights of Purchase and Acquisition..................................................    67
  Shareholder Votes on Certain Reorganizations........................................    67
  Rights of Inspection................................................................    68
  Limitation of Directors' Liability/Indemnification of Officers and Directors........    68
  Certain Provisions Relating to Business Combinations................................    69
  Shareholder Suits...................................................................    69
  Conflict-of-Interest Transactions...................................................    69
  Transfer Restrictions...............................................................    69
  Shareholder Rights Agreement........................................................    70
EXCHANGE CONTROLS.....................................................................    70
OBLIGATIONS OF SHAREHOLDERS TO DISCLOSE HOLDINGS......................................    70
INFORMATION REGARDING ING.............................................................    71
  General.............................................................................    71
  Business............................................................................    72
  Insurance Operations................................................................    73
  Banking Operations..................................................................    75
  Asset Management....................................................................    77
  Strategy............................................................................    78
CAPITALIZATION OF ING.................................................................    83
SELECTED CONSOLIDATED FINANCIAL DATA OF ING...........................................    84
ING MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
  CONDITION...........................................................................    87
  Introduction........................................................................    87
  Factors Affecting Result from Operations............................................    88
  Recent Developments.................................................................    92
  Consolidated Result from Operations.................................................   113
  Consolidated Assets and Liabilities.................................................   115
  Result from Operations by Business Segment..........................................   117
  Liquidity and Capital Resources.....................................................   151
SELECTED STATISTICAL INFORMATION ON BANKING OPERATIONS OF ING.........................   158
  Average Balances and Interest Rates.................................................   158
  Analysis of Changes in Net Interest Income..........................................   161

  Loan Portfolio......................................................................   162
  Risk Elements.......................................................................   164
ING BUSINESS OPERATIONS...............................................................   172
  General.............................................................................   172
  Management Centres..................................................................   175
     ING Nederland....................................................................   175
     ING Financial Services International.............................................   185
     ING Corporate & Investment Banking...............................................   197
     ING Asset Management.............................................................   201
  Information Technology..............................................................   204
  Employees...........................................................................   204
  Properties..........................................................................   205
  Legal Proceedings...................................................................   205
ING RISK MANAGEMENT...................................................................   206
  Introduction........................................................................   206
  ING.................................................................................   206
  ING Insurance Risk Management.......................................................   207
  ING Bank Risk.......................................................................   209
  ING Bank Risk Management............................................................   210
  Investments.........................................................................   217
  Competition.........................................................................   223
  Ratings.............................................................................   223
REGULATION AND SUPERVISION OF ING BUSINESSES..........................................   225
  General.............................................................................   225
  Insurance...........................................................................   225
  Banking.............................................................................   229
  Broker-Dealer and Investment Management Activities..................................   232
TAXATION..............................................................................   234
  Netherlands Taxation................................................................   234
  United States Taxation..............................................................   235
INFORMATION REGARDING THE COMPANY.....................................................   237
MANAGEMENT OF ING.....................................................................   237
  Supervisory Board of ING Groep N.V..................................................   238
  Executive Board of ING Groep N.V....................................................   238
  Compensation of Directors and Officers..............................................   238
EXPERTS...............................................................................   239
LEGAL OPINIONS........................................................................   239
GLOSSARY..............................................................................   G-1
ANNEX A: Agreement and Plan of Merger.................................................   A-1
ANNEX B: Fairness Opinion of J.P. Morgan Securities, Inc..............................   B-1
ANNEX C: Dissenter's Rights Provisions of the Iowa Business Corporation Act...........   C-1
CONSOLIDATED FINANCIAL STATEMENTS.....................................................   F-1

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Prospectus/Proxy Statement and the Annexes hereto.

                                      ING


     ING operates in 58 countries worldwide and is one of the world's largest integrated financial service providers, offering a comprehensive range of life and non-life insurance, commercial and investment banking, asset management and related products and services. ING has extensive operations in Europe, North America, South America, Africa, Asia and Australia. In 1996, ING had gross written premiums of NLG 24,322 million, making it the largest insurer in the Netherlands. Management believes that at December 31, 1995, ING was the 11th largest insurer in Europe and the 32nd largest insurer in the world, based on gross written premiums. At the end of 1996, ING Bank had total assets of NLG
311.4 billion, making it the third largest bank in the Netherlands. Management believes that at December 31, 1995, ING Bank was the 32nd largest bank in Europe and the 51st largest bank in the world based on total assets. Management also believes that, based on consolidated total assets at December 31, 1995, ING was the 33rd largest financial institution in the world. ING's products and services are marketed under a variety of well-recognized and strong brand names, including Nationale-Nederlanden, ING Bank and ING Barings worldwide; Postbank in the Netherlands; Mercantile Mutual in Australia; NN Financial, Commerce Group, Belair, Halifax and Western Union in Canada; and Life of Georgia, Southland Life, Security Life, Indiana Insurance, Peerless Insurance and Excelsior Insurance in the United States. For the year ended December 31, 1996, ING's total income was NLG 47,551 million ($24,224 million) and its net profit was NLG 3,321 million ($1,692 million). ING had consolidated total assets of NLG 483.9 billion ($246.51 billion) at the end of 1996.


                                  THE COMPANY

     Equitable of Iowa Companies, a Des Moines, Iowa based insurance holding company organized in 1977, is a provider of individual annuity and life insurance products, targeting individuals and families throughout the United States. Through its insurance subsidiaries, Equitable Life Insurance Company of Iowa ("Equitable Life"), Golden American Life Insurance Company ("Golden American") and USG Annuity & Life Company ("USG"), the Company offers its products in all fifty states, Puerto Rico and the District of Columbia. Equitable Life was founded in 1867 and is the oldest life insurance company west of the Mississippi River. The Company began actively marketing annuity products in 1988, principally through USG, which was acquired by the Company in 1988. Golden American, which offers variable insurance products, was acquired by the Company on August 13, 1996.

                 SPECIAL MEETING OF SHAREHOLDERS OF THE COMPANY

PURPOSE OF THE MEETING

     At the Special Meeting, the shareholders will consider and vote on a proposal to approve the Merger Agreement and will consider such procedural matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

DATE, TIME, AND PLACE


     The Special Meeting will be held at the Company's principal executive offices, 909 Locust Street, Des Moines, Iowa, on October 23, 1997, at 10:00 a.m., Des Moines local time.


RECORD DATE FOR MEETING


     Only holders of record of the Shares at the close of business on September 15, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Special Meeting.

NUMBER OF SHARES OUTSTANDING AS OF RECORD DATE


     On the Record Date, there were 32,170,396 Shares outstanding of which 32,058,396 are entitled to vote that were held by approximately 919 holders of record. See "THE SPECIAL MEETING OF SHAREHOLDERS OF THE COMPANY -- Record Date; Vote Required". As of the Record Date, directors and executive officers of the Company and certain of their affiliates owned beneficially and in the aggregate 3,155,151 Shares (excluding Shares subject to exercisable options which have not been exercised as of the Record Date); or approximately 9.8% of the Shares entitled to vote at the Special Meeting. All of the Company's directors and executive officers have indicated their intention to vote their Shares for approval of the Merger Agreement.


RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY

     The Board of Directors of the Company (the "Company Board") has determined that the Merger Agreement is in the best interests of the Company and its shareholders. Accordingly, the Company Board unanimously recommends that the shareholders of the Company vote FOR the approval of the Merger Agreement.

                          OPINION OF FINANCIAL ADVISOR


     J.P. Morgan Securities Inc., ("J.P. Morgan") the Company's financial advisor, has delivered its written opinion to the Board of Directors of the Company dated July 7, 1997 stating that, as of such date, the consideration to be paid to the holders of Shares in the Merger was fair, from a financial point of view, to such holders. The full text of the written opinion of J.P. Morgan, which sets forth the assumptions made, the procedures followed, the matters considered and the limits on the review undertaken by J. P. Morgan, is attached as Annex B to this Prospectus/Proxy Statement and the holders of Shares are urged to read carefully the opinion in its entirety. See "THE MERGER -- Opinion of Financial Advisor".


                                 REQUIRED VOTE

     Approval by shareholders of the Company of the Merger Agreement requires the affirmative vote of the holders of the majority of the outstanding Shares entitled to vote at the Special Meeting.

                                   THE MERGER

REASONS FOR THE MERGER

     The recommendation of the Company Board is based upon a number of factors, including, but not limited to, the financial terms of the Merger, the value to be received by the shareholders of the Company in the Merger in relation to the historical trading prices of the Shares, information concerning the business, financial condition, results of operations and prospects of the Company and ING, the financial advice and opinion rendered by J.P. Morgan as the Company's financial advisor, review of the results of the Preliminary Actuarial Appraisal (as defined herein), review of the terms of the Merger Agreement, the anticipated benefits of the Merger to the Company's employees, insurance agents, suppliers, customers, policyholders and creditors and the communities in which the Company operates, the absence of apparent regulatory or other impediments to the transaction and an assessment of the likelihood that the proposed transaction would be consummated, the timing of the transaction including current insurance industry consolidation and global financial services integration and consideration of the strategic alternatives for the Company. See "THE MERGER -- Background of the Merger", "-- Reasons for the Merger; Recommendation of the Company's Board of Directors" and "-- Opinion of Financial Advisor".

CERTAIN TAX CONSEQUENCES

     As a condition to the Closing, Nyemaster, Goode, Voigts, West, Hansell & O'Brien, P.C., counsel to the Company, will deliver their opinion to the effect that, assuming the Merger occurs in accordance with the Merger Agreement, and conditioned on the accuracy of certain representations made by ING and the Company, no gain or loss will be recognized by ING or the Company as a result of the Merger, and the Company shareholders will recognize no gain or loss as a result of the exchange of their Shares solely for

ADSs pursuant to the Merger, except with respect to cash received in lieu of fractional ADSs, if any. If the consideration received in the Merger by a Company shareholder consists entirely of cash, such shareholder will recognize a taxable gain or loss, represented by the difference between such shareholder's adjusted basis in the Shares surrendered and the amount of cash received. See "THE MERGER -- Certain Federal Income Tax Consequences of the Merger" for a discussion of tax consequences of receiving the Cash Consideration, the Stock Consideration or a combination thereof. EACH COMPANY SHAREHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER.

REQUIRED REGULATORY APPROVALS


     In addition to the requirement that the shareholders of the Company approve the Merger Agreement, consummation of the Merger is also subject to receipt by the parties of various regulatory consents and approvals including, but not limited to, expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the declaration (and continuance) of effectiveness by the Commission of the Registration Statement of which this Prospectus/Proxy Statement is a part, approvals from insurance regulatory authorities in the states of Iowa, Delaware, New York, and Oklahoma, and various other consents and approvals. To date, approvals have been received from the insurance regulatory authorities in the states of Iowa and Delaware. See "THE MERGER -- Required Regulatory Approvals".


DISSENTERS' RIGHTS

     Under the Iowa Business Corporation Act (Chapter 490 Code of Iowa 1997) (the "BCA"), a holder of Shares may, in lieu of the consideration such shareholder would otherwise receive in the Merger, seek payment of the "fair value" of such Shares and receive payment of such fair value in cash if the Merger is consummated by following certain procedures set forth in Division XIII of the BCA, the text of which is attached as Annex C to this Prospectus/Proxy Statement. Failure to follow such procedures may result in a loss of such shareholder's dissenters' rights. Any shareholder of the Company returning a blank executed proxy card will be deemed to have approved the Merger Agreement, thereby waiving any such dissenters' rights. See "THE MERGER -- Dissenters' Rights of Shareholders of the Company".

ACCOUNTING TREATMENT

     It is intended that the Merger will be accounted for under the purchase method of accounting. See "THE MERGER -- Accounting Treatment".

                              THE MERGER AGREEMENT

GENERAL


     Pursuant to the Merger Agreement, and on the terms and conditions thereof, at the Effective Time, the Company will be merged with and into Merger Sub, with Merger Sub as the surviving entity (Merger Sub is sometimes referred to below as the "Surviving Corporation"), and Merger Sub will succeed to the business of the Company and will take the Company's name. Each Share outstanding immediately prior to the Effective Time will be converted into, and become exchangeable for, at the election of the holder thereof (subject to the limitations and adjustments described herein) either (i) $68 in cash or (ii) a number of ADSs equal to the number derived by dividing $68 by the Average Closing Price, provided that if the Average Closing Price is less than $40.2864, the number of ADSs shall be 1.6879 and if the Average Closing Price is greater than $54.5052, the number of ADSs shall be 1.2476, subject to, in the former case, the right of the Company to terminate the Merger Agreement and, in the latter case, the right of ING Groep N.V. to terminate the Merger Agreement, which rights of termination shall be nullified if the other party agrees to Stock Consideration with a value, based on the Average Closing Price, of $68.


     Subject to certain adjustments, no less than 50% or more than 60% of the Shares outstanding at the Effective Time may be converted into the right to receive ADSs. Accordingly, each shareholder may receive more or less cash or ADSs than such holder has elected, depending on the elections made by all shareholders.

     The future price of ADSs prior to and following the Merger can be expected to fluctuate. The trading price of the ADSs generally moves in tandem with the Bearer Receipts which are listed on the AEX Stock Exchange. The ADSs are listed on the NYSE. See "MARKET PRICE INFORMATION".


     The maximum aggregate amount of the Cash Consideration is approximately $1.1 billion, which will be funded through the acquisition of a minority equity interest in Merger Sub by another ING insurance subsidiary in the United States which in turn may be funded initially by an interim credit facility. The Ordinary Shares underlying the Stock Consideration will be contributed by ING Insurance to Merger Sub out of Ordinary Shares held by it in treasury. For a more detailed discussion regarding the consideration to be paid, see the sections entitled "THE MERGER AGREEMENT -- General; Merger Consideration" and
" -- Exchange of Share Certificates; Allocation of Merger Consideration".


EXCHANGE OF SHARE CERTIFICATES; ALLOCATION OF MERGER CONSIDERATION


     In satisfaction of its obligation to cause First Chicago Trust Company of New York (the "Exchange Agent") to mail or make available no later than 20 days before the anticipated Closing Date, to each holder of record of Shares a form of election (the "Election Form") permitting the holder to elect to receive the Cash Consideration with respect to any or all of such holder's Shares ("Cash Election Shares"), to elect to receive the Stock Consideration with respect to any or all of such holder's Shares ("Stock Election Shares") or to indicate that such holder makes no election ("Non-Election Shares"), the Election Form has been distributed herewith. In accordance with the instructions contained in the Election Form, holders of Shares may elect to receive the Cash Consideration, the Stock Consideration or a combination thereof, or make no election. Any Shares with respect to which the holder shall not have submitted to the Exchange Agent an effective, properly executed Election Form, together with the certificates representing the Shares subject thereto (or customary affidavits and indemnification regarding the loss or destruction of such certificates or an appropriate guarantee of delivery of such certificates), on or before 5:00 P.M. on the business day that is four trading days following the Closing Date (the "Election Deadline") (which date will be publicly announced by ING on the Closing Date) shall be deemed to be Non-Election Shares.



     In the event that the aggregate number of Cash Election Shares exceeds the maximum number of Shares which may be converted into the right to receive cash pursuant to the Merger Agreement (which maximum number is less than (i) 50% of the number of Shares issued and outstanding immediately prior to the Effective Time less any Shares which are held in treasury or directly by ING Groep N.V. and which are to be canceled in the Merger less (ii) the number of Dissenting Shares (as hereinafter defined) that are not to be treated as Non-Election Shares and the aggregate number of Shares which are entitled to receive cash in lieu of Fractional ADSs (the "Cash Election Number")), all Non-Election Shares will be deemed Stock Election Shares and a pro rata share of Cash Election Shares will be deemed converted into Stock Election Shares so that the number of Cash Election Shares remaining after such conversion shall equal as closely as practicable the Cash Election Number.



     In the event that the aggregate number of Stock Election Shares exceeds the maximum number of shares which may be converted into the right to receive ADSs pursuant to the Merger Agreement (which maximum number is 60% of the Shares issued and outstanding less any Shares held in treasury or directly by ING Groep N.V. which are to be canceled in the Merger (the "Stock Election Number")), all Non-Election Shares will be deemed Cash Election Shares and a pro rata share of Stock Election Shares will be converted into Cash Election Shares so that the number of Stock Election Shares remaining after such conversion shall equal as closely as practicable the Stock Election Number.



     In the event that the Stock Election Shares do not exceed the Stock Election Number and the Cash Election Shares do not exceed the Cash Election Number, Non-Election Shares will be deemed Cash Election Shares on a pro rata basis so that the Cash Election Shares equal as closely as practicable the Cash Election Number and all remaining Non-Election Shares shall be deemed to be Stock Election Shares.


     Therefore, in the event of an over-subscription for the Cash Consideration, a shareholder who has properly elected the Cash Consideration may receive a combination of the Cash Consideration and the Stock Consideration. Similarly, in the event of an over-subscription for the Stock Consideration, a shareholder who has properly elected the Stock Consideration may receive a combination of the Stock

Consideration and the Cash Consideration. The form of consideration to be received by holders of Non-Election Shares will depend on the number of shareholders who properly elected the Cash Consideration or the Stock Consideration. For a discussion of certain tax consequences of receiving the Cash Consideration, the Stock Consideration or a combination thereof for Shares, see "THE MERGER -- Certain Federal Income Tax Consequences".

     Any Election Form may be revoked or changed by the person submitting such Election Form by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked and a new, properly executed Election Form is not submitted prior to the Election Deadline, the Shares represented by such Election Form shall become Non-Election Shares. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or by an appropriate guarantee of delivery of such certificates). If any consideration is to be issued to a person other than the registered holder of the Shares represented by the certificate(s) surrendered with respect thereto, it shall be a condition to such issuance that such certificate(s) shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax either has been paid or is not payable.

     The Exchange Agent, in consultation with the Company and ING Groep N.V., will make all computations with respect to the allocation among the holders of Shares of rights to receive the Stock Consideration and the Cash Consideration in the Merger. For additional information regarding stock and cash elections, and allocation of merger consideration, see "THE MERGER AGREEMENT -- Exchange of Share Certificates; Allocation of Merger Consideration".

CLOSING; EFFECTIVE TIME

     The closing of the Merger (the "Closing") will take place on the first business day on which the last to be fulfilled or waived of the conditions to the Merger set forth in the Merger Agreement as to be fulfilled prior to Closing is satisfied or waived or on such other day as the Company and ING Groep N.V. may agree (the "Closing Date"). As soon as practicable following the Closing, Merger Sub will deliver to the Secretary of State of Iowa articles of merger (the "Articles of Merger") and will file with the Secretary of State of Delaware a certificate of merger (the "Delaware Certificate of Merger"). The Merger will become effective on the date on which the later of the following actions shall have been completed: (i) at the time when the Articles of Merger are effective and (ii) the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware. See "THE MERGER
AGREEMENT -- Conditions to Each Party's Obligations".

CONDITIONS TO THE MERGER


     Consummation of the Merger is subject to satisfaction or waiver of various conditions including, among other things: the approval of the Merger Agreement by the requisite vote of the shareholders of the Company; the effectiveness of the Registration Statement of which this Prospectus/Proxy Statement forms a part; the expiration or early termination of the waiting period under the HSR Act; the receipt of tax opinions to the effect that the Merger will be treated for United States Federal income tax purposes as a reorganization pursuant to
Section 368(a) of the Internal Revenue Code (the "Code"); the receipt of approvals from certain parties to contracts with respect to which certain of the Company's subsidiaries act as investment advisors, registered under the Investment Company Act of 1940 (the "Investment Company Act"); no court or any governmental or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity") having enacted, issued, promulgated, enforced or entered any law or regulation (whether temporary, preliminary or permanent) that is in effect and that restrains, enjoins, or otherwise prohibits the consummation of the Merger (collectively, an "Order"), and no Governmental Entity or any other person having instituted or threatened to institute any proceeding seeking any such Order; and the granting of consents or approvals from third parties, regulatory authorities and other Governmental Entities required to consummate the Merger. In addition, it is a condition to the Merger that the Average Closing Price of the ADSs be at least $40.2864 and not more than $54.5052 subject to, in the event that the Average Closing Price is less than $40.2864, the right of ING Groep N.V. to pay Stock Consideration worth $68 and, in the event that the Average Closing Price is greater than $54.5052, the right of the Company to accept Stock Consideration worth $68. For additional information concerning the conditions to the consummation of the Merger, see "THE MERGER AGREEMENT -- Conditions to Each Party's Obligations".

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by holders of
Shares: (i) by mutual consent of the Company and ING Groep N.V.; (ii) by the Company or ING Groep N.V., if the Merger shall not have been consummated by March 31, 1998 (provided that the terminating party is not otherwise in material breach of its obligations under the Merger Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated); (iii) by the Company or ING Groep N.V., if the Merger Agreement shall not have been approved at the Special Meeting or any adjournment or postponement thereof or if any Order shall become final and non-appealable; (iv) by the Company or ING Groep N.V., if the Company enters into an agreement with respect to a proposal determined to be more favorable to the Company by the Company Board in good faith (subject, in the case of the Company, to there being no breach by the Company of the provisions of the Merger Agreement relating to competing proposals); (v) by the Company or ING Groep N.V. in the event of a breach by the other party of any representation, warranty, covenant or agreement which is not cured as provided in the Merger Agreement; (vi) by the Company, if the Average Closing Price is less than $40.2864 (subject to the right of ING Groep N.V. to pay Stock Consideration worth $68); and (vii) by ING Groep N.V., if the Company Board withdraws or modifies its approval or recommendation of the Merger Agreement or fails to reconfirm its recommendation within five business days after a written request by ING Groep N.V. to do so, or if the Average Closing Price is above $54.5052 (subject to the Company's right to accept Stock Consideration worth $68).

     The Merger Agreement also provides that if the Merger Agreement is terminated under the circumstances described in clause (iv) of the preceding paragraph, or if the approval of shareholders is not obtained after the occurrence of certain specified events including, among other things, the making of, or the public announcement of an intention to make, an offer to purchase the Company by a third person, or if the Company breaches any of its representations and warranties in the Merger Agreement, then the Company shall pay ING Groep N.V. a fee equal to $65 million. See "THE MERGER AGREEMENT -- Termination Fee".

WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     Subject to the provisions of applicable law, any provision of the Merger Agreement may at any time be waived, amended or supplemented by means of a written agreement executed and delivered by duly authorized officers of the respective parties.

                            THE STOCK CONSIDERATION

     The following chart summarizes key features of the Ordinary Shares and Bearer Receipts underlying the ADSs offered as Stock Consideration.


Dividends..................  Each year, a final dividend in respect of the prior year is generally declared at and paid after the annual general meeting of shareholders generally held in May of each year. An interim dividend is generally declared and paid in September, based upon the results of the first six months of the year. See "DIVIDENDS".


Netherlands Taxation.......  The Netherlands imposes a withholding tax on a distribution of a cash dividend at the rate of 25%. Cash dividends paid by ING Groep N.V. to residents of the United States who are the beneficial owners of such dividends may be eligible for a reduction of such withholding tax to 15%. Subject to certain limitations provided in the Code, a United States shareholder may generally deduct from income, or credit against its United States Federal income tax liability, the amount of any Netherlands withholding taxes. Stock dividends paid out of ING Groep N.V.'s paid-in share premium recognized for Netherlands tax purposes are not subject to such withholding tax but are subject to United States Federal income tax for United States residents. See "DIVIDENDS" and "TAXATION -- Netherlands Taxation".


Voting Rights..............  The Bearer Receipts are issued in respect of, and represent an interest in, the Ordinary Shares but have no direct voting rights. The Stichting Administratiekantoor ING Groep(the "Trust"), as the holder of all Ordinary Shares underlying the Bearer Receipts, has sole power to vote such Ordinary Shares. See "THE TRUST AND THE BEARER
                             RECEIPTS -- Voting of the Ordinary Shares". Holders of ADRs, therefore, will not have any voting rights although ADR holders shall be able to instruct the Depositary to participate in any meeting of holders of Bearer Receipts.

Listing....................  The ADSs are listed on the NYSE. Bearer Receipts are listed on the AEX Stock Exchange, the principal trading market for the Bearer Receipts. Ordinary Shares are not listed on any securities exchange, and the market for Ordinary Shares is illiquid.

NYSE Symbol for ADSs.......  ING

             COMPARISON OF RIGHTS OF HOLDERS OF THE SHARES AND ADSS

     Upon consummation of the Merger, shareholders of the Company will become holders of ADSs representing Bearer Receipts evidencing Ordinary Shares of ING. ING is a Dutch company and the rights of holders of ADSs under the laws of the Netherlands vary materially from holders of common stock under Iowa law. See "COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS OF THE COMPANY AND HOLDERS OF BEARER RECEIPTS OR ORDINARY SHARES OF ING GROEP N.V."

                ING SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA


     The summary selected consolidated financial data set forth below are derived from ING's Consolidated Financial Statements and the Notes thereto. Such Consolidated Financial Statements have been audited by Moret Ernst & Young Accountants, ING's independent accountants, except for the financial statements of ING Bank N.V., a direct wholly-owned subsidiary, which statements (based on ING accounting principles and after ING eliminations and adjustments) reflect total assets constituting 63% in 1996, 61% in 1995, 61% in 1994, and 60% in 1993, and total income constituting 24% in 1996, 23% in 1995, 21% in 1994, and 20% in 1993 of the related consolidated totals, which were audited by KPMG Accountants N.V. The financial data for the six-month periods ended June 30, 1997 and 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of its financial position and results of operation for these periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997.



     ING's consolidated financial statements are prepared in accordance with Dutch GAAP, which differs in certain significant respects from U.S. GAAP. Reference is made to Note 7 of Notes to the ING Consolidated Financial Statements for a description of the significant differences between Dutch GAAP and U.S. GAAP and a reconciliation of shareholders' equity and net profit to U.S. GAAP.

     The information below should be read in conjunction with, and is qualified by reference to, ING's Consolidated Financial Statements, related Notes, and other financial information included elsewhere herein.


                                                                                                        SIX MONTHS
                                                                                                          ENDED
                                                        YEAR ENDED DECEMBER 31,                          JUNE 30,
                                          ---------------------------------------------------    ------------------------
                                           1996     1996     1995     1994     1993     1992      1997     1997     1996
                                          ------   ------   ------   ------   ------   ------    ------   ------   ------
                                           USD      NLG      NLG      NLG      NLG      NLG       USD      NLG      NLG

                                                        (IN MILLIONS, EXCEPT AMOUNTS PER SHARE AND RATIOS)
DUTCH GAAP CONSOLIDATED INCOME STATEMENT
  DATA
Income from insurance operations:
  Gross premiums written:
    Life.................................  8,729   17,135   14,844   13,974   13,569   11,215     5,445   10,689    7,867
    Non-life.............................  3,661    7,187    6,667    6,403    6,202    6,287     2,130    4,182    3,777
    Reinsurance(1).......................     --       --       --       --      561    2,538        --       --       --
                                          ------   ------   ------   ------   ------   ------    ------   ------   ------
  Total.................................. 12,390   24,322   21,511   20,377   20,332   20,040     7,576   14,871   11,644
  Investment income......................  5,641   11,073    9,605    8,202    8,923    8,347     3,446    6,765    5,241
  Commission and other income............    240      472      364      345      327      321       144      283      239
                                          ------   ------   ------   ------   ------   ------    ------   ------   ------
  Total income from insurance
    operations........................... 18,272   35,867   31,480   28,924   29,582   28,708    11,166   21,919   17,124
Income from banking operations:
  Interest income........................ 10,318   20,255   18,371   17,788   17,767   18,488     5,721   11,230    9,448
  Interest expense.......................  6,625   13,004   12,113   11,500   12,319   13,397     3,710    7,283    6,055
                                          ------   ------   ------   ------   ------   ------    ------   ------   ------
  Net interest result....................  3,694    7,251    6,258    6,288    5,448    5,091     2,011    3,947    3,393
  Commission.............................  1,348    2,647    1,980    1,368    1,258    1,023       837    1,644    1,288
  Other income...........................    926    1,818    1,519      511    1,071      784       626    1,229      828
                                          ------   ------   ------   ------   ------   ------    ------   ------   ------
  Total income from banking operations...  5,968   11,716    9,757    8,167    7,777    6,898     3,474    6,820    5,509
Total income(2).......................... 24,224   47,551   41,203   37,048   37,359   35,606    14,632   28,722   22,624
                                          ======   ======   ======   ======   ======   ======    ======   ======   ======
Expenditure from insurance operations:
  Life................................... 12,382   24,306   20,832   18,814   18,967   16,058
  Non-life...............................  3,793    7,445    6,972    6,728    6,667    6,775
  Reinsurance(1).........................     --       --       --       --      702    2,974
  Insurance operations -- general(3).....    824    1,618    1,570    1,548    1,720    1,526
                                          ------   ------   ------   ------   ------   ------    ------   ------   ------
Total expenditure from insurance
  operations............................. 16,999   33,369   29,374   27,090   28,056   27,333    10,457   20,527   15,962
Total expenditure from banking
  operations(4)..........................  4,882    9,583    8,005    6,658    6,439    5,847     2,764    5,426    4,490
Total expenditure(2)..................... 21,864   42,920   37,345   33,705   34,495   33,180    13,212   25,936   20,443
                                          ======   ======   ======   ======   ======   ======    ======   ======   ======
Result before taxation from insurance
  operations:
  Life...................................    615    1,207    1,097      953      829      736       338      663      587
  Non-life...............................    223      437      339      295      191      151       135      266      187
  Reinsurance(1).........................     --       --       --       --      (32)     (37)      236      463      388
  Insurance operations -- general(3).....    435      854      670      586      538      525
                                          ------   ------   ------   ------   ------   ------    ------   ------   ------
Total....................................  1,273    2,498    2,106    1,834    1,526    1,375       709    1,392    1,162
Result before taxation from banking
  operations.............................  1,087    2,133    1,752    1,509    1,338    1,051       710    1,394    1,019
                                          ------   ------   ------   ------   ------   ------    ------   ------   ------
Result before taxation and dividend on
  own shares.............................  2,359    4,631    3,858    3,343    2,864    2,426     1,419    2,786    2,181
Dividend on own shares...................    (37)     (72)     (58)     (51)     (43)     (40)      (25)     (49)     (32)
                                          ------   ------   ------   ------   ------   ------    ------   ------   ------
Result before taxation...................  2,322    4,559    3,800    3,292    2,821    2,386     1,394    2,737    2,149
Taxation.................................    613    1,203    1,138      994      778      561       391      768      629
Third-party interests....................     18       35       13       (4)      14       (4)       14       27        6
                                          ------   ------   ------   ------   ------   ------    ------   ------   ------
Net profit...............................  1,692    3,321    2,649    2,302    2,029    1,829       989    1,942    1,514
Dividend on Preference Shares............     23       46       46       46       28       --        12       23       23
                                          ------   ------   ------   ------   ------   ------    ------   ------   ------
Net profit after deducting dividend on
  Preference Shares......................  1,668    3,275    2,603    2,256    2,001    1,829       978    1,919    1,491
Dividend on Ordinary Shares..............    795    1,561    1,203    1,036      920      820
Addition to shareholders' equity.........    873    1,714    1,400    1,220    1,081    1,009
Net profit per Ordinary Share(5).........   2.32     4.56     3.84     3.48     3.20     3.02      1.30     2.55     2.12
Net profit per Ordinary Share and
  Ordinary Share equivalent..............   2.21     4.34     3.67     3.40     3.09     n.a.      1.25     2.46     2.03
Dividend per Ordinary Share..............   1.02     2.00     1.66     1.49     1.39     1.27
Dividend pay-out ratio...................  43.9%    43.9%    43.2%    43.0%    43.4%    41.9%
U.S. GAAP CONSOLIDATED INCOME STATEMENT
  DATA
Net profit...............................  2,381    4,673    3,207                                1,244    2,442
Net profit per Ordinary Share and
  Ordinary Share equivalent..............   3.13     6.14     4.46                                 1.58     3.10

                                                                                                        SIX MONTHS
                                                                                                          ENDED
                                                         YEAR ENDED DECEMBER 31,                         JUNE 30,
                                           ---------------------------------------------------   ------------------------
                                            1996     1996     1995     1994     1993     1992     1997     1997     1996
                                           ------   ------   ------   ------   ------   ------   ------   ------   ------
                                            USD      NLG      NLG      NLG      NLG      NLG      USD      NLG      NLG
                                                         (IN BILLIONS, EXCEPT AMOUNTS PER SHARE AND RATIOS)
DUTCH GAAP CONSOLIDATED
  BALANCE SHEET DATA
Total assets..............................  246.5    483.9    396.3    353.7    339.4    322.9    288.9    567.1    439.3
Investments:
  Insurance...............................   77.4    152.0    129.1    112.5    109.6    103.3
  Banking.................................   21.1     41.5     28.3     25.8     22.5     24.4
  Eliminations(6).........................   (2.5)    (5.0)    (3.6)
                                           ------   ------   ------   ------   ------   ------   ------   ------   ------
Total investments.........................   96.0    188.5    153.8    138.3    132.1    127.7    108.0    212.0    168.5
Bank lending..............................  102.8    201.8    166.5    150.1    144.9    138.1    122.6    240.7    184.6
Insurance provisions:
  Life....................................   56.4    110.7     97.1     88.5     81.8     74.0
  Non-life................................    5.4     10.7      9.7      8.9      8.4      7.7
  Reinsurance(1)..........................     --       --       --       --               5.7
                                           ------   ------   ------   ------   ------   ------   ------   ------   ------
  Total insurance provisions..............   61.8    121.4    106.8     97.4     90.2     87.4     67.7    132.8    114.2
                                           ======   ======   ======   ======   ======   ======   ======   ======   ======
Funds entrusted to and debt securities of
  the banking operations:
  Savings accounts of the banking
    operations............................   34.0     66.7     57.8     51.2     48.9     46.3
  Other deposits and bank funds...........   56.1    110.2     96.5     91.7     88.8     85.9
  Debt securities of the banking
    operations............................   14.3     28.0     22.1     17.1     17.1     15.6
                                           ------   ------   ------   ------   ------   ------   ------   ------   ------
  Total...................................  104.4    204.9    176.4    160.0    154.8    147.8    123.5    242.4    193.0
Due to banks..............................   36.9     72.4     52.0     41.2     40.4     42.6     42.0     82.4     57.9
Shareholders' equity(7)...................   17.4     34.1     23.8     21.8     21.5     15.6     23.1     45.4     28.9
Shareholders' equity per Ordinary
  Share(5)................................  23.00    45.15    33.32    31.84    32.88    25.10    29.39    57.69    39.05
Shareholders' equity per Ordinary Share
  and Ordinary Share equivalent(5)........  21.95    43.08    31.92    31.15    31.70     n.a.    28.36    55.68    37.42
U.S. GAAP CONSOLIDATED
  BALANCE SHEET DATA
Total assets..............................  258.6    507.7    413.1
Shareholders' equity......................   21.2     41.7     28.6                                26.5     52.1
Shareholders' equity per Ordinary Share
  and Ordinary Share equivalent...........  26.94    52.88    38.34                               32.58    63.95


---------------

(1) In view of the relatively minor importance of the ING's assumed REINSURANCE activities, such activities have been included in the results of life and non-life insurance as from the second quarter of 1993.


(2) For the years 1996, 1995 and 1994 and the six-month periods ended June 30, 1997 and 1996, after elimination of certain intercompany transactions between the insurance operations and the banking operations. See Note 1.3 of Notes to the Consolidated Financial Statements.



(3) Insurance operations -- general includes the results of insurance holding companies and non-insurance companies included within ING Insurance, as well as income from investments allocated to the capital and surplus of ING's insurance companies. See Note 4.12 of Notes to the Consolidated Financial Statements.


(4) Includes all non-interest expenditure, including value adjustments to receivables of the banking operations. See "ING MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION -- Recent Developments" and " -- Liquidity and Capital Resources".


(5) Net profit per share amounts have been calculated based on the weighted average number of Ordinary Shares outstanding and shareholder's equity per share amounts have been calculated based on the number of Ordinary Shares outstanding at the end of the respective periods. For purposes of this calculation, ING Groep N.V. shares held by ING companies have been deducted from the applicable number of outstanding Ordinary Shares. All amounts are presented after giving effect to all STOCK DIVIDENDS and retroactive application of ING's 2.5 for 1 stock split, which was effective June 3, 1996.

(6) Consisting of investments in banking operations held by insurance companies, investments in insurance operations held by ING banking companies, and ING Groep N.V. shares held by ING insurance companies.

(7) Shareholders' equity as at December 31, 1995 is after a charge, net of tax, of NLG 1,025 million resulting from the implementation of the change in Dutch accounting policies relating to the valuation principles for the provision for life policy liabilities concerning LONGEVITY RISK. This amount has been charged to shareholders' equity as at January 1, 1995. Goodwill of NLG 1,400 million arising in connection with the acquisition of the principal assets and liabilities of Barings was charged in full to shareholders' equity in 1995.

              COMPANY SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

     The summary financial data for the five-year period ended December 31, 1996 are derived in their entirety from the Company's consolidated financial statements. The summary financial data are qualified in their entirety by, and should be read in conjunction with, the financial statements and notes thereto in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, which are incorporated by reference herein. See "INCORPORATION BY REFERENCE".


                                            SIX MONTHS
                                              ENDED                              YEAR ENDED DECEMBER 31,
                                      ----------------------    ---------------------------------------------------------
                                      JUNE 30,     JUNE 30,
                                        1997         1996         1996         1995        1994        1993        1992
                                      ---------    ---------    ---------    --------    --------    --------    --------
                                                                         (IN MILLIONS)
INCOME STATEMENT DATA:
Revenue:
  Premiums and Product Charges....... $    67.6    $    49.8    $   111.0    $   94.9    $   90.0    $   81.1    $   73.4
  Net Investment Income..............     390.1        348.3        715.6       641.1       524.4       434.1       362.4
  Realized Gains on Investments......       8.5         11.3         16.2         9.5        19.7        42.0         8.2
  Other..............................      16.8          9.7         25.9        19.4        17.5        15.8        14.4
                                      ---------    ---------    ---------    --------    --------    --------    --------
        Total Revenue................     483.0        419.1        868.7       764.9       651.6       573.0       458.4
  Benefit and Insurance Expenses.....     368.7        307.4        638.2       613.9       482.5       420.5       354.4
  Interest Expense...................       7.8          7.7         14.1        13.8         7.9         9.5         9.8
  Other Expense......................      18.3          8.2         21.4         8.7        10.0         8.0        10.5
                                      ---------    ---------    ---------    --------    --------    --------    --------
        Total Benefits and
          Expenses...................     394.8        323.3        673.7       636.4       500.4       438.0       374.7
  Income Before Federal Income
    Taxes............................      88.2         95.8        195.0       128.5       151.2       135.0        83.7
  Net Income......................... $    53.5    $    62.0    $   123.2    $   84.9    $   98.3    $   87.2    $   54.5
                                      =========    =========    =========    ========    ========    ========    ========
BALANCE SHEET DATA:
Cash and Investments:
  Fixed Maturities -- Available for
    Sale............................. $ 8,073.1    $ 7,017.9    $ 7,732.0    $7,352.2    $  778.5          --          --
  Fixed Maturities -- Held to
    Maturity.........................        --           --           --          --     5,393.8    $5,078.2    $3,967.1
  Equity Securities..................      61.8         52.5         77.2        50.6        23.0         0.1         0.1
  Mortgage Loans.....................   1,844.7      1,537.8      1,720.1     1,169.4       613.2       346.8       249.6
  Real Estate........................      13.7         14.3          8.6        14.0        15.7        20.8        14.6
  Policy Loans.......................     196.0        181.5        190.5       182.4       176.4       176.9       176.7
  Cash and Short-Term Investments....      91.8         46.8         56.1        50.0        63.6        72.8        61.1
                                      ---------    ---------    ---------    --------    --------    --------    --------
        Total Cash and Investments...  10,281.1      8,850.8      9,784.5     8,818.6     7,064.2     5,695.6     4,469.2
  Total Assets....................... $13,640.0    $10,121.1    $12,569.7    $9,772.8    $7,965.6    $6,431.5    $5,066.9
                                      =========    =========    =========    ========    ========    ========    ========
  Policyholder Liabilities...........   9,868.5      8,679.1      9,428.8     8,255.3     7,062.1     5,624.2     4,445.8
  Commercial Paper...................     129.2        116.0        104.6        58.1        90.5        34.0        28.8
  Long-Term Debt.....................     100.0        100.0        100.0       100.0          --        50.2        60.7
  Total Liabilities.................. $12,561.1    $ 9,367.7    $11,548.9    $8,878.9    $7,378.3    $5,903.5    $4,693.1
                                      =========    =========    =========    ========    ========    ========    ========
  Company-obligated, mandatorily
    redeemable 8.70% preferred
    securities, due 2026, of its
    subsidiary, Equitable of Iowa
    Companies Capital Trust, holding
    solely debt securities of the
    Company.......................... $  125.00           --    $   125.0          --          --          --          --
Capital Securities................... $    50.0           --           --          --          --          --          --
Total Stockholders' Equity........... $   903.9    $   753.4    $   895.8    $  893.9    $  587.3    $  528.0    $  373.8
                                      =========    =========    =========    ========    ========    ========    ========

                                  RISK FACTORS

     In addition to the other information in this Prospectus/Proxy Statement, holders of Shares should consider carefully the following factors in evaluating the Merger Agreement and ING Groep N.V. and its business.

IMPACT OF MARKET CONDITIONS ON RESULT FROM OPERATIONS

     A significant portion of ING's income is related to interest earning assets, such as Dutch debt securities, real estate, loans and other assets. In 1996, approximately 55% of ING's total income and 69% of its consolidated results before taxation were derived from its domestic operations. Accordingly, changes in the Dutch economy and levels of Dutch consumer spending and downturns in the Dutch real estate, securities and other markets may have a material adverse effect on ING's operations.


     ING has significant commercial banking, investment banking and insurance operations in the emerging markets of South America, Asia and Central and Eastern Europe and is an active trader of emerging market loans and debt securities. Historically, ING's capital markets and securities trading activities in emerging markets have been more volatile than those in developed countries and are subject to certain risks, such as political and currency volatility risks, which ING does not have in its more mature markets. During the last three years, ING has experienced significant fluctuations in the results of its emerging markets trading operations and no assurance can be given that such fluctuations will not occur in future periods. In addition, ING's investment banking, securities trading and brokerage activities and the results therefrom tend to be more volatile than other parts of ING's businesses as they are significantly affected by the levels of activity in the securities markets, which in turn may be affected by, among other factors, the level and trend of interest rates. ING also offers a number of insurance and financial products which expose it to certain risks associated with fluctuations in interest rates, securities prices or the value of real estate assets. For a fuller discussion of these products and the risks associated therewith, see "ING RISK MANAGEMENT".


COMPETITION

     There is substantial competition in the Netherlands and the other countries in which ING does business for the types of insurance, commercial banking, and investment banking and other products and services provided by ING. Such competition is most pronounced in ING's more mature markets of the Netherlands, the REST OF EUROPE, the United States, Canada and Australia. In recent years, however, competition in emerging markets has increased as large insurance and banking industry participants from more developed countries have sought to establish themselves in markets which are perceived to offer higher growth potential, and as local institutions have become more sophisticated and competitive and have sought alliances, mergers or strategic relationships with certain of ING's competitors.

     In the Netherlands, which is the largest national market for ING's insurance and banking operations, a national policy historically favoring open markets and the presence of large domestic competitors in both the insurance and banking sectors has resulted in intense competition for virtually all of ING's products and services. In addition, the Dutch market is a mature market and one in which ING already maintains significant market shares in most lines of business. Although certain parts of the Dutch financial services sector are growing, ING Bank in recent years has been facing increasing competition from the other principal Dutch banks for its traditional client base of small and medium-size enterprises as well as in other parts of ING's Dutch business. See "ING MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION".


     As part of the implementation of European Monetary Union ("EMU"), the members of the European Union (the "EU") will adopt a single currency to be called the "euro", which is currently intended to be introduced in 1999. Although ING intends to seek to expand its presence in the EU through acquisitions, alliances or organic growth in the coming years, no assurances can be given that the adoption of the euro currency will not lead to increased competition for ING in its European and its Dutch domestic wholesale banking business.

IMPACT OF CHANGES IN FOREIGN EXCHANGE RATES AND INTEREST RATES

     ING publishes its Consolidated Financial Statements in Dutch guilders. In 1996, 45% of ING's total income was derived from operations outside the Netherlands. Consequently, fluctuations in the exchange rates used to translate foreign currencies, particularly the U.S. dollar, the Australian dollar, the Canadian dollar and the Japanese yen, into Dutch guilders will impact ING's reported result from operations and cash flows from year to year, as well as the value (denominated in Dutch guilders) of ING's investments in its non-Dutch subsidiaries. ING's obligations are primarily denominated in Dutch guilders and ING pays dividends on its Ordinary Shares in Dutch guilders. The Dutch guilder value of such dividends in other currencies is also subject to exchange rate fluctuations.

     Fluctuations in interest rates affect the returns available to ING on fixed interest investments, as well as the market values of, and corresponding levels of capital gains or losses on, the fixed interest securities held by ING. See "ING MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION -- Exchange Rate Fluctuations".

     A key component of ING's banking operations is the management of interest rate sensitivity. Interest rate sensitivity refers to the relationship between changes in market interest rates and changes in net interest income. The composition of a bank's assets and liabilities, and any gap position resulting from such composition, cause the banking operations' net interest income to be affected by changes in the general level of interest rates. In addition, variations in interest rate sensitivity may exist within the repricing periods or between the different currencies in which interest rate positions are held. A mismatch of interest-earning assets and interest-bearing liabilities in any given period may, in the event of changes in interest rates, have a material effect on the financial condition or result from operations of ING's banking businesses. See "ING RISK MANAGEMENT -- Interest Rate Risk in Banking Activities" and "-- Interest Rate Risk from Non-trading Activities".

RESTRICTIONS ON SHAREHOLDER RIGHTS


     While holders of Bearer Receipts are entitled to attend and speak at general meetings of shareholders, they have no voting rights, and the Trust will exercise the voting rights attached to the Ordinary Shares for which Bearer Receipts have been issued. The Trust is required under the terms of the Trust's Articles of Association (Statuten) and the related Conditions of Administration (Administratievoorwaarden) (together the "Trust Agreement"), to make use of the voting rights attached to the Ordinary Shares in such a manner that (i) the interests of ING Groep N.V. and of the enterprises sustained by, or affiliated with, ING Groep N.V. are served; (ii) the interests of ING Groep N.V. and those enterprises and all parties concerned are safeguarded as well as possible; and
(iii) influences which could violate the independence, the continuity or the identity of ING Groep N.V. and those enterprises contrary to the aforementioned interests are barred to the greatest extent possible. The Trust may, but has no obligation to, consult with the holders of Bearer Receipts or ADSs in exercising its voting rights in respect of Ordinary Shares.



     Under ING Groep N.V.'s Articles of Association (Statuten) (the "ING Articles"), approval of ING Groep N.V.'s annual accounts by the General Meeting of Shareholders acting as a corporate body (the "General Meeting") discharges the members of the Executive Board and the Supervisory Board from liability in respect of the exercise of their duties during the financial year concerned, unless an explicit reservation is made by the General Meeting, subject to certain provisions of Netherlands law, including provisions relating to liability of members of supervisory boards and executive boards upon bankruptcy of a company. See "DESCRIPTION OF ORDINARY SHARES".

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical comparative information and certain unaudited pro forma and equivalent pro forma information with respect to income per share, book value per share and cash dividends per share for the Ordinary Shares and the Shares. The information that follows should be read in conjunction with the audited and unaudited historical financial statements and notes thereto of ING and the Company included or incorporated by reference, respectively, in this Prospectus/Proxy Statement. The combined pro forma and equivalent pro forma per share data have been included and incorporated for comparative purposes only and do not purport to be indicative of the result from operations or financial position that actually would have been obtained if the Merger had occurred at the beginning of the period or as of the date indicated or of the result from operations or financial position that may be obtained in the future.


                                                    FOR THE YEAR ENDED DECEMBER 31, 1996
                                           -------------------------------------------------------
                                                                                 EQUIVALENT PRO
                                                             PRO FORMA                FORMA
                                                           COMBINED(1)(2)       COMPANY(1)(2)(3)
                                                         ------------------    -------------------
                                           HISTORICAL     MIN.        MAX.      MIN.         MAX.
                                           ----------    ------      ------    ------       ------
ING
Income per Ordinary Share(4).............    $ 3.13      $ 3.06      $ 3.02        --           --
Book value per Ordinary Share(4).........     26.94       28.75       28.45        --           --
Cash dividends per Ordinary
  Share(4)(5)............................      1.02        1.02        1.02        --           --
THE COMPANY
Income per Share.........................    $ 3.86          --          --    $ 3.81       $ 5.10
Book value per Share.....................     28.00          --          --     35.87        48.02
Cash dividends per Share(5)..............      0.59          --          --      1.28         1.72



                                                          FOR THE SIX MONTHS ENDED
                                                                JUNE 30, 1997
                                           -------------------------------------------------------
                                                                                 EQUIVALENT PRO
                                                             PRO FORMA                FORMA
                                                           COMBINED(1)(2)       COMPANY(1)(2)(3)
                                                         ------------------    -------------------
                                           HISTORICAL     MIN.        MAX.      MIN.         MAX.
                                           ----------    ------      ------    ------       ------
ING
Income per Ordinary Share(4).............    $ 1.58      $ 1.54      $ 1.52        --           --
Book value per Ordinary Share(4).........     32.58       34.23       33.88        --           --
Cash dividends per Ordinary
  Share(4)(5)............................      0.51        0.51        0.51        --           --
THE COMPANY
Income per Share.........................    $ 1.67          --          --    $ 1.92       $ 2.57
Book value per Share.....................     28.20          --          --     42.70        57.19
Cash dividends per Share(5)..............      0.32          --          --      0.64         0.86


---------------


(1) All figures are in accordance with U.S. GAAP.



(2) For purposes of this table, the minimum figures are based on the number of ADSs (assuming that 60% of the merger consideration is paid in the form of ADSs) that would be issued if the Average Closing Price equalled $54.5052, the price above which ING Groep N.V. would have the right to terminate the Merger Agreement (subject to the right of the Company to accept Stock Consideration worth $68) and the maximum figures are based on the number of ADSs (assuming that 60% of the merger consideration is paid in the form of ADSs) that would be issued if the Average Closing Price equaled $40.2864, the price below which the Company would have the right to terminate the Merger Agreement (subject to the right of ING Groep N.V. to pay Stock Consideration worth $68).



(3) Equivalent pro forma information is presented on a fully diluted equivalent per Share basis to reflect the effects of the exchange of Shares for ADSs.



(4) One ADS represents one Bearer Receipt which in turn represents one Ordinary Share. Dividends paid on Ordinary Shares are passed on to holders of ADSs subject to certain fees with respect to the exchange of guilders into dollars. See "DESCRIPTION OF AMERICAN DEPOSITARY SHARES -- Charges of Depositary".


(5) Figures for ING and pro forma reflect dividends not reduced by applicable withholding in the United States or the Netherlands. See "TAXATION -- United States Taxation".


                            MARKET PRICE INFORMATION


     Bearer Receipts representing Ordinary Shares are traded on the AEX Stock Exchange, the principal trading market for the Bearer Receipts. The Bearer Receipts are also listed on the stock exchanges of Antwerp, Brussels, Frankfurt and Paris as well as on the Swiss Exchange. As of December 31, 1996, ING was the third largest company quoted on the AEX Stock Exchange, based on market capitalization. As of June 30, 1997, there were approximately 821,935,474 Bearer Receipts outstanding, of which 45,336,646 were held by ING. ING estimates that, as of such date, approximately 49% of the Bearer Receipts were held by Dutch investors, approximately 17% by investors in the United Kingdom and approximately 15% by investors in the United States and Canada (including as represented by ADSs).


     As of June 30, 1997, there were 11,741,767 ADSs outstanding, representing an equal number of Bearer Receipts. The ADSs are listed on the NYSE under the symbol "ING" and are the principal form in which Bearer Receipts are traded in the United States. Prior to June 13, 1997, there was no active trading market for the ADSs.

     The following are the high and low sales prices of the Bearer Receipts on the AEX Stock Exchange as reported in the Official Price List of the AEX Stock Exchange for the past three years and the high and low sales prices for the Shares on the NYSE for the comparable period.


                                                  BEARER RECEIPTS ON
                                                    THE AEX STOCK             SHARES OF THE
                                                       EXCHANGE            COMPANY ON THE NYSE
                                                       (NLG)(1)                   (USD)
                                                  ------------------       -------------------
                CALENDAR PERIOD                    HIGH         LOW         HIGH         LOW
------------------------------------------------  ------       -----       ------       ------
1995
First Quarter...................................   33.40       30.12       33.875       27.750
Second Quarter..................................   35.00       30.60       37.375       32.625
Third Quarter...................................   37.80       34.60       38.250       31.375
Fourth Quarter..................................   43.10       36.40       37.250       31.875
1996
First Quarter...................................   48.00       41.60       39.875       33.250
Second Quarter..................................   56.20       47.60       39.000       33.000
Third Quarter...................................   55.20       46.40       41.500       34.500
Fourth Quarter..................................   62.20       52.20       46.200       41.875
1997
First Quarter...................................   80.10       60.80       54.750       44.375
Second Quarter..................................   91.70       69.30       58.250       46.375
Third Quarter (through September 16)............  105.40       88.40       66.750       56.500


---------------

(1) As adjusted to reflect ING's 2.5 for 1 stock split effected on June 3, 1996.


     The high and low sales prices on the NYSE for the ADSs for the period June 13, 1997 to June 30, 1997 were $47.1875 and $45.625, respectively, and for June 30, 1997 to September 16, 1997 were $52.500 and $44.0625, respectively.

                           MARKET VALUE OF SECURITIES


                                                                           MARKET VALUE ON
                                                                  ----------------------------------
                                                                  JULY 7, 1997    SEPTEMBER 16, 1997
                                                                  ------------    ------------------
Market price per Share (historical)............................     $57.3750           $66.7500
The Company Equivalent per Share(1)............................      68.0000            68.0000
Market price per ADS (historical)..............................      48.2500            46.0625


---------------

(1) The Merger Agreement provides that the shareholders of the Company will receive Stock Consideration worth $68.00 per Share to the extent such shareholders receive Stock Consideration.


     ING Bank is one of the principal market-makers for the Bearer Receipts on the AEX Stock Exchange. Certain ING Groep N.V. subsidiaries will actively participate in the secondary market for the Bearer Receipts and ADSs before, during and after the Merger.

                                   DIVIDENDS


     On May 6, 1997, ING Groep N.V. declared a final dividend for 1996 of NLG
1.17 per Ordinary Share, which was paid on May 16, 1997 and which was added to the interim dividend of NLG 0.83 paid in September 1996. ING Groep N.V. has declared and paid dividends each year since its formation in 1991. Each year, a final dividend in respect of the prior year is generally declared at and paid after the annual general meeting of shareholders generally held in May of each year. An interim dividend is generally declared and paid in September, based upon the results for the first six months. The declaration of interim dividends is subject to the discretion of the Executive Board of ING Groep N.V., whose decision to that effect is subject to the approval of the Supervisory Board of ING Groep N.V. See "DESCRIPTION OF ORDINARY SHARES". It is ING Groep N.V.'s current policy to pay approximately 43% of its annual consolidated net profit as dividends to its shareholders. The Executive Board decides, subject to the approval of the Supervisory Board of ING Groep N.V., which part of the annual profits (after payment of dividends on Preference Shares and Cumulative Preference Shares) will be added to the reserves of ING Groep N.V. The part of the annual profits that remains after this addition to the reserves and after payment of dividends on Preference Shares and Cumulative Preference Shares is at the disposal of the General Meeting of Shareholders, which may declare dividends therefrom and/or add additional amounts to the reserves of ING Groep N.V. The declaration and payment of dividends and the amount thereof is dependent upon ING's result from operations, financial condition, cash requirements, future prospects and other factors deemed relevant by the Executive Board in determining the appropriate amount of reserves and there can be no assurance that ING Groep N.V. will declare and pay any dividends in the future.


     Assuming that the Stock Consideration is paid prior to the record date fixed by the Depositary for the payment of final dividends, holders of ADSs offered as Stock Consideration will be entitled to receive any final dividends declared with respect to the year ended December 31, 1997 and any final and interim dividends declared thereafter.


     ING Groep N.V. has historically provided shareholders with the option of receiving dividends either in cash or in the form of additional Ordinary Shares. However, with respect to the final dividend for 1992, holders of Ordinary Shares had the option of receiving dividends in the form of cash or Preference Shares. Ordinary Shares or Preference Shares so issued are paid up from the share premium reserve of ING Groep N.V. As a result, ING Groep N.V.'s share capital will increase by the aggregate nominal value of the shares issued, and the SHARE PREMIUM RESERVE will decrease correspondingly. If a shareholder opts to receive the dividend in the form of additional Ordinary Shares or Preference Shares, the amount of the dividend in cash, which consequently will not be payable to such shareholders, is added to the other reserves of ING Groep N.V. If a shareholder opts to receive the dividend in cash, Ordinary Shares or Preference Shares which are consequently not issued to such shareholder are sold by ING Groep N.V. on the open market in the form of Bearer Receipts. As a general rule, stock dividends paid out of the paid-in share premium (recognized for Netherlands tax purposes), when received by a natural person, are not subject to Dutch income tax upon receipt of the stock dividend or upon the disposal of rights giving entitlement to stock dividends but are subject to United States Federal income tax for United States residents. See "TAXATION -- Netherlands Taxation".

     Cash distributions on ING Groep N.V.'s Ordinary Shares and Bearer Receipts are generally paid in guilders. However, the Executive Board may decide, with the approval of the Supervisory Board, to declare dividends in the currency of a country other than the Netherlands in which the Bearer Receipts are trading. Amounts payable to holders of ADSs that are paid to the Depositary in a currency other than dollars will be converted to dollars and subjected to a charge by the Depositary for any expenses incurred by it in such conversion. See "DESCRIPTION OF AMERICAN DEPOSITARY SHARES -- Dividends, Other Distributions and Rights" and "-- Charges of Depositary". The right to cash dividends and distributions in respect of the Ordinary Shares will lapse if such dividends or distributions are not claimed within five years following the day after the date on which they were made available.


     There are no legislative or other legal provisions currently in force in the Netherlands or arising under the ING Articles restricting the remittance of dividends to holders of Ordinary Shares, Bearer Receipts or ADSs not resident in the Netherlands. Insofar as the laws of the Netherlands are concerned, cash dividends paid in Dutch guilders may be transferred from the Netherlands and converted into any other currency, except that for statistical purposes such payments and transactions must be reported by ING Groep N.V. to the Dutch Central Bank (De Nederlandsche Bank N.V.) and, further, no payments, including dividend payments, may be made to jurisdictions that are subject to certain sanctions, adopted by the Government of the Netherlands, implementing resolutions of the Security Council of the United Nations. Dividends are subject to withholding taxes in the Netherlands as described under "TAXATION -- Netherlands Taxation".

     The following table sets forth the total dividends paid per Ordinary Share for each date and year indicated.


                                                                   DIVIDENDS(1)(2)
                                                                   ---------------
                         YEAR ENDED DECEMBER 31,                   (NLG)     (USD)
        ---------------------------------------------------------- -----     -----
        1992
          September 14, 1992...................................... 0.62      0.37
          May 25, 1993............................................ 0.66      0.36
        1993
          September 14, 1993...................................... 0.64      0.36
          May 16, 1994............................................ 0.76      0.40
        1994
          September 6, 1994....................................... 0.70      0.40
          May 15, 1995............................................ 0.80      0.50
        1995
          September 5, 1995....................................... 0.75      0.46
          May 13, 1996............................................ 0.91      0.53
        1996
          September 3, 1996....................................... 0.83      0.50
          May 16, 1997............................................ 1.17      0.61
        1997
          September 9, 1997....................................... 1.00      0.49


---------------
(1) As adjusted to reflect ING's 2.5 for 1 stock split effected on June 3, 1996. Dividends paid per Ordinary Share and Bearer Receipt are the same.


(2) Solely for the convenience of United States investors, the historical dividend amounts per Ordinary Share have been translated into dollars at the Noon Buying Rates on the respective dividend payment dates or on the following business day if such date was not a business day in the Netherlands or the United States. The amounts in U.S. dollars are representative of the dividends that would have been paid on ADSs. The Noon Buying Rate may differ from the rate that may be used by the Depositary to convert Dutch guilders into U.S. dollars for purposes of making payments to holders of ADSs and expenses incurred by the Depositary in connection with such exchange are payable by the holders of ADSs. See "DESCRIPTION OF AMERICAN DEPOSITARY SHARES -- Dividends, Other Distributions and Rights" and "-- Charges of the Depositary".

                    CURRENCY TRANSLATIONS AND EXCHANGE RATES

     Fluctuations in the exchange rate between the Dutch guilder and the U.S. dollar will affect the dollar amounts received by holders of ADSs of dividends declared in Dutch guilders on the Bearer Receipts in respect of Ordinary Shares represented by the ADSs.

     ING publishes its financial statements in Dutch guilders. Because a substantial portion of ING's revenues and expenses is denominated in dollars and other currencies, ING has a financial reporting translation exposure attributable to fluctuations in the value of these currencies against the guilder. For information regarding the effects of currency fluctuations on ING's results, see "RISK FACTORS -- Impact of Changes in Foreign Exchange Rates and Interest Rates" and "ING MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION -- Factors Affecting Results of Operations".

     The following table sets forth, for the periods and dates indicated, certain information concerning the exchange rate for U.S. dollars into Dutch guilders based on the Noon Buying Rate.


                                                     PERIOD     AVERAGE
                  CALENDAR PERIOD                    END(1)     RATE(2)      HIGH       LOW
---------------------------------------------------- ------     -------     ------     ------
                                                                (NLG PER U.S. $1)
1992................................................ 1.8190     1.7572      1.8893     1.5693
1993................................................ 1.9472     1.8652      1.9612     1.7617
1994................................................ 1.7360     1.8077      1.9750     1.6727
1995................................................ 1.6035     1.5971      1.7494     1.5192
1996................................................ 1.7271     1.6889      1.7560     1.6075
1997 (through September 16)......................... 1.9880     1.9300      2.1177     1.7300


---------------

(1) The Noon Buying Rate at such dates differed from the rates used in the preparation of ING's Consolidated Financial Statements as of such date. See
    Note 1.6.1.1 of Notes to the Consolidated Financial Statements.


(2) The average of the Noon Buying Rates on the last business day of each full calendar month during the period, except for the month of September 1997, where September 16, 1997 was used in place of the last day of the month. The Noon Buying Rate on September 16, 1997 was NLG 1.9880 to $1.00.

                              THE SPECIAL MEETING
                         OF SHAREHOLDERS OF THE COMPANY

GENERAL


     This Prospectus/Proxy Statement is being furnished to holders of Shares in connection with the solicitation of proxies by the Company Board for use at the Special Meeting and any adjournment or postponement thereof. Each copy of this Prospectus/Proxy Statement is accompanied by a Letter to Shareholders, the Notice of Special Meeting of Shareholders, a proxy card and a self-addressed return envelope for the proxy card marked "Proxy" as well as an Election Form and Letter of Transmittal to be used only for the election of Cash Consideration or Stock Consideration and which should be separately returned in the envelope marked "Election Form and Letter of Transmittal".



     This Prospectus/Proxy Statement is also furnished by ING to each holder of Shares as a prospectus in connection with the offer by ING to shareholders of the Company of ADSs (representing interests in Bearer Receipts, each of which, in turn, represents an interest in one Ordinary Share, nominal value NLG 1 per Ordinary Share) in exchange for Shares upon the consummation of the Merger. This Prospectus/ Proxy Statement, the Letter to Shareholders, the Election Form and Letter of Transmittal, the Notice of Special Meeting and the form of proxy are first being mailed to shareholders of the Company on or about September 22, 1997.


DATE, TIME AND PLACE


     The Special Meeting will be held at the Company's principal executive offices, 909 Locust Street, Des Moines, Iowa, on October 23, 1997, at 10:00 a.m., Des Moines local time.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, the shareholders will consider and vote on a proposal to approve the Merger Agreement and will consider such procedural matters as may properly come before the Special Meeting or any adjournment or postponement thereof. As of the date of this Prospectus/Proxy Statement, management of the Company is not aware of any procedural matters to be presented to or considered by the shareholders at the Special Meeting.

RECORD DATE; VOTE REQUIRED


     The Company Board has fixed September 15, 1997 as the Record Date for determination of shareholders of the Company entitled to notice of, and to vote at, the Special Meeting. Accordingly, only holders of record of the Shares at the close of business on September 15, 1997 will be entitled to notice of, and to vote at, the Special Meeting. On the Record Date, there were 32,058,396 Shares outstanding and entitled to vote, which were held by approximately 919 holders of record. Each Share is entitled to one vote on each matter properly brought before the Special Meeting. The affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at the meeting is required to approve the Merger Agreement.



     As of the Record Date, directors and executive officers of the Company and certain of their affiliates owned beneficially an aggregate of 3,155,151 Shares (excluding Shares subject to exercisable options which have not been exercised as of the Record Date); or approximately 9.8% of the Shares entitled to vote at the Special Meeting. All of the Company's directors and executive officers have indicated their intention to vote their Shares for the approval of the Merger Agreement. Therefore, the affirmative vote of an additional 12,874,048 Shares (40.2%) will be needed for the approval of the Merger Agreement.


VOTING AND REVOCATION OF PROXIES

     Shares entitled to vote and which are represented at the Special Meeting by a properly executed proxy received prior to the vote at the Special Meeting will be voted at such Special Meeting in the manner directed on the proxy card, unless such proxy is revoked in the manner set forth herein in advance of such vote. ANY HOLDER OF SHARES RETURNING A BLANK EXECUTED PROXY CARD WILL BE DEEMED TO HAVE VOTED FOR APPROVAL OF THE MERGER AGREEMENT. Failure to return a properly executed proxy card or to vote in person at the Special Meeting will have the practical effect of a vote against the Merger Agreement.

     A quorum will be present if a majority of the votes entitled to be cast are represented in person or by proxy at the Special Meeting. Shares subject to abstentions will be treated as Shares that are present at the Special Meeting for purposes of determining the presence of a quorum. If a broker or other nominee holder indicates on the proxy card that it does not have discretionary authority to vote the Shares it holds of record on the proposal ("broker non-votes"), those Shares will not be treated as Shares that are present at the Special Meeting for purposes of determining the presence of a quorum and will not be considered as voted for purposes of determining the approval of shareholders on the proposal. Since the approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote, abstentions and broker non-votes will have the same effect as a vote against the approval of the Merger Agreement.

     Any holder of Shares giving a proxy may revoke it at any time prior to the vote at the Special Meeting. Shareholders wishing to revoke a proxy prior to the vote may do so by delivering to the Secretary of the Company a written notice of revocation bearing a later date than the proxy or any later dated proxy relating to the same Shares, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

     The Company Board is not currently aware of any procedural matters to be voted upon at the Special Meeting. If, however, procedural matters are properly brought before such Special Meeting, or any adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the Shares represented by duly executed proxies in accordance with their discretion and judgment as to the best interest of the Company, except that no proxy that directs the proxy holders to vote the Shares represented thereby against, or to abstain from voting on, the Merger shall be voted in favor of any adjournment or postponement of the Special Meeting.

SOLICITATION OF PROXIES

     The Company will bear its own costs of soliciting proxies, except that ING and the Company will share equally the printing and mailing expenses and registration fees incurred in connection with preparing this Prospectus/Proxy Statement. Proxies will generally be solicited by mail, but directors, officers and selected other employees of the Company may also solicit proxies in person or by telephone, telegram or other means of communication. Directors, officers and any other employees of the Company who solicit proxies will not be specially compensated for such services, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in connection therewith.


     HOLDERS OF SHARES ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE MARKED "PROXY". SHARE CERTIFICATES AND ELECTION FORMS AND LETTERS OF TRANSMITTAL SHOULD BE RETURNED SEPARATELY IN THE ENVELOPE MARKED "ELECTION FORM AND LETTER OF TRANSMITTAL" IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN THE ELECTION FORM AND LETTER OF TRANSMITTAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY AND ING


     The following sets forth, based on information available as of September 15, 1997, security ownership with respect to beneficial owners of more than five percent of the Company's Shares.



                    NAME AND ADDRESS                         NUMBER OF SHARES      PERCENT OF CLASS
---------------------------------------------------------    ----------------      ----------------
Helen Hubbell Ingham(1)..................................        3,007,536               9.4%
1429 North Federal Hwy.
Ft. Lauderdale, FL 33304
FMR Corp.(2).............................................        2,339,355               7.3%
82 Devonshire Street
Boston, MA 02109-3614
Hans F.E. Wachtmeister...................................        1,917,725               6.0%
Belmont Hill School
Belmont, MA 02178
Massachusetts Financial Services Company(3)..............        1,883,600               5.9%
500 Boylston Street
Boston, MA 02116


---------------


(1) All Shares held in a revocable trust. Excludes 15,905 Shares held by her husband, Richard S. Ingham, in a revocable trust.


(2) Based on statements in Schedule 13G dated February 14, 1997. The filing indicates that FMR Corp. has sole voting power with respect to 53,755 Shares, and sole dispositive power with respect to 2,339,355 Shares. FMR Corp. is the parent of Fidelity Management Trust Company and Fidelity Management & Research Company, an investment adviser to various registered investment companies.

(3) Based on statements in Schedule 13G dated February 12, 1997. The filing indicates Massachusetts Financial Services Company has sole voting power with respect to 1,769,700 Shares, and sole dispositive power with respect to all Shares.


     The following sets forth, as of September 15, 1997, the beneficial security ownership of the Company's Shares by director and named executive officer individually and the directors and executive officers as a group:



                        NAME                            NUMBER OF SHARES(1)      PERCENT OF CLASS(2)
----------------------------------------------------    -------------------      -------------------
Richard B. Covey....................................            22,391                *
Gayle L. Greer......................................             1,923                *
James L. Heskett....................................            13,389                *
Fred S. Hubbell.....................................           748,765                  2.3%
Richard S. Ingham, Jr...............................            24,716                *
Robert E. Lee.......................................             7,785                *
Jack D. Rehm........................................            18,891                *
Thomas N. Urban.....................................             5,051                *
Hans F.E. Wachtmeister..............................         1,917,725                  6.0%
Richard S. White....................................             3,770                *
Lawrence V. Durland, Jr.............................            90,332                *
Paul E. Larson......................................            95,023                *
Thomas L. May.......................................            30,095                *
Paul R. Schlaack....................................           247,658                *
All directors and executive officers as a group.....         3,389,351                 10.5%


---------------
(1) Included are Shares held beneficially or of record by spouses and Shares held by a fiduciary, but the individuals disclaim beneficial ownership of such Shares as follows: Mr. Hubbell, 182,325; and

    Mr. Wachtmeister, 1,831,832. Beneficial owners have sole voting and investment power with respect to all Shares except for those held by trustees. Includes Shares subject to exercisable options: Mr. Durland, Jr., 11,600; Mr. Hubbell, 185,100; Mr. Larson, 30,300; Mr. May, 600; and all
    directors and executive officers as a group, 234,200. Includes Shares held in Company 401(k) Savings Plan by the following persons: Mr. Durland, Jr., 13,317; Mr. Hubbell, 20,984; Mr. Larson, 8,633; Mr. May, 4,289; Mr.
    Schlaack, 21,331; and all executive officers as a group, 95,831.


(2) An (*) indicates that the individual's ownership interests of the Company's Shares is less than one percent.


     As of June 30, 1997 none of ING Groep N.V., its Subsidiaries, executive officers and directors held Shares of record.


DISSENTERS' RIGHTS OF SHAREHOLDERS OF THE COMPANY

     Under the BCA, a holder of Shares may, in lieu of the consideration such shareholder would otherwise receive in the Merger, seek payment of the "fair value" of such Shares and receive payment of such fair value in cash if the Merger is consummated by following certain procedures set forth in Division XIII of the BCA, the text of which is attached as Annex C to this Prospectus/Proxy Statement. Failure to follow such procedures may result in a loss of such shareholder's dissenters' rights. Any shareholder of the Company returning a blank executed proxy card will be deemed to have approved the Merger Agreement, thereby waiving any such dissenters' rights. See "THE MERGER -- Dissenters' Rights of Shareholders of the Company".

                                   THE MERGER

BACKGROUND OF THE MERGER

     The Company has a long-standing policy of remaining independent which pre-dates the current Independence Policy adopted on November 11, 1991. The Independence Policy provides for the Company's adherence to management policies designed to enhance the long-term value of the Company and acknowledges the importance of the Company's continued independence to the achievement of such policies. From time to time, in recent years, Fred S. Hubbell, Chairman, President and Chief Executive Officer of the Company, was informally contacted by third parties regarding a possible relationship with the Company. The Company Board was kept informed regarding these inquiries. Serious discussions never ensued except with respect to ING.

     In context of advantages perceived by the Company Board and management with respect to larger companies related to economies of scale, availability and cost of capital, diversification and risk management, the Company Board and management of the Company gave ongoing consideration to the Company's strategic alternatives and were actively pursuing a strategy of growth. The Company not only planned for internal growth, but also considered possible acquisition candidates and investigated growth opportunities with strategic partners. In 1996, the Company purchased Golden American Life Insurance Company ("Golden American") to enhance the Company's offering of variable annuity products. Exploration of external growth alternatives continued through June, 1997. Except with respect to the purchase of Golden American, none of these alternatives progressed beyond preliminary discussions.

     At the request of R. Glenn Hilliard, Chairman and Chief Executive Officer of Financial Services International (a management centre within ING) in North America, a dinner at a life insurance industry meeting on January 9, 1997 was arranged between Mr. Hubbell and Mr. Hilliard. Mr. Hubbell and Mr. Hilliard discussed consolidation in the life insurance industry and integration of global financial services generally, the strategic direction of the Company and the strategic direction of ING, including ING's desire to acquire additional life insurance operations in the United States. Mr. Hubbell informed the Company Board at its February 13, 1997 meeting regarding the January meeting with Mr. Hilliard. A follow-up meeting was initiated by ING and took place in Des Moines, Iowa on March 20, 1997 at the Company's offices between Mr. Hubbell, Mr. Hilliard, Jan Holsboer, a member of the Executive Board of ING Groep N.V. and head of Financial Services International for ING, and Lawrence V. Durland, Jr., Senior Vice President of the Company. The discussion was similar to the first meeting between Mr. Hubbell and Mr. Hilliard. No follow-up meetings or discussions were scheduled. Mr. Hubbell informed the Company Board at its April 24, 1997 meeting regarding the March meeting and the interest of ING in further follow-up meetings, but no action was taken by the Company Board with respect to ING.

     On May 8, 1997, Mr. Hubbell called Mr. Hilliard and another meeting was arranged. On May 12, the parties executed a confidentiality letter agreeing that the fact of the meetings and discussions between the parties was to be kept confidential. On May 13, Mr. Hubbell and Paul E. Larson, Executive Vice President and Chief Financial Officer of the Company, met in Chicago with Mr. Hilliard and Mr. Holsboer, at which time Mr. Hilliard and Mr. Holsboer made a presentation regarding ING's current operations and the possible benefits of combining the Company with the ING United States operations. Mr. Hilliard indicated that ING's preliminary valuations indicated a potential price for the Shares in the low $60's per Share based on publicly available information and expressed flexibility on the mix of cash and ADSs that could be paid for the Shares. On May 16, Mr. Hubbell called Mr. Hilliard back and indicated a willingness to engage in further discussions, but Mr. Hubbell rejected ING's preliminary indication of value. On May 19, a small group of financial executives from the Company and ING discussed the Company's financial statements and other limited financial issues based on publicly available information.

     On May 21, 1997, a Special Meeting of the Company Board was held by telephone conference, at which time the Company Board was updated on recent developments with respect to ING. A special committee of the Company Board (the "Special Committee"), consisting of Messrs. Covey, Ingham,

Rehm, Urban and Hubbell, was appointed to consult with management and to keep informed regarding discussions with ING between meetings of the full Company Board.

     On May 22, 1997, Mr. Hubbell and Mr. Hilliard spoke by telephone with Mr. Hilliard indicating that ING would consider paying $65 to $66 per Share based on publicly available information, but that ING would need to see non-public information before reconsidering the valuation. While indicating there was not an agreement on price, Mr. Hubbell expressed a willingness to consider providing non-public information. On May 23, a meeting of the Special Committee was held by teleconference, at which time the committee was updated on Mr. Hilliard's response the previous day and discussed further action to be taken. At this meeting, the Special Committee authorized the engagement of J.P. Morgan to act as financial advisor to the Company in connection with any proposed transaction with ING. On May 30, the Company and ING executed a confidentiality agreement, including therein a standstill agreement preventing ING from acquiring control of the Company or purchasing any Shares for two years without the Company's prior approval. The Company then began providing information to ING which had been requested by ING regarding the Company.

     On June 5, 1997, the Special Committee was again updated by management in a teleconference call and discussed further action to be taken. During the following week, a series of meetings was held between management of the Company and management of ING (including members of the Executive Board of ING) to discuss various aspects of the Company's operations and financial information regarding the Company, as well as ING's operations. On June 17, a telephone Board meeting was held to update the full Company Board on developments and to discuss further action to be taken. On June 18, Mr. Hubbell and Mr. Hilliard met in St. Louis to discuss the proposed transaction and Mr. Hubbell provided additional information regarding the Company.

     On June 20, 1997, Mr. Hilliard called Mr. Hubbell and advised him that ING would consider paying a price of $68 per Share if certain other issues, such as the mix of cash and ADSs, the exchange ratio for Shares and ADSs and the form of the Merger Agreement, could be resolved to its satisfaction. No agreement was reached. On June 21, the Company and ING exchanged drafts of proposed merger agreements, each for review by the other party in contemplation of meetings the following week in New York. On June 23, the Company Board held a teleconference to update the Company Board and to discuss further action to be taken.

     On June 24, 1997, representatives of the Company and ING met to identify issues for discussion based on the initial review of the respective draft merger agreements and the terms proposed by Mr. Hilliard on June 20. During the next two days, managements of the Company and ING made presentations to each other regarding their respective businesses.

     From June 24 through July 7, 1997, negotiations and drafting continued with respect to the terms of an agreement. On June 30, the Company Board held a teleconference meeting to update the Company Board and to discuss further action to be taken. During the week of June 30, representatives of ING reviewed records of the Company in Des Moines and continued meeting with representatives of the Company. On July 4, a teleconference was held between representatives of the Company and ING management in the Netherlands regarding the business and prospects of ING.


     On July 7, 1997, the Company Board met in Des Moines to consider the proposed Merger. A review of a preliminary actuarial appraisal of the Company's life insurance subsidiaries as of September 30, 1996 dated July 6, 1997 was presented by Tillinghast-Towers Perrin ("Tillinghast"). Representatives of J.P. Morgan reviewed with the Company Board the financial terms of the Merger Agreement and submitted the written opinion of J.P. Morgan that as of July 7, 1997 the consideration to be paid to the Company's shareholders in the Merger was fair, from a financial point of view, to such shareholders. Legal counsel for the Company reviewed with the Company Board in detail the terms of the Merger Agreement. Mr. Hubbell reviewed the terms of the Employment Agreements that had been finalized the prior day between certain members of management of the Company and Merger Sub (see "-- Interests of Certain Parties -- Employment Agreements"). The Company Board, in the absence of the affected members of management, separately considered these employment arrangements.

     Following discussion, the Company Board determined that the Merger Agreement was in the best interests of the Company and its shareholders and approved the Merger Agreement. The Company Board further directed that the Merger Agreement be submitted to the shareholders of the Company for approval with the favorable recommendation of the Company Board. The actions by the Company Board were unanimous by all directors of the Company other than Gayle L. Greer who was present at earlier meetings and was provided written supporting materials, but unavailable for the July 7 meeting. Ms. Greer subsequently requested that her approval of these actions be noted in the minutes of the August 7, 1997 meeting of the Company Board at which she was present, thereby making such actions the unanimous actions of the Company Board. The Merger Agreement was executed on July 7, 1997 following the meeting of the Company Board. The execution of the Merger Agreement was announced on July 8, 1997.

REASONS FOR THE MERGER; RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

     In reaching its unanimous conclusion that the Merger Agreement is in the best interests of the Company and its shareholders, the Company Board carefully considered a number of factors. Among the factors considered were those described above and the following:


          (i) The financial terms of the Merger, including the price and the mix of cash and ADSs available to shareholders, the tax free treatment for Federal income tax purposes of the ADSs to be received in the transaction and the opportunity of shareholders of the Company to become shareholders of a diversified global financial services organization such as ING.

          (ii) The value to be received by the shareholders of the Company in the Merger in relation to the historical trading prices of the Shares.
          (iii) Information concerning the business, financial condition, results of operations and prospects of the Company and ING.
          (iv) The financial advice and opinion rendered by J.P. Morgan as the Company's financial advisor that, as of the date of such opinion, the consideration to be paid to the holders of Shares in the proposed Merger was fair, from a financial point of view, to such holders.

          (v) Review by the Company Board of the results of the Preliminary Actuarial Appraisal (as defined below).


          (vi) Review by the Company Board with its legal and financial advisors and senior executive officers of the Company of all of the terms and conditions of the Merger Agreement.
          (vii) The anticipated benefits to the employees, insurance agents, suppliers, customers, policyholders and creditors of the Company and the communities in which the Company operates as a result of the Merger due to the financial condition, operating history and prospects of ING as a diversified global financial services organization, and the expressed intention of ING to maintain the corporate autonomy of the Company.
          (viii) The absence of any apparent regulatory or other impediments to the proposed transaction and an assessment of the likelihood that the proposed transaction would be consummated.
          (ix) The timing of the transaction, including the current insurance industry consolidation, potential tax and regulatory changes, the process of global financial services integration, the competitive environment for the Company's products and general economic and financial market conditions.
          (x) Consideration of strategic alternatives for the Company in the context of perceived advantages of larger companies related to economies of scale, availability and cost of capital, diversification and risk management. Alternatives considered by the Company included remaining independent with internal growth or growth through acquisitions and possible alternative partners.


     The foregoing discussion of the information and factors considered by the members of the Company Board is not intended to be exhaustive, but includes all material factors considered by the Company

Board. While each member of the Company Board individually considered the foregoing and other factors, the Company Board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Company Board collectively made its unanimous determination, in light of the factors that each member individually considered appropriate, that the Merger Agreement is in the best interests of the Company and its shareholders.

     ACCORDINGLY, THE COMPANY BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

     ING believes that by acquiring the Company, it takes an important step forward in realizing its strategy to further strengthen its North American life insurance operations. The acquisition fits in with ING's efforts to maintain balanced growth in mature and emerging markets. The combined life insurance operations, in ING's opinion, place ING in a strong position to play a leading role in the fast growing and changing United States market for wealth accumulation products.

     Management of ING believes that ING's existing life insurance businesses in the United States and the Company are an excellent fit. In their opinion, the Company is strongly positioned in the middle income segment of the life insurance market, whereas ING has a strong presence in the lower and the higher income segments. Moreover, the Company will supplement ING's existing operations in the United States in terms of product mix, geographic spread and distribution channels. The Company gives ING access to new distribution channels such as securities firms and banks.

OPINION OF FINANCIAL ADVISOR


     Pursuant to an engagement letter executed June 25, 1997 and dated April 30, 1997, when preliminary analysis was begun, the Company retained J.P. Morgan as its financial advisor and to deliver a fairness opinion in connection with the proposed Merger.


     At the meeting of the Company Board on July 7, 1997, J.P. Morgan rendered its oral and written opinion to the Company Board that, as of such date, the consideration to be paid to the shareholders of the Company in the proposed Merger was fair, from a financial point of view, to the shareholders of the Company. No limitations were imposed by the Company Board upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

     THE FULL TEXT OF THE WRITTEN OPINION OF J.P. MORGAN DATED JULY 7, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS PROSPECTUS/PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE OPINION IN ITS ENTIRETY. J.P. MORGAN'S WRITTEN OPINION IS ADDRESSED TO THE COMPANY BOARD, IS DIRECTED ONLY TO THE CONSIDERATION TO BE PAID IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF THE COMPANY AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF J.P. MORGAN SET FORTH IN THIS PROSPECTUS/PROXY STATEMENT DESCRIBES THE MATERIAL ASPECTS OF SUCH OPINION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.


     In arriving at its opinion, J.P. Morgan reviewed, among other things: the July 7, 1997 draft of the Merger Agreement; certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; current and historical market prices of the Shares, ADSs and Bearer Receipts; the audited financial statements of the Company and ING for the fiscal year ended December 31, 1996, and the unaudited financial statements of the Company and ING for the period ended March 31, 1997; certain internal financial analyses and forecasts prepared by the Company and its management; the terms of other business combinations that J.P. Morgan deemed relevant; and the preliminary actuarial appraisal dated July 6, 1997 prepared by Tillinghast ("Preliminary Actuarial Appraisal"). J.P. Morgan also held discussions with certain members of the management of the Company and ING with respect to certain aspects of the Merger, and the past and current business operations of the Company and ING, the financial condition and future prospects and operations of the Company and ING, the effects of the Merger on the financial condition and future prospects of the Company and ING, and certain other matters believed necessary or appropriate to J.P. Morgan's inquiry. In addition, J.P. Morgan visited certain representative facilities of the Company, and reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

     J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to J.P. Morgan by the Company or otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any such valuations or appraisals provided to J.P. Morgan prior to the delivery of its opinion, other than the Preliminary Actuarial Appraisal. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan assumed that these analyses and forecasts have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company. J.P. Morgan has also assumed that the Merger will have the tax consequences described in this Prospectus/Proxy Statement and in discussions with, and materials furnished by, representatives of the Company, and that the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement and this Prospectus/Proxy Statement.

     The projections furnished to J.P. Morgan for the Company were prepared by the management of the Company. The Company does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.


     J.P. Morgan's opinion is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect the written opinion dated July 7, 1997, and J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan expressed no opinion as to the price at which the Shares, the ADSs, Bearer Receipts or other securities will trade at any future time.


     In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

  ACTUARIAL APPRAISAL AND OTHER ADJUSTMENTS


     J.P. Morgan reviewed the results of the Preliminary Actuarial Appraisal. J.P. Morgan made several adjustments to such values at the corresponding discount rates of 8%, 10% and 12% to reflect the present value of the Company's life insurance operations as of June 30, 1997. In addition, J.P. Morgan further adjusted the values to include the Company's non-insurance operations. J.P. Morgan valued Equitable Investment Services, Inc. ("EISI") based on multiples of 16.0x, 18.0x and 20.0x management's 1997 estimated net income for EISI of $3.8 million. J.P. Morgan valued Locust Street Securities ("LSSI") based on multiples of 13.1x and 15.0x management's estimated 1997 net income for LSSI of $1.0 million and a multiple of 15.0x LSSI's 1,500 registered representatives. To these adjusted values J.P. Morgan added the Company's net holding company assets of $7.3 million and deducted the Company's $341.5 million of debt and preferred equity as of March 31, 1997. J.P. Morgan used management estimates of the number of fully diluted Shares of the Company. The final adjusted equity values per fully diluted Share outstanding ranged from $42.58 to $64.90. J.P. Morgan subsequently reviewed a final actuarial appraisal dated August 7, 1997 prepared by Tillinghast (the "Final Actuarial Appraisal") and has informed the Company that J.P. Morgan has determined that there were no changes between the Preliminary Actuarial Appraisal and the Final Actuarial Appraisal that would materially affect the J.P. Morgan analysis. See "-- Actuarial Appraisal".

  DISCOUNTED CASH FLOW ANALYSIS


     J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per Share. J.P. Morgan calculated the net present value of dividends on the Shares that the Company is expected to generate during fiscal years 1997 through 2001 based upon financial projections prepared by the management of the Company. J.P. Morgan also calculated a range of terminal values of the Company at the end of the five-year period ending 2001 by applying multiples of 13.0x to 17.0x net income during the final year of the five-year period and by applying multiples of 2.2x to 2.6x book value, excluding the effects of Financial Accounting Statement 115, at the end of the 5-year period ending 2001. The stockholder dividends and the range of terminal values were then discounted to present values using a range of discount rates from 8% to 12%, which were chosen by J.P. Morgan based upon an analysis of the estimated weighted average cost of capital of the Company. Based on management projections, terminal net income multiples of 13.0x to 17.0x, and discount rates of 8% to 12%, the discounted cash flow analysis indicated a range of equity values of between $48.37 and $62.34 per fully diluted Share on a stand-alone basis (i.e., without synergies). Based on management projections, terminal book value (excluding FAS 115) multiples of 2.2x to 2.6x, and discount rates of 8% to 12%, the discounted cash flow analysis indicated a range of equity values of between $56.15 and $65.81 per fully diluted Share on a stand-alone basis (i.e., without synergies).


  PUBLIC TRADING MULTIPLES


     Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded life insurance and annuity companies. The companies selected by J.P. Morgan were American Annuity Group, American General Corporation, Conseco Inc., Equitable Companies Incorporated, Hartford Life Insurance Company, Jefferson-Pilot Corp., Lincoln National Corporation, Nationwide Financial Services, Inc., ReliaStar Financial Corp., SunAmerica Inc., Transamerica Corp. and Western National Corporation. For each comparable company, publicly available financial data as of March 31, 1997 and I/B/E/S earnings estimates for the years ending December 31, 1997 and 1998 were considered. J.P. Morgan selected the median value for several multiples: price to U.S. GAAP book value, both including and excluding the effects of FAS 115, and price to 1997 and 1998 I/B/E/S earnings estimates. The median multiples derived from this analysis were as follows: (i) U.S. GAAP book value including FAS 115: 1.96x; (ii) U.S. GAAP book value excluding FAS 115: 2.00x; (iii) 1997 estimated earnings: 14.3x; and (iv) 1998 estimated earnings: 12.9x. Based on management earnings estimates multiples, equity values per fully diluted Share outstanding ranged from $49.24 to $55.80. In addition, J.P. Morgan applied the median values for 1997 and 1998 earnings estimates to I/B/E/S estimates of the Company's 1997 and 1998 earnings, yielding an equity value range of $57.55 to $58.60 per fully diluted Share outstanding.


  SELECTED TRANSACTION ANALYSIS


     Using publicly available information, J.P. Morgan examined the multiples paid in selected life insurance and annuity company transactions from 1994 to 1997 with respect to equity value to U.S. GAAP book value, excluding the effects of FAS 115; equity value to U.S. GAAP latest twelve months ("LTM") earnings; equity value to latest fiscal year statutory capital and surplus; equity value to latest fiscal year statutory net income; and premium to market value 45 trading days prior to transaction announcement. Specifically, J.P. Morgan reviewed the following transactions (Acquired Company/Acquiring Company):
Security-Connecticut Corporation/ReliaStar Financial Corp.; USLIFE Corporation/American General Corporation; Chubb Life Insurance Company of America/Jefferson-Pilot Corporation; Providian Corporation/AEGON NV; Home Beneficial Corporation/American General Corporation; Guarantee Reserve Life Insurance Company/Irish Life Assurance plc; Pioneer Financial Services, Inc./Conseco Inc.; Washington National Corporation/PennCorp. Financial Group; the annuity business of John Alden Financial Corporation/SunAmerica Inc.; Transport Holdings Inc./Conseco Inc.;

American Travelers Corp./Conseco Inc.; Capitol American Financial Corp./Conseco Inc.; 9.5% of Bankers Life/Conseco Inc.; First Colony Corp./GE Capital Corporation; United Companies Financial Corporation/PennCorp Financial Group; Golden American Life Insurance Company/Equitable of Iowa Companies; Paul Revere Corporation/Provident Companies Inc.; Life Partners Group Inc./Conseco Inc.; Life Insurance of Virginia/GE Capital Corporation; Ford Life Insurance Company/SunAmerica Inc.; Union Fidelity Life Insurance Company/GE Capital Corporation; Independent Insurance Group, Inc./American General Corporation; CalFarm Life Insurance Co./SunAmerica Inc.; Financial Benefit Group/AmVestors Financial Corporation; Alexander Hamilton Life Insurance Co. of America/Jefferson-Pilot Corporation; Laurentian Capital Corporation/American Annuity Group; Kemper Corporation/Zurich Insurance Company; 52% of CCP Insurance, Inc./Conseco Inc.; Lamar Financial Group Inc./Life Partners Group Inc.; 40% of Western National Corporation/American General Corporation; Franklin Life Insurance Co./American General Corporation; American Income Holding, Inc./Torchmark Corporation; USLICO Corp./The NWNL Companies; Harcourt General Insurance Company/GE Capital Corporation; and The Statesman Group, Inc./Conseco Capital Partners II, L.P.



     The median multiples derived from such analysis of all transactions were as follows: (i) equity value to U.S. GAAP book value, excluding the effects of FAS 115: 1.28x; (ii) equity value to U.S. GAAP LTM earnings: 15.1x; (iii) equity value to latest fiscal year statutory capital and surplus: 2.19x; (iv) equity value to latest fiscal year statutory net income: 14.7x; and (v) multiple to market value 45 trading days prior to transaction announcement: 1.37x. This analysis yielded an equity valuation range of $32.47 to $66.97 per fully diluted Share. J.P. Morgan also calculated the median multiples for transactions from 1996 to 1997. The median multiples derived from these transactions were as follows: (i) equity value to U.S. GAAP book value excluding the effects of FAS 115: 1.50x; (ii) equity value to U.S. GAAP LTM earnings: 15.1x; (iii) equity value to latest fiscal year statutory capital and surplus: 2.57x; (iv) equity value to latest fiscal year statutory net income: 21.7x; and (v) multiple to market value 45 trading days prior to transaction announcement: 1.46x. Analysis of transactions announced in 1996 and 1997 yielded an equity valuation range of $38.05 to $71.36 per fully diluted Share.


     The summary set forth above does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. No company or transaction used in the above analysis as a comparison is identical to the Company or the Merger. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the Merger and to deliver an opinion to the Company's Board of Directors with respect to the Merger on the basis of such experience and its familiarity with the Company.

     For services rendered in connection with the Merger, the Company has paid J.P. Morgan an engagement fee, a fee upon announcement of the Merger and a fee upon delivery of its opinion and a fee upon the mailing of this Prospectus/Proxy Statement to stockholders of the Company. In addition, the Company has agreed to pay J.P. Morgan a transaction fee of approximately $10,035,000, less the amount of the foregoing fees paid by the Company, upon consummation of the Merger. The Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

     J.P. Morgan and its affiliates maintain banking and other business relationships with the Company and its affiliates. In the past two years J.P. Morgan and its affiliates have earned aggregate fees of approximately $350,000 from the Company for advisory services, debt underwriting, credit and sales and trading. In the ordinary course of their businesses, affiliates of J.P. Morgan may actively trade the debt and equity securities of the Company or ING for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

ACTUARIAL APPRAISAL

     In connection with its evaluation of the proposed Merger, the Company engaged Tillinghast, a nationally recognized firm of actuaries and consultants, to provide the Company with an actuarial appraisal of the economic value of the Company's life insurance operations as of September 30, 1996. Tillinghast's engagement was limited to providing an actuarial valuation of the Company's insurance businesses.

     In developing the actuarial appraisal, Tillinghast prepared estimates or projections regarding the future experience of the Company. It is anticipated that the actual experience will vary, and may vary significantly, from Tillinghast's estimates. In addition, as part of its assignment, Tillinghast, with the Company's consent, relied on data and other information supplied by the Company, without any independent verification of the accuracy or completeness of such data and other information.


     An actuarial appraisal of economic value, or actuarial value, does not represent market value, nor is it an attempt to estimate market value. Rather, an actuarial value is a projection of statutory earnings (under a series of assumptions) discounted to present value. The actuarial values vary significantly, depending upon the assumptions used and the discount rate applied. Tillinghast calculated present values using an assumed range of discount rates of 8% to 12% in its preliminary analysis, as summarized in the Preliminary Actuarial Appraisal, and an assumed range of discount rates of 9% to 13% in the Final Actuarial Appraisal. The discount rates are intended to reflect risk and the general interest rate environment. Applying these discount rates, Tillinghast obtained actuarially calculated present values for the Company's in-force insurance business. To such values, Tillinghast added the values attributable to the Company's assumed future new insurance business, based on assumptions provided by the Company's management. Subtracting from the combined value of in-force and new business the cost of capital required by such business (assuming a 200% NAIC Risk-based Capital Ratio, the minimum level consistent with the Company's claims paying ratings), Tillinghast obtained preliminary actuarial values for the insurance operations ranging, in aggregate, from approximately $1.5 billion to approximately $2.2 billion, at discount rates of 8% to 12% and final actuarial values for the insurance operations ranging, in aggregate, from approximately $1.3 billion to $1.9 billion at discount rates of 9% to 13%. These actuarial values do not include adjustments for parent company debt or value for non-insurance operations. After making several adjustments to the values set forth in the Preliminary Actuarial Appraisal, J.P. Morgan utilized these values as one of several components in obtaining implied equity values for the Company's operations as part of the analysis conducted by J.P. Morgan in connection with its opinion. See "-- Opinion of Financial
Advisor -- Actuarial Appraisal".



     As set forth above and as further described in the Final Actuarial Appraisal, Tillinghast's work is subject to various assumptions, caveats, limitations and explanations. In particular, the Preliminary Actuarial Appraisal represented a "work-in-progress" and was prepared with constraints on time and information availability which were resolved in the Final Actuarial Appraisal. Other than these constraints, the Company placed no limitations on Tillinghast. As such, in order to understand or place any reliance on Tillinghast's work, the Final Actuarial Appraisal must be read in its entirety. Further, Tillinghast advises readers of the Preliminary and Final Actuarial Appraisals that if they are unfamiliar with actuarial estimates and projection techniques, they should be aided by a professional who is. In the past, Tillinghast has provided actuarial and other advisory services to the Company and has received fees for the rendering of such services. Except for the Preliminary and Final Actuarial Appraisals, however, Tillinghast did not provide any significant services to the Company in 1997, 1996 or 1995. The Company expects that it will pay to Tillinghast approximately $500,000 in fees.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


     The following discussion summarizes the material Federal income tax consequences of the Merger. The discussion does not address all aspects of Federal taxation that may be relevant to particular holders of Shares, and it may not be applicable to shareholders that are securities dealers, tax-exempt entities, insurance companies or persons who are not citizens or residents of the United States, or who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation or that hold their Shares as part of a "straddle" or a "conversion transaction". The discussion does not address the effect of any applicable state, local or foreign tax laws except as described herein or any Federal tax laws other than those pertaining to the income tax. EACH HOLDER OF SHARES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE MERGER. See "TAXATION".



     This discussion is based on the Code, regulations and rulings now in effect or proposed thereunder, current administrative rulings and practice, and judicial precedent, all of which are subject to change. Any such changes, which may or may not be retroactive, could alter the tax consequences to shareholders of the Company discussed herein. This discussion is also based on certain assumptions regarding the factual circumstances that will exist at the Effective Time, including certain representations to be made by the Company and ING. This discussion assumes that shareholders of the Company hold their Shares as a capital asset within the meaning of Section 1221 of the Code.


  TAX OPINIONS

     As a condition to the Closing, ING will receive an opinion from Sullivan & Cromwell that, assuming the Merger occurs in accordance with the Merger Agreement and conditioned on the accuracy of certain representations made by ING Groep N.V. and the Company, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and each of ING Groep N.V., Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, and the Company will receive an opinion from Nyemaster, Goode, Voigts, West, Hansell & O'Brien, P.C., that, assuming the Merger occurs in accordance with the Merger Agreement, and conditioned on the accuracy of certain representations made by ING and the Company, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and each of ING Groep N.V., Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code and (ii) shareholders of the Company will recognize no gain or loss as a result of the exchange of their Shares solely for ADSs pursuant to the Merger, except with respect to cash received in lieu of fractional ADSs.

     An opinion of counsel, unlike a private letter ruling from the Internal Revenue Service (the "Service"), has no binding effect on the Service. The Service could take a position contrary to counsel's opinion and, if the matter is litigated, a court may reach a decision contrary to the opinion. The Service is not expected to issue a ruling on the tax effects of the Merger, and no such ruling has been requested.

  TREATMENT OF SHAREHOLDERS


     Assuming that the Merger constitutes a "reorganization", the material Federal income tax consequences expected to result from the Merger, under currently applicable law, are as follows:


          (i) Shareholders of the Company will recognize no gain or loss as a result of the exchange of their Shares solely for ADSs pursuant to the Merger, except with respect to cash received in lieu of fractional ADSs, if any. A holder of Shares who receives cash in the Merger in lieu of a fractional share interest in ADSs will be treated as if the fractional ADS were received in the exchange and then redeemed by ING, and such holder should generally recognize gain (or loss) to the extent that the amount of cash received exceeds (or is less than) the tax basis of the fractional ADS. Such gain or loss will be capital gain or loss if the Shares were held as capital assets and will be long-term capital gain or loss if the holding period of the Shares so exchanged was more than eighteen months.

          (ii) The aggregate adjusted tax basis of the ADSs received by a shareholder of the Company in the Merger, including the tax basis of any fractional share interest, will be equal to the aggregate adjusted tax basis of the respective Shares surrendered, reduced by the amount of cash received by the stockholder, and increased by the amount of gain recognized by the stockholder on such exchange.

          (iii) The holding period of the ADSs received by a shareholder of Company in the Merger, including the holding period of any fractional share interest, will include the holding period of the respective Shares exchanged therefor, provided the Shares were held as capital assets.

          (iv) A shareholder of the Company who exchanges Shares for ADSs and cash will recognize gain to the extent of the lesser of (1) the amount of cash received or (2) the gain realized (the fair market value of the ADSs and cash received less the stockholder's basis in the Shares surrendered); provided that the cash payment does not have the effect of a dividend. Any such gain will be recognized for Federal income tax purposes and will be treated as capital gain provided the Shares were held as capital assets and will be long-term capital gain if the holding period of the Shares so exchanged was more than eighteen months.


     Shareholders of the Company that are individuals will be subject to Federal income tax upon the taxable disposition of Shares or ADSs at a maximum rate of 20 percent in the case of the Shares or ADSs held as capital assets for more than 18 months, and at a maximum rate of 28 percent in the case of Shares or ADSs held as capital assets for more than 12 months but not more than 18 months.



  TREATMENT OF CASH RECEIVED AS CAPITAL GAIN OR DIVIDEND



     A shareholder of the Company who has solely Cash Election Shares, and who does not actually or constructively own any other ADSs, will receive capital gain treatment with respect to any cash received. Shareholders of the Company with Stock Election Shares and whose election is modified by the Exchange Agent so that some cash is received, or shareholders of the Company who actually or constructively own other ADSs, or shareholders of the Company who make different elections with respect to different portions of their stock, will receive capital gains or dividend treatment based upon the tests set forth below under
Section 302 of the Code. As more fully described below, the Company expects that most shareholders will receive capital gain treatment on the cash received.


     The determination of whether a cash payment has the effect of the distribution of a dividend generally will be made in accordance with the provisions of Section 302 of the Code. A cash payment to a shareholder of the Company will be considered not to have the effect of the distribution of a dividend under Section 302 of the Code and such shareholder will recognize capital gain only if the cash payment (i) results in a "complete redemption" of such shareholder's actual and constructive stock interest, (ii) results in a "substantially disproportionate" reduction in such shareholder's actual and constructive stock interest or (iii) is "not essentially equivalent to a dividend".


     A payment consisting solely of cash will result in a "complete redemption" of a shareholder's stock interest and such shareholder will recognize capital gain or loss if such shareholder does not actually or constructively own any ADSs after the receipt of the cash payment. A reduction in a shareholder's stock interest will be "substantially disproportionate" and such shareholder will recognize capital gain if the percentage of outstanding ADSs actually and constructively owned by such shareholder after the receipt of the cash payment is less than four-fifths (80%) of the percentage of outstanding ADSs actually and constructively owned by such shareholder immediately prior to the receipt of the cash payment, determined as if the shareholder had received solely ADSs in the Merger. A cash payment will qualify as "not essentially equivalent to a dividend" and a shareholder will recognize capital gain if it results in a meaningful reduction in the percentage of outstanding ADSs actually and constructively owned by such shareholder, determined as if the shareholder had received solely ADSs in the Merger. No specific tests apply to determine whether a reduction in a shareholder's ownership interest is meaningful; rather, such determination will be made based on all the facts and circumstances applicable to such shareholder of the Company. No general guidelines dictating the appropriate interpretation of facts and circumstances have been announced by the courts or issued by the Service. However, the Service has indicated in Revenue Ruling 76-385 that a minority shareholder (i.e., a holder who exercises no control over corporate affairs and whose proportionate stock interest is minimal in relation to the number of shares outstanding) generally is treated as having had a "meaningful reduction" in interest if a cash payment reduces such holder's actual and constructive stock ownership to any extent.

     Because the determination of whether a payment will be treated as having the effect of the distribution of a dividend will generally depend upon the facts and circumstances of each shareholder of the Company, shareholders are strongly advised to consult their own tax advisors regarding the tax treatment of cash received in the Merger.


     Each shareholder's ability to elect the type of consideration he or she receives pursuant to the Merger affords each such shareholder the opportunity to select that type of consideration which will best serve his or her personal tax and financial planning needs. However, each shareholder of the Company should be aware that his or her ability to satisfy (or, alternatively, fail to satisfy) any of the foregoing tests and thereby avoid (or, alternatively, obtain) dividend treatment may be affected by (i) the type of consideration received by related parties in respect of Shares that such shareholder is deemed to own pursuant to Section 318 of the Code and (ii) any redesignation of the shareholder's election by the Exchange Agent, without regard to whether such shareholder has Cash Election Shares, Stock Election Shares or Non-Election Shares.


  CONSTRUCTIVE OWNERSHIP

     The determination of ownership for purposes of the three foregoing tests will be made by taking into account both stock owned actually by such shareholder and stock owned constructively by such shareholder pursuant to
Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own stock that is actually or constructively owned by certain members of his or her family (spouse, children, grandchildren and parents) and other related parties including, for example, certain entities in which such shareholder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as stock that such shareholder (or a related person) has the right to acquire upon exercise of an option or conversion right.
Section 302(c)(2) of the Code provides certain exceptions to the family attribution rules for the purpose of determining whether a complete redemption of a shareholder's interest has occurred for purposes of Section 302 of the Code. These exceptions apply only to shareholders of the Company who receive, in the Merger, solely cash in return for the Shares they actually own.


     THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH SHAREHOLDER. IN VIEW OF THE INDIVIDUAL NATURE OF INCOME TAX CONSEQUENCES, EACH SHAREHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.


REQUIRED REGULATORY APPROVALS


     In addition to the requirement that the shareholders of the Company approve the Merger Agreement, consummation of the Merger is subject to receipt by the parties of various regulatory consents and approvals. Among the required regulatory approvals are the expiration or early termination of the waiting period under the HSR Act; the declaration (and continuance) of effectiveness by the Commission of the Registration Statement of which this Prospectus/Proxy Statement is a part; the approval or consent of various state securities regulatory agencies; the approval of the change of control of the Company (or its subsidiaries) by the respective insurance regulatory authorities in the states of Iowa, Delaware, New York, and Oklahoma; and various additional consents of insurance regulatory authorities which may be required under the insurance laws of any state in which the Company, ING or any of their respective subsidiaries are domiciled or doing business. To date, approvals have been received from the insurance regulatory authorities in the states of Iowa and Delaware.



     In addition, certain approvals of holders of contracts and policies which are funded by investments in separate accounts of the Company Insurance Companies (as defined in the Merger Agreement), which are registered under the Investment Company Act of 1940, are required ("Investment Company Approvals"), and in connection with that process, various proxy solicitation materials have been reviewed and approved by the Commission.


RESALE OF ADSS

     Rule 145(d) under the Securities Act provides that persons deemed to be affiliates of a company such as the Company prior to a transaction such as the Merger may be deemed underwriters and therefore be subjected to liability under Federal securities law unless any resales of ADSs by such affiliates are made within the following restrictions:

          (i) If ADSs are sold within the first year after the receipt thereof, such sale is made pursuant to certain of the requirements of Rule 144 under the Securities Act providing limitations on the number of ADSs sold and the manner in which such sale is made. The limitations generally require that such affiliates of the Company not sell a number of ADSs equal to more than 1% of the outstanding Ordinary Shares in any three-month period and that, when ADSs are sold, such sale be in a "brokers' transaction" or directly with a "market maker" (as those terms are defined in Rule 144).

          (ii) After one year, if such person is not an affiliate of ING and if ING is current with respect to its required public filings, a former affiliate of the Company may freely resell the stock received in the Merger without limitation.

          (iii) After two years from the issuance of the stock, if such person is not an affiliate of ING at the time of sale and for at least three months prior to such sale, such person may freely resell such stock, without limitation, regardless of the status of ING's required public filings.


     An "affiliate" of the Company, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company. The foregoing restrictions are expected to apply to the directors, executive officers and the holders of 10% or more of the Shares (and to certain relatives or the spouse of any such person and any trusts, estates, corporations, or other entities in which any such person has a 10% or greater beneficial or equity interest). The Company has agreed that it will use its best efforts to obtain from each of those individuals identified by ING as an affiliate appropriate agreements that each such individual will not make any further sales of ADSs received upon consummation of the Merger, except in compliance with the restrictions described above. The ADSs to be received by affiliates of the Company in the Merger will be legended as to the restrictions imposed upon resale of such stock.



MANAGEMENT AND OPERATIONS AFTER THE MERGER



     Merger Sub, a wholly-owned subsidiary of ING Groep, N.V., will be the Surviving Corporation resulting from the Merger. Merger Sub will be governed by the laws of the State of Delaware and will operate in accordance with the articles of incorporation and bylaws of Merger Sub as in effect immediately prior to the Merger, until otherwise amended or repealed after the Closing Date. The directors of Merger Sub and the officers of the Company at the Closing Date will be the directors and officers, respectively, of the Surviving Corporation. The Surviving Corporation will change its name to "Equitable of Iowa Companies". Effective as of the Effective Time, all members of the Company Board will be invited by ING to join the board of directors of its most directly held United States insurance holding company.


INTERESTS OF CERTAIN PARTIES


     In considering the recommendation of the Company Board with respect to the Merger Agreement, shareholders of the Company should be aware that certain executive officers and directors of the Company (or their affiliates) and other employees of the Company have interests in the Merger that are similar to those of the shareholders generally as a result of the holding of Shares by executive officers and directors and participation in certain Share-based compensation plans, but also that such executive officers and directors have interests in the Merger that are different from and in addition to the interests of shareholders of the Company generally. The Company Board was aware of these interests and took these interests into account in approving the Merger Agreement.


  EFFECT OF CHANGE OF CONTROL OF COMPANY ON COMPENSATION AND BENEFIT PLANS

     Various compensation and benefit programs in place for selected groups of key employees, members of the Company Board and certain insurance agents under contract with Equitable Life contain provisions that result in the acceleration of vesting and/or payouts at predetermined levels in the event of a "Change of Control" of the Company. A Change of Control of the Company will have occurred as of the Effective Time for purposes of this discussion.


     Under the Restated and Amended Key Employee Incentive Plan approved by the shareholders of the Company on April 27, 1995 (the "Restated and Amended Key Employee Incentive Plan"), in the event of a Change of Control, payments will be made at the target level (ranging from 10% to 70% of compensation, depending upon the level at which the individual participant is participating). Pursuant to the Merger Agreement, such payment will be made at the time such awards would normally have been made in 1998. In addition, under the Restated and Amended Key Employee Incentive Plan, certain executive officers were granted cash bonus awards in 1995 to be paid in the event certain levels of cumulative operating earnings for the three-year period ending December 31, 1997 are met, and only if the executive exercises non-statutory stock options granted on the same date. In the event of a Change of Control, payments under this program will be made at target level. Pursuant to the Merger Agreement, the target level in the program shall be deemed to have been met as of the Effective Time, and payments shall be made on the Effective Time.


     Under the terms of the Restated and Amended 1992 Stock Incentive Plan, in the event of a Change of Control, the Compensation Committee can take various courses of action, including the cashing out of unexercised stock options at the difference between the Cash Consideration and the exercise price, multiplied by the number of Shares underlying such options. Pursuant to the terms of the Merger Agreement, payment under that formula will be made by the Company to all individuals with outstanding stock options, plus any cash awards associated with any of those options, less appropriate tax withholding. Pursuant to the terms of the Merger Agreement, options granted under the 1996 Non-Employee Directors Stock Option Plan will also be cashed out under such formula.


     The individual restricted stock award agreements and the Merger Agreement also provide that immediately prior to the Effective Time, all restricted stock awarded under the Restated and Amended 1992 Stock Incentive Plan, and any predecessor plan that has not vested, shall vest and any other applicable restrictions shall lapse. Under the 1996 Directors Restricted Stock Program (adopted pursuant to the terms of the Restated and Amended 1992 Stock Incentive
Plan), members of the Company Board may elect to receive restricted stock in lieu of directors fees paid in cash, one-third of the restricted stock vests in the event of a Change of Control occurring in 1997 and the remaining two-thirds is forfeited.


     The following table sets forth information with respect to the acceleration of vesting and payout of unvested options, and acceleration of vesting of restricted stock that will occur as of the Effective Time for (i) each of the executive officers named in the 1997 Proxy Statement for the Annual Meeting of Shareholders of the Company, and (ii) all executive officers and directors of the Company as a group.

                                                                      OTHER CASH       VESTING OF SHARES OF
                                              UNVESTED SHARE           PAYMENTS        RESTRICTED STOCK(3)
                                                OPTIONS(1)            RELATED TO      ----------------------
                                          ----------------------    UNVESTED SHARE    UNVESTED
NAME                                      SHARES       PAYMENT        OPTIONS(2)       SHARES       VALUE
----                                      -------    -----------    --------------    --------    ----------
Fred S. Hubbell........................   165,000    $ 5,318,250       $310,000        25,560     $1,738,080
  Chairman, President and Chief
  Executive Officer
Paul E. Larson.........................    86,000      2,807,000        124,000        13,301        904,468
  Executive Vice President and Chief
  Financial Officer
Paul R. Schlaack.......................    84,400      2,749,450        124,000        15,906      1,081,608
  President and Chief Executive Officer
  EISI
Thomas L. May..........................    46,200      1,407,550              0         7,064        480,352
  Senior Vice President -- Marketing
  Equitable Life and USG
Lawrence V. Durland, Jr. ..............    31,300      1,024,900         46,500        10,865        738,820
  Senior Vice President
All Executive Officers and Directors as
  a group (19).........................   569,000     17,832,775        697,500       109,826      7,468,168

---------------

(1) Unvested Share Options consist of qualified and non-qualified Share options. The payment amount is based on the difference between the $68.00 per Share option and the exercise price attributable to each unvested Share option. The number of unvested Share options set forth above is as of September 30, 1997. Each non-employee director will have options on 2,000 Shares vest, with a cash payment of $49,375 ($47,500 for Gayle Greer).


(2) Certain performance-based cash awards were awarded with respect to options granted in 1995 under the Company's Restated and Amended 1992 Stock Incentive Plan. Cash awards are made only upon exercise of the associated Share options. Under the terms of the Merger Agreement, these cash payments will be made as part of the cash-out of the related Share options. No such cash payments are to be made to non-employee directors.

(3) The value of restricted stock that vests is based on $68.00 per Share. Each non-employee director will have 641 shares of restricted stock vest (320 for James Heskett), with a value of $43,588 ($21,760 for James Heskett).

     The total number of unvested Share options outstanding for all individuals
(81) as of September 30, 1997, including those listed above, is 1,017,900 and the total of all cash payments related to those stock options that will be made as of the Effective Time is $32,344,114. The total number of Shares of restricted stock that will vest as of the Effective Time with respect to all individuals (60), including those listed above, is 162,391 Shares, having a total value of $11,042,588 based on $68.00 per Share.

     Under the Restated and Amended "Equishare" Wealth Accumulation Program, which was originally established on January 1, 1988, certain insurance agents under contract with Equitable Life who meet established criteria each year are awarded units tied to the value of Shares, with a separate vesting schedule applied to that year's award. Under the terms of the program, all units immediately vest upon a Change of Control. Also, under the Recruiting General Agent Equity Builder Plan, which was established on January 1, 1995, units are awarded to recruiting general agents for production above a certain level. The program calls for a five-year vesting schedule with respect to the units awarded. Under the terms of the plan, in the event of a Change of Control, all units immediately vest. Under both of these programs, payment with respect to all vested and unvested units will be made (including any vested units that an individual has elected to defer), based upon the Cash Consideration times the number of units credited to each participant's account.


     The Restated Equitable of Iowa Companies Key Employee Severance Pay Plan adopted by the Compensation Committee of the Board of the Company (most recently amended and restated on February 12, 1997) provides for two years of pay (including health and group life benefits) for one group of key employees, and one year of pay (including health and group life benefits) for a second group of key employees in the event an individual is terminated from employment within one year of a Change of

Control. It does not apply to voluntary termination of employment. As of the date of this Prospectus/Proxy Statement, it is unknown whether any individual will be receiving benefits under this plan. See "-- Employment Agreements" below.


     There is a Company-wide performance sharing plan (the "Company Performance Sharing Plan") in place for 1997 for employees not covered by the 1997 program adopted under the Restated and Amended Key Employee Incentive Plan. Pursuant to the terms of the Merger Agreement, if the Effective Time occurs in 1997, all performance criteria under the Company Performance Sharing Plan for 1997 will be deemed to have been met at the target level, with payment of awards at the same time awards under such plan would normally have been paid in 1998.


  INDEMNIFICATION


     In the Merger Agreement, ING Groep N.V. has agreed that it will indemnify and hold harmless each present and former director and officer of the Company, or any of the Company's subsidiaries and each officer or employee of the Company or any of its subsidiaries that is serving or has served as a director or trustee of another entity expressly at the Company's request or direction determined as of the Effective Time (the "Indemnified Parties"), against costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred by any of the Indemnified Parties in connection with any claim, action, suit, proceeding or investigation whether civil, criminal, administrative or investigative, arising out of or pertaining to matters arising out of any of such Indemnified Parties' position as, or actions taken as, a director or officer of the Company or any of its subsidiaries or as a director or trustee of another entity where the Indemnified Party was serving at the direction of the Company at or prior to the Effective Time. The indemnification provided is to the fullest extent that the Company would have otherwise been permitted under Iowa law and its articles of incorporation or bylaws as in effect on the date of the Merger Agreement to indemnify any such person.



     In addition, ING has agreed that it would indemnify and hold harmless each present director and officer of the Company against any Costs which might be incurred by such persons in connection with any and all claims, actions, suits, proceedings or investigations whether civil, criminal, administrative or investigative, arising out of or pertaining to matters related to such individual's position as (or actions taken as) a director or officer of the Company where such actions were taken in connection with the Merger or the transactions contemplated under the Merger Agreement at or prior to the Effective Time. This indemnification is provided whether or not it would have otherwise been available pursuant to the Company's articles of incorporation and bylaws. However, ING will not be required to provide indemnification to any person where a court has, in a final and nonappealable order, determined that such person has committed fraud in connection with the transactions contemplated in the Merger Agreement. The Merger Agreement also provides that if the Surviving Corporation shall subsequently consolidate or merge into any other corporation or transfer substantially all of its properties or assets to any third party, then in each such case, provisions will be made so that the successors and assigns of the Surviving Corporation shall also assume all of the indemnification obligations otherwise provided in the Merger Agreement.


     The Surviving Corporation is required to maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time with coverage in amount and scope at least as favorable as the Company's existing directors' and officers' liability insurance coverage.

  EMPLOYMENT AGREEMENTS


     As of the date of this Prospectus/Proxy Statement, five executive officers of the Company have entered into employment agreements ("Employment Agreements") with Merger Sub providing for their employment for a three-year period commencing on the Effective Time (the "Commencement Date"). The Employment Agreements will become null and void and of no effect if the Commencement Date does not occur on or before March 31, 1998. Those executives with Employment Agreements are Fred S. Hubbell, who will be employed as General Manager of the United States operations of the ING Financial

Services International management centre, and Paul E. Larson, Thomas L. May, Jerry Sychowski and Paul R. Schlaack, each of whom will serve as officers of the Surviving Corporation or one of its affiliates.



     Under the terms of the Employment Agreements, Messrs. Hubbell, Larson, May, and Schlaack (the executive officers named in the proxy statement for the 1997 Annual Meeting of Shareholders of the Company who have entered into employment agreements with Merger Sub) will receive a base salary ("Base Salary") of $675,000, $375,000, $245,000, and $375,000, respectively (their base salaries are currently $600,000, $323,000, $230,000, and $348,000, respectively) and will be able to participate in the Surviving Corporation's short-term incentive plan (the "STIP") and long-term incentive plan ("LTIP") on the same terms and conditions under which similarly situated senior executives of the Surviving Corporation participate; provided that the target bonus under the STIP for Messrs. Hubbell, Larson, May, and Schlaack shall be set at a level no less than 70%, 50%, 40%, and 50% of Base Salary, respectively; and provided, further, that the target payout under the LTIP for Messrs. Hubbell, Larson, May, and Schlaack shall be set at a level no less than 80%, 65%, 45%, and 65% of Base Salary, respectively, and the maximum amount payable under the LTIP for Messrs. Hubbell, Larson, May, and Schlaack shall be an amount no less than 128%, 104%, 72%, and 104% of Base Salary, respectively; and provided, further, that portions of amounts otherwise payable under the LTIP may be provided through a stock option plan for ING employees.


     The Employment Agreements provide that each executive will be eligible to participate in the savings, retirement, welfare, fringe and other similar plans, policies and programs of the Company to the extent such plans, policies and programs are continued by the Surviving Corporation, or if not continued, then in such plans, policies and programs as are applicable to similarly situated senior executives of the Surviving Corporation. Each executive will also be entitled to not less than four weeks of vacation per year and the same perquisites as received from the Company immediately prior to the Commencement Date.


     Each Employment Agreement also provides for certain payments to be made to the executive upon termination of employment. In the event that an executive's employment is terminated by reason of death or for Good Reason (as defined in such Employment Agreement), and such termination occurs on or prior to the first anniversary of the effective date of the Commencement Date, the executive (or his beneficiaries or estate) will be entitled to be paid an amount equal to three times the executive's Base Salary. If such termination of employment occurs after the first anniversary but on or before the second anniversary of the Commencement Date, the executive (or his beneficiaries or estate) will be entitled to receive an amount equal to two times the executive's Base Salary. If such termination occurs after the second anniversary of the date of the Commencement Date, the executive (or his beneficiaries or estate) will be entitled to receive an amount equal to one times the executive's Base Salary. In addition to such payments, the executive would also be entitled to receive any Base Salary due through the date of termination to the extent that it is not paid, plus the excess, if any, of the amounts payable under any qualified retirement plan in which the executive participates (assuming the limitations under Section 401(a)(17) and 415 of the Code did not apply) over the amounts actually payable pursuant to such plan, plus any amounts accrued as of the Commencement Date under the Company's Excess Benefit Plan and Supplemental Employee Retirement Plan to the extent those amounts had not been previously paid ("Additional Amounts"). The amounts payable based on the executive's Base Salary are to be paid in cash according to the Surviving Corporation's normal payroll practices in equal installments over a period (the "Payment Period") of three years if the termination occurs on or prior to the first anniversary of the Commencement Date; over a period of two years if termination occurs after the first anniversary but on or before the second anniversary of the Commencement Date; or over a period of one year if the termination occurs after the second anniversary of the Commencement Date. The Employment Agreements also provide that health insurance and group life insurance benefit plans will be continued during the Payment Period.


     In the event the executive's employment is terminated by the Surviving Corporation, other than for Cause (as defined in such executive's Employment Agreement), the Surviving Corporation will pay to the executive, if such termination of employment occurs on or prior to the second anniversary of the Commencement Date, an amount equal to two times the executive's Base Salary or, if such termination of employment occurs after the second anniversary of the Commencement Date, an amount equal to one times the executive's Base Salary, payable in equal installments according to the Surviving Corporation's normal payroll practices over a two-year period if termination occurs on or prior to the second anniversary of the Commencement Date or over a period of one year if the termination occurs after the second anniversary of the Commencement Date. Health insurance and group life insurance benefits will be continued during such period. In addition, the executive will also be entitled to receive any Base Salary due through the date of termination to the extent not theretofore paid, plus any Additional Amounts.


     In the event the executive's employment is terminated by the Surviving Corporation for Cause or terminated by the executive other than for Good Reason, the Employment Agreement will terminate without any further obligations from the Surviving Corporation to the executive other than the obligation to pay Base Salary due, and otherwise unpaid, through the date of termination of employment.


     Each executive has agreed that while employed by the Surviving Corporation and for the Applicable Period (as defined below) following such executive's date of termination, the executive will not directly or indirectly (i) own, manage, operate, control, be employed by, advise or in any manner participate in any business engaged in the development, design, marketing, sales, distribution or servicing of fixed or variable annuity products, variable life insurance policies, term insurance or any general account life insurance, or similar products offered by the Surviving Corporation or its affiliates, any of which are to be distributed at any location in the United States, and (ii) on behalf of the executive or any other person, solicit for employment by other than the Surviving Corporation any person employed by the Surviving Corporation or its affiliates, or known by the executive to be employed at the time by the Surviving Corporation or its affiliates. For purposes of the Employment Agreements, the Applicable Period is (A) in the event of termination of employment by the Surviving Corporation for Cause or by the Executive without Good Reason, (i) nine months, if such termination occurs on or before the first anniversary of the Commencement Date, (ii) six months, if such termination occurs after the first anniversary but on or before the second anniversary of the Commencement Date, or (iii) non-existent (i.e., there is no Applicable Period) if such termination occurs after the second anniversary of the Commencement Date; (B) in the event of termination of employment by the Executive for Good Reason, (i) 18 months, if such termination occurs on or before the first anniversary of the Commencement Date, (ii) 12 months, if such termination occurs after the first anniversary but on or before the second anniversary of the Commencement Date, or (iii) non-existent (i.e., there is no Applicable Period) if such termination occurs after the second anniversary of the Commencement Date; or (C) in the event of termination of employment by the Corporation without Cause, (i) 12 months, if such termination occurs on or before the second anniversary of the Commencement Date, or (ii) non-existent (i.e., there is no Applicable Period) if such termination occurs after the second anniversary of the Commencement Date. None of these executives are currently subject to any non-competition agreements or similar covenants with the Company.



     In consideration for the payments to be received under the Employment Agreements, each executive has agreed to waive any and all rights to any payments or benefits, in the nature of severance, otherwise payable to the executive under any of the Company's plans, programs, contracts or arrangements, including but not limited to the Company's severance pay plan for key employees, or under any such plans, programs, contracts or arrangements of the Surviving Corporation or its affiliates that provide for severance payments or benefits upon a termination of employment.



     Subsequent to July 7, 1997 Terry L. Kendall, President and Chief Executive Officer of Golden American, entered into an Amended and Restated Severance and Non-Compete Agreement with the Company effective as of the Effective Time providing for severance benefits in addition to the benefits provided in his current Severance and Non-Compete Agreement dated as of May 2, 1996.


  CONTINUATION OF EMPLOYEE BENEFIT PLANS


     With respect to certain retirement and welfare benefit plans in place for employees of the Company and its subsidiaries and identified in the Merger Agreement (generally, all plans currently in place except for certain programs tied to the value of Shares), the Merger Agreement provides that for a two-year period following the Effective Time, all such plans or, alternately, substantially similar benefits will continue to be provided to such employees, unless ING integrates or consolidates the employee benefit plans covering its employees located in the United States. In such event, the employees of the Company and its subsidiaries will then be eligible to participate and receive benefits under such integrated or consolidated benefit plans of ING on substantially the same terms and conditions applicable to similarly situated employees in the United States.

DISSENTERS' RIGHTS OF SHAREHOLDERS OF THE COMPANY

     Each shareholder of the Company has the right to demand to be paid the fair value of such share-holder's Shares in cash upon consummation of the Merger if such shareholder follows the dissenters' rights procedures set forth in Division XIII of the BCA. "Fair value" is defined in the BCA as the value of the subject Shares immediately prior to the consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless such an exclusion would be inequitable.


     Under the BCA, a shareholder of the Company may dissent from the Merger and obtain the fair value of the Shares owned by such shareholder with such fair value to be paid in cash if the Merger is consummated. Any shareholder of the Company who wishes to assert dissenters' rights (a "Dissenting Shareholder") must do both of the following: (i) deliver to the Company before the vote on the Merger is taken a written notice of such shareholder's intent to demand payment of the fair value of such shareholder's Shares if the Merger is effectuated, and
(ii) not vote such Shares in favor of the approval of the Merger at the Special Meeting. A VOTE AGAINST THE APPROVAL OF THE MERGER WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN NOTICE OF A SHAREHOLDER'S INTENT TO ASSERT DISSENTERS' RIGHTS.


     If the Merger is approved at the Special Meeting, the Company shall deliver a written notice to each person who asserted dissenters' rights and who did not vote in favor of the approval of the Merger as described above. The notice must be sent by the Company no later than 10 days after the Special Meeting and must:
(i) state where a demand for payment must be sent by a Dissenting Shareholder and where and when the Certificates evidencing the Shares owned by such shareholder must be deposited, (ii) supply a form with which Dissenting Shareholders may make their demands for payment, which form will include the date of the first public announcement of the proposed Merger and a requirement that each Dissenting Shareholder certify as to whether or not it had acquired beneficial ownership of the Shares subject to the dissenters' rights demand prior to the date of the first public announcement of the proposed Merger, (iii) set a date by which the Company must receive the demand for payment from the Dissenting Shareholder, which date shall not be fewer than 30 nor more than 60 days after the date of the Company's notice to Dissenting Shareholders, and (iv) a copy of Division XIII of the BCA.


     A Dissenting Shareholder must demand payment for such shareholder's Shares, certify as to whether the acquisition dates of such Shares were prior to or after the public announcement of the proposed Merger and deposit the Certificates evidencing such Shares prior to the date set in and in accordance with the notice sent by the Company to Dissenting Shareholders. A shareholder who does not demand payment or deposit Certificates by the date or in the manner set forth in the notice to Dissenting Shareholders sent by the Company will not be entitled to payment of the fair value of such Shares under Division XIII of the BCA. The Company (or Merger Sub, as the Surviving Corporation in the Merger) must make a cash payment to each Dissenting Shareholder who files a demand for payment as described above equal to the Company's (or Merger Sub's) estimate of the fair value of the Shares owned by such shareholders, plus accrued interest on such payment from the Closing Date. Such payment must be made upon the later of (i) the time the Merger is consummated or (ii) the receipt of the demand for payment from the Dissenting Shareholder. If the Merger is not consummated within 60 days of the date set by the Company for receipt of the Dissenting Shareholders' demands for payment and deposits of Certificates, the Company must return the deposited Certificates and send a new notice to Dissenting Shareholders if the Merger is actually consummated and repeat the payment demand procedure. The payment must be accompanied by the following: (i) the Company's balance sheet as of the end of its most recently completed fiscal year, an income statement and a statement of changes in shareholders' equity as of the most recently completed fiscal year and interim financial statements of the Company as of and for the most recent date or period available; (ii) a statement of the Company's (or

Merger Sub's) estimate of the fair value of the Shares; (iii) an explanation as to how the interest payment was calculated; (iv) a statement of the Dissenting Shareholder's right to demand a greater payment than the Company's estimate as described below; and (v) a copy of Division XIII of the BCA.


     The Company (or Merger Sub) may elect to withhold payment from those Dissenting Shareholders unless the Dissenting Shareholder owned the shares before the date set forth in the Dissenter's Notice as the date of the first public announcement of the proposed Merger. To the extent that the Company (or Merger Sub) elects to withhold payment from such Dissenting Shareholders, the Company (or Merger Sub) shall estimate the fair value of the Shares owned by such holders and accrued interest thereon and offer to pay the same to each such Dissenting Shareholder who agrees to accept it in full satisfaction of its demand. The offer to such shareholders must be accompanied by: (i) a statement of the Company's (or Merger Sub's) estimate of fair value, (ii) an explanation as to how the interest payment was calculated and (iii) a statement of the Dissenting Shareholder's right to demand a greater payment than the Company's (or Merger Sub's) estimate as described below.


     After receipt of the Company's (or Merger Sub's) estimate of fair value in either of the above cases, a Dissenting Shareholder may deliver notice to the Company (or Merger Sub) of its own estimate of fair value for such shareholder's Shares and the amount of interest due and demand payment of the difference in amount, if any, previously paid by the Company (or Merger Sub) to such shareholder and the amount of the shareholder's estimate or reject the Company's offer and demand payment of the fair value of the Dissenter's Shares plus interest. In order to make such a demand: (i) the Dissenting Shareholder must believe that the amount paid or offered by the Company (or Merger Sub) is less than the fair value of the Shares or the interest is incorrectly calculated, or
(ii) the Company (or Merger Sub) has not made payment for the Shares within 60 days after the date set by the Company (or Merger Sub) as the last day that the Company (or Merger Sub) set for accepting demands for payment, or (iii) the Merger has not been consummated within the 60-day period after the last date that the Company (or Merger Sub) set for accepting demands for payment and the Company has not returned the Certificates deposited by the Dissenting Shareholder. A Dissenting Shareholder will waive his or her right to seek a greater payment than the Company's estimate of fair value and accrued interest unless such shareholder notifies the Company (or Merger Sub) in writing of the same within 30 days of the receipt of the Company's (or Merger Sub's) payment or offer of payment for the Shares.



     If, within 60 days of receiving the Dissenting Shareholder's notice of a demand for increased payment, the demand remains unsettled, the Company (or Merger Sub) must commence proceedings in the district court of the county where its principal office is located, petitioning the court to determine the fair value and accrued interest of such Shares. If the Company (or Merger Sub) fails to start such proceedings within the 60-day period, the Company (or Merger Sub) must pay each Dissenting Shareholder whose demand remains unsettled the amount that such shareholder has demanded. All Dissenting Shareholders with claims remaining unsettled will be made parties to the proceedings and the court may appoint one or more appraisers to receive evidence and recommend the fair value of the Shares. The court will find either (i) that the fair value and accrued interest already paid by the Company (or Merger Sub) equals or exceeds the amount determined by the court, in which case the shareholder will be entitled to no additional payment from the Company (or Merger Sub), or (ii) that the Company (or Merger Sub) must pay an additional amount equal to the difference between the court's determination of fair value and accrued interest and the amount already paid by the Company (or Merger Sub) to the shareholder.



     The court shall also determine all costs of the proceedings, including the reasonable compensation and expenses of the appraisers appointed by the Court, and shall assess such costs against the Company (or Merger Sub) unless the court finds that such an assessment would be inequitable because Dissenting Shareholders had acted arbitrarily, vexatiously or not in good faith, in which case the court may assess costs against all or some of the dissenters. Fees and expenses of legal counsel and experts will generally be borne by each of the parties except that the experts' and attorneys' fees and expenses of the Dissenting Shareholders will be assessed against the Company (or Merger Sub) to the extent that the court finds the Company did not substantially comply with the procedures set forth in Division XIII of the BCA or to either party in favor of the other party to the extent that the court finds that the assessed party acted arbitrarily, vexatiously or not in good faith. To the extent that counsel for one Dissenting Shareholder is found by the court to have provided a substantial benefit to other Dissenting Shareholders, the court may order that the fees of such counsel be paid out of the amounts awarded to the Dissenting Shareholders who have been benefited.


THE PRECEDING DISCUSSION IS A SUMMARY OF THE PROVISIONS REGARDING DISSENTERS' RIGHTS UNDER THE BCA AND IS QUALIFIED IN ITS ENTIRETY BY THE TEXT OF DIVISION XIII OF THE BCA, WHICH IS ATTACHED AS ANNEX C TO THIS PROSPECTUS/PROXY STATEMENT. THE SHAREHOLDERS OF THE COMPANY WHO ARE INTERESTED IN ASSERTING DISSENTERS' RIGHTS PURSUANT TO THE BCA IN CONNECTION WITH THE MERGER MAY WISH TO CONSULT WITH THEIR COUNSEL FOR ADVICE AS TO THE PROCEDURES REQUIRED TO BE FOLLOWED.


ACCOUNTING TREATMENT

     The Merger will be accounted for under the purchase method of accounting. Accordingly, data regarding the financial condition and results of operations of the Company will be included in ING's consolidated financial statements only on and after the Closing Date.

                              THE MERGER AGREEMENT

     The following describes certain aspects of the proposed Merger, including material provisions of the Merger Agreement. The following description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to this Prospectus/Proxy Statement and is incorporated herein by reference. Holders of Shares are urged to read the Merger Agreement carefully.

GENERAL; MERGER CONSIDERATION


     The terms of the Merger are set forth in the Merger Agreement that was approved by the Company Board and signed by the Company, ING Groep N.V. and Merger Sub on July 7, 1997 and a copy of which is attached hereto as Annex A. Pursuant to the Merger Agreement, and on the terms and conditions thereof, at the Effective Time, the Company will be merged with and into Merger Sub, with Merger Sub as the surviving entity, and Merger Sub will succeed to the business of the Company and will take the Company's name. Each Share outstanding immediately prior to the Effective Time, other than Shares held directly by ING Groep N.V. or Shares that are owned by the Company or any subsidiary of the Company (other than Shares owned by the Company in connection with certain pension and similar employee benefit plans) and in each case not held on behalf of third parties (collectively, "Cancelable Shares") or Shares that are owned by Dissenting Shareholders ("Dissenting Shares" and, together with the Cancelable Shares, "Excluded Shares") will be converted into, and become exchangeable for, at the election of the holder thereof (subject to the limitations and adjustments described below under "-- Exchange of Share Certificates; Allocation of Merger Consideration") for either (i) $68 in cash or (ii) a number of ADSs equal to the number derived by dividing $68 by the Average Closing Price, provided that if the Average Closing Price is less than $40.2864, the number of ADSs shall be 1.6879, and if the Average Closing Price is greater than $54.5052, the number of ADSs shall be 1.2476, subject to, in the former case, the right of the Company to terminate the Merger Agreement and, in the latter case, the right of ING Groep N.V. to terminate the Merger Agreement, which rights of termination shall be nullified if the other party agrees to Stock Consideration with a value, based on the Average Closing Price, of $68. See "THE MERGER -- Certain Federal Income Tax Consequences of the Merger" for a discussion of tax consequences of receiving the Cash Consideration, the Stock Consideration or a combination thereof.


     The future price of ADSs prior to and following the Merger can be expected to fluctuate. The trading price of the ADSs generally moves in tandem with the Bearer Receipts which are listed on the AEX Stock Exchange. The ADSs are listed on the NYSE. For information regarding historical prices of the Bearer Receipts and the ADSs, see "MARKET PRICE INFORMATION".

     The Cash Election Number (the maximum number of Shares to be converted into the right to receive Cash Consideration) is limited to (i) 50 percent of the number of Shares issued and outstanding immediately prior to the Effective Time less the number of Cancelable Shares less (ii) the number of Dissenting Shares the holders of which have not failed to perfect or have not lost the right to dissent from the merger under the BCA and the aggregate number of Shares which entitle the holders thereof to receive cash in lieu of fractional ADSs. The Stock Election Number (the maximum number of Shares to be converted into the right to receive ADSs in consideration therefor) shall be equal to 60 percent of the number of Shares outstanding immediately prior to the Effective Time less the number of Cancelable Shares. In connection with the foregoing percentages, any Shares owned directly by ING Groep N.V. which are canceled pursuant to the Merger Agreement will be considered Cash Election Shares and, to the extent any Shares beneficially owned by ING Groep N.V. are not canceled and are Stock Election Shares, the Stock Election Number shall be so increased. As a result of the foregoing limitations on the number of Shares which may be converted into the right to receive ADSs or to receive cash, each shareholder may receive more or less ADSs than such holder has elected depending on the elections made by all shareholders. See
"-- Exchange of Share Certificates; Allocation of Merger Consideration".

CLOSING; EFFECTIVE TIME


     The Closing will take place on the first business day on which the last to be fulfilled or waived of the conditions to the Merger set forth in the Merger Agreement as to be fulfilled prior to Closing is satisfied or waived or on such other day as the Company and ING Groep N.V. may agree. As soon as practicable following the Closing, Merger Sub will deliver to the Secretary of State of the State of Iowa the Articles of Merger and will file with the Secretary of State of the State of Delaware the Delaware Certificate of Merger. The Merger will become effective on the date on which the later of the following actions shall have been completed: (i) at the time when the Articles of Merger are effective and (ii) the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware. See "-- Conditions to Each Party's Obligations" and "THE MERGER -- Required Regulatory Approvals".


EXCHANGE OF SHARE CERTIFICATES; ALLOCATION OF MERGER CONSIDERATION


     No later than 20 days before the anticipated Closing Date, ING Groep N.V. shall cause the Exchange Agent to mail or make available to each holder of record of Shares an Election Form permitting the holder to elect to receive the Cash Consideration with respect to any or all of such holder's Shares, to elect to receive the Stock Consideration with respect to any or all of such holder's Shares or to indicate that such holder makes no election. Holders of Shares may elect to receive the Cash Consideration, the Stock Consideration or a combination thereof. Any Shares with respect to which the holder shall not have submitted to the Exchange Agent an effective, properly executed Election Form, together with the certificates representing the Shares subject thereto (or customary affidavits and indemnification regarding the loss or destruction of such certificates or an appropriate guarantee of delivery of such certificates by a commercial bank or trust company in the United States or a member of a registered national security exchange or of the National Association of Securities Dealers, Inc.; provided that such certificates are in fact delivered to the Exchange Agent within three trading days after the date of execution of such guarantee of delivery), on or before 5:00 P.M. on the Election Deadline (which date will be publicly announced by ING Groep N.V. on the Closing Date) shall be deemed to be Non-Election Shares. The Company shall use its best efforts to make an Election Form available to all persons who become holders of record of Shares (other than Excluded Shares) between the date of such mailing by the Exchange Agent and the Election Deadline.



     ING Groep N.V. will determine in its absolute and sole discretion, which authority it may delegate in whole or in part to the Exchange Agent, whether Election Forms have been properly completed, signed and submitted or revoked. The decision of ING Groep N.V. (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. Neither ING Groep N.V. nor the Exchange Agent will be under any obligation to notify any person of any defect in a Election Form submitted to the Exchange Agent.



     In the event that the aggregate number of Cash Election Shares exceeds the Cash Election Number, all Non-Election Shares will be deemed Stock Election Shares and a pro rata share of Cash Election Shares will be deemed converted into Stock Election Shares, so that the number of Cash Election Shares remaining after such conversion shall equal as closely as practicable the Cash Election Number.

     In the event that the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Non-Election Shares will be deemed Cash Election Shares and a pro rata share of Stock Election Shares will be deemed converted into Cash Election Shares so that the number of Stock Election Shares remaining after such conversion shall equal as closely as practicable the Stock Election Number.



     In the event that the Stock Election Shares do not exceed the Stock Election Number and the Cash Election Shares do not exceed the Cash Election Number, Non-Election Shares will be deemed Cash Election Shares on a pro rata basis so that the Cash Election Shares equal as closely as practicable the Cash Election Number and all remaining Non-Election Shares shall be deemed to be Stock Election Shares.


LOST, DESTROYED OR STOLEN CERTIFICATES

     In the event any certificate representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by ING, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the applicable merger consideration as provided in the Merger Agreement.

REVOCATION OF ELECTION FORM

     Any Election Form may be revoked or changed by the person submitting such Election Form by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked and a new, properly executed Election Form is not submitted prior to the Election Deadline, the Shares represented by such Election Form shall become Non-Election Shares. Any certificate(s) representing Shares that have been submitted to the Exchange Agent in connection with an election shall be returned without charge to the holder thereof upon written request of such holder after the revocation of the related Election Form.

NO FRACTIONAL ADSS

     No fractional ADS will be issued and any holder of Shares otherwise entitled to receive a fractional ADS shall be entitled to receive a cash payment in lieu thereof, calculated based on the amount of such fractional interest and the Average Closing Price.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties customary for similarly structured mergers of insurance companies relating to, among other things: (a) each of ING Groep N.V.'s, the Company's and Merger Sub's capitalization and organization and similar corporate matters; (b) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (c) conflicts under governing documents, required consents or approvals, and violations of any agreements or law; (d) documents filed by the Company with the Commission and the accuracy of information contained therein; (e) absence of certain material adverse events, changes or effects; (f) undisclosed liabilities; (g) the accuracy of information supplied by each of ING Groep N.V. and the Company; (h) the opinion of the financial advisor of the Company; (i) in the case of the Company, retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (j) in the case of the Company, ownership of intellectual property, computer technology and other assets; (k) litigation; (l) in the case of the Company, compliance with law, including compliance with insurance, investment company, tax and environmental laws and regulations; and
(m) the absence of reliance on the other party, except for the representations and warranties contained in the Merger Agreement.

COMPANY INTERIM OPERATIONS


     The Company has covenanted and agreed as to itself and each of its subsidiaries that after the date of the Merger Agreement and prior to the Effective Time (unless ING Groep N.V. shall otherwise approve in writing and except as otherwise expressly contemplated by the Merger Agreement) that the Company (a) shall conduct its business in the usual course consistent with past practice and shall use its best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, agents, regulators, creditors, lessors, employees and business associates; (b) shall not issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its subsidiaries; (c) shall not amend its articles of incorporation, by-laws or comparable governing instruments; (d) shall not split, combine or reclassify its outstanding shares of capital stock or set aside or pay any cash dividends other than (i) dividends from subsidiaries and (ii) regular quarterly cash dividends not in excess of $0.165 per Share; (e) shall not repurchase, redeem or otherwise acquire (except in connection with certain employee benefit plans) any shares of the Company's capital stock or any securities convertible into or exchangeable or exercisable for any shares of capital stock; (f) shall not issue, sell, pledge, dispose or encumber any shares of, or any rights or securities with rights to acquire, any capital stock or debt with voting rights; (g) other than in the ordinary and usual course of business, shall not transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets or modify any material indebtedness or other liability; (h) shall not incur any indebtedness with a maturity of one year or more or make certain capital expenditures; (i) shall not alter any employee benefits or compensation; (j) shall not settle or compromise any material claims or litigation or, except in the ordinary course of business, modify, amend or release any of its material contracts or waive, release or assign any material rights or claims; (k) shall not make any tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business; (l) shall not take any action or omit to take any action that would cause any representation or warranty of the Company in the Merger Agreement to become untrue in any material respect; and (m) shall not authorize any of, or commit or agree to take any of, the foregoing actions.


ING INTERIM OPERATIONS


     ING Groep N.V. has covenanted and agreed as to itself and each of its subsidiaries that after the date of the Merger Agreement and prior to the Effective Time (unless the Company shall otherwise approve in writing and except as otherwise expressly contemplated by the Merger Agreement) that ING Groep N.V. shall not (a) amend its governing instruments in any manner that would have any adverse impact on the Merger or which would amend or modify the terms or provisions of ING Groep N.V.'s capital stock; (b) effect any reclassification, stock split, stock combination, or stock dividend with Ordinary Shares (other than a stock split, stock dividend or similar transaction and other than regular interim and final stock dividends); (c) merge or consolidate with any other person if such merger or consolidation could reasonably be expected to have a material adverse impact on its ability to consummate the Merger; (d) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than (i) dividends from subsidiaries, (ii) regular interim and final cash and stock dividends and (iii) dividends on preferred stock in accordance with its terms; (e) (i) issue, sell, pledge, dispose of or encumber any shares of, or rights or securities with rights to, its capital stock or any voting debt or any other property or assets or (ii) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, if any such action could reasonably be expected to (x) delay materially the date of mailing of this Prospectus/Proxy Statement such that the Closing would be delayed past March 31, 1998, (y) if it were to occur after such date of mailing, require an amendment of this Prospectus/Proxy Statement such that the Closing would be delayed past March 31, 1998 or (z) have a material adverse effect on the ability of ING Groep N.V. to consummate the transactions contemplated by this Agreement; and (f) authorize any of, or commit or agree to take any of, the foregoing actions.

CERTAIN COVENANTS OF THE COMPANY AND ING GROEP N.V.



     The Company has agreed that neither it nor any of its subsidiaries nor any of their respective directors and officers shall, and it shall use its best efforts to cause its and its subsidiaries' Representatives (as defined in the Merger Agreement) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, it or any of its subsidiaries (any such proposal or offer, an "Acquisition Proposal"). The Company has further agreed that neither it nor any of its subsidiaries nor any of the officers and directors of either shall, and that it shall direct and use its best efforts to cause their Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement shall prevent the Company or its board of directors from (a) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal;
(b) providing, subject to certain confidentiality requirements, information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal; (c) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (d) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that (i) in each such case referred to in clause (b), (c) or (d) above, the Company Board determines in good faith after consultation with, and after receipt of a written opinion from, outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law and (ii) in each case referred to in clause (c) or (d) above, the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, and would, if consummated, result in a transaction more favorable to the shareholders of the Company from a financial point of view than the transaction contemplated by this Agreement.


     The Company has also agreed that it will notify ING Groep N.V. immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its officers, directors or Representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and thereafter shall keep ING informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions.


     The Company and ING Groep N.V. have agreed that, among other things, each will supply accurate information in connection with the preparation of this Prospectus/Proxy Statement and will otherwise cooperate with one another and will use their respective best efforts to obtain all consents, registrations approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger and to make sure that the exchange of Shares for ADSs will not result in the double payment of dividends by ING Groep N.V. and the Company and neither ING Groep N.V. nor the Company will take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" for tax purposes. See "-- Conditions to Each Party's Obligations" and "THE MERGER -- Certain Federal Income Tax Consequences of the Merger".


     In connection with certain registered investment companies established by the Company and for which certain of its subsidiaries serve as investment advisors registered under the Investment Company Act, the Company has agreed to use its best efforts to solicit proxies from the holders of contracts issued by such investment companies approving the transaction ("Investment Company Approvals"). See "-- Conditions to Each Party's Obligations". The Company has also agreed not to make any changes to employee benefits and salaries outside of the ordinary course and to take certain measures in connection with the Merger to insure that the Company's pension plan complies with laws applicable to its investment portfolio.

     ING Groep N.V. has agreed to indemnify the Company Board and its officers from liability arising from their service as such prior to the Merger and for any liability which they may incur in connection with the Merger. See "THE MERGER -- Interests of Certain Parties".

CONDITIONS TO EACH PARTY'S OBLIGATIONS


     The obligations of the Company and ING Groep N.V. are conditioned on the following:


          (a) the approval of the Merger Agreement by the shareholders of the Company in accordance with applicable law and the Company's articles of incorporation and by-laws;

          (b) the expiration or early termination of the waiting period applicable to the consummation of the Merger under the HSR Act and, other than the filing of the Articles of Merger in Iowa and the Delaware Certificate of Merger, all notices and filings required to be made prior to the Effective Time by the Company or ING Groep N.V. or any of their respective subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company, ING Groep N.V. or any of their respective subsidiaries from, any Governmental Entity (collectively, "Governmental Consents") in connection with the execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby by the Company, ING Groep N.V. and Merger Sub shall have been made or obtained (as the case may be), upon terms and conditions that, and except those that the failure to make or to obtain, are not, individually or in the aggregate, reasonably likely to have a material adverse effect on the Company or ING Groep N.V. or the ability of either to consummate the Merger or to provide a basis to conclude that the parties hereto or any of their affiliates or respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal liability;

          (c) no court or Governmental Entity of competent jurisdiction having issued or enacted an Order, and no Governmental Entity or any other person having instituted any proceeding or threatened to institute any proceeding seeking any such Order;

          (d) the Registration Statement, of which this Prospectus/Proxy Statement is a part, having been declared effective, no stop order suspending the effectiveness of the Registration Statement having been issued, and no proceedings for that purpose having been initiated or threatened, by the Commission;

          (e) ING Groep N.V. having received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated by the Merger Agreement;

          (f) the accuracy of the other's representations and warranties, subject to certain additional materiality limitations, remaining true and correct on the Closing Date and the receipt of certificates to such effect;


          (g) the absence of breaches of the other's obligations under the Merger Agreement, subject to certain limitations regarding materiality in the case of breaches which are not knowing and wilful;


          (h) the receipt by the other party of all material third party consents (except for the Investment Company Approvals which the Company must obtain as a condition to ING Groep N.V.'s obligation to close); and

          (i) the receipt by each of certain opinions and accountants' letters, including the opinion of respective tax counsel regarding the treatment of the Merger as a "reorganization" under the Code.

     In addition, ING Groep N.V.'s obligations under the Merger Agreement are subject to the receipt of certain letters from persons who are affiliates of the Company and the Company having amended its shareholder rights plan to terminate immediately prior to the Effective Time. See "THE MERGER -- Resale of ADSs" and "COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS OF THE COMPANY AND HOLDERS OF BEARER RECEIPTS OR ORDINARY SHARES OF ING -- Shareholder's Rights Agreement".

     The respective obligations of ING Groep N.V. and the Company to consummate the Merger are also conditioned on, in the case of the Company, an Average Closing Price of at least $40.2864 (subject to the right of ING Groep N.V. to pay Stock Consideration worth $68) and, in the case of ING Groep N.V., an Average Closing Price no higher than $54.5052 (subject to the Company's right to accept Stock Consideration worth $68).

TERMINATION OF THE MERGER AGREEMENT


     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by holders of
Shares: (i) by mutual consent of the Company and ING Groep N.V.; (ii) by the Company or ING Groep N.V., if the Merger shall not have been consummated by March 31, 1998 (provided that the terminating party is not otherwise in material breach of its obligations under the Merger Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated); (iii) by the Company or ING Groep N.V. if the Merger Agreement shall not have been approved at the Special Meeting or any adjournment or postponement thereof or if any Order shall become final and non-appealable; (iv) by the Company or ING Groep N.V. if the Company enters into an agreement with respect to a proposal determined to be more favorable to the Company by the Company Board in good faith (subject, in the case of the Company, to there being no breach by the Company of the provisions of the Merger Agreement relating to competing proposals); (v) by the Company or ING Groep N.V. in the event of a breach by the other party of any representation, warranty, covenant or agreement which is not cured as provided in the Merger Agreement; (vi) by the Company if the Average Closing Price is less than $40.2864 (subject to the right of ING Groep N.V. to pay Stock Consideration worth $68); and (vii) by ING Groep N.V., if the Company Board withdraws or modifies its approval or recommendation of the Merger Agreement or fails to reconfirm its recommendation within five business days after a written request by ING Groep N.V. to do so, or if the Average Closing Price is above $54.5052 (subject to the Company's right to accept the Stock Consideration worth $68).


TERMINATION FEE


     The Merger Agreement also provides that if the Merger Agreement is terminated under the circumstances described in clause (iv) of the preceding paragraph, or if the approval of shareholders is not obtained after the occurrence of certain specified events, including, among other things, the making of, or the public announcement of an intention to make, an offer to purchase the Company by a third person, or if the Company breaches any of its representations and warranties in the Merger Agreement, then the Company shall pay ING Groep N.V. a fee equal to $65 million.


WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     Subject to the provisions of applicable law, any provision of the Merger Agreement may at any time be waived, amended or supplemented by means of a written agreement executed and delivered by duly authorized officers of the respective parties.

                         DESCRIPTION OF ORDINARY SHARES


     Set forth below is a summary of certain information concerning ING Groep N.V.'s Ordinary Shares, including summaries of certain provisions of the ING Articles and applicable Netherlands law in effect on the date hereof. This summary contains all material information concerning ING Groep N.V.'s Ordinary Shares but does not purport to be complete. References to provisions of the ING Articles are qualified in their entirety by reference to the full ING Articles, an English translation of which has been incorporated by reference in the Registration Statement of which this Prospectus/Proxy Statement is a part.

GENERAL


     The authorized share capital of ING Groep N.V. is currently divided into 1,500 million Ordinary Shares, with a nominal value of NLG 1.00 per Ordinary Share, 100 million "A" Preference Shares with a nominal value of NLG 2.50 per "A" Preference Share, 200 million "B" Preference Shares with a nominal value of NLG 2.50 per "B" Preference Share and 900 million Cumulative Preference Shares with a nominal value of NLG 2.50 per Cumulative Preference Share. The Ordinary Shares, the "A" Preference Shares, the "B" Preference Shares and the Cumulative Preference Shares are in registered form (the "A" Preference Shares and "B" Preference Shares are collectively referred to herein as "Preference Shares"). The outstanding Ordinary Shares and "A" Preference Shares are fully paid and nonassessable. Ordinary Shares and "A" and "B" Preference Shares (collectively, "ING Shares") may only be issued or transferred to natural persons, and the issuance or transfer of Ordinary Shares and Preference Shares is not permitted if and to the extent that the acquiror or transferee alone or, pursuant to a mutual cooperation arrangement, together with one or more natural or legal persons, directly or (other than as a depositary receipt holder) indirectly (i) holds a nominal amount of Ordinary Shares or Preference Shares equal to or exceeding 1% of the total issued ordinary share capital or the total issued preference share capital or (ii) would acquire by such a transfer more than 1% of the total issued ordinary share capital or the total issued preference share capital, respectively. The principal exception to this restriction is that the Trust is not subject to such limitations on ownership of Ordinary Shares and Preference Shares. In addition, there is no trading market in Ordinary Shares except in the form of Bearer Receipts or ADSs. As a result, over 99% of the outstanding Ordinary Shares are currently held by the Trust, which has issued Bearer Receipts in exchange therefor. See "THE TRUST AND THE BEARER RECEIPTS". At June 30, 1997, 822.4 million Ordinary Shares were issued and outstanding.


DIVIDENDS

     Dividends, whether in cash or shares, may be payable out of the annual profits of ING Groep N.V, as reflected in the annual accounts adopted by the Supervisory Board and approved by the General Meeting. At its discretion, but subject to statutory provisions, the Executive Board may, with the prior approval of the Supervisory Board, distribute one or more interim dividends, whether in cash or shares, on one or more classes of shares before the annual accounts for any financial year have been adopted by the Supervisory Board and approved by the General Meeting. The Executive Board, with the approval of the Supervisory Board, may decide that all or part of ING Groep N.V.'s profits after the distribution of dividends to the holders of Preference Shares should be retained and not be made available for distribution to holders of Ordinary Shares. Those profits that are not retained may be distributed to shareholders pursuant to a resolution of the General Meeting, provided that the distribution does not reduce shareholders' equity below the issued share capital increased by the amount of reserves required by Netherlands law. The Executive Board determines, with the approval of the Supervisory Board, whether the dividends on Ordinary Shares are payable in cash, in shares, or at the option of the holders of Ordinary Shares, in cash or in shares. Existing reserves that are distributable in accordance with Netherlands law may be made available to the General Meeting for distribution upon proposal by the Executive Board, subject to prior approval by the Supervisory Board. See "DIVIDENDS" for additional discussion of the dividend rights of holders of Ordinary Shares. The Executive Board may also decide, with the approval of the Supervisory Board, to declare dividends in the currency of a country other than the Netherlands in which the Bearer Receipts are trading.

VOTING RIGHTS

  GENERAL MEETINGS OF SHAREHOLDERS OF ING GROEP N.V.


     General meetings of shareholders are held at least once a year, not later than six months after the end of the fiscal year, in Amsterdam, The Hague, Haarlemmermeer, Rotterdam or Utrecht, as determined by the Executive Board. The holders of the Ordinary Shares and Bearer Receipts will be called to a general meeting of shareholders by the publication of a notice convening a general meeting in the official publication of the AEX Stock Exchange, in a newspaper having nationwide circulation in the Netherlands, and abroad, in compliance with the applicable laws and regulations of each country where the Ordinary Shares are admitted for official quotation. In order to attend, to address and to vote at the general meeting of shareholders, holders of Ordinary Shares must notify ING Groep N.V. in writing of their intention to attend the meeting no later than the fourth AEX Stock Exchange day before the day of the meeting. In order to attend and to address the general meeting of shareholders, holders of Bearer Receipts must direct the deposit of their Bearer Receipts no later than the second AEX Stock Exchange day before the day of the meeting at a location specified by the Supervisory Board. ING Groep N.V. does not solicit from or nominate proxies for its shareholders and is exempt from the Commission's proxy rules under the Exchange Act. However, shareholders and other persons entitled to attend general meetings of shareholders may be represented by proxies with written authority. See "THE TRUST AND THE BEARER RECEIPTS -- Voting of the Ordinary Shares".


     Resolutions are adopted at general meetings of shareholders by an absolute majority of the votes cast (except where a larger majority of votes is required by the ING Articles or Netherlands law) and there are generally no quorum requirements applicable to such meetings, except as set forth in the following paragraph. Each Ordinary Share presently carries one vote. Each Preference Share and each Cumulative Preference Share carries 2.5 votes.

  AMENDMENT OF ING ARTICLES AND WINDING UP OF ING GROEP N.V.

     Resolutions to amend the ING Articles or to dissolve ING Groep N.V. may only be adopted upon a proposal by the Executive Board that is approved by the Supervisory Board. Such resolution must generally be approved by at least two-thirds of the votes cast at a general meeting of shareholders at which at least two-thirds of the issued share capital is represented.

ADOPTION OF ANNUAL ACCOUNTS


     As provided by Netherlands law and by the ING Articles, the Executive Board submits ING Groep N.V.'s annual Netherlands statutory accounts, together with a certificate of the auditor in respect thereof, to the Supervisory Board for adoption. Upon such adoption, these accounts are submitted to the General Meeting for approval. As provided by the ING Articles, the approval of ING Groep N.V.'s annual accounts by the General Meeting discharges members of the Executive Board and the Supervisory Board from liability for the performance of their respective duties for the past financial year. Under Netherlands law this discharge is not absolute and will not be effective as to matters not disclosed to the shareholders.


LIQUIDATION RIGHTS

     In the event of the dissolution and liquidation of ING Groep N.V., the assets remaining after payment of all debts and liquidation expenses are first to be distributed to the holders of Cumulative Preference Shares to the extent of the nominal amount paid up on the Cumulative Preference Shares plus accrued dividends. Then the "A" Preference shareholders are entitled to receive NLG 7.50 plus accrued dividends per share, and the "B" Preference shareholders are entitled to receive the amount for which the "B" Preference Shares were subscribed plus accrued dividends. Any remainder will be distributed to holders of the Ordinary Shares.

ACQUISITION AND CANCELLATION OF ORDINARY SHARES

     ING Groep N.V. and its subsidiaries may acquire Ordinary Shares and/or Bearer Receipts, subject to compliance with certain Netherlands law requirements (including that the aggregate nominal value of all ING Shares and/or Bearer Receipts held by ING Groep N.V. and its subsidiaries at any one time amounts to no more than 10% of ING Groep N.V.'s issued share capital). ING Shares owned by ING Groep N.V. and its subsidiaries may not be voted or counted for quorum purposes. Any such acquisitions are subject to the decision of the Executive Board, the approval of the Supervisory Board and the authorization of shareholders at the general meeting of shareholders of ING Groep N.V. Shares and/or Bearer Receipts held by ING Groep N.V. may be resold.

     The General Meeting has the power to decide to cancel Ordinary Shares acquired by ING Groep N.V. Any such proposal is subject to general requirements of Netherlands law with respect to reduction of capital.

     In addition, the General Meeting has the power to cancel one or more classes (or series within those classes) of Preference Shares. Furthermore, the General Meeting may decide to reduce the nominal amount of any or all classes (or series within those classes) of ING Shares. Any such proposal is subject to general requirements of Netherlands law with respect to reduction of capital as well as the relevant provisions of the ING Articles.

LIMITATIONS ON RIGHT TO HOLD OR VOTE THE ORDINARY SHARES

     There are no limitations imposed by Netherlands law or by the ING Articles on the right of non-resident owners to hold or vote the ING Shares solely by reason of such non-residence.

                        DESCRIPTION OF PREFERENCE SHARES


     Of the authorized 100 million "A" Preference Shares, 87,080,450 were issued and outstanding as of June 30, 1997, of which 4,413,203 were held by ING companies. None of the 200 million authorized "B" Preference Shares has been issued. The "B" Preference Shares are subdivided into five series of 5 million, 5 million, 40 million, 75 million and 75 million shares. Preference Shares may be issued only if at least the nominal amount of such Preference Shares is paid. Each Preference Share carries 2.5 votes.


     Preference Shares rank before Ordinary Shares in entitlements to dividends and distributions upon dissolution and liquidation of ING Groep N.V., but are subordinated to the Cumulative Preference Shares. See "DESCRIPTION OF CUMULATIVE PREFERENCE SHARES". Holders of "A" and "B" Preference Shares rank pari passu among themselves. If the profit or amount available for distribution to the holders of Preference Shares is not sufficient to make such distribution in full, such holders will receive a distribution in proportion to the amount they would have received if such distribution had been made in full. The Preference Shares are not cumulative and the holders thereof will not be compensated in subsequent years for a shortfall in a prior year.

     The dividend to be paid on the "A" Preference Shares is based on a percentage, calculated by taking the arithmetic mean of the average effective yield on the five longest-dated Dutch government bonds outstanding at such time and multiplying such percentage by NLG 7.50. The Executive Board may decide, with the approval of the Supervisory Board, to increase or decrease this yield thus calculated by not more than half a percentage point ( 1/2%) depending on the then prevailing market conditions. Such dividend percentage will be readjusted on January 1, 2004, and thereafter every ten years. Until January 1, 2004, the dividend on the "A" Preference Shares is NLG 0.53 per year.

     The dividend to be paid on each series of the "B" Preference Shares will be based on a percentage related to the average effective yield on the government bonds outstanding at such time with a maturity of six to seven years and multiplying such percentage by the amount for which the first "B" Preference Shares of the series were subscribed. The Executive Board may decide with the approval of the Supervisory Board to increase or decrease the yield thus calculated by not more than one percentage point (1%) depending on the then prevailing market conditions. Such percentage will be adjusted every seven years in such fashion.


     "A" Preference Shares may be cancelled only if a distribution of NLG 5.00 can be made on each such share in addition to the repayment of the nominal amount of NLG 2.50. Upon dissolution and liquidation of ING Groep N.V., a distribution of NLG 7.50 will, as far as possible, be made on each "A" Preference Share. "B" Preference Shares may be cancelled only if, in addition to repayment of the nominal value of NLG 2.50, a distribution is made equal to the amount (including share premiums) for which the first "B" Preference Shares of the relevant series were subscribed, less NLG 2.50. Upon dissolution and liquidation of ING Groep N.V., a distribution in the amount (including share premium) for which the first "B" Preference Shares were subscribed will, as far as possible, be made on each "B"

Preference Share. See "DESCRIPTION OF ORDINARY SHARES -- Liquidation Rights and Acquisition and Cancellation of Shares".

     If the profit or the amount available for distribution to the holders of Preference Shares upon dissolution and liquidation of ING Groep N.V. is not sufficient to make this distribution in full, such holders will receive a distribution in proportion to the amount they would have received if such distribution could have been made in full.

     If Preference Shares have been cancelled by repayment in a financial year for which profit has been determined, the persons who held the shares prior to cancellation are entitled to a pro rata share of the distribution for that year. If Preference Shares are issued in the course of the financial year, the dividend for that year will be reduced pro rata. See "DESCRIPTION OF ORDINARY SHARES -- Voting Rights".

                  DESCRIPTION OF CUMULATIVE PREFERENCE SHARES


     ING Groep N.V. has authorized 900 million Cumulative Preference Shares, nominal value NLG 2.50 per Cumulative Preference Share. Cumulative Preference Shares may be issued only if at least one-fourth of the nominal amount thereof is paid up. As of June 30, 1997, no Cumulative Preference Shares had been issued. The Cumulative Preference Shares rank before the Preference Shares and the Ordinary Shares in entitlements to dividends and distributions upon dissolution and liquidation. Each Cumulative Preference Share carries 2.5 votes.


     Dividends on Cumulative Preference Shares will be calculated based on a percentage equal to the average of the special advance rate of the Dutch Central Bank, weighted on the basis of the number of days for which it applied during the financial year in which the distribution is made, plus two and a half percentage points and the average interest surcharge as applied by the three largest lending institutions in the Netherlands (excluding lending groups that are part of ING), calculated on the amount compulsorily paid up or yet to be paid up.

     If profits for a financial year are not sufficient to make distributions in full to holders of Cumulative Preference Shares, the shortfall will be made up from the Company's reserves, provided that the distribution does not reduce shareholders' equity below the issued share capital plus the amount of reserves required by Netherlands law. If the distribution cannot be made from the reserves, the profits achieved in subsequent years will be used to make up the shortfall in full before any distribution is made on the Preference Shares or on the Ordinary Shares.

     If Cumulative Preference Shares have been cancelled by repayment in a financial year for which profit has been determined, the persons who held the shares prior to cancellation are entitled to a pro rata share of the distribution. If Cumulative Preference Shares are issued in the course of the financial year, the dividend for that year will be reduced pro rata. Upon cancellation of Cumulative Preference Shares and upon dissolution and liquidation of ING Groep N.V., the amount paid up on the Cumulative Preference Shares will be repaid together with the dividend shortfall of preceding years, insofar as this shortfall has not yet been made up.

     If Cumulative Preference Shares are to be issued or rights to subscribe for Cumulative Preference Shares are to be granted other than by resolution of the General Meeting, prior approval of the General Meeting is required if the issuance of shares or the granting of rights to subscribe for such shares would cause the number of outstanding Cumulative Preference Shares to exceed half of the total issued and outstanding Ordinary and Preference Shares. If Cumulative Preference Shares are to be issued or rights to subscribe for Cumulative Preference Shares are to be granted and such prior approval is not required, the Executive Board must hold a general meeting of shareholders within four weeks after the issuance of such Cumulative Preference Shares or the grant of rights to subscribe for such Cumulative Preference Shares to explain the reasons for the issuance.

     Resolutions on actions affecting holders of Cumulative Preference Shares may be passed at a meeting of holders of Cumulative Preference Shares if the total number of issued Cumulative Preference

Shares are represented and the resolutions are passed unanimously, even if the provisions regarding the calling and holding of such meeting have not been observed. Resolutions of holders of Cumulative Preference Shares may also be passed by unanimous written consent. See "DESCRIPTION OF ORDINARY
SHARES -- Voting Rights".

     ING Groep N.V. has a call option agreement with the Stichting Cumulatief Preferente Aandelen ING Groep (the "Cumulative Preference Shares Trust"), which gives the Cumulative Preference Share Trust the right to acquire up to a maximum of 900 million Cumulative Preference Shares. This right is subject to the condition that no more than one-third of the total issued share capital, including Cumulative Preference Shares, of ING Groep N.V. consists of Cumulative Preference Shares at any given time. The Cumulative Preference Share Trust has entered into funding arrangements with third parties to fund the call option.

                            DESCRIPTION OF WARRANTS


     In 1991, ING Groep N.V. authorized the issuance of 261,070,062 Warrants, of which 107,619,975 were issued and outstanding as of June 30, 1997. A total of 339,180 of these were held by ING companies.


     At the exercise price of NLG 27.20 per Bearer Receipt, Warrant holders are entitled to exchange their Warrants for Bearer Receipts for Ordinary Shares, at the rate of 5 Bearer Receipts for 14 Warrants.

     The exercise price of the Warrants will be adjusted by ING Groep N.V. under the following circumstances: (i) if ING Groep N.V. issues Ordinary Shares with pre-emptive rights for existing holders thereof against an issue price which is below the then applicable exercise price; (ii) if ING Groep N.V. issues Ordinary Shares to existing holders thereof, such shares being paid from a reserve of the Company at a price which is below the then applicable exercise price; (iii) if ING Groep N.V. issues Ordinary Shares to existing holders thereof by way of dividend at a price which is below the then applicable exercise price; (iv) if ING Groep N.V. grants existing holders of Ordinary Shares pre-emptive rights to obtain securities other than Ordinary Shares; (v) if any company grants existing holders of Ordinary Shares a right to subscribe for securities which may be converted into or exchanged for Ordinary Shares, provided that the price for which such Ordinary Shares of ING Groep N.V. may (initially) be obtained is lower than the then applicable exercise price; or (vi) if ING Groep N.V. makes a distribution in cash out of its share premium reserve(s) to holders of Ordinary Shares.


     The exercise price will not be adjusted in the event of a merger, the restructuring of the share capital or the transfer of all or a substantial part of the assets of ING. Upon such an event, Warrant holders will be entitled to receive the number and kind of securities to which holders of a corresponding number of Ordinary Shares equal to that which would have been issued had the Warrants been previously exercised would have been entitled.


     In the event of a split or consolidation of shares, Warrant holders remain entitled to the number of shares the aggregate nominal value of which is equal to the aggregate nominal value of the shares to which they were entitled immediately prior to the split or consolidation.

                          DESCRIPTION OF OPTION RIGHTS

     As from 1994 a number of senior executives (members of the Executive Board, the Executive Committees, the ING Group Management Council and other key persons approved by the Executive Board) have been granted option rights to purchase Bearer Receipts. Each such right lasts for five years, calculated from the date on which the right is granted and the exercise price is established. Option rights not exercised during this period will lapse.


     As from 1997, the scope of the option plan has been extended to all employees of ING in the Netherlands and to a substantial number of employees outside of the Netherlands. Each year the Executive Board will determine whether and to what extent the option plan will be continued. Option rights granted and acquired remain valid after the plan's termination (subject to the limit of five years mentioned above). The following table sets forth, by year of issuance, the number of outstanding and exercisable options and their exercise price.

         NUMBER OF OUTSTANDING AND
            EXERCISABLE OPTIONS
           AS OF APRIL 30, 1997        EXERCISE PRICE IN NLG     ISSUE YEAR
         -------------------------     ---------------------     ----------
                    8,418                      25.53                1994
                   86,529                      26.36                1994
                  188,360                      28.27                1995
                  197,641                      29.10                1995
                    2,450                      43.52                1996
                  880,000                      51.80                1996

  See Notes 6.2.3 and 8.25 of Notes to the Consolidated Financial Statements.


     ING decided in early 1997 to establish option plans for all its employees (including those outside the Netherlands) and authorized the issue of up to 12 million options, each representing the right to acquire one Ordinary Share/Bearer Receipt of ING Groep N.V. 1,691,400 options were issued under these plans on March 14, 1997, to certain employees working for the CIB management centre outside the Netherlands. These options bear an exercise price of NLG
76.40 and are exercisable during the period between March 14, 2000, and March 14, 2002. The number and exercise price of the options granted to certain of the Company's other employees was determined on May 28, 1997. These options are exercisable between May 28, 1997 (for the Netherlands employees)/May 28, 2000 (for the employees outside the Netherlands) and May 28, 2002, and are included in the total number of authorized options (12 million) mentioned above. These options bear an exercise price of NLG 85.10 and 3,173,000 options were issued at May 20, 1997. As of September 1, 1997, 3,080,000 of such options were outstanding.


                       THE TRUST AND THE BEARER RECEIPTS

     The following is a description of the material provisions of the Trust Agreement and the applicable provisions of Netherlands law. This description does not purport to be complete and is qualified in its entirety by reference to the Trust Agreement and the applicable provisions of Netherlands law referred to in such description. The Trust Agreement, together with English translations thereof, are incorporated by reference in the Registration Statement of which this Prospectus/Proxy Statement forms a part.

     Bearer Receipts, which are negotiable instruments under Netherlands law, are issuable by the Trust pursuant to the terms of the Trust Agreement. Each Bearer Receipt represents financial interests in one Ordinary Share held by the Trust, as described herein. As described under "--Voting of the Ordinary Shares", holders of Bearer Receipts (including those for which ADSs have been issued) are not entitled to exercise any voting rights with respect to the Ordinary Shares underlying the Bearer Receipts owned by the Trust. Such rights are exercisable only by the Trust pursuant to the terms of the Trust Agreement. Bearer depositary receipts are also issued by the Trust for Preference Shares.


     The Bearer Receipts are in the form of bearer "Centrum voor Fondsenadministratie" certificates ("CF Certificates"), with a dividend sheet without coupons or talons. The Centrum voor Fondsenadministratie provides central administration for the dividend sheets of the CF Certificates. The dividend sheets of CF Certificates, which do not trade separately from the CF Certificates, must be held by an eligible custodian. Transfer of title in the Bearer Receipts in the form of CF Certificates together with the dividend sheet is effected by book-entry through the facilities of NECIGEF--(the Netherlands Central Institute for Securities Book-Entry Transactions) and its participants pursuant to the Netherlands Act on book-entry transactions ("Wet giraal effectenverkeer"). Owners of Bearer Receipts participate in the NECIGEF system by maintaining accounts with NECIGEF participants. There is no limitation under Netherlands law on the ability of non-Dutch citizens or residents to maintain such accounts which are obtainable through Dutch banks.

DIVIDENDS, OTHER DISTRIBUTIONS AND RIGHTS

     Holders of Bearer Receipts are entitled to receive the economic benefits corresponding to the Ordinary Shares underlying such Bearer Receipts within one week of the time when the Trust receives the corresponding dividends or other distributions to shareholders, and to receive the underlying Ordinary Shares at any time subject to the restrictions on ownership described herein and upon termination of the Trust Agreement. See "--Termination of the Trust". The Trust will distribute cash dividends and other cash distributions received by it in respect of the Ordinary Shares held in the Trust to the holders of the Bearer Receipts in proportion to their respective holdings, in each case in the same currency in which they were received. Cash dividends and other cash distributions in respect of Bearer Receipts for which ADSs have been issued will be distributed in U.S. dollars in accordance with the Deposit Agreement.

     If ING Groep N.V. declares a dividend in, or free distribution of, Ordinary Shares or Preference Shares, such Ordinary Shares or Preference Shares will be held by the Trust, and the Trust will distribute to the holders of the outstanding Bearer Receipts, in proportion to their holdings, additional Bearer Receipts issued for the Ordinary Shares or Preference Shares received by the Trust as such dividend or distribution. In the event the Trust receives any distribution with respect to Ordinary Shares held by the Trust other than in the form of cash or additional ING Shares, the Trust will adopt such method as it may deem legal, equitable and practicable to effect such distribution.

     If ING Groep N.V. offers or causes to be offered to the holders of Ordinary Shares any rights to subscribe for additional ING Shares or any rights of any other nature, the Trust, subject to applicable law, will offer to each holder of Bearer Receipts the right to instruct the Trust to subscribe for such holder's proportionate share of such additional ING Shares, subject to such holder providing the Trust with the funds necessary to subscribe for such additional ING Shares. If such an offer is made and if a holder of Bearer Receipts provides the Trust with the necessary funds, the Trust will subscribe for the corresponding number of ING Shares, which will be placed in the Trust, and deliver additional Bearer Receipts in respect of such ING Shares, to each such holder of Bearer Receipts or adopt such method as it may deem equitable and practicable to permit such subscription. The Trust will offer such rights to a holder of Bearer Receipts only if such offer is legal and valid under the provisions of the laws of the country of residence of such holder of Bearer Receipts.

     If the Trust has the option to receive such distribution either in cash or ING Shares, the Trust will give notice of such option by advertisement and give holders of Bearer Receipts the opportunity to choose between cash and ING Shares until the fourth day before the day on which the Trust must have made such choice. Holders of Bearer Receipts may receive an equal nominal amount in Ordinary Shares, provided that they are natural persons and they do not hold more than 1% of the issued share capital of ING Groep N.V. in the form of Ordinary Shares. See "COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS OF THE COMPANY AND HOLDERS OF BEARER RECEIPTS OR ORDINARY SHARES OF ING GROEP
N.V. -- Transfer Restrictions".

VOTING OF THE ORDINARY SHARES

     Holders of Bearer Receipts are not entitled to give binding instructions to the Trust concerning the Trust's exercise of the voting rights attached to the Ordinary Shares, although, whenever the Trust deems necessary or desirable, the Trust may consult holders of Bearer Receipts to the degree and subject to such terms and conditions it considers appropriate. Holders of Bearer Receipts are entitled to attend and speak at general meetings of shareholders of ING Groep N.V. The Trust, however, is required to make use of the voting rights attached to the Ordinary Shares in such a manner that (i) the interests of ING Groep N.V. and of the enterprises sustained by ING Groep N.V. and the companies affiliated as a group with ING Groep N.V. are served; (ii) the interests of ING Groep N.V. and of those enterprises and all parties concerned are safeguarded as well as possible; and (iii) influences which could violate the independence, the continuity or the identity of ING Groep N.V. and those enterprises contrary to the aforementioned interests are barred to the greatest extent possible. The Trust reserves the right to decide its vote without consulting the holders of Bearer Receipts.

ADMINISTRATION OF THE TRUST


     Pursuant to the terms of its Articles of Association, the Trust is administered by a Management Board (the "Management Board"), which consists of seven members. Two members of the Management Board (each a "Managing Director-A") are appointed by the ING Groep N.V.'s Supervisory Board from among its members. The other five members of the Management Board (each a "Managing Director-B", and together with Managing Directors-A, the "Managing Directors") are appointed by the Management Board itself, subject to the approval of the Executive Board of ING Groep N.V. Managing Directors are appointed for terms of three years.


     Valid resolutions may be passed only if at least one Managing Director-B is present or represented and all Managing Directors have been duly notified, except that in a case where there is no such notification valid resolutions may nevertheless be passed by unanimous consent at a meeting at which all Managing Directors are present or represented. A Managing Director may be represented only by a fellow Managing Director who is authorized in writing. All resolutions of the Management Board shall be passed by an absolute majority of the votes.

     The legal relationship between holders of Bearer Receipts and the Trust is governed entirely by Netherlands law.

TERMINATION OF THE TRUST


     Should the Trust be dissolved or wish to terminate its function under the Trust Agreement, or should ING Groep N.V. wish to have such function terminated, ING Groep N.V. shall, in consultation with the Trustee and with the approval of the meeting of holders of Bearer Receipts, appoint a successor to whom the administration can be transferred. The successor shall have to take over all commitments under the Trust Agreement. Within two months of the decision to dissolve or terminate the Trust, the Trust shall have the shares which it holds for administration transferred into its successor's name. Upon surrender of the Bearer Receipts, the successor shall issue to holders of Bearer Receipts new or altered Bearer Receipts which shall be signed by the successor. In no case shall the administration be terminated without ING Groep N.V.'s approval.


                   DESCRIPTION OF AMERICAN DEPOSITARY SHARES


     The following is a summary of the material provisions of the Amended and Restated Deposit Agreement, dated as of June 2, 1997, pursuant to which ADSs are issued (the "Deposit Agreement") among ING Groep N.V., Morgan Guaranty Trust Company of New York, as depositary (the "Depositary"), and the holders from time to time of ADSs. Such summary does not purport to be complete and is qualified in its entirety by reference to the Deposit Agreement, which has been incorporated by reference in the Registration Statement of which this Prospectus/Proxy Statement is a part. Additional copies of the Deposit Agreement are available for inspection at the offices of the Depositary in New York, which is presently located at 60 Wall Street, New York, New York 10260 and at the office of the agents of the Depositary (the "Custodians", and each reference herein to "Custodian" shall be deemed to be a reference to any Custodian, each Custodian, the applicable Custodian or all Custodians collectively, as the context requires) currently located at ING Bank N.V., Strawinskylaan 2631, 1077 ZZ Amsterdam, P.O. Box 810, 1000 AV Amsterdam, the Netherlands. The Depositary's principal executive office is located at 60 Wall Street, New York, New York 10260.


AMERICAN DEPOSITARY RECEIPTS

     ADRs evidencing ADSs are issuable by the Depositary pursuant to the Deposit Agreement. Each ADS will represent one Bearer Receipt for an Ordinary Share or evidence the right to receive one Bearer Receipt (together with any additional Bearer Receipts at any time deposited or deemed deposited under the Deposit Agreement, and any and all other securities, cash and property received by the Depositary or the Custodian, in respect thereof and at such time held under the Deposit Agreement, "Deposited Securities"). Only persons in whose names ADRs are registered on the books of the Depositary will be treated by the Depositary and ING as holders ("Holders") of ADRs.

     Pursuant to the terms of the Deposit Agreement, Holders, owners and beneficial owners of ADRs will be subject to any applicable disclosure requirements regarding acquisition and ownership of Ordinary Shares or Bearer Receipts as are applicable pursuant to the terms of the Articles of Association of ING Groep N.V. or Netherlands law, as each may be amended from time to time. See "EXCHANGE CONTROLS AND OTHER LIMITATIONS ON HOLDERS OF BEARER DEPOSITARY RECEIPTS -- Obligations of Shareholders to Disclose Holdings" for a description of such disclosure requirements applicable to Ordinary Shares and the consequences of non-compliance as of the date of this Prospectus/Proxy Statement. The Depositary has agreed, subject to the terms and conditions of the Deposit Agreement, to use its reasonable efforts to comply with all of the obligations of the Holders set forth in the Deposit Agreement.


DEPOSIT, TRANSFER AND WITHDRAWAL

     The Depositary has agreed, subject to the terms and conditions of the Deposit Agreement, that upon delivery to the Custodian of Bearer Receipts (or evidence of rights to receive Bearer Receipts) and pursuant to appropriate instruments of transfer in a form satisfactory to the Custodian, the Depositary will, upon payment of the fees, charges and taxes provided in the Deposit Agreement, execute and deliver at its office to, or upon the written order of, the person or persons named in the notice of the Custodian delivered to the Depositary or requested by the person or persons who delivered such Bearer Receipts to the Custodian for deposit with the Depositary, an ADR or ADRs registered in the name or names of such person or persons and evidencing the number of ADSs to which such person or persons are entitled.

     Upon surrender at the office of the Depositary of an ADR for the purpose of withdrawal of the Deposited Securities represented by the ADSs evidenced by such ADR, and upon payment of the fees, governmental charges and taxes provided in the Deposit Agreement, and subject to the terms and conditions of the Deposit Agreement, the ING Articles and the Deposited Securities, the Holder of such ADR will be entitled to delivery without unreasonable delay to such Holder or upon such Holder's order, as permitted by applicable law, of the amount of Deposited Securities at the time represented by the ADS evidenced by such ADR. The Custodian shall ordinarily deliver such Deposited Securities at its office; the forwarding for delivery at the office of the Depositary or at any other place specified by the Holder of cash, other property and documents of title for such delivery will be at the risk and expense of the Holder.


     The Depositary may issue ADRs against rights to receive Bearer Receipts from ING, or any registrar, transfer agent, clearing agency or the entity recording Bearer Receipt ownership or transactions. The Depositary may issue ADRs against other rights to receive Bearer Receipts (until such Bearer Receipts are actually deposited, "pre-released ADRs") only if (x) such pre-released ADRs are fully collateralized (marked to market daily) with cash or U.S. government securities held by the Depositary for the benefit of Holders (but such collateral shall not constitute Deposited Securities), (y) each recipient of such pre-released ADRs represents and agrees in writing with the Depositary that such recipient or its customer (i) beneficially owns such Bearer Receipts, (ii) assigns all beneficial right, title and interest therein to the Depositary for the benefit of the Holders, (iii) holds such Bearer Receipts for the account of the Depositary and (iv) will deliver such Bearer Receipts to the Custodian as soon as practicable and promptly upon demand therefor but in no event more than five days after demand therefor and (z) all pre-released ADRs evidence not more than 20% of all ADSs (excluding those evidenced by pre-released ADRs). Such collateral, but not the earnings thereon, shall be held for the benefit of the Holders. The Depositary may retain for its own account any compensation for the issuance of ADRs against such other rights to receive Bearer Receipts, including, without limitation, earnings on the collateral securing such rights.


DIVIDENDS, OTHER DISTRIBUTIONS AND RIGHTS

     Subject to any restrictions imposed by applicable law, regulations or applicable permits, the Depositary is required to convert or cause to be converted into U.S. dollars, to the extent it can do so on a reasonable basis, and can transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars, including Dutch guilders, that it receives in respect of the Deposited Securities and to distribute the resulting dollar amount (net of reasonable and customary expenses incurred by the Depositary in converting such foreign currency and any amount on account of taxes to be withheld by ING or the Depositary) to the Holders entitled thereto, in proportion to the number of ADSs representing such Deposited Securities evidenced by ADRs held by them, respectively. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Holders on account of exchange restrictions or the date of delivery of any ADR or ADRs or otherwise. See "TAXATION -- Netherlands Taxation". If any foreign currency received by the Depositary cannot be so converted and transferred, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the Depositary cannot be obtained at a reasonable cost or within a reasonable time, the Depositary shall in its discretion either distribute such foreign currency to each Holder or hold such foreign currency not so distributed uninvested and without liability for interest thereon for the respective accounts of the Holders entitled to receive the same. If any such conversion of foreign currency, in whole or in part, can be effected for distribution to some of the Holders entitled thereto, the Depositary may in its discretion make such conversion and distribution in U.S. dollars to the extent permissible to the Holders entitled thereto, distribute foreign currency received by it to each Holder requesting such distribution entitled thereto or hold the balance uninvested for the respective accounts of the Holders entitled thereto.


     If ING Groep N.V. declares a dividend in, or free distribution of, Ordinary Shares which are evidenced by Bearer Receipts, the Depositary may with ING Groep N.V.'s approval, which approval shall not be unreasonably withheld, and shall if ING so requests, distribute to the Holders of outstanding ADRs entitled thereto, in proportion to the number of ADSs representing such Deposited Securities held by them, respectively, additional ADRs evidencing an aggregate number of ADSs that represents the amount of Ordinary Shares evidenced by Bearer Receipts received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Bearer Receipts and the issuance of ADSs evidenced by ADRs, including the withholding of any tax or other governmental charge and the payment of fees of the Depositary. In lieu of delivering ADRs for fractional ADSs in the event of any such dividend or free distribution, the Depositary shall sell the amount of Bearer Receipts represented by the aggregate of such fractions and distribute the net proceeds as in the case of a distribution received in cash. If additional ADRs are not so distributed, each ADS shall thenceforth also represent its proportionate interest in the additional Bearer Receipts distributed upon the Deposited Securities represented thereby.

     If ING Groep N.V. offers or causes to be offered to the Holders of any Deposited Securities any rights to subscribe for additional Bearer Receipts or any rights of any other nature, the Depositary will have discretion as to the procedure to be followed in making such rights available to any Holders of ADRs or in disposing of such rights for the benefit of any Holders and making the net proceeds available to such Holders in accordance with the Deposit Agreement or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any Holders or dispose of such rights and make the net proceeds available to such Holders, then the Depositary shall allow the rights to lapse; provided, however, that if at the time of the offering of any rights the Depositary determines that it is lawful and feasible to make such rights available to all Holders or to certain Holders but not to other Holders, the Depositary may, and at the request of ING Groep N.V. will, distribute to any Holder to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by such Holder, warrants or other instruments therefor in such form as it deems appropriate. If the Depositary determines that it is neither lawful nor feasible to make such rights available to all or certain Holders, or if the rights represented by such warrants or other instruments are not exercised and appear to be about to lapse, it may, and at the request of ING Groep N.V. will, sell the rights, warrants or other instruments in proportion to the number of ADSs held by the Holders to whom it has determined it may not lawfully or feasibly make such rights available, allocate the proceeds of such sales for the accounts of, and distribute the net proceeds so allocated to, any Holders otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practicable basis without regard to any distinctions among such Holders because of exchange restrictions or the date of delivery of any ADR or ADRs, or otherwise.

     The Depositary will not offer rights to Holders having an address in the United States unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to all Holders or are registered under the provisions of such Act. Notwithstanding any terms of the Deposit Agreement to the contrary, ING Groep N.V. shall have no obligation to prepare and file a registration statement in respect of any such rights.

     Whenever the Depositary shall receive any distribution other than cash, Bearer Receipts or rights in respect of the Deposited Securities, the Depositary shall, with the consent of ING Groep N.V. (which consent shall not be unreasonably withheld), cause the securities or property received by it to be distributed to the Holders entitled thereto in proportion to their holdings, respectively, in any manner that the Depositary may reasonably deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Holders entitled thereto, or if for any other reason (including any requirement that ING Groep N.V. or the Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed) the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, and the net proceeds of any such sale will be distributed by the Depositary to the Holders entitled thereto as provided for in the Deposit Agreement in the case of a distribution received in cash. The Holders alone shall be responsible for the payment of any taxes or other governmental charges due as a result of such sales or transfers.

     If the Depositary determines that any distribution of property other than cash (including Bearer Receipts and rights to subscribe therefor) is subject to any tax which the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes or charges, by public or private sale, and the Depositary will distribute the net proceeds of any such sale after deduction of such taxes to the Holders entitled thereto in proportion to the number of ADRs held by them, respectively.

     Upon any change in nominal or par value, split-up, consolidation, cancellation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting ING Groep N.V. or to which it is a party, any securities that shall be received by the Depositary replacement or otherwise, in exchange for, in conversion or replacement of, or otherwise in respect of, Deposited Securities will be treated as new Deposited Securities under the Deposit Agreement, and the ADRs shall thenceforth represent, in addition to the existing Deposited Securities, the right to receive the new Deposited Securities so received in exchange, conversion, replacement or otherwise, unless additional ADRs are delivered pursuant to the following sentence. In any such case the Depositary may with ING Groep N.V.'s approval, and will if ING Groep N.V. so requests, execute and deliver additional ADRs as in the case of a distribution in Bearer Receipts, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such new Deposited Securities.

RECORD DATES

     Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made on or whenever rights shall be issued with respect to any Deposited Securities, or whenever there is any meeting of Holders of Bearer Receipts or other Deposited Securities, or whenever the Depositary shall find it necessary or convenient, the Depositary will fix a record date (which shall be as near as practicable to any corresponding record date set by ING Groep N.V. with respect to the Bearer Receipts), for the determination of the Holders who shall be entitled to (i) receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or (ii) give instructions for the exercise of voting rights at any such meeting, all subject to the provisions of the Deposit Agreement.

VOTING OF DEPOSITED SECURITIES

     The Bearer Receipts have no direct voting rights. See "THE TRUST AND THE BEARER RECEIPTS -- Voting of the Ordinary Shares". The Trust is the holder of all Ordinary Shares underlying the Bearer Receipts and has sole power to vote such Ordinary Shares. The Trust, as it deems necessary or desirable, may call a meeting to consult Holders of the Bearer Receipts (subject to such stipulations as the Trust shall consider appropriate). If the Trustee shall call a meeting of holders of Bearer Receipts for the purpose of such consultation, ING Groep N.V. shall cause to be given to the Depositary any required published announcement of such meeting, along with any documents which such announcement provides are available free of charge to holders of the Bearer Receipts, in English. As soon as practicable after receipt of such announcement and documents, or of any notice of any meeting or solicitation of consents or proxies of holders of other Deposited Securities, the Depositary shall mail to Holders of ADRs a notice containing (a) such information as is contained in such announcement, together with a statement that such documents are available free of charge to such Holders of ADRs, or in such notice and in the solicitation materials, if any,
(b) a statement that each Holder of ADRs at the close of business on a specified record date will be entitled, subject to the provisions of or governing Deposited Securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holders' ADRs and exercisable at such meeting, and (c) a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given (or be deemed given in accordance with the last sentence of this paragraph if no instruction is received) to the Depositary to give a discretionary proxy to a person designated by ING Groep N.V. Upon the written request of a Holder of ADRs on such record date, received on or before the date established by the Depositary for such purposes, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted (or to grant a discretionary proxy to a person designated by ING Groep N.V. to vote) the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs in accordance with any instructions set forth in such request. The Depositary shall not itself exercise any voting discretion over any Deposited Securities. If no instructions are received by the Depositary from any Holder with respect to any of the Deposited Securities represented by the ADSs evidenced by such Holder's ADR's on or before the date established by the Depositary for such purpose, the Depositary shall deem such Holder to have instructed the Depositary to give a discretionary proxy to a person designated by ING Groep N.V. to vote such Deposited Securities and the Depositary shall give a discretionary proxy to a person designated by ING Groep N.V. to vote such Deposited Securities, provided that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which ING Groep N.V. informs the Depositary (and ING agrees to provide such information promptly in writing) that (x) ING Groep N.V. does not wish such proxy given, (y) substantial opposition exists or (z) the rights of holders of ING Shares are materially affected.

REPORTS AND OTHER COMMUNICATIONS

     The Depositary will promptly send to the Holders, at the expense of ING Groep N.V., copies of any reports, notices and communications furnished by ING Groep N.V. pursuant to the Deposit Agreement, including English-language versions of ING Groep N.V.'s annual reports.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The ADRs and the Deposit Agreement may at any time be amended by agreement between ING and the Depositary without the consent of the Holders of ADRs; provided, however, that any amendment that imposes or increases any fees or charges (other than taxes, other governmental charges, delivery and other such expenses), or which otherwise prejudices any substantial existing right of ADR Holders, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of any such amendment has been given to the Holders of outstanding ADRs. Every Holder at the expiration of 30 days after such notice will be deemed by continuing to hold such ADRs to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event may any amendment impair the right of any Holder of an ADR to surrender such ADR and receive therefor the Bearer Receipts and any property represented thereby (including Deposited Securities), except in accordance with mandatory provisions of applicable law. In the event that the Depositary resigns, is removed or is otherwise substituted and ING enters into a new deposit agreement, Holders will be promptly notified by the successor depositary.


     The Depositary shall at any time at the direction of ING terminate the Deposit Agreement by mailing notice of such termination to the Holders of the ADRs then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to ING Groep N.V. and the Holders of all ADRs then outstanding if, at any time after 90 days have expired after the Depositary shall have delivered to ING a written notice of its election to resign, a successor depositary shall not have been appointed and accepted its appointment, in accordance with the terms of the Deposit Agreement. After the date so fixed for termination, the Depositary thereafter will perform no further acts under the Deposit Agreement, except to advise Holders of such termination and the collection of dividends and other distributions pertaining to the Deposited Securities, the sale of rights and other property and the delivery of underlying Receipts, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs (after deducting the fees of the Depositary and other expenses set forth in the Deposit Agreement). As soon as practicable after the expiration of six months from the date of termination, the Depositary may sell the Deposited Securities then held thereunder and may thereafter hold the net proceeds of such sale together with any other cash, in a segregated account and without liability for interest, for the pro rata benefit of the Holders that have not theretofore surrendered their ADRs, such Holders thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary will be discharged from all obligations under the Deposit Agreement, except to account for net proceeds and other cash (after deducting the fees of the Depositary and other expenses set forth in the Deposit Agreement and any applicable taxes or other governmental charges).


CHARGES OF DEPOSITARY

     The Depositary will charge any party depositing or withdrawing Bearer Receipts or any party surrendering ADRs or to whom ADRs are issued where applicable: (1) stock transfer and other taxes and other governmental charges
(2) such registration fees as may from time to time be in effect for the registration of transfers of Bearer Receipts generally on the share register of ING Groep N.V. (or the appointed agent of ING for transfer and registration of Bearer Receipts) and applicable to transfers of Bearer Receipts to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals (3) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement to be at the expense of persons depositing Bearer Receipts or Holders; (4) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to the Deposit Agreement; (5) a fee not in excess of $5.00 per 100 ADSs (or portion thereof) for the execution and delivery and for the surrender of ADRs pursuant to the Deposit Agreement; and (6) an issuance fee.

LIABILITY OF HOLDER FOR TAXES

     If any tax or other governmental charge shall become payable by the Custodian or the Depositary with respect to any ADR or any Deposited Securities represented by the ADSs evidenced by such ADRs, such tax or other governmental charge will be payable by the Holder of such ADR to the Depositary. The Depositary may refuse to effect registration of any transfer of such ADR or any withdrawal of Deposited Securities underlying such ADR until such payment is made and may withhold any dividends or other distributions or may sell for the account of the Holder thereof any part or all of the Deposited Securities underlying such ADR and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charges and the Holder of such ADR shall remain liable for any deficiency.

TRANSFER OF AMERICAN DEPOSITARY RECEIPTS

     The ADRs are transferable on the books of the Depositary, provided that the Depositary may close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties or at the written request of ING Groep N.V. As a condition precedent to the execution and delivery, registration, registration of transfer, split-up, combination or surrender of any ADR, the delivery of any distribution thereon, or withdrawal of any Deposited Securities, the Depositary or the Custodian may require payment from the person presenting the ADR or the depositor of the Bearer Receipts of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer, registration or conversion fee with respect thereto (including any such tax or charge and fee with respect to Bearer Receipts being deposited or withdrawn) and payment of any applicable fees payable by the holders of ADRs. The Depositary may refuse to deliver ADRs, to register the transfer of any ADR or to make any distribution on, or related to, Bearer Receipts or Ordinary Shares until it has received such proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. The delivery, transfer, combination or split-up of ADRs may be suspended during any period when the transfer books of the Depositary, ING Groep N.V. or its agent for the registration and transfer of Bearer Receipts are closed or if any such action is deemed necessary or advisable by the Depositary or ING Groep N.V., at any time or from time to time subject to the provisions of the Deposit Agreement. Notwithstanding anything in the Deposit Agreement to the contrary, the surrender of outstanding ADRs and the withdrawal of Deposited Securities may not be suspended subject only to (i) the payment of fees, taxes and similar charges and (ii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of the Deposited Securities.

ACQUISITION OF ADSS


     All notifications and approvals required pursuant to the ING Articles or under Netherlands law in connection with the acquisition of Bearer Receipts are applicable in all respects, pursuant to the terms of the Deposit Agreement, to the acquisition of ADSs. See "OBLIGATIONS OF SHAREHOLDERS TO DISCLOSE HOLDINGS".


GENERAL

     Neither the Depositary nor ING Groep N.V. nor any of their respective directors, employees, agents or affiliates will be liable to any Holder of ADRs if by reason of any provision of any present or future law or regulation of the United States, the Netherlands or any other country, or of any other governmental or regulatory authority or stock exchange or by reason of any provision, present or future, of the ING Articles, or by reason of any act of God or war or other circumstance beyond its control, the Depositary or ING or any of their directors, employees, agents or affiliates shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the Deposit Agreement or the Deposited Securities it is provided shall be done or performed; nor will the Depositary or ING Groep N.V. incur any liability to any Holder by reason of any nonperformance or delay, caused as stated in the preceding clause, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the Deposit Agreement, or the ING Articles or the Trust Agreement.

     ING Groep N.V. and the Depositary assume no obligation nor shall either be subject to any liability under the Deposit Agreement, except that each shall agree to perform its respective obligations specifically set forth therein without negligence or bad faith.

     The Depositary will keep books, at its transfer office in the Borough of Manhattan, The City of New York, for the registration of transfers of ADRs, which at all reasonable times will be open for inspection by the Holders, provided that such inspection shall not be for the purpose of communicating with Holders in the interest of a business or object other than the business of ING Groep N.V. or a matter related to the Deposit Agreement or the ADRs.


     The Depositary may, after consultation with ING Groep N.V., appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the Depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by holders of ADRs or owners or persons entitled thereto and will be entitled to protection and indemnity to the same extent as the Depositary.


GOVERNING LAW

     The Deposit Agreement is governed by the laws of the State of New York.

    COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS OF THE COMPANY AND HOLDERS
            OF BEARER RECEIPTS OR ORDINARY SHARES OF ING GROEP N.V.

     As a result of the Merger, shareholders of the Company electing the Stock Consideration will become holders of ADSs representing Bearer Receipts. The rights of holders of Bearer Receipts are governed by the ING Articles, the Trust Agreement and Netherlands law which differ in material respects from the Restated Articles of Incorporation of the Company (the "Articles"), the Company's by-laws (the "By-laws") and Iowa law. The following is a summary of certain material differences between the rights of holders of Shares and holders of Bearer Receipts. Bearer Receipts, which are negotiable instruments under Netherlands law, are issuable by the Trust pursuant to the terms of the Trust Agreement. Each Bearer Receipt represents financial interests in one Ordinary Share held by the Trust, as described herein. As described below, holders of Bearer Receipts (including those for which ADSs have been issued) are not entitled to exercise any voting rights with respect to the Ordinary Shares which underlie the Bearer Receipts and are owned by the Trust. Such rights are exercisable only by the Trust pursuant to the terms of the Trust Agreement. In addition, because the Bearer Receipts may at any time, subject to the restrictions noted in "DESCRIPTION OF ORDINARY SHARES -- General", be exchanged for Ordinary Shares, the following also summarizes certain material differences between the rights of holders of Shares and of Ordinary Shares. More than 99% of the Ordinary Shares are represented by Bearer Receipts. There are no limitations under Netherlands law on the rights of non-residents or non-citizens to hold or vote the Bearer Receipts or Ordinary Shares, other than the general limitations described below. See "DESCRIPTION OF ORDINARY SHARES" and "THE TRUST AND THE BEARER RECEIPTS". Because holders of ADSs have substantially the same rights as holders of Bearer Receipts, this section does not separately discuss the rights of ADS holders as such. For a description of the documents governing the ADSs, see "DESCRIPTION OF AMERICAN DEPOSITARY SHARES".

     The following description of certain provisions of the ING Articles, the Trust Agreement and the applicable provisions of Netherlands law does not purport to be complete and is qualified in its entirety by reference to the ING Articles, the Trust Agreement and the applicable provisions of Netherlands law referred to in such description. The ING Articles and the Trust Agreement, together with English translations thereof, are incorporated by reference in the Registration Statement of which this Prospectus/Proxy Statement forms a part.

AMENDMENT OF CONSTITUENT DOCUMENTS

     Under the BCA, amendments to a corporation's articles of incorporation require a recommendation of the board of directors, unless the board determines because of conflict of interest or other special circumstances it should make no recommendation, followed by the approval of a majority of the votes entitled to be cast on any amendment with respect to which the amendment would create dissenters' rights (e.g., an amendment that would materially and adversely affect rights in respect of a dissenter's shares) and, if there are no dissenters' rights, by a vote in which the votes cast in favor exceed the votes

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

cast in opposition if a quorum, consisting of a majority of the votes entitled to be cast, exists, unless in either case the articles of incorporation, the Company Board or the BCA requires a greater vote.

     The Articles require the affirmative vote of two-thirds of the votes entitled to be cast to amend, alter, change or repeal Article V of the Articles which relates to the board of directors.

     Only the Management Board of the Trust may amend the Trust's articles of association. A resolution of the Trust's Management Board to amend the Trust's articles of association must be adopted in a meeting of the Management Board in which all members of the Management Board are present or represented. In addition, the prior approval of the Executive Board of ING Groep N.V. and the AEX Stock Exchange is required. The Trust's Management Board may only adopt such a resolution if there are no vacancies in the Management Board.

     Resolutions to amend the ING Articles may only be adopted upon a proposal by the Executive Board that is approved by the Supervisory Board. Such resolution must generally be approved by at least two-thirds of the votes cast at a general meeting of shareholders at which at least two-thirds of the issued share capital is represented.

VOTING RIGHTS

     Under the BCA and the By-laws, each holder of Shares is entitled to one vote per Share.

     Holders of Bearer Receipts are not entitled to give binding instructions to the Trust concerning the Trust's exercise of the voting rights attached to the Ordinary Shares, although, whenever the Trust deems necessary or desirable, the Trust may consult holders of Bearer Receipts to the degree and subject to such terms it considers appropriate. Holders of Bearer Receipts are entitled to attend and speak at general meetings of shareholders of ING Groep N.V. The Trust, however, is required to make use of the voting rights attached to the Ordinary Shares in such a manner that (i) the interests of ING Groep N.V. and of the enterprises sustained by ING Groep N.V. and the companies affiliated as a group with ING Groep N.V. are served; (ii) the interests of ING Groep N.V. and of those enterprises and all parties concerned are safeguarded as well as possible; and (iii) influences which could violate the independence, the continuity or the identity of ING Groep N.V. and those enterprises contrary to the aforementioned interests are barred to the greatest extent possible. The Trust reserves the right to decide its vote without consulting the holders of Bearer Receipts.


     In order to vote at the general meeting of shareholders, holders of Ordinary Shares must notify ING Groep N.V. in writing of their intention to attend the meeting no later than the fourth AEX Stock Exchange day before the day of the meeting. Ordinary Shares have one vote per share.


     ING Groep N.V. has outstanding preference shares which are entitled to 2.5 votes per share. See "DESCRIPTION OF PREFERENCE SHARES".

SHAREHOLDERS' MEETINGS


     Under the BCA, an annual meeting of shareholders must be held at a time stated in or fixed in accordance with the by-laws and may be ordered by a court upon application of any shareholder if an annual meeting is not held within the earlier of six months after the end of the corporation's fiscal year or fifteen months after its last annual meeting. The By-laws provide that the annual meeting shall be held on or about April 30 or such other date as the Board may designate. Under the By-laws, holders of 10 percent of all votes entitled to be cast on any issue proposed to be considered at a special meeting may call a special meeting.


     Under Netherlands law, a public company with limited liability must hold at least one annual general meeting of shareholders, to be held not later than six months after the end of the fiscal year unless the articles of association provide for a shorter term (which is not done by the ING Articles). Pursuant to the ING Articles, general meetings of shareholders may also be held as often as the Executive Board or the Supervisory Board deems desirable. In addition, shareholders or holders of Bearer Receipts representing at least one-tenth of the issued share capital may request the Executive Board in writing to convene a general meeting of shareholders. If the Executive Board or the Supervisory Board has not taken measures so that the meeting can be held within six weeks after such request has been made, the persons who have made the request are authorized to convene such a meeting in accordance with requirements of Netherlands law. The ING Articles specify the places where general meetings of shareholders may be held, all of which are located in the Netherlands.

ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

     The BCA provides that, unless otherwise provided in a corporation's articles of incorporation, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting or vote, if the holders of outstanding stock have not less than the ninety percent of the votes entitled to be cast. The Articles have no provisions concerning action by written consent.


     Under Netherlands law, resolutions may be adopted by shareholders in writing without holding a meeting of shareholders, provided the articles of association expressly so allow and provided no bearer shares or, with the cooperation of the company, depositary receipts for shares, are issued. As the ING Articles do not contain such express provision, ING Groep N.V. has issued bearer shares and depositary receipts for shares that have been issued with ING Groep N.V.'s cooperation, shareholders of ING Groep N.V. may not adopt resolutions without a meeting of shareholders.


SHAREHOLDER NOMINATIONS

     The By-laws provide that shareholders may nominate individuals for election to the board of directors at a meeting of the Company's shareholders entitled to vote for the election of directors. In order to nominate an individual, a shareholder must deliver written notice to the Secretary of the Company (i) with respect to an annual meeting not later than 120 days in advance of the date of the Company's proxy statement released to shareholders in connection with the preceding year's annual meeting, or if no previous annual meeting was held or the date of the annual meeting has been changed by more than 30 days, a proposal shall be received within a reasonable time and (ii) with respect to a special meeting held for the election of directors not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was given to the shareholders. The written notice must set forth certain information as to the shareholder making the proposal and the nominees. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with such provisions.

     The ING Articles provide that the members of the Executive Board are appointed to the Executive Board by the Supervisory Board. The Supervisory Board's authority to appoint members of the Executive Board may not be limited by a binding nomination.

ELECTION AND REMOVAL OF DIRECTORS; FILLING OF VACANCIES


     The Articles provide that the Board of Directors shall consist of not less than nine nor more than 15 persons, as determined by a majority vote of the Board. The Board is classified into three classes, each elected for three-year terms. Directors are removable only for cause by a vote of two-thirds of the votes then entitled to vote for directors. Shareholders are entitled to cumulate their votes in the election of directors. The By-laws provide that vacancies, including as a result of removals, are filled by the majority vote of the remaining directors but that a director so elected to fill a vacancy may continue in office only until the next election of directors by shareholders.


     Pursuant to the terms of its articles of association, the Trust is administered by a Management Board, which consists of seven members. Two members of the Management Board (each a "Managing Director - A") are appointed by ING Groep N.V.'s Supervisory Board from among its members. The other five members of the Management Board (each a "Managing Director - B", and together with Managing Directors - A, the "Managing Directors") are appointed by the Management Board itself, subject to the approval of the Executive Board of ING Groep N.V. Managing Directors are appointed for terms of three

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


years. Valid resolutions may be passed only if at least one Managing
Director - B is present or represented and all Managing Directors have been duly notified, except that in a case where there is no such notification, valid resolutions may nevertheless be passed by unanimous consent at a meeting at which all Managing Directors are present or represented. A Managing Director may only be represented by a fellow Managing Director who is authorized in writing. All resolutions of the Management Board require a favorable vote of a majority of the Managing Directors.


     The ING Articles provide that each of ING Groep N.V.'s Supervisory Board and Executive Board consists of at least three members, with the number to be determined by the Supervisory Board. Under the ING Articles, the Supervisory Board appoints the members of the Executive Board and determines the terms of employment of such members. The Executive Board is responsible for the management of ING Groep N.V. and as such has responsibility for the policy and central management of ING Groep N.V., under the supervision of the Supervisory Board. The Supervisory Board advises the Executive Board and is responsible for supervising the policy of the Executive Board and the general course of business within ING. In addition, certain resolutions by the Executive Board are subject to approval by the Supervisory Board. In the performance of their duties, the members of the Supervisory Board must serve the interests of ING. The members of the Executive Board are employees of ING.

     The Supervisory Board, subject to certain limitations, appoints its own members. The Executive Board, the General Meeting, and the GENERAL WORKS COUNCIL may recommend candidates for membership on the Supervisory Board. The General Meeting and the General Works Council have certain limited rights to object to candidates for membership on the Supervisory Board. The latter two also have a right to object to candidates proposed for appointment by the Supervisory Board. No employee of ING is eligible for appointment to the Supervisory Board. Members of the Supervisory Board are appointed for a maximum term of four years and may be reappointed. However, members are required to retire at the end of the annual general meeting of shareholders in the year in which they reach the age of 70, unless an exemption is granted by the Supervisory Board, in which case, the Supervisory Director concerned must resign at the end of the annual general meeting of shareholders in the year in which he or she reaches the age of 72.

     Under Netherlands law and the ING Articles, the Supervisory Board has the authority to suspend or remove members of the Executive Board. A member of the Executive Board can be removed by the Supervisory Board only after having consulted with the General Meeting on the intended dismissal. Removal without cause is possible but may be contrary to the principles of reasonableness and fairness which are imposed under Netherlands law. Any removal without cause therefore could be declared null and void. Members of the Supervisory Board may be removed by the court upon petition by ING Groep N.V. for such purpose represented by the Supervisory Board or the General Meeting.

DISSENTERS' RIGHTS

     The BCA provides for dissenters' rights in connection with certain mergers, plans of exchange, sales of substantially all the property of the corporation, amendments of the articles of incorporation that materially and adversely affect the rights of the shareholder and, to the extent the articles of incorporation, the by-laws or a board resolution so provide. The Articles and By-laws have no provisions relating to dissenters' rights.

     None of the ING Articles, the Trust Agreement and Netherlands law recognize the concept of dissenters' rights and, accordingly, holders of Ordinary Shares, as well as holders of Bearer Receipts, have no dissenters' rights.

PREEMPTIVE RIGHTS


     Under the Articles, shareholders of the Company have no preemptive rights to subscribe for or purchase any additional shares or securities convertible into or exchangeable for or carrying warrants or rights to purchase shares.

     Under Netherlands law, holders of shares in a public company with limited liability have preemptive rights with respect to newly issued shares in proportion to the aggregate nominal value of their shareholdings (with the exception of shares to be issued to employees of the company or any other company that is a member of the same group under Netherlands law). Such preemptive rights in respect of newly issued ordinary shares (the ADSs being paid as Stock Consideration are being issued in respect of Ordinary Shares held in treasury) may be limited or excluded by the General Meeting or another corporate body designated for this purpose by the general meeting of shareholders or the articles of association for a maximum term of five years. Unless the articles of association state otherwise (which the ING Articles do not), holders of preference shares have no preemptive rights and shareholders have no preemptive rights with respect to newly issued preference shares or shares issued for a contribution other than cash.

     The ING Articles provide that upon the issue of Ordinary Shares holders of Ordinary Shares have a preemptive right subject to the exceptions provided by Netherlands law. A resolution of the General Meeting to limit or exclude the preemptive right or to designate another corporate body requires a simple majority of the votes cast if more than half, or a majority of at least two-thirds of the votes cast if less than half, of the issued share capital of ING Groep N.V. is represented at the relevant general meeting of shareholders. At the annual general meeting of shareholders on May 6, 1997, the General Meeting designated the Executive Board as being authorized for a period ending on May 2000 to limit or exclude preemptive rights for the issuance of 652,000,000 Ordinary Shares.

     If ING Groep N.V. offers or causes to be offered to the holders of Ordinary Shares the right to subscribe for additional ING Shares, the Trust, subject to applicable law, will offer to each holder of Bearer Receipts the right to instruct the Trust to subscribe for such holder's proportionate share of such additional shares, subject to such holder providing the Trust with the funds necessary to subscribe for such additional ING Shares. If such an offer is made and if a holder of Bearer Receipts provides the Trust with the necessary funds, the Trust will subscribe for the corresponding number of ING Shares, which will be placed in the Trust, and deliver additional Bearer Receipts in respect of such shares, to each such holder of Bearer Receipts or adopt such method as it may deem equitable and practicable to permit such subscription. The Trust will offer such rights to a holder of Bearer Receipts only if such offer is legal and valid under the provisions of the laws of the country of residence of such holder of Bearer Receipts.

DIVIDENDS


     Under the BCA, an Iowa corporation may make a distribution subject to restrictions in the articles of incorporation and unless after giving effect to the distribution (i) the corporation would not be able to pay its debts as they become due in the ordinary course or (ii) the corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution. The Articles have no provisions concerning distributions.


     Holders of Bearer Receipts are entitled to receive the economic benefits corresponding to the Ordinary Shares underlying such Bearer Receipts within one week of the time when the Trust receives the corresponding dividends or other distributions to shareholders. The Trust will distribute cash dividends and other cash distributions received by it in respect of the Ordinary Shares held in the Trust to the holders of the Bearer Receipts in proportion to their respective holdings, in each case in the same currency in which they were received. Cash dividends and other cash distributions in respect of Bearer Receipts for which ADSs have been issued will be distributed in U.S. dollars in accordance with the Deposit Agreement.

     If ING Groep N.V. declares a dividend in, or free distribution of, Ordinary Shares or Preference Shares, such Ordinary Shares or Preference Shares will be held by the Trust, and the Trust will distribute to the holders of the outstanding Bearer Receipts, in proportion to their holdings, additional Bearer Receipts issued for the Ordinary Shares or Preference Shares received by the Trust as such dividend or distribution. In the event the Trust receives any distribution with respect to Ordinary Shares held by the Trust other than in the form of cash or additional ING Shares, the Trust will adopt such method as it may deem legal, equitable and practicable to effect such distribution.

     If the Trust has the option to receive such distribution either in cash or ING Shares, the Trust will give notice of such option by advertisement and give holders of Bearer Receipts the opportunity to choose between cash and ING Shares until the fourth day before the day on which the Trust must have made such choice. Holders of Bearer Receipts may receive an equal nominal amount in Ordinary Shares, provided that they are natural persons and they do not hold more than 1% of the issued share capital of ING Groep N.V. in the form of Ordinary Shares.

     Dividends, whether in cash or shares, may be payable out of the annual profits of ING Groep N.V., as reflected in the annual accounts adopted by the Supervisory Board and approved by the General Meeting. At its discretion, but subject to statutory provisions, the Executive Board may, with the prior approval of the Supervisory Board, distribute one or more interim dividends, whether in cash, or shares, on one or more classes of shares before the annual accounts for any financial year have been adopted by the Supervisory Board and approved by the General Meeting. The Executive Board, with the approval of the Supervisory Board, may decide that all or part of ING Groep N.V.'s profits after the distribution of dividends to the holders of Preference Shares should be retained and not be made available for distribution to holders of Ordinary Shares. Those profits that are not retained may be distributed to shareholders pursuant to a resolution of the General Meeting, provided that the distribution does not reduce shareholders' equity below the issued share capital increased by the amount of reserves required by Netherlands law. The Executive Board determines, with the approval of the Supervisory Board, whether the dividends on Ordinary Shares are payable in cash, in shares, or at the option of the holders of Ordinary Shares, in cash or in shares. Existing reserves that are distributable in accordance with Netherlands law may be made available to the General Meeting for distribution upon proposal by the Executive Board, subject to prior approval by the Supervisory Board. See "DIVIDENDS" for additional discussion of the dividend rights of holders of Ordinary Shares. The Executive Board may also decide, with the approval of the Supervisory Board, to declare dividends in the currency of the country other than the Netherlands in which the Bearer Receipts are trading.

RIGHTS OF PURCHASE AND ACQUISITION

     Under the BCA, a corporation may redeem or repurchase its own shares.

     Under Netherlands law, a public company with limited liability may not subscribe for newly issued shares in its own capital. Such company may, subject to certain restrictions of Netherlands law and its articles of association, acquire shares and/or depositary receipts for shares in its own capital. ING Groep N.V. may acquire its own shares and/or Bearer Receipts for consideration if (i) shareholders' equity less the payment required to make the acquisition is not less than the sum of called and paid-up capital and any reserve required by Netherlands law and the ING Articles and (ii) ING Groep N.V. and its subsidiaries would not thereafter hold or hold as a pledgee shares and/or Bearer Receipts with an aggregate nominal value exceeding one-tenth of the nominal value of ING Groep N.V.'s issued share capital. Shares in its own capital held by ING Groep N.V. or by a subsidiary of ING Groep N.V. and shares in its own capital for which ING Groep N.V. or a subsidiary of ING Groep N.V. holds Bearer Receipts may not be voted or counted for quorum purposes. For any such acquisitions the Executive Board requires authorization of the General Meeting, which authorization may apply for a maximum period of eighteen months and approval of the Supervisory Board.

SHAREHOLDER VOTES ON CERTAIN REORGANIZATIONS

     Under the BCA, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger, such as the Merger, or consolidation.

     Under the BCA, no vote of the shareholders of a surviving corporation to a merger is needed, however, if (i) the plan of merger does not amend the articles of incorporation of the surviving

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

corporation (other than those amendments which can otherwise be made without shareholder approval), (ii) the shares of stock of the surviving corporation are not changed in the merger and (iii) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation's common shares outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation.

     The ING Articles do not expressly require the approval of the General Meeting for reorganizations or mergers in which ING Groep N.V. would not be the surviving entity, but by virtue of the application of Netherlands statutory law, a legal merger involving ING Groep N.V. and in which ING Groep N.V. would not be the surviving entity is subject to the approval of the General Meeting. A resolution to effect a legal merger in which ING Groep N.V. would not be the surviving entity may be passed upon the motion of the Executive Board approved by the Supervisory Board and approved by at least two-thirds of the votes cast at a general meeting of shareholders at which at least two-thirds of the issued share capital is represented.

RIGHTS OF INSPECTION

     Under the BCA, any shareholder may inspect for any proper purpose the corporation's stock ledger, a list of its shareholders and its other books and records during the corporation's usual hours for business.

     Under Netherlands law, the shareholders' register is available for inspection by the shareholders. Holders of the Bearer Receipts, however, will have no such rights. Members of the Supervisory Board are authorized to inspect the books and records of ING Groep N.V. and are permitted access to the buildings and premises of ING Groep N.V.

LIMITATION OF DIRECTORS' LIABILITY/INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The BCA permits a corporation to include in its articles of incorporation a provision eliminating or limiting a director's personal liability to the corporation or its shareholders for monetary damages for breaches of fiduciary duty. However, the BCA expressly provides that the liability of a director may not be eliminated or limited for (i) breaches of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived an improper personal benefit or (iv) the unlawful purchase or redemption of stock or unlawful payment of dividends. The BCA further provides that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. The Articles contain a provision eliminating director liability to the fullest extent permitted by the BCA.

     Generally, the BCA permits a corporation to indemnify certain persons made a party to any action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that person has been successful in any such matter, that person shall be indemnified against expenses actually and reasonably incurred by him. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable to the corporation unless and only to the extent that the court in which the action was brought determines that despite the adjudication of liability that person is fairly and reasonably entitled to indemnity for proper expenses.


     The concept of indemnification of directors of a company for liabilities arising from their actions as members of the executive or supervisory boards is, in principle, accepted in the Netherlands, provided such directors have duly performed their duties, and sometimes is provided for in a company's articles of association. Although neither the laws of the Netherlands nor the ING Articles contain any specific provisions in this respect, ING Groep N.V. has contractually agreed to indemnify members of the ING

Groep N.V. Executive and Supervisory Boards and officers of ING Groep N.V. to the extent permitted under Netherlands law.

CERTAIN PROVISIONS RELATING TO BUSINESS COMBINATIONS


     The BCA generally prevents a corporation from entering into certain business combinations with an "interested stockholder" (defined generally to include any person or entity that is the beneficial owner of at least 15% of a corporation's outstanding voting stock or certain of its affiliates) within a three-year period immediately following the time that such stockholder became an "interested stockholder", unless (i) the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder" is approved by the board of directors of the corporation, prior to such time as the stockholder became an "interested stockholder", (ii) the interested stockholder acquired at least 85% of the corporation's voting stock in the same transaction in which it became an "interested stockholder" or (iii) at or subsequent to such time in which the stockholder became an "interested stockholder", the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by a vote of 66 2/3% of the outstanding voting stock not owned by the interested stockholder.


     Neither Netherlands law nor the ING Articles specifically prevent business combinations with interested shareholders.

SHAREHOLDER SUITS

     Under the BCA, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. A person may institute and maintain such a suit only if such person was a shareholder at the time of the transaction (or became a shareholder through transfer of operation of law from one who was a shareholder at that time) which is the subject of the suit, and also through the duration of the derivative suit. Iowa law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

     Netherlands law does not provide for derivative suits or class actions.

CONFLICT-OF-INTEREST TRANSACTIONS

     The BCA generally permits transactions involving an Iowa corporation and an interested director of that corporation if (a) the material facts as to his relationship or interest are disclosed and a majority of disinterested directors consents, (b) the material facts are disclosed as to his relationship or interest and a majority of shares entitled to vote thereon consents, or (c) the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee or the stockholders.

     Under Netherlands law, unless the articles of association of a company provide otherwise, the company will be represented by its supervisory board in case of a conflict of interest between such company and one or more of its executive board members. The ING Articles provide that if any member of the Executive Board has an interest which conflicts with that of ING Groep N.V., such member shall be entitled, like every other member of the Executive Board, to represent ING Groep N.V., unless he has a conflicting interest in a personal capacity, in which case the chairman of the Supervisory Board or another supervisory director designated by the Supervisory Board shall be authorized to represent ING Groep N.V.

TRANSFER RESTRICTIONS

     There are no transfer restrictions applicable to the Shares. See "-- Shareholder Rights Agreement".

     Under the ING Articles, only natural persons may hold Ordinary Shares and Preference Shares, and the issuance or transfer of Ordinary Shares and Preference Shares is not permitted if and to the extent that the acquiror or transferee alone or, pursuant to a mutual cooperation arrangement, together with one or more natural or legal persons, directly or (other than as a depositary receipt holder) indirectly (i) holds a nominal amount of Ordinary Shares or Preference Shares equal to or exceeding 1% of the total issued ordinary share capital or the total issued preference share capital or (ii) would acquire by such a transfer more than 1% of the total issued ordinary share capital or the total issued preference share capital, respectively.

SHAREHOLDER RIGHTS AGREEMENT

     The Company Board adopted a Shareholder Rights Agreement, as amended (the "Rights Agreement"), effective as of April 30, 1992. In connection with the effectiveness of the Rights Agreement, the Company Board declared a dividend distribution of one right (a "Right") for each outstanding Share. Each Right, when exercisable, entitles the registered holder to purchase from the Company one or more Shares (or in some instances an equivalent security equal in value to a Share) at an exercise price of $100.00 per Right, subject to adjustment.

     Currently the Rights are not exercisable. They trade with, and cannot be separated from, the outstanding Shares. The Rights become exercisable (i) ten days following a public announcement that a person or group of affiliated or associated persons, with the exception of certain Company related entities (an "Acquiring Person"), has acquired, or obtained the right to acquire, beneficial ownership of 25% or more of the Shares or (ii) ten days following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group of related persons acquiring beneficial ownership of 25% or more of the Shares (the earlier of such dates being called the "Distribution Date"). If the Company is involved in a merger or business combination at any time after the Distribution Date, the Rights will entitle a holder to buy a number of shares of common stock of the acquiring company having a market value of twice the exercise price of each Right. If any person or group acquires 25% or more of the Shares, the Rights will entitle a holder (other than such person or any member of such group) to buy a number of additional Shares (or in some instances an equivalent security of the Company) having a market value of twice the exercise price of each Right.

     The Rights expire on the earlier of April 30, 2002 or redemption of the Rights by the Company. The Rights are redeemable at a price of one-quarter of one cent ($.0025) per Right at any time before a person becomes an Acquiring Person or at any time before the Distribution Date.

     As required by the Merger Agreement, the Rights Agreement has been amended so as to terminate immediately prior to the Effective Time and further to provide that the Merger will not entitle any person to acquire securities of any person at a discount, regardless of whether there is an Acquiring Person.


     There is no comparable right attached to either Ordinary Shares or Bearer Receipts. Ownership of Ordinary Shares, however, is subject to the limitation described above under "-- Transfer Restrictions".


                               EXCHANGE CONTROLS

     Cash distributions, if any, payable in guilders on Ordinary Shares, Bearer Receipts and ADSs may be officially transferred from the Netherlands and converted into any other currency without violating Netherlands law, except that for statistical purposes such payments and transactions must be reported by ING Groep N.V. to the Dutch Central Bank and, further, no payments, including dividend payments, may be made into jurisdictions subject to certain sanctions, adopted by the government of the Netherlands, implementing resolutions of the Security Council of the United Nations. See "DIVIDENDS".

                OBLIGATIONS OF SHAREHOLDERS TO DISCLOSE HOLDINGS

     The Netherlands' 1996 Act on Disclosure of Holdings in Listed Companies (the "1996 Major Holdings Act") applies to any person who, directly or indirectly, acquires or disposes of an interest in the voting rights and/or the capital of a public limited company incorporated under the laws of the Netherlands with an official listing on a stock exchange within the European Economic Area, as a result of which acquisition or disposal the percentage of voting rights or capital interest acquired or disposed of falls within another percentage range as compared to the percentage range held by such person prior to such acquisition or proposal. The percentage ranges referred to in the 1996 Major Holdings Act are 0-5, 5-10, 10-25, 25-50, 50-66 2/3 and over 66 2/3. With respect to ING
Groep N.V., the 1996 Major Holdings Act would require any person whose interest in the voting rights and/or capital of ING Groep N.V. falls within such other percentage range whether through ownership of Bearer Receipts, Ordinary Shares, ADSs, Preference Shares, Options or Warrants, to notify in writing both ING Groep N.V. and the Securities Board of the Netherlands (Stichting Toezicht Effectenverkeer) immediately after the acquisition or disposal of the triggering interest in ING Groep N.V.'s share capital.

     The Securities Board will disclose the information as notified to the public. Noncompliance with the obligations of the 1996 Major Holdings Act can lead to criminal prosecution. In addition, a civil court can issue orders against any person who fails to notify or incorrectly notifies the Securities Board or ING Groep N.V., in accordance with the 1996 Major Holdings Act, including suspension of the voting right in respect of such person's shares.

                           INFORMATION REGARDING ING

GENERAL


     ING operates in 58 countries worldwide, and is one of the world's largest integrated financial service providers, offering a comprehensive range of life and non-life insurance, commercial and investment banking, asset management and related products and services. ING has extensive operations in Europe, North America, South America, Africa, Asia and Australia. In 1996, ING had gross written premiums of NLG 24,322 million making it the largest insurer in the Netherlands. Management believes that at December 31, 1995, ING was the 11th largest insurer in Europe and the 32nd largest insurer in the world, based on gross written premiums. At the end of 1996, ING Bank had total assets of NLG
311.4 billion making it the third largest bank in the Netherlands. Management believes that at December 31, 1995, ING Bank was the 32nd largest bank in Europe and the 51st largest bank in the world based on total assets. Management also believes that, based on consolidated total assets at December 31, 1995, ING was the 33rd largest financial institution in the world. ING's products and services are marketed under a variety of well-recognized and strong brand names, including Nationale-Nederlanden, ING Bank and ING Barings worldwide; Postbank in the Netherlands; Mercantile Mutual in Australia; NN Financial, Commerce Group, Belair, Halifax and Western Union in Canada; and Life of Georgia, Southland Life, Security Life, Indiana Insurance, Peerless Insurance and Excelsior Insurance in the United States. For the year ended December 31, 1996, ING's total income was NLG 47,551 million and its net profit was NLG 3,321 million. ING had consolidated total assets of NLG 483.9 billion at the end of 1996.


     ING was formed in March 1991 when Nationale-Nederlanden N.V., the largest Dutch insurance group, and NMB Postbank Groep N.V., the third largest bank in the Netherlands, merged. As part of the merger, a newly formed holding company, Internationale Nederlanden Groep N.V. (which changed its name to ING Groep N.V. on December 1, 1995) exchanged its shares for the shares of Nationale-Nederlanden N.V. and NMB Postbank Groep N.V. ING's principal subholdings, since renamed ING Verzekeringen N.V. and ING Bank N.V., respectively, remained legally distinct entities following the merger. These subholdings are subject to separate regulatory supervision with respect to their respective insurance and banking activities. However, ING's operational management structure was reorganized in 1994 to seek to maximize the possibilities for cooperation between ING's insurance and banking activities, strategically as well as commercially, through the creation of four "management centres", which operate across legal entities and combine various aspects of ING's products and services. The four management centres are ING Nederland, ING Financial Services International, ING Corporate & Investment Banking and ING Asset Management. See "ING BUSINESS OPERATIONS -- General -- Management Structure".

     In the Netherlands, ING is the largest life and pension insurer and the second largest non-life insurer, in each case based on gross premiums written in 1995. ING Bank is the third largest bank in the Netherlands based on total banking assets in 1996 and has the leading position in the Dutch payments transfer system. ING, through its banking and insurance operations, has a financial relationship with approximately 75% of households in the Netherlands.


     Outside the Netherlands, ING's international insurance operations concentrate primarily on servicing individuals and small and medium-sized enterprises in regional and national markets. ING occupies a leading position in life insurance in several countries, and has utilized the establishment of new "GREENFIELD" INSURANCE OPERATIONS as a key to its strategy for international expansion in emerging markets outside the Netherlands. ING currently has insurance activities in 25 countries outside the Netherlands. The international banking operations of ING have gained a reputation for being leaders in emerging markets, CORPORATE and INVESTMENT BANKING and also have a significant presence in international trade and commodity finance. ING offers international corporate and investment banking services through a network of 125 offices in 51 countries. In recent years ING has rapidly expanded its asset management and investment banking activities, most notably as a result of the acquisition of the principal assets and liabilities of the United Kingdom merchant bank, Barings PLC ("Barings"), in March 1995.


     The following table shows the relative contributions of ING's insurance and banking operations to the consolidated result before taxation and dividends on its own shares in 1996 compared to 1992.


                                                                     YEAR ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                    1996                  1992
                                                              ----------------      ----------------
                                                               (NLG MILLIONS)        (NLG MILLIONS)
Insurance..................................................    2,498        54%      1,375        57%
Banking(1).................................................    2,133        46       1,051        43
                                                               -----       ---       -----       ---
     Total.................................................    4,631       100%      2,426       100%


---------------

(1) Includes the effect of value adjustments to receivables of the banking operations which consist of a charge to ING's profit and loss account in respect of the estimated risk inherent in ING's banking operations and which include additions to the PROVISION FOR LOAN LOSSES and to the PROVISION FOR GENERAL BANKING RISKS. See "ING MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION -- Recent Developments" and "-- Liquidity and Capital Resources -- Capital Adequacy" and Notes 3.2.4 and 7.1(r) of Notes to the Consolidated Financial Statements.

BUSINESS

     Although the Netherlands continues to be the core market of ING, 31% of ING's consolidated results before taxation in 1996 came from outside the Netherlands. The following table shows the relative contributions of ING's consolidated operations by geographic area and by business segment to the consolidated result before taxation for 1996 compared to 1992.


                                                                     YEAR ENDED DECEMBER 31,
                                                             ---------------------------------------
                                                                   1996                   1992
                                                             -----------------      ----------------
                                                              (NLG MILLIONS)         (NLG MILLIONS)
The Netherlands
  Insurance Operations....................................     1,620        28%        873        26%
  Banking Operations......................................     2,334        41       1,191        36
Rest of Europe
  Insurance Operations....................................       164         3         (41)       (1)
  Banking Operations......................................       309         5         151         5

                                                                     YEAR ENDED DECEMBER 31,
                                                             ---------------------------------------
                                                                   1996                   1992
                                                                  ------                 -----
                                                              (NLG MILLIONS)         (NLG MILLIONS)
North America
  Insurance Operations....................................       491         8         368        11
  Banking Operations......................................       162         3         302         9
South America
  Insurance Operations....................................        20         0          16         0
  Banking Operations......................................       286         5         183         6
Asia
  Insurance Operations....................................        92         2          23         1
  Banking Operations......................................       173         3         107         3
Australia
  Insurance Operations....................................        92         2         101         3
  Banking Operations......................................         5         0                     0
Other.....................................................        13         0          35         1
                                                              ------       ---       -----       ---
  Total (before value adjustments to receivables of the
     banking operations)..................................     5,761       100%      3,309       100%
  Value adjustments to receivables of the banking
     operations...........................................    (1,130)                 (883)
                                                              ------                 -----
  Result before taxation and dividends on own share.......     4,631                 2,426
                                                              ======                 =====


INSURANCE OPERATIONS

     ING offers a comprehensive range of LIFE and NON-LIFE INSURANCE PRODUCTS in the Netherlands, the United States, Canada, Australia and Belgium. ING's Dutch insurance companies, the principal one of which is Nationale-Nederlanden, are the largest group of insurance companies in the Netherlands based on 1995 gross premiums written. ING also offers primarily a range of life insurance products through greenfield operations in Europe, including a number of Central and Eastern European countries, Asia and Latin America. Life insurance products include RETIREMENT PRODUCTS and life products for individuals and groups. In ING's mature markets, ING offers a broad range of such products with an increasing emphasis on savings products. In ING's insurance greenfield operations, the product range is generally more limited with an orientation towards individual life coverages. All such products are tailored to the local markets. In the non-life sector ING insurance products principally include fire, automobile, accident and health as well as workmen's compensation, transport and aviation and third-party liability. Total income in 1996 from insurance operations was NLG 35,867 million (NLG 24,322 million in gross premiums written and NLG 11,545 million in investment and other income) with life insurance accounting for NLG 17,135 million of gross premiums written (70.5% of total gross premiums written) and non-life insurance accounting for NLG 7,187 million of gross premiums written (29.5% of total gross premiums written). In 1996, the result before taxation from insurance operations of NLG 2,498 million represented 54% of the result before taxation for ING.

  LIFE INSURANCE

     The following table summarizes by geographic area ING's gross written premiums and the result before taxation of ING's life operations for the year ended December 31, 1996.

                                                                           LIFE INSURANCE
                                                      LIFE INSURANCE        RESULT BEFORE
                                                     GROSS PREMIUMS(1)        TAXATION
                                                     -----------------    -----------------
                                                                 (NLG MILLIONS)
        The Netherlands...........................          7,860                 919
        Rest of Europe............................          1,748                  35
        North America.............................          4,586                 178
        South America.............................             52                   2
        Asia......................................          1,446                  52
        Australia.................................          1,442                  22
        Other.....................................              5                  (1)
        Premiums between geographic areas(2)......             (4)                 --
                                                           ------               -----
             Total................................         17,135               1,207
                                                           ======               =====

---------------

(1) Including reinsurance assumed.

(2) Represents reinsurance premiums ceded between Group companies in different geographic areas.

     Life insurance products sold in the Netherlands consist of participating (with profit) and non-participating (without profit) policies written for both individual and group customers. Participating policies share in either the results of the issuing company or investment returns on specified assets. In recent years, an increasing number of policies participate in the investment return of a specified investment fund, consistent with the trends in the Dutch market. Gross premiums from the Dutch life insurance operations represented 46% of all gross written life premiums of ING in 1996. In both the individual and group business, ING is the largest provider of life insurance in the Netherlands, with market shares of 22.9% and 30.2%, respectively, in 1995, the last year for which Dutch industry data is available. In 1996, gross written life premiums for individual products was NLG 4,843 million and for group products was NLG 2,904 million.

     Outside the Netherlands, ING sells life insurance products in its mature markets of the United States (INTEREST-SENSITIVE PRODUCTS, GUARANTEED INVESTMENT CONTRACTS ("GICS") and traditional products), Australia (life insurance, managed funds, investment products and superannuation funds), Belgium (individual, pension and group life) and Canada (primarily individual life and INVESTMENT PRODUCTS). In addition to ING's life operations in the United States, Australia, Belgium, and Canada where life companies have been acquired over time, ING's other life insurance operations have been developed through its greenfield life strategy. Since 1978, ING has established start-up life insurance operations in 14 countries. The following table lists the country and year in which ING began (or intends to begin) selling life products.

                              GREENFIELD EXPANSION

        1978..........   Spain
        1980..........   Greece
        1986..........   Japan
        1989..........   Taiwan
        1989..........   South Korea
        1991..........   Hungary
        1992..........   Czech Republic
        1993..........   Italy
        1995..........   Poland
        1996..........   Mexico
        1996..........   Slovak Republic
        1996..........   Argentina
        1997..........   Philippines
        1997..........   Romania

     The establishment of greenfield operations has been an important part of ING's international expansion strategy. See "-- Strategy". Since 1992, gross written life premium income from greenfield operations (including EX-GREENFIELDS) has increased from NLG 1,050 million to NLG 2,579 million in 1996. The 1996 gross written life premiums from such greenfield operations represented 15% of total gross written life premiums for ING compared with 9.4% in 1992. In general, in greenfield operations the life products offered are traditional, annual premium products although as the companies and markets mature the product line is expanded. Japan, in which operations commenced in 1986, had NLG 1,281 million in life gross premium income in 1996, representing 49.7% of gross written life premium income from greenfield operations.

  NON-LIFE INSURANCE

     ING is the second largest provider of non-life insurance in the Netherlands, with a market share of 10.0% in 1995, the last year for which Dutch industry data is available. Gross written premiums from the Dutch non-life operations of NLG 2,845 million represented 38.4% of all non-life gross premiums written by ING in 1996. Such gross premium income consisted of NLG 765 million from fire, NLG 649 million from automobile, NLG 976 million from accident and health and NLG 455 million from other products (including reinsurance assumed). In 1996, ING's Dutch non-life operations had an aggregate loss ratio of 66.4% and a combined ratio of 102.8%.

     Outside the Netherlands, ING's principal markets for non-life insurance are the United States and Canada. Gross premium income from these non-life operations in 1996 represented 41.5% of ING's total non-life gross premium income. In Canada, ING ranked second in the non-life sector with a market share of more than 6% based on gross premiums written in 1995. Remaining non-life insurance is written in Australia, Belgium, Spain, Greece, the Caribbean and certain countries in Asia. The aggregate premiums written by such operations represented 20.1% of ING's total non-life gross premium income in 1996.

BANKING OPERATIONS

     ING's banking operations principally include the COMMERCIAL BANKING operations conducted in the Netherlands through the branch network of ING Bank Nederland ("IBN") and Postbank (direct marketing distribution and distribution through the post office), the international corporate and investment banking operations of ING Bank International ("IBI") and ING Barings and other commercial banking operations in a number of the countries where ING conducts insurance operations, including emerging markets, as part of ING's strategy to offer a full range of integrated financial services in appropriate markets. In 1996, total income from banking operations was NLG 11,716 million and the result before taxation of NLG 2,133 million represented 46% of the result before taxation for ING.

  DOMESTIC BANKING OPERATIONS

     ING's domestic banking operations provide a wide array of banking products and services to individual and corporate customers in the Netherlands. Individual products include consumer loans, mortgage loans, funds transfer, electronic banking, personal financial services, credit and debit cards, and savings and other deposit accounts. Products and services provided to corporate customers include corporate loans, cash management, funds transfer and payment systems, foreign exchange and leasing.

     The following sets forth certain data with respect to the Dutch banking operations of ING for the year ended December 31, 1996.

                                                                (NLG BILLIONS,
                                                           EXCEPT STATISTICAL DATA)
                                                           ------------------------
                Total loans.............................               143
                Mortgage loans..........................                79
                Customer deposits.......................               141
                Number of domestic branches.............               414
                Number of ATMs..........................             1,500

     ING is the largest provider of payments transfer services in the Dutch market, with a market share of 48% in 1995 based on transaction volume. ING is the second largest provider of residential mortgage loans in the Dutch retail market, with a market share of 23% based on total outstanding mortgage loans, and is the third largest provider of loans in the Dutch corporate market, with a market share of 17.1% in 1995 based on total outstanding corporate loans in guilders.

     ING provides its banking services in the Netherlands principally through two branded entities, Postbank, which reaches its 6.3 million private customers via home banking, telephone, mailing, electronic banking and through a nationwide network of approximately 2,300 post offices, and IBN, which conducts its business through approximately 390 branch offices. ING also provides banking services through three smaller wholly-owned banking subsidiaries, Westland/Utrecht Hypotheekbank, ING Lease and Crediet en Effectenbank N.V., which provide more specialized services and products. Using direct marketing methods, Postbank has utilized its position as a leading provider of current account services and payment systems as the basis for supplying other financial services, such as savings accounts, mortgage loans, consumer loans, credit card services, insurance products and security orders. As approximately 60% of Dutch households have a financial relationship with Postbank and Postbank has a market share of approximately 43% in Dutch payment transfers, based on transaction volume, ING believes that Postbank's large client database and market presence provide it with significant opportunities for marketing additional financial products and services. At the end of 1996, Postbank had NLG 37.5 billion in savings accounts, NLG 24.5 billion in residential mortgage loans outstanding, NLG 15 billion in payment account balances and NLG 3 billion in outstanding consumer credits. In 1996, gross premium income from insurance products sold through the direct marketing channel of Postbank represented 4.6% of ING's total life premiums written in the Netherlands.

     IBN offers a complete package of financial services to large, medium and small-sized companies and institutions, as well as self-employed and other individuals. IBN primarily targets customers that require personal advice and service. IBN has a staff of 8,500 and its commercial activities are divided into six customer groups: corporate banking, private banking, SME-market (small and medium-sized enterprises), large enterprises, personal market and payments transfer. IBN provides a full range of commercial banking activities and also life and non-life insurance products. IBN's total domestic portfolio of loans amounted to NLG 85 billion at the end of 1996, NLG 32 billion of which represented the residential mortgage portfolio. In 1996, individual periodic life insurance premiums sold through IBN represented 9% of the new individual periodic life premiums written by Nationale-Nederlanden.

  INTERNATIONAL BANKING

     ING's international corporate banking activities are centralized at IBI, which had a network of 77 branches in 48 countries outside the Netherlands at the end of 1996. IBI's activities are organized into Emerging Markets Banking, International Corporate Banking and Financial Institutions Banking. Emerging Markets Banking, conducted through local branch offices, includes payments and transfers handling, treasury products, capital market transactions, local corporate finance activities, import/export finance, cross border finance, LDC debt trading, debt conversion and debt reduction transactions as well as advisory services. In International Corporate Banking, IBI focuses on trade and commodity finance, natural resources finance, export finance, power plant finance, telecommunications finance, media finance, international loan syndications, asset-backed finance and structured finance. In the area of Financial Institutions Banking, IBI is engaged in commercial activities for financial institutions in emerging markets (relationship management) and OECD markets, interbank trade finance, loan and letter of credit syndications with financial institutions, lending to financial institutions and interbank payment and clearing services. At December 31, 1996, the total international loan portfolio was NLG 51.2 billion.

     Investment banking activities are principally conducted by ING Barings, which consists of the investment banking activities previously conducted by ING Bank and Barings. Acquired in March 1995, Barings is now fully integrated into the ING organization. Barings' research and investment banking activities are included within ING's corporate and investment banking activities as ING Barings. ING Barings is organized along five product lines worldwide, with strong local and regional management. The five product lines include Equity and Research (principally emerging markets), which encompasses research, brokerage, trading and sales coordination; Corporate Finance (emerging markets), which encompasses equity and debt underwriting as well as advisory services, in particular related to cross-border mergers and acquisitions; Corporate Finance (developed markets), which encompasses acquisitions, dispositions, mergers and equity issues as well as advisory services, in particular related to companies' capital structures and strategy issues; Debt and Derivatives Trading and Sales, which principally encompasses a broad range of trading and sales in emerging market debt securities, equity and debt derivatives and other financial products; and Banking, Structured Finance and Advisory, which encompasses debt advisory services, securitization and private placements.

     ING also conducts RETAIL BANKING operations in Australia, Belgium, Canada, Greece, Hungary, Italy and Poland. ING's most recent acquisitions of retail banks in Poland (1994) and Hungary (1996) are part of ING's strategy to provide integrated financial services in these markets and utilize BANCASSURANCE for distribution of insurance products.

ASSET MANAGEMENT

     At December 31, 1996, ING had over NLG 246 billion in assets under management. ING Asset Management manages the assets of the insurance operations within ING, as well as the assets comprising ING's own-label and third party investment funds and third party institutional and individual assets. ING Asset Management also manages the investments representing a portion of shareholders' equity of ING Insurance.

     The following table sets forth information with respect to the assets under management for the years indicated.

                                                                    AS OF DECEMBER 31,
                                                                 ------------------------
                                                                 1996      1995      1994
                                                                 ----      ----      ----
                                                                       (NLG BILLIONS)
        Own Funds(1).........................................    118        96        83
        Third Party Funds(2).................................    128       113        42
                                                                 ---       ---       ---
                  Total......................................    246       209       125

---------------

(1) See "ING RISK MANAGEMENT -- Investments".

(2) Growth in Third Party Funds in 1995 due principally to the acquisition of Baring Asset Management.

     ING Asset Management consists of seven business units of which ING Investment Management and Baring Asset Management account for over 90% of total assets under management.

     Assets under management by ING Investment Management amounted to NLG 158.4 billion at December 31, 1996. Assets under management on behalf of the insurance operations amounted to NLG 104.4 billion at December 31, 1996. Assets under management on behalf of private and institutional clients amounted to NLG 32.7 billion and own-label investment funds amounted to NLG 21.3 billion at December 31, 1996.

     Baring Asset Management provides a diversified spectrum of investment management services to a variety of institutional and private clients, directly and through the management of its own-label investment funds. It manages equity, fixed-interest and balanced portfolios for pension funds, government agencies, charitable bodies, companies and private individuals. As of December 31, 1996, nearly 75% of its clients were in the United Kingdom and North America. Total assets under management by Baring Asset Management amounted to NLG 70 billion at December 31, 1996.

     In addition to its asset management activities, ING also operates an international private banking business, a real estate business which invests in and develops real estate in the Netherlands and internationally and businesses which specialize in private equity investments.

STRATEGY

  GENERAL

     ING has a number of characteristics which set it apart from its competitors in the Netherlands and internationally and which contribute generally to the strength of ING. Its strong domestic market position in insurance and banking has provided it with stable earnings and cash flow enabling it to finance its international expansion. As a result of the merger and the integration of the Dutch insurance and banking operations and resulting access to multiple distribution channels, ING has been able to maintain and, in some cases, grow its market share in the Netherlands despite intense competition. In addition to the strength of its core domestic markets, over the last 20 years ING has successfully developed its greenfield life strategy in which it has elected to expand internationally through the start-up of life operations in 14 countries through 1997. Besides its strength in its core Dutch markets and its greenfield strategy, ING is also distinguished by its acknowledged position as an emerging market specialist, with ING's strength in emerging markets being enhanced by its acquisition of the principal assets and liabilities of Barings in 1995.

     At the time ING was formed in 1991, ING's stated strategic objectives were: to become the market leader in providing integrated financial services in its home market of the Netherlands, including maintaining its leading position in the life and non-life insurance markets and expanding its banking operations; to expand its presence in Europe; to expand its international banking operations and strengthen its position as one of the leading providers of financial services in emerging markets; and to enhance ING's performance in its other existing mature markets of North America and Australia and its existing greenfield operations. These stated strategic objectives were to be achieved within the overall context of enhancing shareholder value through the establishment of stated objectives relating to annual earnings growth and returns on equity with an increasing emphasis on cost control.

     ING's objectives include growth in net profit at the ING level of at least 10% per annum and return on equity targets (measured as 4% above the 10 year interest rate on Dutch government bonds). ING has met or exceeded its net profit and return on equity objectives in each year since 1993. Net profit grew at annual rates of 10.9%, 13.5%, 15.1%, and 25.4%, in 1993, 1994, 1995 and 1996,
respectively. Return on equity (consolidated net profit, as a percentage of average consolidated shareholders' equity, on a Dutch GAAP basis) in each of 1993, 1994, 1995 and 1996 was 10.9%, 10.6%, 11.6% and 11.5%, respectively. In interpreting the return on equity ratios, it should be noted that in the Consolidated Financial Statements prepared in accordance with Dutch GAAP, certain material changes in shareholders' equity are not reflected in the profit and loss account. See Note 7 of Notes to the Consolidated Financial Statements. There can be no assurance that ING will continue to exceed its financial objectives. In addition to measuring ING's financial performance on the basis of the objectives described above, ING utilizes its net profit and return on equity targets when considering investments such as acquisitions and the establishment of greenfield operations. Although management believes that such criteria should be applied when considering such investments, management also believes that competitive considerations and long term goals, including long term profitability, are also important considerations.

     In furtherance of its strategic objectives to maintain its competitive position and continue to achieve such earnings growth and return on equity objectives, particularly in less favorable market conditions than have existed in recent years, ING's strategic priorities are to:

     - Maintain its position in its core market of the Netherlands and continue to extend its leadership in integrated financial services
        (bancassurance) in the Netherlands, and, where possible and profitable, outside the Netherlands.

     - Maintain its leading position in the emerging markets of South America, Asia and Central and Eastern Europe by further developing life insurance greenfields and continuing its investments in commercial and investment banking and asset management.

     - In ING's mature markets outside the Netherlands, reinforce its position in insurance and banking, including actively reviewing potential insurance acquisition opportunities in the U.S. to strengthen such operations.

     - Give greater priority to Western Europe now that EMU and the introduction of the single currency are scheduled for 1999 with the goal of ensuring that ING will be an important player in the European financial services market, including by way of acquisitions or through strategic alliances.

     - Continue development of its asset management businesses, including growth in assets under management on behalf of third parties.

     - Further integrate its international corporate and investment banking operations to enhance their effectiveness and the delivery of financial services and products, particularly in emerging markets, and selective expansion of investment banking activities, particularly in Europe.

  MAINTAIN ITS POSITION IN THE NETHERLANDS AND EXTEND LEADERSHIP IN INTEGRATED FINANCIAL SERVICES

     Operations in the Netherlands

     ING is the largest life insurer, second largest non-life insurer and third largest bank in the Netherlands with leading market share positions in many of the products and services it provides. It is ING's intention to defend its market share positions in the Netherlands while maintaining profitability. It will seek to do this through expansion of its product lines, offering better service and continuing to exploit its multiple distribution channels.

     ING has combined its broad expertise in insurance, banking and asset management to offer a full range of financial services through its distribution channels in the Netherlands and is the leading provider of integrated financial services in the Dutch market. As a result of the merger, ING obtained access to broader distribution channels for its insurance products beyond its traditional, principal distribution channels of independent and tied agents, and is currently able to utilize the bancassurance channel via ING Bank and is also able to distribute its products through the Postbank direct marketing channel. In 1996, individual periodic life insurance premiums sold through IBN represented 9% of the new individual periodic life premiums written by Nationale-Nederlanden and life gross premiums written for life products sold through the direct marketing channel of Postbank represented 4.6% of ING's gross life premiums written in the Netherlands.


     IBN, while continuing to focus on its traditional corporate (small and medium-sized (SME) enterprises) and retail clients, is also now targeting all segments of the corporate and retail population, including in particular those that seek and require personal advice on more complex products, by offering a broader range of financial products besides its traditional banking products. In implementing this strategy in the Netherlands, IBN is taking steps which are intended to: (i) increase its domestic market share, particularly by focusing on the corporate market where IBN has historically been behind its principal competitors; (ii) lower its cost of distribution and therefore lower ING Bank's cost to income ratio by utilizing direct marketing programs in addition to the traditional branch network; (iii) increase non-interest revenues by cross selling to existing clients non-lending products; and (iv) grow ING Bank's private banking business. ING believes that IBN's ability to offer a complete financial planning service and products (including insurance and asset management) enhances its position with its targeted clientele. Furthermore, ING's expanded presence throughout the world and higher profile since the acquisition of Barings has given it broader access to a large corporate client base which had not previously been available to it.


     Postbank's strategy, in contrast to that of IBN, is to offer relatively simple savings products together with mortgage and personal lending, as well as insurance and investment products, principally to a clientele which does not seek or require personal advice. Its low cost distribution network which relies primarily on direct marketing and the more than 2,300 branches of the post office for providing its services and its large client base allows it to target its various services, including non-banking services such as brokerage, insurance and asset management through cross selling to existing clients. At December 31, 1995, Postbank Life Insurance had risen to become the 18th largest life insurer in the Netherlands based on gross premiums written, compared to the 41st largest at December 31, 1994.


     Outside the Netherlands

     Outside the Netherlands, it is ING's strategy to provide integrated financial services and utilize bancassurance in those markets where ING believes such operations can be profitable. ING has insurance operations in 25 countries around the world, 14 of which were started as greenfield life operations. In many of its emerging market countries, ING has established links with, or acquired interests in, a local commercial bank as an alternative means of distributing its insurance products and to provide a source for distribution of bank products. ING has recently acquired interests in banks in Hungary and Poland consistent with this strategy. In addition to commercial banking, ING also intends to establish local asset management companies where appropriate. In Poland, since acquiring a minority stake in Bank Slaski in 1994 (in 1996 ING acquired a majority stake in Bank Slaski) and establishing a greenfield life insurance operation in 1995, ING is now offering products and services which include insurance, banking, leasing, investment and real estate. ING is following a similar strategy in Hungary. In addition to emerging markets, bancassurance and alternative channels for distributing financial services will be used where possible. These have been utilized in Australia, Belgium and Greece, and ING will shortly be marketing banking products through a direct marketing channel in Canada.

     Information Technology

     ING believes that the use of information technology has become an increasingly important factor in maintaining and enhancing its market positions in the Netherlands and abroad and providing integrated financial services. In recent years ING has made significant investments in upgrading and enhancing its information systems. ING has developed an overall plan to develop new (or updated) products using modern information technology, including (where permitted) access across its various business entities to information about its clients, increasing operational efficiency (e.g., utilizing information systems to approve insurance applications and reduce paperwork), upgrading accounting and financial systems, and preparing systems to cope with the potentially adverse effects on computer systems of reaching the year 2000 and the introduction of the euro. In the last three years, ING has spent in excess of NLG 5 billion in the information technology area. Management believes that enhanced information technology systems will reduce the costs of distribution of its various products and enable it to provide better service to its clients.

  MAINTAIN LEADERSHIP POSITION IN EMERGING MARKETS

     ING's strengths in emerging markets are based mainly on its life insurance operations and its commercial and investment banking operations. ING's strategy in this area is to strengthen its acknowledged position as an emerging markets specialist by further developing its life insurance greenfields and investing in commercial and investment banking and asset management, and maintaining its extensive investment research on emerging markets. ING intends to advance its position in the life insurance market by undertaking two to three greenfield projects per year and broadening the product range of greenfields and ex-greenfields which have been operating successfully for a number of years. Management believes that these operations represent significant areas for potential growth with targets for a market share of at least 5% in emerging markets, where life premiums per capita are significantly lower than in ING's more developed markets. In a number of its recent greenfield operations, ING is already exceeding this target, with notable recent successes in Hungary and Poland. It expects to commence operations in the Philippines and Romania during 1997.

     With an international network outside the Netherlands of 77 branches in 48 countries, including 32 in the emerging markets of South America, Asia and Central and Eastern Europe, IBI provides a broad range of WHOLESALE BANKING PRODUCTS to customers worldwide. Together with ING Barings, which is organized along product lines, ING provides a full range of services and products to local clients and multinational clients doing business in emerging markets. Despite their strong position in these markets, as a result of increased competition, ING intends to take a number of steps to further improve profitability. First it intends to further integrate the operations of IBI and ING Barings to obtain further efficiencies. In that regard, ING intends to reorganize its Corporate & Investment Banking management centre along product lines to streamline reporting and responsibility and eliminate existing overlap within the various businesses and to offer its products and services under the single brand name "ING Barings". In addition, ING plans to restructure its research activities to place greater emphasis on sector analysis and on improving the profitability of equity brokerage and trading and corporate finance in emerging markets to bring it into line with Group-wide objectives.

  REINFORCE AND STRENGTHEN POSITION IN EXISTING MATURE MARKETS OUTSIDE THE NETHERLANDS

     ING has substantial insurance operations in the United States, Canada, Australia, Japan and Belgium and also generates significant income from the provision of investment banking services and trading and sales in the United Kingdom and the United States. It is ING's intention to maintain its current positions and, where necessary, reinforce them by acquisition, through the formation of strategic alliances and expansion of product lines and existing distribution channels.

     In the United States, ING recognizes that the life operations are working in markets with only modest growth prospects and that its product range and distribution channels are limited. As a result, ING is actively reviewing potential acquisition opportunities in the United States market to broaden its product ranges, expand its distribution channels and operate in markets with stronger growth prospects. In Canada, ING intends to continue to pursue opportunities to strengthen its non-life insurance business which currently has a market share in excess of 6%, making it the second largest non-life insurance company in Canada. In addition, ING has obtained a license to establish a federal trust company which will enable it to market savings and consumer lending products using direct response marketing.

     In Australia, ING has followed its strategy of providing integrated financial services through multiple distribution channels, including offering banking products through the intermediary distribution networks of its main insurance companies. Through acquisitions made in 1995 and 1996, the Australian operations expanded their product lines and distribution capabilities as well as increasing business. As an ex-greenfield, the Japanese life business generated premium income of NLG 1,281 million in 1996. Although representing only a small percentage of the overall life market which is the largest in the world, ING intends to further penetrate this market by expanding its distribution capabilities. During 1996, the Japanese operations began developing a tied agency distribution network to supplement its existing independent agent network and to expand its product line to include more risk products with longer terms.

     As a result of the implementation of EMU and the adoption of the euro, which is expected to be introduced in 1999, ING has determined that the EU must now be given a higher priority in ING's overall strategy with the goal of becoming an important player in the European financial services market. Although ING is still refining its strategy, ING will seek to target specific areas which it considers offer the greatest growth potential and in which ING has expertise such as direct marketing, employee benefits, corporate finance and clearing and asset management for development Europe-wide. ING will seek to implement its strategy by way of acquisitions or through strategic alliances.

  DEVELOPMENT OF ASSET MANAGEMENT

     ING believes that asset management, particularly third party asset management activities, presents attractive growth opportunities and ING has established a goal of becoming one of the world's leading providers of asset management services for institutional, private and retail clients. As a result of its insurance activities in the Netherlands and the acquisition of Barings (which included Baring Asset Management) in 1995, ING is strongly positioned in the Netherlands and well positioned in the U.K. At the end of 1996, ING Asset Management had NLG 246 billion of assets under management consisting of

NLG 128 billion for third parties. ING's strategy is to better utilize the investment expertise it has developed in the Netherlands to increase assets under management for third parties and to expand asset management geographically. As more fully described under "ING BUSINESS
OPERATIONS -- Management Structure", all asset management activities are coordinated through ING Asset Management. It is the current intention to have investment activities for the insurance companies and in emerging markets managed from the Netherlands with Baring Asset Management remain separate. Baring Asset Management will be the principal vehicle for developing third party asset management particularly in its existing markets of the United Kingdom, the United States and Japan. Management believes that Japan offers growth opportunities with deregulation of management of pension funds offering prospects for obtaining international and specialist mandates.


  DEVELOPMENT OF INVESTMENT BANKING

     Since the acquisition of Barings in 1995, ING has integrated the former investment banking activities of ING Bank with Barings and capitalized on the strong positions IBI and Barings have in emerging markets. At the time of the acquisition ING recognized that Barings would provide it with strong equity capabilities and research in emerging markets which would fit well with IBI's existing strong international debt and foreign exchange business in these markets. In addition, the Barings acquisition enhanced ING's investment banking capabilities in Europe, particularly its capability of providing advisory services.

     ING's strategy for its corporate and investment banking activities is to:

     - Strengthen its position in the emerging markets of South America, Central and Eastern Europe and Asia where it is recognized as a leader;


     - Capitalize on Barings' strength in the United Kingdom mergers and acquisitions market and export this expertise selectively throughout Europe and particularly in the Netherlands;


     - Selectively expand in Europe with a principal focus on fixed interest securities, including augmenting sales and distribution capabilities, while targeting specific market areas for equity origination;

     - Increase its focus on relationship banking, particularly for multinational clients; and


     - Generally enhance its distribution capabilities in the United Kingdom and United States.


     As described above, ING's strategy in this area will be implemented in part through its planned reorganization which will decentralize management and reorganize the organization along product lines to enhance responsibility and controls. See "ING BUSINESS OPERATIONS -- ING Corporate & Investment Banking".

                             CAPITALIZATION OF ING

     Set forth below is the short-term debt and historical consolidated capitalization of ING as of December 31, 1996.


                                                                            DECEMBER 31, 1996
                                                                            ------------------
                                                                              NLG      USD(1)
                                                                            -------    -------
                                                                                 (IN MILLIONS)
Short-term debt.........................................................    248,432    126,557
                                                                            =======    =======
Long-term debt..........................................................     43,606     22,214
Subordinated loans......................................................      1,068        544
Minority interests......................................................        470        239
Shareholders' equity
  Preferred Shares......................................................        218        111
  Ordinary Shares.......................................................        786        400
  Other surplus reserves................................................     33,120     16,872
     Total shareholders' equity.........................................     34,124     17,384
                                                                            -------    -------
          Total Capitalization..........................................     79,268     40,381
                                                                            =======    =======


---------------


(1) Dutch guilder amounts have been translated into dollars, solely for convenience of the reader, at the Noon Buying Rate on June 30, 1997 of NLG
    1.9630 to $1.00 (50.94 U.S. cents per guilder).

                  SELECTED CONSOLIDATED FINANCIAL DATA OF ING


     The selected consolidated financial data set forth below are derived from ING's Consolidated Financial Statements and the Notes thereto. Such Consolidated Financial Statements have been audited by Moret Ernst & Young Accountants, ING's independent accountants, except for the financial statements of ING Bank N.V., a direct wholly-owned subsidiary, which statements (based on ING accounting principles and after ING eliminations and adjustments) reflect total assets constituting 63% in 1996, 61% in 1995, 61% in 1994, and 60% in 1993, and total income constituting 24% in 1996, 23% in 1995, 21% in 1994, and 20% in 1993 of the related consolidated totals, which were audited by KPMG Accountants N.V. The financial data for the six-month periods ended June 30, 1997 and 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which ING considers necessary for a fair presentation of its financial position and results of operation for these periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997.


     ING's consolidated financial statements are prepared in accordance with Dutch GAAP, which differs in certain significant respects from U.S. GAAP. Reference is made to Note 7 of Notes to the Consolidated Financial Statements for a description of the significant differences between Dutch GAAP and U.S. GAAP and a reconciliation of certain income statement and balance sheet items to U.S. GAAP.


     The information below should be read in conjunction with, and is qualified by reference to ING's Consolidated Financial Statements, related Notes, and other financial information included elsewhere herein.



                                                                                                           SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                                JUNE 30,
                                        --------------------------------------------------------      --------------------------
                                         1996      1996      1995      1994      1993      1992        1997      1997      1996
                                        ------    ------    ------    ------    ------    ------      ------    ------    ------
                                           USD       NLG       NLG       NLG       NLG       NLG         USD       NLG       NLG
                                                           (IN MILLIONS, EXCEPT AMOUNTS PER SHARE AND RATIOS)
DUTCH GAAP CONSOLIDATED INCOME
  STATEMENT DATA
Income from insurance operations:
  Gross premiums written:
    Life..............................   8,729    17,135    14,844    13,974    13,569    11,215       5,445    10,689     7,867
    Non-life..........................   3,661     7,187     6,667     6,403     6,202     6,287       2,130     4,182     3,777
    Reinsurance(1)....................      --        --        --        --       561     2,538          --        --        --
                                        ------    ------    ------    ------    ------    ------       -----    ------    ------
  Total...............................  12,390    24,322    21,511    20,377    20,332    20,040       7,576    14,871    11,644
  Investment income...................   5,641    11,073     9,605     8,202     8,923     8,347       3,446     6,765     5,241
  Commission and other income.........     240       472       364       345       327       321         144       283       239
                                        ------    ------    ------    ------    ------    ------       -----    ------    ------
  Total income from insurance
    operations........................  18,272    35,867    31,480    28,924    29,582    28,708      11,166    21,919    17,124
Income from banking operations:
  Interest income.....................  10,318    20,255    18,371    17,788    17,767    18,488       5,721    11,230     9,448
  Interest expense....................   6,625    13,004    12,113    11,500    12,319    13,397       3,710     7,283     6,055
                                        ------    ------    ------    ------    ------    ------       -----    ------    ------
  Net interest result.................   3,694     7,251     6,258     6,288     5,448     5,091       2,011     3,947     3,393
  Commission..........................   1,348     2,647     1,980     1,368     1,258     1,023         837     1,644     1,288
  Other Income........................     926     1,818     1,519       511     1,071       784         626     1,229       828
                                        ------    ------    ------    ------    ------    ------       -----    ------    ------
  Total income from banking
    operations........................   5,968    11,716     9,757     8,167     7,777     6,898       3,474     6,820     5,509
Total income(2).......................  24,224    47,551    41,203    37,048    37,359    35,606      14,632    28,722    22,624
                                        ======    ======    ======    ======    ======    ======       =====    ======    ======

                                                                                                           SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                                JUNE 30,
                                        --------------------------------------------------------      --------------------------
                                         1996      1996      1995      1994      1993      1992        1997      1997      1996
                                        ------    ------    ------    ------    ------    ------      ------    ------    ------
                                           USD       NLG       NLG       NLG       NLG       NLG         USD       NLG       NLG
                                                           (IN MILLIONS, EXCEPT AMOUNTS PER SHARE AND RATIOS)
Expenditure from insurance operations:
  Life................................  12,382    24,306    20,832    18,814    18,967    16,058
  Non-life............................   3,793     7,445     6,972     6,728     6,667     6,775
  Reinsurance(1)......................      --        --        --        --       702     2,974
  Insurance operations--general(3)....     824     1,618     1,570     1,548     1,720     1,526
                                        ------    ------    ------    ------    ------    ------      ------    ------    ------
Total expenditure from insurance
  operations..........................  16,999    33,369    29,374    27,090    28,056    27,333      10,457    20,527    15,962
Total expenditure from banking
  operations(4).......................   4,882     9,583     8,005     6,658     6,439     5,847       2,764     5,426     4,490
Total expenditure(2)..................  21,864    42,920    37,345    33,705    34,495    33,180      13,212    25,936    20,443
                                        ======    ======    ======    ======    ======    ======      ======    ======    ======
Result before taxation from insurance
  operations:
  Life................................     615     1,207     1,097       953       829       736         338       663       587
  Non-life............................     223       437       339       295       191       151         135       266       187
  Reinsurance(1)......................      --        --        --        --       (32)      (37)         --        --        --
  Insurance operations--general(3)....     435       854       670       586       538       525         236       463       388
                                        ------    ------    ------    ------    ------    ------      ------    ------    ------
Total.................................   1,273     2,498     2,106     1,834     1,526     1,375         709     1,392     1,162
                                        ======    ======    ======    ======    ======    ======      ======    ======    ======
Result before taxation from banking
  operations..........................   1,087     2,133     1,752     1,509     1,338     1,051         710     1,394     1,019
                                        ------    ------    ------    ------    ------    ------      ------    ------    ------
Result before taxation and dividend on
  own shares..........................   2,359     4,631     3,858     3,343     2,864     2,426       1,419     2,786     2,181
Dividend on own shares................     (37)      (72)      (58)      (51)      (43)      (40)        (25)      (49)      (32)
                                        ------    ------    ------    ------    ------    ------      ------    ------    ------
Result before taxation................   2,322     4,559     3,800     3,292     2,821     2,386       1,394     2,737     2,149
Taxation..............................     613     1,203     1,138       994       778       561         391       768       629
Third-party interests.................      18        35        13        (4)       14        (4)         14        27         6
                                        ------    ------    ------    ------    ------    ------      ------    ------    ------
Net profit............................   1,692     3,321     2,649     2,302     2,029     1,829         989     1,942     1,514
Dividend on Preference Shares.........      23        46        46        46        28        --          12        23        23
                                        ------    ------    ------    ------    ------    ------      ------    ------    ------
Net profit after deducting dividend on
  Preference Shares...................   1,668     3,275     2,603     2,256     2,001     1,829         977     1,919     1,491
Dividend on Ordinary Shares...........     795     1,561     1,203     1,036       920       820
Addition to shareholders' equity......     873     1,714     1,400     1,220     1,081     1,009
Net profit per Ordinary Share(5)......    2.32      4.56      3.84      3.48      3.20      3.02        1.30      2.55      2.12
Net profit per Ordinary Share and
  Ordinary Share equivalent...........    2.21      4.34      3.67      3.40      3.09      n.a.        1.25      2.46      2.03
Dividend per Ordinary Share...........    1.02      2.00      1.66      1.49      1.39      1.27
Dividend pay-out ratio................    43.9%     43.9%     43.2%     43.0%     43.4%     41.9%
U.S. GAAP CONSOLIDATED INCOME
  STATEMENT DATA
Net profit............................   2,381     4,673     3,207                                     1,244     2,442
Net profit per Ordinary Share and
  Ordinary Share equivalent...........    3.13      6.14      4.46                                      1.58      3.10

                                                                                                          SIX MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                                JUNE 30,
                                       --------------------------------------------------------      ---------------------------
                                        1996      1996      1995      1994      1993      1992        1997       1997      1996
                                       ------    ------    ------    ------    ------    ------      -------    ------    ------
                                          USD       NLG       NLG       NLG       NLG       NLG          USD       NLG       NLG
                                                          (IN BILLIONS, EXCEPT AMOUNTS PER SHARE AND RATIOS)
DUTCH GAAP CONSOLIDATED BALANCE SHEET
  DATA
Total assets.........................   246.5     483.9     396.3     353.7     339.4     322.9        288.9     567.1     439.3
Investments:
  Insurance..........................    77.4     152.0     129.1     112.5     109.6     103.3
  Banking............................    21.1      41.5      28.3      25.8      22.5      24.4
  Eliminations(6)....................    (2.5)     (5.0)     (3.6)
                                       ------    ------    ------    ------    ------    ------        -----    ------    ------
Total investments....................    96.0     188.5     153.8     138.3     132.1     127.7        108.0     212.0     168.5
Bank lending.........................   102.8     201.8     166.5     150.1     144.9     138.1        122.6     240.7     184.6
Insurance provisions:
  Life...............................    56.4     110.7      97.1      88.5      81.8      74.0
  Non-life...........................     5.4      10.7       9.7       8.9       8.4       7.7
  Reinsurance(1).....................      --        --        --        --        --       5.7
                                       ------    ------    ------    ------    ------    ------        -----    ------    ------
  Total insurance provisions.........    61.8     121.4     106.8      97.4      90.2      87.4         67.7     132.8     114.2
Funds entrusted to and debt
  securities of the banking
  operations:
  Savings accounts of the banking
    operations.......................    34.0      66.7      57.8      51.2      48.9      46.3
  Other deposits and bank funds......    56.1     110.2      96.5      91.7      88.8      85.9
  Debt securities of the banking
    operations.......................    14.3      28.0      22.1      17.1      17.1      15.6
                                       ------    ------    ------    ------    ------    ------
  Total..............................   104.4     204.9     176.4     160.0     154.8     147.8        123.5     242.4     193.0
Due to banks.........................    36.9      72.4      52.0      41.2      40.4      42.6         42.0      82.4      57.9
Shareholders' equity(7)..............    17.4      34.1      23.8      21.8      21.5      15.6         23.1      45.4      28.9
Shareholders' equity per Ordinary
  Share(5)...........................   23.00     45.15     33.32     31.84     32.88     25.10        29.39     57.69     39.05
Shareholders' equity per Ordinary
  Share and Ordinary Share
  equivalent(5)......................   21.95     43.08     31.92     31.15     31.70      n.a.        28.36     55.68     37.42
U.S. GAAP CONSOLIDATED BALANCE SHEET
  DATA
Total assets.........................   258.6     507.7     413.1
Shareholders' equity.................    21.2      41.7      28.6                                       26.5      52.1
Shareholders' equity per Ordinary
  Share and Ordinary Share
  equivalent.........................   26.94     52.88     38.34                                      32.58     63.95


---------------

(1) In view of the relatively minor importance of ING's assumed reinsurance activities, such activities have been included in the results of life and non-life insurance as from the second quarter of 1993.


(2) For the years 1996, 1995 and 1994 and the six-month periods ended June 30, 1997 and 1996, after elimination of certain intercompany transactions between the insurance operations and the banking operations. See Note 1.3 of Notes to the Consolidated Financial Statements.


(3) Insurance operations -- general includes the results of insurance holding companies and non-insurance companies included within ING Insurance, as well as income from investments allocated to the capital and surplus of ING's insurance companies. See Note 4.12 of Notes to the Consolidated Financial Statements.

(4) Includes all non-interest expenditures, including value adjustments to receivables of the banking operations. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION -- Recent Developments" and "-- Liquidity and Capital Resources".

(5) Net profit per share amounts have been calculated based on the weighted average number of Ordinary Shares outstanding and shareholder's equity per share amounts have been calculated based on the number of Ordinary Shares outstanding at the end of the respective periods. For purposes of this calculation, ING Groep N.V. shares held by Group companies have been deducted from the applicable number of outstanding Ordinary Shares. All amounts are presented after giving effect to all stock dividends and retroactive application of ING's 2.5 for 1 stock split, which was effective June 3, 1996.

(6) Consisting of investments in banking operations held by Group insurance companies, investments in insurance operations held by Group banking companies, and ING Groep N.V. shares held by Group insurance companies.

(7) Shareholders' equity as at December 31, 1995 after a charge, net of tax, of NLG 1,025 million resulting from the implementation of the change in Dutch accounting policies relating to the valuation principles for the provision for life policy liabilities concerning longevity risk. This amount has been charged to shareholders' equity as at January 1, 1995. Goodwill of NLG 1,400 million arising in connection with the acquisition of the principal assets and liabilities of Barings was charged in full to shareholders' equity in 1995.

              ING MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto included elsewhere herein. The Consolidated Financial Statements have been prepared in accordance with Dutch GAAP, which differs in certain significant respects from U.S. GAAP. Reference is made to Note 7 of Notes to the Consolidated Financial Statements for a description of the significant differences between Dutch GAAP and U.S. GAAP and a reconciliation of shareholders' equity and net profit to U.S. GAAP. Unless otherwise indicated, financial information for ING included herein is presented on a consolidated basis under Dutch GAAP.

INTRODUCTION


     Since 1991, when it was created as a result of the merger between Nationale-Nederlanden N.V. and NMB Postbank Groep N.V., ING has diversified the mix of its businesses and has grown geographically through acquisitions, joint ventures, direct investments and internal growth, including through the development of insurance greenfield operations and the expansion of the bank branch network in markets outside the Netherlands. Since 1992, ING has grown its banking business and there has been an increasing emphasis on life insurance, with total life income representing 70% of total insurance income in 1996 compared with 56% in 1992. In addition, funds under management by ING have grown to NLG 246 billion in 1996, from NLG 101 billion in 1992. ING has continued to diversify in recent years, investing NLG 1.7 billion in connection with the acquisition of the principal assets and liabilities of Barings in March 1995 and NLG 156 million in connection with the acquisition of Wellington Insurance Company, a Canadian non-life insurance company ("Wellington"), in January 1995. Geographically, ING has continued its policy of establishing new greenfield life insurance operations in emerging markets. At the end of July 1996, ING also obtained a majority interest of 54.1% in Bank Slaski S.A., located in Katowice, Poland ("Bank Slaski").


     The following table shows the relative contributions of ING's two business segments to consolidated result before taxation and dividends on own shares in 1996 compared to 1992.


                                                                  YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                                1996                  1992
                                                          -----------------     -----------------
                                                           (NLG MILLIONS)        (NLG MILLIONS)
    Insurance..........................................     2,498        54%      1,375        57%
    Banking(1).........................................     2,133        46       1,051        43
                                                            -----       ---       -----       ---
         Total.........................................     4,631       100%      2,426       100%


---------------

(1) Includes the effect of value adjustments to receivables of the banking operations which consist of a charge to ING's profit and loss account in respect of the estimated risk inherent in ING's banking operations and which include additions to the provision for loan losses and to the provision for general banking risks. See "-- Recent Developments" and "-- Liquidity and Capital Resources -- Capital Adequacy" and Notes 3.2.4 and 7.1(r) of Notes to the Consolidated Financial Statements.

     The following table shows the relative contributions of ING's insurance and banking operations in the Netherlands, the Rest of Europe, North America, South America, Asia, Australia, and Other geographic areas to ING's consolidated result before taxation in 1996 compared to 1992.


                                                                    YEAR ENDED DECEMBER 31,
                                                            ----------------------------------------
                                                                  1996                   1992
                                                            -----------------      -----------------
                                                             (NLG MILLIONS)         (NLG MILLIONS)
The Netherlands
  Insurance Operations..................................       1,620       28%         873        26%
  Banking Operations....................................       2,334       41         1191        36
Rest of Europe
  Insurance Operations..................................         164        3          (41)       (1)
  Banking Operations....................................         309        5          151         5
North America
  Insurance Operations..................................         491        8          368        11
  Banking Operations....................................         162        3          302         9
South America
  Insurance Operations..................................          20        0           16         0
  Banking Operations....................................         286        5          183         6
Asia
  Insurance Operations..................................          92        2           23         1
  Banking Operations....................................         173        3          107         3
Australia
  Insurance Operations..................................          92        2          101         3
  Banking Operations....................................           5        0                      0
Other...................................................          13        0           35         1
                                                             -------      ----       -----       ----
Total (before value adjustments to receivables of
  banking operations)...................................       5,761      100%       3,309       100%
Value adjustments to receivables of the banking
  operations............................................      (1,130)                 (883)
                                                             -------                 -----
Result before taxation and dividends on own shares......       4,631                 2,426
                                                             =======                 =====


FACTORS AFFECTING RESULT FROM OPERATIONS

     ING's result from operations are affected by demographics (particularly with respect to life insurance) and by a variety of market conditions, including economic cycles, insurance industry cycles (particularly with respect to non-life insurance), banking industry cycles and fluctuations in interest and foreign exchange rates. Although management expects these factors will continue to affect ING's result from operations, management believes that the impact of any one of these factors, other than fluctuations in exchange rates, has been and continues to be reduced by ING's expansion into different geographic markets. Management further believes that the impact of economic cycles and insurance and banking industry cycles will increasingly be diminished by the increased proportion of ING's revenues derived from fee generating investment banking and asset management activities. ING's geographic expansion, however, has increased the effect of fluctuations in exchange rates on ING's reported results.

  GENERAL MARKET CONDITIONS

     Demographic studies suggest that over the next decade there will be growth in ING's principal life insurance markets of the Netherlands, the Rest of Europe, the United States and Australia, in the number of individuals who enter the age group which management believes is most likely to purchase retirement-oriented life insurance products. In addition, in a number of its European markets, including the Netherlands, retirement, medical and other social benefits previously provided by the government have been or are expected to be curtailed in the coming years, which management believes will increase opportunities for private sector providers of life insurance, health, pension and other social benefits-related insurance products. Management believes that ING Insurance's distribution networks, the quality and diversity of its products and its investment management expertise in each of these markets positions ING Insurance to benefit from such developments. In addition, the emerging markets in Central and Eastern Europe, Asia and Latin America in which ING Insurance has insurance operations generally have lower gross domestic products per capita and gross insurance premiums per capita than the countries in Western Europe and North America in which ING Insurance has insurance operations. Management believes that ING Insurance's development of insurance greenfield operations in such emerging markets provides ING Insurance with the market presence in Asia, Central and Eastern Europe and Latin America that will allow it to take advantage of anticipated growth in such regions. Conditions in the non-life insurance markets in which ING Insurance operates are also cyclical, and characterized by periods of price competition, fluctuations in UNDERWRITING RESULTS and the occurrence of unpredictable weather-related and other losses.

     Results and income from ING's investment banking, securities trading and brokerage activities have fluctuated and may vary significantly from year to year. In contrast, results and income from third-party asset management activities, which have increased following the acquisition of Barings, have been more stable. Conditions in the financial services markets in which ING operates have been mixed in recent years. In 1993, investment banking, securities trading, brokerage and asset management activities were stimulated by favorable market conditions, including low, stable and predictable interest rates and higher valuations for equities in both the United States and Europe. In 1994, conditions in the investment banking and trading markets were less favorable, due to a sharp increase in interest rates in late 1994 in many of ING's principal markets, including the United States, the United Kingdom and the Netherlands. Financial services activities benefitted strongly in 1995 and 1996 from improved capital markets in the United States and the United Kingdom, due in part to a gradual and more predictable decline in interest rates in those markets, although ING's capital markets and securities trading activities in emerging markets were adversely affected by the Mexican peso crisis of December 1994 and subsequent general disruption of capital markets activities in various emerging markets. In March 1995, ING acquired the principal assets and liabilities of Barings, further strengthening its position in investment banking and asset management, particularly in the area of emerging markets.

  INTEREST RATES

     Changes in prevailing interest rates (including changes in the difference between the levels of prevailing short-term and long-term rates) can affect ING's banking, insurance and financial services results. However, the future profitability of ING will be affected by a variety of factors, and management believes that recurring cyclical changes in prevailing interest rates and changes in the difference between such levels are not likely to be a predominant factor in the long-term profitability of ING.

     Over the past several years, movements in both short- and long-term interest rates have affected the level and timing of recognition of gains and losses on securities held in ING's various investment portfolios. Generally, a sustained period of lower interest rates will reduce the investment income yield of the investment portfolios of ING's insurance and banking companies over time as higher-yielding investments are called or mature and proceeds are reinvested at lower rates. However, declining interest rates will increase realized and unrealized gains on significant portions of pre-existing insurance investment portfolios, and can lead to higher returns from ING's banking operations if interest-earning assets reprice more slowly than interest-bearing liabilities or the volume of average interest-earning assets grows as a result of higher amounts of credit demand, assuming a positive interest rate spread. Conversely, rising interest rates should over time increase investment income but may reduce the market value of pre-existing investments in ING's portfolios. This can also lead to higher returns from ING's banking operations if interest-earning assets reprice faster than interest-bearing liabilities or the interest rate spread widens, assuming these effects are not offset by lower volumes of average interest-earning assets or a deterioration in the quality of ING's loan portfolio or an increase in provisions for possible credit risks. Management believes that the diversity of ING's investment portfolio and the geographic spread of its businesses tend to moderate the effect of movements in interest rates in any one market.

     The impact of interest rate fluctuations on ING's life insurance business is reduced in part by product design which operates to partly or entirely transfer the exposure to interest rate movements from ING to the policyholder. Examples of such products include unit-linked individual policies and segregated fund pension plans in group business. At December 31, 1996, approximately 15% of ING Insurance's investment portfolio consisted of investments relating to insurance policies where gains or losses arising from interest rate fluctuations are largely for the risk of policyholders. In addition, in many markets ING Insurance sells profit sharing life insurance policies, where profit sharing may be based either on total profits or on excess interest margins. In both cases, profit sharing may serve to moderate the impact of interest rate fluctuations on ING's profit, by transferring a portion of total profits or excess interest margins to policyholders. While product design reduces the interest rate sensitivity of ING Insurance, changes in interest rates will impact such business to the extent they result in changes to interest income and to the extent they affect the levels of new product sales or surrenders and withdrawals of business in force.

     ING's investment banking, securities trading and brokerage activities are significantly affected by the levels of activity in the securities markets, which in turn may be affected by, among other factors, the level and trend of interest rates. Results of ING's asset management activities may also be affected by interest rates, since management fees are generally based on the value of assets under management, which fluctuate with changes in the level of interest rates.

  EXCHANGE RATE FLUCTUATIONS

     ING publishes its Consolidated Financial Statements in Dutch guilders. Because a substantial portion of ING's income and expenses are denominated in currencies other than guilders, ING has a financial reporting translation exposure attributable to fluctuations in the values of these currencies against the guilder. Fluctuations in the exchange rates used to translate these currencies may have a significant impact on ING's reported result from operations from year to year. The impact of these fluctuations in exchange rates is mitigated to some extent by the fact that the revenues and related expenses, as well as assets and liabilities, of each of ING's non-Dutch subsidiaries are generally denominated in the same currencies. ING partially hedges against fluctuations in the values of these foreign currencies against the guilder as a means to reduce this impact. Net profit for 1996 was favorably affected by NLG 33 million as a result of higher exchange rates in 1996 relative to the exchange rates in 1995. However, the net profit for 1995 had been reduced by NLG 115 million due to lower exchange rates in 1995 relative to the exchange rates in 1994. See "ING BUSINESS OPERATIONS -- Global Risk Management" for a discussion of ING's management of foreign exchange rate-related risks.

     For each of the years 1996, 1995 and 1994, the year-end exchange rates (which are the rates ING uses in the preparation of the Consolidated Financial Statements for balance sheet items not denominated in guilders) and the average annual exchange rates (which are the rates ING uses in the preparation of the Consolidated Financial Statements for income statement items not denominated in guilders) were as follows.

                                                                            AVERAGE
                                                                 ------------------------------
                                                                  1996        1995        1994
                                                                 ------      ------      ------
U.S. dollar..................................................    1.6826      1.6024      1.8218
Australian dollar............................................    1.3164      1.1909      1.3289
Belgian franc................................................    0.0545      0.0545      0.0545
Canadian dollar..............................................    1.2331      1.1678      1.3341
German mark..................................................    1.1208      1.1202      1.1213
Pound sterling...............................................    2.6420      2.5335      2.7853
French franc.................................................    0.3298      0.3221      0.3281
Japanese yen.................................................    0.0155      0.0171      0.0178

                                                                            YEAR-END
                                                                 ------------------------------
                                                                  1996        1995        1994
                                                                 ------      ------      ------
U.S. dollar..................................................    1.7410      1.6025      1.7350
Australian dollar............................................    1.3865      1.1935      1.3465
Belgian franc................................................    0.0545      0.0545      0.0545
Canadian dollar..............................................    1.2715      1.1760      1.2360
German mark..................................................    1.1224      1.1194      1.1202
Pound sterling...............................................    2.9580      2.4770      2.7125
French franc.................................................    0.3329      0.3273      0.3247
Japanese yen.................................................    0.0150      0.0156      0.0174

  CHANGES IN THE COMPOSITION OF ING

     In accordance with Dutch GAAP, Barings has been consolidated into ING's Consolidated Financial Statements since March 1995. In 1995, Barings accounted for NLG 852 million of ING's consolidated total income and NLG 4 million of its consolidated results before taxation. In accordance with Dutch GAAP, Wellington was consolidated into ING's Consolidated Financial Statements beginning January 1, 1995. During 1996, Wellington was integrated with other members of ING's Canadian non-life operations. In 1995, Wellington contributed NLG 438 million to ING's consolidated total income and NLG 14 million to its consolidated results before taxation. A majority interest in Bank Slaski was obtained at the end of July 1996. The results of Bank Slaski are included in ING's Consolidated Financial Statements with effect from August 1, 1996.

RECENT DEVELOPMENTS


  OVERVIEW



     Consolidated Results of Operations



     The following table sets forth the consolidated results of operations of ING for the six months ended June 30, 1997 and 1996.



                                                                        SIX MONTHS
                                                                      ENDED JUNE 30,
                                                                      ---------------
                                                                      1997      1996
                                                                      -----     -----
                                                                      (NLG MILLIONS)
        Results before taxation:
          Insurance operations......................................  1,392     1,162
          Banking operations........................................  1,394     1,019
        Dividend on own shares......................................    (49)      (32)
                                                                      -----     ------
        Results before taxation.....................................  2,737     2,149
        Taxation....................................................    768       629
        Third-party interests.......................................     27         6
                                                                      -----     ------
        Net profit..................................................  1,942     1,514
        Dividend on Preference Shares...............................     23        23
                                                                      -----     ------
        Net profit after dividend on Preference Shares..............  1,919     1,491



     The following table sets forth the results before taxation of ING's consolidated operations by geographical region for the six months ended June 30, 1997 and 1996.



                                                                        SIX MONTHS
                                                                      ENDED JUNE 30,
                                                                      ---------------
                                                                      1997      1996
                                                                      -----     -----
                                                                      (NLG MILLIONS)
        The Netherlands.............................................  1,962     1,632
        Rest of Europe..............................................    217        28
        North America...............................................    271       305
        South America...............................................    156        92
        Asia........................................................    110        86
        Australia...................................................     72        46
        Other.......................................................     (2)       (8)
                                                                      -----     -----
                                                                      2,786     2,181
        Dividend on own shares......................................    (49)      (32)
                                                                      -----     -----
        Result before taxation......................................  2,737     2,149



     Total income of ING for the six months ended June 30, 1997 increased by NLG 6,098 million, or 27.0%, to NLG 28,722 million, from NLG 22,624 million for the six months ended June 30, 1996. This increase reflected the increases in income from the insurance and the banking operations of 28.0% and 23.8%, respectively. Total expenditure for the six months ended June 30, 1997 increased by NLG 5,493 million, or 26.9%, to NLG 25,936 million, from NLG 20,443 million for the six months ended June 30, 1996. This increase reflected increases in expenditure for ING's insurance and banking operations of 28.6% and 20.8%, respectively. Geographically, the increase in ING's results before taxation was mainly due to increased results in the Netherlands and Rest of Europe.



     Consolidated results before taxation for the six months ended June 30, 1997 increased by NLG 605 million, or 27.7% to NLG 2,786 million, from NLG 2,181 million for the six months ended June 30, 1996, reflecting increases of 19.8% and 36.8%, respectively, in results from ING's insurance and banking operations. ING's result before taxation after payment of dividend on own shares for the six months ended June 30, 1997 increased by NLG 588 million, or 27.4%, to NLG 2,737 million, from NLG 2,149 million for the six months ended June 30, 1996.



     ING's consolidated taxes of NLG 768 million for the six months ended June 30, 1997 and NLG 629 million for the six months ended June 30, 1996 represented a decrease in the overall effective tax rate of 28.1% for the six months ended June 30, 1997, from 29.3% for the six months ended June 30,

1996. The statutory rates for ING's primary Dutch and other non-domestic operating subsidiaries ranged from 16.5% to 47%. The difference between statutory and effective rates was mainly due to a reduction in the taxes paid by ING's Dutch insurance subsidiaries, for which the statutory rate was 35% and the effective rate was 21.5% for the six months ended June 30, 1997.



     The net profit before dividends on Preference Shares for the six months ended June 30, 1997 increased by NLG 428 million, or 28.3%, to NLG 1,942 million, from NLG 1,514 million for the six months ended June 30, 1996. The effect of exchange rate movements between the Dutch guilder and certain of ING's primary operating currencies increased net profit by NLG 61 million for the six months ended June 30, 1997.



     The net profit after deducting dividends on Preference Shares for the six months ended June 30, 1997 increased by NLG 428 million, or 28.7%, to NLG 1,919 million, from NLG 1,491 million for the six months ended June 30, 1996.



  Consolidated Assets and Liabilities



     The following table sets forth ING's consolidated assets and liabilities at December 31, 1996 and June 30, 1997.



                                                                 JUNE 30,      DEC. 31,
                                                                   1997          1996
                                                                 --------      --------
                                                                 (NLG BILLIONS, EXCEPT
                                                                   PER SHARE AMOUNTS)
        Investments...........................................     212.0         188.5
        Bank lending..........................................     240.7         204.4
        Total assets..........................................     567.1         486.4
        Insurance provisions..................................     132.8         121.4
        Funds entrusted to and debt securities of the banking
          operations..........................................     242.4         204.9
        Due to banks..........................................      82.4          72.4
        Total liabilities.....................................     521.7         451.0
             Shareholders' equity.............................      45.4          35.4
             Shareholders' equity per Ordinary Share..........     57.69         46.83



     Total assets increased by NLG 80.7 billion in the first six months, 1997, or 16.6%, to NLG 567.1 billion, from NLG 486.4 billion at December 31, 1996. In the same period, investments increased by NLG 23.5 billion, or 12.5%, of which amount NLG 21.0 billion related to growth in insurance investments and NLG 2.5 billion related to the growth in banking investments.



     Bank lending recorded growth of NLG 36.3 billion, or 17.8%, to NLG 240.7 billion at June 30, 1997. Of this amount NLG 169.6 billion related to lending in the Netherlands and NLG 71.1 billion to international lending.



     ING shareholders' equity increased by NLG 10,071 million, or 28.5%, to NLG 45,445 million at June 30, 1997 compared to NLG 35,374 million at December 31, 1996. This increase was mainly due to the increase in the value of the investment representing shareholders' equity of ING's insurance subsidiaries of NLG 6,153 million, retained profits of NLG 1,097 million, exchange rate movements of NLG 979 million, the portion of the 1996 final dividend paid in stock and private placements of NLG 935 million and the exercise of warrants and options of NLG 664 million and revaluation of participations of NLG 649 million.



  Acquisition



     ING's strategy includes reinforcing its position in ING's mature markets outside the Netherlands, and in connection therewith ING is currently evaluating potential acquisitions in the United States market and elsewhere. On August 28, 1997, ING announced that it had agreed to buy Furman Selz L.L.C., a privately held New York securities firm, for $600 million in cash.

  RESULTS OF OPERATIONS BY BUSINESS SEGMENTS



     Insurance Operations



     On a consolidated basis, ING's insurance operations contributed NLG 1,392 million and NLG 1,162 million to ING's results before taxation for the six months ended June 30, 1997 and 1996, respectively, and NLG 1,030 million and NLG 860 million to ING's net profits in such periods.



     The following table sets forth selected financial information for ING's consolidated insurance operations for the six months ended June 30, 1997 and 1996.



                                                                     SIX MONTHS ENDED
                                                                         JUNE 30,
                                                                    ------------------
                                                                     1997        1996
                                                                    ------      ------
                                                                      (NLG MILLIONS)
        Income from insurance operations
        Gross premiums written:
          Life...................................................   10,689       7,867
          Non-Life...............................................    4,182       3,777
                                                                    ------      ------
                  Total..........................................   14,871      11,644
        Investment income........................................    6,765       5,241
        Commissions and other income.............................      283         239
                                                                    ------      ------
                  Total income...................................   21,919      17,124
        Net premiums written:
          Life...................................................   10,413       7,618
          Non-Life...............................................    3,862       3,484
                                                                    ------      ------
                  Total..........................................   14,275      11,102
        Result before taxation from insurance operations:
          Life...................................................      663         587
          Non-Life...............................................      266         187
          Insurance operations-general...........................      463         388
                                                                    ------      ------
                  Total..........................................    1,392       1,162
        Taxation.................................................      361         301
        Third-party interests....................................        1           1
                                                                    ------      ------
        Net profit...............................................    1,030         860



     The following table sets forth the breakdown of gross premiums written and results before taxation by geographic area for ING's consolidated insurance operations for the six months ended June 30, 1997 and 1996.



                                                      GROSS PREMIUMS       RESULTS BEFORE
                                                          WRITTEN             TAXATION
                                                     -----------------     ---------------
                                                     SIX MONTHS ENDED        SIX MONTHS
                                                         JUNE 30,          ENDED JUNE 30,
                                                     -----------------     ---------------
                                                      1997       1996      1997      1996
                                                     ------     ------     -----     -----
                                                      (NLG MILLIONS)       (NLG MILLIONS)
    The Netherlands................................   6,116      5,563       926       757
    Rest of Europe.................................   1,331      1,111       111       102
    North America..................................   5,108      3,333       252       209
    South America..................................      96         80        (5)        3
    Asia...........................................     911        771        38        53
    Australia......................................   1,294        771        70        46
    Other..........................................     137        139         0        (8)
    Premiums between geographic areas(1)...........    (122)      (124)       --        --
                                                     ------     ------     -----     -----
    Total..........................................  14,871     11,644     1,392     1,162


---------------


(1) Represents reinsurance premiums ceded between ING companies in different geographic areas.



     Total Income. Total income from insurance operations for the six months ended June 30, 1997 increased by NLG 4,795 million, or 28.0%, to NLG 21,919 million, from NLG 17,124 million for the six months ended June 30, 1996, reflecting strong increases in both premiums written and investment income. Gross premiums written in ING's life and non-life operations increased by 35.9% and 10.7%, respectively. Growth in gross premiums written was attributable primarily to North America, Australia and the Netherlands. The overall retention level increased from 95.3% for the six months ended June 30, 1996, to 96.0% for the six months ended June 30, 1997. Investment income increased by 29.1%, reflecting increases in unrealized gains on investments held for the benefit of policyholders, higher dividends and overall growth in insurance investments.



     Most foreign exchange rates, compared to the Dutch Guilder, appreciated. The appreciation of foreign exchange rates increased total income in guilder terms by NLG 956 million. The increase in life premium income, non-life premium income and investment income were NLG 514 million, NLG 238 million and NLG 204 million, respectively.



     Result Before Taxation. The result before taxation from ING's insurance activities for the six months ended June 30, 1997 increased by NLG 230 million, or 19.8%, to NLG 1,392 million, from NLG 1,162 million for the six months ended June 30, 1996, reflecting growth in life, non-life and insurance operations-general. After eliminating the effect of foreign exchange rate movements, which increased results before taxation by NLG 37 million, the result before taxation for the first six months of 1997 increased by NLG 193 million, or 16.6%, over the first six months of 1996.



     Operating expenditure over the first six months of 1997 increased by 17.5% over the first six months of 1996, while gross premiums written increased by 27.7%. Approximately NLG 58 million of this increase in operating expenditure reflects higher additions to provisions for information technology expenses, expenses related to the introduction of the euro and preparation to avoid the potential adverse effects on computer systems of reaching the year 2000 for the first six months of 1997, as compared to the first six months of 1996.



     Taxation. The overall effective tax rate for ING's insurance operations remained unchanged at 25.9% for the six months ended June 30, 1997. The effective tax rate for the first six months 1997 was lower than the statutory tax rate of 35% applicable to ING's primary (Dutch and non-Dutch) insurance subsidiaries due to tax exemptions totaling, in the first six months of 1997, NLG 126 million (NLG 106 million in the first six months of 1996) available to ING's Dutch insurance subsidiaries. Such exemptions arose primarily in respect of tax-exempt dividends received from Dutch listed companies in which ING held more than 5% of the outstanding shares.



     Net Profit. Net profit for ING's insurance operations for the six months ended June 30, 1997 increased by NLG 170 million, or 19.8% to NLG 1,030 million, from NLG 860 million for the six months ended June 30, 1996. Disregarding the effect of exchange rate movements, which increased net profit by approximately NLG 24 million, net profit for ING's insurance operations increased by NLG 146 million, or 17.0%, over the first six months of 1996.

  Life Insurance Operations



     The following table sets forth certain summarized financial information for ING's life insurance operations for the periods indicated.



                                                                   SIX MONTHS ENDED
                                                                       JUNE 30,
                                                                   -----------------
                                                                    1997       1996
                                                                   ------     ------
                                                                    (NLG MILLIONS)
        Gross premiums written...................................  10,689      7,867
        Net premiums written (net of reinsurance ceded of NLG 276
          million and NLG 249 million for the six months ended
          June 30, 1997 and 1996, respectively)..................  10,413      7,618
        Investment income........................................   5,224      3,841
        Other underwriting income................................      36         26
                                                                   ------     ------
                  Total income...................................  15,673     11,485
        Life policy benefits paid or provided for................  13,397      9,616
        Operating expenses.......................................   1,599      1,277
        Other expenditures.......................................      14          5
                                                                   ------     ------
                  Total expenditures.............................  15,010     10,898
                                                                   ------     ------
        Result before taxation...................................     663        587



     The following table sets forth ING's gross life premiums by geographic area and type of product for the periods indicated.



                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                                    ----------------
                                                                     1997      1996
                                                                    ------     -----
                                                                     (NLG MILLIONS)
        THE NETHERLANDS
        Individual................................................   2,898     2,596
        Group.....................................................   1,401     1,273
                                                                    ------     -----
             Total................................................   4,299     3,869
        REST OF EUROPE
        Individual................................................     949       778
        Group.....................................................     130        90
                                                                    ------     -----
             Total................................................   1,079       868
        NORTH AMERICA
        Individual................................................   1,702     1,523
        Group.....................................................   1,498       196
        Reinsurance assumed.......................................     245       155
                                                                    ------     -----
             Total................................................   3,445     1,874
        SOUTH AMERICA
        Individual................................................      16        13
        Group.....................................................      17        17
                                                                    ------     -----
             Total................................................      33        30
        ASIA
        Individual................................................     826       705
        Group.....................................................       9         8
                                                                    ------     -----
             Total................................................     835       713
        AUSTRALIA
        Individual................................................      95        75
        Group.....................................................     902       437
                                                                    ------     -----
             Total................................................     997       512

                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                                   ------------------
                                                                     1997      1996
                                                                    ------     -----
                                                                     (NLG MILLIONS)
        OTHER
        Reinsurance assumed.......................................       3         4
                                                                    ------     -----
             Total................................................       3         4
        Premiums between geographic areas.........................      (2)       (3)
                                                                    ------     -----
                  Total...........................................  10,689     7,867



     Premium income. Gross premium income of ING's life operations for the six months ended June 30, 1997 increased by NLG 2,822 million, or 35.9%, to NLG 10,689 million, from NLG 7,867 million for the six months ended June 30, 1996. The effect of exchange rate movements increased gross premium income by NLG 514 million. Disregarding the effect of exchange rate movements, gross premium income for ING increased by NLG 2,308 million, or 29.3%, over the first six months of 1996.



     In the Netherlands, gross premium income for the six months ended June 30, 1997 increased by NLG 430 million, or 11.1%, to NLG 4,299 million, from NLG 3,869 million for the six months ended June 30, 1996. The increase was due to an increase in individual and group premiums, of 11.6% and 10.1%, respectively. The increase in individual premiums reflected the strong increase in mortgage-related products and investment products. The increase in group premiums was mainly due to increased sales of group single premium products and the purchase of existing insurance portfolios.



     In the Rest of Europe, premium income for the six months ended June 30, 1997 increased by NLG 211 million, or 24.3%, to NLG 1,079 million, from NLG 868 million for the six months ended June 30, 1996. ING's life insurance operations in all countries recorded an increase in premium income, except for the life operations in Luxembourg. Premium income in Luxembourg decreased mainly due to a lowering of the guaranteed interest rates for certain products. Life operations in Italy, Poland and the Czech Republic showed a particularly strong increase in premium income.



     In North America, premium income for the six months ended June 30, 1997 increased by NLG 1,571 million, or 83.8%, to NLG 3,445 million, from NLG 1,874 million for the six months ended June 30, 1996. Premium income in the United States increased by NLG 1,366 million, or 87.7%. Excluding the effect of the dollar/guilder exchange rate, the increase in premium income was 66.4%. This increase was mainly due to higher sales of Guaranteed Investment Contracts ("GICs"), reflecting the increase in group premiums. Excluding GICs, premium income increased by 23.0%, reflecting higher sales of individual insurance and reinsurance at Security Life of Denver. In Canada, premium income increased by NLG 205 million, or 64.8%. On a constant currency basis, the increase in Canadian premium income was 46.8%, due mainly to higher sales of savings products.



     In Asia, premium income for the six months ended June 30, 1997 increased by NLG 122 million, or 17.1%, to NLG 835 million, from NLG 713 million for the six months ended June 30, 1996. Premium income in Japan increased by NLG 99 million to NLG 734 million. Premium income in Taiwan increased by NLG 21 million to NLG 58 million, or 56.8%. On a constant currency basis, the increase in premium income was 38.5%.



     In Australia, premium income for the six months ended June 30, 1997 increased by NLG 485 million, or 94.7%, to NLG 997 million, from NLG 512 million for the six months ended June 30, 1996. On a constant currency basis, the increase in premium income was 73.1%. This increase was mainly due to higher sales of group single premium products reflecting a positive investment environment.



     The retention level of ING's life operations for the six months ended June 30, 1997 increased to 97.4%, from 96.8% for the six months ended June 30, 1996, reflecting premiums ceded to reinsurers of NLG 276 million and NLG 249 million, respectively. Net premiums earned increased by NLG 2,795 million, or 36.7%, to NLG 10,413 million.

     Life Policy Benefits Paid or Provided For. Life policy benefits paid or provided for consist of life benefits paid to policy owners and beneficiaries, increases in insurance provisions, and profit sharing and rebates for policyholders. Total life policy benefits for the six months ended June 30, 1997 increased by NLG 3,781 million, or 39.3%, to NLG 13,397 million, from NLG 9.616 million for the six months ended June 30, 1996 in each case net of reinsurance. Life policy benefits paid and insurance provisions increased by NLG 3,069 million, or 36.8%, to NLG 11,406 million. This growth mainly reflects the influence of currency exchange rates and growth in premiums written. Profit sharing and rebates, which consist of distributions (in the form of a reduction of premiums or credits) to policyholders on account of portfolio yield or the results of the issuing company, and BONUSES added to policies totaled NLG 1,991 million and NLG 1,280 million for the six months ended June 30, 1997 and 1996, respectively. A NLG 711 million, or 55.5%, increase in distributions to policyholders resulted mainly from the revaluation of investments in equities underlying policies under which investment risks are borne by policyholders reflecting continued strong performances by the Dutch and foreign stock markets in the first half of 1997.



     OPERATING EXPENDITURE. Life operating expenditure (including other expenditures), which consists primarily of salaries and commissions, increased by NLG 331 million, or 25.8%, from NLG 1,282 million for the six months ended June 30, 1996 to NLG 1,613 million for the six months ended June 30, 1997, principally reflecting the increases in premiums written as noted above.



     RESULT BEFORE TAXATION. The result before taxation from the life insurance operations for the six months ended June 30, 1997 increased by NLG 76 million, or 12.9%, to NLG 663 million, from NLG 587 million for the six months ended June 30, 1996 with the Netherlands and North America in particular showing strong increases while results in South America and Asia decreased. The following table sets forth a geographic breakdown of the changes in result before taxation of ING's life operations.



                                                                       RESULT BEFORE
                                                                      TAXATION FOR THE
                                                                      SIX MONTHS ENDED
                                                                          JUNE 30,
                                                                      ----------------
                                                                      1997       1996
                                                                      -----     ------
        The Netherlands.............................................    487        440
        Rest of Europe..............................................     30         22
        North America...............................................    119         72
        South America...............................................    (15)         4
        Asia........................................................     17         37
        Australia...................................................     28         10
        Other.......................................................     (3)         2
                                                                      -----      -----
        Total.......................................................    663        587



     In the Netherlands, the result before taxation for the six months ended June 30, 1997 increased by NLG 47 million, or 10.7%, to NLG 487 million, from NLG 440 million for the six months ended June 30, 1996. This increase was mainly due to an increase in premium volume.



     In the Rest of Europe, the result before taxation for the six months ended June 30, 1997 increased by NLG 8 million, or 36.4%, to NLG 30 million, from NLG 22 million for the six months ended June 30, 1996. Life operations, particularly in Spain, the Czech Republic and Hungary, contributed to the increase in result before taxation, which increase was partly offset by decreases in the results from life operations in Poland and the newly started greenfield operation in Slovakia.



     In North America, the result before taxation for the six months ended June 30, 1997 increased by NLG 47 million, or 65.3%, to NLG 119 million, from NLG 72 million for the six months ended June 30, 1996. Results in the United States increased by NLG 31 million partly due to exchange rate movements and partly due to lower amortization of deferred acquisition costs ("DAC") compared to the comparable period in 1996 which included accelerated DAC amortization. The result before taxation at Security Life Reinsurance also improved due to portfolio growth and favorable mortality experience. The result before taxation at NN Financial in Canada also improved compared to the comparable period in 1996, which included the effects of reserve strengthening.



     In South America, the result before taxation for the six months ended June 30, 1997 decreased by NLG 19 million to NLG (15) million, from NLG 4 million for the six months ended June 30, 1996, reflecting the incurrence of start-up costs in connection with greenfield operations in Argentina.



     In Asia, the result before taxation for the six months ended June 30, 1997 decreased by NLG 20 million, or 54.1%, to NLG 17 million, from NLG 37 million for the six months ended June 30, 1996. The decrease in the result before taxation in Asia was mainly due to a sustained low level of interest rates and higher amortization of DAC, increased expenses at the Hong Kong office and start-up costs for ING Life Philippines. The result before taxation of NN Life Insurance Company Japan increased by NLG 3 million, while the result before taxation in the Korean subsidiary decreased by NLG 4 million.



     The result before taxation of Mercantile Mutual Life in Australia for the six months ended June 30, 1997 increased by NLG 18 million to NLG 28 million, from NLG 10 million for the six months ended June 30, 1996. This increase was mainly due to higher interest rates and portfolio growth.



  Non-life Insurance Operations



     The following table sets forth certain summarized financial information for ING's non-life insurance operations for the periods indicated.



                                                                      SIX MONTHS ENDED
                                                                          JUNE 30,
                                                                      ----------------
                                                                      1997       1996
                                                                      -----     ------
                                                                       (NLG MILLIONS)
        Gross premiums written......................................  4,182      3,777
        Net premiums earned (net of reinsurance ceded of NLG 320
          million and NLG 294 million for the six months ended June
          30, 1997 and 1996, respectively)..........................  3,457      3,140
        Investment income...........................................    373        338
        Other underwriting income...................................      3         17
                                                                      -----      -----
                  Total income......................................  3,833      3,495
        Claims and claims expenses..................................  2,436      2,200
        Operating expenses..........................................  1,130      1,104
        Other expenditures..........................................      1          4
                                                                      -----      -----
                  Total expenditures................................  3,567      3,308
                                                                      -----      -----
        Result before taxation......................................    266        187



     The following table sets forth ING's non-life gross written premiums by geographic area and principal class of business.



                                                                        SIX MONTHS
                                                                      ENDED JUNE 30,
                                                                      ---------------
                                                                      1997      1996
                                                                      -----     -----
                                                                      (NLG MILLIONS)
        THE NETHERLANDS
          Fire......................................................    433       421
          Marine and aviation.......................................     49        48
          Motor.....................................................    374       362
          Health....................................................    200       196
          Accident..................................................    512       424
          Miscellaneous.............................................    203       196
          Indirect business.........................................     46        47
                                                                      -----     -----
                  Total.............................................  1,817     1,694

                                                                        SIX MONTHS
                                                                      ENDED JUNE 30,
                                                                      1997      1996
                                                                      -----     -----
                                                                      (NLG MILLIONS)
        REST OF EUROPE
          Fire......................................................     57        55
          Marine and aviation.......................................      1         0
          Motor.....................................................     78        73
          Health....................................................     39        37
          Accident..................................................     56        57
          Miscellaneous.............................................     20        20
          Indirect business.........................................      1         1
                                                                      -----     -----
                  Total.............................................    252       243
        NORTH AMERICA
          Fire......................................................    486       415
          Marine and aviation.......................................     18        15
          Motor.....................................................    722       604
          Health....................................................    177       157
          Accident..................................................     90        94
          Miscellaneous.............................................    161       142
          Indirect business.........................................      9        32
                                                                      -----     -----
                  Total.............................................  1,663     1,459
        SOUTH AMERICA
          Fire......................................................     23        14
          Marine and aviation.......................................      1         1
          Motor.....................................................     16        15
          Health....................................................     20        17
          Accident..................................................      2         2
          Miscellaneous.............................................      1         1
          Indirect business.........................................      0         0
                                                                      -----     -----
                  Total.............................................     63        50
        ASIA
          Fire......................................................      9         7
          Marine and aviation.......................................      4         3
          Motor.....................................................      7         6
          Health....................................................     31        22
          Accident..................................................     18        14
          Miscellaneous.............................................      4         2
          Indirect business.........................................      3         4
                                                                      -----     -----
                  Total.............................................     76        58
        AUSTRALIA
          Fire......................................................    129       100
          Marine and aviation.......................................     11        10
          Motor.....................................................     86        75
          Health....................................................      7         6
          Accident..................................................     30        31
          Miscellaneous.............................................     34        37
          Indirect business.........................................      0         0
                                                                      -----     -----
                  Total.............................................    297       259

                                                                        SIX MONTHS
                                                                      ENDED JUNE 30,
                                                                      1997      1996
                                                                      -----     -----
                                                                      (NLG MILLIONS)
        OTHER
          Reinsurance assumed.......................................    134       135
                                                                      -----     -----
                  Total.............................................    134       135
          Premiums between geographic areas.........................   (120)     (121)
                                                                      -----     -----
                  Total.............................................  4,182     3,777



     Premium income. Gross premium income of ING's non-life operations for the six months ended June 30, 1997 increased by NLG 405 million, or 10.7%, to NLG 4,182 million, from NLG 3,777 million for the six months ended June 30, 1996. Disregarding the effect of exchange rate movements, which increased gross premium income by approximately NLG 238 million, gross premium income for ING increased by NLG 167 million, or 4.4%, compared to the first six months of 1996.



     In the Netherlands, non-life premium income for the six months ended June 30, 1997 increased by NLG 123 million, or 7.3%, to NLG 1,817 million, from NLG 1,694 million for the six months ended June 30, 1996. This increase was mainly due to higher sales in the accident insurance line, reflecting the privatization of certain accident benefits previously provided by the Dutch government. Except for indirect business, all other classes of business showed a slight increase in premium income.



     In the Rest of Europe, non-life premium income for the six months ended June 30, 1997 increased by NLG 9 million, or 3.7%, to NLG 252 million, from NLG 243 million for the six months ended June 30, 1996.



     In North America, non-life premium income for the six months ended June 30, 1997 increased by NLG 204 million, or 14.0%, to NLG 1,663 million, from NLG 1,459 million for the six months ended June 30, 1996. The increase was mainly due to exchange rate movements. Disregarding the effect of exchange rate movements, premium income increased by 1.2%. Premium income for direct insurance business in the United States increased by 4.1%. Indirect business in the United States decreased 75%, from NLG 32 million to NLG 9 million, reflecting a tightening in the involuntary market. In Canada, premium income increased only slightly due to strong competition in the Quebec market.



     In South America, non-life premium income for the six months ended June 30, 1997 increased by NLG 13 million, or 26.0%, to NLG 63 million, from NLG 50 million for the six months ended June 30, 1996. This increase was mainly due to premium rate increases in the fire insurance line in the Netherlands Antilles.



     In Asia, non-life premium income for the six months ended June 30, 1997 increased by NLG 18 million, or 31.0%, to NLG 76 million, from NLG 58 million for the six months ended June 30, 1996. This increase was mainly due to growth in premium income in the health insurance line in Taiwan.



     In Australia, non-life premium income for the six months ended June 30, 1997 increased by NLG 38 million, or 14.7%, to NLG 297 million, from NLG 259 million for the six months ended June 30, 1996. This increase was mainly due to exchange rate movements. Excluding the effect of exchange rate movements, premium income increased by 1.6%.



     Claims and Claims Expenses. CLAIMS AND CLAIMS EXPENSES for ING's non-life business increased by NLG 236 million, from NLG 2,200 million for the first six months of 1996 to NLG 2,436 million for the first six months of 1997, reflecting premium growth and the effect of exchange rate movements. Claims paid increased by NLG 293 million to NLG 2,249 million and the addition to the claims provision decreased by NLG 57 million, compared with the first six months of 1996. The overall non-life LOSS RATIO increased slightly, from 70.1% to 70.5%. The loss ratio for the Netherlands increased from 67.2% for the first six months of 1996 to 68.5% for the first six months of 1997, reflecting higher losses in the fire and miscellaneous lines. In the Rest of Europe the loss ratio increased from 66.3% to 67.1%, mainly due to higher losses in motor insurance. In Australia the loss ratio increased from 77.6% to 79.1%, due to increased losses in compulsory third party liability (motor) insurance.

     Operating Expenditure. Operating expenditure (including other expenditures), consisting primarily of salaries and commissions, increased by NLG 23 million, or 2.1%, to NLG 1,131 million for the six months ended June 30, 1997, from NLG 1,108 million for the six months ended June 30, 1996.



     Result before taxation. The result from non-life insurance for the six months ended June 30, 1997 increased by NLG 79 million, or 42.2%, to NLG 266 million, from NLG 187 million for the six months ended June 30, 1996, reflecting improved results in most geographic areas. The increase can be attributed in particular to improved results in the Netherlands, especially in the motor and accident insurance lines.



     The following table sets forth the results before taxation of ING's non-life operations by geographic area and principal class of business.



                                                                        SIX MONTHS
                                                                           ENDED
                                                                         JUNE 30,
                                                                      ---------------
                                                                      1997       1996
                                                                      ----       ----
                                                                      (NLG MILLIONS)
        THE NETHERLANDS
          Fire....................................................      24        34
          Marine and aviation.....................................       2         2
          Motor...................................................      27         4
          Health..................................................       7         4
          Accident................................................      65        33
          Miscellaneous...........................................       9        13
          Indirect business.......................................       7         3
                                                                      ----       ---
                  Total...........................................     141        93
        REST OF EUROPE
          Fire....................................................       2         4
          Marine and aviation.....................................       2         4
          Motor...................................................       1         7
          Health..................................................       4         6
          Accident................................................       9         7
          Miscellaneous...........................................       1         1
          Indirect business.......................................       3         1
                                                                      ----       ---
                  Total...........................................      22        30
        NORTH AMERICA
          Fire....................................................      (6)      (57)
          Marine and aviation.....................................      (1)        2
          Motor...................................................      17        55
          Health..................................................      (2)       (6)
          Accident................................................      32        35
          Miscellaneous...........................................       5         3
          Indirect business.......................................      11         9
                                                                      ----       ---
                  Total...........................................      56        41
        SOUTH AMERICA
          Fire....................................................       1        (1)
          Marine and aviation.....................................       0         0
          Motor...................................................       0         1
          Health..................................................       2         0
          Accident................................................       0         0
          Miscellaneous...........................................       0         0
          Indirect business.......................................       0         0
                                                                      ----       ---
                  Total...........................................       3         0

                                                                        SIX MONTHS
                                                                           ENDED
                                                                         JUNE 30,
                                                                      1997       1996
                                                                      ----       ---
                                                                      (NLG MILLIONS)
        ASIA
          Fire....................................................       0         0
          Marine and aviation.....................................       1         1
          Motor...................................................       1         0
          Health..................................................       6         2
          Accident................................................       2         3
          Miscellaneous...........................................       0         0
          Indirect business.......................................       0         1
                                                                      ----       ---
                  Total...........................................      10         7
        AUSTRALIA
          Fire....................................................       3         0
          Marine and aviation.....................................       2         2
          Motor...................................................      (8)        1
          Health..................................................       0         1
          Accident................................................       4         0
          Miscellaneous...........................................       7         3
          Indirect business.......................................       5         0
                                                                      ----       ---
             Total................................................      13         7
        OTHER
          Fire....................................................      18         0
          Marine and aviation.....................................      (1)        0
          Motor...................................................      (5)        3
          Accident................................................      (4)       (1)
          Miscellaneous...........................................       1        (5)
          Reinsurance assumed.....................................      12        12
                                                                      ----       ---
             Total................................................      21         9
                                                                      ----       ---
                  Total...........................................     266       187



     The following sets forth loss, EXPENSE and COMBINED RATIO information for ING's non-life operations by geographic area for the periods indicated.



                                                          SIX MONTHS ENDED JUNE 30, 1997
                                  -------------------------------------------------------------------------------
                                   TOTAL         THE       REST OF    NORTH     SOUTH
                                  NON-LIFE   NETHERLANDS   EUROPE    AMERICA   AMERICA   ASIA   AUSTRALIA   OTHER
                                  --------   -----------   -------   -------   -------   ----   ---------   -----
Loss ratio......................     70.5%       68.5%       67.1%     72.2%     62.5%   46.6%     79.1%     75.9%
Expense ratio...................     29.3%       26.9%       34.3%     31.2%     20.8%   35.9%     29.4%     27.3%
                                     ----        ----       -----     -----      ----    ----     -----     -----
Combined ratio..................     99.8%       95.4%      101.4%    103.4%     83.3%   82.5%    108.5%    103.2%



                                                          SIX MONTHS ENDED JUNE 30, 1996
                                  -------------------------------------------------------------------------------
                                   TOTAL         THE       REST OF    NORTH     SOUTH
                                  NON-LIFE   NETHERLANDS   EUROPE    AMERICA   AMERICA   ASIA   AUSTRALIA   OTHER
                                  --------   -----------   -------   -------   -------   ----   ---------   -----
Loss ratio......................     70.1%       67.2%       66.3%     72.1%     58.8%   44.2%     77.6%    116.7%
Expense ratio...................     31.7%       29.7%       34.4%     33.3%     37.5%   39.6%     31.6%     24.3%
                                    -----        ----       -----     -----      ----    ----     -----     -----
Combined ratio..................    101.8%       96.9%      100.7%    105.4%     96.3%   83.8%    109.2%    141.0%



     In the Netherlands, non-life results before taxation increased by NLG 48 million, or 51.6%, to NLG 141 million. The increase was mainly due to an increase of NLG 17 million in the results from the motor liability insurance line, reflecting a decrease in the loss ratio from 78.5% to 71.6%, and an NLG 32 million increase in the results in the accident insurance line, reflecting premium growth of 20.8%. Such increases were partially offset by an NLG 10 million decrease in the results from the fire insurance line, as a result of a number of large claims in the second quarter of 1997.



     In the Rest of Europe, non-life results before taxation decreased by NLG 8 million, or 26.7%, to NLG 22 million, due to lower results in most classes of business.



     In North America, non-life results before taxation increased by NLG 15 million, or 36.6%, to NLG 56 million. The effect of exchange rate movements was NLG 7 million. The result from fire insurance business, adjusted for exchange rate movements, increased by NLG 52 million relative to 1996 levels which were impacted by unfavorable winter weather. Motor insurance result, adjusted for exchange rate movements, decreased by NLG 40 million, due to an extremely harsh winter in Quebec, Canada, which increased the number of car accidents. Results of other classes of business decreased, on balance, by NLG 4 million.



     In South America, non-life results before taxation increased by NLG 3 million, to NLG 3 million.



     In Asia, non-life results before taxation increased by NLG 3 million, or 42.9%, to NLG 10 million, primarily reflecting improved results in the health insurance line.



     In Australia, non-life results before taxation increased by NLG 6 million, or 85.7%, to NLG 13 million, notwithstanding decreased results in the motor and health lines.



  Insurance Operations -- General



     The result from insurance holding companies and the result from non-insurance companies included within ING Insurance are accounted for under the item, Result from Insurance Operations -- General together with investment income relating to investments allocated to the capital and surplus of ING's insurance companies. The remaining income from the investments of ING's life and non-life insurance companies is allocated to such companies on a legal entity basis, and, in the case of companies conducting both life and non-life operations, is allocated to such operations pro rata based on the average insurance provisions held by each. The following table sets forth the results from insurance operations -- general for the periods indicated.



                                                                   SIX MONTHS ENDED
                                                                       JUNE 30,
                                                                   -----------------
                                                                    1997       1996
                                                                   ------     ------
                                                                    (NLG MILLIONS)
        Investment income......................................     6,765      5,241
        Commission and other income............................       283        239
                                                                   ------     ------
                  Total........................................     7,048      5,480
        Expenditure(1).........................................      (950)      (870)
                                                                   ------     ------
                                                                    6,098      4,610
        Allocated to:
          Life operations......................................    (5,260)    (3,867)
          Non-life operations..................................      (375)      (355)
                                                                   ------     ------
        Result from insurance operations -- general............       463        388


---------------


(1) "Expenditure" includes salaries and expenses related to ING's insurance-related asset management operations, as well as interest charges.



     The result from insurance operations -- general for the six months ended June 30, 1997 increased by NLG 75 million, or 19.3%, to NLG 463 million, from NLG 388 million for the six months ended June 30, 1996. Disregarding the effect of exchange rate movements, which increased results by approximately NLG 13 million, result from insurance operations -- general increased by NLG 62 million, or 16.0%, over the first six months 1996.

  Insurance Investments



     The following table sets forth the components of the investment portfolio of ING's insurance operations at June 30, 1997 and 1996.



                                                          JUNE 30, 1997     JUNE 30, 1996
                                                          -------------     -------------
                                                                  (NLG MILLIONS)
        Land and buildings(1)...........................       9,722             8,429
        Fixed-interest securities(2)....................      99,515            84,996
        Shares and convertible debentures(3)............      37,888            23,860
        Interests in investment pools of the insurance
          operations(4).................................         539               652
        Deposits with insurers..........................          82                50
        Investments for the risk of policyholders and
          investments of annual life funds..............      26,424            21,981
                                                             -------           -------
                  Total.................................     174,170           139,968
                                                             -------           -------


---------------


(1) Including commuted ground rents.



(2) Includes NLG 2,113 million and NLG 2,012 million at June 30, 1997 and 1996, respectively, representing intercompany balances between ING insurance and banking companies.



(3) "Shares and convertible debentures" of the insurance investments includes ING shares held by NN Life and other Dutch insurance subsidiaries, amounting to NLG 4,047 million and NLG 1,972 million at June 30, 1997 and 1996, respectively.



(4) "Interests in investment pools of the insurance operations" consist of assets relating to certain large Dutch group life policies under which coverage is provided by ING and other insurers.



     The following table sets forth the income from investments, commissions and other income of the insurance investments income for the periods indicated.



                                                 SIX MONTHS ENDED        SIX MONTHS ENDED
                                                   JUNE 30, 1997           JUNE 30, 1996
                                                -------------------     -------------------
                                                           PRE-TAX                 PRE-TAX
                                                INCOME     YIELD(1)     INCOME     YIELD(1)
                                                ------     --------     ------     --------
                                                               (NLG MILLION)
        Land and buildings....................    432         9.3%        388         9.4%
        Fixed-interest securities(2)(3).......  3,866         8.1%      3,311         8.0%
        Shares and convertible
          debentures(4).......................    504         3.0%        475         4.2%
        Investments for the risk of
          policyholders and investments of
          annual life funds(5)................  1,963                   1,067
                                                -----                   -----
                  Total(6)....................  6,765                   5,241
        Commission and other income(7)........    283                     239
                                                -----                   -----
                  Total.......................  7,048                   5,480


---------------


(1) Pre-tax yield is calculated using interest, rental, dividend and other income received for each period, divided by the average of beginning and six months ended June 30 balances on related assets.



(2) Includes income from interests in investment pools of the insurance operations which consists of investment income from assets relating to certain large Dutch group life policies under which coverage is provided by ING and other insurers.



(3) Includes mortgages and other loans.



(4) Income from shares and convertible debentures of the insurance operations includes income relating to dividends on ING shares held by NN Life and other Dutch insurance subsidiaries, amounting to NLG 49 million and NLG 32 million at June 30, 1997 and 1996, respectively.

(5) "Investments for the risk of policyholders and investments of annual life funds", which totaled NLG 26,424 million at June 30, 1997, consists primarily of shares and convertible debentures and fixed-interest securities. Any revaluation of shares which belong to this category is taken to the profit and loss account as investment income for the risk of policyholders.



(6) Includes NLG 17 million and NLG 9 million at June 30, 1997 and 1996, respectively, representing intercompany interest between ING insurance and banking companies.



(7) "Commission and other income" consists primarily of fees on asset management and insurance broking, results of minority interests, and results from financial transactions.



     Income from investments of ING's insurance operations for the six months ended June 30, 1997 increased by NLG 1,568 million, or 28.6%, to NLG 7,048 million, from NLG 5,480 million for the six months ended June 30, 1996. Disregarding the effect of exchange rate movements, which increased investment income by approximately NLG 204 million, income from investments for ING's insurance operations increased by NLG 1,364 million, or 24.9%, over the first six months of 1996.



     Excluding commission and other income, investment income increased by NLG 1,524 million, or 29.1%, to NLG 6,765 million for the six months ended June 30, 1997, from NLG 5,241 million for the six months ended June 30, 1996. The increase was mainly due to additional income from growth in the investment portfolio, increases in unrealized gains on investments held for the benefit of policyholders, investments and additional income from investments of retained profit in 1996. Due to the valuation principle of investment of shares, market value, the dividend-yield on shares decreased as a result of an increase in market prices in the second half of 1996 and the first six months of 1997.



     Commission and other income increased by NLG 44 million, or 18.4%, to NLG 283 million from NLG 239 million in the first six months of 1996, primarily reflecting increased income relating to insurance broking and asset management and increased results from financial transactions.



     Expenditure for the six months ended June 30, 1997 increased by NLG 80 million, or 9.2%, to NLG 950 million, from NLG 870 million for the six months ended June 30, 1996. Approximately NLG 58 million of this increase was caused by a charge taken in respect of costs related to information technology, the introduction of the euro and preparation to avoid the potential adverse effects on computer systems of reaching the year 2000.

     Banking Operations



     The following table sets forth selected financial information for ING's consolidated banking operations for the six months ended June 30, 1997 and 1996.



                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                                    -----------------
                                                                    1997(1)     1996
                                                                    -------    ------
                                                                     (NLG MILLIONS)
        Interest income...........................................   11,230     9,448
        Interest expense..........................................    7,283     6,055
                                                                     ------     -----
        Net interest result.......................................    3,947     3,393
        Commissions...............................................    1,644     1,288
        Other income
          Income relating to securities and participations........       58        86
          Result from financial transactions......................      897       534
          Other revenue...........................................      274       208
                                                                     ------     -----
             Total other income...................................    1,229       828
                                                                     ------     -----
                  Total income....................................    6,820     5,509
        Staff costs...............................................    2,581     2,047
        Other administrative expenses.............................    2,081     1,628
        Depreciation..............................................      274       240
                                                                     ------     -----
        Operating expenditure.....................................    4,936     3,915
                                                                     ------     -----
        Operating result..........................................    1,884     1,594
        Value adjustments to receivables(2).......................      400       575
        Addition to the Fund for general banking risks(2).........       90        --
        Result before taxation....................................    1,394     1,019
                                                                     ------     -----
        Taxation..................................................      407       328
        Third party interests.....................................       26         5
                                                                     ------     -----
             Net profit...........................................      961       686


---------------


(1) Including Bank Slaski.



(2) ING maintained, through December 31, 1996, an undisclosed provision for general risks inherent in its banking activities. This provision was included in the balance sheet as a deduction from the caption lending, and the amount added to such provision each period was included in the value adjustments to receivables in ING's profit and loss account. Subsequent to changes in the industry reporting practices in the Netherlands and beginning January 1, 1997, the ING transferred NLG 1,300 million of the provision for general banking risks to a new "Fund for general banking risks" and added the remaining NLG 1,250 million to shareholders' equity. The periodic additions to the fund for general banking risks are disclosed, as from January 1, 1997, separately on ING's profit and loss account. Consequently, the six months amounts presented under value adjustments to receivables are not completely comparable for 1997 and 1996, because the 1997 amount consists solely of the additions to the provision for loan losses, while for 1996, it also included additions to the provision for general banking risks.



     Overview. The result before taxation from ING's banking operations for the six months ended June 30, 1997 increased by NLG 375 million, or 36.8%, to NLG 1,394 million, from NLG 1,019 million for the six months ended June 30, 1996. The increase is attributable primarily to an NLG 554 million increase in the net interest result, an NLG 356 million increase in commission income (particularly from the securities business, corporate finance and asset management) and an NLG 363 million increase in the result from financial transactions (particularly from securities trading).

     Total income from the banking operations grew by 23.8%, while operating expenditure increased by 26.1%. Growth in both total income and operating expenditure in the banking operations was influenced by the consolidation of Bank Slaski. Excluding the consolidation of Bank Slaski, the increase in total income and operating expenditure was 19.0% and 22.5%, respectively. The increase in operating expenditure is in part due to additions to provisions amounting to NLG 265 million for information technology, preparation for the introduction of the euro, preparation to avoid potential adverse effects on computer systems of reaching the year 2000 and a reorganization of the foreign branch network (for the six months ended June 30, 1996 the additions to such provisions amounted to NLG 25 million). Excluding such provisions and excluding the effect of the consolidation of Bank Slaski operating expenditure increased by 16.4%, primarily due to the expansion of the foreign branch network.



     Exchange rate movements (particularly the appreciation of the U.S. dollar and British pound sterling against the guilder) increased total income by NLG 252 million and increased operating expenditure by NLG 200 million.



     Disregarding the effect of changes in the composition of the banking operations discussed below and of exchange rate movements, and excluding the previously noted additions to provisions, operating expenditure for the six months ended June 30, 1997 increased by 11.3%, to NLG 4,329 million, from NLG 3,890 million for the six months ended June 30, 1996.



     Operating expenditure as a percentage of total income was 72.4% for the first six months of 1997, compared to 71.1% for the same period in 1996. Disregarding the effect of exchange rate movements and the NLG 265 million additional provisions noted above, the operating expenditure/total income ratio was 68.1% in 1997.



     EFFECT OF ACQUISITIONS/CONSOLIDATIONS. Bank Slaski was consolidated as of August 1996. The consolidation of Bank Slaski affected ING's 1997 total income, total operating expenditure and operating result as follows.



                                                           SIX MONTHS ENDED JUNE 30, 1997
                                                           ------------------------------
                                                                   (NLG MILLIONS)
        Interest result..................................                202
        Commissions......................................                 55
        Other income.....................................                  9
                                                                         ---
                  TOTAL INCOME...........................                266
        Staff costs......................................                 76
        Other expenses...................................                 66
                                                                         ---
                  TOTAL EXPENDITURE......................                142
                                                                         ---
        OPERATING RESULT.................................                124
                                                                         ===



     Within the banking operations, the net interest result for the six months ended June 30, 1997 increased by NLG 554 million, or 16.3%, to NLG 3,947 million, from NLG 3,393 million for the six months ended June 30, 1996. This increase is due to substantial growth in average total assets, partly offset by a narrowing of the interest margin. Both domestic and international operations contributed to the volume growth. The narrowing of the interest margin is the result of a narrowing of the interest margin in the domestic operations and an increase in the interest margin in the international operations. Excluding the effect of the consolidation of Bank Slaski, the interest margin in the international operations also narrowed. The consolidation of Bank Slaski contributed NLG 202 million to the growth of the net interest result.



     Commission income for the six months ended June 30, 1997 increased by NLG 356 million, or 27.6%, to NLG 1,644 million, from NLG 1,288 million for the six months ended June 30, 1996. The consolidation of Bank Slaski contributed NLG 55 million to this increase. Excluding the effect of the consolidation of Bank Slaski, growth in commission income of NLG 301 million or 23.4% was mainly due to the securities business and corporate finance and to higher fees for asset management.



     Other income for the six months ended June 30, 1997, which includes results from financial transactions, increased by NLG 401 million, or 48.4%, to NLG 1,229 million, from NLG 828 million for the six months ended June 30, 1996. The result from financial transactions represented NLG 363 million of such increase. Within the result from financial transactions, the result from the securities trading portfolio showed a strong improvement of NLG 293 million, due to favorable market conditions.



     Value adjustments to receivables and additions to the fund for general banking risks amounted to NLG 400 million and NLG 90 million, respectively, for the six months ended June 30, 1997. For the six months ended June 30, 1996, the value adjustments to receivables amounted to NLG 575 million. The total decrease of NLG 85 million, or 14.8%, is due to improvements in loan portfolio quality and strict monitoring of problem loans.



     NET INTEREST RESULT. Net interest result includes interest income, the results from interest arbitrage and results from financial instruments to the extent that these serve to limit interest rate risk, as well as fees connected with lending, net of related interest expense.



     The net interest result for the six months ended June 30, 1997 increased by NLG 554 million, or 16.3%, to NLG 3,947 million, from NLG 3,393 million for the six months ended June 30, 1996. This increase reflected an increase in volume of NLG 70.2 billion, or 25.2%, which was partly offset by a decrease in the interest margin of 16 basis points. Both domestic and international operations recorded volume growth of 19.5% and 48.7%, respectively. The decrease in the interest margin was the result of a narrowing of the interest margin in domestic operations of 25 basis points and an increase in the interest margin in international operations of 20 basis points. Excluding the effect of the consolidation of Bank Slaski, the interest margin in the international operations narrowed by 7 basis points.



     COMMISSIONS. The following table sets forth the components of commissions for the periods indicated.



                                                                      SIX MONTHS ENDED
                                                                          JUNE 30,
                                                                      ----------------
                                                                       1997      1996
                                                                      ------    ------
                                                                       (NLG MILLIONS)
        Funds transfer..............................................     344       322
        Securities business.........................................     519       378
        Insurance broking...........................................      76        55
        Other.......................................................     705       533
                                                                       -----     -----
             Total..................................................   1,644     1,288



     Commission income for the six months ended June 30, 1997 increased by NLG 356 million, or 27.6%, to NLG 1,644 million, from NLG 1,288 million for the six months ended June 30, 1996. Commission income from the consolidation of Bank Slaski amounted to NLG 55 million for the six months ended June 30, 1997 of which NLG 47 million is related to other commissions.



     Funds transfer. Commissions from funds transfer increased by NLG 22 million, or 6.8%, to NLG 344 million. Despite strong competition in the funds transfer market, commissions from domestic funds transfer increased by NLG 3 million. Commission in the international funds transfer increased by NLG 8 million, while revenues from credit card fees increased by NLG 11 million from NLG 50 million to NLG 61 million.



     Securities business. Commissions from securities business increased by NLG 141 million, or 37.3%. The increase reflected favorable market conditions (increasing price trends on exchanges) in both the domestic and international markets.



     Insurance broking. Commissions from insurance broking increased by NLG 21 million, or 38.2%, mainly due to increased sales of life insurance through ING Bank branches in the Netherlands as ING Bank's branch networks in Nationale-Nederlanden's insurance sales increased to 11%.



     Other. Other commission income increased by NLG 172 million, or 32.3%, of which NLG 47 million was due to the consolidation of Bank Slaski. The remaining increase reflected an increase of NLG 47 million in intermediation fees to NLG 104 million for the six months ended June 30, 1997. Fees from asset management increased by NLG 35 million (of which NLG 24 million is attributable to Baring Asset Management) to NLG 243 million for the six months ended June 30, 1997.



  Other Income



     The following table sets forth the components of other income for the periods indicated.



                                                                      SIX MONTHS ENDED
                                                                          JUNE 30,
                                                                      ----------------
                                                                       1997      1996
                                                                      ------    ------
                                                                       (NLG MILLIONS)
        Income relating to securities and participations............      58        86
        Result from financial transactions..........................     897       534
        Other revenue...............................................     274       208
                                                                       -----       ---
             Total..................................................   1,229       828



     Other income for the six months ended June 30, 1997 increased by NLG 401 million, or 48.4%, to NLG 1,229 million, from NLG 828 million for the six months ended June 30, 1996. Other income from the consolidation of Bank Slaski amounted to NLG 9 million for the six months ended June 30, 1997.



     Income relating to securities and participations. Income relating to securities and participations consists of dividends, other income from shares held in the investment portfolio and the results from participating equity interests. The decrease in income relating to securities and participations of NLG 28 million was mainly due to the consolidation of Bank Slaski as of August 1996, which reduced the results from participating equity interests by NLG 27 million.



     Result from financial transactions. The result from financial transactions includes exchange rate differences and capital gains and losses on securities held in the trading portfolio as well as valuation differences on equity participations. Also included in this item are exchange rate differences in connection with holding assets and liabilities in foreign currencies, the results of the associated forward contracts and the results from financial instruments other than those serving to hedge interest rate risks. Asset trading results are also included in this item.



     The result from financial transactions can be analyzed as follows.



                                                                           SIX MONTHS
                                                                             ENDED
                                                                         --------------
                                                                         1997      1996
                                                                         ----      ----
                                                                         (NLG MILLIONS)
        Result from securities trading portfolio......................   712       419
        Result from currency trading portfolio........................   114        83
        Other results.................................................    71        32
                                                                         ---       ---
                  Total...............................................   897       534



     Result from securities trading portfolio. The result from the securities trading portfolio for six months ended June 30, 1997 increased by NLG 293 million, or 69.9%, to NLG 712 million, from NLG 419 million for the six months ended June 30, 1996. This increase was mainly due to favorable market conditions in the six months ended June 30, 1997 and includes results from LDC ("Less Developed Countries") securities trading which increased by NLG 198 million over 1996 levels.



     Result from currency trading portfolio. The result from the currency trading portfolio for the six months ended June 30, 1997 increased by NLG 31 million, or 37.3%, to NLG 114 million, from NLG 83 million for the six months ended June 30, 1996. This increase was mainly due to effective responses to exchange rate movements in the six months ended June 30, 1997.



     Other results. The other results for the six months ended June 30, 1997 increased by NLG 39 million, or 122%, to NLG 71 million, from NLG 32 million for the six months ended June 30, 1996, mainly due to a trading profit on its own shares purchased in connection with the listing of ING on the NYSE in June 1997.

     Other revenue. Income from other revenue for the six months ended June 30, 1997 increased by NLG 66 million, or 31.7%, to NLG 274 million, from NLG 208 million for the six months ended June 30, 1996. This increase was mainly due to higher rental income from real estate and higher results from the sale of real estate.



  Operating expenditure



     The following table sets forth the components of operating expenditure for the periods indicated.



                                                                      SIX MONTHS ENDED
                                                                          JUNE 30,
                                                                      ----------------
                                                                      1997       1996
                                                                      -----      -----
                                                                      (NLG MILLIONS)
        Staff costs................................................   2,581      2,047
        Other administrative expenses..............................   2,081      1,628
        Depreciation...............................................     274        240
                                                                      -----      -----
          Operating expenditure....................................   4,936      3,915



     Operating expenditure for the six months ended June 30, 1997 increased by NLG 1,021 million, or 26.1%, to NLG 4,936 million, from NLG 3,915 million for the six months ended June 30, 1996. Excluding the effect of the consolidation of Bank Slaski, operating expenditure increased by NLG 879 million, or 22.5%, to NLG 4,794 million. Without the previously noted additions to provisions and excluding the effect of exchange rate movements, the increase of operating expenditure was 11.3%. In ING's domestic operations the increase was 6.3%, while in ING's international operations the increase was 20.5%, reflecting costs associated with the expansion of the foreign branch network.



     Staff Costs. Staff costs for the six months ended June 30, 1997 increased by NLG 534 million, or 26.1%, to NLG 2,581 million, from NLG 2,047 million for the six months ended June 30, 1996. Excluding the consolidation of Bank Slaski and the effect of exchange rate movements, staff costs increased by 16.0%, mainly due to the increase in the average number of staff (full time equivalents) employed outside the Netherlands, from 9,421 in the first six months of 1996 to 10,654 in the first six months of 1997 (excluding the effect of the consolidation of Bank Slaski). In the Netherlands the average number of staff increased by 1,157 to 20,755 due to the new banking collective agreement, which reduced the working week to 36 hours as of April 1, 1996 and to increased business volume.



     Other Administrative Expenses. Other administrative expenses for the six months ended June 30, 1997 increased by NLG 453 million, or 27.8%, to NLG 2,081 million, from NLG 1,628 million for the six months ended June 30, 1996. Excluding the consolidation of Bank Slaski, the increase was 25.0%, and without the previously noted additions to provisions and excluding the effect of the consolidation of Bank Slaski the increase was 10.4%.



     Depreciation. Total depreciation for the six months ended June 30, 1997 increased by NLG 34 million, or 14.2%, to NLG 274 million, from NLG 240 million for the six months ended June 30, 1996. Excluding the consolidation of Bank Slaski, the increase was NLG 14 million, or 5.8%, reflecting the expansion of the international banking operations.



  Value Adjustments to Receivables



     Value adjustments to receivables and addition to the fund for general banking risks amounted to NLG 400 million and NLG 90 million, respectively, for the six months ended June 30, 1997. For the six months ended June 30, 1996, the value adjustments to receivables amounted to NLG 575 million. The total decrease of NLG 85 million, or 14.8%, reflects improvements in loan portfolio quality and strict monitoring of problem loans.



  Taxation



     The effective tax rate for ING's banking operations decreased from 32.2% (NLG 328 million) for the six months ended June 30, 1996, to 29.2% (NLG 407 million) for the six months ended June 30, 1997, compared to statutory rates of 35% in the Netherlands. The difference between the effective and statutory rates reflected the effect of tax exemptions relating to dividends from Dutch companies in which ING held more than 5% of the outstanding shares, foreign tax rates and other items.

     Net Profit from Banking Operations.



     Net profit for the six months ended June 30, 1997 increased by NLG 275 million, or 40.1%, to NLG 961 million, from NLG 686 million for the six months ended June 30, 1996. Disregarding the effect of the consolidation of Bank Slaski, which increased net profit for the first six months of 1997 by NLG 19 million, and of exchange rate movements, which increased net profit for the first six months of 1997 by NLG 37 million, net profit increased by 31.9%. The effect of exchange rate movements on net profit is calculated assuming a tax burden equal to ING's overall effective rate of 29.2%.



  Geographical Distribution of Total Income and Operating Results of Banking Operations



                                                                         OPERATING RESULT
                                               TOTAL INCOME                     (1)
                                            -------------------         -------------------
                                             SIX MONTHS ENDED            SIX MONTHS ENDED
                                                 JUNE 30,                    JUNE 30,
                                            -------------------         -------------------
                                            1997          1996          1997          1996
                                            -----         -----         -----         -----
                                              (NLG MILLIONS)              (NLG MILLIONS)
    The Netherlands.......................  4,093         3,770         1,310         1,234
    Rest of Europe........................  1,713           960           257            37
    North America.........................    465           361            35           103
    South America.........................    324           255           184           151
    Asia..................................    207           151            99            67
    Australia.............................     14            11            (1)            2
    Other.................................      4             1            --            --
                                            -----         -----         -----         -----
      Total...............................  6,820         5,509         1,884         1,594


---------------


(1) Before value adjustments to receivables and addition to the fund for general banking risks.



     THE NETHERLANDS. Total income in the Netherlands for the six months ended June 30, 1997 increased by NLG 323 million, or 8.6%, to NLG 4,093 million, from NLG 3,770 million for the six months ended June 30, 1996, while the operating result increased by 6.2%. The net interest result improved by 4.4%, attributable to strong volume growth, which was partly offset by a decrease in the interest margin, and because of an increase in amortization of realized capital gains on the investment portfolio. Commission income increased by 17.2% compared to the same period in 1996, mainly due to an increase of 36.6% in commissions relating to securities business and insurance broking. Other income increased by 28.7% compared to the same period in 1996, reflecting increased results from the currency trading portfolio and a trading profit on its own shares purchased in connection with the listing of ING on the NYSE in June 1997. Operating expenditure increased by 9.7% compared to the same period in 1996, more than the growth in total income, mainly due to the previously noted additions to provisions.



     REST OF EUROPE. Total income in the Rest of Europe for the six months ended June 30, 1997 increased by NLG 753 million, or 78.4%, to NLG 1,713 million, from NLG 960 million for the six months ended June 30, 1996. Excluding the NLG 266 million of income arising from the consolidation of Bank Slaski, total income increased by 50.7%. This increase reflects the improved result from financial transactions, especially from the securities trading portfolio which increased 136% compared to the same period in 1996 and a 30.0% increase in commissions. The operating result increased by NLG 220 million. Excluding the effect of the consolidation of Bank Slaski, the operating result improved by NLG 96 million while operating expenditure increased by 42.4%.



     NORTH AMERICA. Total income in North America for the six months ended June 30, 1997 increased by NLG 104 million, or 28.8%, to NLG 465 million, from NLG 361 million for the six months ended June 30, 1996, while the operating result decreased by NLG 68 million. The increase in total income was mainly due to an NLG 54 million increase in net interest result and an NLG 34 million increase in commissions, especially from securities business. The operating result decreased, as operating expenditure rose by 66.7% (exceeding the increase in total income), mainly due to the provision for costs associated with the move to other premises in New York and to higher bonus levels. The effect of exchange rate movements (particularly the appreciation of the U.S. dollar) was also substantial.



     SOUTH AMERICA. Total income in South America for the six months ended June 30, 1997 increased by NLG 69 million, or 27.1%, to NLG 324 million, from NLG 255 million for the six months ended June 30, 1996. The operating result increased by 21.9%. The increase in income was mainly due to higher results from the securities trading portfolio, partly offset by a decrease in the results from the currency trading portfolio.



     ASIA. Total income in Asia for the six months ended June 30, 1997 increased by NLG 56 million, or 37.1%, to NLG 207 million, from NLG 151 million for the six months ended June 30, 1996. The operating result increased by 47.8%. The increase in total income was mainly due to a higher net interest result and higher results from the currency trading portfolio.



     AUSTRALIA. Total income in Australia for the six months ended June 30, 1997 increased by NLG 3 million, or 27.3%, to NLG 14 million, from NLG 11 million for the six months ended June 30, 1996, while the operating result decreased by NLG 3 million, mainly due to one-time information technology expenses.



CONSOLIDATED RESULT FROM OPERATIONS



     The following table sets forth the consolidated result from operations of ING for the years ended December 31, 1994, 1995 and 1996.



                                                                      YEAR ENDED DECEMBER 31,
                                                                    ---------------------------
                                                                    1996       1995       1994
                                                                    -----      -----      -----
                                                                          (NLG MILLIONS)
Result before taxation:
  Insurance operations.........................................     2,498      2,106      1,834
  Banking operations...........................................     2,133      1,752      1,509
Dividend on own shares.........................................       (72)       (58)       (51)
                                                                    -----      -----      -----
Result before taxation.........................................     4,559      3,800      3,292
Taxation.......................................................     1,203      1,138        994
Third-party interests..........................................        35         13         (4)
                                                                    -----      -----      -----
Net profit.....................................................     3,321      2,649      2,302
Dividend on Preference Shares..................................        46         46         46
                                                                    -----      -----      -----
Net profit after dividend on Preference Shares.................     3,275      2,603      2,256
                                                                    =====      =====      =====

     The following table sets forth the results before taxation of ING's consolidated operations by geographic region for the years ended December 31, 1994, 1995 and 1996.

                                                                      YEAR ENDED DECEMBER 31,
                                                                    ---------------------------
                                                                    1996       1995       1994
                                                                    -----      -----      -----
                                                                          (NLG MILLIONS)
The Netherlands................................................     3,954      3,469      3,010
Rest of Europe.................................................       473        402        118
North America..................................................       653        660        461
South America..................................................       306         95        478
Asia...........................................................       265        226        163
Australia......................................................        97         73        123
Other..........................................................        13         23         25
                                                                    -----      -----      -----
                                                                    5,761      4,948      4,378
Value adjustments to receivables of the banking
  operations(1)................................................     1,130      1,090      1,035
                                                                    -----      -----      -----
                                                                    4,631      3,858      3,343
Dividend on own shares.........................................       (72)       (58)       (51)
                                                                    -----      -----      -----
Result before taxation.........................................     4,559      3,800      3,292
                                                                    =====      =====      =====

---------------

(1) Value adjustments to receivables of the banking operations consist of a charge to ING's profit and loss account in respect of the estimated risk inherent in ING's banking operations and which include additions to the provision for loan losses and to the provision for general banking risks. See "-- Liquidity and Capital Resources -- Capital Adequacy" and Notes 3.2.4 and 7.1(r) of Notes to the Consolidated Financial Statements.

     The contribution of the insurance operations to the results of ING before taxation and including dividends on its own shares amounted to 53.9%, 54.6% and 54.9% in 1996, 1995 and 1994, respectively, and the contribution of the insurance operations to the net profit of ING excluding dividends on its own shares amounted to 54.6%, 55.5% and 54.9% in 1996, 1995 and 1994, respectively.

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Total income of ING increased NLG 6,348 million, or 15.4%, to NLG 47,551 million, from NLG 41,203 million in 1995, reflecting increases in income from ING's insurance and banking operations of 13.9% and 20.1%, respectively. Total expenditure increased NLG 5,575 million, or 14.9%, from NLG 37,345 million in 1995 to NLG 42,920 million in 1996, reflecting increases of 13.6% and 19.7%, respectively, in total expenditure for ING's insurance and banking operations (total expenditure for ING's banking operations includes all non-interest expenditure, including value adjustments to receivables). Geographically, the increase in ING's result before taxation was mainly due to the increase in results from the Netherlands, the Rest of Europe, and South America.

     Consolidated result before taxation increased NLG 759 million, or 20% to NLG 4,559 million in 1996 compared to NLG 3,800 million in 1995, reflecting increases of 18.6% and 21.7%, respectively, for ING's insurance and banking operations. ING's consolidated taxes of NLG 1,203 million in 1996 and NLG 1,138 million in 1995 represented overall effective tax rates of 26.4% and 29.9%, respectively, compared to statutory rates for ING's primary Dutch and other non-domestic operating subsidiaries that ranged from 16.5% to 47%, and averaged 35%. The difference between statutory and effective rates was due primarily to a reduction in the taxes paid by ING's Dutch insurance subsidiaries, for which the statutory rate was 35% and the effective rate was 18.9% in 1996.

     Net profits before Preference Share dividends increased NLG 672 million, or 25.4%, to NLG 3,321 million in 1996 compared to NLG 2,649 million in 1995, reflecting the increased pre-tax results and lower overall tax rates described above. The effect of exchange rate movements between the Dutch guilder and certain of ING's primary operating currencies increased net profit by NLG 33 million in 1996.

     After payment of dividends on Preference Shares of NLG 46 million in each of 1996 and 1995, net profit for ING increased NLG 672 million, or 25.8%, to NLG 3,275 million in 1996, compared to NLG 2,603 million in 1995.

  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Total income of ING increased NLG 4,155 million, or 11.2%, to NLG 41,203 million, from NLG 37,048 million in 1994, reflecting increases in income of ING's insurance and banking operations of 8.8% and 19.5%, respectively. Total expenditure increased NLG 3,640 million, or approximately 11%, from NLG 33,705 million in 1994 to NLG 37,345 million in 1995, reflecting increases of 8.4% and 20.2%, respectively, in total expenditure for ING's insurance and banking operations. By geographic region, ING's result before taxation increased significantly in the Netherlands, the Rest of Europe, North America and Asia, which increases were offset in part by declines in South America and Australia.

     Consolidated result before taxation increased NLG 508 million, or 15.4%, to NLG 3,800 million in 1995 compared to NLG 3,292 million in 1994, reflecting increases of 14.8% and 16.1%, respectively, for ING's insurance and banking operations. ING's consolidated taxes of NLG 1,138 million in 1995 and NLG 994 million in 1994 represented overall effective tax rates of 29.9% and 30.2%, respectively, compared to statutory rates for ING's primary Dutch and other non-domestic operating subsidiaries that ranged from 16.5% to 47%, and averaged 35%. The difference between statutory and effective rates was due primarily to a reduction in the taxes paid by ING's Dutch insurance subsidiaries, for which the statutory rate was 35% and the effective rate was 24.9% in 1995.

     Net profits before Preference Share dividends increased NLG 347 million, or 15.1%, to NLG 2,649 million in 1995 compared to NLG 2,302 million in 1994, reflecting the increased pre-tax results and lower overall tax rates described above, which more than offset the effect of unfavorable exchange rate movements between the Dutch guilder and certain of ING's primary operating currencies, which reduced net profit in 1995 compared to 1994 by NLG 115 million.

     After payment of dividends on Preference Shares of NLG 46 million in each of 1995 and 1994, net profit for ING increased NLG 347 million, or 15.4%, to NLG 2,603 million in 1995, compared to NLG 2,256 million in 1994.

     ING's operations in 1995 were significantly affected by the acquisitions of Barings and Wellington, each as noted below in the discussion of the results of ING's insurance and banking segment operations.

CONSOLIDATED ASSETS AND LIABILITIES

     The following table sets forth ING's consolidated assets and liabilities at December 31, 1994, 1995 and 1996.

                                                                      YEAR ENDED DECEMBER 31,
                                                                    ---------------------------
                                                                    1996       1995       1994
                                                                    -----      -----      -----
                                                                       (NLG BILLIONS, EXCEPT
                                                                        PER SHARE AMOUNTS)
Investments.....................................................    188.5      153.8      138.3
Bank lending....................................................    201.8      166.5      150.1
Total assets....................................................    483.9      396.3      353.7
Insurance provisions
  Life..........................................................    110.7       97.1       88.5
  Non-life......................................................     10.7        9.7        8.9
                                                                    -----      -----      -----
     Total insurance provisions.................................    121.4      106.8       97.4
Funds entrusted to and debt securities of the banking
  operations(1).................................................    204.9      176.4      160.0
Due to banks....................................................     72.4       52.0       41.2
Total liabilities...............................................    449.8      372.5      331.9
  Shareholders' equity..........................................     34.1       23.8       21.8
Shareholders' equity per Ordinary Share.........................    45.15      33.32      31.84
                                                                    -----      -----      -----

---------------

(1) Funds entrusted to and debt securities of the banking operations consists of savings accounts, deposits, other bank funds and debt securities privately issued by ING Bank.

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Total assets increased by 22.1% in 1996 to NLG 483.9 billion. Investments grew by NLG 34.7 billion, or 22.6%, to NLG 188.5 billion in 1996 from NLG 153.8 billion in 1995, of which amount NLG 21.5 billion related to growth in insurance investments and NLG 13.2 billion related to growth in banking investments.

     Bank lending recorded growth of NLG 35.3 billion, or 21.2%, rising to NLG
201.8 billion at the end of 1996. Of this amount NLG 150.6 billion related to lending in the Netherlands and NLG 51.2 billion to international lending. Mortgage lending accounted for NLG 15.4 billion of the NLG 35.3 billion increase.

     Group shareholders' equity increased by 43.5% to NLG 34,124 million at December 31, 1996 compared to NLG 23,777 million at December 31, 1995. This substantial increase was mainly due to increases in the value of the investments representing shareholders' equity of ING's insurance subsidiaries (NLG 6,703 million), retained profit for 1996 (NLG 1,714 million), the effect of favorable currency exchange rates (NLG 590 million), the exercise of warrants (NLG 778 million) and shareholders' elections to take dividends paid in 1996 (for the year ended 1995 and the interim dividend for 1996) in the form of Ordinary Shares (NLG 859 million).

  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Total assets increased by 12% in 1995 to NLG 396.3 billion. Investments grew by NLG 15.5 billion, or 11.2%, to NLG 153.8 billion in 1995 from NLG 138.3 billion in 1994, of which amount NLG 13 billion related to growth in insurance investments and NLG 2.5 billion related to growth in banking investments.

     Bank lending recorded growth of NLG 16.4 billion, or 10.9%, rising to NLG
166.5 billion at the end of 1995 from NLG 150.1 billion at the end of 1994. Of this amount, NLG 129.9 billion related to lending in the Netherlands and NLG
36.6 billion to international lending. Mortgage lending, primarily Dutch residential mortgages, accounted for NLG 8.4 billion of the NLG 16.4 billion increase.

     Shareholders' equity increased by 9.3% to NLG 23,777 million at December 31, 1995 compared to NLG 21,758 million at December 31, 1994. Write-offs of goodwill arising in connection with the acquisitions of Barings and Wellington totaling NLG 1,578 million (which write-offs are directly charged in full to shareholders' equity), adverse effects of exchange rate movements of NLG 699 million, and the addition to provisions for longevity risk described below, were more than compensated for by retained profits of NLG 1,400 million and an NLG 2,873 million increase in the value of the equity portfolio of the insurance operations.

     ING issues ANNUITY contracts which provide guaranteed life benefits under defined benefit retirement plans of client companies. These contracts have significant mortality risks, namely the risk that recipients of annuities will live longer than according to valuation mortality assumptions (longevity risk). In 1993, ING recognized that it had adverse experience related to these products because of better mortality than originally anticipated in many of its contracts. At that time, ING developed a 15-year program to accrue for the needed reserve strengthening and began accruing in 1993. This accrual was recorded through charges to the income statement in 1993 and 1994. However, in 1995, there was a change in regulations by the Dutch Insurance Supervisory Board (Verzekeringskamer), recommending that the remaining balance of future accruals for this reserve strengthening be fully recognized as an addition to provisions. Pursuant to Dutch GAAP, the required addition to provisions was directly debited, in full, to shareholders' equity. The non-recurring charge arising out of this change in accounting principles amounted to NLG 1,025 million after taxation, which was charged to shareholders' equity as an adjustment to the opening balance at January 1, 1995.

RESULT FROM OPERATIONS BY BUSINESS SEGMENT

  INSURANCE OPERATIONS

     The following table sets forth selected financial information for ING's consolidated insurance operations for the years ended December 31, 1994, 1995 and 1996.

                                                                     YEAR ENDED DECEMBER 31,
                                                                   ----------------------------
                                                                    1996       1995       1994
                                                                   ------     ------     ------
                                                                          (NLG MILLIONS)
Income from insurance operations
Gross premiums written:
  Life.........................................................    17,135     14,844     13,974
  Non-life.....................................................     7,187      6,667      6,403
                                                                   ------     ------     ------
     Total.....................................................    24,322     21,511     20,377
Investment income..............................................    11,073      9,605      8,202
Commissions and other income...................................       472        364        345
                                                                   ------     ------     ------
     Total Income..............................................    35,867     31,480     28,924
Net premiums written:
  Life.........................................................    16,636     14,318     13,652
  Non-life.....................................................     6,604      6,101      5,916
                                                                   ------     ------     ------
     Total.....................................................    23,240     20,419     19,568
Result before taxation from insurance activities:
  Life.........................................................     1,207      1,097        953
  Non-life.....................................................       437        339        295
  Insurance operations -- general(1)...........................       854        670        586
                                                                   ------     ------     ------
     Total.....................................................     2,498      2,106      1,834
Taxation.......................................................       613        582        518
Third-party interests..........................................         1         (3)         2
                                                                   ------     ------     ------
  Net Profit...................................................     1,884      1,527      1,314
                                                                   ======     ======     ======

---------------

(1) Insurance operations -- general consists of results of insurance holding companies and non-insurance companies included within ING Insurance, as well as income from investments allocated to the capital and surplus of ING's insurance companies. See Note 4.12 of Notes to the Consolidated Financial Statements.

     The following table sets forth the breakdown of gross premiums written and results before taxation by geographic area for ING's consolidated insurance operations for each of the years indicated.

                                             GROSS PREMIUMS WRITTEN         RESULT BEFORE TAXATION
                                          ----------------------------     -------------------------
                                           1996       1995       1994      1996      1995      1994
                                          ------     ------     ------     -----     -----     -----
                                                                (NLG MILLIONS)
The Netherlands........................   10,705     10,109      8,890     1,620     1,386     1,181
Rest of Europe.........................    2,198      1,916      1,627       164       146        69
North America..........................    7,664      6,644      6,740       491       490       367
South America..........................      139        133        137        20       (61)       (7)
Asia...................................    1,569      1,385      1,139        92        61        77
Australia..............................    2,012      1,275      1,801        92        61       122
Other..................................      265        282        309        19        23        25
Premiums between geographic areas(1)...     (230)      (233)      (266)       --        --        --
                                          ------     ------     ------     -----     -----     -----
     Total.............................   24,322     21,511     20,377     2,498     2,106     1,834
                                          ======     ======     ======     =====     =====     =====

---------------

(1) Represents reinsurance premiums ceded between Group companies in different geographic areas.

     Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     On a consolidated basis, ING's insurance operations contributed NLG 2,498 million and NLG 2,106 million to ING's results before taxation in 1996 and 1995, respectively, and NLG 1,884 million and NLG 1,527 million to ING's net profits in these years.

     Total Income. Total income from insurance operations in 1996 increased by NLG 4,387 million, or 13.9%, to NLG 35,867 million, from NLG 31,480 million in 1995, reflecting increases in premiums written and investment income. Gross premiums written in ING's life and non-life operations increased by 15.4% and 7.8%, respectively, over 1995 levels. Growth in 1996 gross premiums written was attributable primarily to ING's insurance operations in North America and Australia. ING's overall retention level increased from 94.9% in 1995 to 95.6% in 1996. Investment income increased by 15.3% over 1995 levels, reflecting increases to realized and unrealized gains on investments held for the risk of policyholders, as well as overall growth in insurance investments.

     Fluctuations in exchange rates, primarily relating to the positive effect of changes in the U.S., Canadian and Australian dollar rates, offset in part by the weakening of the Japanese yen rate, increased ING's 1996 insurance-related income in guilder terms by NLG 607 million, consisting of NLG 222 million, NLG 217 million and NLG 168 million in respect of life premiums, non-life premiums and investment income, respectively.

     Result Before Taxation. The result before taxation from ING's insurance activities increased in 1996 by NLG 392 million or 18.6%, to NLG 2,498 million, from NLG 2,106 million in 1995, reflecting growth in each of life, non-life and insurance operations -- general. Eliminating the effect of foreign exchange rate movements, which increased 1996 results before taxation by NLG 23 million, the result before taxation increased by NLG 369 million, or 17.5%, over 1995 levels.

     ING has given high priority to cost control in recent years and has sought to maintain premium growth in its insurance operations above growth in its operating expenditure. In 1996, ING's expenditures from insurance operations increased by 11.8%, while gross premiums written increased by 13.1%. The increased expense levels in 1996 reflect in part anticipated information technology investments and restructuring costs of NLG 161 million in 1996 against NLG 101 million in 1995, and NLG 61 million of additional anticipated information technology expenses in 1996 related to preparation for the introduction of the euro and preparation to avoid the potential adverse effects on computer systems of reaching the year 2000, in each case relating to ING's Dutch insurance operations.

     Taxation. The overall effective tax rate in 1996 for ING's insurance operations was 24.5%, compared to a 27.6% rate in 1995. The effective tax rate for the year 1996 was lower than the average statutory tax rate of 35% applicable to ING's Dutch and non-Dutch insurance subsidiaries in that year due to tax exemptions totaling, in 1996, NLG 261 million available to ING's Dutch insurance subsidiaries. Such exemptions arose primarily in respect of tax-exempt dividends received from Dutch listed companies in which ING held more than 5% of the outstanding shares. The NLG 112 million increase in tax exemptions for 1996 over 1995 was mainly due to a higher level of tax exempt dividends in 1996 over 1995 by such Dutch listed companies.

     Net Profit. Net profit for ING's insurance operations in 1996 increased by NLG 357 million, or 23.4%, compared with 1995, to NLG 1,884 million. Disregarding the effect of the exchange rate movements, which increased net profit in 1996 by approximately NLG 19 million after tax, net profit for ING's insurance operations increased by NLG 338 million, or 22.1%, over 1995 levels.

     Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     On a consolidated basis, ING's insurance operations contributed NLG 2,106 million and NLG 1,834 million to ING's results before taxation in 1995 and 1994, respectively, and NLG 1,527 million and NLG 1,314 million to ING's net profits in such years.

     Total Income. Total income from insurance operations in 1995 increased by NLG 2,556 million, or 8.8%, to NLG 31,480 million, from NLG 28,924 million in 1994, reflecting increases in premiums written and investment income. Gross premiums written in ING's life and non-life operations increased by 6.2% and 4.1%, respectively, over 1994 levels. Growth in 1995 gross premiums written was attributable primarily to ING's insurance operations in the Netherlands, the Rest of Europe and Asia, offset in part by an NLG 526 million decrease in gross premiums written in Australia. ING's overall retention level decreased from 96% in 1994 to 94.9% in 1995. Investment income increased by 17.1% over 1994 levels, primarily reflecting increases in realized and unrealized gains on investments held for the benefit of policyholders, as well as overall growth in insurance investments.

     Insurance income also benefitted from the acquisition by ING in January 1995 of Wellington, which added NLG 412 million in gross written premiums and NLG 26 million in investment income in 1995.

     Exchange rate fluctuations primarily relating to U.S., Canadian and Australian dollar rates, reduced ING's 1995 total insurance-related income in guilder terms by NLG 1,571 million, consisting of NLG 783 million, NLG 434 million and NLG 354 million in respect of life and non-life premiums and investment income, respectively.

     Result Before Taxation. The result before taxation from ING's insurance activities increased in 1995 by NLG 272 million, or 14.8%, to NLG 2,106 million, from NLG 1,834 million in 1994, reflecting growth in each of life, non-life and insurance operations -- general. Eliminating the effect of the Wellington acquisition described above, which increased 1995 results before taxation by NLG 14 million, and foreign exchange rate movements, which reduced 1995 results before taxation by NLG 89 million, ING's result before taxation increased by NLG 347 million, or 18.9%, over 1994 levels.

     In 1994, premium growth of 10.1% exceeded growth in expenditure from insurance operations by 5.2%, in each case disregarding exchange rate movements and changes in the composition of ING. In 1995, however, ING's expenditure from insurance operations increased by 11.6% over 1994 levels, while gross premiums written increased by 9.5% over 1994 levels, in each case disregarding exchange rate movements and the effect of the acquisition of Wellington. The increased expense levels in 1995 reflect primarily NLG 101 million in respect of anticipated information technology investments and restructuring costs, in each case relating to ING's Dutch insurance operations.

     Taxation. The overall effective tax rate in 1995 for ING's insurance operations was 27.6%, compared to a 28.2% rate in 1994. The effective tax rate for the year 1995 was lower than the statutory tax rate of 35% applicable in the Netherlands to ING's primary Dutch and non-Dutch insurance subsidiaries in such year due to tax exemptions totaling, in 1995, NLG 155 million available to ING's Dutch insurance subsidiaries. Such exemptions arose primarily in respect of tax-exempt dividends received from Dutch listed companies in which ING held more than 5% of the outstanding shares.

     Net Profit. Net profit for ING's insurance operations in 1995 increased by NLG 213 million, or 16.2%, compared with 1994, to NLG 1,527 million. Disregarding the effect of the Wellington acquisition, which increased net profit in 1995 by approximately NLG 8 million, and of exchange rate movements, which reduced net profit in 1995 by approximately NLG 61 million net profit for ING's insurance operations increased by NLG 266 million, or 20.2%, over 1994 levels.

     Life Insurance Operations

     The following table sets forth certain summarized financial information for ING's life insurance operations for the years indicated.

                                                                     YEAR ENDED DECEMBER 31
                                                                 -------------------------------
                                                                  1996        1995        1994
                                                                 -------     -------     -------
                                                                          (NLG MILLIONS)
Gross premiums...............................................     17,135      14,844      13,974
                                                                 -------     -------     -------
Net premiums (net of reinsurance premiums ceded of NLG 499
  million, NLG 526 million and NLG 322 million, in 1996,
  1995, and 1994, respectively)..............................     16,636      14,318      13,652
Investment income............................................      8,322       7,042       5,734
Other underwriting income....................................         56          43          59
                                                                 -------     -------     -------
     Total income............................................     25,014      21,403      19,445
Life policy benefits paid or provided for....................     21,206      17,986      16,349
Operating expenses...........................................      2,591       2,315       2,135
Other expenditures...........................................         10           5           8
                                                                 -------     -------     -------
     Total expenditures......................................     23,807      20,306      18,492
                                                                 -------     -------     -------
Result before taxation.......................................      1,207       1,097         953
                                                                  ======      ======      ======

     The following table sets forth ING's gross life premiums by geographic area and type of product for the years indicated.

                                                                     YEAR ENDED DECEMBER 31
                                                                 ------------------------------
                                                                  1996        1995        1994
                                                                 ------      ------      ------
                                                                         (NLG MILLIONS)
THE NETHERLANDS
Individual
  Single premium.............................................     2,196       2,063       1,499
  Periodic premium...........................................     2,647       2,431       2,066
                                                                 ------      ------      ------
     Total...................................................     4,843       4,494       3,565
Group
  Single premium.............................................     1,156         854         907
  Periodic premium...........................................     1,748       1,913       1,820
                                                                 ------      ------      ------
     Total...................................................     2,904       2,767       2,727
Reinsurance assumed..........................................       113         197          20
                                                                 ------      ------      ------
     Total...................................................     7,860       7,458       6,312
REST OF EUROPE
Individual
  Single premium.............................................       391         368         213
  Periodic premium...........................................     1,185         982         862
                                                                 ------      ------      ------
     Total...................................................     1,576       1,350       1,075
Group
  Single premium.............................................        39          20          22
  Periodic premium...........................................       133         120         120
                                                                 ------      ------      ------
     Total...................................................       172         140         142
                                                                 ------      ------      ------
       Total.................................................     1,748       1,490       1,217

                                                                     YEAR ENDED DECEMBER 31
                                                                 ------------------------------
                                                                  1996        1995        1994
                                                                 ------      ------      ------
                                                                         (NLG MILLIONS)
NORTH AMERICA
Individual
  Single premium.............................................     1,896       1,314       1,671
  Periodic premium...........................................     1,914       1,750       1,538
                                                                 ------      ------      ------
     Total...................................................     3,810       3,064       3,209
Group
  Single premium.............................................       418         399         550
  Periodic premium...........................................        70          58          73
                                                                 ------      ------      ------
     Total...................................................       488         457         623
Reinsurance assumed..........................................       288         277         257
                                                                 ------      ------      ------
     Total...................................................     4,586       3,798       4,089
SOUTH AMERICA
Individual
  Single premium.............................................         7           5           9
  Periodic premium...........................................        17          17          35
                                                                 ------      ------      ------
     Total...................................................        24          22          44
Group
  Single premium.............................................         5          11           0
  Periodic premium...........................................        23          21           5
                                                                 ------      ------      ------
     Total...................................................        28          32           5
                                                                 ------      ------      ------
       Total.................................................        52          54          49
ASIA
Individual
  Single premium.............................................         1           2           1
  Periodic premium...........................................     1,428       1,265       1,028
                                                                 ------      ------      ------
     Total...................................................     1,429       1,267       1,029
Group
  Single premium.............................................        --          --          --
  Periodic premium...........................................        17          17          14
                                                                 ------      ------      ------
     Total...................................................        17          17          14
                                                                 ------      ------      ------
       Total.................................................     1,446       1,284       1,043
AUSTRALIA
Individual
  Single premium.............................................        53          34          83
  Periodic premium...........................................       106          79          75
                                                                 ------      ------      ------
     Total...................................................       159         113         158
Group
  Single premium.............................................       927         385         825
  Periodic premium...........................................       356         261         280
                                                                 ------      ------      ------
     Total...................................................     1,283         646       1,105
                                                                 ------      ------      ------
       Total.................................................     1,442         759       1,263

                                                                     YEAR ENDED DECEMBER 31
                                                                 ------------------------------
                                                                  1996        1995        1994
                                                                 ------      ------      ------
                                                                         (NLG MILLIONS)
OTHER
Reinsurance assumed..........................................         5           4           7
Premiums between geographic areas(1).........................        (4)         (3)         (6)
                                                                 ------      ------      ------
     Total...................................................    17,135      14,844      13,974
                                                                 ======      ======      ======

---------------


(1) Represents reinsurance premiums ceded between ING companies in different geographic areas.


     Year Ended December 31, 1996 Compared to Year Ended December 31, 1995


     Premium Income. Gross premium income of ING's life operations in 1996 increased by NLG 2,291 million, or 15.4%, over 1995 levels. Disregarding the effect of exchange rate movements, which increased 1996 premium income by NLG 222 million, and the effect of acquisitions, which increased premium income by NLG 16 million, premium income increased by 13.8%.


     In the Netherlands, premium income increased by NLG 402 million, or 5.4%, to NLG 7,860 million. Such increase was primarily due to increases in individual and group premiums of 7.8% and 5%, respectively. The increase in individual premiums reflected a high level of new business which management believes is attributable in part to NN Life's increased marketing activities, especially in investment products, mortgage linked life products and group pensions. Group premium income increased by 5%, despite the low increase in salaries (premium income from Group policies being linked in part to salary levels of participants). Sales of individual life insurance via ING Bank's branches increased from 8.8% of new individual periodic life insurance premiums written by Nationale-Nederlanden in 1995 to 9% of new individual periodic life insurance premiums written by Nationale-Nederlanden in 1996. Gross premium income from life insurance sold by Postbank Life Insurance increased to NLG 359 million in 1996, from NLG 326 million in 1995.

     In the Rest of Europe, premium income increased by NLG 258 million, or 17.3%, to NLG 1,748 million, mainly due to the growth of income from individual PERIODIC PREMIUM PRODUCTS. Premiums from the greenfield operations in Italy and Poland increased by 48%, representing an increase from NLG 92 million to NLG 110 million in Italy and an increase from NLG 6 million to NLG 35 million in Poland. Premiums from ex-greenfield operations in the Czech Republic, Greece, Hungary and Spain increased by 23.1%.

     In North America, premium income increased by NLG 788 million, or 20.7%, to NLG 4,586 million, reflecting strong sales of individual single premium policies. Excluding the effect of the dollar/guilder exchange rate, premium income increased by 14.9%. On a constant currency basis this increase reflected higher sales of GICs and strong sales of reinsurance products in the United States and higher sales of saving and risk products in Canada.

     In Asia, premium income increased by NLG 162 million, or 12.6%, to NLG 1,446 million. Such increase occurred in individual periodic premium products, which represent ING's primary Asian insurance products. Premium income in Japan rose by NLG 151 million (25.4% growth in local currency) to NLG 1,281 million, partly due to the sale of products through a second distribution channel, while in Taiwan, premium income increased by NLG 24 million (38.3% growth in local currency) to NLG 84 million, due to expansion of the sales force and an improvement in policy persistency. The increase in premium income in Asia was offset in part by a further decline in premium income in South Korea, which decreased by 13.8% to NLG 81 million in 1996 from NLG 94 million in 1995.

     In Australia, premium income increased by NLG 683 million, or 90%, to NLG 1,442 million, reflecting an improved investment environment following unfavorable market conditions in 1995. The improved investment environment resulted in a significant rise in the sale of group single premium products.

     Net premiums written in 1996 and 1995 reflected premiums ceded to reinsurers of NLG 499 million and NLG 526 million, respectively, resulting in overall retention levels of approximately 97.1% in 1996 and 96.5% in 1995. Net premiums earned increased by NLG 2,318 million, or 16.2%, from NLG 14,318 million in 1995 to NLG 16,636 million in 1996.


     Life Policy Benefits Paid or Provided For. Life policy benefits paid or provided for consist of life benefits paid to policyowners and beneficiaries, increases in life insurance provisions and profit sharing and rebates for policyholders. Total life policy benefits increased by NLG 3,220 million, or 17.9%, to NLG 21,206 million from NLG 17,986 million in 1995, in each case net of reinsurance. Life policy benefits paid and insurance provisions increased by NLG 2,746 million, or 17.3%, to NLG 18,662 million. This growth reflects currency influences, the growth in premiums written and the continued use of conservative interest assumptions with respect to the calculation of provisions for life policy liabilities. Profit sharing and rebates, which consist of distributions (in the form of a reduction of premiums or credits) to policyholders on account of portfolio yield or the results of the policy issuing company, totaled NLG 1,832 million in 1996 and NLG 1,411 million in 1995, and bonuses added to policies totaled NLG 712 million in 1996 and NLG 659 million in 1995. The NLG 421 million, or 29.8%, increase in distributions to policyholders in 1996 over 1995 resulted mainly from the periodic revaluation of investments in equities underlying policies for which investment risks are borne by policyholders, reflecting continued strong performances by the Dutch and foreign stock markets in 1996.


     Operating Expenditure. Life operating expenditures (including other expenditures), which consist primarily of salaries and commissions, increased by NLG 281 million, or 12.1%, from NLG 2,320 million in 1995 to NLG 2,601 million in 1996, principally reflecting the increases in premiums written noted above. NLG 47 million of the increase reflected higher anticipated information technology investments, restructuring costs and information technology costs related to the introduction of the euro and preparation to avoid the potential adverse effects on computer systems of reaching the year 2000.

     Result Before Taxation. The result before taxation from life insurance operations in 1996 increased by NLG 110 million, or 10%, compared with 1995, to NLG 1,207 million, primarily as a result of significant growth in ING's Netherlands operations. The following table sets forth a geographic breakdown of the changes in the result before taxation of ING's life operations.

                                                                       RESULT BEFORE
                                                                          TAXATION
                                                                       FOR YEAR ENDED
                                                                        DECEMBER 31,
                                                                      ----------------
                                                                      1996       1995
                                                                      -----      -----
                                                                       (NLG MILLIONS)
        The Netherlands..........................................       919        819
        Rest of Europe...........................................        35         23
        North America............................................       178        192
        South America............................................         2         (1)
        Asia.....................................................        52         38
        Australia................................................        22         21
        Other....................................................        (1)         5
                                                                      -----      -----
        Total....................................................     1,207      1,097


     In the Netherlands, the result before taxation increased NLG 100 million, or 12.2%, over 1995 levels, to NLG 919 million, reflecting improved margins on certain group and single premium policies as well as increased investment income.



     In the Rest of Europe, the result before taxation increased by NLG 12 million in 1996, reflecting an increase of NLG 25 million in the Czech Republic and Hungary and reduced losses in Italy. This increase was partially offset by a loss of NLG 7 million for the newly started greenfield operation in Slovakia and a decrease in the life results in Greece due to reserve strengthening amounting to NLG 10 million.

     In North America, the result before taxation decreased by NLG 14 million, or 7.3%, to NLG 178 million, reflecting increased results in the United States totaling NLG 23 million, offset by decreases of NLG 32 million in Canada and NLG 5 million in start-up losses of ING's greenfield operation in Mexico. In the United States, improved results at certain of its insurance operations were offset in part by decreased results due to adverse market conditions, restructuring costs and reserve strengthening. The results of NN Financial in Canada decreased by NLG 32 million, due to additional provisioning for higher than expected operating costs.


     In Asia, the result of operations increased by NLG 14 million, or 36.8%, to NLG 52 million. Results of NN Life Insurance Company Japan increased by NLG 43 million, offset by decreased results in the South Korean subsidiary and in Taiwan, as well as start-up costs for new greenfield operations in the Philippines and costs associated with the potential development of insurance operations in China, Thailand, Indonesia and India, which had a negative impact of NLG 29 million on the result before taxation.

     Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Premium Income. Gross premium income of ING's life operations in 1995 increased NLG 870 million, or 6.2%, over 1994 levels. Disregarding the effect of exchange rate movements, which reduced 1995 premium income by NLG 783 million, premium income increased by 11.8%.

     In the Netherlands, premium income increased by NLG 1,146 million, or 18.2%, to NLG 7,458 million. Such increase was due almost entirely to increased sales of individual premium products, primarily retirement products. SINGLE PREMIUM PRODUCT sales in which ING bears the investment risk (which consist primarily of pension plans), increased by NLG 566 million to NLG 1,993 million. In individual periodic premium products, income on policies in which the policyholder bears the investment risk (primarily unit-linked policies) increased by NLG 274 million to NLG 429 million. Premium income from group products was generally flat, as growth in periodic premium products of NLG 93 million was offset by an NLG 53 million decline in income from single premium products. Sales of individual life insurance via ING Bank's branches increased from 6.6% of new individual periodic life insurance premiums written by Nationale-Nederlanden in 1994 to 8.8% of new individual periodic life insurance premiums written by Nationale-Nederlanden in 1995. Gross premium income from life insurance sold by Postbank Life Insurance increased to NLG 326 million in 1995 from NLG 82 million in 1994.


     In the Rest of Europe, premium income increased by NLG 273 million, or 22.4%, over 1994 levels. Substantially all of this growth is attributable to growth in individual premium products. Premiums from the life operations of De Vaderlandsche, a Belgian insurance subsidiary, increased NLG 139 million, or 39.7%, to NLG 489 million, from NLG 350 million in 1994. Life greenfield operations in Europe also developed well, with premium income increasing by NLG 99 million, or 41.6%, primarily reflecting growth at NN Hungary and NN Life Czech.


     In North America, individual and group premium volumes declined, primarily due to declines in single premium products. Premium income at ING America Life decreased by NLG 308 million, due primarily to the effect of dollar/guilder exchange rate movements. On a constant currency basis, premium income increased by 4.1%, reflecting strong growth in sales of periodic individual premium products offset by lower sales of GICs in 1995 compared to the high levels of sales of this product in 1994.

     In Asia, life operations increased, with the exception of NN Korea. Such growth occurred in individual, periodic premium products, which represent ING's primary Asian insurance products. Premium income in Japan rose by NLG 243 million (32.8% growth in local currency) to NLG 1,130 million. In Taiwan, premium income increased by NLG 9 million (34% growth in local currency) to NLG 60 million. Premium income in South Korea decreased by 10.5% to NLG 94 million.

     In Australia, premium income decreased by 40% to NLG 759 million, primarily reflecting decreased sales of investment products due to an unfavorable investment environment.

     Net premiums written in 1995 and 1994 reflected premiums ceded to reinsurers of NLG 526 million and NLG 322 million, respectively, resulting in overall retention levels of approximately 96.5% in 1995 and 97.7% in 1994. Net premiums increased by NLG 666 million, or 4.9%, from NLG 13,652 million in 1994 to NLG 14,318 million in 1995.

     Life Policy Benefits Paid or Provided For. Total life policy benefits increased by NLG 1,637 million, or 10%, to NLG 17,986 million from NLG 16,349 million in 1994, in each case net of reinsurance. Life policy benefits paid and insurance provisions increased by NLG 1,098 million, or 7.4%, to NLG 15,916 million. This modest growth reflects negative currency influences, a growth in premiums written and the continued use of conservative interest assumptions with respect to the calculation of provisions for life policy liabilities. Profit sharing and rebates, which consist of distributions (in the form of a reduction of premiums or credits) to policyholders on account of portfolio yield or the results of the policy issuing company, totaled NLG 1,411 million in 1995 and NLG 906 million in 1994, and bonuses added to policies totaled NLG 659 million in 1995 and NLG 625 million in 1994. The increase of NLG 505 million, or 55.7%, in distributions to policyholders in 1995 over 1994 resulted mainly from the periodic revaluation of investments in equities underlying policies for which investment risks are borne by policyholders, reflecting strong performances by Dutch and foreign stock markets in 1995.

     Operating Expenditure. Life operating expenditures (including other expenditures), which consist primarily of salaries and commissions, increased by NLG 177 million, or 8.3%, from NLG 2,143 million in 1994 to NLG 2,320 million in 1995, principally reflecting the increases in premiums written noted above. Approximately NLG 39 million of the increase reflected anticipated information technology investments and restructuring costs.

     Result Before Taxation. The result before taxation from life insurance operations in 1995 increased by NLG 144 million, or 15.1%, compared with 1994, to NLG 1,097 million, primarily as a result of significant growth in ING's Netherlands operations. The following table sets forth a geographic breakdown of the changes in the result before taxation of ING's life operations.

                                                                       RESULT BEFORE
                                                                          TAXATION
                                                                       FOR YEAR ENDED
                                                                        DECEMBER 31,
                                                                      ----------------
                                                                      1995       1994
                                                                      -----      -----
                                                                       (NLG MILLIONS)
        The Netherlands..........................................       819        689
        Rest of Europe...........................................        23         (3)
        North America............................................       192        174
        South America............................................        (1)         3
        Asia.....................................................        38         53
        Australia................................................        21         34
        Other....................................................         5          3
                                                                      -----      -----
          Total..................................................     1,097        953
                                                                      =====      =====

     In the Netherlands, growth in results before taxation of NLG 130 million, or 18.9%, over 1994 levels reflected generally improved mortality experience for term and other traditional life insurance products as well as for annuity products in the accumulation phase.


     In the Rest of Europe, the result before taxation increased by NLG 26 million, primarily reflecting reduced start-up losses for the life greenfield operations in Poland and Italy, as well as improved results from life operations in Belgium, the Czech Republic, Greece and Hungary.



     In North America, the result increased by NLG 18 million, or 10.3%, to NLG 192 million. ING America Life's result increased by NLG 27 million, due to favorable mortality experience and control of operational expenses, which increase was offset in part by the start-up expenses of greenfield operations in Mexico.


     In Asia, the result of NN Life Insurance Company Japan decreased by NLG 28 million, due to provisioning for adverse interest rate developments in connection with guaranteed interest credits. Losses in South Korea decreased by NLG 7 million, reflecting the restructuring of the South Korean subsidiary's sales force.

     The result of Mercantile Mutual Life in Australia decreased by NLG 13 million, reflecting an unfavorable investment environment, which reduced the return to policyholders on investment-linked products and resulted in the sharp declines in Australian premium income discussed above.

     Non-life Insurance Operations

     The following table sets forth certain summarized financial information for ING's non-life operations for the years indicated.

                                                                  YEAR ENDED DECEMBER 31,
                                                                ---------------------------
                                                                1996       1995       1994
                                                                -----      -----      -----
                                                                      (NLG MILLIONS)
    Gross premiums written.................................     7,187      6,667      6,403
    Net premiums earned (net of reinsurance ceded of
      NLG 583 million, NLG 566 million and NLG 487 million,
      in 1996, 1995 and 1994, respectively)................     6,429      5,969      5,818
    Investment income......................................       692        638        613
    Other underwriting income..............................         3          6          7
                                                                -----      -----      -----
      Total income.........................................     7,124      6,613      6,438
    Claims and claims expenses.............................     4,427      4,184      4,199
    Operating expenses.....................................     2,257      2,083      1,941
    Other expenditures.....................................         3          7          3
                                                                -----      -----      -----
      Total expenditures...................................     6,687      6,274      6,143
                                                                -----      -----      -----
    Result before taxation.................................       437        339        295
                                                                =====      =====      =====

     The following table sets forth ING's non-life gross written premiums by geographic area and principal class of business.

                                                                  YEAR ENDED DECEMBER 31,
                                                                ---------------------------
                                                                1996       1995       1994
                                                                -----      -----      -----
                                                                      (NLG MILLIONS)
    THE NETHERLANDS
      Fire.................................................       765        750        749
      Automobile...........................................       649        580        515
      Accident and health..................................       976        866        860
      Other................................................       364        365        361
      Reinsurance assumed..................................        91         90         93
                                                                -----      -----      -----
         Total.............................................     2,845      2,651      2,578
    REST OF EUROPE
      Fire.................................................       109        102         97
      Automobile...........................................       139        133        126
      Accident and health..................................       167        160        160
      Other................................................        33         29         25
      Reinsurance assumed..................................         2          2          2
                                                                -----      -----      -----
         Total.............................................       450        426        410
    NORTH AMERICA
      Fire.................................................       905        830        729
      Automobile...........................................     1,289      1,171      1,068
      Accident and health..................................       517        489        482
      Other................................................       318        301        305
      Reinsurance assumed..................................        49         55         67
                                                                -----      -----      -----
         Total.............................................     3,078      2,846      2,651

                                                                  YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                                1996       1995       1994
                                                                -----      -----      -----
                                                                      (NLG MILLIONS)
    SOUTH AMERICA
      Fire.................................................        27         24         27
      Automobile...........................................        27         25         30
      Accident and health..................................        29         26         27
      Other................................................         4          4          4
      Reinsurance assumed..................................        --         --         --
                                                                -----      -----      -----
         Total.............................................        87         79         88
    ASIA
      Fire.................................................        15         13         14
      Automobile...........................................        12         12         13
      Accident and health..................................        77         59         52
      Other................................................        12         11         10
      Reinsurance assumed..................................         7          6          7
                                                                -----      -----      -----
         Total.............................................       123        101         96
    AUSTRALIA
      Fire.................................................       213        206        209
      Automobile...........................................       162        146        149
      Accident and health..................................        92         74         84
      Other................................................       102         89         95
      Reinsurance assumed..................................         1          1          1
                                                                -----      -----      -----
         Total.............................................       570        516        538
    OTHER
      Reinsurance assumed..................................       260        278        302
                                                                -----      -----      -----
         Total.............................................       260        278        302
      Premium income between geographic areas..............      (226)      (230)      (260)
                                                                -----      -----      -----
                                                                7,187      6,667      6,403
                                                                =====      =====      =====

     Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Premium Income. Gross premiums written in ING's non-life operations in 1996 increased by NLG 520 million, or 7.8%, over 1995 levels. Disregarding the effect of exchange rate movements, which increased premium income by NLG 217 million, non-life premium income increased by 4.5%.

     In the Netherlands, non-life premium income increased by NLG 194 million, or 7.3%, to NLG 2,845 million, due to higher premiums in the accident and health line, reflecting volume growth and the privatization of Sick Pay insurance, and higher premiums in the automobile line, reflecting premium rate increases in motor liability. Premium volumes and rates in ING's other non-life business lines were stable.

     In the Rest of Europe, non-life premium income increased by NLG 24 million, or 5.6%, to NLG 450 million. All lines of business had modest growth in premium income.

     Non-life premium income in North America increased by NLG 232 million, or 8.2%, to NLG 3,078 million. Growth of premium income on a constant currency basis was 2.7%. In the United States, non-life premium income increased by 4.8%. On a constant currency basis, United States non-life premium income decreased 0.2% from 1995 levels due to price competition in commercial lines. In Canada, non-life premium income grew by 12.0% despite strong competition, which resulted in some decline in rates, while on a constant currency basis, non-life premium income increased 6.1% over 1995 levels.

     In Asia, non-life premium income increased by NLG 22 million, or 21.8%, to NLG 123 million, due to higher premium income in the accident and health line in Taiwan, reflecting expansion of the sales force and improvement in PERSISTENCY.

     In Australia, non-life premium income increased by NLG 54 million, or 10.5%, to NLG 570 million. All lines of business contributed to this growth.

     Net non-life premiums written in 1996 and 1995 reflected premiums ceded to reinsurers of NLG 583 million and NLG 566 million, respectively, resulting in an overall retention level of approximately 91.9% in 1996 and 91.5% in 1995. Net non-life premiums earned were NLG 6,429 million in 1996 compared to NLG 5,969 million in 1995, reflecting positive exchange rate movements, growth in gross premiums written and the minor increase in ING's retention level.


     Claims and Claims Expenses. Claims and claims expenses for ING's non-life business increased by NLG 243 million, from NLG 4,184 million in 1995 to NLG 4,427 million in 1996, reflecting premium growth and exchange rate movements, partly offset by a decrease in the loss ratio from 70.1% to 68.9%. Excluding the 1995 losses incurred as a result of Hurricane Luis, the loss ratio decreased by 0.1%. Claims paid increased by NLG 430 million to NLG 4,098 million, while the addition to claims provisions decreased by NLG 187 million to NLG 329 million, due in part to a decrease in estimated losses. The decrease in prior years' estimated losses is largely related to the insurance operations in the Netherlands, where changes in regulations affecting the availability of disability benefits resulted in a release of related disability provisions in 1996, and in the United States, where ING has experienced favorable run-off of workers' compensation and, to a lesser extent, favorable run-off of commercial auto liability and commercial multi-peril provisions.


     Operating Expenses. Operating expenses (including other expenditures), consisting primarily of salaries and commissions, increased by NLG 170 million in 1996, to NLG 2,260 million from NLG 2,090 million in 1995. Approximately NLG 44 million of this increase reflected higher anticipated information technology investments, restructuring costs and costs related to the introduction of the euro and preparations to avoid the potential adverse effects on computer systems of reaching the year 2000.

     Result Before Taxation. The result from non-life insurance operations in 1996 increased by NLG 98 million, or 28.9% compared with 1995, to NLG 437 million. Results for fire and accident and health in 1996 were lower than results in 1995, while results for automobile, other and reinsurance assumed improved. In 1995 ING's non-life result was negatively impacted by Hurricane Luis (NLG 60 million). Excluding the 1995 losses incurred as a result of Hurricane Luis, the result from non-life insurance operations in 1996 increased by NLG 38 million, primarily reflecting higher results attributable to the Australian and Asian operations. The automobile business of Mercantile Mutual improved as a result of actions taken in 1995 by the Australian Government and by Mercantile Mutual with regard to Compulsory Third Party ("CTP") business, a mandatory form of third party bodily injury coverage. In Asia the accident and health business in Taiwan further improved. The following table sets forth the results before taxation of ING's non-life operations by geographic area and principal class of business.

                                                                    YEAR ENDED DECEMBER 31,
                                                                    -----------------------
                                                                    1996               1995
                                                                    ----               ----
                                                                        (NLG MILLIONS)
    THE NETHERLANDS
      Fire.....................................................      49                 61
      Automobile...............................................      20                (23)
      Accident and health......................................     115                130
      Other....................................................       0                 (1)
      Reinsurance assumed......................................      16                 21
                                                                    ---                ---
         Total.................................................     200                188
    REST OF EUROPE
      Fire.....................................................       3                  4
      Automobile...............................................      10                  3
      Accident and health......................................       9                 14
      Other....................................................       9                 12
      Reinsurance assumed......................................       1                  2
                                                                    ---                ---
         Total.................................................      32                 35
    NORTH AMERICA
      Fire.....................................................     (73)                 1
      Automobile...............................................     101                 64
      Accident and health......................................      48                 56
      Other....................................................       8                (13)
      Reinsurance assumed......................................      22                  6
                                                                    ---                ---
         Total.................................................     106                114
    SOUTH AMERICA
      Fire.....................................................       0                (59)
      Automobile...............................................       0                  2
      Accident and health......................................       1                 (1)
      Other....................................................       0                  0
      Reinsurance assumed......................................      --                 (1)
                                                                    ---                ---
         Total.................................................       1                (59)
    ASIA
      Fire.....................................................      (2)                 0
      Automobile...............................................       0                  0
      Accident and health......................................      20                  6
      Other....................................................       2                  1
      Reinsurance assumed......................................       2                 (1)
                                                                    ---                ---
         Total.................................................      22                  6
    AUSTRALIA
      Fire.....................................................       2                  1
      Automobile...............................................      (5)               (34)
      Accident and health......................................      (4)                 2
      Other....................................................      19                 15
      Reinsurance assumed......................................       3                  6
                                                                    ---                ---
         Total.................................................      15                (10)

                                                                    YEAR ENDED DECEMBER 31,
                                                                    -----------------------
                                                                    1996               1995
                                                                    ---                ---
                                                                        (NLG MILLIONS)
    OTHER
      Fire.....................................................      18                 18
      Automobile...............................................       5                  0
      Accident and Health......................................       3                  0
      Other....................................................      (4)                 0
      Reinsurance assumed......................................      39                 47
                                                                    ---                ---
         Total.................................................      61                 65
                                                                    ---                ---
                                                                    437                339
                                                                    ===                ===


     The following sets forth loss, expense and combined ratio information for ING's non-life operations by geographic area for the years 1996 and 1995.


                                                           YEAR ENDED DECEMBER 31, 1996
                                  -------------------------------------------------------------------------------
                                   TOTAL         THE       REST OF    NORTH     SOUTH
                                  NON-LIFE   NETHERLANDS   EUROPE    AMERICA   AMERICA   ASIA   AUSTRALIA   OTHER
                                  --------   -----------   -------   -------   -------   ----   ---------   -----
Loss ratio......................     68.9%       66.4%       69.4%     70.8%     60.3%   45.7%     77.0%    68.7 %
Expense ratio...................     34.2%       36.4%       38.7%     32.1%     40.0%   31.7%     32.3%    20.5 %
Combined ratio..................    103.1%      102.8%      108.1%    102.9%    100.3%   77.4%    109.3%    89.2 %

                                                           YEAR ENDED DECEMBER 31, 1995
                                  -------------------------------------------------------------------------------
                                   TOTAL         THE       REST OF    NORTH     SOUTH
                                  NON-LIFE   NETHERLANDS   EUROPE    AMERICA   AMERICA   ASIA   AUSTRALIA   OTHER
                                  --------   -----------   -------   -------   -------   ----   ---------   -----
Loss ratio......................     70.1%       67.5%       70.7%     69.9%    151.6%   46.7%     79.5%    59.0 %
Expense ratio...................     34.1%       35.1%       38.2%     32.7%     40.9%   45.6%     33.4%    21.4 %
Combined ratio..................    104.2%      102.6%      108.9%    102.6%    192.5%   92.3%    112.9%    80.4 %


     In the Netherlands, non-life result before taxation increased by NLG 12 million, or 6.4%, to NLG 200 million. Result from the automobile line increased by NLG 43 million, to a profit of NLG 20 million in 1996, reflecting the effects of actions taken by ING in recent years, including premium rate increases and theft prevention measures. Result from the accident and health line decreased by NLG 15 million to NLG 115 million. The increase in the combined ratio reflected an increase in the loss ratio from 73.7% to 74.4% and an increase in the expense ratio from 25.2% to 26.8%. The result of the fire line decreased by NLG 12 million to NLG 49 million due to an NLG 24 million higher expense allocation related to anticipated information technology investments, restructuring costs and costs related to automation, restructuring and preparation for the introduction of the euro and to avoid the potential adverse effects on computer systems of reaching the year 2000. Similar expenses were also allocated to ING's other non-life lines in the Netherlands but at lower levels.



     In the Rest of Europe, non-life result before taxation decreased by NLG 3 million, or 8.6%, to NLG 32 million. Results from automobile business improved, while all other lines of business showed lower results.



     In North America, non-life result before taxation decreased by NLG 8 million, or 7%, to NLG 106 million. Result from automobile business improved strongly, reflecting an improvement of 4.7 points in the automobile combined ratio in Canada. ING's North American fire business deteriorated, especially in the United States, reflecting severe winter weather and higher catastrophe losses.



     In South America, non-life result increased by NLG 60 million to NLG 1 million, from a loss of NLG 59 million in 1995 attributable to the large losses sustained as a result of Hurricane Luis in that year.



     In Asia, non-life result increased by NLG 16 million, or 266.7%, to NLG 22 million, primarily due to improved results from accident and health business.

     In Australia, non-life results increased by NLG 25 million to NLG 15 million, due to improved results from automobile business, offsetting decreased results from accident and health.

     Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Premium Income. In 1995 gross premiums written from non-life operations increased by NLG 264 million, or 4.1%, to NLG 6,667 million from NLG 6,403 million in 1994. Eliminating the effect of the Wellington acquisition, which increased gross written premiums by NLG 412 million and of exchange rate movements, which decreased 1995 gross written premiums by NLG 434 million, premium income increased by 4.5%.

     Premium income in the Netherlands increased by NLG 73 million to NLG 2,651 million, due principally to higher premiums in the automobile line, reflecting overall growth in premium rates and unit growth. Premium volumes in ING's other Dutch non-life lines of business were generally stable.

     Non-life premium income in the Rest of Europe increased by NLG 16 million, or 3.9%, to NLG 426 million. All classes of ING's non-life business contributed to this growth, with the exception of accident and health lines, which remained at 1994 levels.

     In North America, premium income increased from NLG 2,651 million in 1994 to NLG 2,846 million in 1995. The increase of NLG 195 million primarily reflects the acquisition of Wellington, which contributed NLG 412 million to ING's non-life premiums in 1995. After eliminating the effects of this acquisition, premium income in Canada decreased by NLG 108 million, primarily due to exchange rate differences. On a constant currency basis, premium income in Canada increased 2.1% over 1994 levels, reflecting ING's decision to slow growth in light of rate pressures in the Canadian market. Premium income in the United States declined NLG 109 million from 1994 levels, due to a decrease in the exchange rate of the U.S. dollar with respect to the guilder. On a constant currency basis, United States non-life premium income increased 6.0%.

     Premium income in Australia decreased by NLG 22 million, or 4.1%, to NLG 516 million. This decrease was caused by a decrease in the exchange rate of the Australian dollar with respect to the guilder. On a constant currency basis, premium income increased by 7%.

     Net non-life premiums written in 1995 and 1994 reflected premiums ceded to reinsurers of NLG 566 million and NLG 487 million, respectively, resulting in overall retention levels of approximately 91.5% in 1995 and 92.4% in 1994. Net non-life premiums earned were NLG 5,969 million in 1995 compared to NLG 5,818 million in 1994, reflecting negative exchange rate movements, modest growth in gross premiums written (4.5%, adjusted for changes resulting from the Wellington acquisition and exchange rates) and a decrease in ING's retention level.

     Claims and Claims Expenses. Claims and claims expenses for ING's non-life business decreased by NLG 15 million, from NLG 4,199 million in 1994 to NLG 4,184 million in 1995, reflecting exchange rate movements and a decrease of the loss ratio from 72.2% to 70.1%, offset by the acquisition of Wellington. On a constant currency basis, claims and claims expenses were NLG 4,480 million. With the exception of fire, all lines of business showed improved results. Claims paid increased by NLG 52 million to NLG 3,668 million, and included amounts paid in connection with Hurricane Luis and automobile coverages provided in Australia with respect to the CTP business. The increase in claims provisions was NLG 67 million lower than 1994 levels, reflecting releases of provisions relating to discontinued operations.

     Excluding losses incurred as a result of catastrophes, the loss ratio decreased by 3.2% to 69%. This decrease was the result of a decrease in the estimated losses and loss expenses for claims which occurred in prior years and a stable loss ratio of 73.4% for current years' losses in both 1994 and 1995. The decrease in prior years' estimated losses is largely related to the insurance operations in the Netherlands, where changes in regulations affecting the availability of disability benefits resulted in a release of related disability provisions in 1995, and in the United States, where ING has experienced favorable run-off of workers' compensation and, to a lesser extent, favorable run-off of commercial auto liability and commercial multi-peril provisions.

     Operating Expenses. Operating expenses (including other expenditures), consisting primarily of salaries and commissions, increased by NLG 146 million in 1995 to NLG 2,090 million, from NLG 1,944 million in 1994. Approximately NLG 62 million of this increase reflected anticipated information technology investments and restructuring costs.

     Result Before Taxation. The result from non-life insurance operations in 1995 increased by NLG 44 million, or 14.9%, compared with 1994, to NLG 339 million. The increase can be attributed to North America and the Netherlands, where most classes of business reported improved results, offset in part by the effects of Hurricane Luis in South America and losses associated with CTP automobile business written by ING in Australia. The following table sets forth the results before taxation of ING's non-life operations by geographic area and principal class of business.

                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                     1995             1994
                                                                     ----             ----
                                                                        (NLG MILLIONS)

    THE NETHERLANDS
      Fire.......................................................     61               37
      Automobile.................................................    (23)             (27)
      Accident and health........................................    130              115
      Other......................................................     (1)               6
      Reinsurance assumed........................................     21               15
                                                                     ---              ---
         Total...................................................    188              146
    REST OF EUROPE
      Fire.......................................................      4                5
      Automobile.................................................      3              (19)
      Accident and health........................................     14               15
      Other......................................................     12               10
      Reinsurance assumed........................................      2                1
                                                                     ---              ---
         Total...................................................     35               12

    NORTH AMERICA
      Fire.......................................................      1                0
      Automobile.................................................     64               16
      Accident and health........................................     56               31
      Other......................................................    (13)             (32)
      Reinsurance assumed........................................      6               (8)
                                                                     ---              ---
         Total...................................................    114                7

    SOUTH AMERICA
      Fire.......................................................    (59)               3
      Automobile.................................................      2               (1)
      Accident and health........................................     (1)              (1)
      Other......................................................      0                0
      Reinsurance assumed........................................     (1)               0
                                                                     ---              ---
         Total...................................................    (59)               1

    ASIA
      Fire.......................................................      0                1
      Automobile.................................................      0                1
      Accident and health........................................      6                3
      Other......................................................      1                1
      Reinsurance assumed........................................     (1)               0
                                                                     ---              ---
         Total...................................................      6                6

                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                     1995             1994
                                                                     ---(NLG MILLIONS)---
    AUSTRALIA
      Fire.......................................................      1               11
      Automobile.................................................    (34)              17
      Accident and health........................................      2              (12)
      Other......................................................     15               25
      Reinsurance assumed........................................      6                0
                                                                     ---              ---
         Total...................................................    (10)              41

    OTHER
      Fire.......................................................     18               48
      Reinsurance assumed........................................     47               34
                                                                     ---              ---
         Total...................................................     65               82
                                                                     ---              ---
                                                                     339              295
                                                                     ===              ===

     The following table sets forth loss, expense and combined ratio information for ING's non-life operations by geographic area for the years 1995 and 1994.

                                                              YEAR ENDED DECEMBER 31, 1995
                                 --------------------------------------------------------------------------------------
                                  TOTAL          THE        REST OF     NORTH      SOUTH
                                 NON-LIFE    NETHERLANDS    EUROPE     AMERICA    AMERICA    ASIA    AUSTRALIA    OTHER
                                 --------    -----------    -------    -------    -------    ----    ---------    -----
Loss ratio....................      70.1%        67.5%        70.7%      69.9%     151.6%    46.7%      79.5%     59.0%
Expense ratio.................      34.1%        35.1%        38.2%      32.7%      40.9%    45.6%      33.4%     21.4%
                                   -----        -----        -----      -----      -----     ----      -----      ----
Combined ratio................     104.2%       102.6%       108.9%     102.6%     192.5%    92.3%     112.9%     80.4%

                                                              YEAR ENDED DECEMBER 31, 1994
                                 --------------------------------------------------------------------------------------
                                  TOTAL          THE        REST OF     NORTH      SOUTH
                                 NON-LIFE    NETHERLANDS    EUROPE     AMERICA    AMERICA    ASIA    AUSTRALIA    OTHER
                                 --------    -----------    -------    -------    -------    ----    ---------    -----
Loss ratio....................      72.2%        70.9%        77.5%      74.8%      58.2%    53.0%      70.7%     50.9%
Expense ratio.................      32.8%        33.1%        37.9%      31.7%      38.9%    37.3%      34.9%     19.6%
                                   -----        -----        -----      -----      -----     ----      -----      ----
Combined ratio................     105.0%       104.0%       115.4%     106.5%      97.1%    90.3%     105.6%     70.5%


     In the Netherlands, non-life result before taxation increased from NLG 146 million in 1994 to NLG 188 million in 1995. This increase of NLG 42 million, or 28.8%, primarily reflected increases of NLG 24 million in the fire line, NLG 15 million in the accident and health line and NLG 6 million from reinsurance assumed. Result in the automobile line improved slightly from 1994 levels, but remained negative as results from third party liability coverages further deteriorated due to intense competition in the Dutch market which restricted ING's ability to effect sufficient rate increases. The result from other automobile insurance coverages improved, however, allowing ING to maintain 1996 rates at 1995 levels in this market. In 1995 a vehicle theft prevention campaign was started as a measure to reduce the loss ratio. The most important aspects of this campaign are that the client is rewarded in case of voluntary theft prevention measures and that theft prevention measures are required for more expensive cars.


     In the Rest of Europe, the results of most of the business units were stable compared with 1994. The result of RVS Belgium improved by NLG 23 million, due primarily to improved automobile insurance results.


     In North America, non-life result before taxation increased NLG 107 million over 1994 levels, reflecting improved automobile and other results at The Netherlands Insurance Companies and ING Canada Corporation of NLG 71 million and NLG 16 million (excluding results at Wellington), respectively, due to the mild winter and the absence of catastrophes compared with 1994, and to improvement of underwriting and claims handling. The results from accident and health insurance at ING America Life increased by NLG 13 million over 1994 levels, reflecting reduced litigation costs following punitive damage losses in 1994 of NLG 27 million.


     In South America, non-life result declined NLG 60 million from 1994 levels, reflecting total gross claims from Hurricane Luis of NLG 142 million, of which NLG 71 million was ceded to third party reinsurers and NLG 11 million was released from ING's CATASTROPHE RESERVE. See Note 1.6.2.9 of the Notes to the Consolidated Financial Statements for a discussion of this reserve.


     In Australia, ING's non-life business recorded a loss of NLG 10 million, a decrease of NLG 51 million, reflecting losses associated with ING's CTP automobile business as a result of higher awards granted by courts. Mercantile Mutual established additional reserves for this class of business in 1995. Actions have been taken by the Australian Government and by Mercantile Mutual, consisting of changes in legislation concerning damages and premium rate increases, respectively, to address losses in the CTP line of business.

     Insurance Operations -- General


     The result from insurance holding companies and the result from non-insurance companies included within ING Insurance are accounted for under the item result from insurance operations -- general, together with investment income relating to investments allocated to the capital and surplus of ING's insurance companies. The remaining income from investments of ING's life and non-life insurance companies is allocated to such companies on a legal entity basis, and, in the case of companies conducting both life and non-life operations, is allocated to such operations pro rata based on the average insurance provisions held by each. ING does not believe that the trends in its life and non-life insurance results would have differed materially in the years 1994-1996 from those presented herein had the investments of its insurance operations and related investment income been allocated to life and non-life operations solely on a legal entity basis. See Note 4.12 of Notes to the Consolidated Financial Statements. The following table sets forth the result from insurance operations -- general for the years indicated.


                                                                    YEAR ENDED DECEMBER 31,
                                                                 ------------------------------
                                                                  1996        1995        1994
                                                                 ------      ------      ------
                                                                         (NLG MILLIONS)
Investment income............................................    11,073       9,605       8,202
Commission and other income..................................       472         364         345
                                                                 ------      ------      ------
     Total...................................................    11,545       9,969       8,547
Expenditure(1)...............................................    (1,618)     (1,570)     (1,548)
                                                                 ------      ------      ------
                                                                  9,927       8,399       6,999
Allocated to:
  Life operations............................................    (8,378)     (7,085)     (5,793)
  Non-life operations........................................      (695)       (644)       (620)
                                                                 ------      ------      ------
Result from insurance operations -- general..................       854         670         586
                                                                 ======      ======      ======

---------------

(1) "Expenditure" consists of salaries and expenses related to ING's insurance-related asset management operations, as well as allocated overhead charges and interest charges.

     Year Ended December 31, 1996 Compared to Year Ended December 31, 1995


     The result from insurance operations -- general in 1996 increased by NLG 184 million, or 27.5%, to NLG 854 million from NLG 670 million in 1995. After eliminating the effect of exchange rate movements, which increased the result by NLG 15 million, the increase was 25.2%, which is attributable to the return from investments arising from retained profit in 1995 and higher dividend income from investments in shares in 1996 compared to 1995.

     Year Ended December 31, 1995 Compared to Year Ended December 31, 1994


     The result from insurance operations -- general in 1995 increased by NLG 84 million, or 14.3%, to NLG 670 million from NLG 586 million in 1994. This increase can be attributed to the return from investments arising from retained profit in 1994 and higher dividend income from investments in shares, partly offset by the effect of exchange rate movements, which reduced the result by NLG 38 million.


     Insurance Investments

     The following table sets forth the components of the investment portfolio of ING's insurance operations at the end of the years indicated.

                                                                       AT DECEMBER 31,
                                                              ---------------------------------
                                                               1996         1995         1994
                                                              -------      -------      -------
                                                                       (NLG MILLIONS)
Land and buildings(1).....................................      8,924        8,165        8,168
Fixed-interest securities(2)..............................     90,044       79,017       69,661
Shares and convertible debentures(3)......................     28,826       21,176       17,217
Interests in investment pools of the insurance
  operations(4)...........................................        617          720          679
Deposits with insurers....................................         58           52           46
Investments for risk for policyholders and investments of
  annual life funds.......................................     23,519       19,929       18,879
                                                              -------      -------      -------
                                                              151,988      129,059      114,650

---------------

(1) Including commuted ground rents.


(2) Includes NLG 2,272 million, NLG 1,990 million and NLG 958 million in 1996, 1995 and 1994, respectively, representing intercompany balances between Group insurance and banking companies.



(3) "Shares and convertible debentures" of insurance investments includes ING shares held by NN Life and other Dutch insurance subsidiaries, amounting to NLG 2,754 million in 1996, NLG 1,637 million in 1995 and NLG 1,192 million in 1994.



(4) "Interests in investment pools of the insurance operations" consists of assets relating to certain large Dutch group life policies under which coverage is provided by ING and other insurers.


     The following table sets forth the income from investments, commissions and other income of ING's insurance operations for the years indicated.

                                                    1996                  1995                  1994
                                             ------------------    ------------------    ------------------
                                                       PRE-TAX               PRE-TAX               PRE-TAX
                                             INCOME    YIELD(1)    INCOME    YIELD(1)    INCOME    YIELD(1)
                                             ------    --------    ------    --------    ------    --------
                                                                      (NLG MILLIONS)
Land and buildings........................      803      9.4%        788       9.6%        762       9.0%
Fixed-interest securities(2)(3)...........    6,994      8.2%      6,191       8.2%      5,974       8.8%
Shares and convertible debentures(4)......      961      3.8%        778       4.1%        655       3.6%
Investments for the risk of policyholders
  and investments of annual life
  funds(5)................................    2,315                1,848                   811
     Total(6).............................   11,073                9,605                 8,202
Commission and other income(7)............      472                  364                   345
          Total...........................   11,545                9,969                 8,547
                                             ======                =====                 =====

---------------

(1) Pre-tax yield is calculated using interest, rental, dividend and other income received for each period, divided by the average of beginning and year-end balances on related assets.

(2) Includes income from interests in investment pools of the insurance operations which consists of investment income from assets relating to certain large Dutch group life policies under which coverage is provided by ING and other insurers.

(3) Includes mortgages and other loans.

(4) Income from shares and convertible debentures of the insurance operations includes income relating to dividends on ING shares held by NN Life and other Dutch insurance subsidiaries, amounting to NLG 72 million in 1996, NLG 58 million in 1995 and NLG 51 million in 1994.


(5) "Investments for risk of policyholders and investments of annual life funds", which totaled NLG 23,519 million at December 31, 1996, consists primarily of shares and convertible debentures (14%) and of fixed-interest securities (79%). Any revaluation of shares which belong to this category is taken to the profit and loss account as investment income for risk of policyholders.


(6) Includes NLG 141 million, NLG 138 million and NLG 137 million in 1996, 1995 and 1994, respectively, representing intercompany interest between Group insurance and banking companies.


(7) "Commission and other income" consists primarily of fees on asset management and insurance brokering, results of minority interests and results from financial transactions.


     Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     In 1996 income from investments of ING's insurance operations increased by NLG 1,576 million, or 15.8%, to NLG 11,545 million, from NLG 9,969 million in 1995. Eliminating the effect of exchange rate movements, which increased 1996 investment income by NLG 168 million, income from investments increased by 14.1%.

     Excluding commission income, investment income increased by NLG 1,468 million from NLG 9,605 million in 1995 to NLG 11,073 million in 1996. Higher dividends and modest growth in the investment portfolio resulted in an increase in income from investments in shares of NLG 183 million. Income from investments for risk of policyholders, which is fully attributed to policyholders, increased by NLG 467 million to NLG 2,315 million, primarily as a result of the periodic revaluation of shares. Such income is reflected as profit sharing for policyholders, and as a result gave rise to a corresponding increase in life policy benefits paid or provided for. The remaining investment income, consisting of the income from fixed interest securities and land and buildings, increased by NLG 818 million from NLG 6,979 million to NLG 7,797 million, reflecting further significant growth of the portfolio and currency influences partly offset by a decreased investment yield due to turnover in the portfolio and generally lower interest rates.

     Income from commissions increased by NLG 53 million, or 27.2%, to NLG 248 million, primarily as a result of higher income from asset management in Australia. Other income increased by NLG 55 million, or 32.5%, to NLG 224 million. Income relating to securities and participations increased by NLG 35 million, results from financial transactions increased by NLG 9 million and other components included in other income increased, on balance, by NLG 11 million.

     Expenditure increased by NLG 48 million, or 3.1%, to NLG 1,618 million. NLG 30 million of this increase reflected anticipated information technology investments, restructuring costs and costs related to the introduction of the euro and preparation to avoid the potential adverse effects on computer systems of reaching the year 2000.

     Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     In 1995 income from investments of ING's insurance operations increased by NLG 1,422 million, or 16.6%, to NLG 9,969 million, from NLG 8,547 million in 1994. Eliminating the effect of the acquisition of Wellington (which increased 1995 investment income by NLG 26 million) and exchange rate movements (which decreased 1995 investment income by NLG 354 million), income from investments increased by 20.5%.

     Excluding commission income, investment income increased by NLG 1,403 million from NLG 8,202 million in 1994 to NLG 9,605 million in 1995. Higher dividends and modest growth in the investment portfolio resulted in an increase in income from investments in shares of NLG 123 million. Income from investments for risk of policyholders increased by NLG 1,037 million, primarily as a result of the periodic revaluation of shares. The remaining investment income, consisting of income from fixed interest securities and land and buildings, increased by NLG 243 million from NLG 6,736 million to NLG 6,979 million, reflecting growth of the portfolio and changes arising from the acquisition of Wellington on the one hand, and a decrease in the yield on investments, as a result of generally lower interest rates and the negative currency influence, on the other.

     Income from commissions increased by NLG 24 million, or 14%, to NLG 195 million, primarily as a result of higher income from asset management in the Netherlands. Other income decreased by NLG 5 million, or 2.9%, to NLG 169 million. Income relating to securities and participations increased by NLG 29 million, results from financial transactions decreased by NLG 28 million and other components included in other income decreased, on balance, by NLG 6 million.

     Expenditure increased by NLG 22 million, or 1.4%, to NLG 1,570 million.

  BANKING OPERATIONS

     The following table sets forth certain summary financial data for ING's banking operations for the years indicated.


                                                                   YEAR ENDED DECEMBER 31,
                                                                 ----------------------------
                                                                  1996       1995       1994
                                                                 ------     ------     ------
                                                                        (NLG MILLIONS)
Interest income................................................  20,255     18,371     17,788
Interest expense...............................................  13,004     12,113     11,500
                                                                 ------     ------     ------
Net interest result............................................   7,251      6,258      6,288
Commissions....................................................   2,647      1,980      1,368
Other income
  Income relating to securities and participations.............     132        109        106
  Result from financial transactions...........................   1,230        977         37
  Other revenue................................................     456        433        368
                                                                 ------     ------     ------
     Total other income........................................   1,818      1,519        511
                                                                 ------     ------     ------
       Total income............................................  11,716      9,757      8,167
Staff costs....................................................   4,319      3,516      2,736
Other administrative expenses..................................   3,597      2,940      2,489
Depreciation...................................................     537        459        398
                                                                 ------     ------     ------
Operating expenditure..........................................   8,453      6,915      5,623
                                                                 ------     ------     ------
Operating result before value adjustments to receivables.......   3,263      2,842      2,544
Value adjustments to receivables...............................   1,130      1,090      1,035
                                                                 ------     ------     ------
Result before taxation.........................................   2,133      1,752      1,509
Taxation.......................................................     590        556        476
Third party interests..........................................      34         16         (6)
                                                                 ------     ------     ------
     Net profit................................................   1,509      1,180      1,039
                                                                 ======     ======     ======

     Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Overview. The result before taxation from ING's banking operations increased 21.7%, to NLG 2,133 million in 1996 from NLG 1,752 million in 1995. The increase in the result before taxation resulted primarily from an NLG 993 million increase in the net interest result, an NLG 667 million increase in commission income (particularly from the securities business and corporate finance) and an NLG 253 million increase in the result from financial transactions (particularly from securities trading).

     Total income from banking operations grew by 20.1%, while operating expenditure (total expenditure less value adjustments to receivables) increased by 22.2%. Growth in both total income and operating expenditure was influenced by the consolidation of Bank Slaski in Poland. Excluding the consolidation of Bank Slaski, the increase in total income and operating expenditure was 18% and 20.9%, respectively. Operating expenditure in 1996 increased in part due to additions to provisions of NLG 253 million for information technology, preparation for the introduction of the euro, preparation to avoid the potential adverse effects on computer systems of reaching the year 2000 and a reorganization of ING's investment banking activities. Excluding such provisions, operating expenditure increased by 17.3%, primarily due to the expansion of the foreign branch network. Operating expenditure as a percentage of total income, excluding the effect of the consolidation of Bank Slaski, would have been 72.6% in 1996, compared to 70.9% in 1995. Without the NLG 253 million additional provisions noted previously, the operating expenditure/total income ratio would have been 70.4% in 1996.

     Disregarding the effect of changes in the composition of the banking operations discussed below and of exchange rate movements, total income increased by 17% and result before taxation increased by 14.4% in 1996 over 1995 levels.

     Net interest result was substantially higher, due to strong growth in average interest-earning assets partly offset by a slight decrease in the interest margin. The decrease in the interest margin resulted from a significant narrowing of the interest margin in the international operations, partly offset by an increase in the interest margin in the domestic operations. Both domestic and international operations contributed to the volume growth in average interest-earning assets. Average loans and advances recorded growth of 11.9% rising to NLG 191.4 billion in 1996. See "SELECTED STATISTICAL INFORMATION ON BANKING OPERATIONS OF ING -- Average Balances and Interest Rates". Of this amount, NLG 149.9 billion related to lending in the Netherlands and NLG 41.5 billion to international lending. The consolidation of Bank Slaski contributed NLG 0.7 billion to the growth of the average international lending portfolio.

     Commissions increased by NLG 667 million, or 33.7%, NLG 39 million of which reflected the consolidation of Bank Slaski. The growth in commission income was mainly due to growth in the securities business and corporate finance and higher fees for asset management.

     Other income, which includes result from financial transactions, increased by NLG 299 million to NLG 1,818 million in 1996 from NLG 1,519 million in 1995. The result from financial transactions represented NLG 253 million of this increase. Within the result from financial transactions, the result from the securities trading portfolio showed a substantial improvement, due to continued favorable market conditions. The result from the currency trading portfolio was down primarily as a result of the relatively high results in 1995.

     Value adjustments to receivables of the banking operations increased by NLG 40 million to NLG 1,130 million. This increase of 3.7% reflects the 11.9% growth in average loans and advances. The growth in the value adjustments to receivables of the banking operations continued to be well below the level of growth in the loan portfolio, which management believes reflects improved debtor quality.

     Effect of Acquisitions/Consolidations. Bank Slaski was consolidated as of August 1996. The consolidation of Bank Slaski affected ING's 1996 total income, total operating expenditure and result before taxation as follows.

                                                                      YEAR ENDED
                                                                     DECEMBER 31,
                                                                         1996
                                                                    --------------
                                                                    (NLG MILLIONS)
            Net interest result.................................          154
            Commission..........................................           39
            Other income........................................            8
                                                                          ---
                 Total income...................................          201
            Staff costs.........................................           53
            Other expenses......................................           38
                                                                          ---
                 Operating expenditure..........................           91
                                                                          ---
            Result before taxation..............................          110
                                                                          ===

     Disregarding the effects of the Bank Slaski acquisition described above and of exchange rate movements, which increased banking activities income by NLG 102 million and the result before taxation by NLG 19 million, total income increased by 17% and result before taxation increased by 14.4% in 1996.

     Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Overview. The result before taxation from ING's banking operations was 16.1% higher at NLG 1,752 million in 1995 compared to 1994. The increase in the result before taxation resulted primarily from an NLG 940 million increase in the result of financial transactions from NLG 37 million to NLG 977 million, as well as an NLG 612 million increase in commissions.

     Total income from the banking operations grew by 19.5%, while operating expenditure increased by 23%. Growth in both total income and operating expenditure was affected by the consolidation of Barings. Excluding Barings, the increases in total income and operating expenditure were 9% and 7.9%, respectively. The operating expenditure increase of 7.9% can be attributed primarily to the expansion of the foreign branch network. Operating expenditure as a percentage of total income including and excluding the effect of the acquisition of the principal assets and liabilities of Barings was 70.9% and 68.1% in 1995, respectively, compared to 68.9% in 1994.

     Net interest result was slightly lower, due to a narrowing of the interest margin, substantially offset by considerable volume growth in average interest earning assets. See "SELECTED STATISTICAL INFORMATION ON BANKING OPERATIONS OF ING -- Average Balances and Interest Rates". The narrowing of the interest margin occurred in both ING's international banking operations, as well as in its domestic operations, with the domestic margin negatively impacted in part due to losses in aircraft leasing and the funding costs related to the acquisition of the principal assets and liabilities of Barings. Average loans and advances grew 9.7%, rising to NLG 171 billion in 1995 from NLG 155.9 billion in 1994. Of the 1995 amount, NLG 138.4 billion related to lending in the Netherlands and NLG 32.6 billion to international lending. Average mortgage lending, primarily for Dutch residential mortgages, grew 11.4%, from NLG 57.2 billion in 1994 to NLG 63.7 billion in 1995, reflecting a strong increase in home sales in the Netherlands, primarily due to declining interest rates. Increases in medium-term and long-term lending accounted for NLG 2.3 billion of the increase.

     Commissions increased by NLG 612 million from NLG 1,368 million in 1994 to NLG 1,980 million in 1995, primarily reflecting the consolidation of Barings.

     Other income, which includes result from financial transactions, increased by NLG 1,008 million to NLG 1,519 million in 1995 from NLG 511 million in 1994. The result from financial transactions represented NLG 940 million of such increase, in part due to the consolidation of Barings. Within the result from financial transactions, the result from the securities trading portfolio showed a substantial improvement, due to favorable market conditions. The 1995 result from the currency trading portfolio was also higher, as ING was able to respond effectively to exchange rate volatility during the year. The result from asset trading (consisting of trading in emerging market loans) improved sharply, compared to substantial losses experienced in 1994. This improvement was due to favorable market trends in the last nine months of 1995, which more than offset losses in the first quarter of 1995 as a result of the Mexican peso crisis at the end of 1994.

     Value adjustments to receivables of the banking operations increased in 1995 by NLG 55 million to NLG 1,090 million. This increase of 5.3% reflected the 9.7% growth in the average loans and advances. The growth in the value adjustments to receivables of the banking operations was well below the level of growth in the loan portfolio, which management believes reflects improved debtor quality.

     Effect of Acquisitions/Consolidations. The principal assets and liabilities of Barings were acquired in March 1995 at a cost of L1 together with a capital injection of NLG 1.7 billion. An amount of NLG 1.4 billion was charged in full in 1995 as goodwill to the shareholders' equity of ING. To maintain compliance with the Bank of England's solvency requirements, Barings' capital was further increased by NLG 445 million in the course of 1995. The acquisition of Barings contributed to ING's 1995 total income, operating expenditure and result before taxation as follows.

                                                                      YEAR ENDED
                                                                     DECEMBER 31,
                                                                         1995
                                                                    --------------
                                                                    (NLG MILLIONS)
            Net interest result.................................            8
            Commission..........................................          635
            Other income........................................          209
                                                                          ---
                 Total income...................................          852
                                                                          ---
            Staff costs.........................................          517
            Other expenses......................................          331
                                                                          ---
                 Operating expenditure..........................          848
                                                                          ---
            Result before taxation..............................            4
                                                                          ===

     Disregarding the effects of the Barings acquisition described above and of exchange rate movements, which reduced ING's income by NLG 190 million and ING's result before taxation by NLG 79 million, total income increased by 11.4% and result before taxation increased by 21.1% in 1995.

     Net Interest Result

     The following table sets forth certain information concerning the total net interest result of ING's banking operations. The interest income and net interest result figures in the following table (other than other net interest result and total net interest result) include interest on non-accruing loans and do not reflect (i) interest income on amortized results investments; (ii) lending commissions; (iii) interest income on off-balance sheet instruments;
(iv) other interest income not considered to be directly related to interest-earning assets; (v) interest expense on off-balance sheet instruments; or (vi) other interest expense not considered to be directly related to interest-bearing liabilities, all of which are reflected in the other net interest result and total net interest result below, which corresponds to the net interest result line item in the Consolidated Financial Statements. A reconciliation of the interest income, interest expense and net interest result figures below to the corresponding line items in the Consolidated

Financial Statements is contained in the table under "SELECTED STATISTICAL INFORMATION ON BANKING OPERATIONS OF ING -- Average Balances and Interest Rates".

                                                            YEAR ENDED DECEMBER 31,
                                                      -----------------------------------
                                                       1996          1995          1994
                                                      -------       -------       -------
                                                      (NLG MILLIONS, EXCEPT PERCENTAGES)
    TOTAL
    Interest Income(1)..............................   18,949        17,529        16,936
                                                      =======       =======       =======
    Net interest result(1)..........................    6,838         6,100         6,249
    Other net interest result(2)....................      413           158            39
                                                      -------       -------       -------
      Total net interest result.....................    7,251         6,258         6,288
                                                      =======       =======       =======
    Average interest-earning assets.................  277,567       239,434       217,431
    Average interest-bearing liabilities............  263,809       226,624       205,860
    DOMESTIC
    Interest Income(1)..............................   13,291        12,593        12,002
    Net interest result(1)..........................    4,691         4,103         4,235
    Average interest-earning assets.................  197,738       177,786       161,930
    Average interest-bearing liabilities............  203,456       182,407       165,943

    FOREIGN
    Interest Income(1)..............................    5,658         4,936         4,934
    Net interest result(1)..........................    2,147         1,997         2,014
    Average interest-earning assets.................   79,829        61,648        55,501
    Average interest-bearing liabilities............   60,353        44,217        39,917

    GROSS YIELD(3)
      Domestic......................................     6.72%         7.08%         7.41%
      Foreign.......................................     7.09%         8.01%         8.89%
                                                      -------       -------       -------
      Total.........................................     6.83%         7.32%         7.79%
                                                      =======       =======       =======

    INTEREST SPREAD(4)
      Domestic......................................     2.49%         2.43%         2.73%
      Foreign.......................................     1.28%         1.36%         1.58%
                                                      -------       -------       -------
      Total.........................................     2.24%         2.28%         2.60%
                                                      =======       =======       =======

    INTEREST MARGIN(5)
      Domestic......................................     2.37%         2.31%         2.62%
      Foreign.......................................     2.69%         3.24%         3.63%
      Total.........................................     2.46%         2.55%         2.87%

---------------
(1) See "SELECTED STATISTICAL INFORMATION ON BANKING OPERATIONS OF ING -- Average Balances and Interest Rates".

(2) Additional net interest result required to reconcile Total net interest result to Consolidated Financial Statements. See "SELECTED STATISTICAL INFORMATION ON BANKING OPERATIONS OF ING -- Average Balances and Interest Rates".

(3) "Gross yield" is the average interest rate earned on "Average interest-earning assets". See "SELECTED STATISTICAL INFORMATION ON BANKING OPERATIONS OF ING -- Average Balances and Interest Rates".

(4) "Interest spread" is the difference between the average interest rate earned on "Average interest-earning assets" and the average interest rate paid on "Average interest-bearing liabilities". See "SELECTED STATISTICAL INFORMATION ON BANKING OPERATIONS OF ING -- Average Balances and Interest Rates".

(5) "Interest margin" is "Net interest result" before reconciliation to Consolidated Financial Statements as a percentage of "Average interest-earning assets".

     Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Net interest result. Net interest result in 1996 increased by NLG 993 million, or 15.9%, over 1995 levels. This increase reflects a strong increase in volume of average interest-earning assets of NLG 38.1 billion, or 15.9%, partly offset by a decrease in the interest margin of nine basis points. Both domestic and international operations recorded volume growth. The decrease in the interest margin was attributable to a decline in interest margin of the international operations offset in part by an increase in the domestic interest margin.

     The NLG 20 billion increase in volume of average interest-earning assets of domestic operations was caused mainly by an increase of NLG 8.7 billion in average mortgage loans, reflecting the strong increase in home sales in the Netherlands, primarily due to the continuing decline in interest rates, and the enlargement of the average securities portfolio by NLG 8.5 billion. The six basis point increase in the domestic interest margin was mainly due to an increase in the domestic interest spread as the average paid interest rate (especially in savings deposits) decreased more than the average earned yield, partly offset by the higher funding costs of the acquisitions of Barings and Bank Slaski.

     The increase in volume of the average interest-earning assets of international operations of NLG 18.2 billion was caused mainly by an increase in average loans and advances of NLG 8.9 billion and the enlargement of the average securities portfolio by NLG 6.8 billion. The international interest margin decreased by 55 basis points, due principally to growth in average interest-bearing liabilities, which grew more than average interest-earning assets (36.5% and 29.5%, respectively). The interest spread decreased by eight basis points, reflecting the strong growth of the securities trading portfolio, which generates less interest than other interest-earning assets.

     The change in net interest result in 1996 can be allocated as follows by average rate and volume effects.

                                                                      (NLG MILLIONS)(1)
                                                                      -----------------
        Increase due to changes in average rates....................          20
        Increase due to changes in average balances.................         718
                                                                             ---
        Increase due to changes in average rates and balances.......         738
        Increase due to changes in other net interest (from
          reconciliation)...........................................         255
                                                                             ---
        Total change in net interest result.........................         993

---------------
(1) See "SELECTED STATISTICAL INFORMATION ON BANKING OPERATIONS OF ING -- Analysis of Changes in Net Interest Income".

     Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Net interest result. ING's net interest result in 1995 decreased by NLG 30 million from NLG 6,288 million in 1994 to NLG 6,258 million in 1995, representing a 0.5% decrease compared to 1994. The lower interest result was attributable primarily to a decrease in the interest margin of 32 basis points, largely offset by increased volume in average interest-earning assets. The impact on the interest margin was primarily caused by developments in the international operations, where the interest margin decreased by 39 basis points compared to 1994 levels, principally as a result of lower interest margins in Brazil. In 1994, the net interest result in Brazil was especially high, as a result of significant interest margins earned on interest-earning assets in the local currency. Due to the introduction of the real, the new Brazilian currency, on July 1, 1994, market conditions changed, since the new currency was linked to the U.S. dollar and therefore the Brazilian currency was no longer a hyperinflationary currency. In the first few months after the introduction of the new currency, however, high interest rates on the real continued to exist as had been the case with respect to the cruzeiro, resulting in a continued, though temporary, substantial increase in the net interest result in Brazil.

     In ING's domestic operations, the interest margin narrowed by 31 basis points. This was partly due to a decline of NLG 65 million in the net interest result at ING Lease, mainly caused by losses from aircraft leasing, which decline had a negative effect on the interest margin in the domestic operations of four basis points. The domestic interest margin was also negatively influenced by the funding costs of the acquisition of Barings, which had a negative effect on the interest margin in the domestic operations of six basis points. The remaining 21 basis point decline in the domestic interest margin was primarily due to the high interest margin in early 1994, which was mainly caused by falling money market and capital market rates of interest in the Netherlands at a time when ING's interest-bearing liabilities repriced faster than its interest-earning assets in combination with the return to a normal yield curve during 1993.

     The change in net interest result in 1995 can be allocated as follows by average rate and volume effects.

                                                                      (NLG MILLIONS)(1)
                                                                      -----------------
        Decrease due to changes in average rates....................         (653)
        Increase due to changes in average balances.................          504
                                                                             ----
        Decrease due to changes in average rates and balances.......         (149)
        Increase due to changes in other net interest (from
          reconciliation)...........................................          119
                                                                             ----
        Total change in net interest result.........................          (30)

---------------
(1) See "SELECTED STATISTICAL INFORMATION ON BANKING OPERATIONS OF ING -- Analysis of Changes in Net Interest Income".

     Commission

     The following table sets forth the components of commissions for the years indicated.

                                                              YEAR ENDED DECEMBER 31,
                                                             -------------------------
                                                             1996      1995      1994
                                                             -----     -----     -----
                                                                  (NLG MILLIONS)
        Funds transfer.....................................    667       642       601
        Securities business................................    736       481       346
        Insurance brokering................................    105        93        86
        Other..............................................  1,139       764       335
                                                             -----     -----     -----
                  Total....................................  2,647     1,980     1,368
                                                             =====     =====     =====

     Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     The effect on 1996 commission income from the consolidation of Bank Slaski amounted to NLG 39 million (of which NLG 36 million related to other commissions). Excluding the effect of Bank Slaski, the growth in commissions from 1995 to 1996 consisted of the following:

     Funds transfer. Commissions from funds transfer increased by NLG 23 million, from NLG 642 million in 1995 to NLG 665 million in 1996. Strong competition in the domestic funds transfer market forced ING to lower its prices, resulting in a decrease in commissions from domestic funds transfer of NLG 8 million. This decrease was offset by an increase in commissions from the international funds transfer market of NLG 8 million. Revenues from credit card fees increased by NLG 23 million to NLG 109 million in 1996 from NLG 86 million in 1995.

     Securities business. Commissions from ING's securities business increased by NLG 254 million from NLG 481 million in 1995 to NLG 735 million in 1996, reflecting favorable market conditions in both the domestic and international markets.

     Insurance brokering. The commission from insurance brokering increased by NLG 12 million mainly due to increased sales of life insurance via ING Bank branches in the Netherlands.

     Other. Other commission income increased by NLG 339 million, from NLG 764 million in 1995 to NLG 1,103 million in 1996. This increase reflected an increase of NLG 126 million in corporate finance fees (to NLG 259 million in 1996), of which NLG 92 million is attributable to ING Barings, and NLG 125 million in asset management fees (to NLG 470 million in 1996), of which NLG 81 million is attributable to Baring Asset Management.

     Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     The effect on 1995 commission income from the consolidation of Barings amounted to NLG 635 million (of which NLG 200 million related to securities business and NLG 435 million related to other commissions, primarily management fees and corporate finance commission income). Excluding the effect of Barings, the growth in commissions from 1994 to 1995 consisted of the following:

     Funds transfer. Despite strong competition in the funds transfer market, ING Bank's commissions from domestic funds transfer increased by NLG 17 million, from NLG 423 million in 1994 to NLG 440 million in 1995, and from international funds transfer increased by NLG 8 million, from NLG 107 million in 1994 to NLG 115 million in 1995. Revenues from credit card fees increased by NLG 15 million from NLG 71 million in 1994 to NLG 86 million in 1995.

     Securities business. Commissions from ING's securities business decreased by NLG 65 million from NLG 346 million in 1994 to NLG 281 million in 1995, primarily as a result of unfavorable investment conditions in Italy and, to a lesser extent, decreasing demand for own label investment funds.

     Insurance brokering. The commission from insurance brokering increased by NLG 7 million in 1995 mainly due to sales of life insurance via ING Bank branches in the Netherlands.

     Other.  Other commission income decreased by NLG 6 million.

     Other income

     The following table sets forth the components of other income for the years indicated.

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                              1996      1995      1994
                                                              -----     -----     ----
                                                                   (NLG MILLIONS)
        Income relating to securities and participations....    132       109     106
        Result from financial transactions..................  1,230       977      37
        Other revenue.......................................    456       433     368
                                                              -----     -----     ---
                  Total.....................................  1,818     1,519     511
                                                              =====     =====     ===

     Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     The consolidation of Bank Slaski contributed NLG 8 million to other income in 1996, primarily related to result from financial transactions. Including the effect of Bank Slaski, other income increased by 19.7% from NLG 1,519 million in 1995 to NLG 1,818 million in 1996, mainly due to higher result from financial transactions. The consolidation of Bank Slaski as of August 1996 reduced the results from participating equity interests, as part of income relating to securities and participations, by NLG 12 million.

     Income relating to securities and participations. Income relating to securities and participations consists of dividends, other income from shares held in the investment portfolio and the results from participating equity interests. The increase of NLG 35 million (excluding the effect of the consolidation of Bank Slaski) was due to higher income from participating equity interests in the Netherlands (NLG 17 million) as well as higher results in the international branch network (NLG 20 million).

     Result from financial transactions. The result from financial transactions includes exchange rate differences and capital gains and losses on securities held in the trading portfolio as well as valuation differences on equity participations. Also included in this item are exchange rate differences in connection with holding assets and liabilities in foreign currencies, the result of the related forward contracts and the result from financial instruments other than those serving to hedge interest rate risks. Asset trading results are also included in this item.

     The result from financial transactions can be analyzed as follows.

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                1996             1995
                                                               ------            ----
                                                                   (NLG MILLIONS)
        Result from securities trading portfolio.............     881            513
        Result from currency trading portfolio...............     109            189
        Other results........................................     240            275
                                                                -----            ---
                  Total......................................   1,230            977
                                                                =====            ===

     Result from securities trading portfolios. The result from the securities trading portfolio increased in 1996 by NLG 368 million, or 72%. This increase was the result of favorable market conditions during 1996 and the negative impact of the Mexican peso crisis on the results of the first quarter of 1995. Domestically the favorable market conditions led to an NLG 105 million increase in the securities trading result. The international business units' trading portfolio results improved by NLG 263 million, of which NLG 136 million related to LDC (Less Developed Countries) securities trading.

     Result from currency trading portfolio. The result from the currency trading portfolio decreased by NLG 80 million, reflecting particularly high results in 1995 due to significant exchange rate volatility in that year.

     Other results. The decrease of other results (which include asset trading, equity participations, interest rate related derivatives and the effects of revaluations in hyperinflation countries) in 1996 amounted to NLG 35 million.

     The result from asset trading increased by NLG 35 million to NLG 175 million in 1996 due to favorable market trends starting after the aftermath of the Mexican peso crisis, with the positive developments in prices during the second quarter of 1995 continuing throughout the rest of the year and during 1996.

     Income from equity participations decreased by NLG 21 million to NLG 5 million in 1996, reflecting a decrease in the domestic operations offset by an increase in the international operations.

     Result from the trading of interest related derivatives decreased by NLG 56 million to NLG 6 million. The interest received on interest related derivatives which is reported under interest increased by NLG 82 million to NLG 86 million in 1996.

     The result from revaluation of investments in hyperinflationary countries improved by NLG 39 million. NLG 13 million of the improvement results from Poland no longer being considered a hyperinflationary country as of 1996, and NLG 26 million arose from reduced inflation levels in Brazil and other emerging markets.

     Other revenue. Income from other revenue increased by NLG 23 million over 1995 levels. This increase was mainly due to higher rental income from ING Real Estate and reductions in other revenue in 1995 from provisions for aircraft leasing made in that year. Other revenue includes income which cannot be allocated to net interest result, commissions, income relating to securities and participations or result from financial transactions. The sources of other revenue include rent received from real estate, results from the sale of real estate, other non-interest income from leasing, releases of unclaimed savings and income from non-banking-related activities.

     Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Barings contributed NLG 209 million to other income (of which NLG 22 million related to securities and participations, NLG 143 million related to financial transactions, mainly from the securities trading portfolio, and NLG 44 million related to other revenue). Excluding the effect of Barings, other income increased by 156.4%.

     Income relating to securities and participations. Excluding Barings, there was a decrease in income relating to securities and participations of NLG 19 million, mainly caused by decreased income from sales at ING Real Estate of NLG 16 million as well as lower results of NLG 16 million in the foreign branches.

     Result from financial transactions. The result from financial transactions can be analyzed as follows.

                                                               YEAR ENDED DECEMBER 31,
                                                               -----------------------
                                                                1995            1994
                                                                ----            ----
                                                                   (NLG MILLIONS)
        Result from securities trading portfolio..............   513             131
        Result from currency trading portfolio................   189              51
        Other results.........................................   275            (145)
                                                                 ---            ----
                  Total.......................................   977              37
                                                                 ===            ====

     Result from securities trading portfolio. The result from the securities trading portfolio increased in 1995 by NLG 382 million. This was partly caused by the contribution from Barings of NLG 155 million. 1995 was generally a good year for securities trading due to favorable market conditions in both domestic and emerging markets. The strength of the domestic market led to an increase of NLG 138 million in the securities trading result. Excluding Barings, the international business units' securities trading portfolio result increased by NLG 85 million, of which NLG 46 million related to LDC (Less Developed Countries) securities trading.

     Result from currency trading portfolio. The result from the currency trading portfolio increased by NLG 138 million. This sharply higher result was due to effective responses by ING to exchange rate movements during the year, particularly between the U.S. dollar and the guilder.

     Other results. The increase of other results (which include asset trading, equity participations, interest derivatives and the effects of revaluations in hyperinflationary countries) in 1995 amounted to NLG 420 million.

     The result from asset trading improved sharply due to favorable market trends in the last nine months of 1995, resulting in an increase of NLG 265 million over 1994 results. The increase should be considered in contrast to the substantial negative results from asset trading in 1994 resulting from the Mexican peso crisis which suddenly developed in the final months of 1994. The Mexican peso crisis also had a negative impact on asset-trading results in the first quarter of 1995. The positive developments in asset prices during the second quarter of 1995 continued throughout the remainder of 1995.

     Income from equity participations decreased from NLG 109 million in 1994 to NLG 26 million in 1995, reflecting significant profits obtained upon the sale of equity participations in 1994.

     Result from the trading of interest related derivatives increased by NLG 149 million from a loss of NLG 87 million in 1994 to NLG 62 million in 1995. This increase was due to favorable market conditions in 1995 and lower results in 1994 which arose from sharp increases in interest rates, primarily in the first quarter of the year.

     The result from revaluation of investments in hyperinflationary countries improved by NLG 39 million. This is mainly due to the introduction of the real, the new Brazilian currency, on July 1, 1994, which had a diminishing effect on the Brazilian inflation level.

     Other revenue. Income from other revenue increased by NLG 65 million, of which Barings accounted for NLG 44 million. Excluding Barings, the increase of NLG 21 million was mainly due to higher rental income from ING Real Estate, partly offset by lower income from leasing due to additional provisions for aircraft leasing in 1995.

     Operating expenditure.

     The following table sets forth the components of Operating expenditure.

                                                              YEAR ENDED DECEMBER 31,
                                                             -------------------------
                                                             1996      1995      1994
                                                             -----     -----     -----
                                                                  (NLG MILLIONS)
        Staff costs........................................  4,319     3,516     2,736
        Other administrative expenses......................  3,597     2,940     2,489
        Depreciation.......................................    537       459       398
                                                             -----     -----     -----
          Operating expenditure............................  8,453     6,915     5,623
                                                             =====     =====     =====

     Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Operating expenditure increased by 22.2% from NLG 6,915 million to NLG 8,453 million in 1996. Excluding Bank Slaski, operating expenditure increased by 20.9% from NLG 6,915 million to NLG 8,362 million. Operating expenditure related to ING's domestic operations increased by 13.1%. Excluding provisions amounting to NLG 253 million, operating expenditure related to domestic operations increased by 7.8%, mainly due to the development and introduction of stored-value cards and an increase in personnel in 1996 compared to a decrease in 1995. Operating expenditure related to international operations increased by 38.7%, mainly reflecting costs associated with ING's expansion of its foreign branch network and a significant increase in the number of employees.

     Staff Costs. Staff costs increased by 22.8% to NLG 4,319 million in 1996. Of this increase, NLG 53 million resulted from the consolidation of Bank Slaski and NLG 13 million from additions to provisions for retirement. Excluding Bank Slaski and this provision, staff costs increased by 21%, mainly due to the increase in the average number of staff (full time equivalents) employed outside the Netherlands, from 8,802 in 1995 to 9,695 in 1996. In the Netherlands the average number of staff increased by 716 to 19,929. This increase was mainly due to the new banking collective agreement, which reduced the working week to 36 hours as of April 1, 1996.

     Other Administrative Expenses. Other administrative expenses rose in 1996 by NLG 657 million, or 22.3%, to NLG 3,597 million. Expenses in 1996 were affected by the consolidation of Bank Slaski (with an effect of NLG 28 million) and additions to provisions amounting to NLG 240 million for information technology, preparation for the introduction of the euro and preparation to avoid the potential adverse effects on computer systems of reaching the year 2000, and a reorganization of ING's investment banking activities. Excluding these provisions and the effect of Bank Slaski, other administrative expenses increased by NLG 389 million (13.2%).

     Depreciation. Total depreciation rose by 17%, from NLG 459 million in 1995 to NLG 537 million in 1996, reflecting the consolidation of Bank Slaski (with an effect of NLG 11 million) and the expansion of ING's international banking operations.

     Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Operating expenditure increased by 23%, from NLG 5,623 million in 1994 to NLG 6,915 million in 1995. Excluding Barings, operating expenditure increased by 7.9% from NLG 5,623 million to NLG 6,067 million. Operating expenditure related to ING's domestic operations increased by 3.5%, reflecting the emphasis on cost control. Operating expenditure related to international operations increased by 27.9%, reflecting costs associated with ING's expansion of its foreign branch network.

     Staff Costs. Staff costs increased by 28.5%, to NLG 3,516 million in 1995. Of this increase, NLG 517 million resulted from the acquisition of the principal assets and liabilities of Barings. Excluding Barings, staff costs increased by 9.6%, mainly due to the increase in the average number of staff (full time equivalents) employed outside the Netherlands, from 3,855 in 1994 to 4,769 in 1995. In the Netherlands the average number of staff decreased by 731 to 19,213.

     Other Administrative Expenses. Other administrative expenses rose in 1995 by NLG 451 million (18.1%) to NLG 2,940 million, mainly due to costs associated with the consolidation of Barings. Excluding Barings, administrative expenses increased by 6.5%.

     Depreciation. Total depreciation rose by 15.3%, from NLG 398 million in 1994 to NLG 459 million in 1995, reflecting the acquisition and consolidation of Barings. Excluding Barings, the increase in depreciation was 4.5%.

     Value Adjustments to Receivables

     In 1996, value adjustments to receivables increased by NLG 40 million to NLG 1,130 million. In 1995, value adjustments to receivables increased by NLG 55 million to NLG 1,090 million. Both the increase of 3.7% in 1996 and the increase of 5.3% in 1995 mainly reflected the growth in average loans and advances in those years although such increases were lower than the overall growth in the loan portfolio during these years, which management believes is due to improvements in loan portfolio quality and strict monitoring of problem loans.

     Taxation

     The overall effective taxation rate for the banking operations was 27.7% (NLG 590 million), 31.7% (NLG 556 million) and 31.5% (NLG 476 million) in 1996, 1995 and 1994, respectively, compared to a statutory rate of 35% in each year in the Netherlands. The difference between the effective and statutory rates reflected the effect of tax exemption relating to dividends from Dutch companies in which ING held more than 5% of the outstanding shares, foreign tax rates and other items.

     Net Profit from Banking Operations

     Net profit in 1996 increased by NLG 329 million (27.9%), compared with 1995, to NLG 1,509 million. Disregarding the effect of the consolidation of Bank Slaski, which increased 1996 net profit by NLG 24 million, and of exchange rate movements, which increased 1996 net profit by NLG 14 million, net profit increased by 24.7%. The effect of exchange rate movements has been calculated assuming a tax burden equal to ING's overall effective rate of 27.7%.

     Net profit in 1995 increased by NLG 141 million (13.6%), compared with 1994, to NLG 1,180 million. Disregarding the effect of the Barings acquisition, which increased 1995 net profit by NLG
3 million, and of exchange rate movements, which reduced 1995 net profit by NLG 54 million, net profit increased by 18.5%. Both the effect of the Barings acquisition and the effect of exchange rate movements have been calculated assuming a tax burden equal to ING's overall effective rate of 31.7%.

     Geographic Distribution of Total Income and Result of Banking Operations Before Value Adjustments to Receivables


                                                                        OPERATING RESULT BEFORE
                                                                           VALUE ADJUSTMENTS
                                                                            TO RECEIVABLES
                                                                       -------------------------
                                           TOTAL INCOME
                                     YEAR ENDED DECEMBER 31,            YEAR ENDED DECEMBER 31,
                                    --------------------------         -------------------------
                                     1996      1995      1994          1996      1995      1994
                                    ------     -----     -----         -----     -----     -----
                                                           (NLG MILLIONS)
The Netherlands...................   7,759     6,876     6,431         2,334     2,083     1,829
Rest of Europe....................   2,350     1,667       540           309       256        49
North America.....................     705       539       335           162       170        94
South America.....................     519       342       647           286       156       485
Asia..............................     355       310       212           173       165        86
Australia.........................      27        23         2             5        12         1
Other.............................       1        --        --            (6)       --        --
                                    ------     -----     -----         -----     -----     -----
          Total...................  11,716     9,757     8,167         3,263     2,842     2,544
                                    ======     =====     =====         =====     =====     =====


     Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     The Netherlands. Within the Netherlands, total income rose by 12.8% and the operating result before value adjustments to receivables increased by 12%. The net interest result improved by 16.6%, due to a considerable growth in the volume of average interest-earning assets, particularly in the residential mortgage portfolio, and an increase in the amortization of realized capital gains on the investment portfolio. Commissions increased substantially, mainly due to higher commissions relating to securities business and insurance brokering. These improvements were partly offset by a decrease in other income as a result of lower results from equity participations and from the sale of real estate. The operating result before value adjustments to receivables of ING Lease, which suffered a loss in 1995, improved sharply.

     Rest of Europe. Total income in the Rest of Europe increased by 41%. Excluding the effect of the consolidation of Bank Slaski, total income increased by 28.9%. This increase reflects higher commission income from securities business, corporate finance and management fees, as well as an increase in results from financial transactions at ING Barings and Baring Asset Management, also reflecting the fact that those business units were included for only ten months in 1995. The operating result before value adjustments to receivables increased by 20.7%. Excluding the effect of the consolidation of Bank Slaski, the result before value adjustments to receivables decreased by NLG 57 million or 22.3%. This decrease is partly due to higher interest expenses related to the acquisition of Barings (NLG 51 million) and to incidental costs for the integration of ING's London-based banking activities. In Italy, the operating result before value adjustments to receivables increased sharply due to higher commissions.

     North America. Total income increased by 30.8%, mainly due to an increase in the results from the securities trading portfolio, reflecting favorable market conditions during 1996 and the negative impact of the Mexican peso crisis on the results of the first quarter of 1995. The operating result before value adjustments to receivables decreased by 4.7%, as expenditures rose by 47.2% (exceeding the increase in total income), mainly due to higher bonus levels (in line with income growth) and the establishment of banking operations in Canada.

     South America. Total income increased by 51.8% and the operating result before value adjustments to receivables rose by 83.3% mainly due to the result from the securities trading portfolio. This increase, as in North America, was the result of favorable market conditions during 1996 and the negative impact of the Mexican peso crisis on the results of the first quarter 1995.

     Asia. The increase in total income and operating result before value adjustments to receivables was mainly due to the higher interest result, partly offset by a decrease in the results from the currency trading portfolio.

     Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     The Netherlands. Within the Netherlands total income rose by 6.9% and the operating result before value adjustments to receivables increased by 13.9%. The net interest result improved 5.9% due to considerable growth in the volume of average interest-earning assets, particularly in the residential mortgage portfolio, as well as an increase in amortization of realized capital gains on the investment portfolio. These improvements were offset in part by the decrease in the interest margin noted above. Other income increased substantially as a result of higher results from the securities and currency trading portfolio. Commissions were slightly higher. ING Lease suffered a loss in 1995, compared to positive results in 1994, as 1995 results were adversely affected by provisions in connection with the financing and leasing of aircraft.

     Rest of Europe. Mainly due to the consolidation of Barings, total income increased by 208.7%. Excluding the effect of Barings, total income would have increased by 50.9% as result from asset trading and LDC securities trading improved sharply due to favorable market conditions in 1995 compared with 1994, which was adversely impacted by the Mexican peso crisis. The operating result before value adjustments to receivables increased by 422.4%. This increase principally reflects higher results in Eastern Europe (mainly due to expansion), Ireland and Great Britain (excluding Barings). The acquisition of Barings had a minor effect on the operating result before value adjustments to receivables. In Italy, operating result before value adjustments to receivables decreased due to reduced commissions at ING Sviluppo Finanziaria S.p.A.

     North America. Total income increased by 60.9% and the operating result before value adjustments to receivables rose by 80.9% mainly due to a substantial increase in revenue and result from the securities trading portfolio compared to 1994 levels. 1994 trading results were adversely affected by unfavorable market conditions, which improved in 1995. Increased commissions also had a positive impact on 1995 results.

     South America. Total income and operating result before value adjustments to receivables decreased by 47.1% and 67.8%, respectively. These decreases were mainly due to lower net interest results in Brazil, resulting from a sharp fall in interest margins a few months after the introduction of the real, Brazil's new currency. This decrease was partly compensated by a strong recovery in the results from financial transactions, reflecting improved market conditions following the 1994 Mexican peso crisis.

     Asia. The increase in income and operating result before value adjustments to receivables was mainly due to higher results from the securities and currency trading portfolio. The interest result also increased substantially.

LIQUIDITY AND CAPITAL RESOURCES


     ING Groep N.V. is a holding company whose principal assets are its investments in the capital stock of its primary insurance and banking subsidiaries. The liquidity and capital resource considerations for ING Groep N.V., ING Insurance and ING Bank vary in light of the business conducted by each, as well as the insurance and bank regulatory requirements applicable to ING in the Netherlands and the other countries in which it does business. ING Groep N.V. has no employees and substantially all of ING Groep N.V.'s operating expenses are allocated to and paid by its operating companies.


  ING GROEP N.V.


     As a holding company, ING Groep N.V.'s principal sources of funds are funds that may be raised from time to time from the issuance of debt or equity securities and bank or other borrowings, as well as cash dividends received from its subsidiaries. ING Groep N.V.'s total debt outstanding to third parties at each of December 31, 1996, 1995 and 1994 was NLG 2,068 million. The NLG 2,068 million of debt outstanding at December 31, 1996 consisted of NLG 1,068 million principal amount of 10% subordinated debentures due March 15, 2001 and NLG 1,000 million principal amount of 7.125% debentures due June 28, 2004. At December 31, 1996, 1995 and 1994, ING Groep N.V. also owed NLG 2,844 million, NLG 2,623 million and NLG 492 million, respectively, to ING companies pursuant to intercompany lending arrangements. Of the NLG 2,844 million owed by ING Groep N.V. to ING companies at December 31, 1996 pursuant to such arrangements, approximately NLG 22 million was owed to ING Insurance companies and NLG 2,822 million was owed to ING Bank companies. Of the NLG 2,844 million borrowed from ING companies in 1996, approximately NLG 2,270 million was used by ING Groep N.V. in connection with the acquisition of the principal assets and liabilities of Barings and its 54% interest in Bank Slaski.

     At December 31, 1996, 1995 and 1994, ING Groep N.V. had NLG 0 million, NLG 163 million and NLG 0 million, respectively, of available cash. Dividends paid to ING by its subsidiaries amounted to NLG 101 million, NLG 46 million, NLG 209 million in 1996, 1995 and 1994, respectively, in each case representing dividends declared and paid with respect to the prior calendar year. Of such amounts, NLG 17 million, NLG 16 million and NLG 193 million were received from ING Insurance, and NLG 84 million, NLG 30 million and NLG 16 million were received from ING Bank, respectively. ING and its Dutch subsidiaries are subject to legal restrictions on the amount of dividends they can pay to their shareholders. The Dutch Civil Code provides that dividends can only be paid by Dutch companies up to an amount equal to the excess of a company's shareholders' equity over the sum of (i) paid-up capital, and (ii) shareholders' reserves required by law. Further, certain ING companies are subject to restrictions on the amount of funds they may transfer in the form of cash dividends or otherwise to ING Groep N.V.

     In addition to the restrictions in respect of minimum capital and solvency requirements that are imposed by insurance, banking and other regulators in the countries in which ING's subsidiaries operate, other limitations exist in certain countries. For example, the operations of ING's insurance company subsidiaries located in the United States are subject to limitations on the payment of dividends to their parent company under applicable state insurance laws. Dividends paid in excess of these limitations generally require prior approval of the Insurance Commissioner of the state of domicile.


     ING Groep N.V. made dividend payments of NLG 46 million, NLG 46 million and NLG 28 million on its Preference Shares, and declared dividends of NLG 1,561 million, NLG 1,203 million and NLG 1,036 million on its Ordinary Shares, in 1996, 1995 and 1994, respectively. Of the amounts paid as dividends on ING Groep N.V.'s Ordinary Shares in 1996, 1995 and 1994, NLG 455 million, NLG 126 million and NLG 124 million, respectively, were paid in the form of cash dividends and the remainder was paid in the form of stock dividends. The amount needed by ING Groep N.V. to pay such cash dividends was raised by ING issuing approximately NLG 480 million, NLG 141 million and NLG 128 million of Bearer Receipts on the open market in 1996, 1995 and 1994, respectively. See "DIVIDENDS".


  ING

     Consolidated Cash Flows

     Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     ING's total cash flows are comprised of the net cash flow from operating activities, the net cash flow from investment activities and the net cash flow from financing activities.

     The principal sources of funds for ING's operating activities are insurance premium income, income from investments of the insurance operations and interest income and other income received from the banking operations. ING's major uses of funds are the payments in connection with life policy benefits, payments of non-life claims, interest expenses, personnel expenses and other expenses, including acquisitions and the establishment or expansion of greenfield operations, as well as investments in information technology.

     The net cash flow of ING's operating activities also includes the sales and purchases of its trading portfolio, the net balance of loan advances and repayments and the change in the funds entrusted to and debt securities of the banking operations. Net cash provided by operating activities was NLG 19,628 million for the year ended December 31, 1996 compared to NLG 10,828 million for the year ended December 31, 1995. The increase in the cash flow generated through the funds entrusted to, and debt securities of, the banking operations from NLG 16,306 million in 1995 to NLG 28,030 million was used mainly to finance the growth in the lending portfolio, which increased to NLG 201.8 billion in 1996 from NLG 166.5 billion in 1995. The cash flow employed in lending grew from NLG 17,552 million in 1995 to NLG 36,607 million in 1996.


     Net cash used in investment activities in 1996 was NLG 24,093 million compared to NLG 16,604 million in 1995, an increase of NLG 7,489 million, or approximately 45%. This increase primarily reflects the uses of funds coming from the increase in net cash flows of ING's operating activities as mentioned above.

     Net cash flow from financing activities amounted to NLG 5,143 million in 1996 compared to NLG 2,155 million in 1995. The NLG 2,988 million, or 139%, increase in net cash flow from financing activities reflects an NLG 617 million increase in bonds issued, loans taken up and deposits by reinsurers, and an NLG 1,606 million increase in subordinated loans of group companies.

     The operating, investment and financing activities described above resulted in net cash and cash equivalents at year-end 1996 of NLG 4,356 million, compared to NLG 3,851 million at year-end 1995, an increase of NLG 505 million from 1995 levels.

     Year Ended December 31, 1995 Compared to Year Ended December 31, 1994


     Net cash provided by operating activities was NLG 10,828 million for the year ended December 31, 1995, compared to NLG 10,887 million for the year ended December 31, 1994. The increase in cash flow generated through the funds entrusted to, and debt securities of, the banking operations from NLG 7,098 million in 1994 to NLG 16,308 million was used mainly to finance the growth in the lending portfolio, which increased to NLG 166.5 billion in 1995 from NLG
150.1 billion in 1994. The cash flow employed in lending grew from NLG 7,456 million in 1994 to NLG 17,552 million in 1995.


     Net cash used in investment activities in 1995 was NLG 16,604 million compared to NLG 13,860 million in 1994, an increase of NLG 2,744 million, or approximately 20%. The increase in cash used in investment activities stems primarily from higher investments in fixed-interest securities, participating interests and other investments in 1995, due to growth in premium income of the insurance operations.

     Net cash flow from financing activities amounted to NLG 2,155 million in 1995 compared to NLG 940 million in 1994. The NLG 1,215 million, or 129%, increase in net cash flow from financing activities reflects an NLG 818 million increase in bonds issued, loans taken up and deposits by reinsurers, and an NLG 396 million increase in subordinated loans of group companies.

     The operating, investing and financing activities described above resulted in net cash and cash equivalents at year-end 1995 of NLG 3,851 million, compared to NLG 7,029 million at year-end 1994, a decrease of NLG 3,178 million from 1994 levels.

     ING Insurance Cash Flows

     The principal sources of funds for ING Insurance are premiums, net investment income and proceeds from sales or maturity of investments, while the major uses of these funds are to provide life policy benefits, pay SURRENDERS and profit sharing for life policyholders, pay non-life claims and related claims expenses, and pay other operating costs. ING Insurance generates a substantial cash flow from operations as a result of most premiums being received in advance of the time when claim payments or policy benefits are required. These positive operating cash flows, along with that portion of the investment portfolio that is held in cash and highly liquid securities, have historically met the liquidity requirements of ING Insurance's operations, as evidenced by the growth in investments.

     In the insurance industry, liquidity generally refers to the ability of an enterprise to generate adequate amounts of cash from its normal operations, including its investment portfolio, in order to meet its financial commitments, which are principally obligations under its insurance or reinsurance contracts. The liquidity needs of the life operations of ING Insurance are generally affected by trends in actual mortality experience relative to the assumptions with respect thereto included in the pricing of its life insurance policies, by the extent to which minimum returns or crediting rates are provided in connection with its life insurance products, as well as by the level of surrenders and WITHDRAWALS. The liquidity of ING Insurance's non-life operations is affected by the frequency and severity of losses under its policies, as well as by the persistency of its products. Future catastrophic events, the timing and effect of which are inherently unpredictable, may also create increased liquidity requirements for the non-life operations of ING Insurance.

     Premium income, income from investments and net interest result (which principally includes certain banking operations in the Netherlands) of ING Insurance totaled NLG 24,322 million, NLG 11,121 million and NLG 273 million in 1996, NLG 21,511 million, NLG 9,638 million and NLG 313 million in 1995, and NLG 20,377 million, NLG 8,205 million and NLG 274 million in 1994, respectively. Uses of funds by ING Insurance, in addition to shareholder dividends (which amounted to NLG 42 million in 1996), include underwriting expenditures (reinsurance premiums, benefits, surrenders, claims (including claims handling expenses) and profit sharing by life policyholders) and employee and other operating expenses, as well as interest expense on outstanding borrowings. Underwriting expenditures, employee and other operating expenses and interest expense for ING Insurance totaled NLG 26,890 million, NLG 6,587 million and NLG 902 million in 1996, NLG 23,394 million, NLG 6,122 million and NLG 991 million in 1995 and NLG 21,454 million, NLG 5,774 million and NLG 944 million in 1994, respectively.

     ING Insurance's liquidity requirements are met on both a short- and long-term basis by funds provided by insurance premiums collected, investment income and collected reinsurance receivables, and from the sale and maturity of investments. ING Insurance also has access to the commercial paper, medium-term note and other credit facilities described below as additional sources of liquidity. ING Insurance's balance of cash and cash equivalents was NLG 1,502 million at December 31, 1996, compared with NLG 1,220 million and NLG 1,196 million at December 31, 1995 and 1994, respectively.

     Net cash provided by operating activities was NLG 11,533 million, NLG 11,043 million and NLG 9,977 million in 1996, 1995 and 1994, respectively. The increase in operating cash flow in 1996 over 1995 was mainly attributable to higher investment income; though the balance of cash flow of premium income and benefits and claims and expenses was positive, growth in claims and benefits paid and expenses exceeded growth in premium income.

     The increase in operating cash flow between 1995 and 1994 was attributable to growth of premiums which exceeded growth in claims and benefits paid and expenses, and to substantial growth in investment income. Cash flows from operating activities in 1995 were adversely affected by NLG 71 million net catastrophe losses related to Hurricane Luis in the Caribbean. Total gross claims from Hurricane Luis amounted to NLG 142 million, of which NLG 71 million was ceded to third party reinsurers and NLG 11 million was released from ING's catastrophe reserve.

     Net cash used by ING Insurance in investment activities was NLG 12,862 million, NLG 12,718 million and NLG 9,380 million in 1996, 1995 and 1994, respectively.

     Cash provided by ING Insurance's financing activities amounted to NLG 1,769 million, NLG 1,584 million and NLG (428) million in 1996, 1995 and 1994, respectively.

     At December 31, 1996 ING Insurance had approximately NLG 174 million available in unused credit lines related to its commercial paper program. These credit lines are provided by banks at a commitment fee not higher than 0.1% and a drawing cost not higher than 0.25% over LIBOR, subject to certain limited exceptions.

     Solvency Margins and Capital Requirements. The insurance operations of the insurance subsidiaries of ING Insurance are subject to detailed, comprehensive regulation in all the jurisdictions in which ING Insurance does business. In addition, EC directives have had, and will have, a significant impact on the regulation of the insurance industry in the EU as such directives are implemented through legislation adopted within each member state, including the Netherlands.


     Insurance companies in the Netherlands are supervised by the Dutch Insurance Supervisory Board. The Netherlands has adopted the EC Directives of 1973 and 1979 setting forth certain solvency requirements for non-life and life insurance companies, respectively. Such solvency requirements apply to all of ING's insurance subsidiaries in the EU. As a group of companies in the Netherlands may be engaged in both insurance and banking, the Dutch Central Bank and the Insurance Supervisory Board, in consultation with the Ministry of Finance, have entered into a protocol for the purpose of jointly regulating groups with interests in both banks and insurance companies. See "REGULATION AND SUPERVISION OF ING BUSINESSES". Each of ING's Dutch and other European insurance subsidiaries is in compliance with the applicable solvency requirements. At December 31, 1996, the aggregate solvency margin of ING's insurance subsidiaries was NLG 25.4 billion, NLG 19.4 billion above the aggregate legal minimum of NLG
6.0 billion.

     In the United States, since 1993, insurers, including the companies comprising ING Insurance's U.S. operations, have been subject to risk based capital ("RBC") guidelines. See "REGULATION AND SUPERVISION OF ING BUSINESSES -- Insurance -- United States".

     ING Bank Cash Flows

     The principal sources of funds for ING Bank's operations are growth of the deposit base, private loans, repayments of loans, disposals and redemptions of investments, sales of trading portfolio securities, interest income and commission income. The major uses of funds are advances of loans and other credits, investments, purchases of trading portfolio securities, interest expense and administrative expenses. At December 31, 1996, 1995 and 1994, ING Bank had NLG 5,282 million, NLG 2,602 million and NLG 5,808 million, respectively, of cash and cash equivalents.

     Net cash provided by ING Bank's operating activities was NLG 12,433 million for the year ended December 31, 1996, and net cash used was NLG 2,651 million for the year ended December 31, 1995 compared to net cash provided of NLG 1,453 million for the year ended December 31, 1994. The NLG 15,084 million increase in cash provided by operations from 1996 to 1995 was mainly due to an NLG 37,623 million increase in funds entrusted (for banks, funds entrusted not available on demand) and proceeds from issuance of debt securities, other liabilities, accruals and deferred income and partly offset by an NLG 17,225 increase in advances/repayments lending, consisting of loans generated by ING Bank, net of loans repaid and charge-offs. The NLG 4,104 million decrease in cash provided by operations from 1994 to 1995 was largely attributable to an NLG 11,401 million increase in advances/repayments lending offset in part by an aggregate increase of NLG 9,745 million in funds entrusted and proceeds from the issuance of debt securities.

     Net cash used in investment activities was NLG 12,470 million, NLG 2,521 million and NLG 4,764 million in 1996, 1995 and 1994, respectively, mainly reflecting investment in interest-earning securities exceeding the disposals and redemptions of interest-earning securities in the same year. Investment in interest-earning securities was NLG 80,602 million, NLG 35,225 million and NLG 39,604 million in 1996, 1995 and 1994, respectively. Disposals and redemptions of interest-earning securities was NLG 69,212 million, NLG 33,714 million and NLG 36,190 million in 1996, 1995 and 1994, respectively. The strong increase in investment in interest-earning securities and disposals and redemptions of interest-earning securities in 1996 compared to 1995 reflects the increase in investment activities.

     Net cash flow from financing activities amounted to NLG 2,717 million, NLG 1,966 million and NLG 809 million in 1996, 1995 and 1994, respectively.

     The operating, investment and financing activities described above resulted in a positive net cash flow of NLG 2,680 million in 1996 and a negative net cash flow of NLG 3,206 and 2,502 million in 1995 and 1994, respectively.

     Capital Adequacy. Capital adequacy and the use of capital are monitored by ING Bank and its subsidiaries, employing techniques based on the guidelines developed by the Basle Committee on Banking Regulations and Supervisory Practices (the "Basle Committee") and implemented by the EU and the Dutch Central Bank for supervisory purposes.

     The Dutch Central Bank, in common with other bank supervisors, regards the risk asset ratio developed by the Basle Committee as a key supervisory tool and sets individual ratio requirements for banks in the Netherlands. This ratio was designed to meet the dual objectives of strengthening the soundness and stability of the international banking system and of creating a fair and consistent supervisory framework for international banks by means of an international convergence of capital measurement and capital standards. The technique involves the application of risk weightings to assets (which for this purpose includes both balance sheet assets and off-balance sheet items) to reflect the credit and other risks associated with broad categories of transactions and counterparties.

     The Basle Committee guidelines set a minimum total risk asset ratio for all international banks of 8%. Bank capital adequacy requirements have also been established pursuant to EU directives. These directives, as implemented in the Netherlands, set forth capital standards similar to those of the Basle Committee guidelines.

     In addition, the EC Capital Adequacy Directive (the "CAD") became effective January 1, 1996. This directive establishes minimum capital requirements for banks and investment firms for market risks. The CAD is based on a proposal by the Basle Committee. The significant new aspects of the CAD relate to:

          (1) permitting shorter-term subordinated debt to qualify as capital (so-called Tier 3 capital).

          (2) capital requirements with respect to the following risks:

             (a) the market risk of underwriting and trading-book positions in financial instruments and the foreign exchange risk of all business activities;
             (b) the delivery risk for all securities transactions on the trading book and the non-trading book;
             (c) the concentration risk of trading-book positions that exceed the large-exposure limit; and
             (d) the counterparty risk of securities lending and repurchase and reverse repurchase transactions on the trading book and the non-trading book.

     The risk asset approach to capital adequacy emphasizes the importance of "Tier 1" (core) capital, comprising primarily Group equity. In determining a bank's risk asset ratio, the rules limit qualifying "Tier 2" supplementary capital to an amount equal to Tier 1 capital. Tier 2 capital includes subordinated debt, provision for general banking risks (until December 31, 1996) and fixed asset revaluation reserves.

     The concept of risk weighting assumes that banking activities generally involve some risk of loss. For risk weighting purposes, commercial lendings are taken as a bench-mark to which a risk weighting of 100% is ascribed. Other transactions, which are considered to present lower levels of risk than commercial lending, may qualify for reduced weightings. Off-balance sheet items are generally converted to credit risk equivalents by applying credit conversion factors laid down by the Basle Committee. The resultant amounts are then risk-weighted according to the nature of the counterparty. As a result, credit substitutes, such as standby letters of credit and acceptances, are allocated the same risk weightings as similar on-balance sheet lending, while transaction-related off-balance sheet items, such as performance bonds, are allocated a lower weighting in recognition of the smaller likelihood of loss from these instruments.

     In the case of interest and exchange rate related contracts, the risks involved relate to the potential loss of cash flows rather than notional principal amounts. These risks are represented by the replacement cost (as defined by the Dutch Central Bank) of the contracts plus an add-on to reflect potential future volatility in replacement cost arising from movements in market rates.

     The following table sets forth the risk-weighted capital ratios of ING's banking operations as of December 31, 1994, 1995 and 1996, in each case calculated under the Netherlands' implementation of the relevant EC directives.

                                                                     DECEMBER 31,
                                                          -----------------------------------
                                                           1996          1995          1994
                                                          -------       -------       -------
                                                               (NLG MILLIONS, OTHER THAN
                                                                     PERCENTAGES)
Risk-Weighted Assets....................................  215,539       166,575       143,954
Consolidated group equity:
  Tier 1 Capital........................................   13,777        11,210         9,422
  Tier 2 Capital........................................    9,434         7,564         6,807
  Tier 3 Capital........................................      435            --            --
  Supervisory Deductions................................     (303)         (438)         (315)
                                                          -------       -------       -------
          Total qualifying capital......................   23,343        18,336        15,914
Tier 1 Capital Ratio....................................     6.39%         6.73%         6.55%
Total Capital Ratio (Tier 1, 2 and 3)...................    10.83%        11.01%        11.05%

     Risk-adjusted assets, including those required under the CAD, increased by NLG 48.9 billion, or 29.4%, in 1996 to NLG 215.5 billion from NLG 166.6 billion in 1995. Excluding the CAD requirements, risk-adjusted assets increased 27.1% over 1995 levels.

     Pursuant to Dutch GAAP, prior to January 1, 1997 ING maintained a provision for general banking risks, the amount of which amounted to NLG 2,550 million, or 1.18% of risk-adjusted assets, at December 31, 1996. Prior to January 1, 1997, the amount of such provision, which was netted against Lending, qualified as Tier 2 capital, and the amount added to such provision each year was included in Value adjustments to receivables on ING's profit and loss account. As of January 1, 1997, ING transferred NLG 1,300 million of such provision to a new "Fund for general banking risks", and added the remaining NLG 1,250 million to shareholders' equity. Both the new Fund for general banking risks and group equity qualify as Tier 1 capital. After giving effect to the reclassification of the provision for general banking risks, the Tier 1 Capital and Tier 1 Capital Ratio are NLG 16,327 million and 7.57%, respectively. See Note 7.1 of Notes to Consolidated Financial Statements for a discussion of this provision and the effect of the foregoing changes on ING's U.S. GAAP financial data.

         SELECTED STATISTICAL INFORMATION ON BANKING OPERATIONS OF ING

     The tables below set forth selected statistical information regarding ING's banking operations. Unless otherwise indicated, average balances, when used, are calculated from monthly data and the distinction between domestic and foreign is based on the location of the office where the assets and liabilities are booked, as opposed to the domicile of the customer. However, ING believes that the presentation of these amounts based upon the domicile of the customer would not result in material differences in the amounts presented below.

AVERAGE BALANCES AND INTEREST RATES


     The following tables show ING's average interest-earning assets and average interest-bearing liabilities, together with average rates, for the periods indicated. The interest income, interest expense and average yield figures include interest on non-accruing loans and do not reflect (i) income on amortized results investments; (ii) lending commissions; (iii) interest income on off-balance sheet instruments; (iv) other income not considered to be directly related to interest-earning assets; (v) interest expense on off-balance sheet instruments; or (vi) other expenses not considered to be directly related to interest-bearing liabilities, all of which are reflected in the corresponding interest income, interest expense and net interest result figures in the Consolidated Financial Statements. A reconciliation of the interest income, interest expense and net interest result figures below to the corresponding line items in the Consolidated Financial Statements is provided below.


                                     ASSETS

                                                                   INTEREST-EARNING ASSETS
                                  ------------------------------------------------------------------------------------------
                                              1996                           1995                           1994
                                  ----------------------------   ----------------------------   ----------------------------
                                  AVERAGE   INTEREST   AVERAGE   AVERAGE   INTEREST   AVERAGE   AVERAGE   INTEREST   AVERAGE
                                  BALANCE    INCOME     YIELD    BALANCE    INCOME     YIELD    BALANCE    INCOME     YIELD
                                  -------   --------   -------   -------   --------   -------   -------   --------   -------
                                    (NLG MILLIONS)        %        (NLG MILLIONS)        %        (NLG MILLIONS)        %
Time deposits with banks
  domestic.......................  14,507       637      4.39     13,345       657      4.92     11,762       618      5.25
  foreign........................  13,799       657      4.76     12,443       906      7.28     10,500       889      8.47
Loans and advances
  domestic....................... 149,882    10,998      7.34    138,353    10,577      7.64    124,569     9,892      7.94
  foreign........................  41,470     3,432      8.28     32,599     2,920      8.96     31,332     2,622      8.37
Interest-earning securities(1)
  domestic.......................  29,978     1,535      5.12     21,515     1,215      5.65     19,763     1,216      6.16
  foreign........................  20,354     1,126      5.53     13,545       853      6.30     11,342       777      6.85
Other interest-earning assets
  domestic.......................   3,371       121      3.59      4,572       143      3.13      5,836       276      4.73
  foreign(2).....................   4,207       443     10.53      3,062       258      8.43      2,327       646     27.76
                                  -------    ------     -----    -------    ------     -----    -------    ------     -----
Total............................ 277,568    18,949      6.83    239,434    17,529      7.32    217,431    16,936      7.79
Non-interest earning assets......  19,071                         13,875                         11,105
                                  -------                        -------                        -------
         Total Assets(1)......... 296,639                        253,309                        228,536
                                  =======                        =======                        =======
Percentage of assets applicable
  to foreign operations..........    31.4%                          27.0%                          26.0%
Other interest income
  (reconciliation to Consolidated
  Financial Statements):
  -- amortized results
     investments(3)..............               570                            388                            292
  -- lending commission(4).......               250                            256                            207
  -- adjustment for interest on
     non-performing loans(5).....              (135)                          (166)                          (153)
  -- interest on off-balance
     instruments(6)..............               462                            293                            357
  -- other.......................               159                             71                            149
                                             ------                         ------                         ------
  Total interest income..........            20,255                         18,371                         17,788
                                             ======                         ======                         ======

                                  LIABILITIES


                                                                 INTEREST-BEARING LIABILITIES
                                  ------------------------------------------------------------------------------------------
                                              1996                           1995                           1994
                                  ----------------------------   ----------------------------   ----------------------------
                                  AVERAGE   INTEREST   AVERAGE   AVERAGE   INTEREST   AVERAGE   AVERAGE   INTEREST   AVERAGE
                                  BALANCE   EXPENSE     YIELD    BALANCE   EXPENSE     YIELD    BALANCE   EXPENSE     YIELD
                                  -------   --------   -------   -------   --------   -------   -------   --------   -------
                                    (NLG MILLIONS)        %        (NLG MILLIONS)        %        (NLG MILLIONS)        %
Time deposits from banks
  domestic.......................  29,622     1,503      5.07     23,638     1,330      5.63     16,352       918      5.61
  foreign........................  25,600     1,393      5.44     21,016     1,347      6.41     19,800     1,152      5.82
Demand deposits(7)
  domestic.......................  39,978       365      0.91     37,610       484      1.29     36,403       579      1.59
  foreign........................   2,748        --        --      1,688        --        --      1,364        --        --
Time deposits(7)
  domestic.......................  35,241     1,892      5.37     41,230     2,366      5.74     40,153     2,394      5.96
  foreign........................  10,497       514      4.90      7,470       442      5.92      6,232       436      7.00
Savings deposits(7)
  domestic.......................  67,066     2,738      4.08     53,713     2,545      4.74     49,757     2,319      4.66
  foreign........................   1,227       118      9.62        819        43      5.25        756        38      5.03
Short-term debt
  domestic.......................   1,460        74      5.07      1,486        95      6.39      1,567       100      6.38
  foreign........................  10,644       617      5.80      7,279       557      7.65      6,441       484      7.51
Long-term debt
  domestic.......................  18,444     1,292      7.00     16,948     1,200      7.08     15,557     1,029      6.61
  foreign........................   1,719       105      6.11        877        52      5.93        500        34      6.80
Subordinated liabilities
  domestic.......................   6,366       345      5.42      4,816       254      5.27      4,389       294      6.70
  foreign........................     229        22      9.61         --        --        --         --        --        --
Other interest-bearing
  liabilities
  domestic.......................   5,279       390      7.39      2,965       215      7.25      1,765       134      7.59
  foreign(2).....................   7,689       743      9.66      5,069       498      9.82      4,823       775     16.07
                                  -------    ------     -----    -------    ------     -----    -------    ------     -----
Total............................ 263,809    12,111      4.59    226,624    11,428      5.04    205,859    10,686      5.19
Non-interest bearing
  liabilities....................  20,055                         16,330                         13,398
                                  -------                        -------                        -------
         Total Liabilities....... 283,864                        242,954                        219,257
Group Capital....................  12,774                         10,355                          9,279
                                  -------                        -------                        -------
         Total Liabilities and
           Capital............... 296,638                        253,309                        228,536
                                  =======                        =======                        =======
Percentage of liabilities
  applicable to foreign
  operations.....................    25.3%                          21.1%                          20.5%
Other interest expense
  (reconciliation to Consolidated
  Financial Statements):
  -- interest on off-balance
     instruments(8)..............               558                            492                            611
  -- other.......................               335                            193                            203
                                             ------                         ------                         ------
Total interest expense...........            13,004                         12,113                         11,500
                                             ------                         ------                         ------
Total net interest result........             7,251                          6,258                          6,288
                                             ======                         ======                         ======

---------------

(1) Substantially all interest-earning securities held by the banking operations of ING are taxable securities.


(2) Relative high average yield and average rates paid in 1994 for Other interest-earning assets (foreign) and Other interest-bearing liabilities (foreign) are mainly related to high interest rates in Brazil in 1994. See "ING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Banking Operations".


(3) Includes amortization of premiums and discounts and deferred realized gains and losses on sales of investments in debt securities on a straight-line basis over the estimated average remaining life of the portfolio.

(4) Lending commissions are recognized on a cash basis.

(5) Interest on non-performing loans is included when calculating the average yield in this table but excluded from interest income reported in the consolidated profit and loss account.

(6) Includes amortization of deferred realized gains and losses on off-balance sheet hedging instruments on a straight-line basis over the estimated average remaining life of the portfolio and interest accrued on hedging instruments, primarily on interest rate swaps.

(7) These captions do not include deposits from banks.

(8) Includes accrued interest expense on hedging instruments, primarily on interest rate swaps.

ANALYSIS OF CHANGES IN NET INTEREST INCOME

     The following table allocates changes in ING's interest income and expense and net interest result between changes in average balances and rates for the periods indicated. Changes due to a combination of volume and rate have been allocated to changes in average volume. The net changes in interest income, interest expense and net interest result, as calculated in this table, have been reconciled to the changes in interest income, interest expense and net interest result in the Consolidated Financial Statements. See introduction to "-- Average Balances and Interest Rates" for a discussion of the differences between interest income, interest expense and net interest result as calculated in the following table and as set forth in the Consolidated Financial Statements.


                                               1996 OVER 1995                 1995 OVER 1994
                                             INCREASE (DECREASE)            INCREASE (DECREASE)
                                              DUE TO CHANGES IN              DUE TO CHANGES IN
                                         ---------------------------    ---------------------------
                                         AVERAGE   AVERAGE     NET      AVERAGE   AVERAGE     NET
                                         VOLUME     RATE      CHANGE    VOLUME     RATE      CHANGE
                                         ------    -------    ------    ------    -------    ------
                                               (NLG MILLIONS)                 (NLG MILLIONS)
Interest-earning assets
Time deposits to banks
  domestic.............................     51        (72)      (21)       78        (39)       39
  foreign..............................     64       (313)     (249)      142       (125)       17
Loans and advances
  domestic.............................    846       (425)      421     1,054       (368)      686
  foreign..............................    734       (222)      512       113        185       298
Interest-earning securities
  domestic.............................    433       (114)      319        99       (100)       (1)
  foreign..............................    377       (103)      274       139        (63)       76
Other interest-earning assets
  domestic.............................    (43)        21       (22)      (40)       (93)     (133)
  foreign..............................    121         65       186        62       (451)     (389)
Interest income
  domestic.............................  1,287       (590)      697     1,191       (600)      591
  foreign..............................  1,296       (573)      723       456       (454)        2
                                         -----     ------      ----     -----     ------      ----
Total..................................  2,583     (1,163)    1,420     1,647     (1,054)      593
Other interest income (reconciliation
  to Consolidated Financial
  Statements)..........................                         464                             40
                                                               ----                           ----
Total interest income..................                       1,884                            633
Interest-bearing liabilities
Time deposits from banks
  domestic.............................    303       (130)      173       410          2       412
  foreign..............................    249       (204)       45        78        117       195
Demand deposits
  domestic.............................     22       (141)     (119)       16       (110)      (94)
Time deposits
  domestic.............................   (322)      (152)     (474)       62        (90)      (28)
  foreign..............................    148        (77)       71        73        (67)        6
Savings deposits
  domestic.............................    545       (353)      192       187         39       226
  foreign..............................     39         36        75         3          2         5
Short-term debt
  domestic.............................     (1)       (20)      (21)       (5)        --        (5)
  foreign..............................    195       (135)       60        64          9        73

                                               1996 OVER 1995                 1995 OVER 1994
                                             INCREASE (DECREASE)            INCREASE (DECREASE)
                                              DUE TO CHANGES IN              DUE TO CHANGES IN
                                         AVERAGE   AVERAGE     NET      AVERAGE   AVERAGE     NET
                                         VOLUME     RATE      CHANGE    VOLUME     RATE      CHANGE
                                         -----     ------      ----     -----     ------      ----
                                               (NLG MILLIONS)                 (NLG MILLIONS)
Long-term debt
  domestic.............................    105        (12)       93        98         73       171
  foreign..............................     52          2        54        22         (5)       17
Subordinated liabilities
  domestic.............................     84          7        91        22        (63)      (41)
  foreign..............................     22         --        22        --         --        --
Other interest-bearing liabilities
  domestic.............................    171          4       175        87         (6)       81
  foreign..............................    253         (8)      245        24       (302)     (278)
Interest expense
  domestic.............................    908       (798)      110       877       (155)      722
  foreign..............................    958       (386)      572       265       (246)       19
                                         -----     ------      ----     -----     ------      ----
Total..................................  1,866     (1,184)      682     1,142       (401)      741
Other interest expense (reconciliation
  to Consolidated Financial
  Statements)..........................                         209                            (79)
                                                               ----                           ----
Total interest expense.................                         891                            662
Net interest
  domestic.............................    380        207       587       314       (445)     (131)
  foreign..............................    338       (187)      151       190       (208)      (18)
                                         -----     ------      ----     -----     ------      ----
Net interest...........................    718         20       738       504       (653)     (149)
Other net interest result
  (reconciliation to Consolidated
  Financial Statements)................                         255                            119
                                                               ----                           ----
          Net interest result..........                         993                            (30)
                                                               ====                           ====


LOAN PORTFOLIO

  LOANS AND ADVANCES TO BANKS AND CUSTOMERS

     Loans and advances to banks includes all receivables from credit institutions, except for cash, current accounts and deposits with other banks (including central banks). Lending facilities to corporate and personal customers encompass loans, overdrafts, finance lease receivables, and so on.

     The following table sets forth gross loans and advances to banks and customers at December 31.

                                                           CALENDAR PERIOD
                                       -------------------------------------------------------
                                        1996        1995        1994        1993        1992
                                       -------     -------     -------     -------     -------
                                                           (NLG MILLIONS)
By domestic offices:
Loans guaranteed by public
  authorities........................   25,347      26,676      26,359      30,008      31,345
Loans secured by mortgages...........   82,690      68,264      59,244      50,616      44,554
Loans to or guaranteed by credit
  institutions.......................    2,788       2,052       2,685       4,508       3,338
Other personal lending...............    5,545       4,854       4,990       4,688       4,583
Other corporate lending..............   41,755      36,017      33,392      34,968      33,224
                                       -------     -------     -------     -------     -------
     Total domestic offices..........  158,125     137,863     126,670     124,788     117,044
                                       -------     -------     -------     -------     -------

                                                           CALENDAR PERIOD
                                       -------------------------------------------------------
                                        1996        1995        1994        1993        1992
                                       -------     -------     -------     -------     -------
                                                           (NLG MILLIONS)
By foreign offices:
Loans guaranteed by public
  authorities........................    1,291       1,028         728       1,192         932
Loans secured by mortgages...........    3,016       1,811       2,415       2,544       1,788
Loans to or guaranteed by credit
  institutions.......................    6,581       4,316       3,305       3,767       3,528
Other personal lending...............      770           1           1           1           1
Other corporate lending..............   46,689      32,087      26,864      22,677      20,895
                                       -------     -------     -------     -------     -------
     Total foreign offices...........   58,347      39,243      33,313      30,181      27,144
                                       -------     -------     -------     -------     -------
          Total gross loans and
            advances to banks and
            customers................  216,472     177,106     159,983     154,969     144,188
                                       =======     =======     =======     =======     =======

     The total net loans and advances to banks and customers amounted to NLG 210,040 million at December 31, 1996 and to NLG 171,623 million at December 31, 1995. The difference between total net loans and advances to banks and customers on the one hand and total gross loans and advances to banks and customers on the other, amounting to NLG 6,432 million and NLG 5,483 million at December 31, 1996 and 1995, respectively, represents the combined provisions for loan losses and general banking risks.

  MATURITIES AND SENSITIVITY OF LOANS TO CHANGES IN INTEREST RATES

     The following table analyzes loans and advances to banks and customers by time remaining until maturity as at December 31, 1996.

                                                    1 YEAR                    AFTER
                                                      OR         1 YEAR         5
                                                     LESS      TO 5 YEARS     YEARS       TOTAL
                                                    ------     ----------     ------     -------
                                                                   (NLG MILLIONS)
By domestic offices:
Loans guaranteed by public authorities............   4,696        9,704       10,947      25,347
Loans secured by mortgages........................  17,650       26,381       38,659      82,690
Loans guaranteed by credit institutions...........   1,266          942          580       2,788
Other personal lending............................   4,494          969           82       5,545
Other corporate lending...........................  22,463        6,743       12,549      41,755
                                                    ------       ------       ------     -------
     Total domestic offices.......................  50,569       44,739       62,817     158,125
By foreign offices:
Loans guaranteed by public authorities............     525          293          473       1,291
Loans secured by mortgages........................     521          617        1,878       3,016
Loans guaranteed by credit institutions...........   5,458          374          749       6,581
Other personal lending............................     305          430           35         770
Other corporate lending...........................  32,999        8,780        4,910      46,689
                                                    ------       ------       ------     -------
     Total foreign offices........................  39,808       10,494        8,045      58,347
                                                    ------       ------       ------     -------
          Total gross loans and advances to banks
            and customers.........................  90,377       55,233       70,862     216,472
                                                    ======       ======       ======     =======

     The following table analyzes loans and advances to banks and customers by interest rate sensitivity by maturity as at December 31, 1996.

                                                        1 YEAR OR LESS     OVER 1 YEAR      TOTAL
                                                        --------------     -----------     -------
                                                                      (NLG MILLIONS)
Non-interest earning..................................      10,727               122        10,849
Fixed interest rate...................................      34,019            39,309        73,328
Semi-fixed interest rate(1)...........................       4,211            69,291        73,502
Variable interest rate................................      41,420            17,373        58,793
                                                            ------           -------       -------
     Total............................................      90,377           126,095       216,472
                                                            ======           =======       =======

---------------
(1) Loans which have an interest rate that remains fixed for more than one year and which can then be changed are classified as "semi-fixed".

RISK ELEMENTS

  NON-ACCRUAL AND PAST DUE LOANS

     Each of the business units within the banking operations of ING maintains its own system for servicing and monitoring past due loans. ING's international banking offices and subsidiaries generally account for delinquent loans in accordance with U.S. GAAP. When a loan is in default as to payment of principal and interest for 90 days or when, in the judgment of management, the accrual of interest should cease before 90 days, such a loan is placed on non-accrual status. Any accrued but unpaid interest is reversed against current period interest revenue. Interest payments received on a cash basis during the period are recorded as interest income. Domestic banking offices follow the same policy for consumer mortgage and personal loans. All of the foregoing loans are included in the table below under non-accrual.


     Under accruing but past due 90 days, all loans are reported which are still accruing but on which principal or interest payments are contractually past due 90 days or more. Domestic commercial loans, combined with an overdraft facility, which make up approximately 50% of the reported amount in the domestic accruing but past due 90 days category, were included in the 1996 table below if the overdraft facility exceeded a specified limit for 90 days or more at December 31, 1996. The amount of loans meeting this criteria in prior years was estimated by management based on the size of the underlying portfolio and specific risk factors.


     Based on the foregoing, the following table sets forth management's estimate, without giving effect to available security or related specific provisions, of the amounts of its loan portfolio in each of the two categories indicated.

                                                                      CALENDAR PERIOD
                                                            ------------------------------------
                                                             1996      1995      1994      1993
                                                            ------    ------    ------    ------
                                                                       (NLG MILLIONS)
Non-accrual
  domestic..............................................     2,381     2,622     2,278     2,631
  foreign...............................................     1,015       700     1,011       622
                                                             -----     -----     -----     -----
     Sub-total..........................................     3,396     3,322     3,289     3,253
                                                             -----     -----     -----     -----

Accruing but past due 90 days
  domestic..............................................     1,156     1,112     1,089     1,049
  foreign...............................................       136       104       104       118
                                                             -----     -----     -----     -----
     Sub-total..........................................     1,292     1,216     1,193     1,167
                                                             -----     -----     -----     -----
  Total.................................................     4,688     4,538     4,482     4,420
                                                             =====     =====     =====     =====

  RESTRUCTURED LOANS

     The following table sets forth the troubled debt restructuring loans consisting of loans which are accruing interest but at rates different from the original terms of such loans as a result of the terms of any such restructuring.

Troubled debt restructurings
  domestic....................................................     386     117     677     506
  foreign.....................................................     353      36      --      --
                                                                   ---     ---     ---     ---
Total troubled debt restructurings............................     739     153     677     506
                                                                   ===     ===     ===     ===

     On receipt of cash, suspended interest is recovered prior to the principal outstanding, except that, where amounts are outstanding for costs and other late payment charges, the cash received is first used to recover these costs and charges. When it becomes apparent that recovery of interest is unlikely, interest ceases to be accrued and is suspended.


     Interest income, which would have been recognized in 1996 under the original terms of the non-accrual and restructured loans, amounted to be an estimated NLG 239 million from loans granted by domestic offices and an estimated NLG 71 million from loans granted by foreign offices. Interest income of approximately NLG 147 million from such domestic loans and approximately NLG 47 million from such foreign loans was recognized in the profit and loss account for 1996.


     At December 31, 1996, ING had loans amounting to NLG 3,994 million which were not included in the risk elements schedule above. These loans are considered potential problem loans as the credit review officers obtained information which caused doubts as to the repayment of the loan by the borrower. Of this total, NLG 3,426 million relates to domestic loans and NLG 568 million relates to foreign loans. Appropriate provisions, following ING's credit risk rating system, have been established for these loans.

  CROSS-BORDER OUTSTANDINGS

     Cross-border outstandings are defined as loans (including accrued interest), acceptances, interest-earning deposits with other banks, other interest-earning investments and any other monetary assets which are denominated in Dutch guilders or other non-local currency. To the extent that material local currency outstandings are not hedged or are not funded by local currency borrowings, such amounts are included in cross-border outstandings.

     The following tables analyze cross-border outstandings as of the end of each of the last three years, stating the name of the country and the aggregate amount of cross-border outstandings to borrowers in each foreign country where such outstandings exceed 1% of total assets, by the following categories.

     Under guarantees, certain trade financing and other items are deducted from the gross outstanding, taking into account Dutch Central Bank requirements. Also deducted from gross outstandings are guaranteed or secured loans, provided that political and transfer risks are also covered explicitly by the guarantee or security. As at December 31, 1996, there were no outstandings exceeding 1% of total assets in any country where current conditions give rise to liquidity problems which are expected to have a material impact on the timely repayment of interest or principal.

                           CROSS-BORDER OUTSTANDINGS

                                                         AT DECEMBER 31, 1996
              -------------------------------------------------------------------------------------------------------------------
                                                                                                              GUARANTEES
              GOVERNMENT &   BANKS & OTHER                                                                      TRADE
                OFFICIAL       FINANCIAL     COMMERCIAL &                                       GUARANTEES      FIN.,      TOTAL
              INSTITUTIONS   INSTITUTIONS     INDUSTRIAL    COMMITMENTS   OTHER   TOTAL GROSS   AND PLEDGES     OTHER       NET
              ------------   -------------   ------------   -----------   -----   -----------   -----------   ----------   ------
                                                            (NLG MILLIONS)
Germany...         16,715        1,877           1,267           455      1,032      21,346            --         (700)    20,646
United
Kingdom...          3,193        8,532           4,343           503      2,382      18,953            --       (1,657)    17,296
United
States...             281        1,212           8,745         1,236      7,388      18,862            --       (7,453)    11,409
Belgium...            545        3,305           3,185           400        554       7,989            --         (730)     7,259
France...               6        3,703           1,673           165      1,232       6,779            --         (110)     6,669
Japan...               --        1,418           1,209           122      3,305       6,054            --       (1,271)     4,783
Hong
Kong...                 9        1,212           1,570           678         --       3,469            --          (13)     3,456
Switzerland...         --        1,136             974           225        976       3,311            --         (572)     2,739
The
Netherlands
  Antilles...           1            4           1,045           155      4,211       5,416            --       (4,262)     1,154
Brazil...           1,286        1,000           2,553           102        338       5,279          (975)      (4,140)       164

                                                         AT DECEMBER 31, 1995
               ------------------------------------------------------------------------------------------------------------------
                                                                                                              GUARANTEES
               GOVERNMENT &  BANKS & OTHER                                                                      TRADE
                 OFFICIAL      FINANCIAL     COMMERCIAL &                                       GUARANTEES      FIN.,      TOTAL
               INSTITUTIONS  INSTITUTIONS     INDUSTRIAL    COMMITMENTS   OTHER   TOTAL GROSS   AND PLEDGES     OTHER       NET
               ------------  -------------   ------------   -----------   -----   -----------   -----------   ----------   ------
                                                            (NLG MILLIONS)
United
Kingdom...            125        7,058           3,071           664      3,094      14,012            --       (2,902)    11,110
Germany...          6,164        1,531           1,009           365      2,327      11,396            --         (754)    10,642
Belgium...             82        3,904           3,507           180        844       8,517            --         (833)     7,684
France...             627        3,762           1,273            67      1,450       7,179            --           --      7,179
United
States...             271        1,381           4,505           265      5,225      11,647            --       (5,031)     6,616
Japan...                7        1,006             958             6      3,321       5,298            --       (1,187)     4,111
Spain...               44          601           1,435           614         73       2,767            --           --      2,767
Switzerland...         --          614             924           173      1,180       2,891            --         (321)     2,570
Italy...              227          769             461           155      1,094       2,706            --         (471)     2,235
The
Netherlands
  Antilles...           1           17             926            61      2,521       3,526            --       (2,512)     1,014
Mexico...           2,357          204             724            19         26       3,330        (2,064)        (982)       284
Brazil...           1,082          766           2,087           140        628       4,703          (801)      (3,748)       154

                                                         AT DECEMBER 31, 1994
              -------------------------------------------------------------------------------------------------------------------
                                                                                                              GUARANTEES
               GOVERNMENT &  BANKS & OTHER                                                                      TRADE
                 OFFICIAL      FINANCIAL     COMMERCIAL &                                       GUARANTEES      FIN.,      TOTAL
               INSTITUTIONS  INSTITUTIONS     INDUSTRIAL    COMMITMENTS   OTHER   TOTAL GROSS   AND PLEDGES     OTHER       NET
              -------------  -------------   ------------   -----------   -----   -----------   -----------   ----------   ------
                                                            (NLG MILLIONS)
Germany...          8,604          867             643            46        836      10,996            --         (494)    10,502
United
Kingdom...            118        3,940           2,727           199      1,786       8,770          (131)          --      8,639
Belgium...             82        2,226           3,345           205        311       6,169            --         (304)     5,865
United
States...              33        3,131           4,035           190      4,499      11,888            --       (7,068)     4,820
Japan...                         1,353             979            24      4,197       6,553            --       (1,906)     4,647
France...              89        2,416             761           146      1,138       4,550            --           --      4,550
Italy...               60        1,135             964             2        735       2,896            --           --      2,896
The
Netherlands
  Antilles...          --           10             484            58      2,687       3,239            --       (2,687)       552
Brazil...           1,338          412           1,548           226        499       4,023          (287)      (3,570)       166

     Commitments such as irrevocable letters of credit are not included in the tables above. These commitments amounted to NLG 4,041 million at December 31, 1996, NLG 2,709 million at December 31, 1995 and NLG 1,096 million at December 31, 1994.

     At December 31, 1996, 1995 and 1994, the following countries had cross-border outstandings between 0.75% and 1% of total assets.

                                                                       CROSS-BORDER
                                                                       OUTSTANDINGS
                                                                    AS AT DECEMBER 31
                                                                    ------------------
                                                                    GROSS        NET
                                                                    ------      ------
        1996
        ----
        Italy.....................................................   2,937       2,622
        Canada....................................................   2,513       2,487
        South Korea...............................................   2,360       1,922
        Poland....................................................   2,611       1,641
        Mexico....................................................   2,878         764
        Ireland...................................................   2,774         379
        Philippines...............................................   2,901          55
        1995
        ----
        Hong Kong.................................................   2,128       2,128
        Singapore.................................................   1,858       1,654
        1994
        ----
        Spain.....................................................   2,077       2,077
        Switzerland...............................................   1,726       1,197
        South Korea...............................................   1,725       1,077

  LOAN CONCENTRATION

     The following industry concentrations were in excess of 10% of total loans as at December 31, 1996.

                                                                     TOTAL OUTSTANDINGS
                                                                     ------------------
                                                                       (NLG MILLIONS)
        Service industry...........................................        52,559
        Financial institutions.....................................        48,889
        Manufacturing..............................................        24,917

  BAD AND DOUBTFUL DEBTS

     A provision for loan losses is maintained for the banking operations that is considered adequate to absorb losses arising from the existing portfolios of loans. The provision for loan losses is made in accordance with the overall supervisory direction of the Dutch Central Bank. Each operating company makes provisions for bad and doubtful debts, based on centrally given instructions. The provisions are reviewed on a quarterly basis by management. On the face of the balance sheet, the provisions are deducted from lending and banks. The net additions to or subtractions from such balance sheet provisions are reflected in ING's profit and loss account, principally under value adjustments to receivables.

     In determining the amount of the provisions, corporate loans are assessed on a case-by-case basis, and the following factors are considered:

     -- the financial standing of the customer, including a realistic assessment of the likelihood of repayment of the loan within an acceptable period and the extent of ING's other commitments to the same customer;

     -- the realizable value of any security for the loan; and

     -- the costs associated with obtaining repayment and realization of any such security.

     For certain homogeneous groups of small personal and corporate loans, provisions are also assessed using statistical techniques.

     On certain foreign outstandings a country provision is calculated for which detailed instructions are given by the Dutch Central Bank. This provision is meant to reduce the risk of a foreign public authority failing to fulfil its obligations or impeding the transfer of funds from debtors in the country concerned to creditors in other countries, for reasons of a financial (transfer risk) or other (political risk) nature.

     When there is no prospect of recovering principal or interest, the outstanding debt and any suspense balances are written off.

  SUMMARY OF LOAN LOSS EXPERIENCE

     The following table shows the movements in allocation of the provision for loan losses on loans accounted for as loans and advances to banks and customers for the past five years.

                                                                 CALENDAR PERIOD
                                                  ---------------------------------------------
                                                  1996      1995      1994      1993      1992
                                                  -----     -----     -----     -----     -----
                                                                 (NLG MILLIONS)
Balance at January 1............................  3,644     3,554     3,383     3,154     2,467
Charge-offs:
Domestic:
  Loans guaranteed by public authorities........
  Loans secured by mortgages....................    (26)      (10)       (9)       (1)       (2)
  Loans to or guaranteed by credit
     institutions...............................
  Other personal lending........................    (56)      (62)      (53)      (58)      (34)
  Other corporate lending.......................   (329)     (505)     (492)     (468)     (370)
Foreign:
  Loans guaranteed by public authorities........     (2)       --        --        --        --
  Loans secured by mortgages....................    (15)       --        --        --        --
  Loans to or guaranteed by credit
     institutions...............................
  Other personal lending........................      3        --        --        --        --
  Other corporate lending.......................   (202)     (136)     (239)     (329)     (143)
                                                  -----     -----     -----     -----     -----
          Total charge-offs.....................   (627)     (713)     (793)     (856)     (549)
Recoveries:
Domestic:
  Loans guaranteed by public authorities........     --        --        --        --        --
  Loans secured by mortgages....................     41        --        --        --         2
  Loans to or guaranteed by credit
     institutions...............................     --         1        --        --        --
  Other personal lending........................      8         5         3        --         4
  Other corporate lending.......................     29        21        23        16        20
Foreign:
  Loans guaranteed by public authorities........     --        --        --        --        --
  Loans secured by mortgages....................      1         1        --        --        --
  Loans to or guaranteed by credit
     institutions...............................     --        --        --        --        --
  Other personal lending........................     --        --        --        --        --
  Other corporate lending.......................      5         3         9         8        --
                                                  -----     -----     -----     -----     -----
          Total recoveries......................     84        31        35        24        26
                                                  -----     -----     -----     -----     -----
Net charge-offs.................................   (543)     (682)     (758)     (832)     (523)
Additions (included in value adjustments to
  receivables)..................................    781       772       929     1,062     1,210
Balance at December 31..........................  3,882     3,644     3,554     3,384     3,154
                                                  =====     =====     =====     =====     =====
Ratio of net charge-offs to average loans and
  advances to banks and customers...............  0.28%     0.40%     0.49%     0.51%     0.40%
                                                  =====     =====     =====     =====     =====

     The following table shows the allocation of the provision for loan losses on loans accounted for as loans and advances to banks and customers for the past five years.

                                                                DECEMBER 31,
                             -----------------------------------------------------------------------------------
                                  1996             1995             1994             1993             1992
                             ---------------  ---------------  ---------------  ---------------  ---------------
                              NLG     %(1)     NLG     %(1)     NLG     %(1)     NLG     %(1)     NLG     %(1)
                             -----   -------  -----   -------  -----   -------  -----   -------  -----   -------
                                                               (NLG MILLIONS)
Domestic:
  Loans guaranteed by
    public authorities.....      1     11.71     --     15.06     --     16.48     --     19.36     --     21.74
  Loans secured by
    mortgages..............    221     38.20     42     38.54     32     37.02     20     32.67     38     30.89
  Loans to or guaranteed by
    credit institutions....     --      1.29     --      1.16      2      1.68      4      2.91      7      2.32
  Other personal lending...    141      2.56    139      2.74    153      3.12    147      3.03    202      3.18
  Other corporate
    lending................  1,803     19.29  1,783     20.34  1,830     20.87  1,725     22.56  1,468     23.04
                             -----    ------  -----    ------  -----    ------  -----    ------  -----    ------
    Total domestic.........  2,166     73.05  1,964     77.84  2,017     79.17  1,896     80.53  1,715     81.17
Foreign:
  Loans guaranteed by
    public authorities.....     --      0.60     --      0.58     --      0.46     --      0.77     --      0.65
  Loans secured by
    mortgages..............    300      1.39     --      1.03     --      1.51     --      1.64     --      1.24
  Loans to or guaranteed by
    credit institutions....    105      3.04    108      2.44    171      2.07    313      2.43    222      2.45
  Other personal lending...     12      0.35
  Other corporate
    lending................  1,299     21.57  1,572     18.11  1,366     16.79  1,174     14.63  1,217     14.49
                             -----    ------  -----    ------  -----    ------  -----    ------  -----    ------
    Total foreign..........  1,716     26.95  1,680     22.16  1,537     20.83  1,487     19.47  1,439     18.83
                             -----    ------  -----    ------  -----    ------  -----    ------  -----    ------
         Total.............  3,882    100.00  3,644    100.00  3,554    100.00  3,383    100.00  3,154    100.00
                             =====    ======  =====    ======  =====    ======  =====    ======  =====    ======

---------------
(1) The percentages represent the loans in each category as a percentage to the total loan portfolio for loans and advances to banks and customers.

     The following table shows the provision for loan losses on loans accounted for as loans and advances to banks and customers as a percentage to the related loan portfolio of the past five years.

                                                                         DECEMBER 31,
                                                           ----------------------------------------
                                                           1996     1995     1994     1993     1992
                                                           ----     ----     ----     ----     ----
Domestic:
  Loans guaranteed by public authorities...............    0.00%    0.00%    0.00%    0.00%    0.00%
  Loans secured by mortgages...........................    0.27     0.06     0.05     0.04     0.09
  Loans to or guaranteed by credit institutions........    0.00     0.00     0.07     0.09     0.21
  Other personal lending...............................    2.54     2.86     3.07     3.14     4.41
  Other corporate lending..............................    4.31     4.95     5.48     4.93     4.42
          Total domestic...............................    1.37%    1.42%    1.59%    1.52%    1.47%
Foreign:
  Loans guaranteed by public authorities...............    0.00%    0.00%    0.00%    0.00%    0.00%
  Loans secured by mortgages...........................    9.96     0.00     0.00     0.00     0.00
  Loans to or guaranteed by credit institutions........    1.60     2.50     5.17     8.31     6.29
  Other personal lending...............................    1.59     0.00     0.00     0.00     0.00
  Other corporate lending..............................    2.78     4.90     5.08     5.18     5.82
          Total foreign................................    2.94%    4.28%    4.61%    4.93%    5.30%
          Total........................................    1.79%    2.05%    2.22%    2.18%    2.19%

  DEPOSITS

     The aggregate average balance of all ING's interest-bearing deposits (from banks and customer accounts) increased by 18.9% to NLG 212 billion. Interest rates paid reflect market conditions. The effect on net interest income depends upon competitive pricing and the level of interest income which can be generated through the use of funds.

     Deposits by banks are primarily time deposits, the majority of which are raised by ING's Amsterdam based money market operations in the world's major financial markets.

     Certificates of deposit represent 30% of the category debt securities (24% at the end of 1995). These instruments are issued as part of liquidity management with maturities generally of less than three months.

                                        1996                    1995                    1994
                                 -------------------     -------------------     -------------------
                                 AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE
                                 DEPOSIT      RATE       DEPOSIT      RATE       DEPOSIT      RATE
                                 -------     -------     -------     -------     -------     -------
                                  (NLG          %         (NLG          %         (NLG          %
                                 MILLIONS)               MILLIONS)               MILLIONS)
DEPOSITS BY BANKS

In domestic offices:
Demand -- non-interest
          bearing..............    1,236                   1,117                     230
       -- interest bearing.....    2,886        4.8        2,084       4.6         1,632       5.7
Time...........................   33,804        5.3       21,884       6.1        18,126       7.0
                                 -------                 -------                 -------
     Total domestic offices....   37,926                  25,085                  19,988

In foreign offices:
Demand -- non-interest
          bearing..............    1,909                     640                     887
       -- interest bearing.....    2,863        5.3        1,253       6.2         1,431       8.3
Time...........................   21,880        5.3       21,896       5.9        17,635       6.8
                                 -------                 -------                 -------
     Total foreign offices.....   26,652                  23,789                  19,953
                                 -------                 -------                 -------

          Total deposits by
            banks..............   64,578                  48,874                  39,941
                                 =======                 =======                 =======
CUSTOMER ACCOUNTS

In domestic offices:
Demand -- non-interest
          bearing..............   16,666                  14,972                  13,969
       -- interest bearing.....   61,815        3.1       57,513       3.7        56,669       2.6
Savings........................   38,061        4.2       22,517       5.0        17,161       6.5
Time...........................   28,817        5.5       38,729       5.6        37,291       6.8
                                 -------                 -------                 -------
     Total domestic offices....  145,359                 133,731                 125,090

In foreign offices:
Demand -- non-interest
          bearing..............    5,321                   2,097                     359
       -- interest bearing.....    3,857        4.5        2,667       4.0         1,526       4.7
Savings........................    2,651       15.5          415       5.3           257       2.4
Time...........................   15,455        3.7        9,434       7.2         8,179       7.3
                                 -------                 -------                 -------
     Total foreign offices.....   27,284                  14,613                  10,321
                                 -------                 -------                 -------
          Total customer
            accounts...........  172,643                 148,344                 135,411
                                 =======                 =======                 =======

                                        1996                    1995                    1994
                                 -------------------     -------------------     -------------------
                                 AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE
                                 DEPOSIT      RATE       DEPOSIT      RATE       DEPOSIT      RATE
                                 -------     -------     -------     -------     -------     -------
                                  (NLG          %         (NLG          %         (NLG          %
                                 MILLIONS)               MILLIONS)               MILLIONS)

DEBT SECURITIES

In domestic offices:
Debentures.....................   14,069        6.8       12,827       6.5        11,729       7.2
Certificates of deposit........      172        3.4           42       7.1           285       6.3
Other..........................        9        3.4           15       8.0            18       7.5
                                 -------                 -------                 -------
     Total domestic offices....   14,250                  12,884                  12,032

In foreign offices:
Debentures.....................    1,102        6.3          201       5.5             0       0.0
Certificates of deposit........    7,359        5.9        5,081       7.7         2,632       6.4
Other..........................    1,948        6.0        3,117       4.5         3,070       6.4
                                 -------                 -------                 -------
     Total foreign offices.....   10,409                   8,399                   5,702
                                 -------                 -------                 -------
          Total debt
            securities.........   24,659                  21,283                  17,734
                                 =======                 =======                 =======

     For the years ended December 31, 1996, 1995 and 1994, the aggregate amount of deposits by foreign depositors in domestic offices was NLG 47,381 million, NLG 32,150 million and NLG 26,555 million, respectively.

     At December 31, 1996, the maturity of domestic time certificates of deposit and other time deposits, exceeding ECU 25,000, was as shown in the following table.



                                                       TIME CERTIFICATES OF
                                                              DEPOSIT               OTHER TIME DEPOSITS
                                                      -----------------------     -----------------------
                                                        (NLG            %           (NLG            %
                                                      MILLIONS)                   MILLIONS)
3 months or less...................................     11,303         47.9%        43,251         78.4%
6 months or less but over 3 months.................        912          3.9%         4,546          8.2%
12 months or less but over 6 months................      1,973          8.4%         2,241          4.1%
Over 12 months.....................................      9,420         39.8%         5,153          9.3%
                                                        ------        -----         ------        -----
          Total....................................     23,608        100.0%        55,191        100.0%
                                                        ======        =====         ======        =====

     The following table shows the amount outstanding for time certificates of deposit and other time deposits exceeding ECU 25,000 issued by foreign offices at December 31, 1996.

                                                                     DECEMBER 31, 1996
                                                                     -----------------
                                                                      (NLG MILLIONS)
        Time certificates of deposit................................       11,420
        Other time deposits.........................................       34,788
                                                                           ------

                  Total.............................................       46,208
                                                                           ======

                            ING BUSINESS OPERATIONS

GENERAL

     ING operates in 58 countries worldwide, and is one of the world's largest integrated financial service providers, offering a comprehensive range of life and non-life insurance, commercial and investment banking, asset management and related products and services. ING has extensive operations in Europe, North America, South America, Africa, Asia and Australia. The following sets forth certain summary financial data for ING.

                                                               YEAR ENDED DECEMBER 31,
                                                            ------------------------------
                                                             1996        1995       1994
                                                            -------     -------    -------
                                                                    (NLG MILLIONS)
    Total Income.........................................    47,551      41,203     37,048
    Result before taxation(1)............................     4,559       3,800      3,292
    Net profit...........................................     3,321       2,649      2,302
    Total assets.........................................   483,898     396,264    353,667
    Shareholders' equity.................................    34,124      23,777     21,758

---------------
(1) Net of dividends on own Shares of NLG 72 million, NLG 58 million and NLG 51 million in 1996, 1995 and 1994, respectively.


     In 1996 ING had gross written premiums of NLG 24,322 million, making it the largest insurer in the Netherlands. Management believes that at December 31, 1995, ING was the 11th largest insurer in Europe and the 32nd largest insurer in the world, based on gross premiums written. At the end of 1996, ING Bank had total assets of NLG 311.4 billion which would make it the third largest bank in the Netherlands. Management believes that at December 31, 1995, ING Bank was the 32nd largest bank in Europe and the 51st largest bank in the world, based on total assets. Management also believes that, based on consolidated total assets at December 31, 1995, ING was the 33rd largest financial institution in the world. ING's products and services are marketed under a variety of well-recognized and strong brand names, including Nationale-Nederlanden, ING Bank and ING Barings worldwide; Postbank in the Netherlands; Mercantile Mutual in Australia; NN Financial, Commerce Group, Belair, Halifax and Western Union in Canada; and Life of Georgia, Southland Life, Security Life, Indiana Insurance, Peerless Insurance and Excelsior Insurance in the United States. For the year ended December 31, 1996, ING's total income was NLG 47,551 million and its net profit was NLG 3,321 million. ING had consolidated total assets of NLG 483.9 billion at the end of 1996.


     In the Netherlands, ING is the largest life and pension insurer and the second largest non-life insurer, in each case based on gross premiums written in 1995. ING Bank, in addition to being the third largest bank in the Netherlands based on total assets in 1996, also has the leading position in the Dutch payments transfer system. ING, through its banking and insurance operations, has a financial relationship with approximately 75% of households in the Netherlands.


     Outside the Netherlands, ING's international insurance operations concentrate primarily on servicing individuals and small and medium-sized enterprises in regional and national markets. ING occupies a leading position in life insurance in several countries and has utilized the establishment of new greenfield insurance operations as a key to its strategy for international expansion in emerging markets outside the Netherlands. ING currently has insurance activities in 25 countries outside the Netherlands. The international banking operations of ING have gained a reputation for being leaders in emerging markets corporate and investment banking and also have a significant presence in international trade and commodity finance. ING offers international corporate and investment banking services through a network of 125 offices in 51 countries. In recent years ING has rapidly expanded its asset management and investment banking activities, most notably as a result of the acquisition of the principal assets and liabilities of the United Kingdom merchant bank Barings in March 1995.

     The following sets forth ING's income by geographic area for the years indicated.

                                                                    YEAR ENDED DECEMBER 31,
                                                                  ----------------------------
                                                                   1996       1995       1994
                                                                  ------     ------     ------
                                                                         (NLG MILLIONS)
The Netherlands................................................   26,125     23,750     21,337
Rest of Europe.................................................    5,277      4,223      2,731
North America..................................................   10,366      8,936      8,581
South America..................................................      698        512        822
Asia...........................................................    2,096      1,839      1,466
Australia......................................................    2,939      1,901      2,202
Other..........................................................      345        340        298
Revenue between geographic areas...............................     (295)      (298)      (389)
                                                                  ------     ------     ------
          Total................................................   47,551     41,203     37,048
                                                                  ======     ======     ======

  BACKGROUND

     On March 4, 1991, Nationale-Nederlanden N.V., the largest Dutch insurance group, and NMB Postbank Groep N.V., the Netherlands' third largest bank, merged to form ING. On that date, the newly formed holding company Internationale Nederlanden Groep N.V. exchanged its shares for the shares of Nationale-Nederlanden N.V. and NMB Postbank Groep N.V. The merger created a group with varied business units with their own markets, product mix and strong brand names.

     On December 1, 1995, the registered name of Internationale Nederlanden Groep N.V. was changed to ING Groep N.V. ING's principal subholdings, ING Verzekeringen N.V. and ING Bank N.V., respectively, remained legally distinct entities after the merger. These subholdings are subject to separate regulatory supervision with respect to their respective insurance and banking activities. However, since April 1995, ING's operational management structure has been designed to ensure that maximum advantage is taken of the possibilities for cooperation between ING's insurance and banking activities, strategically as well as commercially, through the creation of four management centres, each of which is headed by an Executive Committee. These management centres each have responsibility for elements of both ING's insurance and banking businesses. See "-- Management Structure". To facilitate the implementation of a single strategy for ING as a whole, the chairman and certain other members of each Executive Committee are also members of the Executive Board of ING.

     The term greenfield is used by ING to describe the establishment of a new insurance operation outside the Netherlands. ING Insurance has a history of expanding into new markets outside the Netherlands. This history can be traced back to the 19th century, when "N.V. Assurantie Maatschappij De Nederlanden van 1845", a predecessor company of Nationale-Nederlanden N.V., started doing business in Indonesia shortly after its incorporation. In subsequent years, that company expanded its activities to many other countries abroad. After the merger with Nationale Levensverzekering-Bank N.V. in 1963, forming Nationale-Nederlanden N.V., internationalization proceeded with acquisitions in the United States, Canada and Australia in the 1970s and 1980s. In the late 1970s and 1980s greenfield operations were started in Spain, Greece, Japan, Korea and Taiwan. In the 1990s, ING Insurance started greenfield life operations in the emerging markets of Hungary, Poland, the Czech Republic, the Slovak Republic, Mexico and Argentina.

  MANAGEMENT STRUCTURE

     ING's legal (as well as financial and tax reporting) structure is distinct from its management structure. While for regulatory, financial reporting and tax purposes ING functions on a legal entity basis, in order to better integrate the various financial products and services provided by ING companies, in 1994 four management centres -- ING Nederland, ING Financial Services International, ING Corporate & Investment Banking and ING Asset Management -- were established under the Executive Board of ING.

Each management centre is headed by an Executive Committee, most members of which are either members of the Executive Board or chief general managers of business units belonging to that management centre.

     The Executive Board (supported by corporate staff departments responsible for strategy, communications, finance, risk control, controlling, actuarial, accounting, tax, legal affairs and compliance) determines ING's corporate strategy, prescribes solvency ratios and reserving levels, allocates resources, sets financial performance targets and risk profiles for the management centres, appoints senior management, manages ING's corporate image, establishes information technology strategy, and monitors the realization of the objectives established for ING. Certain actions of the Executive Board are subject to the approval of the Supervisory Board, including the issuance or cancellation of shares, acquisitions, the declaration of interim dividends, major capital expenditures and matters concerning substantial changes in employee relations. The Executive Committees formulate the strategic, commercial and financial policy for the management centres in conformity with the strategy and performance targets set by the Executive Board. Each Executive Committee is responsible for the preparation of the annual budget of its management centre. This budget is also approved by and monitored by the Executive Board. Each Executive Committee also approves the strategy, commercial policy and the annual budgets of the business units in its management centre and monitors the realization of the policies and budgets of that management centre and its business units. Within this framework the business units operate with a high degree of autonomy.

     The following sets forth ING's four management centres and the principal organizational structure of each:

                                ING FINANCIAL              ING CORPORATE &
         ING                      SERVICES                   INVESTMENT                   ING ASSET
      NEDERLAND                 INTERNATIONAL                  BANKING                   MANAGEMENT
   (Insurance and           (Insurance and retail          (Corporate and           (Own and third-party
commercial banking in        banking outside the         investment banking           funds management
  the Netherlands)              Netherlands)                 worldwide)                  worldwide)
---------------------       ---------------------       ---------------------       ---------------------
   Direct Marketing         Europe & South              ING Bank                    ING Investment
                            America                     International               Management
   Independent
   Intermediaries           North America               ING Barings                 Baring Asset
                                                                                    Management
   Branches                 Asia & Australia            Treasury, Trading &
                                                        Sales                       International
   Tied Agents              Commercial Banking                                      Private Banking
                                                        Global Clients
                                                        Division                    ING Real Estate

                                                        Global Risk                 ING Trust
                                                        Management
                                                                                    Parcom

                                                                                    Baring Private
                                                                                    Equity Partners

  ING NEDERLAND

     The ING Nederland management centre, which employed approximately 29,400 people on December 31, 1996, encompasses ING's insurance and commercial banking operations in the Netherlands. ING Nederland's activities are organized by distribution channels: Direct Marketing, INDEPENDENT INTERMEDIARIES, Branches and TIED AGENTS.

  ING FINANCIAL SERVICES INTERNATIONAL

     The ING Financial Services International ("FSI") management centre, which employed approximately 23,500 people on December 31, 1996, encompasses insurance and retail banking operations provided to individual customers and small to medium-sized enterprises in markets outside the Netherlands. FSI's insurance activities are organized by three geographic regions, Europe & South America, North America and Asia & Australia, while its retail banking operations are managed on a worldwide basis by product line.

  ING CORPORATE & INVESTMENT BANKING

     The ING Corporate & Investment Banking ("CIB") management centre, which employed approximately 8,200 people on December 31, 1996, encompasses the corporate and investment banking and treasury activities for corporate and institutional clients worldwide. CIB operates through three primary business units: ING Bank International, ING Barings and Treasury, Trading and Sales. CIB also includes ING's Global Clients Division and Global Risk Management department, which are business units with worldwide responsibility for coordinating relationships with ING's largest clients and for monitoring ING's international credit and counterparty risks, respectively. The business units in CIB will be integrated in the near future. See "-- ING Corporate and Investment Banking".

  ING ASSET MANAGEMENT

     The ING Asset Management centre, which employed approximately 2,200 people on December 31, 1996, is responsible for asset management on behalf of the insurance operations within ING as well as management of the investments representing the shareholders' equity of ING Insurance. ING Asset Management also manages ING's own-label and third-party investment funds, and third-party institutional and individual assets.

MANAGEMENT CENTRES

  ING NEDERLAND

     General

     The management centre ING Nederland encompasses all of ING's insurance and commercial banking operations in the Dutch market. The business units within ING Nederland have strong market positions in many areas of financial services and use all distribution channels currently available to financial service providers in the Dutch market. As a result, ING Nederland has been able to develop and market itself as a provider of integrated financial services in the Netherlands. The banking and insurance operating companies within ING Nederland are grouped under the following four distribution channels:

                             INDEPENDENT
DIRECT MARKETING             INTERMEDIARIES                   BRANCHES                           TIED AGENTS
----------------             --------------                   --------                           -----------
Postbank                     Nationale-Nederlanden            ING Bank Nederland                 RVS

                             Tiel Utrecht                     Westland/Utrecht Hypotheekbank

                             NN Financiele Diensten           Crediet en Effecten Bank

                             Regio Bank                       ING Lease

                             NVB/VOLA
                             Nationale Borg-Maatschappij

     These distribution channels are described more fully below under "-- Distribution Channels".

     Virtually all of the ING Nederland operating companies service their retail and corporate markets through one of these four distribution channels, offering customers a wide range of financial services under their own, widely recognized, brand names. The operating companies within ING Nederland have tailored their products and services to meet the needs of their target markets and the distribution channels they employ. For example, through the Direct Marketing channel ING Nederland principally offers basic retail insurance products and home banking services, while other channels are suitable for selling complex products and providing a higher level of personal service and specialized advice. The degree of personal service and specialized advice is one of the key attributes by which ING Nederland allocates its products and services to the four distribution channels.

     Products

     ING's insurance and banking products and services are provided to the Dutch market through each of ING Nederland's four distribution channels. The following is a summary of the primary insurance and banking products offered.

     Insurance Products

     Through ING's Dutch insurance subsidiaries, ING Nederland markets a broad line of life and non-life products and is the largest group of insurance companies in the Netherlands based on 1995 gross premiums written. ING Nederland had total life gross premiums written of NLG 7,860 million in 1996 and NLG 7,458 million in 1995, representing 46% and 50%, respectively, of all gross life premiums written by ING in such years. In the non-life sector, ING Nederland had gross written premiums of NLG 2,845 million in 1996, and NLG 2,651 million in 1995 representing 38% and 38%, respectively, of all non-life gross premiums written by ING in such years. In individual life insurance and group life insurance, ING is the largest provider of life insurance in the Netherlands, with market shares of 22.9% and 30.2%, respectively, in 1995, the last year for which Dutch industry data is available. ING is the second largest provider of non-life insurance in the Netherlands, with a market share of 10.0% in 1995, the last year for which Dutch industry data is available.

     The following sets forth ING Nederland's gross premium income by product for the periods indicated.

                         INSURANCE GROSS PREMIUM INCOME

                                                                 YEAR ENDED DECEMBER 31,
                                                               ---------------------------
                                                                1996       1995      1994
                                                               -------    ------    ------
                                                                     (NLG MILLIONS)
    Life(1)
      Individual.............................................    4,843     4,494     3,565
      Group..................................................    2,904     2,767     2,727
                                                                ------     -----     -----
         Total Life..........................................    7,747     7,261     6,292
    Non-life(1)
      Fire...................................................      765       750       749
      Automobile.............................................      649       580       515
      Accident and health....................................      976       866       860
      Other..................................................      364       365       361
                                                                ------     -----     -----
         Total Non-life......................................    2,754     2,561     2,485
                                                                ------     -----     -----
              Total..........................................   10,501     9,822     8,777

---------------
(1) Excluding life reinsurance assumed of NLG 113 million, NLG 197 million and NLG 20 million, and non-life reinsurance assumed of NLG 91 million, NLG 90 million and NLG 93 million in each of 1996, 1995 and 1994.

     Life Products

     ING Nederland's life insurance products consist of a broad range of participating (with profit) and non-participating (without profit) policies written for both individual and group customers. Participating policies share in either the results of the issuing company or investment returns on specified assets. In recent years, an increasing number of ING Nederlands' policies consist of policies that participate in the investment return of a specified investment fund, consistent with the trends in the Dutch market.

     Individual. ING Nederland's individual products include a variety of ENDOWMENT, term and WHOLE LIFE INSURANCE policies designed to meet specific market needs. ING Nederland offers single and periodic premium policies used primarily for the funding of individual retirement benefits. These policies are often connected with tax incentives offered by Dutch law. Benefits under these policies are payable typically at age 60 to 65 or on premature death. The single premium endowment policies are mainly excess interest sharing, whereby interest above a guaranteed minimum rate is returned to the policyholder as a premium discount or rebate.

     In the Netherlands, tax incentives favor the use of individual insurance as a means of funding residential mortgages. ING Nederland's tax-advantaged mortgage funding products include periodic premium endowment policies, as well as policies which combine term insurance and savings features. Periodic premium endowment policies are also marketed as savings products.

     In 1966 ING Nederland introduced a predecessor to unit-linked insurance policies, where premiums and sums assured are expressed in fractions which represent participations in an equity investment fund. In 1990 unit-linked insurance with several different investment funds was introduced. As with the earlier policies, the policyholder bears the investment risk. Premiums, expressed in guilders, are invested in investment funds chosen by the policyholder and the return on the investments is reinvested in the fund on behalf of the policyholder. An optional death benefit at specified levels is offered as well. Policy terms allow the policyholder to switch periodically among funds.

     ING also administers a savings deposit life insurance plan under which the participants surviving for a fixed period of time participate in the value of the savings deposits and accrued interest at that time. An optional supplementary death benefit is provided by a term insurance policy.

     In addition to the products described above, ING Nederland's portfolio includes a comparatively small amount of term, whole life and family income plans. The following table sets forth ING Nederland's individual life insurance premiums by type of policy for the periods indicated.

                                                             YEAR ENDED DECEMBER 31,
                                                      -------------------------------------
                                                           1996                  1995
                                                      ---------------       ---------------
                                                       NLG        %          NLG        %
                                                      ------    -----       ------    -----
                                                                (NLG IN MILLIONS)
    Company bears investment risk:
      Periodic Premiums
         Participating..............................   1,887       39        1,819       40
         Non-participating..........................     448        9          183        4
      Single Premiums
         Participating..............................   1,945       40        1,974       44
         Non-participating..........................     114        2           19        0
    Policyholder bears investment risk:
      Periodic Premiums.............................     312        7          429       10
      Single Premiums...............................     137        3           70        2
                                                       -----    -----        -----    -----
                                                       4,843    100.0%       4,494    100.0%
                                                       =====    =====        =====    =====

     Group. ING Nederland's group policies are designed to fund private pension benefits offered by a wide range of businesses and institutions as a supplement to government provided benefits. These benefits include sums assured, annuities, disability benefits and widow's and orphan's benefits. For large groups, customized policies are offered to meet the needs of individual employers. For other groups, standardized policies providing specified benefit levels are offered. ING Nederland currently offers four types of group policies. The first type comprises non-participating contracts which have generally been in force for a long time. The second type consists of contracts with interest-sharing elements, whereby at year end the policyholder's return is calculated by assuming the related policy investments were made in a hypothetical portfolio of government bonds. ING Nederland also offers single premium contracts which take into account expected future excess interest (over the policy valuation rate) in establishing the single premiums. The expected future excess interest is calculated based on a portfolio of Dutch government bonds and an assumed reinvestment return. Finally, ING Nederland offers large group contracts with yearly premiums of over NLG 2 million. Interest sharing for such contracts is based on the return on a segregated portfolio of investments, often chosen in consultation with the client. These investments are managed separately from other investments and ING receives a related management fee.

     The following table sets forth ING Nederland's group life insurance premiums by type of policy for the periods indicated.

                                                             YEAR ENDED DECEMBER 31,
                                                      -------------------------------------
                                                           1996                  1995
                                                      ---------------       ---------------
                                                       NLG        %          NLG        %
                                                      ------    -----       ------    -----
                                                                (NLG IN MILLIONS)
    Company bears investment risk:
      Periodic premiums
         Participating..............................     950       33        1,119       40
      Single premiums
         Participating..............................     686       24          460       17
    Policyholder bears investment risk:
      Periodic premiums.............................     798       27          794       29
      Single premiums...............................     470       16          394       14
                                                       -----    -----        -----    -----
                                                       2,904    100.0%       2,767    100.0%
                                                       =====    =====        =====    =====

     Non-life Products

     The following describes the primary non-life insurance products offered by ING Nederland in the Netherlands. Non-life insurance products issued by ING companies in other countries are substantially similar to the products described below.

     Fire. ING Nederland's fire insurance policies provide coverage to both individual and commercial insureds. Fire policies generally provide coverage for a variety of losses, including fires, storms, burglary and other perils. Individual coverage is provided on both a single-risk and multi-risk basis, with multi-risk policies providing coverage for loss or damage to dwellings, damage to personal goods, and liability to third parties. Commercial coverage is provided to Dutch companies for buildings and facilities in the Netherlands, and includes ordinary and commercial risks.

     Automobile. The automobile policies provided by ING Nederland in the Dutch market provide coverages to individual and commercial (fleet) insureds for third party liability (including property damage and bodily injury), as well as coverage for theft, fire and collision damage. Coverage for third party liability is required by Dutch law to be maintained with respect to each licensed motor vehicle. Other coverage, including collision and first party medical, is optional. Dutch law does not require that insurance be maintained for damage suffered by the policyholder, the driver of the vehicle or the vehicle itself. Each of the various types of coverages provided by ING Nederland is available with deductibles, which allows policyholders to reduce the cost of coverage by selecting higher deductible amounts. Policies are generally written for a minimum period of one year.

     Automobile insurance premium levels are not subject to rate regulation in the Netherlands, and other than the minimum coverages provided by Dutch law as described above, there is no regulation of policy forms or coverage. In addition, the terms and features offered by ING Nederland are generally similar to those offered by its competitors in the Dutch market. As a result of these factors, competition in the Dutch automobile insurance market is based almost entirely on price, making the premium rates which

ING Nederland is able to charge subject to pressure to the extent competitors may seek to gain market share by reducing rates. ING Nederland establishes its premium rates on the basis of its own historical data and pricing and underwriting experience. Premium levels are determined according to numerous variables, including factors related to the age and make of the insured vehicle as well as age, driving record and other factors related to the policyholder. In addition to premium levels, the results of ING Nederland's automobile business are affected by the frequency and severity of loss events. In recent years ING Nederland has initiated various loss-control measures, including an anti-theft campaign.

     Accident and Health. Accident and health insurance is provided by ING Nederland on both an individual and group basis, and represents ING Nederland's largest line of non-life business. The types of risks covered by ING Nederland's accident and health policies include death by accident, and temporary and permanent disability. In the Netherlands the government's role is decreasing in the field of disability insurance and sick pay, creating new opportunities for insurance companies to provide private-sector coverage for benefits previously provided by the Dutch government.

     Other Non-life. Other non-life insurance consists of transport and aviation insurance and third party liability insurance.

     Banking Products

     ING Nederland provides a wide array of banking products and services to individual and corporate customers in the Netherlands. Individual products include consumer loans, mortgage loans, funds transfer, electronic banking, personal financial services, credit and debit cards, and savings and other deposit accounts. Products and services provided to corporate customers include corporate loans, cash management, funds transfer and payment systems, foreign exchange and leasing.

     The following sets forth certain data with respect to the banking operations of ING Nederland.

                                                                         YEAR ENDED
                                                                        DECEMBER 31,
                                                                     --------------------
                                                                       1996        1995
                                                                     --------    --------
                                                                     (NLG MILLIONS, EXCEPT
                                                                       STATISTICAL DATA)
    Mortgage loans.................................................    79,146      64,543
    Customer deposits..............................................   141,080     133,593

    Number of domestic branches....................................       414         424
    Number of ATMs.................................................     1,500       1,135

     ING Bank is the largest provider of payment transfer services in the Dutch market, with a market share of 48% in 1995 based on transaction volume. ING is the second largest provider of residential mortgage loans in the Dutch retail market, with a market share of 23% based on total outstanding mortgage loans and is the third largest provider of loans in the Dutch corporate market, with a market share of 17.1% in 1995 based on total outstanding corporate loans in guilders.

     Distribution Channels

     ING Nederland provides insurance or banking services to approximately 75% of Dutch households. This extensive market reach is achieved through the use of a variety of distribution channels, each of which provides particular products to specific market segments.

     Direct Marketing

     General

     At the time ING was formed in 1991, NMB Postbank Groep N.V. consisted of NMB Bank N.V. and its wholly-owned subsidiary Postbank N.V. NMB Postbank Groep N.V. was formed in 1989 when NMB Bank N.V. acquired all the shares of Postbank N.V. ING Nederland's Postbank business unit principally utilizes the direct marketing distribution channel to access its clients, without having to resort to offices or intermediaries. Postbank reaches its 6.3 million private customers via home banking, telephone, mailings and electronic banking and through post offices.

     Using direct marketing methods, Postbank has utilized its position as a leading provider of current account services and payments systems as the basis for supplying other financial services, such as savings accounts, mortgage loans, consumer loans, credit card services, insurance products and security orders. As approximately 60% of Dutch households have a financial relationship with Postbank and Postbank has a market share of approximately 43% in Dutch payments transfer, based on transaction volume, ING believes that Postbank's large client database and market presence provide it with significant opportunities for marketing such additional financial products and services.

     Postbank's activities include Postbank payments systems, Postbank Retail Banking, PTT-post offices, a joint venture with PTT Post, Postbank Insurance and Chipper, a joint venture with PTT Telecom for the development of multifunctional stored-value cards. (See "-- Stored-value cards: Chipper".) PTT Post and PTT Telecom are subsidiaries of Koninklijke PTT Nederland N.V. ("KPN").

     Postbank Payments Systems. For over a hundred years, Postbank has had a leading position in the Dutch payments transfer system. Through its own Postal Giro System, a nationwide system of current accounts used by approximately 60% of Dutch households, Postbank allows a client to transfer an amount of money directly to another member of the system. In addition to the Postal Giro System, Postbank's payments services include national and international payments services such as Postbank payment cards, Postbank transfer systems, Postbank ATMs (Giromaten) and Postbank payment checks. Postbank's large, centrally computerized customer database and direct marketing system has enabled Postbank to develop its own market strategies for payments and other services, including the Chipper electronic stored-value card described below.

     The payment transfer systems and services of Postbank and of ING Bank are managed by the Postbank Payments Systems department of Postbank, through which approximately 900 million financial transactions per year, or 48% of all payments transfers in the Netherlands, are carried out. The experience and technology expertise developed by Postbank Payment Systems have been utilized by ING in other areas of its business, such as direct bank marketing and the automation of financial transaction processing.

     In addition to the Postal Giro System, other Dutch banks, including ING Bank, have developed a common bank payments system of which all Dutch banks are members, whereby all individual members' payments systems are linked to a central system, known as "Bank GiroCentrale". Payments services are indirectly connected to the computers of the individual banks. At the request of the Dutch Central Bank there has been a great deal of cooperation between these two systems, which are linked by what is called the National Payments Circuit, but which at the same time maintain their individual characteristics. Postbank also operates a separate electronic banking service named Girotel for its personal and corporate customers, which is currently offered in combination with Internet services. Postbank was the first bank in the Netherlands to introduce such a system for personal customers. The number of private Girotel subscribers increased by 90,000 in 1996, bringing the total (including corporate users) to 250,000.

     Postbank Retail Banking. Through Postbank Retail Banking, ING Nederland provides direct marketing of bank products to the Dutch retail market. Drawing on its position as the leader in the Dutch payments transfer market, Postbank's strategy is to develop a full relationship with its customers by offering an integrated package of retail banking and other financial products and services. At the end of 1996, the Postbank Retail Banking Division had NLG 37.5 billion in savings accounts, NLG 24.5 billion in residential mortgage loans outstanding, NLG 15 billion in payment account balances, NLG 4.5 billion in investment funds, and NLG 3 billion in outstanding consumer credits. Indicative of the commercial image of Postbank is the unique and consistently maintained label and distribution strategy: "Postbank as Home Bank".

     PTT-post offices. The PTT-post offices are additional outlets for Postbank's home banking concept. To this end, Postkantoren B.V. was formed as a 50/50 joint venture between Postbank and PTT Post. With more than 2,300 offices nationwide and 5,250 employees, Postkantoren B.V. operates the largest distribution network in the Netherlands for postal and financial services, based on number of outlets. The joint venture's products include payments transfer and financial services for Postbank and postal services for PTT Post. Postbank has the exclusive right to sell banking and insurance products through the PTT-post offices. In addition, the PTT-post offices provide services to non-retail customers, including the Government Department for Road Traffic, the Tax Department, the National Lottery, the Manpower temporary agency, NBBS Travel agency and others.

     Postbank Insurance. Postbank Insurance provides direct marketing of insurance products for ING Nederland. Postbank Insurance offers both life and non-life insurance products, primarily to the Dutch retail market. In 1996 and 1995 its life premium income was NLG 359 million and NLG 326 million, respectively.


     Stored-value cards: Chipper. In 1996, a joint venture was formed between Postbank and PTT Telecom to create a new technology known as the "Chipper". The Chipper is a multifunctional stored-value card in which virtual money and other data can be stored, and which can be used for cash payments, loyalty programs and other purposes. In May 1997, Postbank began distributing payment cards with "Chipper" technology to all clients. Postbank expects to have issued approximately 4 million "Chippers" by the end of 1997 and to have distributed "Chippers" to all current accountholders by the end of 1998.


     Independent Intermediaries

     ING Nederland also offers financial services to Dutch customers through several thousand independent intermediaries. Independent intermediaries are individuals or companies which represent a number of insurance companies in a sales and service capacity as third party contractors. In this respect, ING competes with other companies which provide financial products and services through independent intermediaries. Independent intermediaries are paid on a commission basis and are not employees of the companies they represent. The independent intermediaries sell mainly life and non-life insurance products, but also offer mortgages, personal loans and savings products. The independent intermediary channel is utilized by a number of ING Nederland's business units, including Nationale-Nederlanden, InterAdvies, Tiel Utrecht Verzekeringen ("Tiel Utrecht") and Nationale Borg-Maatschappij ("Nationale Borg").

     Nationale-Nederlanden. Through Nationale-Nederlanden ("NN"), ING Nederland utilizes the independent intermediary channel to offer a wide range of products and services in the field of life, pension, health and disability insurance, mortgage loans, and savings and investment products. For more than 150 years, NN has utilized the independent intermediary channel to sell its products. The NN companies comprise Nationale-Nederlanden Leven ("NN Life"), Nationale-Nederlanden Schade ("NN General") and Nationale-Nederlanden Zorg ("NN Health Care"). All of the NN operating companies are managed jointly by a general management team. In 1996 NN Life had premium income of NLG 6.5 billion, and including investment income, its total income surpassed the NLG 12 billion mark for the first time.

     ING believes that market tendencies in the Netherlands are such that certain clients increasingly seek specialized advice. The independent intermediaries have accordingly become more specialized and professional, and as the market has become more segmented, NN has provided more support for a focused marketing approach by its intermediaries. These developments are reflected in the changes which have taken place within both NN Life and NN General/Health Care, as these companies have changed from product-centered organizations to market-oriented organizations. In addition, the use of information technology has become an essential element of NN's relationship with the independent intermediaries, providing greater efficiencies in the areas of policy issuance and administration, and the

NN companies are increasingly taking a joint approach to the development of new systems and commercial software.

     NN's product development is concentrated on the life cycle of the customer. In the individual market, there is rising demand for flexible products which meet customers' varying needs in different phases of their lives. The reduction of certain social security provisions by the Dutch Government has also created new product demands in both the individual and group markets.

     In the group market, as the Dutch government partly withdraws from the social security field, a new market is being created for plans previously covered by traditional "employee benefits". ING believes that NN's relationships in the Dutch corporate market, the wide range of its activities and its high degree of knowledge and experience, provide it with good opportunities in this new market. To respond to this "employee benefits" market, NN in recent years has developed a number of new products, including the Personnel Security Plan (Personeels Zekerheids Plan). As part of the Personnel Security Plan concept, NN has also developed new, flexible early retirement products for small and medium-sized companies, reflecting changes in tax treatment and increasing flexibility of pensions.

     The Personnel Security Plan provides a package of products and services to employers which make a wide range of products and services, including disability pensions, medical and life insurance products, available to employees. Through the Personnel Security Plan, NN also offers services to the employer. These services are designed to enable the employer to limit the costs related to employee illnesses, and include a help-desk which employers can utilize in case of sick employees. Because NN has contacts within the field of healthcare, it can select a source for medical treatment where the waiting period for treatment is kept to a minimum. A customized advisory program for the employer is another service which NN offers, in close cooperation with the independent intermediaries. The Personnel Security Plan also provides clients with convenience through a user-friendly automation system.

     Through NN Life, NN also sells and administers a broad range of life insurance and pension products and other financial and support services for both the group and individual markets. In addition to life and pension products, NN offers insurance products and services in the areas of medical expenses, disability, accident insurance, and related areas through NN General and NN Health Care. In 1996 the premium income written by NN General and Health Care reached a record level, exceeding NLG 2.2 billion.

     NN General also offers a broad range of non-life insurance products to middle and upper income individuals and to small and medium-sized companies, while NN Health Care offers medical expense insurance through NN as well as for other ING subsidiaries such as RVS Insurances and Tiel Utrecht.

     InterAdvies. InterAdvies offers banking products and combinations of insurance and banking products through the independent intermediary channel. The banking products are mostly simple savings and lending products, where competition is mainly based on price. Since margins in the Dutch market are declining as a result of heavy competition, InterAdvies has opted for a strategy which focuses more on selling advice-sensitive, value-added products.


     InterAdvies operates through three commercial marketing units: NN Financiele Diensten, NVB/VOLA and Regio Bank. Each of these is responsible for product development, marketing, sales and underwriting of the products sold under its label, with product and client-based administration for all marketing units being centrally managed. InterAdvies' different marketing units provide a broad range of consumer credit, banking and bancassurance products to the retail market. At December 31, 1996 InterAdvies had NLG 6.1 billion in savings deposits, NLG 2.8 billion in outstanding mortgages and NLG 1.9 billion in outstanding commercial loans.


     In addition to NN and InterAdvies, ING Nederland's independent intermediary channel is utilized by Tiel Utrecht Verzekeringen, which primarily sells unit-linked individual life insurance, and by Nationale Borg, a specialized provider of fidelity and surety products. In 1996, Tiel Utrecht and Nationale Borg had premium income of NLG 483 million and NLG 55 million, respectively.

     Branches

     ING Nederland's branch distribution channel utilizes the branch networks of ING Bank Nederland, Westland/Utrecht Hypotheekbank, the Crediet en Effecten Bank and ING Lease Holding, each of which targets a separate client and product base.

     ING Bank Nederland. ING Bank Nederland ("IBN"), which conducts its business through 390 branch offices in the Netherlands, offers a complete package of financial services to large, medium and small-sized companies and institutions, as well as self-employed and other individuals. IBN primarily targets customers who require personal advice and service. IBN has a staff of 8,500. In an effort to establish closer relationships with its clients, IBN's commercial activities are divided into six customer groups: corporate banking, private banking, SME-market (small and medium-sized enterprises), large enterprises, personal market and payment transfer. IBN provides a full range of commercial banking activities and life and non-life insurance products. The total portfolio of loans amounted to NLG 85 billion, NLG 32 billion of which represented the residential mortgage portfolio. IBN's market share in residential mortgage loans provided by banks continued to advance from approximately 11% in 1995 to over 11.5% in 1996.

     IBN's strategy is to further develop and implement the concept of fully integrated financial services, drawing upon the knowledge and know-how developed in the rest of ING. For example, since 1995, IBN has utilized the products, systems and expertise of NN in providing bancassurance. The IBN bancassurance formula allows IBN's branches to render integrated financial services by delivering both bank and insurance products to the same client. As part of this effort, IBN branch staff have been reinforced with specialists in the life and non-life insurance fields. In addition, in conjunction with NN, IBN has developed a range of insurance products for the corporate market, including employee benefits products. Management believes that the IBN bancassurance formula creates added value for ING by reducing unit costs, since insurance is sold through the existing branch network and since the cross-selling of multiple products to existing clients generates more income than acquiring new clients.

     The reorganization of ING's corporate banking activities in connection with the establishment of ING's four management centres has enhanced IBN's commercial effectiveness in the upper segment of the corporate market. An important factor here is the synergy which can be generated by combining the expertise of different business units within ING. IBN is cooperating successfully with NN, ING Barings and ING Investment Management in developing custom-made solutions for a number of large and complex financing projects on behalf of clients. To provide further support for the IBN branch network in corporate lending activities, the head office departments specializing in the various sectors of industry are being strengthened. Contacts with IBN's large corporate customers are being supported by a specialized corporate banking department within IBN. There is also increasing emphasis on bancassurance services.

     Despite strong competition in the funds transfer market, IBN (including Postbank Corporate Funds Transfer) has succeeded in advancing its position in corporate funds transfer. Further efficiency gains were made and advantage was taken of the synergy between Postbank and IBN, and new products and services were developed which were well received by the market. IBN is participating in the chipcard project of Interpay (a jointly owned service provider from Dutch commercial banks) named the "Chipknip".

     In March 1995, a 28.8% interest was acquired in Bank Mendes Gans, which was recently increased to 59%. This company specializes in high-quality funds transfer services for multinationals.

     Private banking operations expanded substantially in 1996. As the government withdraws from social security provision and the number of high net worth individuals in the Netherlands increases -- as a result of transfers of company ownership among other reasons -- the demand for tax-efficient capital accumulation products is growing. Matters such as management succession, individually tailored pension plans and the setting up of professional practices require more personal and specialized advice and custom-made products and services. By creating private banking teams to specifically address the growing market represented by high net worth individuals, IBN is able to focus its services more effectively on this customer group.


     Other Banking Units. The other banking units in the ING Nederland branch distribution channel are Westland/Utrecht Hypotheekbank N.V. and Crediet en Effectenbank N.V. Westland/Utrecht Hypotheekbank N.V. is engaged in medium and long-term lending. Its two main activities are corporate and personal mortgage lending. In 1996, the loan portfolio of Westland/Utrecht Hypotheekbank N.V. amounted to NLG 13 billion, equally distributed between corporate and private clients. Crediet en Effectenbank N.V. is one of the smaller banks in the Netherlands and is focused on complete financial planning for wealthy individuals and on financing the medical sector. In 1996, the total assets of Crediet en Effectenbank N.V. amounted to over NLG 4 billion.



     ING Lease. ING Lease Holding ("ING Lease") is the holding company of both general and asset specialized leasing companies in the Netherlands and abroad. Today the consolidated portfolio exceeds NLG 10 billion, placing ING Lease among the ten largest European leasing companies. ING Lease has more than 40 subsidiary companies in ten European countries and representative offices in Singapore and New York. ING Lease opened a representative office in Poland in 1996 and plans to open representative offices in the Czech Republic and Hungary in 1997. More than 70% of new business written by ING Lease originates outside the Netherlands. The principal components of ING Lease's strategy are diversification of assets, expansion in Europe and specialization in asset management, with an emphasis on products with a high value added such as vendor leasing, international equipment finance and full service operating leases.


     The asset-specialized subsidiaries of ING Lease concentrate on full service leasing of cars, vans, trucks and agricultural equipment. The lease products related to this type of asset management are usually sold through these subsidiaries' own European network. CW Lease, one of the leading players in both the Dutch and European car leasing markets, manages a fleet of 43,000 cars. Subsidiaries in Belgium, Luxembourg, England, Germany and France belong to the European chain of CW Lease companies. The number of trucks managed by Runoto, via subsidiaries in the Netherlands, Germany and Belgium, amounts to 6,700.

     Tied Agents


     RVS Insurances (RVS Verzekeringen) ("RVS"). Several member companies of ING, including RVS, make use of tied agents. A tied agent works exclusively for one insurance company. This can take several forms. In the case of RVS, tied agents are employees, and unlike independent intermediaries receive a fixed salary plus a commission on the business produced. Independent intermediaries work on commission basis only. RVS markets itself as a family insurer and offers a unique combination of advice through its tied sales organization and competitive products using modern direct marketing techniques. In the Netherlands, RVS is the largest insurance company with a direct sales organization. With a nationwide network of more than 1,100 agents, RVS supplies service and advice to almost 1 million private customers. Despite competition in the Dutch individual insurance market, RVS's premium income rose by 4.5% in 1996 to approximately NLG 1.1 billion. All RVS agents have been equipped with advanced laptop computers which cover the entire product range and provide all the information needed to advise their customers. With these innovations, RVS has significantly enhanced its competitiveness in the Dutch individual market.


     RVS has recently changed its organizational structure from a product-oriented focus to a more customer-oriented focus. In early 1997, for example, RVS was the first financial services provider in the Netherlands to introduce a special package of services for senior citizens. This package includes a number of financial products and care services. The basic package was initially offered to 40,000 RVS customers in the 50+ age bracket, and was subsequently offered to customers by other affiliated companies.

  ING FINANCIAL SERVICES INTERNATIONAL

     General

     ING Financial Services International ("FSI") comprises ING's international insurance and retail banking operations located in 27 countries outside the Netherlands, including the representative offices in China and Brazil. The management of FSI's insurance operations is shared by three regional offices for the respective geographic regions of Europe & South America, North America and Asia & Australia, while its banking operations are managed centrally from the Netherlands. FSI's extensive distribution networks are used as a channel to facilitate selling a wide range of financial services to individual consumers and small and medium-sized enterprises. FSI strives to offer integrated financial services in markets where such integration provides added value to its customers. In this respect FSI makes use of the expertise ING has gained with integrated financial services in the Netherlands. The provision of integrated financial services by FSI takes various forms in different countries, in each case within the limits of local legislation and regulations for the banking, insurance and investment businesses. As part of ING's integrated financial services approach, FSI has in recent years acquired interests in retail banking operations in Hungary, Italy and Poland as well as insurance and mutual fund management businesses in Australia, Canada and the United States.


                 [ING FINANCIAL SERVICES INTERNATIONAL CHART]

---------------
* Representative offices only.

     Since the 1970s, ING's strategy for its international insurance operations, which have now been consolidated under FSI, has been to expand using three approaches. The first approach has been to acquire well-respected local companies, allowing them to retain a high degree of autonomy in determin-ing how to serve their markets. ING FSI has pursued this route to internationalization in Australia, Belgium, Canada and the United States.

     The second expansion route has been through the establishment of greenfield life insurance companies, primarily in emerging markets, selling products through tied agents. In countries where FSI has started greenfield operations, the initial focus has been on one line of business, generally life insurance. Once the operation has reached a more advanced stage, the introduction of additional distribution channels and complementary products is considered. ING FSI began building up greenfield businesses in Spain and Greece in the 1980s. Since then, ING FSI has become the first European insurer to be granted licenses to commence life insurance operations in Japan, South Korea, and Taiwan. ING FSI was also one of the first Western companies to venture into the life insurance markets in the Czech Republic, Hungary and Poland. In 1996, FSI started new life operations in Argentina, Mexico and the Slovak Republic. FSI received licenses for life operations in the Philippines and Romania in 1996 and 1997, respectively, and expects to commence operations in these markets in 1997. FSI intends to continue establishing greenfield operations in suitable countries in the years ahead.

     The third expansion route has been through the organic growth in ING's existing markets. This approach allows FSI to leverage its market knowledge and presence and to broaden its product and distribution capabilities in existing markets. In the United States, such "goldfield" businesses have been established in life reinsurance, institutional markets (such as GICs) and the stop-loss business. In Ontario, Canada, a direct response non-life insurance operation has been established, and in Australia a "goldfield" bank has been set up.

     FSI Insurance

     The following sets forth certain summary financial data for FSI's insurance operations by geographic region for the periods indicated.

                                                               YEAR ENDED DECEMBER 31,
                                                             ----------------------------
                                                              1996       1995       1994
                                                             ------     ------     ------
                                                                    (NLG MILLIONS)
     Europe & South America(1)
       Gross premiums written..............................   2,337      2,049      1,764
       Results before taxation.............................     184         85         62
     North America
       Gross premiums written..............................   7,664      6,644      6,740
       Results before taxation.............................     491        490        367
     Asia & Australia
       Gross premiums written..............................   3,581      2,660      2,940
       Results before taxation.............................     184        122        199
               Total gross premiums written................  13,582     11,353     11,444
               Total results before taxation...............     859        697        628

---------------
(1) Excluding the Netherlands.

     Europe & South America

     FSI's insurance business in Europe (outside the Netherlands) is mainly made up of mature business units in Western Europe and greenfields in Central and Eastern Europe. In South America, FSI has mature business units in the Netherlands Antilles and Aruba and is starting up a greenfield in Argentina. Opportunities for setting up life operations in other countries in South America are currently being studied. A representative office was established in Brazil in 1996.

     The total premium income of FSI Europe & South America was NLG 2,337 million in 1996, comprised of NLG 1,800 million from life insurance and NLG 537 million from non-life insurance. The region's overall result before the effects of taxation amounted to NLG 184 million in 1996.

     The insurance products sold by FSI in Europe & South America vary depending on the nature of the local operations and markets in a particular country. In mature markets such as Belgium, a broad array of individual and group life and individual and commercial non-life products are offered which are generally similar to those offered by ING Nederland in the Dutch market. See
"-- Management Centres -- ING Nederland -- Products -- Insurance Products". Through insurance greenfield operations, however, FSI generally offers a more limited range of products, oriented primarily towards individual life insurance, with particular terms and conditions dictated by local market conditions and regulations. The following table sets forth the breakdown of FSI's life and non-life premiums in Europe & South America for the years indicated.

                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                                         ---------------
                                                                         1996      1995
                                                                         -----     -----
                                                                         (NLG MILLIONS)
     Europe(1)
       Life premiums
          Individual...................................................  1,576     1,350
          Group........................................................    172       140
                                                                         ------    ------
          Total........................................................  1,748     1,490
       Non-life premiums...............................................    450       426
     South America
       Life premiums
          Individual...................................................     24        22
          Group........................................................     28        32
                                                                         ------    ------
          Total........................................................     52        54
       Non-life premiums...............................................     87        79
                                                                         ------    ------
               Total...................................................  2,337     2,049
                                                                         ======    ======

---------------
(1) Excluding the Netherlands.

     Europe

     Belgium. FSI serves the Belgian insurance market through two companies, De Vaderlandsche and RVS Belgium, which sell individual, pension and group life products and non-life products similar to products in the Dutch market. In Belgium, FSI distributes insurance products through independent brokers as well as through company sales agents. Investment-type life insurance and single premium products are sold through a subsidiary established in 1994 in Luxembourg which realized premium income from single-premium contracts of NLG 191 million in 1996. ING's market share in 1996 was 3.7% in the Belgian life insurance market and 3.8% in the non-life insurance market based on premiums written. Total premium income was NLG 1,026 million in 1996 (including Luxembourg).

     Czech Republic. In May 1992 Nationale-Nederlanden became the first foreign company to obtain a license to operate in the Czech Republic insurance market, and through NN Czech began selling a range of standard individual life insurance products, including endowment, whole life and term products. In cooperation with the largest Czech employers' association (the Association of Industry and Trade) and an Austrian investment company (EPIC), a private pension fund was established, which began operations in March 1995 and in which ING now holds a 100% interest.

     In 1996, NN Czech recorded premium growth of 59% in local currency. Gross premiums written in 1996 were NLG 128 million. NN Czech's share of the Czech individual life insurance market was approximately 19% in 1996.

     Greece. FSI is represented in the Greek life and non-life insurance markets by NN Greece. NN Greece mainly sells individual life insurance and hospitalization riders, group life insurance and non-life insurance. Total premium income in 1996 was NLG 277 million. The life portfolio represented a market share of about 14%, making NN Greece the second largest life company in the country. The non-life operation writes a modest book of fire and automobile insurance. Funds under management for third parties by NN Greece rose to NLG 635 million in 1996 from NLG 356 million in 1995.

     Hungary. In September 1991 NN Hungary started selling individual life insurance. NN Hungary has a network of 30 sales offices throughout the country and a sales force of some 2,300 agents. The acquisition of the principal assets and liabilities of Dunabank by ING Bank in February 1996 will contribute to the development of an integrated financial services business in Hungary. In 1996 NN Hungary continued to grow, with gross premiums increasing to NLG 196 million from NLG 161 million in 1995. The growth was partially attributable to life insurance premiums having become partially tax-deductible as from 1995. With a 1996 market share of approximately 36% in terms of premium income, NN Hungary is the largest provider of individual life insurance in Hungary, including whole life and term products. In July 1996, NN Hungary launched a mutual fund to provide alternative investment opportunities for private pension monies following the privatization of the Hungarian pension system.

     Italy. In connection with the acquisition of Sviluppo Finanziaria, ING Insurance applied for a license to open a branch office for the purpose of selling life insurance in Italy in 1992. Early in 1993, ING Insurance received such a license and NN Italy started as a greenfield operation in April 1993. Individual life and pension products are sold through ING Sviluppo's network of professional financial advisers. NN Italy's gross premium income was NLG 110 million in 1996.

     Poland. NN Poland started selling individual life insurance products in January 1995. An investment-linked insurance product was successfully introduced in the autumn of 1995, which was followed by group insurance products in 1996. The products are mainly sold through tied agents and partly through the branch offices of Bank Slaski (in which ING has a majority interest). Gross premiums written in 1996 were NLG 35 million. Based on new business, NN Poland is already among the five largest individual life insurance companies in the country.

     Romania. In early 1997, ING received a life insurance license in Romania, and expects to commence greenfield insurance operations during 1997.

     Slovak Republic. NN Slovakia began selling insurance products in July 1996. Initially, the company will focus on individual life policies, which products are being sold through a network of tied agents. NN Slovakia intends to start selling an investment-linked insurance product in 1997.

     Spain. In 1978 NN Spain started as a life insurance greenfield. The products NN Spain sells include individual life insurance and term products. NN Spain's life-related premium income continued to grow in 1996, with NLG 404 million in written premiums, an increase of NLG 74 million from NLG 330 million in premiums in 1995. NN Spain is among the top five insurers in the individual market in terms of premium income. Non-life premiums written in 1996 were NLG 21 million. NN Spain's products are marketed through a sales force of approximately 5,500 agents.

     South America

     Argentina. In 1995 ING bought a license to establish a life insurance operation in Argentina, which started operations in November 1996. ING Insurance Argentina is FSI's first greenfield operation in South America. The company is selling individual life insurance products, including universal life and term products to middle and higher income earners.

     Netherlands Antilles and Aruba. ING Fatum is headquartered in Curacao, with sales offices in Aruba, St Maarten and Bonaire. In Curacao, where ING Insurance has been active through general agents since 1904, a non-life branch was established in 1938, followed by an office in Aruba in 1948. A complete range of individual and group life and non-life products is offered, modeled after Dutch products. ING Fatum offers individual as well as group life insurance. Total premium income in 1996 was NLG 139 million. ING Fatum had a market share of approximately 40% for both life and non-life in 1996.


     North America

     FSI North America is a multi-distribution network of insurance companies throughout the United States, Canada and Mexico. FSI's insurance business in North America is made up of mature business units in the United States and Canada and a life insurance greenfield in Mexico which started operations in January 1996.

     Products

     Total premium income reported by FSI North America was NLG 7,664 million in 1996, comprised of NLG 4,586 million from life insurance and NLG 3,078 million from non-life insurance. The region's overall result before taxation was NLG 491 million, representing 57% of FSI's total result from insurance operations before the effects of taxation.


     FSI provides a wide range of life and non-life products in the United States and Canada. The following table sets forth premium income for FSI's United States and Canadian operations by product for the years indicated.


                                                                       YEAR ENDED DECEMBER 31,
                                                                       -----------------------
                                                                        1996            1995
                                                                        -----           -----
                                                                           (NLG MILLIONS)
Life products:
  Traditional life....................................................    673             623
  Interest sensitive..................................................  1,365           1,334
  Annuities...........................................................    172             132
  GICs................................................................  1,759           1,405
  Other...............................................................    617             304
                                                                        -----           -----
     Total life.......................................................  4,586           3,798
Non-life products:
  Automobile..........................................................  1,299           1,180
  Personal property...................................................    512             465
  Commercial..........................................................    558             559
  Workers' compensation...............................................    219             220
  Medical stop-loss...................................................    205             166
  Health..............................................................    129             131
  Other...............................................................    156             125
                                                                        -----           -----
     Total non-life...................................................  3,078           2,846
                                                                        -----           -----
          Total.......................................................  7,664           6,644
                                                                        =====           =====

     The following is a description of the primary life and non-life products offered by FSI in North America.

Life

     Traditional Life. Traditional life insurance policies generally consist of whole life and term life. Whole life policies are permanent policies that provide insurance over the insured's entire life and the face amount of the policy is paid only upon death of the insured. Some whole life policies provide for a CASH SURRENDER VALUE to be paid upon early termination of the policy. Term policies are temporary and provide insurance over a specified period of time.

     Interest-Sensitive Life. Interest-sensitive products consist primarily of UNIVERSAL LIFE type policies, which provide both life insurance protection and a savings component. Premiums paid by the policyholder are credited to the contract value from which periodic charges for mortality and administrative expenses are deducted. Interest is credited to the policy owner on the amount of the contract value after the various charges have been deducted. The interest rate is periodically determined by the company. The insured frequently may change the face amount and premium amount during the life of the policy as needed.

     Annuities. An annuity contract is an arrangement whereby an annuitant is guaranteed to receive a series of stipulated amounts commencing either immediately or at some future date and includes both fixed and VARIABLE PRODUCTS.

     Guaranteed Investment Contracts (GICs). GICs are generally purchased by large pension funds and provide a guaranteed rate of return over the life of the contract with the insurance company accepting the spread risk. The GIC provider
(ING) guarantees that if participants withdraw their money from the plan, the provider will pay to the plan the book value of the account, regardless of the market value of the underlying assets.

     Other. Other products include variable life, which is similar to traditional whole life, separate account contracts, and group life insurance. The separate account assets are segregated from other investments of the insurance company, and they operate much like mutual funds. The contracts have a deferral phase in which the assets (units) earn a return. At the end of the deferral phase the contract holder selects a method of payout.

Non-Life

     Automobile. Personal auto insurance covers individuals against financial loss because of legal liability for automobile related injuries (bodily injury and medical payments) or damage to the property of others caused by accidents arising out of ownership, maintenance or use of an automobile. Commercial auto insurance is generally the same as personal auto, but coverage is for a fleet of automobiles for businesses or other organizations.

     Personal Property. Homeowner's policies are typically the largest type of insurance in this category, which cover perils such as fire, theft of personal items, storm related losses, and additional living expenses.

     Commercial. Generally, these types of policies do for commercial risks what the homeowner's policy does for the individual, but with more emphasis on liability to others.

     Workers' Compensation. Workers' compensation policies cover businesses for job related injuries to or disability or death of their employees, without regard to fault.

     Medical Stop-Loss. This type of coverage serves companies that self insure up to a maximum (stop-loss) per employee.

     Health. Generally, health insurance provides for protection against the loss of income through partial or total disability and reimbursement of hospital and other medical expenses.

     Other. Other non-life products include surety bonds, coverage for goods in transit and product liability coverages.

     United States


     ING has a long history in the United States, and is committed to further strengthening its existing operations in the United States and optimizing their performance. In 1996, premium income from life insurance amounted to NLG 3,952 million and from non-life insurance amounted to NLG 1,606 million. To enhance ING's position in the United States, potential acquisitions are being studied to reinforce its position in the traditional life insurance, annuity, and investment-linked (including variable life) markets.


     FSI's market share was 1% of the United States life insurance market and 0.3% of the non-life market in 1995 based on premiums written. The United States life and non-life markets, though consolidating, remain highly fragmented and subject to intense competition as clients move towards investment, savings, and pure risk products. Although banking and insurance operations are still in many areas segregated by law, increasing bank participation in the insurance market threatens to intensify competition. ING recognizes the increasing competitive pressures as this marketplace consolidates and new investment product lines are introduced. Therefore, ING's businesses are focusing on improving operating fundamentals, in order to consolidate ING's position as a prominent and low-cost producer in traditional insurance products. FSI's units are also strengthening their ties with their distribution channels by offering a broader product line (either provided by ING or provided by strategic business partners) in estate preservation, retirement planning, and asset and income protection.

     Life operations. The United States life operations market a wide variety of individual life and annuity, group life, medical stop-loss insurance, GICs, and life reinsurance products. FSI's life insurance corporate entities in the United States include Columbine Life (incorporated in 1980), First ING Life of New York (acquired in 1992), Life of Georgia (acquired in 1979), Midwestern United (acquired in 1976), Security Life of Denver (acquired in 1977) and Southland Life (acquired in 1989). The strategic business units are:


          LIFE OF GEORGIA operates exclusively in the home service market and has a full-time agency field organization numbering approximately 1,050. The home service market generally includes lower to middle-income customers with relatively simple insurance needs and who require relatively low amounts of coverage. In the home service market, the agent typically presents proposed insurance products in the prospect's home and would likely visit again in addressing future needs such as death benefits or policy loans, and may also collect premiums at a client's home. Generally, the home service market is mature and is not growing. While it has traditionally sold whole life products to the lower income market, Life of Georgia has gradually moved toward the middle-income market with a more diversified product range.


          SECURITY LIFE INDIVIDUAL INSURANCE markets a broad range of life insurance products through some 2,200 Personal Producing GENERAL AGENTS ("PPGAs"). PPGAs are INDEPENDENT AGENTS whose primary responsibility is production, but who may contract sub-producers. Their primary source of income is from commissions on personally produced business and to a much lesser extent, override commissions on the business of sub-producers (full-time agents or brokers working under the PPGAs). PPGAs work through regional officers/directors of agencies and managing general agents. Security Life of Denver, which is licensed to operate in 49 states, targets professionals, affluent individuals and corporate and small business customers. In 1994 this business unit began to sell variable life and annuity products.

          THE SOUTHLAND GROUP consists of a general agency group and a stop-loss group. The general agency group distributes life insurance through 100 managing general agents and provides access to a field force of 5,000 independent agents. The general agency group has a strong presence in the very competitive universal life segment and is licensed to operate in 47 states. The general agency group focuses on the upper middle-income bracket and caters to the insurance needs of individuals and small business owners.



          The stop-loss group is the fourth largest stop-loss underwriter in the excess medical risk protection market. The core customers of the stop-loss group are employers with self-insured medical plans. Its strength has been its ability to profitably adapt to meet the needs of the changing United States health care environment and build a distribution network.



          SECURITY LIFE REINSURANCE is the professional life reinsurance arm of ING in the United States and is the fourth largest life reinsurer in the United States, based on 1995 sales. Its primary focus is assisting its clients in total life insurance risk management; its primary activity is individual life reinsurance, offered to insurance companies throughout the United States. Security Life Reinsurance's focus has been to strengthen its domestic reinsurance position and broaden its product line to new risk transfer products, risk management services and structured finance.


          ING INSTITUTIONAL MARKETS offers GICs and GIC alternatives to defined contribution programs and other institutional buyers through Life of Georgia, Security Life of Denver, and Southland Life. GICs offered by ING Institutional Markets consist primarily of traditional products, which guarantee a fixed rate of interest and a return of principal to the contractholder. ING invests the cash received from the contractholder and recognizes as net income the difference between the earnings on the assets and the interest credited to the contractholder.

          ING Institutional Markets also provides alternative GIC products consisting of synthetic and separate account GICs, on a small but growing scale. The contract holder selects an investment advisor to manage the investments related to the GICs. Prior to the sale of the GICs, ING reviews both the investment advisor and the investment guidelines. For both the synthetic and separate account GICs, ING earns a fee for providing book-value withdrawals to plan participants. All investment income, gains and losses are recognized by the contractholder, and the asset default, prepayment, reinvestment and interest rate risks all reside with the contractholder. Withdrawals can result in a gain or loss for ING. The majority of ING's GIC contracts are participating contracts under which gains and losses resulting from withdrawals are passed through to the contractholders via the book value accretion rate. Because a minimum interest rate of 0% is guaranteed, ING is exposed to risk only when withdrawals result in significant loss.


     Non-life operations. The non-life insurance operations of FSI in the United States are organized under The Netherlands Insurance Companies ("TNIC"). TNIC is a corporate family of regionally-focused independent companies writing conventional non-life lines of business with an emphasis on account-based personal lines and small to medium-sized traditional commercial risks through a network of 1,450 independent property and casualty agents and 450 fidelity and surety agents. TNIC had NLG 1,284 million in gross written premiums in 1996.


     TNIC's principal member companies include Indiana Insurance, The Netherlands Insurance and Peerless Insurance. The above noted insurance products are marketed by these companies. Although sharing core support services, each company focuses on a defined geographic area. The core operating territories are located within 15 Eastern and Midwestern states.

     Canada

     ING has been present in Canada since 1956, when it acquired Commercial Life Assurance, now integrated into NN Financial. In 1959, ING acquired Halifax Insurance, Canada's oldest insurance company. In the Canadian market, ING's strategic emphasis is on developing and enhancing the performance of existing business units.

     The strategic priorities for FSI's Canadian operations are addressing the following three major changes in the competitive environment in the industry:

        -- consolidation;

        -- the entry of banks and credit unions into the insurance industry; and

        -- challenges to independent brokers from other distribution channels.

     A major priority is to strengthen the relationships of the brokerage firms (NN Financial, Commerce Group, Halifax Insurance, and Western Union) with their independent intermediaries through technology, new products and marketing assistance. In addition, ING's strong position in the non-life insurance market will continue to be enhanced by taking advantage of the opportunities for consolidation and acquisition in the Canadian marketplace. The direct response channel, although currently relatively small, is expected to be ING's fastest growing channel in Canada. Belair Insurance focuses on rapidly expanding its direct response business, both through organic growth and geographic expansion.

     Life operations. Since 1990 ING has been operating in the Canadian life insurance market as NN Financial. Its gross life premium income was NLG 631 million in 1996. The distribution channels used are independent MANAGING GENERAL AGENTS, independent intermediaries and life insurance brokers. NN Financial distributes its products across Canada via a network of 63 Managing General Agents representing more than 5,000 brokers. The products sold are individual life and investment products. While NN Financial's market share of life insurance in force is small, the company has grown to become a market leader in terms of new sales in the universal life market.


     Non-life operations. FSI's Canadian non-life operations are conducted through Commerce Group, Halifax Insurance and Western Union, which distribute their products through some 2,300 independent agents across Canada. Each company focuses on a particular region of the country. Commerce Group offers all lines of non-life insurance in Quebec. Halifax Insurance operates in Ontario and the Maritimes, while Western Union operates in Alberta and British Columbia. The companies focus on the personal and small to medium-sized commercial markets.



     In 1995 ING acquired the Ontario-based Wellington, a medium-sized non-life insurance company which sold fire, automobile and miscellaneous insurance products through approximately 700 independent brokers to individuals and companies. Wellington was subsequently integrated with other members of FSI's Canadian non-life operations.



     In addition to its independent agent channel, FSI provides non-life insurance on a direct response basis through Belair Insurance. Belair manages more than 200,000 home and automobile insurance policies to customers recruited generally through radio and television campaigns, billboard advertisements, and other media sources. Products are marketed and sold mainly by phone through two call-centres and 35 branches in Quebec, Ontario and New Brunswick. Recently, Belair has also focused on supporting rapid expansion of and investment in state-of-the-art call centre technology.


     In 1996 the combined gross premiums of the Canadian non-life insurance activities were NLG 1,472 million. ING Canada ranked second in Canada in the non-life sector, with a market share of more than 6% in 1995.

     Mexico

     Based in Mexico City, ING Seguros began selling individual life insurance products in January 1996, utilizing a distribution force of 204 financial advisers. It plans to increase the number of financial advisers and distribute its products throughout Mexico. The company targets the middle and high income market with retirement, college education and family protection plans. It has also launched a universal life segregated funds product. ING entered the Mexican pension administration business in February 1997, through a joint venture with Bank Bital.

     Asia

     In Asia, FSI's insurance operations concentrate mainly on selling life insurance. Together with Central Europe and South America, Asia is a region where FSI intends to expand its life insurance operations in the years ahead.

     Products


     Total income attributable to premiums reported by FSI's insurance operations in Asia and Australia amounted to NLG 3,581 million in 1996, comprised of NLG 2,888 million from life premiums and NLG 693 million from non-life premiums. The overall result before tax in 1996 was NLG 184 million. The following sets forth the breakdown of FSI's Asia and Australia insurance premiums by type of product for the years indicated.


                                                                   YEAR ENDED DECEMBER 31,
                                                                   ------------------------
                                                                    1996            1995
                                                                    -----           -----
                                                                       (NLG MILLIONS)
    Asia
      Life
         Individual...............................................  1,429           1,267
         Group....................................................     17              17
                                                                    ------          ------
              Total Life..........................................  1,446           1,284
      Non-life....................................................    123             101
                                                                    ------          ------
              Total...............................................  1,569           1,385
    Australia
      Life
         Individual...............................................    159             113
         Group....................................................  1,283             646
                                                                    ------          ------
              Total Life..........................................  1,442             759
      Non-life....................................................    570             516
                                                                    ------          ------
              Total...............................................  2,012           1,275
                                                                    ======          ======

Life


     China. FSI expects the People's Republic of China to become an important market for the long-term growth of ING's international insurance operations. In 1993 ING Insurance obtained licenses to open representative offices in Shanghai and Beijing. Licenses for Guangzhou (1994), formerly known as Canton, and Dalian
(1996), have also been obtained. These representative offices carry out market research, develop promotional activities and maintain contacts with government institutions and companies. FSI expects, in the coming years, to obtain permission to upgrade its representative offices into operating business units which will sell life insurance to Chinese customers.


     Indonesia. ING and its local partner Penta Group have applied for a joint-venture life insurance license under the name PT ING Penta Insurance. The joint venture expects to receive the license and commence operations in 1997.

     Japan. In 1986 ING Insurance became the first European insurer to establish a branch office for life insurance in Japan. The Japanese operations became profitable in 1992, ahead of its business plan. In 1995 this greenfield operation was converted from a branch office of NN Life into an independent local company called ING Life Insurance Company ("ILIC"). ILIC Japan distributes its life insurance products through a network of independent agents consisting of independent agencies, tax consultants and certified public accountants. Despite changes resulting in less favorable tax treatment of ILIC Japan's most important product, ILIC Japan increased its premium income from the small to medium enterprise market by 13%. Premium income amounted to NLG 1,281 million in 1996 and in local currency premium income grew by 25%. In 1996 the insurance portfolios continued to show strong growth, which was realized through continued expansion of the number of branches, offices and agencies. In addition, the opening of a second distribution channel of tied agents also increased sales. In 1995, its share of the life insurance market was 0.3%.

     Philippines. In November 1996, ING obtained a license to sell life insurance in the Philippines. Preparations are currently underway to commence operations in the summer of 1997.

     South Korea. The greenfield life insurance in South Korea commenced operations in 1989, selling its products through independent part-time agents. A full-time direct sales organization was set up at the end of 1990. In 1992 the branch office was converted into a subsidiary called the Netherlands Life Insurance Company which generated premium income of NLG 81 million in 1996. The field organization of some 250 tied agents concentrates mainly on the individual life market. Its share of the life insurance market was 0.1% in 1995.


     Taiwan. The Taiwanese life greenfield started in 1989 as a branch of ING's American subsidiary, Life of Georgia ("LOG"), as government regulations only allowed United States insurance companies to operate alongside local companies. LOG Taiwan uses some 1,200 tied agents with the support of 30 sales offices to distribute its life insurance products. It sells a range of traditional whole life policies as well as basic life covers, accident and health riders and travel insurance. LOG Taiwan achieved a 38% increase in total premium income, to NLG 127 million, in 1996.


Non-life

     FSI also sells non-life insurance in Asia through branch offices in Brunei, Hong Kong and Singapore. The Hong Kong and Singapore markets are highly competitive, whereas Brunei is a small, underserved market. The branches sell their products to corporate as well as to individual clients, mainly through independent agents and brokers. The branches sell health insurance products under the Blue Cross label for individual and family health plans, as well as Blue Cross Label group products. The health insurance plans have contributed greatly to the development of ING's insurance operations in this region. There is no relationship between ING's Blue Cross name and the Blue Cross organization in the United States. ING has registered the Blue Cross trade name and logo in the countries for which ING acquired the right to use such trade name and logo. Non-life branch office premiums in Asia were NLG 58 million in 1996.

     Indonesia. FSI conducts its non-life insurance business (including the sale of medical products) in Indonesia through an 80% participation in ING Insurance Indonesia, a joint venture with the Indonesian Lippo Group established in 1976. ING Insurance Indonesia markets standard non-life products. Its office staff numbered 85, with a field staff of 8 in 1995. ING Insurance Indonesia generated premium income of NLG 23 million in 1996. Its share of the non-life insurance market was 0.9% in 1995.

     Australia

     In Australia, ING operates through Mercantile Mutual, a wholly-owned group of companies, comprising a holding company with various subholdings. Mercantile Mutual is one of Australia's leading financial services groups and offers a broad range of products to its clients through independent intermediaries under one label. Mercantile Mutual's products and services include life insurance, non-life insurance, investment products, managed funds and superannuation funds. The life products have a distinct investment bias, with benefits related to investment performance. In Mercantile Mutual's capital-guaranteed business, policyholders share in the actual investment results achieved through the distribution of bonuses. The non-life operation generates fluctuating results, partly due to weather-related factors and to underwriting results in compulsory classes of automobile coverages. In 1995 the company was able to expand its distribution capacity through the acquisition of Le Fort Capital Corporation. This company operated RetireInvest, one of Australia's largest networks of financial advisers, as well as a funds management operation and a life company. The acquisition enabled RetireInvest advisers to have access to an expanded range of financial products. In 1996 Mercantile Mutual acquired Pacific Mutual

Australia, an investment management and life company. This acquisition will extend Mercantile Mutual's operations into listed property trusts and the New Zealand market. It will also expand its life and funds management business. Mercantile Mutual had an office staff of 1,830 in 1996. It manages total assets of over NLG 16 billion. In 1996 premium income was NLG 1,442 million from life insurance and NLG 570 million from non-life insurance. Its market share was 4% of the life insurance market and 4% of the non-life insurance market in 1995, the latest year for which such information is available.

     FSI Commercial Banking


     Australia. ING Mercantile Mutual Bank originally commenced operations in 1971 under the name of Mercantile Mutual Finance. In December 1994 ING Bank was granted a full banking license for Australia. The finance company was converted into a bank without branches. It started selling a range of banking products to private customers under the name of ING Mercantile Mutual Bank using the intermediary distribution networks of the Mercantile Mutual insurance organization. The bank's retail products include home (equity) loans, investment loans and deposit facilities. The existing mortgage and leasing activities of the finance company have been integrated into the new banking operation. ING Mercantile Mutual Bank also provides corporate banking services, using the resources of ING Bank's extensive worldwide network.


     Belgium. De Vaderlandsche Spaarbank (a savings bank) started marketing integrated financial services products in Belgium in March 1994. It is currently marketing loans, savings products and mutual funds through the distribution networks of ING's Belgian insurance companies, De Vaderlandsche and RVS Belgium.

     Canada. In Canada, ING Bank N.V. operates through a wholly-owned federal trust company subsidiary, which began a direct response retail banking program in April 1997. Savings and consumer lending products are marketed through the mass media, mail, and telephone and by fax.

     Greece. ING Bank Greece, which focuses mainly on retail banking, started its operations in August 1995. ING Bank Greece sells its products through specially trained agents selected from the insurance sales force of NN Greece who approach their clients with a broad financial services package. Banking products include deposits (both in local and foreign currencies), treasury bills and bonds, and VISA credit card facilities. The range of banking products offered by the agents will gradually expand to include consumer loans and other products. ING Bank Greece also provides treasury products and custodian services to NN Greece and its associated mutual fund company.

     Hungary. In February 1996, ING Bank acquired the principal assets and liabilities of Dunabank (Budapest), a Hungarian bank. This has given FSI a client base of more than 50,000 customers and a branch network of 10 offices as a starting point to expand retail banking activities in Hungary. The core businesses of Dunabank include the marketing of credit/debit cards and deposit certificates.

     Italy. ING Sviluppo, a Milan-based financial services group, provides a wide range of financial products and services for private customers and institutional investors, including capital market products, security transactions, asset management, mutual funds and insurance. Currently ING Sviluppo has a network of more than 800 financial advisers who work on a commission basis and sell banking and investment products as well as NN Italy's life insurance and pension products to personal customers. ING Bank Milan has obtained "primary dealer" status for its trading in government bonds. The Italian treasury paper telematic market is opened to all the dealers connected with this network, but only "primary dealers" and "specialists" are entitled to fix quantities and prices of the treasury bills bid and offered, while dealers can only accept quantities and prices offered or requested by primary dealers.

     Poland. In January 1994, ING Bank acquired a minority interest in Bank Slaski in Katowice in connection with the privatization of Bank Slaski by the Polish government, and in 1996 increased its stake to its current level of 54.1%. Bank Slaski covers the province of Silesia and its neighboring provinces in southeastern Poland. Its main activities are corporate lending and savings and deposits for the commercial and private markets. The bank has more than one million account holders. Bank Slaski is also active in the money market and is one of the key players in Polish securities brokerage. In recent years the bank has significantly extended its services in the corporate market and is also developing new products in retail banking. At year-end 1996, total assets amounted to NLG 5.1 billion and shareholders' equity was NLG 298 million. Life insurance products developed by NN Poland have been sold through the branches of Bank Slaski since January 1995.

  ING CORPORATE & INVESTMENT BANKING

     Introduction

     The management centre ING Corporate & Investment Banking, which employed an average of 7,700 employees in 1996, comprises three business units, IBI, ING Barings, and Treasury, Trading & Sales. CIB also includes the group's Global Clients Division and Global Risk Management department, which are central support units with international responsibilities. ING Bank International and ING Barings were supported by an international network outside the Netherlands of 125 offices in 51 countries at the end of 1996. In 1996 the total loan portfolio of ING Corporate & Investment Banking increased by 37.5% to NLG 53.9 billion, representing 26.7% of ING Bank's total loan portfolio.

     Reorganization

     In response to the rapid development and the increasing cooperation between corporate and investment banking, the business units under the Executive Committee ING Corporate & Investment Banking (IBI, Treasury, Trading & Sales and ING Barings) will be integrated. A steering committee has been formed to oversee the integration, headed by the Chairman of the CIB Executive Committee. All members of this steering committee will be appointed to the newly formed Executive Committee of CIB. It is intended to change the trade name of ING Corporate & Investment Banking to ING Barings, although some units will retain their current trade names, to the extent necessary. See "INFORMATION REGARDING ING -- Maintain Leadership Position in Emerging Markets".


     The international corporate and investment banking operations of ING have gained a reputation for being leaders in emerging markets corporate and investment banking. ING Bank also has a significant presence in international trade and commodity finance. ING's international operations in the field of investment banking have expanded rapidly in recent years, most notably as a result of the acquisition of the United Kingdom merchant bank, Barings, in March 1995. The acquisition of the principal assets and liabilities of Barings has contributed considerably to ING's international name recognition and access to potential clients.

                        [EMERGING MARKETS BANKING CHART]

     ING Bank International


     Most of ING's international corporate banking activities are concentrated in IBI, with an international network outside the Netherlands of 77 branches in 48 countries at the end of 1996. IBI's activities are organized by Emerging Markets Banking, International Corporate Banking and Financial Institutions Banking Activities, conducted through local branch offices and include payments and transfers handling, treasury products, capital market transactions, local corporate finance activities, import/export finance, cross border finance, LDC debt trading, debt conversion and debt reduction transactions, as well as advisory services. In International Corporate Banking, IBI focuses on trade and commodity finance, natural resources finance, export finance, power plant finance, telecommunications finance, media finance, international loan syndications, asset-backed finance and structured finance. In the area of Financial Institutions Banking, IBI is engaged in commercial activities for financial institutions in emerging markets (relationship management) and OECD markets, interbank trade finance, loan and letter of credit syndications with financial institutions, lending to financial institutions and interbank payment and clearing services.


     Emerging Markets Banking. IBI is particularly active in the emerging markets of South America, Asia and Eastern Europe, and has gained a worldwide reputation as a pioneer in this field. New offices were opened in 1996 in, among others, the following countries: Malaysia (Labuan), South Africa (Johannesburg), China (Xiamen) and Ecuador (Guayaquil). The representative offices in Mexico (Mexico City), the Philippines (Manila), Ecuador (Quito) and Colombia (Bogota) were also converted to full branches in 1996. Since the acquisition of Barings in 1995 and the formation of ING Barings, ING Barings and IBI offices have formed joint corporate finance teams in South America and Central and Eastern Europe, containing representatives of both ING Barings and IBI. They share or will share office space in most locations and will cooperate closely and continue to integrate operations in the future. Such measures are designed to further enhance the cooperation between ING Barings and IBI, in order to integrate the provision of investment banking and corporate banking services in the emerging markets and leveraging IBI's extensive foreign branch network, long history of international corporate banking and familiarity with emerging markets. See "-- Reorganization".

     International Corporate Banking. International loans to major corporations are an increasingly important component of IBI's loan portfolio. The bank also responds through the account management approach in which various ING business units act jointly to provide complex, multi-disciplinary financing packages. ING is also increasingly active as an arranger of international loans, is one of the leading banks in the area of trade and commodity finance and is a major participant in export and project finance. Despite increased competition and the resulting deterioration of lending margins, IBI has been able to grow its lending portfolio significantly while maintaining its selective lending policy.

     Financial Institutions Banking. IBI's cooperation with foreign banks is designed to assist IBI's corporate customers worldwide in the field of commercial transactions. IBI has developed a global correspondent banking network, numbering more than 3,000 banks in all. By concluding cooperation agreements, IBI has also strengthened its position in international funds transfer.

     ING Barings

     Acquired in March 1995, Barings is now fully integrated in the ING organization. Barings' research and investment banking activities are included within ING's corporate and investment banking activities as ING Barings, part of the CIB management centre, while the asset management activities of Barings are, as Baring Asset Management, part of the management centre ING Asset Management.


     ING Barings is organized along five product lines worldwide, with strong local and regional management. The five product lines include Equity Broking and Research, which encompasses research, broking, trading and sales coordination; Corporate Finance (emerging markets), which encompasses equity and debt underwriting as well as advisory services, in particular related to cross-border mergers and acquisitions; Corporate Finance (developed markets), which encompasses acquisitions, dispositions, mergers and equity issues as well as advisory services, in particular related to companies' capital structures and strategy issues; Debt and Derivative Trading and Sales, which encompasses emerging market debt transactions, equity derivatives trading, high yield assets trading and debt financial products transactions; and Banking, Structured Finance and Advisory, which encompasses debt advisory services, securitization and private placements.



     Equity Broking and Research. ING Barings' equity brokering and research product line specializes in research, brokerage and trading and sales coordination with respect to a broad range of listed and unlisted equity securities. ING Barings' research capabilities have traditionally been focused on emerging markets, where it has long been recognized as a leader in equity research with respect to a broad range of companies and markets. In 1996 new offices were opened in Central and Eastern Europe, India, Pakistan and South Africa. ING Barings has invested in a new client and research management system and employed new staff for research and trading.


     Corporate Finance. ING Barings' corporate finance activities are directed at both the emerging and developed markets, and encompass a full range of traditional investment banking products and services, including underwriting and other capital-raising activities and M&A advisory services. In the emerging markets area, ING Barings is able to benefit from ING's long-standing strategic orientation toward emerging markets and to draw upon the large international scope and spread of the ING network, including offices in emerging markets which are an important source of financing business in local markets. ING's historically strong focus on advisory services in the fields of corporate finance, project and trade finance, and in financial sector development and in the areas of debt reduction and debt rescheduling has also benefitted ING Barings' emerging markets investment banking activities. In 1996, IBI and ING Barings lead-managed 26 equity and 22 bond issues, and arranged 82 syndicated loans in emerging markets, totaling $14.6 billion. Utilizing its strong relationships with "blue chip" Asian corporates and its substantial placing power, ING Barings was an important equity underwriter in Asia and participated in several prominent transactions in 1996. ING Barings advised on several important cross-border mergers and acquisitions in Brazil, Hong Kong, Indonesia and South Korea.


     In 1996, ING Barings' corporate finance activities in developed markets had an excellent year. ING Barings completed 1996 at the top of the United Kingdom mergers and acquisitions league tables, having concluded transactions with a total value in excess of L11 billion. Baring Brothers, which exclusively conducts corporate finance activities in the United Kingdom under this name, advised on five of the United Kingdom's largest transactions. The ING Barings offices in the United Kingdom and Continental Europe continued to work with leading international companies. In the acquisitions area, ING is able to offer a full range of financial services in the Dutch market, including the provision of debt and equity capital, as well as advisory services through ING Barings. ING Barings sponsored four listings on the London Stock Exchange and acted as primary underwriter for six secondary issues.


     Debt and Derivatives Trading and Sales. ING Barings' debt and derivatives trading and sales unit engages in a broad range of trading and sales activities in emerging market debt securities, as well as debt and derivative instruments and other financial products in developed markets.

     Banking, Structured Finance and Advisory. During 1995 ING Barings structured finance and derivatives business was redirected to better accommodate client requirements, and from the beginning of 1996, activities in the field of derivatives have been combined into a separate subsidiary. ING Barings continued to be very active as an adviser throughout 1996. Also in 1996, ING Barings expanded its operations in Asia, and dedicated teams were established in New York to provide support to the South American operations.

     Treasury, Trading & Sales

     The principal activities of Treasury Trading and Sales ("TT&S") are treasury activities, which encompass the treasury management transactions resulting from balance sheet management and cash management; trading, which encompasses trading transactions with respect to OECD foreign exchange, money market instruments, equities, bonds and derivatives; and sales, which encompasses foreign exchange products, money market products, domestic bonds and equities and futures and options. TT&S focuses on the management of the liquidity of ING's global banking activities. TT&S seeks to ensure that all funding obligations for ING's banking activities are met, utilizing a diversity of funding sources, currencies and maturities.

     Derivatives and foreign exchange products are important risk management tools for TT&S and its customers. These contracts typically take the form of futures, forward, swap and option contracts, and derive their value from underlying interest rates, foreign exchange or equity instruments. TT&S as a dealer enters into derivative and foreign exchange transactions with customers separately or with other products to help them manage their risk profile, and also trades for ING's own account. In addition, TT&S employs derivative and foreign exchange contracts among other instruments as an end-user in connection with its risk management activities.

     In the Dutch bond market, TT&S is one of the major dealers and at the end of 1996 had over 20% of the total market share in the dealing of Dutch government bonds and 30% of the market share in the dealing of non-government bonds.

     At the end of 1996, TT&S had a 15% market share (in turnover) in the trading of Dutch equities on the AEX Stock Exchange. TT&S is also one of the largest market makers on the European Options Exchange in Amsterdam with a market share of 10%. Also in 1996, TT&S expanded both its client base and its sales of treasury products. In the corporate market, the transition from a transaction-oriented approach to a more client-oriented approach was successfully implemented, allowing TT&S to benefit from an increasing demand from customers for treasury services.

     Global Clients Division

     As part of its expansion over the last few years, ING has increased its focus on multinational corporations. For these multinational corporations, ING supplies a comprehensive range of products and services aimed at both parent companies and their subsidiaries. The Global Clients Division ("GCD"), located in the Netherlands, has relationship managers which initiate business and coordinate contacts with clients; projects resulting from these contacts are generally implemented by local branches. GCD, as the principal point of contact, coordinates ING's global capabilities for its clients and identifies and follows up on business opportunities.

     GCD significantly extended its relationships with its customers and enlarged its client base in 1996. ING's approach is aimed at offering worldwide financial services, utilizing its specialization in emerging markets as an important asset. In 1996, GCD assigned regional account officers to improve its relationship with customers in each geographic region.

     Global Risk Management

     The Global Risk Management Department ("GRM") is a support department of the management centre ING Corporate & Investment Banking and has specific responsibility for the management of international credit and counterparty and trading risks for CIB's international banking activities. In addition, GRM maintains a watching brief in respect of credit and trading risks in the lending portfolios of the management centres ING Financial Services International and ING Asset Management.

     Although the responsibility for individual client relationships (and the associated credit risks) remains with commercial officers, day to day credit risk management is carried out by dedicated teams in each business unit, with reporting lines clearly separated from the commercial personnel. GRM, as a central unit based in the head office, continually reviews the effectiveness and efficiency of local credit control practices and procedures, including an annual inspection by the credit inspection team of GRM. Specifically, GRM issues standard credit procedures and policies, participates in the provisions of standardized credit control software and leads in the design of appropriate training schemes for credit risk management personnel. Further, the appointment of the senior risk officer within any business unit of ING Corporate & Investment Banking must be sanctioned by GRM, and in many cases GRM leads in the identification of an appropriate candidate. For trading risk management, the same local and central responsibilities apply.

  ING ASSET MANAGEMENT

     Introduction

     ING Asset Management, with over NLG 246 billion in assets under management at December 31, 1996, comprises the following seven business units:

          - ING Investment Management
          - Baring Asset Management
          - International Private Banking
          - ING Real Estate
          - ING Trust
          - Parcom
          - Baring Private Equity Partners

     At December 31, 1996, ING Asset Management had approximately 2,200 employees. The Executive Committee of Asset Management has decided to have a strongly decentralized organization. This means that the business units are independent and self-sufficient with regard to the daily operations.


     ING Asset Management is responsible for asset management on behalf of the insurance operations within ING, as well as the management of assets comprising ING's own-label and third-party investment funds and third-party institutional and individual asset management. ING Asset Management also manages the investments representing a portion of shareholders' equity of ING Insurance.


     The following sets forth information with respect to the assets under management of ING Asset Management for the periods indicated.

                                                                      AS OF DECEMBER 31,
                                                                   ------------------------
                                                                   1996      1995      1994
                                                                   ----      ----      ----
                                                                        (NLG BILLIONS)
    Own Funds(1).................................................  118        96        83
    Third Party Funds(2).........................................  128       113        42
                                                                   ---       ---       ---
    Total........................................................  246       209       125

---------------
(1) See "ING Investment Management".
(2) Growth in Third Party Funds in 1995 was due principally to the acquisition of Baring Asset Management.

     ING Investment Management

     ING Investment Management ("IIM") is responsible for managing the investments of the insurance companies of ING, as well as managing equity and fixed interest investments for institutional investors, individual clients and the own-label investment funds sold by various ING companies, including ING Bank, Postbank and Nationale-Nederlanden. IIM is also responsible for managing the treasury activities of ING Insurance. The Executive Committee of ING Asset Management defines and supervises ING Insurance's global investment policy. Coordination of the policy is entrusted to IIM, and the policy is implemented by the relevant business units of ING Asset Management.

     The investment portfolios of ING's insurance operations managed by IIM increased by 29% to NLG 104.4 billion at December 31, 1996. The fixed income portfolios are designed to match the currency and maturity structure of the corresponding insurance liabilities. The equity portfolio consists to a large extent of holdings of 5% or more of the outstanding stock of Dutch companies. Under Dutch tax law, dividends and capital gains of such holdings are tax exempt.

     Assets under management of IIM on behalf of Dutch institutional clients increased by 20% to NLG 31 billion in 1996. The portfolio managed on behalf of institutional clients consisted of fixed income securities (approximately 80%) and equities (approximately 20%). The return on fixed income securities for 1996 was 8.1% and the return on equities was 29.2%. High priority was given to the acquisition of new institutional clients in 1996, resulting in over NLG 2 billion in new assets under management from new clients.

     The own-label investment funds managed by IIM increased in 1996 by more than 20% to NLG 21.3 billion. A significant part of this increase can be attributed to higher share and bond prices and investment income. IIM managed investment funds in the Netherlands also increased due to the successful launch of new funds like Postbank Nederland Fonds and ING Bank Mid Dutch Fonds. In Australia, funds under management increased by NLG 2.5 billion as a result of the acquisition of Pacific Mutual Australia. Outside the Netherlands, IIM manages investment funds in Australia, Belgium, Greece, Italy and Luxembourg. A further expansion in Europe is expected.

     Baring Asset Management

     Baring Asset Management provides a diversified spectrum of investment management services to a variety of institutional and private clients, directly and through the management of its own-label investment funds. It manages equity, fixed-interest and balanced portfolios for pension funds, government agencies, charitable bodies, companies and private individuals. As of December 31, 1996, nearly 75% of its clients were in the United Kingdom and North America. It is currently intended that Baring Asset Management will be the principal vehicle for developing third party asset management, particularly in the United Kingdom, the United States and Japan. See
"-- Strategy -- Development of Asset Management".



     Baring Asset Management's total assets under management at December 31, 1996 amounted to NLG 70 billion, as compared with NLG 63.5 billion at December 31, 1995. Despite a disappointing return on investments in the United Kingdom, assets under management increased by 10%. During 1996, Baring Asset Management successfully introduced domestic investment funds in Japan.


     Baring Asset Management has a total of 14 offices in 11 countries. It has investment and client service offices in London, Boston, Tokyo, Hong Kong and Guernsey and it also maintains client service and marketing offices in Sydney, Bahrain, Paris, Toronto and San Francisco. Its Trust and Banking operations are located in London, Guernsey, Dublin and the Isle of Man.

     International Private Banking

     The International Private Banking ("IPB") business unit focuses primarily on high net-worth Dutch individuals living abroad, affluent entrepreneurs in emerging markets and other wealthy private clients in local markets. The objective is the application of the "wealth management" concept to its client target groups, whereby IPB seeks to contribute to the accumulation, maintenance and transfer of all types of assets on behalf of its clients.

     IPB is a client driven business and will maintain its focus on those segments where ING's identity provides it with a sustainable competitive advantage. ING believes that there are opportunities for synergy between IPB and other ING Asset Management business units involved in individual funds management.

     In 1996, IPB's client base increased by 7%, while total assets under management grew by 27% to NLG 15 billion. In addition, IPB further expanded its international network, by opening offices in Guernsey and Warsaw.

     ING Real Estate

     ING Real Estate is divided into five sub-business units: Investment, Development, Finance, International and Real Estate Funds. ING Real Estate Investment manages the Dutch real estate investments of ING Insurance companies, handling a total portfolio of NLG 6 billion at year-end 1996, compared to NLG
5.6 billion at December 31, 1995. ING Real Estate Development is involved in the development of mainly retail projects in the Netherlands with a total portfolio of NLG 1.9 billion at year-end 1996. The development projects relate to shopping centers, residential property, office properties and city center developments. ING Real Estate Finance targets professional investors and the commercial property market and had a portfolio of NLG 4.4 billion at December 31, 1996. International real estate investment is carried out by ING Real Estate International through investments and development in Spain, Portugal, Belgium, France, the United States and in emerging markets in Eastern Europe and the Far East. In addition to the head office in The Hague, ING Real Estate International has offices in Brussels, London, Paris, Washington, and Madrid. In 1996, the Nationale-Nederlanden building in Prague, Czech Republic, and the Via Catarina indoor shopping center in Oporto, Portugal, were completed, and work started in Beijing on the construction of 550 owner-occupied apartments. ING Real Estate International's portfolio totaled NLG 2 billion at the end of 1996, of which NLG
1.8 billion is invested in existing property and NLG 0.2 billion in development projects. ING Real Estate Funds is involved primarily in management of Dutch retail real estate investment funds. ING Real Estate is exploring the creation of new real estate investment funds in light of increased demand therefor by institutional and private clients.

     ING Trust

     ING Trust is an international organization which provides trust and management services from nine locations around the world. The international trustee operations achieved steady growth in 1996, during which commission income increased by 32% to NLG 18.5 million.

     Parcom and Baring Private Equity Partners


     Parcom and United Kingdom-based Baring Private Equity Partners both specialize in private equity investments, with Parcom investing on behalf of ING Insurance, while Baring Private Equity Partners invests primarily third-party funds (with the exception of occasional sponsor capital supplied by ING). Parcom is involved primarily in investments in management buy-outs and investments in medium-sized international companies. At the end of 1996, the number of its investments totaled 53, with a total book value of NLG 395 million. Baring Private Equity Partners invests in private equities of all types of companies, excluding seed- and start-up financing, on behalf of third parties, with a focus on Europe, South America and Asia. At the end of 1996, Baring Private Equity Partners had a portfolio with a book value of NLG 1.4 billion, an increase of 23% over 1995.


INFORMATION TECHNOLOGY

     ING believes that the development and use of modern information technology ("IT") increasingly contributes to the success of ING and that continued investment by ING in developing and updating new technology will be necessary to maintain its competitive position. IT has enabled ING to offer specialized and integrated financial services to retail, corporate and institutional clients and will play an increasingly important role in the areas of introducing new products, creating new distribution channels and tailor-made services.

     In addition to the traditional areas of client, product and management information systems, IT is used in the areas of global communication networks, integrated client databases, risk management systems, direct marketing techniques, and electronic services such as call centers.

     The development and implementation of ING's IT activities is largely decentralized. As a result, business units are able to efficiently and quickly adopt IT for development of new products and services. The business units can consult the professional internal IT support organization which is based in Amsterdam and offers services such as datacenters and infrastructure development as well as the coordination of IT research, IT policy and IT knowledge exchange.


     By seeking to make optimal use of IT opportunities, ING has established a leading position in Dutch postal giro payments transfers (based on transaction volume, ING Bank was the market leader with a market share of 48% in 1995). Additionally, IT has created opportunities for the development of home-banking systems, direct marketing distribution channels and multifunctional stored-value cards.


     IT is an integral part of ING's strategy and ING believes that development and enhancement of ING technology will positively influence ING's presence at a global level, enhance ING's presence in its existing markets and lower the entrance barriers in new markets. Because ING uses uniform IT in its greenfield operations, ING is able to establish new businesses promptly after the receipt of a license. Additionally, management believes that IT will help ING to control expenses and increase productivity per employee.

     The strategic emphasis of IT for ING is also reflected in the continued high level of investments by ING in IT systems and processes. Expenditures in the information technology area over the past three years have totaled in excess of NLG 5 billion, including allocated personnel and overhead costs, internally and externally developed software and hardware purchases.

EMPLOYEES


     The number of staff employed on a full-time equivalent basis of ING averaged 58,106 in 1996, of which approximately 29,412, or 51%, were employed in the Netherlands. The geographical distribution of employees with respect to ING's insurance operations and banking operations over the past three years was as follows (full time equivalents):

                      INSURANCE OPERATIONS        BANKING OPERATIONS               TOTALS
                    ------------------------   ------------------------   ------------------------
                     1996     1995     1994     1996     1995     1994     1996     1995     1994
                    ------   ------   ------   ------   ------   ------   ------   ------   ------
The Netherlands...   9,483    9,410    8,991   19,929   19,213   19,944   29,412   28,623   28,935
Rest of Europe....   5,263    3,977    3,838    7,917    4,790    1,859   13,180    8,767    5,697
North America.....   8,036    8,061    7,623    1,200    1,213      594    9,236    9,274    8,217
South America.....     304      250      359    1,081    1,007      781    1,385    1,257    1,140
Asia..............     937      868      791    1,969    1,720      618    2,906    2,588    1,409
Australia.........   1,830    1,543    1,555       81       72        2    1,911    1,615    1,557
Other.............      17       20       19       59       --        1       76       20       20
                    ------   ------   ------   ------   ------   ------   ------   ------   ------
     Total........  25,870   24,129   23,176   32,236   28,015   23,799   58,106   52,144   46,975

     In addition, the number of staff employed by joint ventures included in ING's consolidated accounts averaged 356 in 1996, 281 in 1995 and 275 in 1994. The percentage of ING's employees allocated to the four management centers was as follows for each of the years 1996 and 1995:

                                                                               1996       1995
                                                                               ----       ----
ING Nederland................................................................   47%        52%
ING Financial Services International.........................................   36         29
ING Corporate & Investment Banking...........................................   13         12
ING Asset Management.........................................................    3          5
Other (mainly central staff departments).....................................    1          2
                                                                               ---        ---
                                                                               100%       100%

     Substantially all of ING's Dutch employees are subject to collective bargaining agreements covering the banking and insurance industries. ING believes that its employee relations are generally good.

PROPERTIES


     In the Netherlands, ING owns substantially all of the land and buildings which are used in the normal course of its business, and leases headquarters space in Amsterdam. Outside the Netherlands, ING predominantly leases all of the land and buildings which are used in the normal course of its business. At December 31, 1996 ING had more than 1,200 branch, representative and similar offices worldwide, of which approximately 450, principally branch offices, were located in the Netherlands. In addition, ING has part of its investment portfolio invested in land and buildings. Management believes that ING's facilities are adequate for its present needs in all material respects.


LEGAL PROCEEDINGS

     ING companies are involved in litigation and arbitration proceedings in the Netherlands and in a number of foreign jurisdictions, including the United States, involving claims by and against them which arise in the ordinary course of their businesses, including in connection with their activities as insurers, lenders, employers, investors and taxpayers. In certain of such proceedings, very large or indeterminate amounts are sought, including punitive and other damages. While it is not feasible to predict or determine the ultimate outcome of all pending or threatened legal and regulatory proceedings, management does not believe that their outcome will have a material adverse effect on ING's financial position or result from operations.

                              ING RISK MANAGEMENT

INTRODUCTION


     The primary risks faced by ING include market, liquidity, legal and operational risks on an ING-wide basis; investment-related, credit, ACTUARIAL, underwriting and catastrophe risk in its insurance operations; and interest and foreign exchange, credit and liquidity risk in its banking operations. ING has established comprehensive risk management processes to facilitate, control, and monitor the management and accumulation of such risks, including the establishment of risk control mechanisms at different levels throughout ING. ING continuously evaluates its processes and procedures for managing its risk profile as business activities change in response to market, product and regulatory conditions. ING continually seeks to strengthen its risk management procedures through investments in research, technology and training.



     The Executive Board places a high priority on risk management and, with ING's Chief Financial Officer ("CFO"), as a member of the Executive Board, takes an active role in supervising ING's risk management guidelines and activities, including the short and long-term risk profiles of ING across its four management centres and its insurance and banking activities, including a weighing of risk taking.


     The CFO is advised by Group Actuarial and Risk Control ("A&R") whose objective is to oversee ING's worldwide risk management processes. A&R reports directly to the CFO. A&R reviews periodically trends in ING's risk profiles and financial performance, as well as significant developments in risk management policies and controls. A&R further develops, communicates, and implements an institutional view of and process for managing risk across ING with a focus on:
(i) monitoring the risk profile of ING, through the use of various risk management tools in order to support portfolio management decisions and risk profile evaluations for the desired aggregate exposure levels of ING and its overall insurance and banking activities; (ii) analyzing (crucial) current and potential risks; (iii) judging the way (crucial) risk factors are managed; (iv) recognizing and determining potential risk areas in order to formulate concepts for handling such risks relevant for the ING organization; and (v) evaluating risks at the ING level, with particular attention to possible interdependence or accumulation of current or potential risks. A&R is independent of ING's management centres and performs independent reviews (including specific assignments of the CFO).

     Operating within well-defined corporate policies and standards and subject to independent overview, ING's business managers are responsible for managing the risks pertaining to the operational activities and markets in which they do business. ING relies on its local managers and their knowledge of changes in market, industry, credit, economic, and political conditions in their respective countries and their experience, supported by various risk management tools, to direct their businesses and revise their specific operating strategies within ING's overall strategy.


     Various risk management departments and committees are involved in analyzing and monitoring risks to ensure that the insurance and banking business units are operating within established corporate policies and limits. For ING's domestic and international insurance operations, A&R monitors the risk position (e.g., adequacy of provisions, expected profitability, natural catastrophe risk, risk profile, resilience) of the business units. For the domestic and international banking operations, separate credit and trading risk control departments (operating independently from the business units) and Risk Committees have been established to monitor market, credit, and liquidity risk positions for ING's banking activities. Within each of ING's business units ING aims to ensure that there is a separation of functions between front-office, back office and risk management functions. In addition, the periodic reviews performed by internal auditors, regulators, and independent auditors provide further review of ING's risk management processes and procedures.


ING

     ING is subject to market risk, liquidity risk, legal risk and operational risk firmwide, as well as additional specific risks in its insurance and banking operations. Market risk at the ING level can be defined as the risk of loss related to adverse fluctuations and trends in the financial markets in which ING operates, along with the related impact on ING's liquidity and risk profiles. Liquidity risk is associated with the general funding of the activities of ING. It includes the risk of being unable to fund its portfolio of assets and liabilities at appropriate maturities and rates. Legal risk arises from the uncertainty of the enforceability, through legal or judicial processes, of the obligations of ING's clients and counterparties, including contractual provisions intended to reduce credit exposure by providing for the offsetting or netting of mutual obligations (particularly where risks may be greater because applicable laws and regulations may be relatively recent or incomplete). ING seeks to minimize such uncertainty through consultation with internal and external legal advisors in all countries in which it conducts business. Operational risk can be defined as the potential for loss caused by a breakdown in information, communication, transaction processing, settlement systems and procedures and can include failure to obtain proper internal authorizations or to properly document transactions, equipment failure, inadequate training or errors by employees. ING seeks to minimize operational risk by maintaining a comprehensive system of internal controls and back-up systems at each business unit level. ING's Internal Audit Department provides an independent appraisal function which examines and evaluates the adequacy and effectiveness of ING's internal control systems, conducts the review and audit of financial statements, and carries out special investigations and assignments at the request of management.

ING INSURANCE RISK MANAGEMENT

     The following is a summary of the additional significant risks related to ING's insurance activities and the management thereof by ING.

  MANAGEMENT OF ACTUARIAL AND UNDERWRITING RISK

     Actuarial risk arises in connection with the adequacy of ING Insurance's solvency and reserves relative to its insurance obligations. Underwriting risk is inherent in the process whereby applications submitted for insurance coverage are reviewed and it is determined whether the coverage being requested for an agreed premium will be provided. ING Insurance's actuarial and underwriting risks are managed and overseen by A&R, which has responsibility for (i) monitoring the adequacy of ING Insurance's solvency and reserves; (ii) providing guidelines for and the monitoring of product design, underwriting and pricing criteria and risk profiles; (iii) reviewing insurance-related risk controls and asset and liability management; and (iv) providing guidelines for and monitoring the analysis and calculation of the embedded value of ING's insurance business units. ING's actuarial risk management procedures require all actuaries of ING worldwide to communicate with A&R on a regular basis. In addition, A&R functions as a central consultant and provides advice to those business units which require additional actuarial expertise.

     Insurance underwriting is performed at the business unit level. When a new market is entered or a new product line is developed, A&R monitors the expected risk exposures and the expected return. It also tests whether the valuation methodology employed in analyzing new markets or products is in conformity with ING's accounting and actuarial principles.

     A&R reviews the effectiveness of each business unit's risk assessment procedures through periodic audits. These audits are performed together with ING Controller, IIM and others.

  MANAGEMENT OF CATASTROPHE RISK

     ING Insurance's non-life businesses are subject to losses from volatile and unpredictable natural and man-made events, including hurricanes, windstorms, earthquakes, fires and explosions, the frequency and severity of which are inherently uncertain. ING Insurance generally seeks to manage its exposure to catastrophe losses through selective underwriting practices, including the monitoring of risk accumulations geographically, and through the use of catastrophe reinsurance. A provision for the possible financial impact of natural catastrophes has also been established in accordance with Dutch GAAP, which allows for the creation of pre-event catastrophe reserves. See Note
1.6.2.9 of Notes to the Consolidated Financial Statements.

  REINSURANCE MANAGEMENT

     Like most insurers, ING Insurance manages its overall exposure to single risks or events through the purchase of reinsurance coverage on both a TREATY and a FACULTATIVE basis. Nationale-Nederlanden Reinsurance ("NN Re"), a separate legal entity domiciled in the Netherlands, acts as an internal reinsurance carrier for most, but not all, of ING's non-life insurance companies worldwide, by assuming reinsurance on an intra-ING basis from such companies and centralizing the placement of outgoing reinsurance with third-party carriers.

     In life insurance, for which reinsurance is less centralized than non-life, the risk retention on new policies within individual business units ranges from NLG 0.1 million to NLG 2.9 million per insured life, depending on the size of the business unit. Mortality risk in excess of the retention is reinsured with third parties.

     The retention levels applicable to ING's non-life insurance business are established by risk category and determined by the business units in consultation with NN Re. Third-party non-life reinsurance coverage for all insurance operations other than in the United States, Canada and Australia is managed by NN Re. ING Insurance's United States and Canadian operations arrange third-party reinsurance coverage directly, with NN Re in a risk advisory role on non-life reinsurances. Reinsurance is placed with insurance companies based on evaluation of the financial security of the reinsurer, terms of coverage and price. ING's internal evaluation involves both qualitative and quantitative analysis. While ING remains liable as a primary insurer notwithstanding the ceding of reinsurance to third parties, ING's evaluation criteria, which include the claims-paying and debt ratings, capital and surplus levels, and marketplace reputation of its reinsurers, are such that ING believes any risks of collectibility to which it is exposed are minimal. ING companies have not experienced difficulty in collecting from their reinsurers. Reserves for uncollectible reinsurance are provided as deemed necessary, and were NLG 12 million at December 31, 1996. Other than Security Life of Denver, which assumes life reinsurance from third parties, no business units currently assume reinsurance from third parties, except for compulsory participations in pools and industry associations.

  LIQUIDITY AND CREDIT RISK

     Because of ING Insurance's policies of matching assets and liabilities, the long-term nature of most of its liabilities, and the sizable cash flow from its investment portfolio, ING Insurance believes that its liquidity risk is limited. ING Insurance's policy of having a fixed-income investment portfolio, with an average credit quality of AA- means that the credit risk in that portfolio is relatively small. The quality of ING Insurance's investment portfolio is monitored on a quarterly basis by ING Asset Management.

     Investments are held partially for ING Insurance's own risk and partially for the risk of policyholders, the latter including fiduciary investments on behalf of third parties, such as pension funds.

     Investments by ING Insurance in fixed-income securities (including private placement), equities and real estate are subject to detailed internal approval processes (with the exception of investments in governmental and quasi-governmental entity securities). The general managers responsible for investments are authorized to approve investments up to specified amounts, depending on the issuer, investment and currency involved. Proposed investments that exceed such thresholds require the approval of the Executive Committee of ING Asset Management. If the proposed investment exceeds the approval limits of the Executive Committee, the investment proposals require the approval of ING's Executive Board.

  ASSET AND LIABILITY MANAGEMENT


     In its fixed-income portfolio ING Insurance follows a strategy of closely matching the duration of its assets with those of its liabilities. ING Insurance closely matches the currencies of its assets with those of its liabilities. With respect to investments representing the surplus of ING's non-Dutch insurance companies, ING limits the impact of exchange rate fluctuations by hedging not less than 60% of the average net exposure to foreign currencies represented by such investments. This policy is carried out centrally in the Netherlands and is supervised by the Executive Committee of ING Asset Management. Some product portfolios are managed using cash flow matching which is carried out on a contract basis (for guaranteed investment contracts in the United States), on a group of investment policies basis or on a portfolio basis.


     Pursuant to Dutch GAAP, unrealized gains and losses on ING Insurance's invested assets are not reflected in its profit and loss account, and gains or losses realized on the disposition of investments are amortized over time rather than being recognized immediately. See Note 7.1 of Notes to the Consolidated Financial Statements.

     In many markets, ING Insurance sells profit sharing life insurance policies (including relatively low fixed interest rate guarantees, i.e. 4% in the Netherlands). This profit sharing may be based either on total profits or on excess interest margins. In both cases, profit sharing dampens the impact of interest rate fluctuations on ING's profit, by transferring a portion of total profits or excess interest margins to policyholders in the form of a premium discount or an experience refund.

     ING Insurance sells products in which investment risks are largely transferred to policyholders (subject to further contractual clauses which can include guaranteed returns of 4% linked to contractual durations of at least 10 years). Examples are unit individual linked policies and segregated fund pension plans in group business. At December 31, 1996, approximately 15% of ING Insurance's investment portfolio consisted of investments relating to insurance policies where gains or losses arising from interest rate fluctuations were largely for the account of policyholders.

     While the product design and certain Dutch accounting features noted above operate to reduce the interest rate sensitivity of ING Insurance results (to the extent interest rates are higher than the guaranteed interest rates), changes in interest rates could have an impact on such business to the extent they result in changes to interest income and to the extent they affect the levels of new product sales or surrenders and withdrawals of business in force. Based on its current profit sharing levels and other product features and taking into account the impact on new policies and withdrawals, ING Insurance estimates that, with respect to its Dutch operations, any increase or decrease of 100 basis points (1%) in long-term (8-10 year) worldwide government bond rates would have had a corresponding impact of approximately 2% on its 1995 net profit levels.

     Premium levels and provisions for life policy liabilities are calculated on the basis of prudent prospective actuarial methods. Prudent interest assumptions are used, at least in line with local actuarial standards. However, a long-term decrease in interest rates below the interest rate credited on the policies would have a serious impact on profit and surplus levels.

ING BANK RISK

     The following is a summary of the significant additional risks related to ING's banking activities, and the management thereof by ING.

  INTEREST RATE AND FOREIGN EXCHANGE RATE RISKS

     Interest Rate and Foreign Exchange Rate Risks relate to the effect on ING Bank's future earnings of changes in interest rates and foreign exchange rates. This exposure arises in the normal course of ING Bank's core businesses. As more fully described below, ING Bank has established procedures for managing these risks as market risks within its domestic and international business units.

     Key control variables to manage interest rate risks and foreign exchange rate risks in ING Bank's foreign and domestic operations are "value-at-risk" ("VAR") and event risk indicators. The VAR per portfolio is calculated on a daily basis and based on the last three months' market movements. The interest rate event risk indicator quantifies the maximum single week loss given current positions. This event indicator makes use of the last five years of historical interest rate movements. The event indicator for foreign exchange makes use of scenario analysis. ING believes that the assumptions and methods utilized by it are selected in such a way that the risks are conservatively measured.

     ING Bank uses a variety of financial instruments to manage market risks, both cash-based financial instruments and derivative financial instruments.

  LIQUIDITY RISK

     Liquidity risk is associated with ING Bank's ability to fund its liabilities upon maturity or demand and to meet or exceed the capital requirements of its business units. It includes both the risk of unexpected increases in the cost of funding and the risk of not being able to liquidate a position in a timely manner at a reasonable price.

  CREDIT RISK

     Credit risk arises from the possibility that borrowers and financial counterparties may default on their obligations to ING Bank and cause ING Bank to suffer a loss. Such obligations arise from ING Bank's lending activities, the implicit extension of credit in its trading and investment activities, and from its participation in payment and securities settlement transactions on its own behalf and as agent or financial intermediary for ING Bank's clients.

ING BANK RISK MANAGEMENT

     The following is a summary of ING Bank's risk management practices related to the management of interest and foreign exchange risks, liquidity and credit risk.

  MARKET RISK

     Central Limit Committee

     The Central Limit Committee ("CLC") evaluates and monitors the market risk profile of the banking activities of ING. CLC includes Executive Board members and is chaired by ING's CFO. CLC is responsible for reviewing and controlling the overall risk profile of the banking activities of ING by defining risk management policies and risk management techniques, and approving trading limits. CLC is informed at least weekly on the positions within the ING Bank's dealing rooms. Part of the operational responsibilities of CLC is delegated to the ING Bank Trading Risk Committee. The Trading Risk Committee approves trading risk limit proposals up to a certain level. Proposals exceeding the limit of the Trading Risk Committee are subject to approval by CLC. The Trading Risk Committee includes representatives from the commercial senior management and trading risk senior management of CIB. The Trading Risk Committee is chaired by the general manager of the Global Risk Management Department of CIB.

     Asset & Liability Committee

     The banking Asset & Liability Management Committee ("ALCO") is responsible for monitoring the maturity/repricing gaps between assets and liabilities, establishing the liquidity limits for ING Bank and reporting to the Dutch Central Bank. The regulatory requirements relating to ING Bank's liquidity differ from country to country. In the Netherlands, monthly reporting takes place in accordance with a format prescribed by the Dutch Central Bank. The liquidity directive of the Dutch Central Bank is based on the maturity characteristics of a bank's balance sheet components. ING Bank is well within liquidity limits set by the Dutch Central Bank. TT&S is responsible for managing the liquidity limits set by ALCO and at the same time has to ensure that the cash flows of the domestic banking operations are appropriate. ALCO includes representatives of senior management from the economic, commercial and financial controlling departments of the banking operations. ALCO is chaired by ING's CFO. TT&S monitors ING Bank's cash position on a daily basis and makes daily and monthly projections.

  CREDIT RISK

     All banking business units of ING have their own credit approval procedures and credit approval bodies, with powers of approval up to specified limits, which are set by the Executive Board. If a credit proposal exceeds the business unit's approval authority, the proposal is submitted to Central Credit Committee Netherlands within management centre ING Nederland ("Domestic Credit Committee") supported by Credit Risk Management Nederland Department or the CIB Credit Committee within management centre ING Corporate & Investment Banking ("International Credit Committee") supported by Global Risk Management Department. If the approval authority of these committees is exceeded the credit proposals must be submitted to the Central Credit Committee ("CCC"). All Executive Board members of ING are members of the CCC.

     ING Bank employs a "one obligor principle" such that global exposures to a single borrower or borrower group are treated as a single total exposure for ING Bank. As such, approval authority for individual credits within this total exposure is delegated to the appropriate higher level credit committee and is not within the approval power of the individual business unit. Furthermore, all significant problem loans and troubled lending are overseen by a specialist unit within the Credit Risk Management Nederland Department and the GRM, where the necessary skills are concentrated to minimize the risk of losses and help to restore, where possible, the borrowers to financial health.

     The installation of credit risk management departments and credit risk committees in the branch organization of ING Bank Nederland and the banking business units of the management centre ING Nederland is in progress. This is accompanied by the optimization of credit risk management information systems.

     Credit Risk Management Nederland Department

     The Credit Risk Management Nederland Department ("CRMN") is a support department of the management centre ING Nederland. CRMN is responsible for credit risk management within ING's domestic banking operations. Credit analysis units within CRMN are organized on the basis of particular industry sectors (such as shipping, transport, healthcare, real estate, agriculture and project financing) in order to ensure a concentration of knowledge and experience. Special monitoring takes place as to the quality of the management centre ING Nederland's credit portfolio, to oversee the composition of the portfolio, notably in terms of borrower quality, and industry. CRMN is supported by systems such as a borrower rating system, borrower information systems and portfolio analysis systems. Approval requirements include at least annual review of all credits, while CRMN also conducts on-site reviews of facilities and borrowers.

     CRMN supports the domestic ING Bank branch organization. CRMN is also responsible for credit risk management within the branches of IBN and the other banking business units of the management centre ING Nederland. The banking business units within the Netherlands have their own credit risk committees. Above a certain threshold the credit proposals must be submitted to the Domestic Credit Committee where CRMN assists in the review and approval process.

     Global Risk Management Department

     The GRM is a support department of the management centre ING Corporate & Investment Banking and has specific responsibility for the management of international credit and counterparty risks within this management centre. In addition, GRM monitors credit risks in the lending portfolios of the management centres FSI and ING Asset Management, including the international private banking activities booked in the latter. Furthermore, the Trading Risk Management department unit of GRM manages trading risks within the business units of the management centre ING Corporate & Investment Banking.

     While the responsibility for individual client relationships (and the associated credit risks) rests with commercial officers, day to day credit management is carried out by dedicated teams in each business unit, with reporting lines clearly separated from the commercial personnel. Credit approval requirements including (at least) annual review of all credits as well as regular monitoring and reporting procedures employ credit evaluation techniques commensurate with the size and risk profile of the credits. Specifically, a formal credit rating system is in place such that the amount of approval authority delegated to business units is determined not simply by the size of the credit but also by the quality of the borrower and the associated collateral. GRM also conducts on-site reviews.

     Within GRM there is also a specialist unit, which is responsible for the management of counterparty risk (banks and certain non-bank financial institutions). This unit is, inter alia, responsible for the processing of limit requests through to the relevant credit committees for the majority of the bank's counterparty clients worldwide, although some limited delegation of approval authority exists for certain business units. This unit is also responsible for ensuring the bank's capability to monitor global exposure to counterparties. In this regard, a considerable investment in systems has been and continues to be made.


     As an international bank specializing in business within emerging markets, special attention is paid to the management of exposures to individual countries, with GRM managing country limits established by CCC. Careful attention is paid to the quality of ING Corporate & Investment Banking's credit portfolio and a monitoring capability has been established to oversee the composition of the portfolio. While GRM considers the portfolio to be adequately diversified at present, limits are set by the International Policy Committee for certain industry sectors in order to maintain the desired level of risk diversification.


  INTEREST RATE RISK IN BANKING ACTIVITIES

     Interest rate risk arises from ING's banking activities in all four management centres: ING Nederland, FSI, ING Corporate & Investment Banking and ING Asset Management. Interest rate risk is measured and managed in ING's trading activities as well as in its non-trading activities.

  INTEREST RATE RISK FROM TRADING ACTIVITIES

     Interest rate risk from trading activities in ING Bank's foreign and domestic operations is managed and overseen by the Trading Risk Management Department. Key control variables are VAR and event risk. These indicators give a comprehensive and concise picture of overnight risk or loss potential on a 97.5% statistical confidence basis. In its trading and investment portfolio, ING employs the VAR methodology to estimate potential losses that could arise from adverse developments in market conditions. The VAR figures per portfolio are calculated per trading portfolio on a daily basis. The event risk indicator quantifies the maximum single week loss based on the last five years of historical interest rate movements. ING believes that the assumptions and methods are chosen in such a way that the risks are conservatively measured. Nonetheless, market movements are unpredictable and no assurance can be given that actual results in other portfolios or periods will not differ materially from the potential outcome predicted by VAR.

     At December 31, 1996 the VAR was NLG 27 million. The average VAR in the six months ended December 31, 1996 was NLG 40 million, and ranged from a high of NLG 45 million to a low of NLG 27 million over such period.

  INTEREST RATE RISK FROM NON-TRADING ACTIVITIES

     ING's non-trading interest rate risk is primarily present in its domestic banking activities. The non-trading interest rate risk is managed by, on a centralized basis, ALCO, which is chaired by the ING CFO. On a monthly basis, the Asset & Liability Management Department reports to ALCO on the structural interest mismatch position of ING Bank and changes in the maturity profile of ING Bank's assets and liabilities. The amount of permitted mismatch is subject to limits set by the Executive Board and corrective action is taken where necessary.

     An internal transfer pricing system is used to allocate funding to operating units consistent with the structure of business opportunities that arise in their normal course of business. As a result, interest rate risk is concentrated and accumulated at the centralized ALCO level. Incremental new activity is initiated by the centralized treasury management to adjust risk positions to more desirable levels within overall risk limits. Incremental activity consists of investment portfolio transactions, the issuance of new debt obligations or the use of derivative financial instruments. The primary derivatives utilized are interest rate swap agreements. Derivatives used for risk management purposes generally are not recorded in the financial statements under Dutch GAAP except for the recording of periodic payments as an adjustment to net interest income and currency transaction amounts. Under U.S. GAAP, interest rate risk management derivatives are required to be carried at fair value with changes in fair value recorded in income currently, since the derivatives are not specifically contemporaneously designated as hedges of specific assets, liabilities or pools of similar items. See Note 7 of Notes to the Consolidated Financial Statements.

     The following table indicates the repricing profile of ING Bank's domestic non-trading assets, liabilities and off-balance sheet exposures at December 31, 1996, excluding those of ING Lease, ING Vastgoed (real estate) and Crediet en Effecten Bank. Foreign operations are not included.

                                                     INTEREST RATE SENSITIVITY GAP
                            --------------------------------------------------------------------------------
                                            OVER
                                           THREE      OVER SIX     OVER ONE
                                           MONTHS      MONTHS      YEAR BUT
                             NOT MORE     BUT NOT      BUT NOT     NOT MORE                 NON-
                            THAN THREE   MORE THAN    MORE THAN      THAN      OVER FIVE   INTEREST
                              MONTHS     SIX MONTHS   ONE YEAR    FIVE YEARS     YEARS     BEARING    TOTAL
                            ----------   ----------   ---------   ----------   ---------   -------   -------
                                                             (NLG MILLIONS)
ASSETS:
Short term bills..........      3,792          576         111            3          --         --     4,482
Banks.....................      8,850        3,244       1,442          723         206         --    14,465
Loans & advances to
  customers...............     26,611        4,256       8,491       44,263      25,008         --   108,629
Debt securities...........      2,875          461         728        5,706      25,113         --    34,883
Other assets..............      1,775          374         662        2,709       1,289      3,553    10,362
                              -------      -------     -------      -------      ------    -------   -------
                               43,903        8,911      11,434       53,404      51,616      3,553   172,821
LIABILITIES:
Banks.....................      8,336        1,682         837          141         106         --    11,102
Customer accounts.........     96,209        1,156       2,884       10,798       5,186     15,146   131,379
Debt securities...........      1,779          110         159        1,511       4,368         --     7,927
Other liabilities.........      6,104           --          --           24       3,085         --     9,213
Subordinated loans........        604          715          33        1,176       4,443         --     6,971
                              -------      -------     -------      -------      ------    -------   -------
                              113,032        3,663       3,913       13,650      17,188     15,146   166,592
                              -------      -------     -------      -------      ------    -------   -------
Net assets (Net
  liabilities)............    (69,129)       5,248       7,521       39,754      34,428    (11,593)    6,229
                              -------      -------     -------      -------      ------    -------   -------
Off-balance sheet
  instruments.............       (582)       9,447      (2,699)     (11,322)      5,156         --      n.a.
                              -------      -------     -------      -------      ------    -------   -------
Interest rate repricing
  gap.....................    (69,711)      14,695       4,822       28,432      39,584    (11,593)     n.a.
                              -------      -------     -------      -------      ------    -------   -------
Cumulative interest rate
  repricing gap...........    (69,711)     (55,016)    (50,194)     (21,762)     17,822      6,229      n.a.
                              =======      =======     =======      =======      ======    =======   =======

     While the foregoing table is based upon the contractual repricing intervals of ING Bank's non-trading related domestic assets and liabilities and derivatives, ING's internal risk analysis takes into account other factors, such as historical price behavior and the expected withdrawal characteristics of customer demand accounts, which appear as liabilities with contractual maturities of three months or less. ING also utilizes the value-at-risk (VAR) methodology in analyzing the interest rate risk in its domestic non-trading operations. For the year 1996, the VAR at month-end for such operations averaged NLG 67 million, and ranged from a high of NLG 85 million to a low of NLG 42 million.

  DERIVATIVES

     Derivative financial instruments are contracts whose value is derived from underlying financial instrument(s) or indices inherent in the contract. Derivatives are subject to the same type of market, credit, liquidity and operational risks as cash-based financial instruments and are managed by ING in a similar manner. ING Insurance uses derivatives to hedge interest rate and currency risks associated with specific assets or liabilities or certain anticipated investment transactions. ING Insurance does not use derivatives for trading purposes. ING Bank is an active participant worldwide in derivatives markets on behalf of clients as well as for proprietary positions. ING Bank uses derivatives for both trading and risk management purposes. The primary instruments used include swaps, forward rate agreements, futures, options and combinations thereof. Derivatives are important risk management tools for ING Bank's customers and ING Bank itself. Derivatives used for risk management of ING's banking activities are used to hedge specific risks of certain designated assets or liabilities, and also in place of cash-based financial instruments.

     The following is a detailed description of the types of derivatives utilized by ING.

     Interest rate contracts. Interest rate contracts include interest rate swaps, forward rate agreements, futures and interest rate options, caps and floors. An interest rate swap is an agreement between two parties to exchange fixed and floating rates of interest by means of periodic payments based upon notional principal amounts and the interest rates defined in the contract. In a forward rate agreement, two parties agree to a future settlement of the difference between an agreed and a future interest rate applied to a notional principal amount. The settlement is the present value of the payment that would otherwise be made at the end of that period. Interest rate futures are agreements to purchase or sell a standard amount of a specified fixed income security or time deposit at an agreed interest rate on or before a specified date. Interest rate options are contracts in return for a premium payment that provide the buyer with the right, but not the obligation, to purchase or to sell a financial instrument at a specified price or interest rate on or before a specified date. Interest rate caps and floors (which are a type of interest rate option) obligate the seller to compensate the buyer for changes in interest rates respectively above or below the cap or floor reference rate, applied to the notional principal amount, while the collar is a combination of a cap and a floor.

     Currency contracts. Currency contracts include forward foreign exchange contracts, cross currency swaps, currency options and similar instruments. Forward foreign exchange contracts are agreements to purchase or sell fixed amounts of currency at agreed rates of exchange on a fixed date. Cross currency swaps are agreements to exchange, and on termination of the swap re-exchange, principal amounts denominated in different currencies. Cross currency swaps may involve the exchange of interest payments in one specific currency for interest payments in another specified currency at specified future dates. Currency options give the buyer the right, but not the obligation, to purchase or sell a fixed amount of a currency at a specific exchange rate on or before a future date. With a written currency option there is the obligation to sell or buy a fixed amount of a currency at a specific exchange rate on or before a future date, if the option is exercised. As compensation for writing such an option, the option writer generally receives a premium at the start of the option period.

     The outstanding notional amounts of ING's derivative contracts at December 31, 1995 and 1996 were as follows.

                                                                    DECEMBER 31,
                                                                 -------------------
                                                                  1996        1995
                                                                 -------     -------
                                                                   (NLG MILLIONS)
        INTEREST RATE CONTRACTS
        Over the counter(1)
          Swaps................................................  285,715     241,855
          Forward contracts....................................   72,612      38,840
          Options..............................................   16,496      22,886
        Listed(2)
          Options..............................................    5,332         488
          Futures..............................................   18,367      18,578
        CURRENCY CONTRACTS
          Over the counter(1)
             Swaps.............................................   17,653       9,747
             Forward contracts.................................  140,872     112,747
             Options...........................................   11,090       5,153
             Other.............................................       --         916
          Listed(2)
             Options...........................................       89           2
             Futures...........................................    2,528          --
        OTHER CONTRACTS
        Over the counter(1)....................................   17,824       2,241
        Listed(2)..............................................    4,315         146
                                                                 -------     -------
        TOTAL..................................................  592,893     453,599

---------------
(1) Over the counter derivatives are not traded on a recognized exchange, but generally may be terminated or assigned with the consent of the original counterparty. In general, the terms and conditions of these contracts are negotiated with counterparties to meet their individual requirements.

(2) Listed derivatives consists of exchange-traded financial derivatives, which generally consist of standardized contracts.

     Credit exposure. Counterparty exposure for derivatives represents the amount of loss that ING would suffer if every counterparty in derivative contracts to which ING is exposed were to default at once. This exposure does not represent the expected loss amounts, or the costs to replace the derivative contracts with respect to interest and foreign exchange rates in effect at a certain moment. The total credit exposure is calculated as the sum of the replacement cost and an estimate of the potential increase in the replacement cost over the remaining life of the instrument should market rates change.

     ING manages its credit exposure to derivatives as part of the overall extension of credit to individual counterparties, subject to the same approvals, limits, and monitoring procedures it uses for other activities. ING attempts to limit the likelihood of realizing potential losses from counterparty failure by entering into derivative transactions primarily with banks and other commercial entities which are highly rated.

     The following table presents the aggregate notional amounts of ING's derivative contracts outstanding as of December 31, 1996 and related credit equivalents and weighted lending equivalents by categories of counterparties. The weighted lending equivalent is calculated by weighting the credit equivalent by a factor which corresponds to the degree of risk of the counterparty established in accordance with the standards of the Dutch Central Bank.

                                                       NOTIONAL       CREDIT       WEIGHTED LENDING
                                                        AMOUNT      EQUIVALENT        EQUIVALENT
                                                       --------     ----------     ----------------
                                                                      (NLG MILLIONS)
Counterparties
  Government.........................................     1,689          233                --
  Banks..............................................   498,604       12,782             2,612
  Other..............................................    92,600        2,168             1,083
                                                        -------       ------             -----
                                                        592,893       15,183             3,695

     Whenever ING assumes a trading position by means of a currency contract or interest rate contract, it is exposed to market risk from fluctuations in the underlying exchange rate or interest rate. The maximum level of risk applicable to each banking business unit is established in accordance with policies adopted by the Trading Risk Committee.

     The bulk of ING's derivatives business is conducted within the scope of its banking activities. The total notional amount of derivatives used for ING's insurance activities was NLG 17 billion at December 31, 1996, or less than 3% of the total notional amount for ING, and such derivatives are only used for hedging specific assets or liabilities.

     The Dutch Central Bank requires a minimum capital adequacy of 8% of the weighted lending equivalent of the derivatives used by ING Bank. For the derivatives portfolio at December 31, 1996 this equaled NLG 296 million, which was less than 1% of ING equity at such date.

     ING does not generally require collateral for currency contracts or interest rate contracts with banks and other financial institutions. Exchange traded futures and options are subject to initial and daily variation margin requirements of the stock exchange on which these instruments are traded.

     The notional amounts of ING's derivative contracts used for trading and derivatives used for non-trading at December 31, 1996 is as follows.

                                                            TRADING     NON-TRADING      TOTAL
                                                            -------     -----------     -------
                                                                      (NLG MILLIONS)
Interest rate contracts...................................  246,028       152,494       398,522
Currency contracts........................................   40,248       131,984       172,232
Other.....................................................   19,376         2,763        22,139
                                                            -------       -------       -------
                                                            305,652       287,241       592,893

     Contracts for trading purposes are undertaken for ING Bank's own account and to service its corporate customer base, including designing structured products to meet the specific requirements of customers. Transactions undertaken for trading purposes are marked to market (fair value) and the change in the market value is recognized in the income statement as "result from financial transactions".

     Derivatives held for trading purposes. The notional amounts and maturities of trading derivatives entered into with third parties at December 31, 1996 are shown below.

                                               1 YEAR      5 YEARS OR LESS     OVER 5
                                               OR LESS     BUT OVER 1 YEAR     YEARS       TOTAL
                                               -------     ---------------     ------     -------
                                                                 (NLG MILLIONS)
Interest rate contracts......................   96,189         122,516         27,323     246,028
Foreign exchange contracts...................   30,430           7,276          2,542      40,248
Other contracts..............................   18,472             904              0      19,376
                                               -------         -------         ------     -------
                                               145,091         130,696         29,865     305,652

     Derivatives held for non-trading purposes. For non-trading interest rate swaps, the notional amount of fixed pay swaps and the weighted average variable receive and fixed pay rates by maturity at December 31, 1996 were as follows.

                                                 1 YEAR      5 YEARS OR LESS     OVER 5
                                                 OR LESS     BUT OVER 1 YEAR     YEARS      TOTAL
                                                 -------     ---------------     ------     ------
                                                                  (NLG MILLIONS)
Pay-fixed swaps notional amount................   13,231          36,034         17,238     66,503
Average receive percentage.....................     3.31%           3.93%          3.57%      3.72%
Average pay rate...............................     6.01%           6.23%          7.05%      6.40%

     For non-trading interest rate swaps, including cross currency interest rate swaps, the notional amount of fixed receive swaps and the weighted average fixed receive and variable paid rates by maturity at December 31, 1996 were as follows.

                                                 1 YEAR      5 YEARS OR LESS     OVER 5
                                                 OR LESS     BUT OVER 1 YEAR     YEARS      TOTAL
                                                 -------     ---------------     ------     ------
                                                                  (NLG MILLIONS)
Receive fixed swaps notional amount............   16,758          22,264         21,295     60,317
Average receive percentage.....................     6.30%           6.90%          6.25%      6.50%
Average pay rate...............................     5.11%           4.08%          3.59%      4.19%

INVESTMENTS

  GENERAL

     At December 31, 1996, 1995 and 1994 funds invested by ING totalled NLG 188 billion, NLG 154 billion and NLG 138 billion, respectively.

     The table below shows the land and buildings and securities investments of ING by category, valued according to Dutch GAAP and including for 1996, 1995, and 1994 land and buildings wholly or partially in use by ING or its subsidiaries, valued at NLG 3,115 million in 1996, NLG 2,994 million in 1995 and NLG 3,244 million in 1994.

     ING's total land and buildings and securities investments were allocated to its insurance and banking activities as follows for the periods indicated.

                                                            AT DECEMBER 31,
                                        -------------------------------------------------------
                                             1996                1995                1994
                                        ---------------     ---------------     ---------------
                                          NLG        %        NLG        %        NLG        %
                                        -------     ---     -------     ---     --------    ---
                                                            (NLG MILLIONS)
Insurance activities..................  151,988      79     129,059      82      112,500     81
Banking activities....................   41,507      21      28,330      18       25,777     19
Eliminations..........................   (5,026)             (3,631)                  --
                                        -------     ---     -------     ---      -------    ---
          Total.......................  188,469     100%    153,758     100%     138,277    100%
                                        =======     ===     =======     ===      =======    ===

     The analysis by category of investments is as follows.

                                                            AT DECEMBER 31,
                                        -------------------------------------------------------
                                             1996                1995                1994
                                        ---------------     ---------------     ---------------
                                          NLG        %        NLG        %        NLG        %
                                        -------     ---     --------    ---     --------    ---
                                                            (NLG MILLIONS)
Land and buildings(1).................   10,749       6        9,990      7       10,059      7
Shares and convertible
  debentures(2).......................   26,390      14       19,754     13       16,233     12
Fixed-interest securities.............  127,136      68      103,313     67       92,381     67
Interests in investment pools of the
  insurance operations................      617      --          720     --          679     --
Deposits with insurers................       58      --           52     --           46     --
Investments for risk of policyholders
  and investments of annual life
  funds...............................   23,519      12       19,929     13       18,879     14
                                        -------     ---      -------    ---      -------    ---
          Total.......................  188,469     100%     153,758    100%     138,277    100%
                                        =======     ===      =======    ===      =======    ===

---------------
(1) Including commuted ground rents.

(2) Shares and convertible debentures include some shareholdings representing more than 20% of other issuers' equity securities that are treated as investments and not as participating interests, and exclude shares in ING Groep N.V. held by Group companies.

     The balance sheet value of shares and convertible debentures represents market value, and includes revaluations of NLG 13,095 million in 1996, NLG 8,133 million in 1995 and NLG 5,648 million in 1994, the purchase price amounting to NLG 13,295 million in 1996, NLG 11,622 million in 1995 and NLG 10,585 million in 1994. For a description of ING's investment accounting policies, see Note
1.6.2.4 of Notes to the Consolidated Financial Statements.

     The balance sheet value of listed and unlisted shares and convertible securities held by ING Insurance and ING Bank is as follows.

                                                                  1996       1995       1994
                                                                 -------    -------    -------
                                                                        (NLG MILLIONS)
Shares and convertible debentures
Insurance operations
  Listed.......................................................   27,255     19,594     15,039
  Unlisted.....................................................    1,571      1,582        986

Banking operations
  Listed.......................................................      266         85         75
  Unlisted.....................................................       52        134        133

     Listed shares and convertible debentures include shares, related options and convertible debentures traded over the counter and on the NASDAQ National Market in the United States.

     Investments for risk of life policyholders and investments of annual life funds include separate investment pools held for the account and risk of policyholders, investments held in stock deposits with contractual sharing of results and the investments of the annual funds of the annual life fund operations.

  INVESTMENTS OF ING'S INSURANCE OPERATIONS

     The analysis by category of investments of ING's insurance operations is as follows.

                                                               1996        1995        1994
                                                              -------     -------     -------
                                                                      (NLG MILLIONS)
Land and buildings(1).......................................    8,924       8,165       8,168
Shares and convertible debentures:
  listed....................................................   27,255      19,594      15,039
  unlisted..................................................    1,571       1,582         986
                                                              -------     -------     -------
          Total Shares and convertible debentures...........   28,826      21,176      16,025
Fixed-interest securities:
  Debentures and other interest-earning securities
     listed(2)..............................................   33,448      28,557      24,506
     unlisted...............................................    9,307       6,675       4,526
  Private loans(3)..........................................   20,306      19,426      16,727
  Mortgage loans............................................   23,816      21,495      20,249
  Other fixed-interest investments:
     policy loans...........................................    1,890       1,655       1,642
     deposits with credit institutions......................      710         328         179
     loans to self-employed professionals...................      512         473         452
  Other financial investments...............................       55         408         422
                                                              -------     -------     -------
          Total fixed-interest securities...................   90,044      79,017      68,703
Investments in investment pools of the insurance
  operations................................................      617         720         679
Deposits with insurers......................................       58          52          46
Investments for risk of policyholders and investments of
  annual life funds:
  Land and buildings........................................      225         203         208
  Shares....................................................    3,307       2,126       2,873
  Fixed-interest securities.................................   18,590      16,714      14,671
  Other investments.........................................    1,397         886       1,127
                                                              -------     -------     -------
          Total of investments for risks of policyholders...   23,519      19,929      18,879
          Total investments.................................  151,988     129,059     112,500
                                                              =======     =======     =======

---------------
(1) Including commuted ground rents.

(2) The balance sheet value of listed securities in 1996 and in 1995 includes NLG 617 million and NLG 529 million in respect of listed securities issued by ING.

(3) See Note 2.4 of Notes to the Consolidated Financial Statements.

     The fair value of the investments in fixed-interest securities of ING's insurance activities at Decem-ber 31, 1996 and 1995 amounted to.

                                                                    1996       1995
                                                                   ------     ------
                                                                    (NLG MILLIONS)
        Debentures and other interest-earning securities.........  45,683     38,280
        Private loans............................................  22,616     20,859
        Mortgage loans...........................................  25,170     21,664
        Other fixed-interest investments.........................   3,147      2,823
                                                                   ------     ------
                  Total..........................................  96,616     83,626
                                                                   ======     ======

     The following table sets forth the consolidated investment income of ING's insurance operations for the years indicated.

                                          1996                    1995                    1994
                                   -------------------     -------------------     -------------------
                                              PRE-TAX                 PRE-TAX                 PRE-TAX
                                   INCOME     YIELD(1)     INCOME     YIELD(1)     INCOME     YIELD(1)
                                   ------     --------     ------     --------     ------     --------
                                    NLG          %          NLG          %          NLG          %
                                   ------     --------     ------     --------     ------     --------
                                                            (NLG IN MILLIONS)
Land and buildings...............     803        9.4         788         9.6         762         9.0
Fixed-interest securities(1).....   6,994        8.2       6,191         8.2       5,974         8.8
Shares and convertible
  debentures.....................     961        3.8         778         4.1         655         3.6
Investments for the risk for
  policyholders and investments
  of annual life funds...........   2,315                  1,848                     811
                                   ------                  -----                   -----
          Total..................  11,073                  9,605                   8,202

---------------
(1) Pre-tax yield is calculated using interest, rental, dividend and other income received for each period, divided by the average of beginning and year-end balances in related assets.

     Insurance Investment Strategy

     ING Insurance's overall investment strategy is to maximize long-term total return on its investments while remaining within the risk parameters set by the Executive Board. The risk parameters relate primarily to the quality of ING Insurance's investments and the matching of its assets and liabilities. It is ING Insurance's policy to closely match the maturities and currencies of its assets and liabilities. The matching of maturities is monitored by extensive duration and cash flow analyzes and is supervised by actuarial, risk control and investment committees. The matching of the currencies of ING Insurance's assets to the currencies of its insurance liabilities is monitored by ING Asset Management. Each of ING's insurance company subsidiaries must also operate and manage its investments in compliance with applicable local laws and regulations. IIM and ING Real Estate manage 81% and 6%, respectively, of ING Insurance's total investments, with the remaining 13% consisting primarily of Dutch residential mortgage loans managed directly by the domestic operating companies of ING Insurance. IIM works closely with ING's insurance company subsidiaries, particularly in the areas of asset and liability management and product development.

     The tax treatment of asset categories in the countries in which ING conducts insurance activities is also taken into account. For example, under Dutch tax law, a Dutch insurance company holding 5% or more of the equity securities of any Dutch company is not subject to corporate taxation on the income or capital gains from such equity securities. This partially accounts for the relatively high percentage of ING Insurance's investment portfolio invested in equity securities of Dutch companies. The total return on other equity investments generally is fully taxable.


     Fixed-interest securities constitute approximately 70% of ING Insurance's investment portfolio. On average, ING Insurance's NLG 107 billion fixed-interest securities portfolio at December 31, 1995 has a rating comparable to a Standard & Poor's rating of AA- , while non-investment-grade securities constitute less than 1% of the portfolio. The credit quality of ING Insurance's fixed-interest securities portfolio has been very strong; less than 0.1% of the face amount of the portfolio was written off in each of 1996 and 1995. In some countries, mainly the Netherlands and the United States, ING also participates in the mortgage market. In the Netherlands it consists primarily of mortgages on residential housing. In the United States, such participation is mainly in the form of investing in mortgage-backed securities with a guarantee from a governmental or quasi-governmental body. At December 31, 1996 and 1995, the Dutch residential mortgages held by ING Insurance totaled NLG 19.4 billion and NLG 17.8 billion, respectively. At December 31, 1996 and 1995, the mortgage-backed securities held by ING Insurance's United States life operations totaled NLG 5.6 billion and NLG 5.0 billion, respectively. The credit quality of ING

Insurance's mortgage and mortgage-backed securities portfolio has historically been very strong; less than 0.1% of the face amount of the portfolio was written off in each of 1996 and 1995.

     ING Insurance is subject to minimum solvency ratios imposed by the Dutch Insurance Board. It is ING Insurance's policy to have solvency surpluses that are sufficient to sustain simultaneous substantial declines in stock market prices and real estate valuations without falling below the Dutch Insurance Board's minimum solvency ratios. For these purposes, a decline of 40% from the prior year-end's book value is considered substantial in the case of stock prices, while for real estate a decline of 30% from the prior year-end's book value is considered substantial.

     ING Insurance uses derivative financial instruments to reduce its exposure to market and interest rate risk on its invested assets, as well as to improve asset/liability management. ING Insurance is exposed to credit-related losses in the event of nonperformance by counterparties to financial instruments. However, such nonperformance is not expected because, consistent with general ING policies, ING Insurance utilizes highly rated counterparties, establishes risk control limits, and maintains ongoing monitoring procedures.

  INVESTMENTS OF ING'S BANKING OPERATIONS

     The following table shows the balance sheet value under Dutch GAAP of the investments of ING's banking operations.

                                                                     DECEMBER 31,
                                                             -----------------------------
                                                              1996       1995       1994
                                                             -------    -------    -------
                                                                    (NLG MILLIONS)
    Dutch government.......................................    8,720      7,538      7,049
    German government......................................   15,409      5,887      8,488
    Central banks..........................................    2,698      4,655      1,779
    Other governments......................................    8,078      3,211      2,023
    Corporate debt securities
      Banks and financial institutions.....................    1,801      1,916      2,541
      Other corporate debt securities......................      498        860      1,085
    U.S. Treasury and other
    U.S. Government agencies...............................      302        279         15
    Other debt securities..................................    1,858      1,940        698
                                                              ------     ------     ------
         Total debt securities.............................   39,364     26,286     23,678
    Shares and convertible debentures......................      318        219        208
    Land and buildings(1)..................................    1,825      1,825      1,891
                                                              ------     ------     ------
              Total........................................   41,507     28,330     25,777
                                                              ======     ======     ======

---------------
(1) Including commuted ground rents.

     Banking Investment Strategy

     ING's investment strategy for its investment portfolio related to banking activities is formulated by ALCO. The exposures of the investments to market rate movements are managed by modifying the asset and liability mix, either directly or through the use of derivative financial products including interest rate swaps, futures, forwards and purchased option positions such as interest rate caps, floors and collars. See "-- Introduction -- ING Bank Risk Management".


     The investment portfolio related to banking activities primarily consists of fixed-interest securities (95% of the investment portfolio in 1996). More than 99% of the land and buildings owned by ING Bank are wholly or partially occupied by ING companies.

     Portfolio Description

     The following table analyzes the maturities and weighted average yields of debt securities of ING's banking operations at December 31, 1996.

                                                                                  BETWEEN 1 YEAR
                                                1 YEAR OR LESS                      AND 5 YEARS
                                          ---------------------------       ---------------------------
                                            BOOK VALUE       YIELD(1)         BOOK VALUE       YIELD(1)
                                          --------------     --------       --------------     --------
                                          (NLG MILLIONS)                    (NLG MILLIONS)
Dutch government........................         929            3.1%             1,392            5.7%
German government.......................          11            4.5%             1,962            4.9%
Central banks...........................       2,520            6.1%                80            5.4%
Other governments.......................         841           14.4%             3,820            7.4%
Banks and financial institutions........         290            9.0%             1,223            6.9%
Corporate debt securities...............         170            4.5%               175            5.4%
U.S. Treasury and other U.S. government
  agencies..............................         277           11.3%                 8             --
Other debt securities...................         819            5.5%               370            9.0%
                                               -----                             -----
          Total.........................       5,857            7.7%             9,030            5.1%

                                               BETWEEN 5 AND 10 YEARS             OVER 10 YEARS
                                               -----------------------       -----------------------
                                               BOOK VALUE     YIELD(1)       BOOK VALUE     YIELD(1)
                                               ----------     --------       ----------     --------
Dutch government.............................     6,520          5.8%              34          7.7%
German government............................    13,677          6.0%              --            --
Central banks................................        62          6.6%              30          6.5%
Other governments............................     1,445          8.2%           1,753          7.6%
Banks and financial institutions.............       153          8.5%             143          6.1%
Corporate debt securities....................        27          6.9%             124          5.1%
U.S. Treasury and other U.S. government
  agencies...................................         7          6.7%               4          6.8%
Other debt securities........................       352          5.9%             194          3.6%
                                                 ------          ----           -----          ----
          Total..............................    22,243          6.1%           2,282          6.8%
                                                 ======          ====           =====          ====

                                                                                 TOTAL
                                          WITHOUT MATURITY      ---------------------------------------
                                        ---------------------                 PREMIUM/    BALANCE SHEET
                                        BOOK VALUE   YIELD(1)   BOOK VALUE   (DISCOUNT)       VALUE
                                        ----------   --------   ----------   ----------   -------------
Dutch government......................                             8,875         155           8,720
German government.....................                            15,650         241          15,409
Central banks.........................                             2,692          (6)          2,698
Other governments.....................                             7,859        (219)          8,078
Banks and financial institutions......                             1,809           8           1,801
Corporate debt securities.............                               496          (2)            498
U.S. Treasury and other U.S.
  government agencies.................                               296          (6)            302
Other debt securities.................         6       8.0%        1,741        (117)          1,858
                                               -
                                                       ----       ------        ----          ------
          Total.......................         6       8.0%       39,418          54          39,364
                                               =       ====       ======        ====          ======

---------------
(1) Since substantially all investment securities held by the banking operations of ING are taxable securities, the yields are on a tax-equivalent basis.

     At December 31, 1996, ING also held the following securities for the banking operations, which exceeded 10% of shareholders' funds.

                                                                  BOOK        MARKET
                                                                 VALUE        VALUE
                                                                 ------       ------
                                                                   (NLG MILLIONS)
        German government......................................  15,650       15,948
        Dutch government.......................................   8,875        9,065

COMPETITION

     There is substantial competition in the Netherlands and the other countries in which ING does business for the types of insurance, commercial and investment banking and other products and services provided by ING. Such competition is more pronounced in ING's more mature markets of the Netherlands, the Rest of Europe, the United States, Canada and Australia than in the so-called "emerging markets". In recent years, however, competition in emerging markets has increased as insurance and banking industry participants from more developed countries have sought to establish themselves in markets which are perceived to offer higher growth potential, and as local institutions have become more sophisticated and competitive and have sought alliances, mergers or strategic relationships with certain of ING's competitors.

     In the Netherlands, which is the largest national market for ING's insurance and banking operations, a national policy historically favoring open markets and the presence of large domestic competitors in both the insurance and banking sectors has resulted in intense competition for virtually all of ING's products and services. In addition, the Dutch market is a mature market and one in which ING already maintains significant market shares in most lines of business. Management believes, however, that notwithstanding these factors, further growth in the Dutch markets in which ING is present will arise in coming years as the government withdraws from social security and various other programs and the coverages and services provided thereunder are shifted to the private sector. In this regard, the four distribution channels maintained by ING Nederland allow it to allocate resources to different sectors of the Dutch market as growth opportunities arise, and in management's view provide ING with significant competitive advantages.


     Competition with respect to the products and services provided by ING in both developed and emerging markets is based on many factors, including name recognition, scope of distribution systems, customer service, products offered, financial strength, investment performance in the case of investment-linked insurance products and asset management services, and price. Management believes its major competitors are the larger Dutch, other European, United States and Japanese commercial and investment banks, insurance companies and asset management and other financial services companies.


RATINGS


     Each of ING Groep N.V.'s, ING Verzekeringen N.V.'s and ING Bank N.V.'s long-term senior debt was rated AA- by Standard & Poor's in 1996. The "AA" rating is the second highest of the seven ratings assigned by Standard & Poor's, which range from "AAA" to "C". Ratings from AA to B may be modified by the use of a plus or minus sign to show relative standing of the issuer within those rating categories.



     ING Bank N.V.'s long-term debt was rated AA by IBCA, Inc. The "AA" rating is the second highest of the nine ratings assigned by IBCA, Inc. which range from "AAA" to "C". Ratings from AA to B may be modified by the use of a plus or minus sign to show relative standing of the issuer within those rating categories.


     ING Verzekeringen N.V.'s short term debt was rated A1+ by Standard & Poor's and Prime 1 by Moody's in 1996. ING Bank's short term debt was rated A1+ by Standard & Poor's and Prime 1 by Moody's in 1996. The "A1+" rating is the highest possible of the seven ratings assigned by Standard & Poor's, which range from "A1+" to "D". The "Prime 1" rating is the highest possible of the three ratings assigned by Moody's, which range from "Prime 1" to "Not Prime".

     On January 1, 1997, ING's U.S. insurance subsidiaries, Security Life of Denver, Life of Georgia, Southland Life, Columbine Life, First ING Life of New York and Midwestern United, were awarded AA claims-paying ability ratings by Standard & Poor's. Standard & Poor's states that the "AA" rating is assigned to those companies which, in its opinion, offer excellent financial security. The "AA" rating is the second highest of the eight claims-paying ratings assigned by Standard & Poor's, which range from "AAA" (Superior) to "R" (Regulatory action).

     On January 1, 1997, ING's U.S. insurance subsidiaries, Security Life of Denver, Life of Georgia and Southland, were awarded an A+ rating by A.M. Best and Midwestern United and The Netherlands Insurance Companies were awarded an A rating by A.M. Best. A.M. Best states that the "A+" rating is assigned to those companies which, in its opinion, have demonstrated superior overall performance and have a very strong ability to meet their obligations to policyholders over a long period of time and that the "A" rating is assigned to those companies which, in its opinion, have demonstrated excellent overall performance and have an excellent ability to meet their obligations to policyholders over a long period of time. The "A+" rating is the second highest of 15 ratings assigned by A.M. Best, which range from "A++" (Superior) to "F" (In Liquidation).

     None of the foregoing ratings is an indication of the historic or potential performance of ING's stock and should not be relied upon with respect to making an investment in ING Groep N.V.'s Ordinary Shares, Bearer Receipts or ADSs.

                  REGULATION AND SUPERVISION OF ING BUSINESSES

GENERAL

     The insurance, banking, asset management and broker dealer businesses of ING are subject to detailed, comprehensive regulation in all the jurisdictions in which ING does business. In addition, certain European Community ("EC") directives discussed more fully below have had and will have a significant impact on the regulation of the insurance and banking industries in the EU as such directives are implemented through legislation adopted within each member state, including the Netherlands.

     A group of companies in the Netherlands may be engaged in both insurance and banking, although direct mergers between banking and insurance companies are not permitted. The Dutch Central Bank and the Insurance Supervisory Board (Verzekeringskamer), in consultation with the Ministry of Finance and with representatives of the banking and insurance industries, have entered into a protocol for the purpose of jointly regulating groups with interests in both banks and insurance companies (the "Protocol"). The first Protocol became effective on January 1, 1990. The presently effective Protocol was adopted by the Dutch Central Bank and the Insurance Supervisory Board on January 8, 1997. In a group of companies consisting of at least one bank and one insurance company (a "Mixed Group"), the banks continue to be regulated by the Dutch Central Bank and the insurers continue to be regulated by the Insurance Supervisory Board. ING Groep N.V., as the holding company of a Mixed Group in which banking and insurance operations account for a considerable proportion of total operations (a "Mixed Financial Group"), must furnish financial information to the Insurance Supervisory Board and the Dutch Central Bank twice per year, including information as to (1) equity of the banks, (2) the solvency margins of the insurance companies, (3) capital, reserves, and subordinated loans of the other subsidiary companies and (4) information as to the solvency of ING on a consolidated basis, and must state the investments, loans, and comparable undertakings (except for insurance agreements) by each bank or insurance company within ING, in respect of other companies in ING. See "-- Insurance -- The Netherlands" and "-- Banking -- Netherlands Regulation". The Dutch Central Bank and the Insurance Supervisory Board meet periodically to monitor holding companies of a Mixed Financial Group and will contact one another when a reporting institution encounters difficulties.

     ING Groep N.V. and its subsidiaries are in compliance in all material respects with the applicable banking and insurance regulations and capitalization and solvency requirements of each applicable jurisdiction.

INSURANCE

  THE NETHERLANDS

     Insurance companies in the Netherlands are supervised by the Dutch Insurance Supervisory Board under the mandate of the Insurance Companies Supervision Act of 1993 (the "Act") (Wet Toezicht Verzekerings-bedrijf). Under this Act, ING Insurance's life and non-life subsidiaries in the Netherlands are required to file detailed annual reports. Such reports are audited by ING Insurance's independent external auditors and include balance sheets, profit and loss statements, actuarial statements, detailed descriptions of real estate, security ownership, mortgages, guarantees granted and received, and private placement loans. Dutch insurance companies are initially licensed by the Insurance Supervisory Board and then monitored closely through annual filings. The authorization granted by the Insurance Supervisory Board stipulates the class or classes of business which an insurer may write, and is required for every proposed new class of business. In addition, the Insurance Supervisory Board may require an insurer to submit any other information the Insurance Supervisory Board requests and may conduct an audit at any time. Generally, the Insurance Supervisory Board performs an audit every five years. The Insurance Supervisory Board is not empowered to intervene in the running of an insurance company, but can make recommendations with regard to its management. If these recommendations are not followed, the Insurance Supervisory Board can publish them and, under certain circumstances, thereafter withdraw the license of the insurer.

     By law, Dutch life insurance companies are required to maintain a shareholders' equity level of not less than 5% of actuarial reserves. The required shareholders' equity level for Dutch non-life insurers is the greater of two calculations, one based on premiums and one on claims. The former is based on 16% of gross premiums for the year, the latter is based on 23% of a three-year average of gross claims. As of December 31, 1996, the shareholders' equity of ING's Dutch insurance subsidiaries substantially exceeded these minimum standards and amounted to NLG 19.3 billion, or 31% of actuarial reserves. Shareholders' equity is referred to in the Dutch insurance industry as the "solvency margin". See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION -- Liquidity and Capital Resources".

     The 1992 EC insurance Directives were incorporated into Dutch legislation in July 1994. These Directives are founded on the "home country control" principle, according to which the ongoing regulation of insurance companies, including their foreign insurance operations, is the responsibility of the home country insurance regulatory authority. The home country insurance regulatory authority monitors compliance with applicable regulations, the solvency of the insurer and its actuarial reserves, as well as the assets of the insurer which support such reserves. As a result of the implementation of these Directives, an insurance company that has been licensed to conduct insurance business in one jurisdiction of the EU may do business directly or through foreign branches in all other jurisdictions of the EU without being subject to licensing requirements under the laws of the other EU member-states.

     In 1994 the Insurance Supervisory Board also issued revised actuarial principles relating to the overall adequacy of technical reserves and the profitability of new products.

  UNITED STATES

     ING's United States insurance subsidiaries are subject to regulation and supervision in the individual states in which they transact business. Supervisory agencies in the various States have broad powers to grant or revoke licenses to transact business, regulate trade practices, license agents, approve policy forms and certain premium rates, set standards of solvency and reserve requirements, determine the form and content of required financial reports, examine insurance companies and prescribe the type and amount of investments permitted. Insurance companies are subject to a mandatory audit every three to five years (depending on the State of domicile) by the regulatory authorities and every year by the independent auditors.


     United States Federal legislation has recently been proposed which would allow the restructuring of financial services companies so that a financial services holding company can have insurance, banking and securities subsidiaries. Other Federal legislative proposals are anticipated which would similarly expand permitted banking activities to encompass the insurance business. ING cannot assess the likelihood of passage of any such legislation, the financial terms of any enactment, or what the ultimate impact on ING of the adoption of any such proposed enactment might be.



     Since 1993, insurers, including the companies comprising ING Insurance's United States operations, have been subject to risk-based capital ("RBC") guidelines. These guidelines provide a method to measure the adjusted capital (statutory capital and surplus plus other adjustments) that insurance companies should have for regulatory purposes, taking into account the risk characteristics of the company's investments and products. An insurance company's RBC ratio will vary over time depending upon many factors, including its earnings, the mix of assets in its investment portfolio, the nature of the products it sells and its rate of sales growth, as well as changes in the RBC formulas required by regulators. The RBC guidelines are intended to be a regulatory tool only, and are not intended as a means to rank insurers generally. Each of the companies comprising ING Insurance's United States operations was above its target and statutory minimum RBC ratios at year-end 1996.


     On the basis of statutory financial statements filed with state insurance regulators, the National Association of Insurance Commissioners ("NAIC") annually calculates a number of financial ratios to assist State regulators in monitoring the financial condition of insurance companies. A "usual range" of results for each ratio is used as a benchmark. Departure from the "usual range" on four or more ratios generally leads to inquiries from individual State insurance commissioners. Based on these ratios, the NAIC examiner team assigns a "priority" to each insurance company which is used by the State regulatory authorities in prioritizing their workload.


     The NAIC has undertaken a comprehensive codification of statutory accounting practices for insurers. Once codification has been completed and the new principles adopted and implemented, these could have a significant impact on the United States Insurance group's statutory results and financial position. Codification is not expected to be completed prior to 1997.


     Insurance holding company statutes and regulations of each insurer's State of domicile require periodic disclosure concerning the ultimate controlling person (i.e., the corporation or individual which controls the domiciled insurer in each State). Such statutes also impose various limitations on investments in affiliates and may require prior approval of the payment of certain dividends by the registered insurer to ING or various of its affiliates. ING is subject, by virtue of its ownership of insurance companies, to certain of these statutes and regulations.

  BELGIUM

     Insurance supervision in Belgium is conducted by the Insurance Control Office (Controle Dienst Verzekeringen) under the supervision of the Minister of Economic Affairs. Belgian solvency requirements are based on the EU Directives and are the same as those in the Netherlands.

  CANADA

     ING Holdings Inc. owns one life insurance company in Canada, NN Life Insurance Company of Canada ("NN Life"), which is federally incorporated and is licensed to sell life insurance in all 10 provinces and 2 territories. NN Life sells its products through independent brokers who are individually or corporately licensed to sell in the provincial jurisdiction in which they do business.

     As a federally incorporated company under the Insurance Companies Act, NN Life must meet certain regulatory requirements regarding its capital and solvency. The Office of the Superintendent of Financial Institutions Canada ("OSFI") is the primary regulator with regard to solvency, reserve levels, and general business conduct, which may include issues of policyholder rights, investment practices, audit policies, related party transactions, and corporate policies regarding the issue of shares and shareholders' rights. NN Life is also provincially regulated in respect of the sale of its products, the licensing of agents, policy terms and other issues relating to enforcement and policy payments on maturity, death or otherwise.

     NN Life is required to file quarterly reports with OSFI and an annual report known as the OSFI 54. This document provides detailed calculations on such items as reserves, solvency and investment holdings and contains a copy of NN Life's annual report to its shareholders. The annual reports are prepared according to Canadian GAAP standards and are audited by a firm of external auditors. NN Life is also required to meet certain solvency tests under the Minimum Continuing Capital and Surplus Requirements ("MCCSR") and Test of Adequacy of Assets each year. NN Life has passed these tests each year since its predecessor, the Commercial Life Assurance Company, was acquired in 1956.

     ING Canada Holdings Inc. ("ING Canada") currently owns seven non-life insurance companies. The Commerce Group and Wellington are regulated federally under the Insurance Companies Act. Western Union is an Alberta company, Belair Insurance and St. Maurice are Quebec chartered companies and the Prince Edward Island Insurance Company is chartered in that province. ING Canada Holdings Inc. is a federal company incorporated pursuant to the Canada Business Corporations Act. Halifax was incorporated by a special act of the Nova Scotia legislature, and is as a result a provincial company. The Insurance Companies Act, however, grants special status to Halifax so that it may be administered under federal regulation. Halifax files the same OSFI reports as do the other OSFI-regulated companies and for all intents and purposes is administered as if it were incorporated federally. ING Canada is currently seeking a special act of the Nova Scotia legislature to continue Halifax's federal jurisdiction.

     The various provincial statutes are almost identical. The law of Quebec, which is based on a Civil Code (modeled on the Napoleonic Code of France), varies in form but not substance from that of the other provinces. There are few significant differences between provinces in the administration of the insurance statutes, other than in the area of agent regulation. Ontario has recently introduced provisions which make insurers absolutely liable for the actions of their agents, even if that agent is acting outside the scope of his or her appointment. The only defense available to the insurer is one of fraud. Due diligence may be pleaded; however, unless the insurer can prove that its standards of education, monitoring and auditing of agents are of the highest level, the insurer will be held responsible for the agents' action. Quebec also has a statute which similarly makes the insurer responsible for the acts of its agents.

  JAPAN

     Japan's financial market is highly regulated by the Insurance Business Law and by numerous Ministry of Finance ("MOF") regulations and guidelines. The supervision of insurers is the duty of Japan's Insurance Department under the Banking Bureau of the MOF. This department has two supervisory offices, one for life insurance and the other for non-life insurance business. Both offices have extensive powers of inspection and control which span the entire range of insurance activities. An insurer wishing to enter the Japanese market must first obtain a licence from the MOF. NLIC's predecessor company, NN Life, obtained its license in 1986.

     New products, revisions of existing products and changes in policy provisions require approval by the MOF. Premiums are, in most cases, uniform, varying only between participating and non-participating products. MOF ordinances stipulate the types of assets in which an insurance company can invest. In addition, ordinances limit the proportion of assets that an insurance company may invest in certain categories of investments (for example, insurance companies may invest no more than 30% of total assets in domestic equities, 20% in real estate, 30% in foreign currency denominated assets).

     The Insurance Business Law further requires that an insurance company set aside a liability reserve for each policyholder every business period to provide for the fulfilment of future obligations on insurance contracts. The MOF also specifies the method of calculation, the level of expected mortality and other assumptions which are applied in calculating liability reserves for long-term contracts. An external audit is required for all insurers with equity of more than Y500 million or with total liabilities of more than Y20 billion. The auditors must report on whether the balance sheet and income statements show fairly the status of the insurer's assets and liabilities in conformity with relevant laws, MOF ordinances and the insurer's articles of incorporation. In addition to the external audit, internal statutory auditors must be elected to examine whether there have been any serious violations of the law, relevant MOF ordinances or the insurer's articles of incorporation by the insurer's directors. The internal auditors are also responsible for accounting matters, depending on the results produced from the external audit and are required to draw up a report covering financial and non-financial issues which is included in the annual report to shareholders.

     Japan's solvency requirements are also specified in MOF ordinances. The MOF examines the soundness of an insurance company by taking into consideration its solvency margin divided by its total amount of risk which is calculated in a similar way as the U.S.'s RBC calculation. If the MOF deems it necessary, it may require the company to submit a plan for improvement.

     Only insurance products approved by the MOF can be marketed. Each insurance product must be described by its policy provisions, documents describing the insurer and a document showing the basis of the calculation of premiums and the liability reserve. Any alterations in these documents must be approved by the MOF.

  AUSTRALIA

     Life insurance is governed by Federal legislation, specifically, the Life Insurance Act, 1995 (the "1995 Act"). The industry is regulated by the Insurance and Superannuation Commission ("ISC") which has been granted wide-ranging powers under the 1995 Act. In addition, the legislation defines statutory roles for a company's appointed actuary and the approved auditor which include specific responsibilities to report to the ISC.

     The primary supervisory tool in Australia is the annual return to the ISC which includes financial statements and a comprehensive financial condition report prepared by the actuary. Financial statements are currently not subject to Australian Accounting Standards, which are presently being drafted, but rather to regulations prescribed by the ISC. Australian life insurance companies are required to meet two tests of financial soundness, a solvency test and a capital adequacy test. These tests are defined in standards issued by the Life Insurance Actuarial Standards Board and are enforced by the ISC. The solvency test is comparable to a liquidation test. The penalty for failure is placement under judicial management. The capital adequacy test is an ongoing business test. The penalty for failure is a prohibition on dividend payments and the requirement to follow the directions of the ISC.

     The Insurance Commissioner (within the ISC) is appointed under the 1995 Act to implement its provisions relating to non-life insurers. The Commissioner uses the information collected in specified returns to assess the value of assets and liabilities and hence an insurer's solvency. The Commissioner also examines the insurer's solvency, liquidity, and claims provisions of profitability, including the security and adequacy of reinsurance arrangements. The Insurance Act, 1993 specifies that an insurer's solvency must be the greater of two million Australian dollars, twenty percent of net written premiums or fifteen percent of net outstanding claims.

     Financial statements for non-life insurers are required under the Corporations Law and Insurance Act and are based on Australian audited accounting standards.

     Self regulation by non-life insurers is regulated by the Insurance Council of Australia ("ICA") which has a Claims Review Panel for handling consumer claims complaints. The ICA also has a Code of Practice with which all insurers must comply. This code addresses policy disclosure, "Plain English" wordings, dispute resolution and the establishment of internal compliance mechanisms.

     State legislation principally relates to specific classes of insurance, particularly employers' liability and motor bodily injury insurance. Presently, for employers' liability insurance, State governments underwrite plans in four States with three of these having their claims managed by private insurers; the remaining four States and territories have insurer underwritten schemes. Motor bodily injury insurance is underwritten in five States by the state government with three insurer underwritten schemes. State legislation also controls the level of certain fees and levies which are applied to insurance contracts.

BANKING

  BASLE STANDARDS

     The bank regulatory authorities of the group of ten countries (the "Group of Ten"), which includes the United States, the Netherlands and eight other major industrialized countries, have cooperated in an effort to develop international capital adequacy guidelines based on the relationship between a bank's capital and its credit risks. In this context, on July 15, 1988, the Basle Committee on Banking Regulations and Supervisory Practices adopted risk-based capital guidelines (the "Basle guidelines"), which have been implemented by banking regulators in the countries that have endorsed them. The Basle guidelines are intended to strengthen the soundness and stability of the international banking system. The Basle guidelines are also intended to reduce an existing source of competitive inequality among international banks by harmonizing the definition of capital and the rules for the evaluation of asset risks and by establishing a uniform target solvency ratio (capital to risk-weighted assets). Supervisory authorities in each jurisdiction have, however, some discretion in determining whether to include particular instruments as capital under the Basle guidelines and to assign different weights, within a prescribed range, to various categories of assets. The Basle guidelines have been adopted by the European Community and have been made part of Netherlands law.

  EUROPEAN COMMUNITY STANDARDS

     The European Community, of which the Netherlands is a member, has adopted a capital adequacy regulation for credit institutions in all its 15 member states based on the Basle guidelines. In 1989, the EC adopted the Council Directive of April 17, 1989 on the "own funds" of credit institutions (the "Own Funds Directive"), defining qualifying capital ("own funds"), and the Council Directive of December 18, 1989 on a solvency ratio for credit institutions (the "Solvency Ratio Directive" and, together with the Own Funds Directive, the "EC Directives"), setting forth the required ratio of own funds to risk-adjusted assets and off-balance sheet items. The EC Directives required the EU member states, including the Netherlands, to transform the provisions of the Solvency Ratio Directive and the provisions of the Own Funds Directive into national law directly binding on banks doing business in the member states. The EC Directives permit EU member states, when transforming the EC Directives into national law, to establish more stringent requirements, but do not permit more lenient requirements.

     The EC Directives are aimed at harmonizing banking regulations and supervision throughout the EU by laying down certain minimum standards in key areas, and requiring member states to give "mutual recognition" to each other's standards of regulation. The concept of "mutual recognition" has also been extended to create the "passport" concept: the freedom to establish branches in, and to provide cross-border services into, other EU member states once a bank has been licensed in its "home" state. The EC Directives contain detailed (and often complex) provisions. The single market program for banking was completed when the Capital Adequacy Directive ("CAD") was implemented in the Netherlands with effect from January 1, 1996. In particular, the CAD introduces a new requirement for banks to provide capital for market risk. The implementation of CAD has had no material impact on ING's total capital position.

     A Dutch credit institution is not permitted to start operations through a branch in another EU member state until it has received confirmation from the Dutch Central Bank that the information required by the Second Directive on the Coordination of Legislation to the Taking Up and Pursuit of the Business of Credit Institutions (the "Second Banking Coordination EC Directive") has been submitted to the Dutch Central Bank and until, following this confirmation, a period of two months has elapsed or until, before the expiry of this period, it has received confirming information by the Dutch Central Bank.

     The EC Directives require a bank, commencing with the end of the 1992 financial year, to have a solvency ratio of own funds to risk-adjusted assets and certain off-balance sheet items of 8%. At least one-half of the own funds in the numerator of the ratio must be "original own funds", or "Tier 1" capital. The rest may be "additional own funds", or "Tier 2" capital. As of January 1, 1997, Tier 1 capital consists solely of paid-up capital plus share premium accounts, other reserves and the fund for general banking risks less a deduction for goodwill. Tier 2 capital includes revaluation reserves, value adjustments and certain other funds and securities (such as fixed-term cumulative preferential shares and subordinated debt). The aggregate of a bank's subordinated loans and fixed-term cumulative preferential shares may not exceed 50% of the bank's Tier 1 capital.

     To compute the denominator of the solvency ratio, the assets of a bank are assigned to five broad categories of relative credit risk (0%, 10%, 20%, 50% and 100%) and the balance sheet value of each asset is multiplied by the percentage weight applicable to its risk category to arrive at the risk-adjusted value. With respect to off-balance sheet items, such as financial guarantees, letters of credit and foreign currency and interest rate contracts, first, their face value is adjusted according to their risk classification depending on the type of instrument (0%, 10%, 20%, 50% and 100%), then they are assigned, like on-balance sheet assets, to the credit risk categories depending on the type of debtor and multiplied by the applicable percentage weights.

     The Dutch Central Bank implemented the Basle guidelines on January 1, 1991 and the EU Directives in 1992.

  NETHERLANDS REGULATION

     ING's banking activities in the Netherlands are supervised and extensively regulated by the Dutch Central Bank on behalf of the Netherlands Minister of Finance under the mandate of the Act on the Supervision of Credit Institutions (the "Credit Institutions Supervision Act") (Wet Toezicht Kredietwezen 1992).

     The Credit Institutions Supervision Act was amended in 1992 to implement the Second Banking Coordination EC Directive and to introduce a number of other changes, including implementing an EC Directive on the supervision of credit institutions on a consolidated basis and permitting the Dutch Central Bank to issue recommendations and general directives for the management of credit institutions.

     The principal aspects of the Credit Institutions Supervision Act are discussed below.

          SCOPE OF THE ACT. Any enterprise whose business it is to receive funds repayable on demand or subject to notice and to grant credits or make investments for its own account, is a credit institution. ING Bank is a credit institution and, because it is engaged in the securities business as well as the commercial banking business, a "universal bank" under the terms of the Credit Institutions Supervision Act. ING Bank may accordingly be restricted from making capital contributions or loans to its subsidiaries.

          AUTHORIZATION SYSTEM. An institution is prohibited from pursuing the business of a credit institution in the Netherlands unless it has obtained authorization from the Dutch Central Bank. In the event of the provision of cross-border services, involving the acceptance of repayable funds, to be provided by an institution established in another member EU state, the Dutch Central Bank must be informed of the contemplated operations, and the institution must have obtained authorization to pursue the business of a credit institution in the other EU member state.

          REGULAR SUPERVISION. The Dutch Central Bank determines whether a credit institution meets the authorization requirements, prudential requirements, the requirements as to the structure of its administrative organization and the requirements relating to its structural policy and monetary supervision. A credit institution must inform the Dutch Central Bank of any change in the number, the identity or the history of the persons determining its day-to-day policy. Furthermore, a credit institution must inform the Dutch Central Bank if it fails to comply, or to comply fully, with the Dutch Central Bank's standards regarding solvency, liquidity or administrative organization.

          PRUDENTIAL SUPERVISION. The Dutch Central Bank exercises prudential supervision to safeguard the solvency and liquidity of credit institutions in order to protect creditors' interests. Prudential supervision is exercised by the Dutch Central Bank, with due observance of the relevant EC directives, on the basis of solvency and liquidity directives for the credit institutions.

          SOLVENCY DIRECTIVES. Solvency directives are aimed at measuring the ratio of risk-bearing operations to available capital. Depending on the degree of risk involved in the various operations, the related assets are assigned a weighting coefficient. The total risk-weighted value of both on- and off-balance sheet items is divided by actual funds to obtain a ratio. Internationally, it has been agreed that this ratio should be at least 8%.

          LIQUIDITY DIRECTIVES. The basic principle of the liquidity directives is that liquid assets must be held against "net" liabilities of credit institutions (after netting out claims and liabilities in a maturity schedule), so that the liabilities can be met on the due dates or on demand, as the case may be.

          STRUCTURAL SUPERVISION. A declaration of no objection must be obtained from the Dutch Central Bank for a credit institution to acquire a "qualified participation" of 10% or more in another enterprise. A declaration of no objection must also be obtained for the acquisition by any person of a "qualified participation" in a credit institution greater than 5%. A "qualified participation" as referred to herein is an interest greater than 5% directly or indirectly owned in the share capital of a business enterprise or institution, or the direct or indirect voting power, or comparable voting interest, greater than 5% within the business enterprise or institution. Stipulations will be attached to declarations of no objection granted to holding companies of both credit institutions and insurance companies, as has been agreed in the Protocol.

     The Dutch Central Bank also supervises the administrative organization of the individual credit institutions, including ING Bank, their financial accounting system and internal controls. The administrative organization must be such as to ensure that a credit institution has at all times a reliable and up-to-date overview of its rights and obligations. Furthermore, the electronic data processing systems, which form the core of the accounting system, must be secured in such a way as to ensure optimum continuity, reliability and security against fraud. As part of the supervision of administrative organizations, the Dutch Central Bank has also stipulated that this system must be able to prevent conflicts of interests, including the abuse of insider information.

     Credit institutions such as ING Bank must submit monthly returns to the Dutch Central Bank (quarterly returns for the international banking operations). These returns, which must be based on the reporting institutions' own accounting systems, must provide a true and fair view of the financial position and results. The detailed financial returns of the banking entities of ING are audited by ING's internal auditors and include balance sheets and liquidity and solvency ratios.

     ING Bank also files monthly and annual reports with the Dutch Central Bank. These reports are consolidated as far as they concern ING Bank's subsidiaries in the Netherlands, unless the subsidiaries file their own reports with the Dutch Central Bank. The annual reports are audited by ING Bank's independent auditors.

  UNITED KINGDOM

     The framework for supervision and regulation of banking and financial services in the United Kingdom has been heavily influenced by EU directives which are required to be implemented in member states through national legislation. The principal legislation concerning the regulation of banks in the United Kingdom is the Banking Act 1987 (the "Banking Act"). Based on the Banking Act, the Bank of England acts as supervisory authority and has wide discretionary powers over banks authorized by it to carry on banking business. As part of its supervisory role, the Bank of England sets standards and ratios which serve as guidelines for the banks under its supervision. Each bank has to report on a regular basis to the Bank of England. Solvency requirements are in line with those prevailing in the Netherlands.

  UNITED STATES

     ING's banking activities in the United States are restricted to broker and dealer activities. Current U.S. legislation restricts the scope of banking activities that may be conducted in the United States by a company affiliated with a company engaged in a full range of insurance activities in the United States. See "-- Broker-Dealer and Investment Management Activities".

  OTHER COUNTRIES

     Elsewhere, ING's banking operations are subject to regulation and control by local central banks and monetary authorities.

BROKER-DEALER AND INVESTMENT MANAGEMENT ACTIVITIES

     Certain separate accounts supporting the variable products of First ING Life Insurance Company of New York, Security Life of Denver Insurance Company, and Southland Life Insurance Company are also registered under the Securities Act of 1933 and the Commission's regulations thereunder. ING America Equities, Inc., a subsidiary of Security Life of Denver Insurance Company ("ING-AE"), and ING Barings (through ING Barings (US) Securities Inc.) are registered as broker-dealers under the Exchange Act. ING-AE and ING Barings are subject to extensive regulations and are members of, and subject to regulation by, the National Association of Securities Dealers ("NASD") and various other self-regulatory organizations ("SROs"). As a result of registration under the Exchange Act and SRO memberships,

ING-AE and ING Barings are subject to overlapping schemes of regulation which cover all aspects of their securities business. Such regulations cover matters such as capital requirements, the use and safekeeping of customers' funds and securities, recordkeeping and reporting requirements, supervisory and organizational procedures intended to assure compliance with securities laws and rules of the SROs and to prevent improper trading on "material non-public" information, employee-related matters, limitations on extensions of credit in securities transactions, and clearance and settlement procedures. A particular focus of the applicable regulations concerns the relationship between broker-dealers and their customers. As a result, ING-AE and ING Barings in some instances may be required to make "suitability" determinations as to certain customer transactions, and are limited in the amounts that they may charge customers.

     Certain financial services subsidiaries of ING are also registered as investment advisers under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act") and the Commission's regulations thereunder. Many of the investment companies managed by these financial services subsidiaries, including a variety of mutual funds and other pooled investment vehicles, are registered with the Securities and Exchange Commission under the Investment Company Act. All aspects of such financial services subsidiaries' investment advisory activities are subject to various U.S. Federal and State laws and regulations and to the law in those other countries in which they conduct business. Such laws and regulations relate to, among other things, limitations on the ability of investment advisers to charge performance-based or non-refundable fees to clients, recordkeepers and reporting requirements, disclosure requirements, limitations on principal transactions between an adviser or its affiliates and advisory clients, as well as general anti-fraud provisions. The failure to comply with such laws or regulations may result in possible sanctions, including the suspension of individual employees, limitations on the activities in which the investment adviser may engage, suspension or revocation of the investment adviser's registration as an adviser, censure and/or fines.

     Baring Asset Management, a London-based broker-dealer, is regulated by the Securities and Futures Authority ("SFA") in the United Kingdom and, accordingly, is subject to the financial resources requirements of the SFA. A Tokyo-based broker-dealer is regulated by the MOF. ING, ING-AE, ING Barings and Baring Asset Management have consistently operated in excess of their respective regulatory requirement and management believes that they currently do and will continue to do so.

     Certain other U.S. and non-U.S. subsidiaries are subject to various securities, commodities and banking regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. The subsidiaries have consistently operated in excess of their applicable local capital adequacy requirements.

                                    TAXATION

     The following is a summary of the Netherlands tax consequences, and the United States Federal income tax consequences, of the ownership of Bearer Receipts or ADSs by U.S. Shareholders (as defined below). For purposes of this summary a "U.S. Shareholder" is a holder of ADSs or Bearer Receipts that is an individual citizen or resident of the United States, a corporation organized under the laws of the United States or of any state of the United States or any other person subject to United States Federal income tax on a net income basis in respect of an ADS or a Bearer Receipt.

     The summary is a general description of the present Netherlands and United States Federal income tax laws and practices as well as the relevant provisions of the present double taxation treaty between the Netherlands and the United States (the "Treaty"). It should not be read as extending to matters not specifically discussed, and prospective investors should consult their own advisors as to the tax consequences of their purchase, ownership and disposal of Bearer Receipts or ADSs. In particular, the summary does not take into account the specific circumstances of any particular investor (such as banks, insurance companies, dealers in securities, investors liable for alternative minimum tax, investors that actually or constructively own 10% or more of the voting stock of ING Groep N.V. or investors that hold Bearer Receipts or ADSs as part of a straddle or a hedging or conversion transaction), some of which may be subject to special rules. The Netherlands rules applying to holders of a "substantial interest" -- in broad terms, individuals who hold or have held directly or indirectly either independently or jointly with certain close relatives at least 5% of the nominal paid-up capital or of any class of shares in ING Groep
N.V. -- are not addressed in this summary. With respect to U.S. Shareholders, this summary generally applies only to holders who hold Bearer Receipts or ADSs as a capital asset. The summary is based in part upon the representations of the Depositary and the assumption that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms.

     In general, for United States Federal income and Netherlands tax purposes, holders of Bearer Receipts will be treated as the owners of the Ordinary Shares underlying the Bearer Receipts, holders of ADRs evidencing ADSs will be treated as the owners of the Ordinary Shares evidenced by Bearer Receipts, and exchanges of Ordinary Shares for Bearer Receipts and then for ADSs, and exchanges of ADSs for Bearer Receipts and then for Ordinary Shares, will not be subject to United States Federal or Netherlands income tax.

     It is assumed for purposes of this summary that a U.S. Shareholder is entitled to the benefits of the Treaty.

NETHERLANDS TAXATION

     The following summary of the Netherlands tax consequences of the ownership of ADSs by U.S. Shareholders is based on the opinion of KPMG Meijburg & Co. Except as otherwise noted, the tax consequences described below also apply to U.S. Shareholders who own Bearer Receipts.

  WITHHOLDING TAX ON DIVIDENDS

     The Netherlands imposes a withholding tax on a distribution of a dividend at the rate of 25%. Stock dividends paid out of ING's paid-in share premium recognized for Netherlands tax purposes are not subject to the above withholding tax.

     Under the Treaty, dividends paid by ING Groep N.V. to a resident of the United States (other than an exempt organization or exempt pension trust, as defined in the Treaty) who is the beneficial owner of the dividends are generally eligible for a reduction of Netherlands withholding tax to 15%, provided that such resident does not have an enterprise which carries on business in the Netherlands through a permanent establishment or a permanent representative to which or to whom the ADSs are attributable. The Treaty provides for a complete exemption from withholding for dividends received by exempt pension trusts and other exempt organizations, as defined in the Treaty. Except in the case of exempt organizations other than exempt pension trusts, such reduced dividend withholding rate can be applied for at source upon payment of the dividend, provided that the proper forms have been filed in advance of the payment. Exempt organizations other than exempt pension trusts remain subject to withholding at the rate of 25% and are required to file for a refund of the tax withheld.

     A U.S. Shareholder (other than an exempt organization) generally may claim the benefits of a reduced withholding tax rate pursuant to the Treaty by submitting a Form IB 92 USA, which form includes a banker's affidavit stating that the ADSs are in the bank's custody in the name of the applicant, or that the ADSs have been exhibited to the bank as being the property of the applicant. If the Form IB 92 USA is submitted prior to the dividend payment date, the reduced withholding tax rate can be applied to the dividend. A U.S. Shareholder unable to claim withholding tax relief in this manner can obtain a refund of excess tax withheld by filing a Form IB 92 USA and describing the circumstances that prevented a claim for withholding tax relief at source.

     Qualifying exempt organizations (other than exempt pension trusts) may seek a refund of the tax withheld by submitting Form IB 95 USA, which also includes a banker's affidavit.

     There is currently an arrangement with the Netherlands Ministry of Finance under which U.S. holders of outstanding American Depositary Receipts (but not holders of Bearer Receipts) of ING Groep N.V. may obtain the lower 15% withholding rate under the Treaty without filing the forms described above. The arrangement also applies to exempt pension trusts but not to other exempt organizations. ING Groep N.V. intends to enter into similar arrangements with respect to the ADSs evidenced by ADRs. Any such arrangement may not apply to U.S. Shareholders who own Bearer Receipts.

  NET WEALTH TAX

     Only individuals are subject to Netherlands Net Wealth tax, and as a consequence no net wealth tax will be imposed in respect of ADSs held by U.S. corporate shareholders. A U.S. Shareholder who is an individual will not be subject to the Netherlands Net Wealth tax provided that i) the individual is not a resident or a deemed resident of the Netherlands within the meaning of Netherlands tax legislation and ii) such individual does not have an enterprise, or an interest in an enterprise, which carries on business in the Netherlands through a permanent establishment or a permanent representative to which or to whom the ADSs are attributable.

  TAXES ON INCOME AND CAPITAL GAINS

     A U.S. Shareholder will not be subject to Netherlands income tax or corporation tax, other than the withholding tax described above, or capital gains tax, provided that i) such shareholder is not a resident or deemed a resident of the Netherlands and ii) such shareholder does not have an enterprise or an interest in an enterprise, which in its entirety or in part carries on business in the Netherlands through a permanent establishment or a permanent representative to which or to whom the ADSs are attributable.

  GIFT, ESTATE OR INHERITANCE TAX

     No Netherlands gift, estate or inheritance tax will be imposed on the acquisition of ADSs by gift or inheritance from a holder of ADSs who is neither resident nor deemed resident in the Netherlands, provided that i) a holder does not die within 180 days after having made a gift, while being on the moment of his death a resident or deemed resident of the Netherlands and ii) the ADSs are not attributable to an enterprise which in its entirety or in part is carried on through a permanent establishment or a permanent representative in the Netherlands and in which enterprise the donor or the deceased owned an interest.

UNITED STATES TAXATION

     In the opinion of Sullivan & Cromwell, special U.S. counsel to ING Groep N.V., the following are the material United States Federal income tax consequences of the ownership of Bearer Receipts or ADSs by U.S. Shareholders. To the extent that the following summarizes the Netherlands taxation rules on the reduction of the amount of dividend withholding tax to be paid over to the Netherlands Tax Administration, it is based upon the advice of KPMG Meijburg & Co.

  TAXES ON INCOME

     For United States Federal income tax purposes, a U.S. Shareholder will be required to include in gross income the full amount of a cash dividend (unreduced by Netherlands withholding tax) as ordinary income when the dividend is actually or constructively received by the U.S. Shareholder, in the case of Ordinary Shares, or by the Trust in the case of Bearer Receipts, or by the Depositary in the case of ADSs. For this purpose, a "dividend" will include any distribution paid by ING Groep N.V. with respect to the Bearer Receipts or ADSs, but only to the extent such distribution is not in excess of ING Groep N.V.'s current and accumulated earnings and profits as defined for United States Federal income tax purposes. Such a dividend will constitute income from sources outside the United States.

     Subject to the limitations provided in the United States Internal Revenue Code, a U.S. Shareholder may generally deduct from income, or credit against its United States Federal income tax liability, the amount of any Netherlands withholding taxes. The Netherlands withholding tax will likely not be creditable against the U.S. Shareholder's United States tax liability, however, to the extent that ING Groep N.V. is allowed to reduce the amount of dividend withholding tax paid over to the Netherlands Tax Administration by crediting withholding tax imposed on certain dividends paid to ING Groep N.V. Currently ING Groep N.V. may, with respect to certain dividends received from qualifying non-Netherlands subsidiaries, credit taxes withheld from those dividends against the Netherlands withholding tax imposed on a dividend paid by ING Groep N.V., up to a maximum of the lesser of (i) 3% of the portion of the gross amount of the dividend paid by ING Groep N.V. that is subject to withholding and (ii) 3% of the gross amount of the dividends received from qualifying non-Netherlands subsidiaries. The credit reduces the amount of dividend withholding tax that ING Groep N.V. is required to pay to the Netherlands Tax Administration but does not reduce the amount of tax ING Groep N.V. is required to withhold from dividends. ING Groep N.V. will endeavor to provide to U.S. Shareholders information concerning the extent to which it has applied the reduction described above with respect to dividends paid to U.S. Shareholders.

     Because payments of dividends with respect to Bearer Receipts and ADSs will be made in Dutch guilders, a U.S. Shareholder will generally be required to determine the amount of dividend income by translating the guilders into United States dollars at the "spot rate" on the date the dividend distribution is includible in the income of the U.S. Shareholder. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend distribution is includible in the income of the U.S. Shareholder to the date such payment is converted into United States dollars will be treated as ordinary income or loss. Such gain or loss will generally be income from sources within the United States for foreign tax credit limitation purposes.

     A distribution of Ordinary or Preference Shares to a U.S. Shareholder pursuant to a distribution in which shareholders have the right to choose to receive cash or shares will be taxable to the same extent that a dividend of cash would be taxable.

  TAXES ON CAPITAL GAINS

     Gain or loss on a sale or exchange of Bearer Receipts or ADSs by a U.S. Shareholder will generally be a capital gain or loss for United States Federal income tax purposes. If such U.S. Shareholder has held the Bearer Receipts or ADSs for more than eighteen months, such gain or loss will generally be long term capital gain or loss. In general, gain from a sale or exchange of Bearer Receipts or ADSs by a U.S. Shareholder will be treated as United States source income for United States Federal income tax purposes.

  PASSIVE FOREIGN INVESTMENT COMPANY

     ING Groep N.V. believes that it is not a passive foreign investment company (a "PFIC") for United States Federal income tax purposes. This is a factual determination that must be made annually and thus may change.

     If ING Groep N.V. was a PFIC any gain from the sale or disposition of Bearer Receipts or ADSs by a U.S. Shareholder would be allocated ratably to each year in the holder's holding period and would be treated as ordinary income. Tax would be imposed on the amount allocated to each year prior to the year of disposition at the highest rate in effect for that year, and interest would be charged at the rate applicable to underpayments on the tax payable in respect of the amount so allocated. The same rules would apply to "excess distributions", defined generally as distributions exceeding 125% of the average annual distribution made by ING Groep N.V. over the shorter of the holder's holding period or the three preceding years.

     A U.S. shareholder who owns Bearer Receipts or ADSs during any year that ING Groep N.V. is a PFIC must file Internal Revenue Service Form 8621.

                       INFORMATION REGARDING THE COMPANY


     Equitable of Iowa Companies, a Des Moines, Iowa based insurance holding company organized in 1977, is a provider of individual annuity and life insurance products, targeting individuals and families throughout the United States. Through its insurance subsidiaries, Equitable Life, Golden American and USG, the Company offers its products in all fifty states, Puerto Rico and the District of Columbia. First Golden, a wholly-owned subsidiary of Golden American, was incorporated on May 24, 1996 and was capitalized in December 1996. On January 2, 1997, First Golden became licensed as a life insurance company in the State of New York and has recently received product regulatory approvals with respect to its initial product. Equitable Life was founded in 1867 and is the oldest life insurance company west of the Mississippi River. The Company began actively marketing annuity products in 1988, principally through USG, which was acquired by the Company in 1988. Golden American, which offers variable insurance products, was acquired by the Company on August 13, 1996.


     The mailing address of the principal executive office of the Company is 909 Locust Street, P.O. Box 1635, Des Moines, Iowa 50306-1635 and the telephone number is (515) 698-7000.

     Additional information concerning the Company is included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, its reports on Form 10-Q for the periods ended March 31, 1997 and June 30, 1997 and other documents incorporated by reference in this Prospectus/Proxy Statement. See "AVAILABLE INFORMATION" and "INCORPORATION BY REFERENCE".

                               MANAGEMENT OF ING

     ING Groep N.V. has a Supervisory Board and an Executive Board. The Executive Board is responsible for the management of ING Groep N.V. and as such has responsibility for the policy and central management of ING, under the supervision of the Supervisory Board. The Supervisory Board advises the Executive Board and is responsible for supervising the policy of the Executive Board and the general course of business within ING. In the performance of their duties, the members of the Supervisory Board must serve the interests of ING. The members of the Executive Board are employees of ING Groep N.V. and are appointed to the Executive Board by the Supervisory Board. Members of the Executive Board are appointed for an indefinite period. Certain transactions affecting ING as a whole, such as, inter alia, the issuance, cancellation or acquisition of Shares, the declaration of (interim) dividends, major capital expenditures and all matters concerning substantial changes in employee relations require the approval of the Supervisory Board.

     The Supervisory Board appoints its own members. The Executive Board, the General Meeting of Shareholders, and the General Works Council may recommend candidates. The latter two also have a right to object to candidates proposed for appointment by the Supervisory Board. No employee of ING is eligible for appointment to the Supervisory Board. Members of the Supervisory Board are appointed for a maximum term of four years and may be reappointed. However, members are required to retire at the end of the annual general meeting of shareholders in the year in which they reach the age of 70 unless an exemption is granted by the Supervisory Board, in which case the Supervisory Director concerned must resign at the end of the annual general meeting of shareholders in the year in which he or she reaches the age of 72.


     Set forth below is certain information concerning the members of the Supervisory and Executive Boards of ING Groep N.V.

SUPERVISORY BOARD OF ING GROEP N.V.


                                       YEAR
                                     APPOINTED                   POSITION
                                     ---------     ------------------------------------
M. Ververs, Chairman...............     1994       Former chairman of the Executive
                                                   Board of Wolters Kluwer N.V.
G. Verhagen, Vice-Chairman.........     1994       Former vice-chairman of the
                                                   Executive Board of Royal Pakhoed
                                                     N.V.
Mrs. L.A.A. van den Berghe.........     1994       Professor of Insurance at Erasmus
                                                     University Rotterdam
J.W. Berghuis......................     1991       Former vice-chairman of the
                                                   Executive Board of Royal Pakhoed
                                                     N.V.
P.F. van der Heijden...............     1995       Professor of labor law at the
                                                   University of Amsterdam
J. Kamminga........................     1994       Governor of the Province of
                                                   Gelderland in the Netherlands
O.H.A. van Royen...................     1994       Former chairman of the Executive
                                                   Board
                                                     of Royal Hoogovens N.V.
J.J. van Rijn......................     1992       Former chairman of the Executive
                                                   Board of ING Groep N.V. and ING
                                                     Verzekeringen N.V.
J.D. Timmer........................     1996       Former chairman of the Executive
                                                   Board of Philips Electronics N.V.
J. Stekelenburg....................     1997       Mayor of the City of Tilburg in the
                                                     Netherlands; former Chairman of
                                                     the Federation of Dutch Trade
                                                     Unions


EXECUTIVE BOARD OF ING GROEP N.V.

                                                                            YEAR APPOINTED
                                                                            --------------
    A.G. Jacobs, Chairman.................................................       1991
    G.J.A. van der Lugt, Vice-Chairman....................................       1991
    J.H. Holsboer.........................................................       1991
    E. Kist...............................................................       1993
    J.H.M. Lindenbergh....................................................       1995
    C. Maas...............................................................       1992
    M. Minderhoud.........................................................       1991
    A.H.G. Rinnooy Kan....................................................       1996

COMPENSATION OF DIRECTORS AND OFFICERS

     Aggregate remuneration for the members of the Executive Board, including pension contributions, amounted to NLG 14 million in 1996 and NLG 18 million in 1995. Aggregate remuneration for the members of the Supervisory Board amounted to NLG 1 million in each of 1996 and 1995.

     ING Groep N.V. has granted stock option rights to a number of senior executives, which may be exchanged for Bearer Receipts exchangeable for Ordinary Shares of ING Groep N.V during limited periods at predetermined exercise prices. As of September 15, 1997, members of ING Groep N.V.'s Supervisory Board and Executive Board owned rights to acquire an aggregate of up to 860,351 Bearer Receipts.


     At December 31, 1996, aggregate loans and advances outstanding to members of the Executive Board and the Supervisory Board amounted to NLG 14 million, at an average interest rate of 4.9%.

                                    EXPERTS

     The Consolidated Financial Statements and schedules of ING at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 appearing in this Prospectus/Proxy Statement have been audited by Moret Ernst & Young Accountants, independent auditors, as set forth in their report thereon appearing elsewhere herein which is based in part on the report of KPMG Accountants N.V., independent auditors. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The Consolidated Financial Statements and schedules of the Company at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 incorporated herein by reference in this Prospectus/Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL OPINIONS


     The validity of the ADRs offered as the Stock Consideration will be passed upon on behalf of ING by Sullivan & Cromwell, United States counsel for ING. The validity of the Ordinary Shares and the Bearer Receipts will be passed upon by Jan Willem Wurfbain, General Counsel of ING.

                                    GLOSSARY

Actuarial reserves.........  Liability established to provide for future benefits to policyholders net of liability ceded to reinsurers.

Annuity....................  A contract that pays a periodic income benefit for the life of a person (the annuitant) or persons or for a specified number of years, or a combination of the two.

Bancassurance..............  The provision of banking and insurance products by one provider.

Bonuses....................  Bonuses (or policyholder dividends) periodically credited to participating contractholders. Regular bonuses, once credited, are guaranteed on death or maturity.

Cash surrender value.......  The amount of cash available to a policyholder on the surrender of a contract for a life insurance product.

Catastrophe reserves.......  Premium revenue deferred to future periods to provide against future catastrophes.

Cede; ceding insurer;
cession....................  When an insurer reinsures its risk with another insurer (a "cession"), it "cedes" business and is referred to as the "ceding insurer".

Claim......................  An occurrence that is the basis for submission and/or payment of a benefit under an insurance policy. Claims may be covered, limited or excluded from coverage, depending on the terms of the policy.

Claims and claims
expenses...................  The sum of incurred claims and claims expenses.
                             This term is used interchangeably with "loss and loss adjustment expenses".

Claims expenses............  The expenses of investigating and settling claims, including certain legal and other fees, and the expenses of administering the claims adjustment process.

Claims ratio...............  The ratio of a property and casualty insurance or reinsurance company's incurred claims and claims expenses to premiums earned. Also referred to as "Loss Ratio".

Combined ratio.............  The sum of the claims ratio and the expense ratio for a property and casualty insurance company or a reinsurance company. A combined ratio below 100 generally indicates profitable underwriting. A combined ratio over 100 generally indicates unprofitable underwriting. An insurance company with a combined ratio over 100 may be profitable to the extent net investment results exceed underwriting losses.

Commercial banking.........  All banking operations with the exception of investment banking operations.

Corporate banking..........  Commercial banking operations for corporate customers.


Emerging markets...........  Countries or regions with less developed economies, which ING believes have above average economic growth potential.


Endowment insurance........  Life insurance under which an insured receives the face value of a policy if the individual survives the endowment period. If the insured does not survive, a beneficiary receives the face value of the policy.

Ex-greenfields.............  Greenfield insurance operations that have reached a profit-earning phase on a structural basis.

Expense ratio..............  The ratio of property and casualty insurance operating expenses to net written premiums.

Facultative reinsurance....  The reinsurance of part or all of the insurance provided by a single policy negotiated on a contract-by-contract basis.

General Agent..............  An organization which recruits, trains and supports independent agents.

General Works Council......  The employee representative organization of ING which generally serves in an advisory capacity but which also has the right to approve decisions with respect to certain employment matters. The General Works Council also has the right to recommend candidates for the Supervisory Board and has certain limited rights of objection with respect thereto.

Greenfield insurance
operations.................  Start-up insurance branches or subsidiaries, primarily in emerging markets, which are mainly engaged in the life insurance business.

Gross premiums written.....  Total premiums (whether or not earned) for insurance contracts written or assumed (including deposits for investment contracts with limited or no life contingencies written) during a specific period, without deduction for premiums ceded.

Guaranteed Investment
  Contract ("GIC").........  Generally purchased by large pension funds, GICs provide a guaranteed rate of return over the life of the contract with the insurance company accepting the spread risk. If participants withdraw their money from the plan, the plan provider will pay to the plan the book value of the account, regardless of the market value of the underlying assets.

Independent agent..........  An agent who simultaneously represents a number of insurance companies while under contract to each one in a sales and service capacity. Independent agents are paid on a commission basis and are not employees of the companies they represent. An independent agent's salary may be directly with an insurance company or through a managing general agent and/or an insurance broker, where such managing general agent/insurance broker has a contract with the insurance company.

Independent
intermediaries.............  Individuals or companies which represent a number of insurance companies in a sales and service capacity as third party contractors. Independent intermediaries are paid on a commission basis and are not employees of the companies they represent.

Interest-sensitive
product....................  A life insurance policy or annuity that pays a minimum guaranteed interest rate plus a current rate of interest on policy or contract account values which is subject to being reset periodically by the insurer.

Investment banking.........  Advice to clients on, among other things, mergers and acquisitions, divestitures and restructurings, equity and debt underwriting, and equity research and trading.

Investment products........  Contracts issued by insurance companies that are vehicles for investment and offer no insurance guarantees.

Life insurance products....  Term which includes all the products offered by a life insurance company, such as group, individual, life and retirement.

Longevity risk.............  The risk that recipients of annuities will live longer than the mortality assumptions used in product pricing.

Loss ratio.................  See "Claims Ratio".

Managing General Agent.....  An organization which recruits, trains and supports independent agents. Managing General Agents vary dramatically in size and services provided. Managing General Agents interface with the insurance company's head office to help with underwriting, help an agent with a difficult case by providing advice or provide information to agents regarding the status of policies.

Net premiums earned........  The portion of net premiums written that is recognized for accounting purposes as income during a period.

Net premiums written.......  Gross premiums written for a given period less premiums ceded to retrocessionaires during such period.

Non-life insurance
products...................  Term which includes all products offered by a non-life insurance company, such as automobile, personal property, workers compensation, medical stop-loss, health and other. This term is used interchangeably with "non-life product".

Periodic premium
products...................  Life insurance products which provide for more than one premium payment during the life of the contract.

Persistency................  Measurement of insurance policies remaining in force from year-to-year.

Premiums earned............  That portion of gross premiums written in current and past periods which applies to the expired portion of the policy period, calculated by subtracting changes in unearned premium reserves from gross premiums.

Provisions for loan
losses.....................  Provision, presented as a deduction of Lending and
                             Banks, meant to absorb losses arising from debtors' default in the Lending and Banks portfolios.

Provision for general
banking risks..............  Provision, presented net of tax as a deduction of
                             Lending. This provision covers general risks inherent to banking operations to the extent it is required by prudence.


Rest of Europe.............  All of Europe, except the Netherlands.


Redemption value...........  In respect of investments in fixed-interest securities, the amount payable on the final maturity date.

Reinsurance................  The practice whereby one party, called the reinsurer, in consideration of a premium paid to it, agrees to indemnify another party, called the reinsured or ceding company, for part or all of the liability assumed by the reinsured under a contract or contracts of insurance which the reinsured has issued. The reinsured may also be referred to as the original or primary insurer, the direct writing company, or the ceding company.

Retail banking.............  Commercial banking operations for private customers and small and medium-sized enterprises.

Retirement products........  Life insurance products that are savings vehicles for retirement.

Share premium (reserve)....  Paid-in capital in addition to issued and paid-up nominal share capital.

Single premium products....  Life insurance products which provide for only one premium to be paid at the issuance of the contract.

Stock dividends............  Ordinary or Preference Shares received in lieu of cash dividends, at the option of the shareholder.

Surrender..................  The termination of a life or retirement contract at the request of the policyholder after which the policyholder receives the cash surrender value, if any, of the contract.

Tied Agent.................  An agent that works exclusively for one insurance company.

Treaty reinsurance.........  A type of reinsurance whereby the ceding company automatically will cede and the reinsurer automatically will assume a predetermined portion or category of risk underwritten by the ceding company.

Underwriting results.......  The pre-tax profit or loss experienced by a non-life insurance company or reinsurance company after deducting incurred claims and claims expenses and operating expenses from premiums earned. This profit and loss calculation includes reinsurance assumed and ceded but excludes investment income.

Universal life insurance...  A life insurance product under which (1) premiums are generally flexible, (2) the level of death benefits may be adjusted and (3) expenses and other charges are specifically disclosed to a purchaser.

U.S. Generally Accepted
Accounting Principles
("U.S. GAAP")..............  Accounting principles as set forth in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.

Value adjustments to
receivables of the banking
operations.................  A charge to the profit and loss account in respect of the estimated risk inherent in banking operations. This includes additions to the provision for loan losses and to the provision for general banking risks.

Variable product...........  A life insurance product that provides a return linked to an underlying portfolio. The portfolio is usually a group of mutual funds established as one or more separate accounts with the policyholder given some discretion in choosing the mix of assets. Variable products often offer a general account guaranteed interest investment option.

Whole life insurance.......  A permanent life insurance product offering guaranteed death benefits and guaranteed cash values.

Wholesale banking
products...................  All banking products for corporate customers.

Withdrawal.................  Surrender in part. Some life insurance products permit the insured to withdraw a portion of the cash surrender value of the contract. Future benefits are reduced accordingly.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                ING GROEP N.V.,

                              PFHI HOLDINGS, INC.

                                      AND

                          EQUITABLE OF IOWA COMPANIES

                            DATED AS OF JULY 7, 1997

                               TABLE OF CONTENTS


RECITALS...............................................................................    A-1
                                          ARTICLE I
                             THE MERGER; CLOSING; EFFECTIVE TIME
1.1.    The Merger.....................................................................    A-1
1.2.    Closing........................................................................    A-1
1.3.    Effective Time.................................................................    A-1
                                          ARTICLE II
                           CERTIFICATE OF INCORPORATION AND BY-LAWS
                                 OF THE SURVIVING CORPORATION
2.1.    The Certificate of Incorporation...............................................    A-2
2.2.    The By-Laws....................................................................    A-2
                                         ARTICLE III
                     OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION
3.1.    Directors......................................................................    A-2
3.2.    Officers.......................................................................    A-2
                                          ARTICLE IV
                            EFFECT OF THE MERGER ON CAPITAL STOCK;
                                   EXCHANGE OF CERTIFICATES
4.1.    Effect on Capital Stock........................................................    A-2
        (a)............................................................................
        Merger Consideration                                                               A-2
        (b)............................................................................
        Cancellation of Shares                                                             A-3
        (c)............................................................................
        Merger Sub                                                                         A-3
4.2.    Allocation of Merger Consideration; Election Procedures........................    A-3
        (a)............................................................................
        Allocation                                                                         A-3
        (b)............................................................................
        Election Procedures.                                                               A-3
        (c)............................................................................
        Distributions with Respect to Unexchanged Shares                                   A-5
        (d)............................................................................
        Transfers                                                                          A-5
        (e)............................................................................
        Fractional ADSs                                                                    A-5
        (f)............................................................................
        Termination of Exchange Fund                                                       A-6
        (g)............................................................................
        Lost, Stolen or Destroyed Certificates                                             A-6
        (h)............................................................................
        Affiliates                                                                         A-6
4.3.    Dissenters' Rights.............................................................    A-6
4.4.    Adjustments to Prevent Dilution................................................    A-6
                                          ARTICLE V
                                REPRESENTATIONS AND WARRANTIES
5.1.    Representations and Warranties of the Company..................................    A-7
        (a)............................................................................
        Organization, Good Standing and Qualification                                      A-7
        (b)............................................................................
        Capital Structure                                                                  A-8
        (c)............................................................................
        Corporate Authority; Approval and Fairness.                                        A-8
        (d)............................................................................
        Governmental Filings; No Violations.                                               A-8
        (e)............................................................................
        Company Reports; Financial Statements; Statutory Statements                        A-9
        (f)............................................................................
        Absence of Certain Changes                                                        A-10
        (g)............................................................................
        Litigation and Liabilities                                                        A-10

        (h)............................................................................
        Employee Benefits                                                                 A-11
        (i)............................................................................
        Compliance with Laws; Permits                                                     A-13
        (j)............................................................................
        Takeover Statutes                                                                 A-14
        (k)............................................................................
        Environmental Matters                                                             A-14
        (l)............................................................................
        Tax Matters                                                                       A-14
        (m)............................................................................
        Taxes                                                                             A-14
        (n)............................................................................
        Labor Matters                                                                     A-15
        (o)............................................................................
        Insurance                                                                         A-16
        (p)............................................................................
        Intellectual Property                                                             A-16
        (q)............................................................................
        Brokers and Finders                                                               A-16
        (r)............................................................................
        No Regulatory Disqualifications                                                   A-17
        (s)............................................................................
        Assets                                                                            A-17
        (t)............................................................................
        Computer Technology                                                               A-17
        (u)............................................................................
        Insurance Business                                                                A-18
        (v)............................................................................
        Liabilities and Reserves                                                          A-19
        (w)............................................................................
        Separate Accounts; Investment Advisor                                             A-19
        (x)............................................................................
        Rights Agreement                                                                  A-20
        (y)............................................................................
        Investigation by the Company                                                      A-20
5.2.    Representations and Warranties of Parent and Merger Sub........................   A-20
        (a)............................................................................
        Capitalization of Merger Sub                                                      A-20
        (b)............................................................................
        Organization, Good Standing and Qualification                                     A-20
        (c)............................................................................
        Capital Structure                                                                 A-21
        (d)............................................................................
        Corporate Authority                                                               A-21
        (e)............................................................................
        Governmental Filings; No Violations                                               A-21
        (f)............................................................................
        Parent Reports; Financial Statements; Statutory Statements                        A-22
        (g)............................................................................
        Absence of Certain Changes                                                        A-23
        (h)............................................................................
        Litigation and Liabilities                                                        A-23
        (i)............................................................................
        Compliance with Laws                                                              A-23
        (j)............................................................................
        Tax Matters                                                                       A-24
        (k)............................................................................
        Brokers and Finders                                                               A-24
        (l)............................................................................
        Available Funds                                                                   A-24
        (m)............................................................................
        Taxes and Tax Returns                                                             A-24
        (n)............................................................................
        Collective Bargaining                                                             A-24
        (o)............................................................................
        Parent Ownership of Company Common Stock                                          A-24
        (p)............................................................................
        Interim Operations of Merger Sub                                                  A-24
        (q)............................................................................
        Investigation by Parent                                                           A-25
        (r)............................................................................
        No Regulatory Disqualifications                                                   A-25
                                          ARTICLE VI
                                          COVENANTS
6.1.    Company Interim Operations.....................................................   A-25
6.2.    Parent Interim Operations......................................................   A-26
6.3.    Acquisition Proposals..........................................................   A-27
6.4.    Information Supplied...........................................................   A-28
6.5.    Shareholders Meeting...........................................................   A-28
6.6.    Filings; Other Actions; Notification...........................................   A-28
6.7.    Taxation.......................................................................   A-29
6.8.    Access.........................................................................   A-29
6.9.    Affiliates.....................................................................   A-30

6.10.   Stock Exchange Listing and De-listing..........................................   A-30
6.11.   Publicity......................................................................   A-30
6.12.   Stock Options; Performance Awards; Cash Awards and Restricted Stock............   A-30
6.13.   Expenses.......................................................................   A-31
6.14.   Indemnification; Directors' and Officers' Insurance............................   A-31
6.15.   Other Actions by the Company and Parent........................................   A-33
        (a) Takeover Statute...........................................................   A-33
        (b) Dividends..................................................................   A-33
6.16.   Directors......................................................................   A-33
6.17.   Benefit Plans..................................................................   A-33
6.18.   Pension Plan Stock Election....................................................   A-33
6.19.   Parent Annual Report...........................................................   A-33
                                         ARTICLE VII
                                          CONDITIONS
7.1.    Conditions to Each Party's Obligation to Effect the Merger.....................   A-34
        (a)............................................................................
        Shareholder Approval                                                              A-34
        (b)............................................................................
        NYSE Listing                                                                      A-34
        (c)............................................................................
        Regulatory Consents                                                               A-34
        (d)............................................................................
        Litigation                                                                        A-34
        (e)............................................................................
        F-4                                                                               A-34
        (f)............................................................................
        Blue Sky Approvals                                                                A-34
7.2.    Conditions to Obligations of Parent and Merger Sub.............................   A-34
        (a)............................................................................
        Representations and Warranties                                                    A-34
        (b)............................................................................
        Performance by the Company                                                        A-35
        (c)............................................................................
        Consents Under Agreements                                                         A-35
        (d)............................................................................
        Tax Opinion                                                                       A-35
        (e)............................................................................
        Affiliates Letters                                                                A-35
        (f)............................................................................
        Accountant's Letter                                                               A-35
        (g)............................................................................
        Rights Agreement                                                                  A-35
        (h)............................................................................
        Average Closing Price                                                             A-35
7.3.    Conditions to Obligation of the Company........................................   A-35
        (a)............................................................................
        Representations and Warranties                                                    A-35
        (b)............................................................................
        Performance of Obligations of Parent and Merger Sub                               A-36
        (c)............................................................................
        Consents Under Agreements                                                         A-36
        (d)............................................................................
        Tax Opinion                                                                       A-36
        (e)............................................................................
        Legal Opinion                                                                     A-36
        (f)............................................................................
        Accountant's Letter                                                               A-36
        (g)............................................................................
        Average Closing Price                                                             A-36
                                         ARTICLE VIII
                                         TERMINATION
8.1.    Termination by Mutual Consent..................................................   A-36
8.2.    Termination by Either Parent or the Company....................................   A-36
8.3.    Termination by the Company.....................................................   A-37
8.4.    Termination by Parent..........................................................   A-37
8.5.    Effect of Termination and Abandonment..........................................   A-37

                                          ARTICLE IX
                                  MISCELLANEOUS AND GENERAL
9.1.    Survival.......................................................................   A-38
9.2.    Modification or Amendment......................................................   A-38
9.3.    Waiver of Conditions...........................................................   A-38
9.4.    Counterparts...................................................................   A-38
9.5.    Governing Law and Venue; Waiver of Jury Trial..................................   A-38
9.6.    Notices........................................................................   A-39
9.7.    Entire Agreement; No Other Representations.....................................   A-40
9.8.    No Third Party Beneficiaries...................................................   A-40
9.9.    Obligations of Parent and of the Company.......................................   A-40
9.10.   Severability...................................................................   A-40
9.11.   Interpretation.................................................................   A-41
9.12.   Assignment.....................................................................   A-41
Exhibit A     --   List of Executive Officers of the Company
Exhibit B     --   List of Executive Officers of Parent
Exhibit C     --   7.3(d) Opinion
Exhibit D-1   --   7.3(e) Opinion
Exhibit D-2   --   7.3(e) Opinion

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of July 7, 1997, among Equitable of Iowa Companies, an Iowa corporation (the "Company"), ING Groep N.V., a Netherlands corporation ("Parent"), and PFHI Holdings, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub," the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations").

                                    RECITALS

     WHEREAS, the respective boards of directors of Merger Sub and the Company have approved this Agreement and adopted the plan of merger set forth herein whereby the Company will merge with and into Merger Sub upon the terms and subject to the conditions set forth in this Agreement (the "Merger");

     WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (collectively the "Code"); and

     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                      THE MERGER; CLOSING; EFFECTIVE TIME

     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease. Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of Merger Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Iowa Business Corporation Act, as amended (the "BCA"), and the Delaware General Corporation Law (the "DGCL").

     1.2.  Closing.  The closing of the Merger (the "Closing") shall take place
(i) at the offices of Sullivan & Cromwell, 1701 Pennsylvania Avenue, N.W., Washington, D.C. 20006 at 9:00 a.m., e.s.t., on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

     1.3. Effective Time. As soon as practicable following the Closing, Merger Sub will (i) deliver to the Secretary of State of Iowa for filing pursuant to BCA sec. 1105 articles of merger (the "Articles of Merger") and (ii) cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in
Section 251 of the DGCL. The Merger shall become effective on the date on which the later of the following actions shall have been completed: (i) at the time when the Articles of Merger are effective and (ii) the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware (the "Effective Time").

                                   ARTICLE II

                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

     2.1. The Certificate of Incorporation. The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter") except that the First Article thereof shall be amended to change the name of Merger Sub to Equitable of Iowa Companies, until duly amended as provided therein or by applicable law.

     2.2. The By-Laws. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III

                             OFFICERS AND DIRECTORS
                          OF THE SURVIVING CORPORATION

     3.1. Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

     3.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                                   ARTICLE IV

                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

     4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

          (a) Merger Consideration. Subject to Section 4.2, each share of the Common Stock, no par value, of the Company (a "Share" or, collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares held directly by Parent or Shares that are owned by the Company or any Subsidiary of the Company (other than 112,000 Shares owned by Equitable Life Insurance Company of Iowa in connection with the funding of a phantom stock bonus arrangement and 600,000 shares owned by the Equitable Life Insurance Company of Iowa Pension Plan (collectively, "Benefit Shares")) and in each case not held on behalf of third parties or Shares ("Dissenting Shares") that are owned by shareholders ("Dissenting Shareholders") exercising rights as dissenters pursuant to Division XIII of the BCA (collectively, "Excluded Shares")) shall be converted into, and become exchangeable for, at the election of the holder thereof, either (i) $68 in cash (the "Cash Consideration") or (ii) that number of American Depositary Shares ("ADSs"), evidenced by American Depositary Receipts (with each ADS representing one Bearer Depositary Receipt ("Bearer Receipt"), each of which in turn represents an interest in one Ordinary Share, nominal value NLG 1 per Ordinary Share, of Parent ("Parent Shares")) (the "Stock Consideration") equal to the number (the "Conversion Number") derived by dividing $68 by the average closing prices per ADS as reported on the New York Stock Exchange, Inc. (the "NYSE") composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for the ten trading days (the "Averaging Period") ending on the last trading day prior to the Closing Date, provided that (x) if the Average

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     Closing Price is less than $40.2864 the Conversion Number shall be 1.6879 and (y) if the Average Closing Price is greater than $54.5052 the Conversion Number shall be 1.2476. The Cash Consideration and the Stock Consideration are sometimes hereinafter collectively referred to as the "Merger Consideration". At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate representing any of such Shares (other than Excluded Shares) (a "Certificate") shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 4.2(e) cash in lieu of fractional ADSs into which such Shares have been converted pursuant to this Section 4.1(a) and any dividends or other distributions pursuant to Section 4.2(c).

          (b) Cancellation of Shares. Each Share issued and outstanding immediately prior to the Effective Time and owned directly by Parent or by the Company or any Subsidiary of the Company (other than Benefit Shares or Shares that are in each case held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (c) Merger Sub. At the Effective Time, each share of Common Stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and each certificate therefor shall continue to evidence one share of Common Stock of the Surviving Corporation.

     4.2.  Allocation of Merger Consideration; Election Procedures.

          (a) Allocation. The maximum number of Shares to be converted into the right to receive Cash Consideration in the Merger (the "Cash Election Number") shall be less than (i) 50 percent of the number of Shares issued and outstanding immediately prior to the Effective Time less the number of Shares to be canceled in accordance with Section 4.1(b) less (ii) the number of Dissenting Shares, if any, that are not to be treated as Non-Election Shares (as defined in Section 4.2(b)(ii)) pursuant to Section
     4.3 and the aggregate number of shares which entitle the holders thereof to receive cash in lieu of fractional ADSs, pursuant to Section 4.2(e). The maximum number of Shares to be converted into the right to receive Stock Consideration in the Merger (the "Stock Election Number") shall be equal to 60 percent of the number of Shares issued and outstanding immediately prior to the Effective Time less the number of Shares to be canceled in accordance with Section 4.1(b). In connection with the foregoing percentages, any Shares owned directly by Parent which are canceled in accordance with Section 4.1(b) shall be considered Cash Election Shares (as hereinafter defined) and, to the extent any Shares beneficially owned by Parent are not canceled and are Stock Election Shares (as hereinafter defined), the Stock Election Number shall be so increased.

          (b) Election Procedures.

             (i) As of the Effective Time, Parent shall, with the Company's prior approval, which shall not be unreasonably withheld, appoint an agent to act as an exchange agent (the "Exchange Agent") for the purpose of issuing the Merger Consideration and any dividends or other distributions with respect to the ADSs to be issued or paid pursuant to Sections 4.1 and 4.2(c)(such cash and American Depositary Receipts representing ADSs, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the "Exchange Fund"). At or prior to the Effective Time, Parent shall make available or cause to be made available to Morgan Guaranty Trust Company of New York, as depositary under the Amended and Restated Deposit Agreement, dated as of June 2, 1997 (the "Depositary"), the Bearer Receipts to be represented by the ADSs referred to in Section 4.1(a) and will cause such Depositary to make available ADSs to the Exchange Agent. Promptly following the Effective Time, Parent shall cause to be made available to the Surviving Corporation all cash required for the Exchange Fund.

             (ii) Subject to allocation and proration in accordance with the provisions of this Section 4.2, each record holder of Shares (other than Excluded Shares) issued and outstanding immediately prior to the Election Deadline (as defined below) shall be entitled (A) to elect to receive in respect of each such Share (x) the Cash Consideration (a "Cash Election") or (y) the Stock Consideration (a "Stock Election") or
        (B) to indicate that such record holder has no preference as to the receipt of Cash Consideration or Stock Consideration for such Shares (a "Non-Election"). Shares in respect of which a Non-Election is made (including Shares in respect of which such an election is deemed to have been made pursuant to this Section 4.2 and Section 4.3, collectively, "Non-Election Shares") shall be deemed by Parent, in its sole and absolute discretion, subject to Sections 4.2(b)(v)-(vii), to be, in whole or in part, Shares in respect of which Cash Elections or Stock Elections have been made.

             (iii) Elections pursuant to Section 4.2(b)(ii) shall be made on a form and with such other provisions to be reasonably agreed upon by the Company and Parent (a "Form of Election") to be provided by the Exchange Agent for that purpose to holders of record of Shares (other than holders of Excluded Shares), no later than 20 days before the anticipated Closing Date. Elections shall be made by mailing to the Exchange Agent a duly completed Form of Election. To be effective, a Form of Election must be (x) properly completed, signed and submitted to the Exchange Agent at its designated office, by 5:00 p.m., e.s.t., on the business day that is four trading days following the Closing Date (which date shall be publicly announced by Parent on the Closing Date) (the "Election Deadline") and (y) accompanied by the Certificate(s) representing the Shares as to which the election is being made (or by an appropriate guarantee of delivery of such Certificate(s) by a commercial bank or trust company in the United States or a member of a registered national security exchange or of the National Association of Securities Dealers, Inc., provided that such Certificates are in fact delivered to the Exchange Agent within three trading days after the date of execution of such guarantee of delivery). The Company shall use its best efforts to make a Form of Election available to all Persons (as defined below) who become holders of record of Shares (other than Excluded Shares) between the date of mailing described in the first sentence of this
        Section 4.2(b)(iii) and the Election Deadline. Parent shall determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent, whether Forms of Election have been properly completed, signed and submitted or revoked. The decision of Parent (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election submitted to the Exchange Agent. A holder of Shares that does not submit an effective Form of Election prior to the Election Deadline shall be deemed to have made a Non-Election.

             As used in this Agreement, the term "Person" means an individual, corporation, partnership, joint venture, trust or unincorporated organization or a government or any agency or political subdivision thereof.

             (iv) An election may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. Any Certificate(s) representing Shares that have been submitted to the Exchange Agent in connection with an election shall be returned without charge to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such Certificate(s). Upon any such revocation, unless a duly completed Form of Election is thereafter submitted in accordance with paragraph
        (b)(ii), such Shares shall be Non-Election Shares. In the event that this Agreement is terminated pursuant to the provisions hereof and any Certificates have been transmitted to the Exchange Agent pursuant to the provisions hereof, such Certificates shall promptly be returned without charge to the Person submitting the same.

             (v) In the event that the aggregate number of Shares in respect of which Cash Elections have been made (collectively, the "Cash Election Shares") exceeds the Cash Election Number, all shares in respect of which Stock Elections have been made (the "Stock Election Shares")

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

        and all Non-Election Shares (which, in such event, shall be deemed to be shares in respect of which Stock Elections have been made) shall be converted into the right to receive the Stock Consideration, and all Cash Election Shares shall be converted into the right to receive the Stock Consideration or the Cash Consideration in the following manner:

                (A) Cash Election Shares shall be deemed converted to Stock Election Shares, on a pro-rata basis for each holder of record of Shares with respect to those Shares, if any, of such holder of record that are Cash Election Shares, so that the number of Cash Election Shares remaining after such conversion shall equal as closely as practicable the Cash Election Number, and all such Cash Election Shares so converted shall be converted into the right to receive the Stock Consideration (and cash in lieu of fractional ADSs); and

                (B) the remaining Cash Election Shares shall be converted into the right to receive the Cash Consideration.

             (vi) In the event that the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Non-Election Shares (which, in such event, shall be deemed to be Shares in respect of which Cash Elections have been made) shall be converted into the right to receive the Cash Consideration, and all Stock Election Shares shall be converted into the right to receive the Stock Consideration or the Cash Consideration in the following manner:

                (A) Stock Election Shares shall be deemed converted into Cash Election Shares, on a pro-rata basis for each record holder of Shares with respect to those Shares, if any, of such record holder that are Stock Election Shares, so that the number of Stock Election Shares remaining after such conversion shall equal as closely as practicable the Stock Election Number, and all such Shares so converted shall be converted into the right to receive the Cash Consideration; and

                (B) the remaining Stock Election Shares shall be converted into the right to receive the Stock Consideration (and cash in lieu of fractional ADSs).

             (vii) In the event that neither clause (v) nor clause (vi) of this
        Section 4.2(b) is applicable, Non-Election Shares shall be deemed Cash Election Shares, on a pro-rata basis for each record holder of Non-Election Shares, so that the total Cash Election Shares equals as closely as practicable the Cash Election Number and any remaining Non-Election Shares shall be deemed Stock Election Shares, and (x) all Stock Election Shares and all Non-Election Shares in respect of which Stock Elections are deemed to have been made shall be converted into the right to receive the Stock Consideration (and cash in lieu of fractional interests), and (y) all Cash Election Shares and all Non-Election Shares in respect of which Cash Elections are deemed to have been made shall be converted into the right to receive the Cash Consideration.

             (viii) The Exchange Agent, in consultation with Parent and the Company, shall make all computations to give effect to this Section 4.2.

          (c) Distributions with Respect to Unexchanged Shares. No Person holding a Certificate will be entitled after the Effective Time to receive any dividend or distribution that may be declared or paid in respect of ADSs receivable by such Person upon conversion of Shares represented by such Certificate in the Merger until such Certificate is surrendered in exchange for the Merger Consideration as provided herein, at which time any dividends with a record date after the Effective Time with respect to ADSs shall, subject to applicable law, be paid without interest to such Person as though he had been a record holder of such ADSs at the time of such record date.

          (d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

          (e) Fractional ADSs. Notwithstanding any other provision of this Agreement, no fractional ADS will be issued and any holder of Shares entitled to receive a fractional ADS but for this Section

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

     4.2(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder's proportionate interest in an ADS based on the Average Closing Price.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and the ADSs made available to the Exchange Agent) that remains unclaimed by the shareholders of the Company for 180 days after the Effective Time shall be paid or, with respect to the ADSs, delivered to Parent. Any shareholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent and Surviving Corporation for payment of the Merger Consideration and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 4.1 and Section 4.2(c) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to Section 4.2(c) upon due surrender of and deliverable in respect of the Shares represented by such Certificate pursuant to this Agreement.

          (h) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any "affiliate" (as determined pursuant to Section 6.9) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in Section
     6.9 hereof.

     4.3. Dissenters' Rights. No Dissenting Shareholder shall be entitled to the Merger Consideration or cash in lieu of fractional ADSs or any dividends or other distributions pursuant to this Article IV unless and until the holder thereof shall have failed to perfect or shall have lost such holder's right to dissent from the Merger under the BCA, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 1302 of the BCA with respect to Shares owned by such Dissenting Stockholder. If any Person who otherwise would be deemed a Dissenting Shareholder shall have failed to properly perfect or shall have effectively lost the right to dissent with respect to any Shares, such Shares shall thereupon be treated as Non-Election Shares. The Company shall give Parent (i) prompt notice of any written demands for fair value and any other instruments served pursuant to applicable law received by the Company relating to shareholders' rights of dissent and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the BCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value of Dissenting Shares or offer to settle or settle any such demands.

     4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of ADSs or securities convertible or exchangeable into or exercisable for Parent Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split, share combination, stock dividend (other than a regular interim or final stock dividend) or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Stock Consideration shall be equitably adjusted.

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

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1. Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub that (the words "to the Knowledge of the Company" or to "the Company's Knowledge" and any words of similar import shall mean that any one of the persons listed in Exhibit A has actual knowledge of the matter; provided, however, when such representations and warranties are given as of the Closing Date as conditions to Closing, such words shall mean to the actual knowledge of such persons after inquiry):

          (a) Organization, Good Standing and Qualification. (i) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company's and its Subsidiaries' articles of incorporation and by-laws or other comparable governing instruments, each as amended to date. The Company's and its Subsidiaries' articles of incorporation and by-laws so delivered are in full force and effect. Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.

          As used in this Agreement, the term (x) "Subsidiary" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries and (y) "Company Material Adverse Effect" means a material adverse effect on the financial condition, prospects, properties, business or results of operations of the Company and its Subsidiaries taken as a whole (provided, however, that a material adverse effect on the prospects of the Company shall be deemed to exist only to the extent a development or combination of developments have occurred and are reasonably likely to have a material adverse effect on the financial condition, properties, business or results of operations of the Company), excluding developments affecting the insurance industry generally, or an effect which is reasonably likely to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

          (ii) The Company conducts its insurance operations through Equitable Life Insurance Company of Iowa, USG Annuity & Life Company, Golden American Life Insurance Company, First Golden American Life Insurance Company of New York and Equitable American Insurance Company (collectively with the Company, the "Company Insurance Companies"). The Company Disclosure Letter sets forth the states where the Company Insurance Companies are domiciled or "commercially domiciled" for insurance regulatory purposes and such other states where the transactions contemplated by this Agreement will require Parent to obtain "change in control" approvals from state insurance regulators. Each of the Company Insurance Companies is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation,
     (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements (as hereinafter defined), except, in any such case, where the failure to be so licensed or authorized is not reasonably likely to result in a Company Material Adverse Effect.

          (iii) Except for the Company's Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to the Company.

          (b) Capital Structure. The authorized capital stock of the Company consists of 70,000,000 Shares, of which 32,165,436 Shares were outstanding as of the close of business on July 7, 1997, and 2,500,000 shares of serial Preferred Stock, no par value (the "Preferred Shares"), of which no shares were outstanding as of the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.
     Section 5.01(b) of the Company Disclosure Letter contains a correct and complete list of all shares reserved for issuance and, if applicable, each outstanding option or other right ((each a "Company Option"), including the holder, date of grant, exercise price and number of Shares subject thereto) as of the execution hereof to purchase Shares under (i) the Company's 1982 Stock Incentive Plan, Restated and Amended 1992 Stock Incentive Plan, Non-Employee Directors' Stock Option Plan and Discretionary Stock Bonus Plan (the "Stock Plans") and (ii) the Company's Dividend Reinvestment and Stock Purchase Plans and the Company's Stock Purchase Plan. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by a direct or indirect wholly-owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no Shares authorized, reserved, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued share capital or other ownership interest of the Company or any of its Subsidiaries. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter ("Voting Debt").

          (c) Corporate Authority; Approval and Fairness. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares (the "Company Requisite Vote"), the Merger. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

          (ii) The board of directors of the Company (A) has adopted the plan of merger set forth herein and approved this Agreement and the other transactions contemplated hereby and (B) has received the opinion of its financial advisors, J.P. Morgan Securities Inc., to the effect that the consideration to be received by the holders of the Shares in the Merger is fair to such holders from a financial point of view, a copy of which opinion has been delivered to Parent. It is agreed and understood that such opinion is for the benefit of the Company's board of directors and may not be relied on by Parent or Merger Sub.

          (d) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act of 1933, as amended (the "Securities Act"), (C) to comply with state securities or "blue-sky" laws, (D) required to be made with the NYSE and (E) the filing of appropriate documents with, and the approval of, the respective Commissioners of Insurance of

     Iowa, Delaware, New York, Oklahoma, Florida, Michigan and New Hampshire, and such consents as may be required under the insurance laws of any state in which the Company, Parent or any of their respective Subsidiaries is domiciled or does business, no filings or notices are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

          (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in
     (A) a breach or violation of, or a default under, the articles of incorporation or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation, whether written or oral ("Contracts" and individually, a "Contract"), binding upon the Company or any of its Subsidiaries or any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any Contract, except, in the case of clause
     (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect and except that the Company must obtain (Y) the affirmative vote of the variable annuity contract holders and variable life policyholders (collectively, the "Contract Holders") where contracts and policies are funded by investments in the Equi-Select Series Trust ("ES Trust") or the GCG Trust ("GCG Trust") (collectively the "Trusts") approving a new investment advisory agreement between ES Trust and Equitable Investment Services, Inc. ("EISI"), a new management agreement between GCG Trust and Directed Services, Inc. ("DSI"), and new sub-advisory agreements between ES Trust, EISI and the Sub-Advisers, and new portfolio management agreements between GCG Trust, DSI and the Portfolio Managers, (all as those parties are defined in the currently effective prospectuses of the Trusts), containing the same terms and conditions as the current Investment Advisory Agreement, Management Agreement, Sub-Advisory Agreements and Portfolio Management Agreements (each such term as defined in the currently effective prospectuses of the Trusts), respectively, except for dates of execution, effectiveness and termination, and (Z) the approval of a majority of the Board of Trustees of ES Trust or the Board of Governors of GCG Trust, as applicable, in each case who are not "interested persons" under the Investment Company Act, of a new investment advisory agreement, management agreement, sub-advisory agreements, and portfolio management agreements, as described above (the approvals referred to in clauses (Y) and (Z) collectively, the "Investment Company Approvals").

          (e) Company Reports; Financial Statements; Statutory Statements. (i) The Company has delivered to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1996 (the "Audit Date"), including (A) the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 10-K") and (B) the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") under the Securities Act or the Exchange Act (collectively, including any such reports filed with the SEC subsequent to the date hereof, the "Company Reports"). As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein,

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     in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in stockholders' equity included in or incorporated by reference into the Company Reports
     (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") consistently applied during the periods involved, except as may be noted therein.

          (ii) Each of the Company Insurance Companies has filed all annual or quarterly statements, together with all exhibits and schedules thereto, required to be filed with or submitted to the appropriate regulatory authorities of the jurisdiction in which it is domiciled or "commercially domiciled" on forms prescribed or permitted by such authority (collectively, the "Company SAP Statements"). Since January 1, 1995, the financial statements included in the Company SAP Statements and prepared on a statutory basis, including the notes thereto, have been prepared in all material respects in accordance with accounting practices prescribed or permitted by applicable regulatory authorities in effect as of the date of the respective statements, and such accounting practices have been applied on a substantially consistent basis throughout the periods involved, except as expressly set forth in the notes or schedules thereto. Such financial statements present fairly the respective statutory financial positions and results of operations of each of the Company Insurance Companies as of their respective dates and for the respective periods presented therein.

          (f) Absence of Certain Changes. Except as disclosed in the Company Reports filed prior to the date hereof, since the Audit Date the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses, and there has not been
     (i) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries or any development or combination of developments of which the Company has Knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance which is reasonably likely to have a Company Material Adverse Effect; (iii) any change by the Company in accounting principles, practices or methods; (iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof; (v) any material addition, or any development involving a prospective material addition, to the Company's consolidated reserves for future policy benefits or other policy claims and benefits; or (vi) any material change in the accounting, actuarial, investment, reserving, underwriting or claims administration policies, practices or principles of any Company Insurance Company. Since the Audit Date, except as provided for herein or as disclosed in the Company Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Compensation and Benefit Plans (as defined in Section 5.1(h)) other than increases or amendments in the ordinary course.

          (g) Litigation and Liabilities. Except as disclosed in the Company Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Affiliates or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving

                                      A-10
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     any Environmental Law (as defined in Section 5.1(k)) and occupational safety and health matters, or any other facts or circumstances of which the Company has Knowledge that could result in any claims against, or obligations or liabilities of, the Company or any of its Affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

          As used in this Agreement, "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such first Person. As used in this definition of "Affiliate", the term "control" and any derivatives thereof mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

          (h) Employee Benefits. (i) A copy of each bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health, welfare, fringe benefits or other plan, agreement, policy or arrangement (whether oral or in writing) that covers employees, directors, consultants, former employees or former directors of the Company and its Subsidiaries (the "Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 5.1(h)(i) of the Company Disclosure Letter and any "change of control" or similar provisions therein are specifically identified in Section 5.1(h)(i) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries has any commitment, oral or written, to create any additional material Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan in a material respect.

          (ii) All Compensation and Benefit Plans are in substantial compliance with all applicable law, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any regulations and rules promulgated thereunder, and all required filings and disclosures with respect to any Compensation and Benefit Plan have been timely made. More specifically, the Company has at all times complied with Section 407 of ERISA with respect to the holding and acquiring of "qualified employer securities" as defined under ERISA. Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under section 401(a) of the Code has received all required favorable determination letters (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under section 501(a) of the Code) from the Internal Revenue Service (the "IRS"), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the Knowledge of the Company, threatened legal action, suit, claim or governmental investigation relating to any of the Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either section 4975 of the Code or Section 502 of ERISA.

          (iii) As of the date hereof, no liability (other than for payment of premiums to the Pension Benefit Guaranty Corporation ("PBGC")) under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or section 414 of the Code (an "ERISA Affiliate Plan"). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E to Title IV of ERISA. The Company and its Subsidiaries have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No

                                      A-11
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     notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or any ERISA Affiliate Plan within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan, and, to the Knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted.

          (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan as of the date hereof have been timely made or have been reflected on the Company's financial statements. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. Neither the Company nor its Subsidiaries (x) has provided, or is required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to section 401(a)(29) of the Code or (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under section 412(n) of the Code or pursuant to ERISA.

          (v) Under each Pension Plan and ERISA Affiliate Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan and, to the Knowledge of the Company, since such date there has been neither an adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

          (vi) Neither the Company nor any of its Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan. The Company or its Subsidiaries may amend or terminate any such plan under the terms of such retiree health and life plan at any time without incurring any material liability thereunder. To the Knowledge of the Company, there has been no communication to employees by the Company or any of its Subsidiaries that would reasonably be expected to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

          (vii) The consummation of the Merger and the other transactions contemplated by this Agreement will not (w) entitle any employee, consultant or director of the Company or any of its Subsidiaries to any payment (including severance pay or similar compensation) or any increase in compensation, (x) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans, (y) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans or (z) result in any payments by the Company or the Surviving Corporation being non-deductible as an "excess parachute payment" pursuant to section 280G of the Code.

          (viii) Neither the Company nor any Subsidiary maintains any Compensation and Benefit Plan covering employees working outside the United States.

          (ix) With respect to each Compensation and Benefit Plan, if applicable, the Company has provided, made available, or will make available upon request, to Parent, true and complete copies of existing:
     (i) Compensation and Benefit Plan documents and amendments thereto; (ii) trust instruments and insurance contracts; (iii) the two most recent Forms 5500 filed with the IRS; (iv) the most recent actuarial report and financial statement; (v) the most recent summary plan description; (vi) the forms filed with the PBGC (other than for premium payments); (vii) the most

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     recent determination letter issued by the IRS; (viii) any Form 5310 or Form
     5330 filed with the IRS; and (ix) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

          (x) The disallowance of a deduction under section 162(m) of the Code for employee remuneration does not apply to any amount payable by the Company or any of its Subsidiaries.

          (i) Compliance with Laws; Permits. (i) The business and operations of the Company Insurance Companies have been conducted in compliance with all applicable federal, state and local statutes and regulations regulating the business and products of insurance and all applicable orders and directives of insurance regulatory authorities (including federal authorities with respect to variable insurance and annuity products) and market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities (including federal authorities with respect to variable insurance and annuity products) (collectively, "Insurance Laws"), except where the failure to so conduct such business and operations would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. Notwithstanding the generality of the foregoing, except where the failure to do so would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, each Company Insurance Company and its agents have marketed, sold and issued insurance products in compliance, in all material respects, with all Insurance Laws applicable to the business of such Company Insurance Company and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with (A) all applicable prohibitions against "redlining", (B) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance and (C) all applicable requirements relating to insurance product projections and illustrations. In addition, (X) there is no pending or, to the Knowledge of the Company, threatened charge by any insurance regulatory authority that any of the Company Insurance Companies has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where such violations would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect; (Y) none of the Company Insurance Companies is subject to any order or decree of any insurance regulatory authority relating specifically to such Company Insurance Company (as opposed to insurance companies generally) which would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect; and (Z) the Company Insurance Companies have filed all reports required to be filed with any insurance regulatory authority on or before the date hereof as to which the failure to file such reports would individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

          (ii) In addition to Insurance Laws, except as set forth in the Company Reports filed prior to the date hereof, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity or the NASD (collectively, "Laws"), except where the failure to so conduct such business would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. Except as set forth in the Company Reports filed prior to the date hereof and except as would not be reasonably likely to have a Company Material Adverse Effect, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the Knowledge of the Company, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. None of the Company's Subsidiaries which is a registered broker-dealer has entered into or is subject to a restrictions letter agreement with the NASD.

          (j) Takeover Statutes. No "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation (each a "Takeover Statute") or any applicable anti-takeover provision in the Company's articles of incorporation and by-laws is, or at the Effective Time will be, applicable to the Company, the Shares, the Merger, the Shareholders Agreement or the other transactions contemplated by the Agreement. The board of directors of the Company has approved the transactions contemplated by this Agreement under Section 1109 of the BCA.

          (k) Environmental Matters. To the Knowledge of the Company, except as disclosed in the Company Reports filed prior to the date hereof and except for such matters that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws; (ii) no real property currently or formerly owned or operated by the Company or any of its Subsidiaries is contaminated with any Hazardous Substance; (iii) neither the Company nor any of its Subsidiaries is subject to liability under any Environmental Law for off-site disposal or contamination; (iv) neither the Company nor any of its Subsidiaries has received any claim, notice, demand or letter indicating that it may be in violation of, or subject to liability under, any Environmental Law; (v) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity or any third party relating to any Environmental Law; and (vi) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could result in any claims, liabilities, costs or property restrictions pursuant to any Environmental Law.

          As used in this Agreement, "Environmental Law" means any law, regulation, order, decree, common law, opinion or agency requirement relating to the protection of the environment or human health and safety and "Hazardous Substance" means any substance in any concentration that is listed, classified or regulated pursuant to any Environmental Law including but not limited to petroleum products, asbestos, lead products and polychlorinated biphenyls.

          (l) Tax Matters. As of the date hereof, neither the Company nor any of its Affiliates has taken or agreed to take any action, nor does the Company have any Knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of section 368(a) of the Code.

          (m) Taxes. (i) The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed, or there has been duly and timely filed on its behalf, (in each case taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them except to the extent that any failure to file would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or, with respect to federal Tax Returns, a material adverse effect on the financial condition, prospects (as defined in Section 5.1(a)), properties or results of operations of any of Equitable Life Insurance Company of Iowa, USG Annuity & Life Company and Golden American Life Insurance Company (a "Subsidiary Material Adverse Effect"); (B) have paid (or there has been paid on its behalf) all Taxes (as defined below) that are shown as due on such filed Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or to the extent that any such failure to pay such Taxes would not, individually or in the aggregate, have a Company Material Adverse Effect or, with respect to federal Taxes, a Subsidiary Material Adverse Effect; (C) have duly paid in full or made provisions in accordance with U.S. generally accepted accounting principles for the payment of (or there has been paid on its behalf or such provisions have been made on its behalf for the payment of) all Taxes for all periods ending through the date hereof, except to the extent that any failure to pay or make provision for the payment of such Taxes would not, individually or in the

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     aggregate, be reasonably likely to have a Company Material Adverse Effect or, with respect to federal Taxes, a Subsidiary Material Adverse Effect; and (D) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or threatened any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not any unresolved questions or claims concerning the Company's or any of its Subsidiaries' Tax liability that are reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 1993, 1994 and 1995.

          As used in this Agreement, (1) the term "Tax"(including, with correlative meaning, the terms "Taxes", and "Taxable") includes all federal, state, local and foreign income, profits, premium, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (2) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

          (ii) All annuity contracts and life insurance policies issued by each Company Insurance Company meet all definitional or other requirements for qualification under the Code section applicable (or intended to be applicable) to such annuity contracts or life insurance policies, including, without limitation, the following: (A) each life insurance policy meets the requirements of sections 101(f), 817(h) or 7702 of the Code, as applicable; (B) no life insurance contract issued by any Company Insurance Company is a "modified endowment contract" within the meaning of section 7702A of the Code unless and to the extent that the holders of the policies have been notified of their classification; (C) each annuity contract issued, entered into or sold by any Company Insurance Company qualifies as an annuity under federal tax law; (D) each annuity contract meets the requirements of, and has been administered consistent with section 817(h) and 72 of the Code including but not limited to section 72(s) of the Code (except for those contracts specifically excluded from such requirement pursuant to section 72(s)(5) of the Code); (E) each annuity contract intended to qualify under sections 130, 403(a), 403(b) or 408(b) of the Code contains all provisions required for qualification under such sections of the Code; (F) each annuity contract marketed as, or in connection with, plans that are intended to qualify under section 401, 403, 408 or 457 of the Code complies with the requirements of such section; and
     (G) none of the Company Insurance Companies have entered into any agreement or are involved in any discussions or negotiations and there are no audits, examinations, investigations or other proceedings with the IRS with respect to the failure of any life insurance policy under section 7702 or 817(h) of the Code or the failure of any annuity contract to meet the requirements of section 72(s) of the Code. There are no "hold harmless" indemnification agreements respecting the tax qualification or treatment of any product or plan sold, issued, entered into or administered by the Company Insurance Companies, and there have been no claims asserted by any Person under such "hold harmless" indemnification agreements so set forth.

          (n) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

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          (o) Insurance.  All material fire and casualty, general liability, directors' and officers', and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

          (p) Intellectual Property.

          (i) Section 5.1(p) of the Disclosure Letter lists all material copyrights, patents, trademarks, trade names, service marks, any applications therefor, technology, knowhow, trade secrets, computer software programs or applications, and tangible or intangible proprietary information or materials ("Intellectual Property") owned or licensed by the Company and/or each of its Subsidiaries. The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property that is used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, and to the Knowledge of the Company all patents, trademarks, trade names, service marks and copyrights held by the Company and/or its Subsidiaries are valid and subsisting.

          (ii) Except as disclosed in Company Reports filed prior to the date hereof or as is not reasonably likely to have a Company Material Adverse
     Effect:

             (A) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party Intellectual Property ("Third-Party Intellectual Property Rights");

             (B) no claims with respect to (I) Intellectual Property owned by the Company or any its Subsidiaries (the "Company Intellectual Property Rights"); (II) any trade secret material to the Company; or (III) Third-Party Intellectual Property Rights are currently pending or, to the Knowledge of the Company, are threatened by any Person;

             (C) the Company does not have Knowledge of any valid grounds for any bona fide claims (I) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, trade name, service mark or trade secret; (II) against the use by the Company, or any of its Subsidiaries, of any Intellectual Property used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (III) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (IV) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

             (D) to the Knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

          (q) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed J.P. Morgan Securities Inc. as its financial advisor, which arrangements have been disclosed to Parent prior to the date hereof.

          (r) No Regulatory Disqualifications. To the Knowledge of the Company, no event has occurred or condition exists or, to the extent it is within the reasonable control of the Company, will occur or exist with respect to the Company that, in connection with obtaining any regulatory Consents required for the Merger, would cause the Company to fail to satisfy on its face any applicable statute or written regulation of any applicable insurance regulatory authority, which is reasonably likely to have a Company Material Adverse Effect.

          (s) Assets. (i) Except as would not be reasonably likely to have a Company Material Adverse Effect and except for Company Permitted Liens and Encumbrances (as defined below), the Company and/or its Subsidiaries have good and valid title to all personal property (including, without limitation, Company Investment Assets (as defined below)) that was carried as an asset on the Company's financial statements in the 1996 10-K or acquired in the ordinary course of business since December 31, 1996, other than with respect to those assets which have been disposed of in the ordinary course of business or redeemed in accordance with their terms since such date or with respect to statutory deposits which are subject to certain restrictions on transfer. As used in this Agreement, "Company Permitted Liens and Encumbrances" means, as to any assets or property, any
     (i) liens or encumbrances securing taxes, assessments or other governmental charges which are not yet due and payable or which are being diligently contested in good faith by appropriate proceedings if adequate reserves have been established in accordance with U.S. GAAP or the statutory accounting principles and practices prescribed or permitted by the insurance department of the state of domicile of a Company Insurance Company as appropriate, or, in the case of mortgage loans, funds are held in escrow sufficient to discharge such liens or the borrower has posted a bond in the amount of such lien, (ii) liens or encumbrances imposed by law or incurred in the ordinary course of business with respect to the claims of materialmen, mechanics, carriers, warehousemen, landlords and other Persons which (A) are not yet due and payable and which do not materially detract from the value of such property or assets or materially impair the use thereof by the Company and its Subsidiaries in the operation of their respective businesses, or (B) are being diligently contested in good faith and by proper proceedings if adequate reserves have been established with respect thereto in accordance with U.S. GAAP or the statutory accounting principles and practices prescribed or permitted by the insurance department of the state of domicile or "commercial domicile" of a Company Insurance Company, as appropriate, and (iii) liens and encumbrances that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. As used in this Agreement "Company Investment Assets" means bonds, stocks, mortgage loans or other investments that are carried on the books and records of the Company and the Company Insurance Companies.

          (ii) The Company SAP Statements for each Company Insurance Company for the year ended December 31, 1996 set forth a list, which list is accurate and complete in all material respects, of all Company Investment Assets owned by such Company Insurance Company as of December 31, 1996, together with the cost basis book or amortized value, as the case may be, of such Company Investment Assets as of December 31, 1996.

          (t) Computer Technology. The Company owns, or possesses valid license rights to, all computer software programs and hardware that are material to the conduct of the business of the Company and its Subsidiaries taken as a whole. There are no infringement suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Insurance Company with respect to any software or hardware owned or licensed by the Company or any of its Subsidiaries, which, if determined adversely, would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. The Company has adequate software and hardware to permit it to operate its business as currently conducted by it. The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in the termination, the option to terminate, breach or violation of the terms of any purchase or license of software or hardware.

          (u) Insurance Business. (i) Except as otherwise would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company Insurance Companies (the "Company Insurance Contracts") and any and all marketing materials, are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto. Section 5.1(u) of the Disclosure Letter contains (A) a true and complete list of all forms of Insurance Contracts that (1) are currently used by the Company to sell insurance products or (2) have been used by the Company to sell insurance products since January 1, 1985 for business which is still in force and represents greater than $20,000,000 of insurance in force and (B) relevant financial information for certain years for the Insurance Contracts. Premium rates established by the Company Insurance Companies that are required to be filed with or approved by insurance regulatory authorities have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto, except where the failure to be so filed or approved, or to so conform or comply, would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

          (ii) Prior to the date hereof, the Company has delivered to Parent a true and correct summary of each material Contract between any Company Insurance Company and its respective reinsurance intermediaries. No agent, manager, reinsurance intermediary, broker or distributor of any Company Insurance Company has binding authority on behalf of any Company Insurance Company. No insurance agent, manager, reinsurance intermediary, broker or distributor, or group of related agents, reinsurance intermediaries, brokers or distributors (except employees of any Company Insurance Company), accounted for more than ten percent of the gross premium income or annuity deposits or charges of any of the Company Insurance Companies for the year ended December 31, 1996.

          (iii) Prior to the date hereof, the Company has delivered to Parent a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to any Company Insurance Company since December 31, 1994, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses"). To the Knowledge of the Company, the information and data furnished by the Company or any Company Insurance Company to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects. Furthermore, each Company Actuarial Analysis was based upon an accurate inventory of policies in force for the Company and the Company Insurance Companies, as the case may be, at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial standards consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

          (iv) None of Standard & Poor's Corporation, Moody's Investors Service, Inc. or A.M. Best Company has told the Company that any rating presently held by the Company Insurance Companies is likely to be modified, qualified, lowered or placed under such surveillance or review for any reason, including as a result of the transactions contemplated hereby.

          (v) Prior to the date hereof, the Company has delivered to Parent true and complete summaries of all analyses, reports and other data prepared by any Company Insurance Company or submitted by any Company Insurance Company to any insurance regulatory authority relating to risk-based capital calculations or IRIS ratios as of December 31, 1996.

          (vi) Prior to the date hereof, the Company has delivered to Parent a true and correct list on an aggregate basis of the maximum underlying retentions (net of all reinsurance maintained) on all insurance and reinsurance policies written or entered into by any Company Insurance Company since December 31, 1994.

          (v) Liabilities and Reserves. (i) The reserves carried on the Company SAP Statements of each Company Insurance Company for the year ended December 31, 1996 for future insurance policy benefits, losses, claims and similar purposes are in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile of such Company Insurance Company, were determined in all material respects in accordance with generally accepted actuarial standards consistently applied, and are fairly stated in all material respects in accordance with sound actuarial principles. The Company has delivered to Parent true, correct and complete copies of the actuarial valuation reports delivered to the insurance department of the domiciliary state of each Company Insurance Company for the years ended December 31, 1996 and 1995.

          (ii) Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the Knowledge of the Company, no claim or assessment is pending or threatened against any Company Insurance Company which is peculiar or unique to such Company Insurance Company by any state insurance guaranty associations in connection with such association's fund relating to insolvent insurers which if determined adversely, would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

          (w) Separate Accounts; Investment Advisor. (i) Each separate account maintained by a Company Insurance Company is listed in Section 5.01(w) of the Company Disclosure Letter (collectively, the "Company Separate Accounts"). Except as otherwise would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, each Company Separate Account is duly and validly established and maintained under the laws of its state of formation and is either excluded from the definition of an investment company pursuant to Section 3(c)(11) of the Investment Company Act of 1940 (the "1940 Act") or is duly registered as an investment company under the 1940 Act. Except as otherwise would not, individually or in the aggregate, have a Company Material Adverse Effect, each such Company Separate Account, if registered, is operated in compliance with the 1940 Act, has filed all reports and amendments of its registration statement required to be filed, and has been granted all exemptive relief necessary for its operations as presently conducted. Except as otherwise would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, the Company Insurance Contracts under which the Company Separate Accounts assets are held are duly and validly issued and are either exempt from registration under the Securities Act pursuant to Section 3(a)(2) of the Securities Act or were sold pursuant to an effective registration statement under the Securities Act, and any such registration statement is currently in effect to the extent necessary to allow the appropriate Company Insurance Company to receive contributions under such policies.

          (ii) The assets of each Company Separate Account are adequately diversified within the meaning of section 817(h) of the Code.

          (iii) Each of the Company Insurance Companies is treated for federal tax purposes as the owner of the assets underlying the respective life insurance policies and annuity contracts issued, entered into or sold by it.

          (iv) Except as set forth in the Company Reports, neither the Company nor any of its Subsidiaries conducts activities of an "investment advisor" as such term is defined in Section 2(a)(20) of the 1940 Act, whether or not registered under the Investment Advisers Act of 1940, as amended. Neither the Company nor any of its Subsidiaries is an "investment company" as defined under the 1940 Act, and neither the Company nor any of its Subsidiaries sponsors any Person that is such an investment company.

          (x) Rights Agreement. The Company has amended the Rights Agreement to provide that the Merger will not entitle any Person to acquire securities of any Person at a discount, regardless of whether there is an Acquiring Person and the Rights Agreement will terminate immediately prior to the Effective Time.

          (y) Investigation by the Company. In entering into this Agreement, the Company has relied solely upon its own investigation and analysis and the representations and warranties contained herein, and the Company

          (i) acknowledges that none of Parent, its Subsidiaries or any of their respective directors, officers, employees, Affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Company or its agents or representatives prior to the execution of this Agreement except to the extent Parent, its Subsidiaries or any of their respective directors, officers, employees, Affiliates, agents or representatives commits fraud with respect to the information that any of them provides or makes available to the Company; and

          (ii) agrees, to the fullest extent permitted by law, that none of Parent, its Subsidiaries or any of their respective directors, officers, employees, Affiliates, agents or representatives shall have any liability or responsibility whatsoever to the Company on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to the Company prior to the execution of this Agreement, except that the foregoing shall not apply (1) to the extent Parent makes the specific representations and warranties set forth in
     Section 5.2 of this Agreement, but always subject to the limitations and restrictions contained in this Agreement, or (2) to the extent Parent, its Subsidiaries or any of their respective directors, officers, employees, Affiliates, agents or representatives commits fraud with respect to the information that any of them provides or makes available to the Company.

     5.2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub each hereby represent and warrant to the Company, that (the words "to the Knowledge of Parent" or "to Parent's Knowledge" and any words of similar import shall mean that any one of the persons listed in Exhibit B has actually knowledge of the matter, provided, however, when such representations and warranties are given as of the Closing Date as conditions to Closing, such words shall mean to the best knowledge of such persons after inquiry):

          (a) Capitalization of Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $1.00 per share, of which one share is validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, directly owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement.

          (b) Organization, Good Standing and Qualification. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, is not reasonably likely to have a Parent Material Adverse Effect (as defined below). Parent has made available to the Company a complete and correct copy of the governing instruments of Parent and Merger Sub, each as amended to date. Such governing instruments so delivered are in full force and effect.

          As used in this Agreement, the term "Parent Material Adverse Effect" means a material adverse effect on the financial condition, prospects, properties, business or results of operations of Parent and its Subsidiaries taken as a whole (provided, however, that a material adverse effect on the prospects of Parent shall be deemed to exist only to the extent a development or combination of developments have occurred and are reasonably likely to have a material adverse effect on the financial condition, properties, business or results of operations of Parent), excluding developments affecting the banking, investment banking and insurance industries generally or an effect which is reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

          (c) Capital Structure. The authorized capital stock of Parent consists of 1,500,000,000 Parent Shares, of which 822,206,760 Parent Shares were outstanding as of the close of business on May 31, 1997, and 100,000,000 A preference shares, nominal value NLG 2.50 ("A Shares"), 200,000,000 B preference shares, nominal value NLG 2.50 ("B shares"), and 900,000,000 cumulative preference shares, nominal value NLG 2.50 (the "Cumulative Preference Shares"), of which 8,780,450 A shares, no B Shares and no Cumulative Preferred Shares were outstanding as of the close of business on May 31, 1997. The A Shares, B Shares and Cumulative Preference Shares are sometimes collectively referred to as the "Preference Shares". All of the outstanding Parent Shares and A Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of June 18, 1997, 7,475,000 ADSs had been offered and sold in the United States by or on behalf of Parent. Parent has no options or warrants to acquire Parent Shares or Preference Shares, except that, as of December 31, 1996, there were options for 1,505,355 Parent Shares pursuant to the Parent's Stock Option Plan and at April 30, 1997, there were warrants to acquire 61,361,539 Bearer Receipts. Prior to the Effective Date, Parent will have taken all necessary action to permit it to provide, and at all times from the date hereof through consummation of the Merger or termination of this Agreement will have available a number of Parent Shares which will be sufficient to permit consummation of the Merger. Each such Parent Share will be validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights. The ADSs which are the Stock Consideration, the Bearer Receipts represented by such ADSs, and the Parent Shares represented by such Bearer Receipts will be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state blue sky or securities laws. Except as set forth above, there are no Parent Shares authorized, reserved, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued share capital or other ownership interest of Parent.

          (d) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (e) Governmental Filings; No Violations. Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Act and the Exchange Act, (C) to comply with state securities or "blue sky" laws, (D) required to be made with the NYSE and (E) the filing of appropriate documents with, and the approval of, the respective Commissioners of Insurance of Iowa, Oklahoma, Delaware, New York, Florida, Michigan and New Hampshire, and such consents as may be required under the insurance laws of any state or country in which the Company, Parent or any of their respective subsidiaries is domiciled or does business, no filings or notices are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

          (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Articles of Association of Parent, the articles of incorporation or by-laws of Merger Sub or the comparable governing instruments of any of Parent's Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon Parent or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any Contract, except, in the case of clause
     (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

          (f) Parent Reports; Financial Statements; Statutory
     Statements. (i) Parent has delivered to the Company its registration statement on Form F-1 (including exhibits, annexes and any amendments thereto) in the form filed with the SEC (which form together with any reports filed with the SEC subsequent to the date hereof, the "Parent Reports"). As of their respective dates, the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated profit and loss accounts and consolidated statements of cash flows in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with accounting principles generally accepted in the Netherlands consistently applied during the periods involved, except as may be noted therein, together, in the case of its registration statement on Form F-1, with a reconciliation of net profit, stockholders' equity and net profit per share as of December 31, 1996 and 1995 to U.S. GAAP.

          (ii) Each of the Parent Insurance Subsidiaries (as defined in (i) below) domiciled in the United States has filed all annual and quarterly statements, together with all exhibits and schedules thereto, required to be filed with or submitted to the appropriate regulatory authorities of the jurisdiction in which it is domiciled or "commercially domiciled" on forms prescribed or permitted by such authority (collectively, the "Parent SAP Statements"). Since January 1, 1995, financial statements included in the Parent SAP Statements and prepared on a statutory basis, including the notes thereto, have been prepared in all material respects in accordance with accounting practices prescribed or permitted by applicable regulatory authorities in effect as of the date of the respective statements, and such accounting practices have been applied on a substantially consistent basis throughout the periods involved, except as expressly set forth in the notes or schedules thereto. Such financial statements present fairly the respective statutory financial positions and results of operations of each of the Parent Insurance Subsidiaries as of their respective dates and for the respective periods presented therein.

          (g) Absence of Certain Changes. Except as disclosed in the Parent Reports filed prior to the date hereof, since December 31, 1996 (the "Parent Audit Date") Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, prospects, properties, business or results of operations of Parent and its Subsidiaries or any development or combination of developments of which Parent has Knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance, which is reasonably likely to have a Parent Material Adverse Effect; (iii) any change by Parent in accounting principles, practices or methods; or
     (iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof. Since the Parent Audit Date, except as provided for herein or as disclosed in the Parent Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by Parent or any of its Subsidiaries to officers or key employees or any amendment of any of the Parent Compensation and Benefit Plans other than increases or amendments in the ordinary course.

          (h) Litigation and Liabilities. Except as disclosed in the Parent Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Affiliates or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to environmental and occupational safety and health matters, or any other facts or circumstances of which Parent has Knowledge that could result in any claims against, or obligations or liabilities of, Parent or any of its Affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

          (i) Compliance with Laws. (i) The insurance business and operations of Parent conducted through its Subsidiaries (the "Parent Insurance Subsidiaries") have been conducted in compliance with all applicable Insurance Laws, except where the failure to so conduct such business and operations would not individually or in the aggregate have a Parent Material Adverse Effect. Notwithstanding the generality of the foregoing, except where the failure to do so would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, each Parent Insurance Subsidiary and its agents have marketed, sold and issued insurance products in compliance, in all material respects, with all Insurance Laws applicable to the business of such Parent Insurance Subsidiary and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with (A) all applicable prohibitions against "redlining", (B) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance and (C) all applicable requirements relating to insurance product projections and illustrations. In addition, (X) there is no pending or, to the Knowledge of Parent, threatened charge by any insurance regulatory authority that any of the Parent Insurance Subsidiaries has violated, nor any pending or, to the Knowledge of Parent, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where such violations would, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect; (Y) none of the Parent Insurance Subsidiaries is subject to any order or decree of any insurance regulatory authority relating specifically to such Parent Insurance Subsidiary (as opposed to insurance companies generally) which would, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect; and (Z) the Parent Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority on or before the date hereof as to which the failure to file such reports would, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

          (ii) In addition to Insurance Laws, except as set forth in the Parent Reports filed prior to the date hereof, the businesses of each of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any Laws. Except as set forth in the Parent Reports filed prior to the date hereof and except as would not be reasonably likely to have a Parent Material Adverse Effect, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the Knowledge of Parent, no material change is required in Parent's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and Parent has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. Parent and its Subsidiaries each has all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

          (j) Tax Matters. As of the date hereof, neither Parent nor any of its Affiliates has taken or agreed to take any action, nor does Parent have any Knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of section 368(a) of the Code.

          (k) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Salomon Brothers Inc as its financial advisor, the arrangements with which have been disclosed in writing to the Company prior to the date hereof.

          (l) Available Funds. Parent has or will have available to it all funds necessary to satisfy all of its obligations hereunder and in connection with the Merger and the other transactions contemplated by this Agreement.

          (m) Taxes and Tax Returns. (i) each of Parent and the Parent Subsidiaries has (i) prepared in good faith and duly and timely filed (or there has been timely filed on its behalf) with appropriate governmental authorities all Tax Returns required to be filed by it on or prior to the date thereof, except to the extent that any failure to file would not, individually or in the aggregate, have a Parent Material Adverse Effect, and (ii) duly paid in full or made provisions in accordance with Dutch generally accepted accounting principles (or there has been paid or provision has been made on its behalf) for the payment of all material Taxes for all periods ending through the date hereof, except to the extent that any failure to pay or make provision for the payment of such Taxes would not, individually or in the aggregate, have a Material Adverse Effect; and

          (ii) there is no proceeding presently pending with regard to any Taxes or Tax Returns of Parent or the Parent Subsidiaries wherein an adverse determination or ruling would be reasonably likely to occur which in the aggregate would have a Parent Material Adverse Effect.

          (n) Collective Bargaining. Neither Parent nor any of its Subsidiaries is party to a collective bargaining agreement with respect to persons employed in the United States.

          (o) Parent Ownership of Company Common Stock. As of the date hereof, Parent does not "own" (as defined in Section 1109 of the BCA), and does not "beneficially own" (as defined in the Company Rights Agreement) 10% or more of the outstanding Company Common Stock.

          (p) Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          (q) Investigation by Parent. In entering into this Agreement, Parent has relied solely upon its own investigation and analysis and the representations and warranties contained herein, and Parent:

             (i) acknowledges that none of the Company, its Subsidiaries or any of their respective directors, officers, employees, Affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or their agents or representatives prior to the execution of this Agreement except to the extent the Company, its Subsidiaries or any of their respective directors, officers, employees, Affiliates, agents or representatives commits fraud with respect to the information that any of them provides or makes available to Parent; and

             (ii) agrees, to the fullest extent permitted by law, that none of the Company, its Subsidiaries or any of their respective directors, officers, employees, Affiliates, agents or representatives shall have any liability or responsibility whatsoever to Parent on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Parent prior to the execution of this Agreement, except that the foregoing shall not apply (1) to the extent the Company makes the specific representations and warranties set forth in Section 5.1 of this Agreement and in the Company Disclosure Letter, but always subject to the limitations and restrictions contained in this Agreement, or (2) to the extent the Company, its Subsidiaries or any of their respective directors, officers, employees, Affiliates, agents or representatives commits fraud with respect to the information that any of them provides or makes available to Parent.

          (r) No Regulatory Disqualifications. To the Knowledge of Parent, no event has occurred or condition exists or, to the extent it is within the reasonable control of Parent, will occur or exist with respect to Parent that, in connection with obtaining any regulatory consents required for the Merger, would cause Parent to fail to satisfy on its face any applicable statute or written regulation of any applicable insurance regulatory authority, which is, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

                                   ARTICLE VI

                                   COVENANTS

     6.1. Company Interim Operations. Except as set forth in the Company Disclosure Letter, the Company covenants and agrees as to itself and each of its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement):

          (a) its business shall be conducted in the ordinary and usual course, consistent with past practice, and, to the extent consistent therewith, it shall use its best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, agents, regulators, creditors, lessors, employees and business associates;

          (b) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its articles of incorporation or by-laws or comparable governing instruments;
     (iii) split, combine or reclassify its outstanding shares of capital stock;
     (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries and other than regular quarterly cash dividends paid by the Company not in excess of $0.165 per Share; or (v) repurchase, redeem or otherwise acquire, except in connection with the Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

          (c) it shall not (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, rights or agreements of any kind to acquire, any shares of its capital stock of any class or any Voting Debt (other than Shares issuable pursuant to options outstanding on the date hereof under the Stock Plan or Shares issued pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan); (ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; (iii) incur any indebtedness with a maturity of one year or more; or (iv) make or authorize or commit for any capital expenditures other than as contemplated by the Company's current capital budget or, other than in the ordinary course of business consistent with the Company's present investment policies, by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity;

          (d) it shall not terminate, establish, adopt, enter into, make any new, or accelerate the vesting or payment of any existing, grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any employees except increases occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases) and except for bonuses to certain employees and executive officers of the Company not to exceed $100,000 in the aggregate;

          (e) except as provided in Section 6.1(e) of the Disclosure Schedule, it shall not settle or compromise any material claims or litigation or, except in the ordinary and usual course of business modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

          (f) it shall not make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

          (g) it shall not take any action or omit to take any action that would cause any representation or warranty of the Company herein to become untrue in any material respect; and

          (h) it shall not authorize any of, or commit or agree to take into any of, the foregoing actions.

     6.2. Parent Interim Operations. Except as set forth on the Parent Disclosure Schedule, Parent covenants and agrees as to itself and each of its Subsidiaries that, after the date hereof and prior to the Effective Time (unless the Company shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement):

          (a) it shall not amend its governing instruments in any manner that would have any adverse impact on the transactions contemplated by this Agreement or which would amend or modify the terms or provisions of the capital stock of Parent;

          (b) effect any reclassification, stock split, stock combination, or stock dividend with Parent Shares (other than a stock split, stock dividend or similar transaction to which Section 4.4 is applicable and other than regular interim and final stock dividends);

          (c) merge or consolidate with any other Person if such merger or consolidation could reasonably be expected to have material adverse impact on the ability of Parent to consummate the transactions contemplated by this Agreement;

          (d) it shall not declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than (i) dividends from its direct or indirect wholly-owned Subsidiaries, (ii) regular interim and final cash and stock dividends paid by Parent and (iii) dividends paid on Parent Preferred Stock in accordance with its terms;

          (e) it shall not issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, rights or agreements of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than Shares issuable pursuant to Parent Stock Plans) if any such action could, individually or in the aggregate, reasonably be expected to (i) delay materially the date of mailing of the Proxy Statement such that the Closing would be delayed past March 31, 1998,
     (ii) if it were to occur after such date of mailing, require an amendment of the Proxy Statement such that the Closing would be delayed past March 31, 1998 or (iii) have a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement;

          (f) it shall not acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, in each case if any such action could, individually or in the aggregate, reasonably be expected to (i) delay materially the date of mailing of the Proxy Statement such that the Closing would be delayed past March 31, 1998, (ii) if it were to occur after such date of mailing, require any amendment of the Proxy Statement such that the Closing would be delayed past March 31, 1998 or (iii) have a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement; and

          (g) it shall not authorize any of, or commit or agree to take any of, the foregoing actions.

     6.3. Acquisition Proposals. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) ("Representatives") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, it or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its board of directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the board of directors of the Company receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement dated May 30, 1997 (referenced in Section 9.7); (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the board of directors of the Company determines in good faith after consultation with, and after receipt of a written opinion from, outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law and
(ii) in each case referred to in clause (C) or (D) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the financial capacity and any other relevant characteristics of the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
Section 6.3 and in the Confidentiality Agreement dated June 30, 1997. The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its officers, directors or Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions.

     6.4. Information Supplied. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form F-4 to be filed with the SEC by Parent in connection with the issuance of ADSs in the Merger (including the proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "F-4 Registration Statement") will, at the time the F-4 Registration Statement becomes effective under the Securities Act or (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the meetings of shareholders of the Company to be held in connection with the Merger, in either such case contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     6.5. Shareholders Meeting. The Company will take, in accordance with applicable law and its articles of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the "Shareholders Meeting") as promptly as practicable after the F-4 Registration Statement is declared effective to consider and vote upon the approval of this Agreement and the Merger. Subject to fiduciary obligations under applicable law, the Company's board of directors shall recommend such approval and shall take all lawful action to solicit such approval.

     6.6. Filings; Other Actions; Notification. (a) Parent and the Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the F-4 Registration Statement as promptly as practicable. Parent and the Company each shall use its best efforts to have the F-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the shareholders of the Company. Parent shall also use its best efforts to obtain prior to the effective date of the F-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

     (b) The Company and Parent each shall use its best efforts to cause to be delivered to the other party and its directors letters of its independent auditors, dated (i) the date on which the F-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the F-4 Registration Statement.

     (c) The Company shall use its best efforts to cause the Trusts to promptly prepare and file with the SEC a Proxy Statement with respect to the votes of the Contract Holders referenced in Section 5.1(d)(ii)(Y) hereof and will use its best efforts to cause to be taken in accordance with applicable law and the contracts and agreements governing voting by Contract Holders, all action necessary to convene meetings of Contract Holders as promptly as practicable to consider and vote upon the approval of the matters set forth in Section 5.1(d) hereof. The Company shall use its best efforts to obtain (i) the recommendation of such approvals by the board of trustees or board of governors, as the case may be, with respect to each such vote and shall take or cause to be taken all lawful action to solicit such approval and (ii) the approvals referenced in Section 5.1(d)(ii)(Z).

     (d) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement and as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.6 shall require, or be construed to require, Parent or the Company to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any assets, businesses, or interests in any assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses. Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other with respect to all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

     (e) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the F-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

     (f) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, respectively.

     6.7. Taxation. Subject to Section 6.3, neither Parent nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of section 368(a) of the Code.

     6.8. Access. Upon reasonable notice, and except as may otherwise be required by applicable law, the Company and Parent each shall (and shall cause its Subsidiaries to) afford the other's officers and Representatives access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub, and provided, further, that the foregoing shall not require the Company or Parent to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or Parent, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or Parent, as the case may be, shall have used best efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or Parent, as the case may be, or such Person as may be designated by either of its officers, as the case may be. All such information shall be governed by the terms of the Confidentiality Agreements.

     6.9. Affiliates. Prior to the date of the Shareholders Meeting, Parent shall deliver to the Company a list of names and addresses of those Persons who are, in the opinion of the Parent, as of the time of the Shareholders Meeting referred to in Section 6.5, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act. The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of preparing such list. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by Parent shall remain on the list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Shareholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall exercise its best efforts to deliver or cause to be delivered to Parent, prior to the date of the Shareholders Meeting, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid) who makes or is deemed to have made a Stock Election or whose Cash Election is converted to a Stock Election pursuant to Section 4.2(b), a letter dated as of the Closing Date substantially in the form attached as Exhibit A-1 (the "Affiliates Letter"). Parent shall not be required to maintain the effectiveness of the F-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of ADSs by such affiliates received in the Merger and the American Depositary Receipts representing ADSs received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section. With a view to making available to such affiliates the benefits of certain rules and regulations of the SEC which may permit the sale of ADSs without registration, at all times after the Effective Time Parent shall (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, (ii) file with the SEC in a timely manner all reports and other documents required of the Parent under the Securities Act and the Exchange Act and (c) so long as such an affiliate owns any ADSs, to furnish such affiliate forthwith upon such affiliate's request a written statement by the Parent as to its compliance with the reporting requirements of said Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly reports of Parent and such other reports and documents so filed by Parent as such affiliate may reasonably request in availing itself of any rule or regulation of the SEC allowing such affiliate to sell any such securities without registration.

     6.10. Stock Exchange Listing and De-listing. Parent shall use its best efforts to cause the ADSs to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. The Surviving Corporation shall use its best efforts to cause the Shares to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

     6.11. Publicity. The Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

     6.12.  Stock Options; Performance Awards; Cash Awards and Restricted
Stock. (a) Immediately prior to the Effective Time, each Company Option granted by the Company under the Stock Plans which is outstanding immediately prior to the Effective Time (and has not been exercised as of the Effective Time) shall be terminated and the holder of each such Company Option shall be entitled to receive from the Company a lump sum cash payment equal to (A) the product of (i) the excess of (x) the Cash Consideration over (y) the per Company Share exercise price applicable to such Company Option, multiplied by (ii) the number of Shares subject to such Company Option, plus (B) any cash awards associated with any such Company Option less (C) any amounts required to be withheld, under applicable tax law, from such lump sum payment. The Company shall take or cause to be taken any and all action necessary to provide for such termination of the Company Options, including obtaining all applicable consents from holders.

     (b) As to the awards under the Key Employee Incentive Plan based upon 1997 performance, any payments to be made with respect to those awards as a result of a "change of control" (as defined therein) shall be made at the same time that the awards would normally have been made in 1998. With respect to the Company Performance Sharing Plan for 1997, in the event of a change of control in 1997, as defined in the Restated and Amended Key Employee Incentive Plan, all performance criteria shall be deemed to have been met at the target level, and time for payment shall be at the same time that awards would normally have been made in 1998.

     (c) As to the contingent cash awards made to certain management employees of Company in 1995 (item XI.A.2 in section 5.1(h)(i) of the Company Disclosure Letter) that were to be paid if certain targets were met over a three year period as to Cumulative Operating Earnings Per Share (and if certain stock options were exercised), the target level in the program shall be deemed to have been met as of the Effective Time. Payments shall be made to the individuals covered by these awards based on the target level, irrespective of the exercise or cash out of the related stock options, and payments shall be made on the Effective Time.

     (d) Immediately prior to the Effective Time, all restricted stock of the Company (awarded under the Restated And Amended 1992 Stock Incentive Plan, and any predecessor plan) held by any individual that has not vested shall vest and any other restrictions that may be applicable shall lapse.

     6.13. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV. Except as otherwise provided in Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the F-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the F-4 Registration Statement shall be shared equally by Parent and the Company.

     6.14. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company, or any of the Company's Subsidiaries and each officer or employee of the Company or any of its Subsidiaries that is serving or has served as a director or trustee of another entity expressly at the Company's request or direction, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters arising out of such party's position as, or actions taken as, a director or officer of the Company or any of its Subsidiaries or director or trustee of another entity at the request or direction of the Company at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Iowa law and its articles of incorporation or by-laws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification) as provided below. Except as provided below, Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law and the Company's articles of incorporation and by-laws in effect as of the date hereof, and such determination shall have become final and nonappealable. Notwithstanding the foregoing, from and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present director and officer of the Company, against any and all Costs incurred in connection with any and all claims, actions, suits, proceedings or investigations, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters arising out of or in connection with such party's position as, or actions taken as, a director or officer of the Company in connection with the Merger or the transactions contemplated hereunder, at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (and also to advance all expenses incurred in connection therewith), whether or not such indemnification would be available pursuant to the Company's articles of incorporation and by-laws. Nothing contained herein, however, shall require Parent to indemnify any person if a court of competent jurisdiction shall have determined that such person has committed fraud in connection herewith, and such determination shall have become final and nonappealable.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 6.14, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     (c) The Surviving Corporation shall maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time with coverage in amount and scope at least as favorable as the Company's existing directors' and officers' liability insurance coverage ("D&O Insurance") for a period of two years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, if the existing D&O Insurance expires, is terminated or canceled during such two year period, the Surviving Corporation will use its best efforts to obtain comparable D&O Insurance for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium.

     (d) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section.

     (e) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     6.15.  Other Actions by the Company and Parent.

     (a) Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     (b) Dividends. The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on Shares so that holders of Shares do not receive dividends on both Shares and ADSs received in the Merger in respect of any calendar quarter or fail to receive a dividend on either Shares or ADSs received in the Merger in respect of any calendar quarter.

     6.16. Directors. Effective as of the Effective Time all members of the Company's board of directors will be invited by Parent to join the board of directors of Parent's most directly held U.S. insurance holding company.

     6.17. Benefit Plans. Except as otherwise provided in this Section 6.17(a), Parent agrees that, during the period commencing at the Effective Time and ending on the second anniversary thereof, the employees (including individuals under career agent contracts with the Company) ("Covered Employees") of the Company and its Subsidiaries who as of the Effective Time become employed by Parent or any of its Subsidiaries, will continue to be provided with benefits under those of the Company Compensation and Benefit Plans so identified on
Section 5.1(h) of the Company Disclosure Letter to the extent such benefits are currently provided. Notwithstanding the previous sentence, in the event that Parent and its Subsidiaries shall integrate or consolidate the employee benefit plans covering their employees located in the United States, Parent shall not be required, during the two-year period commencing at the Effective Time, to provide Covered Employees with benefits under the Company Compensation and Benefit Plans; provided that Covered Employees are eligible to participate and receive benefits under such integrated or consolidated benefit plans of Parent and its Subsidiaries on substantially the same terms and conditions applicable to similarly situated employees of Parent and its Subsidiaries. For purposes of employee benefit plans, programs and arrangements maintained or contributed to by Parent or any of its Subsidiaries, Parent shall, and shall cause its Subsidiaries to, treat service of each Covered Employee with the Company and its Subsidiaries (to the same extent such service is recognized under analogous plans, programs and arrangements of the Company and its Subsidiaries) as service rendered to Parent and its Subsidiaries, solely for the purposes of eligibility to participate and vesting thereunder. Parent shall, and shall cause its Subsidiaries to, cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) under any group health plans of Parent or any of its Subsidiaries to be waived with respect to (i) Covered Employees who, immediately prior to the Effective Time, participate in any such group health plan, and (ii) their eligible dependents, and to give credit for any out of pocket expenses paid by Covered Employees toward maximums under co-insurance arrangements and deductibles under the Company Compensation and Benefit Plans which are group health plans.

     6.18. Pension Plan Stock Election. The Company shall take all action necessary to prevent the Equitable Life Insurance of Iowa Pension Plan from acquiring Stock Consideration equal to 10% or more, determined as of the time of election, of its plan assets.

     6.19. Parent Annual Report. Parent shall furnish to its holders of ADRs within six months after the end of each fiscal year an annual report (in English) (including a balance sheet and statements of income, shareholders' equity and cash flows of Parent and its consolidated subsidiaries certified by independent public accountants and prepared in conformity with generally accepted accounting principles in the Netherlands), together with a reconciliation of net income and total shareholders' equity to U.S. generally accepted accounting principles and, within four months after the end of each of the first six months of each fiscal year of the Company (beginning with the first such six-month period ending after the Effective Time), consolidated summary financial information of Parent and its Subsidiaries for such six-month period in reasonable detail prepared in accordance with generally accepted accounting principles in the Netherlands on a basis consistent with the financial statements included in such annual report.

                                  ARTICLE VII

                                   CONDITIONS

     7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          (a) Shareholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote and shall have been duly approved by the sole shareholder of Merger Sub in accordance with applicable law and the articles of incorporation and by-laws of each such corporation.

          (b) NYSE Listing. The ADSs issuable to the Company shareholders pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

          (c) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filing provided for in Section 1.3, all notices and filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, "Governmental Consents") in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be), upon terms and conditions that, and except those that the failure to make or to obtain, are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect or to provide a basis to conclude that the parties hereto or any of their affiliates or respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal liability.

          (d) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Insurance Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "Order"), and no Governmental Entity or any other Person shall have instituted any proceeding or threatened to institute any proceeding seeking any such Order.

          (e) F-4. The F-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the F-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

          (f) Blue Sky Approvals. Parent shall have received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated hereby.

     7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to satisfaction by the Company or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified by reference to a Company Material Adverse Effect shall be true and correct, and those that are not so qualified shall be true and correct, except for failures to be true and correct as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or

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

     warranty expressly speaks as of an earlier date), and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (b) Performance by the Company. The Company shall not have knowingly and wilfully breached, or with respect to any breach which is not knowing and wilful shall not have breached in any respect, any agreement, obligation or covenant contained in this Agreement that is required to be performed or complied with by it on or prior to the Closing Date which latter breach would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or is not reasonably likely to prevent or to materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Company shall have obtained all Investment Company Approvals.

          (d) Tax Opinion. Parent shall have received the opinion of Sullivan & Cromwell, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of section 368(b) of the Code.

          (e) Affiliates Letters. Parent shall have received an Affiliates Letter from each Person identified as an affiliate of the Company pursuant to Section 6.9.

          (f) Accountant's Letter. Parent shall have received, in form and substance reasonably satisfactory to Parent, from the Company's accountants, the "comfort" letter described in Section 6.6(b).

          (g) Rights Agreement. The Rights Agreement shall have been amended to terminate immediately prior to the Effective Time.

          (h) Average Closing Price. The Average Closing Price shall be no higher than $54.5052; provided, however, that this condition shall be deemed satisfied if the Company should offer to amend Section 4.1(a) so that "Stock Consideration" will be defined such that each Share that is the subject of a Stock Election will be converted into, exchangeable for and represent the right to receive a number of ADSs having the same aggregate value (based on the Average Closing Price) as the number of ADSs into which such Share would have been converted if the Average Closing Price had been equal to $54.5052.

     7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by reference to a Parent Material Adverse Effect shall be true and correct, and those that are not so qualified shall be true and correct, except for failures to be true and correct as would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (except to the extent any such representation and warranty expressly speaks as of an earlier date) and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Sub by an executive officer of Merger Sub to such effect.

          (b) Performance of Obligations of Parent and Merger Sub. Neither Parent nor Merger Sub shall have knowingly and wilfully breached, or with respect to any breach which is not knowing or wilful shall have breached in any respect, any agreement, obligation or covenant contained in this Agreement that is required to be performed or complied with by it on or prior to the Closing Date which latter breach would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Sub by an executive officer of Merger Sub to such effect.

          (c) Consents Under Agreements. Parent shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any material Contract to which Parent or any of its Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or is not reasonably likely to prevent or to materially burden or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

          (d) Tax Opinion. The Company shall have received the opinion of Nyemaster, Goode, McLaughlin, Voigts, West, Hansell & O'Brien, P.C., counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of section 368(b) of the Code, that the Merger will not be a taxable event with respect to the Company and that the receipt of the Stock Consideration will be tax-free to the recipients. The form of such opinion is set forth hereto as Exhibit C.

          (e) Legal Opinion. The Company shall have received an opinion of Sullivan & Cromwell, U.S. counsel to Parent with respect to matters of New York law, and Dutch counsel to Parent with respect to matters of the law of the Netherlands, dated the Closing Date, substantially in the forms attached as Exhibits D-1 and D-2, respectively.

          (f) Accountant's Letter. The Company shall have received from Parent's accountants, the "comfort" letter described in Section 6.6(b).

          (g) Average Closing Price. The Average Closing Price shall be at least $40.2864; provided, however, that this condition shall be deemed satisfied if Parent should offer to amend Section 4.1(a) so that "Stock Consideration" will be defined such that each Share that is the subject of a Stock Election will be converted into, exchangeable for and represent the right to receive a number of ADSs having the same aggregate value (based on the Average Closing Price) as the number of ADSs into which such Share would have been converted if the Average Closing Price had been equal to $40.2864.

                                  ARTICLE VIII

                                  TERMINATION

     8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company and Parent referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

     8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (i) the Merger shall not have been consummated by March 31, 1998, whether such date is before or after the date of approval by the shareholders of the Company (the "Termination Date"), (ii) the approval of the Company's shareholders required by
Section 7.1(a) shall
not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof or (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the shareholders of the Company); provided, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

     8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company referred to in Section 7.1(a), by action of the board of directors of the Company:

          (a) if (i) the Company is not in wilful breach of Section 6.3 of this Agreement and (ii) the Company, subject to complying with the terms of this Agreement, enters into a binding written agreement concerning a transaction that constitutes a Superior Proposal;

          (b) if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the party committing such breach except for such breaches as would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect; or

          (c) if the Average Closing Price is below $40.2864; provided, however, that the Company may not effect such termination if Parent should offer to amend Section 4.1(a) so that "Stock Consideration" will be defined so that each Share that is the subject of a Stock Election will be converted into, exchangeable for and represent the right to receive a number of ADSs having the same aggregate value (based on the Average Closing Price) as the number of ADSs into which such Share would have been converted if the Average Closing Price had been equal to $40.2864.

     8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent:

          (a) if (i) the Company enters into a binding agreement for a Superior Proposal or the board of directors of the Company shall have withdrawn or adversely modified its approval or recommendation to the Company's shareholders of this Agreement or failed to reconfirm its recommendation to the Company's shareholders of this Agreement within five business days after a written request by Parent to do so or (ii) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company except for such breaches as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect; or

          (b) if the Average Closing Price is above $54.5052; provided, however, that Parent may not effect such termination if the Company should offer to amend Section 4.1(a) so that "Stock Consideration" will be defined so that each Share that is the subject of a Stock Election will be converted into, exchangeable for and represent the right to receive a number of ADSs having the same aggregate value (based on the Average Closing Price) as the number of ADSs into which such Share would have been converted if the Average Closing Price had been equal to $54.5052.

     8.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its officers, directors or other Representatives); provided, however, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement.

     (b) In the event that (i) a bona fide Acquisition Proposal shall have been made to the Company or to any of its Subsidiaries or to its shareholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal to the Company or to any of its Subsidiaries or to its shareholders generally and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(ii), or (ii) this Agreement is terminated (x) by the Company pursuant to Section 8.3(a) or (y) by Parent pursuant to Section 8.4(a), then if terminated by the Company, the Company shall prior to such termination or if terminated by Parent, within two business days after such termination pay Parent in immediately available funds a fee of $65,000,000 payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee, charges or expenses referred to in this paragraph (b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of such fee, charges or expenses at the base rate of Citibank, N.A. in effect on the date such payment was required to be made.

                                   ARTICLE IX

                           MISCELLANEOUS AND GENERAL

     9.1. Survival. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Sections 6.7 (Taxation), 6.9 (Affiliates), 6.10 (Stock Exchange Listing and De-listing), 6.12 (Stock Options; Performance Awards; Cash Awards and Restricted Stock), 6.13 (Expenses), 6.14 (Indemnification; Directors' and Officers' Insurance), 6.16 (Directors), 6.17 (Benefit Plans) and 6.19 (Parent Annual Report) shall survive the consummation of the Merger. This
Article IX, the agreements of the Company, Parent and Merger Sub contained in
Section 6.13 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreements shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

     9.2. Modification or Amendment. Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     9.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) EXCEPT TO THE EXTENT THE BCA IS APPLICABLE TO THE MERGER, THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO OFFICER, DIRECTOR OR REPRESENTATIVE, OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

     9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

        if to Parent:

        Strawinskylaan 2631, 1077 ZZ Amsterdam,
        P.O. Box 810,
        1000 Av. Amsterdam, the Netherlands
        Attention: Jan Holsboer
        Fax: 31-20-541-5496

        (with a copy to Henk Kooiker
        Fax: 31-20-541-8723

        and to Benjamin F. Stapleton, Esq.,
        Sullivan & Cromwell,
        125 Broad Street, New York, NY 10004
        Fax: (212) 558-3588)

        if to Merger Sub:

        c/o ING FSI N.A.
        5780 Powers Ferry Road,
        Atlanta, Georgia 30327.
        Attention: Michael Cunningham
        Fax: (770) 980-3303
        if to the Company:

        604 Locust Street
        P.O. Box 1635
        Des Moines, Iowa 50306
        Attention: Fred S. Hubbell
        Fax: (515) 245-6973

        (with a copy to G.R. Neumann, Esq.,
        Nymaster, Goode, McLaughlin, Voigts, West,
        Hansell & O'Brien, P.C.
        1900 Hub Tower
        Des Moines, Iowa 50309
        Fax: (515) 283-3108)

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     9.7. Entire Agreement; No Other Representations. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Confidentiality Agreements, dated May 30, 1997 and June 30, 1997, between Parent and the Company (the "Confidentiality Agreements") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. Notwithstanding the foregoing, the prohibition on acquiring Shares pursuant to the May 30, 1997 Confidentiality Agreement shall not be applicable until any termination of this Agreement. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS OR REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

     9.8. No Third Party Beneficiaries. Except as provided in Sections 6.9 (Affiliates), 6.12 (Stock Options; Performance Awards; Cash Awards and Restricted Stock), 6.14 (Indemnification; Directors' and Officers' Insurance),
6.17 (Benefit Plans) and 6.19 (Parent Annual Report), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder (provided that no employees shall have any rights to enforce any provisions of Section 6.17 unless at least 50 employees shall join in such action with respect to a specific benefit in a specific plan).

     9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     9.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.11. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     9.12. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or, subject to Section 6.7, indirect United States domestic Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                          Equitable of Iowa Companies

                                          By:     /s/ FRED S. HUBBELL
                                            ------------------------------------
                                            Name: Fred S.Hubbell
                                            Title: Chairman of the Board,
                                                President and Chief
                                                Executive Officer

                                          ING Groep N.V.

                                          By:       /s/ JAN HOLSBOER
                                            ------------------------------------
                                            Name: Holsboer, J.H.
                                            Title: Authorized Representative

                                          PFHI Holdings, Inc.

                                          By:    /s/ MICHAEL CUNNINGHAM
                                            ------------------------------------
                                            Name: Michael Cunningham
                                            Title: President

                                                                         ANNEX B

July 7, 1997

The Board of Directors
Equitable of Iowa Companies
604 Locust Street
Des Moines, Iowa 50309

Attention: Fred S. Hubbell
        Chairman, President and Chief Executive Officer

Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Equitable of Iowa Companies (the "Company") of the consideration proposed to be paid to them in connection with the proposed merger (the "Merger") of the Company with ING Groep N.V. (the "Buyer"). Pursuant to the July 7, 1997 draft of the Agreement and Plan of Merger (the "Agreement") among the Company, the Buyer and PFHI Holdings, Inc. (the "Merger Subsidiary"), the Company will become a wholly-owned subsidiary of the Buyer and stockholders of the Company will receive for each share of Common Stock, no par value, of the Company held by them consideration equal to an amount calculated pursuant to a formula contained in the draft Agreement.

     In arriving at our opinion, we have reviewed: (i) the draft Agreement; (ii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (iv) current and historical market prices of the common stock of the Company and the Buyer; (v) the audited financial statements of the Company and the Buyer for the fiscal year ended December 31, 1996, and the unaudited financial statements of the Company and the Buyer for the period ended March 31, 1997; (vi) certain internal financial analyses and forecasts prepared by the Company and its management; (vii) the terms of other business combinations that we deemed relevant; and (viii) a preliminary actuarial appraisal of the Company's life insurance subsidiaries as of September 30, 1996 prepared on July 6, 1997 by Tillinghast-Towers Perrin.

     In addition, we have held discussions with certain members of the management of the Company and the Buyer with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Buyer, the financial condition and future prospects and operations of the Company and the Buyer, the effects of the Merger on the financial condition and future prospects of the Company and the Buyer, and certain other matters we believed necessary or appropriate to our inquiry. We have visited certain representative facilities of the Company, and reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

     In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us, other than the one mentioned in clause (viii) above. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the draft Agreement will be consummated as described in the draft Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion (including, without limitation, any amendments or modifications to the draft Agreement after the date hereof) and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Company's or the Buyer's stock will trade at any future time. We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

     We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. Please be advised that we and our affiliates have engaged in and maintain customary financial advisory, capital markets, banking, trading, and other business relationships with the Company and the Buyer. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Company or the Buyer for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

     On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company's stockholders in the proposed Merger is fair, from a financial point of view, to such stockholders.

     This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

Very truly yours,

J.P. MORGAN SECURITIES INC.


By: /s/ EDWARD J. KELLY III

    ----------------------------------

    Name: Edward J. Kelly III

    Title: Managing Director

                                    ANNEX C

                     DISSENTERS RIGHTS PROVISIONS UNDER THE
                         IOWA BUSINESS CORPORATION ACT

     Set forth below is the text of the statutory dissenters' rights provisions under Division XIII of the Iowa Business Corporation Act.

                                 DIVISION XIII
                               DISSENTERS' RIGHTS
                                     PART A

     490.1301 DEFINITIONS FOR DIVISION XIII.-In this division:

     1. "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

     2. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     3. "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 490.1302 and who exercises that right when and in the manner required by sections 490.1320 through 490.1328.

     4. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     5. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     6. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     7. "Shareholder" means the record shareholder or the beneficial shareholder.

     490.1302 SHAREHOLDERS' RIGHT TO DISSENT.-1. A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          a. Consummation of a plan of merger to which the corporation is a party if either of the following apply:

             (1) Shareholder approval is required for the merger by section
        490.1103 or the articles of incorporation and the shareholder is entitled to vote on the merger.

             (2) The corporation is a subsidiary that is merged with its parent under section 490.1104.

          b. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

          c. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

          d. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it does any or all of the following:

             (1) Alters or abolishes a preferential right of the shares.

             (2) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

             (3) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

             (4) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

             (5) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 490.604.

             (6) Extends, for the first time after being governed by this chapter, the period of duration of a corporation organized under chapter 491 or 496A and existing for a period of years on the day preceding the date the corporation is first governed by this chapter.

          e. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     2. A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter is not entitled to challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     490.1303 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.-1. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in that shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

     2. A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if the shareholder does both of the following:

          a. Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

          b. Does so with respect to all shares of which the shareholder is the beneficial shareholder or over which that beneficial shareholder has power to direct the vote.

                                     PART B

     490.1320 NOTICE OF DISSENTERS' RIGHTS.-1. If proposed corporate action creating dissenters' rights under section 490.1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assort dissenters' rights under this part and be accompanied by a copy of this part.

     2. If corporate action creating dissenters' rights under section 490.1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 490.1322.

     490.1321 NOTICE OF INTENT TO DEMAND PAYMENT.-1. If proposed corporate action creating dissenters' rights under section 490.1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must do all of the following:

          a. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated.

          b. Not vote the Dissenting Shareholder's shares in favor of the proposed action.

     2. A shareholder who does not satisfy the requirements of subsection 1, is not entitled to payment for the shareholder's shares under this part.

     490-1322 DISSENTERS' NOTICE.-1. If proposed corporate action creating dissenters' rights under section 490.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 490.1321.

     2. The dissenters' notice must be sent no later than ten days after the proposed corporate action is authorized at a shareholders' meeting, or, if the corporate action is taken without a vote of the shareholders, no later than ten days after the corporate action is taken, and must do all of the following:

          a. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited.

          b. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

          c. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date.

          d. Set a date by which the corporation must receive the payment demand, which date shall not be fewer than thirty nor more than sixty days after the date the dissenters' notice is delivered.

          e. Be accompanied by a copy of this division.

     490.1323 DUTY TO DEMAND PAYMENT.-1. A shareholder sent a dissenter's notice described in section 490.1322 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to section 490.1322, subsection 2, paragraph "c", and deposit the shareholder's certificates in accordance with the terms of the notice.

     2. The shareholder who demands payment and deposits the shareholder's shares under subsection 1 retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     3. A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this division.

     490.1324 SHARE RESTRICTIONS.-1. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 490.1326.

     2. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     490.1325 PAYMENT.-1. Except as provided in section 490.1327, at the time the proposed corporate action is taken, or upon receipt of a payment demand, whichever occurs later, the corporation shall pay each dissenter who complied with section 490.1323 the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

     2. The payment must be accompanied by all of the following:

          a. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any.

          b. A statement of the corporation's estimate of the fair value of the shares.

          c. An explanation of how the interest was calculated.

          d. A statement of the dissenter's right to demand payment under section 490.1328.

          e. A copy of this division.

     490.1326 FAILURE TO TAKE ACTION.-1. If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     2. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 490.1322 as if the corporate action was taken without a vote of the shareholders and repeat the payment demand procedure.

     490.1327 AFTER-ACQUIRED SHARES.-1. A corporation may elect to withhold payment required by section 490.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     2. To the extent the corporation elects to withhold payment under subsection 1, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 490.1328.

     490.1328 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.-1. A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under section 490.1325, or reject the corporation's offer under section 490.1327 and demand payment of the fair value of the dissenter's shares and interest due, if any of the following apply:

          a. The dissenter believes that the amount paid under section 490.1325 or offered under section 490.1327 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated.

          b. The corporation fails to make payment under section 490.1325 within sixty days after the date set for demanding payment.

          c. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     2. A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection 1 within thirty days after the corporation made or offered payment for the dissenter's shares.

                                     PART C

     490.1330 COURT ACTION.-1. If a demand for payment under section 490.1328 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     2. The corporation shall commence the proceeding in the district court of the county where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation is merged with or whose shares were acquired by the foreign corporation was located.

     3. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     5. Each dissenter made a party to the proceeding is entitled to judgment for either of the following:

          a. The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation.

          b. The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 490.1327.

     490.1331 COURT COSTS AND COUNSEL FEES.-1. The court in an appraisal proceeding commenced under section 490.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 490.1328.

     2. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, for either of the following:

          a. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 490.1320 through 490.1328.

          b. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS


Report of Moret Ernst & Young Accountants.............................................    F-2
Consolidated balance sheet as at December 31..........................................    F-3
Consolidated profit and loss account..................................................    F-4
Consolidated statement of cash flows..................................................    F-5
Investment result from investments in shares and property.............................    F-6
Notes to the consolidated financial statements........................................    F-7
  1. Accounting principles for the consolidated balance sheet and profit and loss
  account.............................................................................    F-7
  2. Notes to the consolidated balance sheet..........................................   F-14
  3. Notes to the consolidated profit and loss account................................   F-30
  4. Results from the insurance operations............................................   F-35
  5. Results from the banking operations..............................................   F-45
  6. Parent company information.......................................................   F-48
  7. Differences between Dutch and U.S. accounting principles.........................   F-58
  8. Additional information required by U.S. GAAP.....................................   F-71
List of principal Group companies.....................................................  F-103
Report of KPMG Accountants N.V........................................................  F-106
Schedules.............................................................................  F-107
Consolidated balance sheet as at June 30, 1997 (unaudited)............................  F-111
Consolidated profit and loss account for the six months ended June 30, 1997 and 1996
  (unaudited).........................................................................  F-112
Notes to the consolidated profit and loss account for the six months ended June 30,
  1997 and 1996 (unaudited)...........................................................  F-113

                         REPORT OF INDEPENDENT AUDITORS

The Supervisory Board and the Executive Board
  ING Groep N.V.

     We have audited the accompanying consolidated balance sheets of ING Groep N.V. and subsidiaries (the "ING Group") as of December 31, 1996 and 1995, and the related consolidated profit and loss accounts and consolidated statements of cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedules listed in the Index at Item 16(b) of the registration statement of which this Prospectus forms a part. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits. We did not audit the consolidated financial statements of ING Bank N.V., a wholly owned subsidiary, which statements reflect shareholder's equity constituting 37% in 1996 and 43% in 1995 and net profit constituting 42% in 1996, 41% in 1995 and 40% in 1994 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for ING Bank N.V., is based solely on the report of the other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the Netherlands which are substantially equivalent to auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the ING Group as of December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with accounting principles generally accepted in the Netherlands. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

     Accounting principles generally accepted in the Netherlands vary in certain significant respects from accounting principles generally accepted in the United States of America. Application of accounting principles generally accepted in the United States of America would have affected shareholders' equity as of December 31, 1996 and 1995 and the results of operations for each of the years then ended to the extent summarised in Note 7 of the Notes to the Consolidated Financial Statements.

Amsterdam, the Netherlands
April 3, 1997

/s/  Moret Ernst & Young Accountants

                  CONSOLIDATED BALANCE SHEET AS AT DECEMBER 31
                        AMOUNTS IN MILLIONS OF GUILDERS
                           AFTER PROFIT APPROPRIATION

                                     ASSETS

                                                                         1996          1995
                                                                       --------      --------
Tangible fixed assets(2.1)...........................................     1,800         1,537
Participating interests(2.2).........................................     3,609         3,032
Investments(2.3).....................................................   188,469       153,758
Lending(2.4).........................................................   201,848       166,466
Banks(2.5)...........................................................    37,353        34,531
Cash(2.6)............................................................     3,078         2,387
Other assets(2.7)....................................................    35,666        24,289
Accrued assets(2.8)..................................................    12,075        10,264
                                                                       --------      --------
          TOTAL......................................................   483,898       396,264
                                                                       ========      ========

                                         LIABILITIES

Shareholders' equity(2.9)............................................    34,124        23,777
Third-party interests................................................       470           140
                                                                       --------      --------
GROUP EQUITY.........................................................    34,594        23,917
Subordinated loan(2.10)..............................................     1,068         1,068
                                                                       --------      --------
GROUP CAPITAL BASE...................................................    35,662        24,985
General provisions(2.11).............................................     3,571         3,364
Insurance provisions(2.12)...........................................   121,406       106,773
Funds entrusted to and debt securities of the banking
  operations(2.13)...................................................   204,885       176,417
Banks(2.14)..........................................................    72,403        51,996
Other liabilities(2.15)..............................................    32,036        23,672
Accrued liabilities(2.16)............................................    13,935         9,057
                                                                       --------      --------
          TOTAL......................................................   483,898       396,264
                                                                       ========      ========

                             See accompanying Notes

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT
                        AMOUNTS IN MILLIONS OF GUILDERS

                                                              1996         1995         1994
                                                             -------      -------      -------
Premium income.............................................   24,322       21,511       20,377
Income from investments of the insurance operations........   10,932        9,467        8,065
Interest result from banking operations....................    7,360        6,362        6,382
Commission.................................................    2,895        2,175        1,539
Other income...............................................    2,042        1,688          685
                                                             -------      -------      -------
TOTAL INCOME(3.1)..........................................   47,551       41,203       37,048
Underwriting expenditure...................................   26,890       23,394       21,454
Other interest charges.....................................      902          989          933
Salaries and charges for pensions and social security......    6,353        5,372        4,525
Value adjustments to receivables of the banking
  operations(3.2.4)........................................    1,130        1,090        1,035
Other expenditure..........................................    7,645        6,500        5,758
                                                             -------      -------      -------
TOTAL EXPENDITURE(3.2).....................................   42,920       37,345       33,705
Dividend on own shares.....................................       72           58           51
                                                             -------      -------      -------
RESULT BEFORE TAXATION(3.4)................................    4,559        3,800        3,292
Taxation...................................................    1,203        1,138          994
                                                             -------      -------      -------
RESULT AFTER TAXATION......................................    3,356        2,662        2,298
Third-party interests......................................       35           13          (4)
                                                             -------      -------      -------
NET PROFIT(3.4)............................................    3,321        2,649        2,302
Dividend on preference shares..............................       46           46           46
                                                             -------      -------      -------
NET PROFIT AFTER DEDUCTING DIVIDEND ON PREFERENCE SHARES...    3,275        2,603        2,256
                                                              ======       ======       ======


                             See accompanying Notes

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                        AMOUNTS IN MILLIONS OF GUILDERS

                                                              1996        1995        1994
                                                            --------    --------    --------
RESULT BEFORE TAXATION....................................     4,559       3,800       3,292
Adjusted for:
  -- depreciation.........................................       681         472         512
  -- changes in deferred acquisition costs................      (508)       (497)       (415)
  -- increase in insurance provisions.....................    11,627      11,348       8,962
  -- value adjustments to receivables of the banking
     operations...........................................     1,130       1,090       1,035
  -- other................................................    (1,011)       (639)        408
Advances/repayments lending...............................   (36,607)    (17,552)     (7,456)
Trading portfolio purchases/sales (securities &
  property)...............................................    (7,999)     (4,072)     (4,278)
Net investments in tangible fixed assets..................      (831)       (612)       (590)
Changes in:
  -- funds entrusted to and debt securities of the banking
     operations...........................................    28,030      16,306       7,098
  -- banks, not available on demand.......................    16,387       3,417        (359)
  -- other receivables and accrued assets.................    (4,684)     (2,104)      1,403
  -- other liabilities and accruals.......................     9,642         570       1,897
  -- taxes payable........................................      (788)       (699)       (402)
                                                            --------    --------    --------
NET CASH FLOW FROM OPERATING ACTIVITIES...................    19,628      10,828      11,107
Investments and advances:
  -- participating interests..............................      (617)     (2,240)       (347)
  -- investments in shares and property...................    (3,996)     (2,798)     (3,442)
  -- investments in fixed-interest securities.............  (150,923)    (75,992)    (68,127)
  -- other investments....................................   (11,867)    (10,785)     (7,976)
Disposals and redemptions:
  -- participating interests..............................       389          65         194
  -- investments in shares and property...................     3,613       1,670       3,185
  -- investments in fixed-interest securities.............   130,052      63,753      56,535
  -- other investments....................................     9,256       9,723       6,118
                                                            --------    --------    --------
NET CASH FLOW FROM INVESTMENT ACTIVITIES..................   (24,093)    (16,604)    (13,860)
Subordinated loans of Group companies.....................     2,162         556         160
Bonds, loans taken up and deposits by reinsurers..........     2,212       1,595         777
Private placings of ordinary shares.......................     1,270         129         129
Cash dividend.............................................      (501)       (125)       (126)
                                                            --------    --------    --------
NET CASH FLOW FROM FINANCING ACTIVITIES...................     5,143       2,155         940
Net cash flow.............................................       678      (3,621)     (1,813)
Cash at beginning of year.................................     3,851       7,029       9,062
Exchange rate differences.................................      (173)        443        (220)
                                                            --------    --------    --------
CASH AT YEAR-END..........................................     4,356       3,851       7,029
                                                            =========   =========   =========
In this summary, cash comprises the following items:
  Short-term government securities........................       893       2,454       1,517
  Bank deposits available on demand.......................        79        (990)      1,118
  Cash and bank balances and call money of the insurance
     operations...........................................     3,384       2,387       4,394
                                                            --------    --------    --------
  CASH AT YEAR-END........................................     4,356       3,851       7,029
                                                            =========   =========   =========

     The consolidated statement of cash flows has been compiled on the basis of what is known as the indirect method in accordance with which the pre-tax result of the net cash flow from operating activities is adjusted for those items in the profit and loss account which do not give rise to income and expenditure in the financial year.

                             See accompanying Notes

           INVESTMENT RESULT FROM INVESTMENTS IN SHARES AND PROPERTY
                        AMOUNTS IN MILLIONS OF GUILDERS

                                                               OPERATING          INVESTMENT RESULT(1)
                                                 EXCHANGE          &         -------------------------------
                                                   RATE        MANAGEMENT     BEFORE      AFTER
                     INCOME   REVALUATIONS(1)   DIFFERENCES     EXPENSES     TAXATION    TAXATION    IN %(2)
                     ------   ---------------   -----------    ----------    --------    --------    -------
SHARES AND
  CONVERTIBLE
  DEBENTURES
1996................   895          6,886            336            (6)        8,111       7,532       38.5
1995................   730          2,897           (284)          (13)        3,330       3,048       18.4
1994................   619           (996)          (154)           (9)         (540)       (491)      (2.9)
1993................   580          3,937            188            (8)        4,697       4,391       34.2
1992................   587            754            (57)          (13)        1,271       1,186        9.0
Average                682          2,696              6           (10)        3,374       3,133       19.4
LAND AND BUILDINGS
1996................   993            (33)           196          (233)          923         636        6.2
1995................   946            (64)          (164)         (233)          485         337        3.4
1994................   907           (127)          (103)         (236)          441         283        2.7
1993................   839            (42)            41          (170)          668         480        4.7
1992................   838           (428)          (129)         (182)           99         102        1.0
Average                905           (139)           (32)         (211)          523         368        3.6
TOTAL
1996................ 1,888          6,853            532          (239)        9,034       8,168       27.4
1995................ 1,676          2,833           (448)         (246)        3,815       3,385       12.7
1994................ 1,526         (1,123)          (257)         (245)          (99)       (208)      (0.8)
1993................ 1,419          3,895            229          (178)        5,365       4,871       21.1
1992................ 1,425            326           (186)         (195)        1,370       1,288        5.6
Average              1,587          2,557            (26)         (221)        3,897       3,501       13.2

---------------

(1) The investment result from investments in shares and property (excluding investments for risk of life policyholders and investments of annual life funds) includes all the income and expenditure associated with this category of investments except financing charges. In the annual accounts this income and expenditure is partly taken to the profit and loss account (income, operating and management expenses and the taxation on these items) and partly reflected direct as changes in Group equity (revaluations, realized and unrealized, exchange rate differences and taxation on these items). Taxation is allocated on the basis of the standard rate, making allowance for tax exemptions. See also Note 8.2.

(2) Investment result after taxation as a percentage of the average amount invested.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

1. ACCOUNTING PRINCIPLES FOR THE CONSOLIDATED BALANCE SHEET AND PROFIT AND LOSS ACCOUNT

1.1. INTRODUCTION

     ING Group comprises ING Groep N.V., ING Verzekeringen N.V., ING Bank N.V. and their Group companies. ING Group is an economic entity with characteristics of both an insurance company and a bank. In the classification of the items in the consolidated balance sheet and profit and loss account and in the principles of valuation and determination of results, maximum effort has accordingly been made to reflect both regulatory standards and customary practices in the industries concerned.

     ING Group's financial statements have been prepared in accordance with generally accepted accounting principles in the Netherlands, as described in this section. Reference is made to Note 7 herein, which sets forth the material differences between the generally accepted accounting principles as applied by the Company (Dutch GAAP) and such accounting principles generally accepted in the United States (U.S. GAAP), as well as a reconciliation of the Company's shareholders' equity and net profit determined in accordance with Dutch GAAP to such figures determined in accordance with U.S. GAAP. Reference is also made to
Note 8 herein which sets forth additional information required by U.S. GAAP including information which supplements certain of the Dutch GAAP information included in Notes 1 to 6 herein.

1.2. CHANGES IN THE RULES FOR VALUATION AND DETERMINATION OF RESULTS

     With effect from 1995 there has been a change in the statutory requirements relating to the annual accounts of insurance companies. ING Group took this opportunity to reconsider the impact of the rising life expectancy of policyholders on the calculation of the provision for life policy liabilities. Based on the new regulations and expected further increase in longevity, ING Group decided as a prudential measure to adapt the valuation principle for the provision for life policy liabilities. The impact of this change in accounting policies, after allowing for (deferred) taxation, was a non-recurring charge of NLG 1,025 million; this amount has been charged to shareholders' equity. In so doing, ING Group is following the procedure for accounting for the non-recurring effect of changes in accounting policies via shareholders' equity preferred by the Council for Annual Reporting. If the new rules for valuation and determination of results had been applied in 1994, ING Group's net profit for that year would have been NLG 35 million higher.

1.3. CHANGES IN PRESENTATION

     ING Group has presented the financial information relating to its insurance activities in 1995 on the basis of the new regulations for insurance companies. Also, the presentation of the financial information relating to the banking activities has been changed slightly. The changes mainly relate to different classification and analysis of the figures. The figures for preceding periods have been restated where necessary.

     Also with effect from 1995, intra-Group accounts between the insurance and the banking operations are, to the extent that they derive from financing arrangements, eliminated. In view of their relatively minor significance, these accounts had not been eliminated in earlier accounting periods. Figures for these earlier periods have been restated where necessary. The adjustments have no effect on the result.

1.4. CONSOLIDATION PRINCIPLES

     The assets, liabilities, income and expenditure of ING Groep N.V. and its Group companies are included in full in the consolidation, including those of Stichting Regio Bank. Where relevant to the understanding of ING Group's shareholders' equity and results, the financial data of joint ventures are

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

included in proportion to the Group's interest. Third-party interests in the equity and results of Group companies are shown separately in the consolidated balance sheet and profit and loss account.

     The market value of the depositary receipts for ordinary and preference shares of ING Groep N.V. held by Group companies is deducted from shareholders' equity and the dividends received on these shares are eliminated from the result.

     In order to provide an understanding of the development of the pre-tax result, a more detailed segmentation is given in the notes to the consolidated profit and loss account. The list of "Principal Group companies" presented on page F-103 is divided into companies associated with the insurance operations and companies associated with the banking operations.

     The operating result before taxation of the insurance operations is further segmented into life insurance, non-life insurance and insurance operations -- general. The insurance operations -- general result includes investment income not attributable to underwriting activities along with other income. The parent company profit and loss account has been drawn up in accordance with Section 402, Book 2, of the Netherlands Civil Code. A list containing the information referred to in Section 379 (1) and Section 414, Book 2, of the Netherlands Civil Code has been lodged with the office of the Commercial Register of Amsterdam, pursuant to the provisions of Section 379 (5), Book 2, of the Netherlands Civil Code.

1.5. CHANGES IN THE COMPOSITION OF THE GROUP

     A majority interest was obtained in the Polish bank Slaski S.A. at the end of July 1996. The results of this company are included in the consolidated figures with effect from August 1, 1996. In early October 1996, a majority interest was obtained in the Dutch corporation Bank Mendes Gans N.V. The results of this company are included in the consolidated figures with effect from October 1, 1996.

     The Canadian non-life insurer Wellington Insurance Company was acquired in January 1995. The results of this company are included in the consolidated figures with effect from January 1, 1995.

     On March 5, 1995 virtually all the assets and liabilities of Barings Group were acquired, including the Baring Brothers & Co and Baring Securities operations and the activities of Baring Asset Management. The results of operations of the Barings Group are included in the consolidated figures with effect from March 6, 1995.

1.6. PRINCIPLES OF VALUATION AND DETERMINATION OF RESULTS

1.6.1. GENERAL PRINCIPLES

     Assets and liabilities are shown at nominal value except where a different valuation principle is stated below.

1.6.1.1. FOREIGN CURRENCIES

     Assets and liabilities in foreign currencies together with forward foreign exchange contracts relating to borrowing and lending are translated at the spot rates prevailing at balance sheet date. The other forward contracts in foreign currencies are valued at the market quotations for their remaining terms at the balance sheet date.

     Income and expenditure arising out of foreign currency transactions are translated at the rates prevailing at transaction date.

     Income and expenditure of business entities outside the Netherlands are translated at average exchange rates for the year.

     Exchange rate differences are taken to the profit and loss account. As an exception to this general rule, the following exchange rate differences are credited or debited to Group equity:

-- exchange rate differences on assets and liabilities of business entities outside the Netherlands not relating to monetary assets and liabilities in countries with very high rates of inflation;

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

-- exchange rate differences on participating interests and investments as well as on liabilities assumed in connection with their financing not relating to countries with high rates of inflation;

-- exchange rate differences on insurance funds and on investments serving to cover these liabilities;

-- exchange rate differences on forward contracts and loans serving to hedge exchange rate risks on the above-mentioned foreign interests and investments;

-- exchange rate differences on results of business entities outside the Netherlands arising from differences between the spot rates at balance sheet date and the average rates for the year.

     The (swap) results on forward contracts related to borrowing and lending are included in the profit and loss account in proportion to the expired part of the terms of the contracts concerned.

     The exchange rates used for translating the most important currencies for ING Group into Dutch guilders (average rates for the year and spot rates prevailing at year-end) are as follows:

                                            1996                   1995                   1994
                                     -------------------    -------------------    -------------------
                                     AVERAGE    YEAR-END    AVERAGE    YEAR-END    AVERAGE    YEAR-END
                                     -------    --------    -------    --------    -------    --------
    U.S. dollar....................  1.6826      1.7410     1.6024      1.6025     1.8218      1.7350
    Australian dollar..............  1.3164      1.3865     1.1909      1.1935     1.3289      1.3465
    Belgian franc..................  0.0545      0.0545     0.0545      0.0545     0.0545      0.0545
    Canadian dollar................  1.2331      1.2715     1.1678      1.1760     1.3341      1.2360
    German mark....................  1.1208      1.1224     1.1202      1.1194     1.1213      1.1202
    Pound sterling.................  2.6420      2.9580     2.5335      2.4770     2.7853      2.7125
    French franc...................  0.3298      0.3329     0.3221      0.3273     0.3281      0.3247
    Japanese yen...................  0.0155      0.0150     0.0171      0.0156     0.0178      0.0174

1.6.1.2. FINANCIAL INSTRUMENTS (DERIVATIVES)

     Financial instruments serving to limit the risks on own positions are accounted for in accordance with the principles of valuation and determination of results applicable to the positions concerned. The other financial instruments are stated at (estimated) realizable value. The resultant gains and losses are included in the profit and loss account as Result from financial transactions, a component of Other income.

1.6.1.3. PREMIUM REVENUE RECOGNITION

     Premiums for life insurance products, including universal life and investment-type contracts, are generally recognized as premium revenue when due. Premiums for non-life insurance products are generally recognized ratably over the in-force period of the policies written.

     Reinsurance premiums, commissions, expense reimbursements, and reserves related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts.

1.6.1.4. TAXATION

     Domestic and foreign corporation tax is calculated on the result before taxation shown in the annual accounts, taking into account allowable deductions, charges and exemptions.

1.6.2. SPECIFIC PRINCIPLES

1.6.2.1. ASSETS GENERALLY

     With regard to assets, a diminution in value is applied where necessary for credit risk exposure. The amount of this diminution in value is determined on the basis of an assessment of the risk attached to the receivables concerned, among other factors. Transfer risks on receivables from certain countries are also taken into account.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     In addition to the specific diminutions in the value of assets referred to above, an extra diminution in value in respect of general banking risks is made. This is limited to 4% of the book value of certain assets of the banking operations before deduction of this diminution in value. The amounts added to and released from this fund for diminutions in value not relating to specific receivables are included in the profit and loss account as Value adjustments to receivables of the banking operations. The deferred tax asset which results from this extra diminution in value which is not deductible for corporation tax purposes, is netted against this extra diminution in value.

1.6.2.2. TANGIBLE FIXED ASSETS

     Tangible fixed assets are stated at cost less straight-line depreciation on the basis of their estimated economic lives.

1.6.2.3. PARTICIPATING INTERESTS

     Participating interests where a significant influence is exercised on commercial and financial policy are stated at net asset value. The share in the results of these participating interests is shown in the profit and loss account. When these participating interests are included in the balance sheet for the first time, the difference between cost and net asset value is credited or debited to shareholders' equity. Other participating interests are stated at estimated realizable value; dividends received are credited to the profit and loss account. Changes in respect of revaluation are credited or debited to shareholders' equity. On disposal of participating interests the difference between the balance sheet value and the proceeds from sale is credited or debited to shareholders' equity.

1.6.2.4. INVESTMENTS

     Changes resulting from revaluations of investments held for the Group's own risk in property, shares and convertible debentures, whether realized or unrealized, are credited or debited to Group equity, allowing for taxation. In the case of life insurance companies, where there is a relationship between the value of the investments and the level of the insurance provisions, differences resulting from revaluations as well as realized gains and losses are included in either Provision for life policy liabilities or Insurance provisions for policies where the policyholders bear the investment risk and for annual life funds, through the profit and loss account.

Land and buildings

     Land and buildings are stated at the estimated proceeds on private sale, allowing for the expected yield and the type and location of the property concerned. Professional valuations are made by rotation in such a way as to ensure that all properties are appraised at least once every five years. Value-enhancing investments in existing properties made since the last valuation are capitalized at the cost of the investment until the next valuation. Land and buildings, with the exception of commuted ground rents, are not depreciated. Land and buildings under construction are stated at the direct purchase and construction costs incurred up to balance sheet date plus interest during construction and the Group's own development and supervision expenses, where necessary less any expected diminution in value on completion.

Shares and convertible debentures

     Listed shares and convertible debentures together with related options are stated at their quoted prices as at balance sheet date. Unlisted securities are stated at their estimated realizable value.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

Fixed-interest securities

     Fixed-interest securities are stated at redemption value. "Climbing" loans, consisting of loans with negative amortization made to Dutch public housing societies, are valued inclusive of accrued interest. The difference between redemption value and purchase price is included as yield difference in Accrued liabilities or in Accrued assets and is amortized over the average remaining term of the investments concerned, and either credited or debited to the result.

     Fixed-interest securities on which interest is not received annually and on which the redemption value is paid out as a lump sum at maturity (such as zero-coupon bonds and savings certificates) are included at purchase price plus the proportion of the difference between purchase price and redemption value related to the period elapsed since the date of purchase.

     The result on disposal, i.e. the difference between the proceeds on disposal and the book value, is likewise shown as yield difference. Allowing for the weighted average remaining term of the investment portfolio, these yield differences are included in the profit and loss account.

     Investments in interest-only securities are included at purchase price. The interest received is reduced each year by a proportion of the purchase price related to the expected remaining term.

Interests in investment pools

     These are stated in accordance with the valuation principles of the pools concerned.

Investments for risk of life policyholders and investments of annual life funds

     In the valuation of these investments, the same principles are generally applied as to the valuation of the investments held for the Group's own risk except that fixed-interest securities directly linked to life policy liabilities and the annual funds of the annual life fund operations are stated at market value plus accrued interest where relevant.

1.6.2.5. LENDING

     Leased durable (movable) assets are stated at purchase price less depreciation and provisions determined on the basis of the type of asset concerned, contract period, estimated economic life and residual value.

1.6.2.6. OTHER ASSETS

     Government and other securities in the trading portfolio are stated at market value, which generally means quoted prices. Securities trading portfolio, equity participations and fixed-interest securities repurchased after issue by Group companies are stated at the lower of cost and market value. Capital gains and losses, both realized and unrealized, on the securities in the trading portfolio are included in the profit and loss account. Property under development is valued at direct construction cost incurred up to the balance sheet date, plus interest during construction and the Group's own development and supervision expenses, where necessary, less any expected diminution in value on sale. Rented property and infrastructure works are valued at the estimated proceeds on private sale or the contractually agreed selling price. Gains and losses (including realized revaluations) on the sale of property under development, rented property and infrastructure works and any downward value adjustments are reflected in the profit and loss account.

1.6.2.7. ACCRUED ASSETS

     Directly variable costs incurred in securing new life insurance policies for which periodic premiums are payable are deferred and amortized over the average period for which premiums are receivable, with allocation to such periods being made on an annuity basis. Costs of acquiring non-life insurance business

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

which vary with and are primarily related to the production of such business are deferred and amortized ratably over the period the related premiums are recognized.

1.6.2.8. GENERAL PROVISIONS

Deferred tax liabilities

     Deferred tax liabilities are stated at the face value of the tax liabilities attaching to differences between the valuation for accounting and tax purposes of assets and liabilities as well as to the reserves permitted for tax purposes, including the tax equalization reserve of the insurance operations. The face value is calculated at the prevailing rate of corporation tax in the countries where the Group is active. Deferred tax claims are taken into account if they can be expected to be realized in due course. The effect of dividend withholding tax is not taken into account in respect of the retained earnings of participating interests.

Pension liabilities

     The Provision for pension liabilities relates to pension entitlements not covered elsewhere. The pension entitlements of the vast majority of the staff in the Netherlands, which are based on the number of years in service according to the final-pay system, are insured with Stichting Nationale-Nederlanden Pensioenfonds and Stichting Pensioenfonds ING Bank, with annual additions being made to the funds in amounts necessary to cover the existing liabilities in respect of past years of service. Regarding the remaining staff in the Netherlands and staff in other countries, adequate provisions have been made to meet the liabilities arising out of pension commitments.

Other personnel-related provisions

     Provisions for early retirement and disability benefit supplements as well as provisions for benefits payable to employees no longer in active service are determined on the basis of the actuarial value of the commitments entered into. For employees in the United States of America these provisions are created during the period of active service.

1.6.2.9. INSURANCE PROVISIONS

Provision for life policy liabilities

     The Provision for life policy liabilities is estimated using assumptions as to investment yields, mortality, withdrawals, and other assumptions based on ING Group's and industry experience, modified as necessary to reflect anticipated trends, and having regard to the conditions of current insurance contracts. The as yet unamortized interest-rate rebates on periodic and single premium contracts are deducted from the provision for life policy liabilities. Interest-rate rebates granted during the year are capitalized and amortized in conformity with the anticipated recovery pattern.

     The adequacy of the Provision for life policy liabilities is evaluated each year and augmented if necessary with a provision for any inadequacy due to the applied principles. The test for adequacy takes into account future developments and allows for remaining unamortized interest-rate rebates and deferred costs of securing new life business. The assumptions used to estimate the provisions vary by policy series, plan, year of issue, and policy duration. Interest assumptions on current life policies range from 2.25% to 11.25%. Policy benefit claims are charged to expense in the year that the claims are incurred.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

Provision for unearned premiums and unexpired non-life insurance risks

     The Provision for unearned premiums and unexpired non-life insurance risks is calculated in proportion to the unexpired periods of risk. The corresponding part of the commission incurred is included in Accrued assets. For insurance policies covering a risk increasing during the term of the policy at premium rates independent of age, this risk is taken into account in determining the provision. Further provisions are made to cover claims under unexpired insurance contracts which may exceed the unearned premiums and the premiums due in respect of these contracts.

Claims provision

     The Claims provision is calculated either case by case or by approximation to this method on the basis of experience. Provisions have also been made for claims incurred but not reported and for future claims handling expenses. The estimates are continually reviewed and necessary adjustments are reported in the profit and loss account. Other than provisions for long duration disability contracts sold in the Netherlands and Australia, ING Group maintains claims provisions on an undiscounted basis.

     The Claims provision also includes marine and aviation insurance funds. Included in the marine and aviation insurance funds is the balance of premiums written, investment income, claims recorded, commission and expenses in respect of all underwriting years up to and including the year under review, adjusted for the amounts taken to the profit and loss account. Each underwriting year is closed at the end of the third financial year. After provision has been made, on the basis of best judgement, for all liabilities reported and unreported but expected in connection with the underwriting year which has been closed, the result for that year is determined and settled with the fund. If necessary, the funds in respect of the underwriting years not yet closed are augmented. The run-off of underwriting years already closed is taken into account to the extent that this may be reasonably estimated.

Other insurance provisions

     This represents a provision to cover the risk of possible catastrophes. The addition to this provision is based on the estimated cost of underwriting these risks with third parties.

Insurance provisions for policies where the policyholders bear the investment risk, and for annual life funds

     The provisions for the segregated investment deposits, included in this item, are calculated on the same basis as the provision for life policy liabilities. For insurances where policyholders bear the investment risk and for annual life funds, the insurance provisions are generally shown at the balance sheet value of the associated investments.

1.6.2.10. FUNDS ENTRUSTED TO AND DEBT SECURITIES OF THE BANKING OPERATIONS

     The savings accounts included in Funds entrusted to and debt securities of the banking operations are stated inclusive of interest payable insofar as it is contractually agreed that this will be added to the savings accounts.

1.6.2.11. USE OF ESTIMATES

     The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

2. NOTES TO THE CONSOLIDATED BALANCE SHEET

                                      ASSETS

2.1. TANGIBLE FIXED ASSETS

                                                                              1996      1995
                                                                              -----     -----
    Data processing equipment................................................   611       616
    Other movable fixed assets............................................... 1,189       921
                                                                              -----     -----
                                                                              1,800     1,537
                                                                              =====     =====
    Opening balance.......................................................... 1,537     1,243
    Additions................................................................ 1,124       718
    Changes in the composition of the Group..................................     2       171
    Disposals................................................................  (229)     (109)
    Depreciation.............................................................  (678)     (472)
    Exchange rate differences................................................    44       (43)
    Other changes............................................................    --        29
                                                                              -----     -----
    CLOSING BALANCE.......................................................... 1,800     1,537
                                                                              =====     =====

     Accumulated depreciation of the tangible fixed assets shown in the balance sheet as at December 31, 1996 was NLG 2,099 million (1995: NLG 1,750 million).

2.2. PARTICIPATING INTERESTS

                                                                              1996      1995
                                                                              -----     -----
    Shares................................................................... 3,213     2,511
    Receivables from participating interests.................................   396       521
                                                                              -----     -----
                                                                              3,609     3,032
                                                                              =====     =====

                                                                SHARES           RECEIVABLES
                                                            ---------------     --------------
                                                            1996      1995      1996      1995
                                                            -----     -----     -----     ----
    Opening balance........................................ 2,511     2,033       521      423
    Additions and advances.................................   242       247        25      228
    Changes in the composition of the Group................    56        63        --       --
    Transfer from Investments..............................   457        --        --       --
    Revaluations...........................................   194       189        --       --
    Changes in provision for credit risk exposure..........    --        --        29       (8)
    Result from participating interests....................    59        68        --       --
    Dividend received......................................   (10)      (12)       --       --
    Disposals and redemptions..............................  (327)      (20)     (186)    (119)
    Exchange rate differences..............................    31       (23)        7       (3)
    Other changes..........................................    --       (34)       --       --
                                                            -----     -----     -----     ----
    CLOSING BALANCE........................................ 3,213     2,511       396      521
                                                            =====     =====     =====     =====

     The balance sheet value of the shares as at December 31, 1996 includes revaluations of NLG 851 million (1995: NLG 320 million), cost amounting to NLG 2,362 million (1995: NLG 2,321 million). The fair value of the Receivables from participating interests is NLG 402 million (1995: NLG 558 million).

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

2.3. INVESTMENTS

                                                                           1996        1995
                                                                         --------    --------
    Land and buildings, including commuted ground rents................    10,749       9,990
    Shares and convertible debentures..................................    26,390      19,754
    Fixed-interest securities..........................................   127,136     103,313
    Interests in investment pools of the insurance operations..........       617         720
    Deposits with insurers.............................................        58          52
    Investments for risk of policyholders and investments of annual
      life funds.......................................................    23,519      19,929
                                                                         --------    --------
                                                                          188,469     153,758
                                                                         ========    ========

     Investments include some shareholdings representing more than 20% which are not regarded as participating interests.

2.3.1. LAND AND BUILDINGS

                                              INSURANCE          BANKING
                                             OPERATIONS        OPERATIONS            TOTAL
                                           ---------------   ---------------   -----------------
                                            1996     1995     1996     1995     1996       1995
                                           ------   ------   ------   ------   ------     ------
    Land and buildings wholly or
      partially in use by Group
      companies..........................   1,300    1,173    1,815    1,821    3,115      2,994
    Other land and buildings.............   7,624    6,992       10        4    7,634      6,996
                                           ------   ------   ------   ------   ------     ------
                                            8,924    8,165    1,825    1,825   10,749      9,990
                                           ======   ======   ======   ======   ======     ======

                                                                            1996       1995
                                                                           ------     ------
    Opening balance......................................................   9,990     10,059
    Additions............................................................   1,049        550
    Capitalized interest during construction.............................      12          7
    Changes in the composition of the Group..............................     (18)        (2)
    Revaluations.........................................................     (33)       (63)
    Disposals............................................................    (452)      (394)
    Depreciation of commuted ground rents................................      (2)        (3)
    Exchange rate differences............................................     203       (164)
                                                                           ------     ------
    CLOSING BALANCE......................................................  10,749      9,990
                                                                           ======     ======

     The balance sheet value as at December 31, 1996 includes revaluations of NLG (785) million (1995: NLG (1,367) million), the cost or purchase price amounting to NLG 11,534 million (1995: NLG 11,430 million).

     Professional appraisals of land and buildings have been carried out in each of the years listed below (the figures show the percentage of the balance sheet value as at December 31, 1996):

    YEARS OF APPRAISAL:
    1996.............................................................................   42.2
    1995.............................................................................   15.9
    1994.............................................................................   14.5
    1993.............................................................................   13.0
    1992.............................................................................   14.4
                                                                                       -----
                                                                                       100.0
                                                                                       =====

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

2.3.2. SHARES AND CONVERTIBLE DEBENTURES

                                                INSURANCE          BANKING
                                               OPERATIONS        OPERATIONS           TOTAL
                                             ---------------   ---------------   ---------------
                                              1996     1995     1996     1995     1996     1995
                                             ------   ------   ------   ------   ------   ------
    Listed.................................  27,255   19,594      266       85   27,521   19,679
    Unlisted...............................   1,571    1,582       52      134    1,623    1,716
                                             ------   ------      ---      ---   ------   ------
                                             28,826   21,176      318      219   29,144   21,395

    Less: shares in ING Groep N.V. held by
      Group companies......................                                       2,754    1,641
                                                                                 ------   ------
                                                                                 26,390   19,754
                                                                                 ======   ======

                                                                          1996        1995
                                                                         -------     -------
    Opening balance....................................................   19,754      16,233
    Additions and advances.............................................    3,213       2,176
    Changes in the composition of the Group............................      120         108
    Transfer to Participating interests................................     (457)         --
    Revaluations.......................................................    6,939       2,897
    Disposals and redemptions..........................................   (3,511)     (1,376)
    Exchange rate differences..........................................      332        (284)
                                                                          ------      ------
    CLOSING BALANCE....................................................   26,390      19,754
                                                                          ======      ======

     The balance sheet value as at December 31, 1996 includes revaluations of NLG 13,095 million (1995: NLG 8,133 million), the cost or purchase price amounting to NLG 13,295 million (1995: NLG 11,622 million).

     Listed shares and convertible debentures include related options and shares and convertible debentures traded over the counter in the United States of America.

2.3.3. FIXED-INTEREST SECURITIES

                                                                          1996        1995
                                                                         -------     -------
    INSURANCE OPERATIONS
    Debentures
      -- listed.........................................................  33,448      28,557
      -- unlisted.......................................................   9,307       6,675
    Private loans.......................................................  20,306      19,426
    Mortgage loans......................................................  23,816      21,495
    Policy loans........................................................   1,890       1,655
    Deposits with credit institutions...................................     710         328
    Professional loans..................................................     512         473
    Other financial investments.........................................      55         408
                                                                          ------      ------
                                                                          90,044      79,017
                                                                          ------      ------

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

                                                                          1996        1995
                                                                         -------     -------
    BANKING OPERATIONS
    Debentures
      -- listed.........................................................  32,093      15,989
      -- unlisted.......................................................   1,318       2,470
    Private loans.......................................................      --          10
    Short-term government securities:
      -- the Netherlands................................................     893       1,049
      -- other countries................................................   2,179         985
    Certificates of deposit.............................................   2,445       5,396
    Commercial paper....................................................     426         364
    Savings certificates................................................      10          23
                                                                         -------     -------
                                                                          39,364      26,286
    Eliminations........................................................   2,272       1,990
                                                                         -------     -------
    TOTAL............................................................... 127,136     103,313
                                                                         ========    ========

                                                                           1996        1995
                                                                         --------     -------
    Opening balance...................................................    103,313      92,381
    Additions and advances............................................    141,126      75,863
    Yield differences.................................................        743         484
    Changes in the composition of the Group...........................      1,576       1,241
    Disposals and redemptions.........................................   (122,094)    (64,387)
    Exchange rate differences.........................................      2,505      (2,275)
    Other changes.....................................................        (33)          6
                                                                         --------     -------
    CLOSING BALANCE...................................................    127,136     103,313
                                                                         =========    ========

     The estimated fair value of the investments in fixed-interest securities as at December 31 amounts to:

                                                                          1996        1995
                                                                         -------     -------
    INSURANCE OPERATIONS
    Debentures..........................................................  45,683      38,280
    Private loans.......................................................  22,616      20,859
    Mortgage loans......................................................  25,170      21,664
    Other investments...................................................   3,147       2,823
                                                                         -------     -------
                                                                          96,616      83,626
    BANKING OPERATIONS
    Debentures..........................................................  33,433      18,526
    Other investments...................................................   6,720       7,522
                                                                         -------     -------
                                                                          40,153      26,048
    Eliminations........................................................   2,446       1,553
                                                                         -------     -------
                                                                         134,323     108,121
                                                                         ========    ========

     The balance sheet value as at December 31, 1996 includes NLG 617 million (1995: NLG 529 million) in respect of listed securities issued by the Group.

     Listed debentures include debentures and other fixed-interest securities traded over the counter in the United States of America.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

2.3.4. INVESTMENTS FOR RISK OF POLICYHOLDERS AND INVESTMENTS OF ANNUAL LIFE
FUNDS

                                                                             1996       1995
                                                                            ------     ------
    Land and buildings...................................................      225        203
    Shares and convertible debentures....................................    3,307      2,126
    Fixed-interest securities............................................   18,590     16,714
    Other investments....................................................    1,397        886
                                                                            ------     ------
                                                                            23,519     19,929
                                                                            ======     ======

                                                                              1996       1995
                                                                            ------     ------

    Opening balance......................................................   19,929     18,879
    Additions and advances...............................................   11,073     10,785
    Changes in the composition of the Group..............................       35          1
    Disposals and redemptions............................................   (9,251)    (9,723)
    Exchange rate differences............................................      622       (322)
    Other changes........................................................    1,111        309
                                                                            ------     ------
    CLOSING BALANCE......................................................   23,519     19,929
                                                                            ======     ======

     Investments for risk of life policyholders and investments of annual life funds include investments related directly to life policy liabilities, segregated investments with contractual sharing of results and the investments of the annual funds of the annual life fund operations.

2.4. LENDING

     Lending relates to receivables from non-banks, other than in the form of interest-earning securities.

     The consolidated balance sheet as at December 31, 1996 also includes operational lease contracts totalling NLG 2,913 million (1995: NLG 2,749 million).

     Analyzed by security:

                                                                        1996          1995
                                                                       -------       -------
    Private sector:
      -- guaranteed by public authorities............................   22,273        22,158
      -- secured by mortgages........................................   84,936        69,588
      -- guaranteed by credit institutions...........................    1,072         1,103
      -- other.......................................................   88,497        68,360
                                                                       -------       -------
                                                                       196,778       161,209
    Public sector....................................................    5,070         5,257
                                                                       -------       -------
                                                                       201,848       166,466
                                                                       ========      ========

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     Private sector lending analyzed by industry:

                                                                        1996          1995
                                                                       -------       -------
    Agriculture, horticulture, forestry and fisheries................    5,671         1,608
    Manufacturing....................................................   24,917        23,779
    Service industry.................................................   52,559        47,110
    Financial institutions...........................................   48,889        27,560
    Other............................................................   64,742        61,152
                                                                       -------       -------
                                                                       196,778       161,209
                                                                       ========      ========

     Analyzed by remaining term:

                                                                        1996          1995
                                                                       -------       -------
    Available on demand..............................................   18,945        19,310
    Not available on demand:
      -- up to three months..........................................   36,007        19,141
      -- three months to one year....................................   22,492        18,747
      -- one year to five years......................................   51,527        51,742
      -- over five years.............................................   72,877        57,526
                                                                       -------       -------
                                                                       201,848       166,466
                                                                       ========      ========

     Analyzed by non-subordinated and subordinated receivables:

                                                                        1996          1995
                                                                       -------       -------
    Non-subordinated.................................................  201,323       166,043
    Subordinated.....................................................      525           423
                                                                       -------       -------
                                                                       201,848       166,466
                                                                       ========      ========

2.5. BANKS

     This relates to receivables from domestic and foreign banks, other than in the form of interest-earning securities.

     Analyzed by remaining term:

                                                                            1996       1995
                                                                           ------     ------
    Available on demand..................................................   4,324      2,556
    Not available on demand:
      -- up to three months..............................................  21,593     17,252
      -- three months to one year........................................   8,995     11,537
      -- one year to five years..........................................   1,256      1,346
      -- over five years.................................................   1,185      1,840
                                                                           ------     ------
                                                                           37,353     34,531
                                                                           ======     ======

     Analyzed by non-subordinated and subordinated receivables:

                                                                            1996       1995
                                                                           ------     ------
    Non-subordinated.....................................................  37,075     34,403
    Subordinated.........................................................     278        128
                                                                           ------     ------
                                                                           37,353     34,531
                                                                           ======     ======

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

2.6. CASH

                                                                            1996       1995
                                                                           ------     ------
    Cash and bank balances...............................................   2,400      1,710
    Call money of the insurance operations...............................     678        677
                                                                           ------     ------
                                                                            3,078      2,387
                                                                           ======     ======

     Cash includes till money held at post offices, demand deposits with central banks and balances held by the insurance operations with other banks. Amounts receivable by the banking operations from domestic and foreign banks are included in Banks.

2.7. OTHER ASSETS

                                                                            1996       1995
                                                                           ------     ------
    Securities and options................................................ 22,454     14,822
    Property..............................................................  2,824      2,423
    Other receivables..................................................... 10,388      7,044
                                                                           ------     ------
                                                                           35,666     24,289
                                                                           ======     ======

     As at December 31, 1996, Property included NLG 26 million (1995: NLG 15 million) in respect of capitalized interest during construction.

     Other receivables include:

                                                                              1996      1995
                                                                              -----     -----
    Receivables on account of direct insurance from:
      -- policyholders....................................................... 1,651     1,235
      -- intermediaries......................................................   764       785
    Reinsurance receivables..................................................   373       518

2.8. ACCRUED ASSETS

                                                                            1996       1995
                                                                           ------     ------
    Accrued interest and rents............................................  5,782      5,282
    Deferred acquisition costs............................................  4,749      4,083
    Other accrued assets..................................................  1,544        899
                                                                           ------     ------
                                                                           12,075     10,264
                                                                           ======     ======

     Changes in deferred acquisition costs:

                                                                NON-LIFE
                                         LIFE INSURANCE         INSURANCE             TOTAL
                                         ---------------     ---------------     ---------------
                                         1996      1995      1996      1995      1996      1995
                                         -----     -----     -----     -----     -----     -----
    Opening balance..................... 3,603     3,277       480       455     4,083     3,732
    Capitalized......................... 1,037     1,021        37        30     1,074     1,051
    Amortization........................  (521)     (535)      (46)      (19)     (567)     (554)
    Changes in the composition of the
      Group.............................    --        34        --        35        --        69
    Exchange rate differences...........   129      (194)       28       (21)      157      (215)
    Other changes.......................    --        --         2        --         2        --
                                         -----     -----     -----     -----     -----     -----
    CLOSING BALANCE..................... 4,248     3,603       501       480     4,749     4,083
                                         =====     =====     =====     =====     =====     =====

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

                                  LIABILITIES

2.9. SHAREHOLDERS' EQUITY

                                                                  1996       1995       1994
                                                                 ------     ------     ------
    SHAREHOLDERS' EQUITY........................................ 34,124     23,777     21,758
                                                                 ======     ======     ======
    Opening balance............................................. 23,777     21,758     21,481
    Changes in the composition of the Group.....................   (450)    (1,578)       (21)
    Revaluations after taxation.................................  6,703      2,873     (1,098)
    Exchange rate differences...................................    590       (699)      (766)
    Charge, after deduction of taxation, relating to full
      provision for longevity risk..............................     --     (1,025)        --
    Exercise of optional dividend...............................    859        977        863
    Private placements..........................................  1,244        136        129
    From proposed profit appropriation..........................  1,714      1,400      1,220
                                                                 ------     ------     ------
                                                                 34,437     23,842     21,808
    Changes in ING Groep N.V. shares held by
      Group companies...........................................   (313)       (65)       (50)
                                                                 ------     ------     ------
    CLOSING BALANCE............................................. 34,124     23,777     21,758
                                                                 ======     ======     ======

     As at December 31, for each of the years indicated, shareholders' equity was employed in the various activities as follows:

                                                                  1996       1995       1994
                                                                 -------    -------    -------
    Group equity employed in the insurance operations...........  27,830     18,610     15,561
    Group equity employed in the banking operations.............  15,001     11,911     10,174
    Own shares held by the Group, subordinated loan, third-party
      interests, debenture loan and sundries.................... (8,707)    (6,744)    (3,977)
                                                                 -------    -------    -------
                                                                  34,124     23,777     21,758
                                                                  ======     ======     ======

2.10. SUBORDINATED LOAN

                                                                              1996      1995
                                                                              -----     -----
    SUBORDINATED LOAN........................................................ 1,068     1,068
                                                                              =====     =====

     10% subordinated debenture loan due March 15, 2001 issued by ING Groep N.V. on March 15, 1991.

2.11. GENERAL PROVISIONS

                                                                               1996      1995
                                                                              ------    ------
    Deferred tax liabilities.................................................  1,187     1,465
    Pension liabilities......................................................     94        77
    Provision for early retirement...........................................    175       174
    Provision for other non-activity schemes.................................    502       473
    Reorganizations and relocations..........................................    469       517
    Other general provisions.................................................  1,144       658
                                                                              ------    ------
                                                                               3,571     3,364
                                                                               =====     =====

     Other general provisions includes provisions for information technology, preparation for the introduction of the euro and preparation to avoid the potential adverse effects on computer systems of reaching the year 2000. The general provisions are mainly of a long-term nature.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

2.12. INSURANCE PROVISIONS

                                                             REINSURANCE
                                            GROSS              ELEMENT        TOTAL OWN ACCOUNT
                                      -----------------   -----------------   -----------------
                                       1996      1995      1996      1995      1996      1995
                                      -------   -------   -------   -------   -------   -------
    Provision for life-policy
      liabilities...................   87,722    78,150     1,677     1,991    86,045    76,159
    Provision for profit sharing and
      rebates.......................    1,297     1,137       135       110     1,162     1,027
    Provision for unearned premiums
      and unexpired non-life
      insurance risks...............    2,960     2,691       116       148     2,844     2,543
    Claims provision................    8,063     7,413       632       657     7,431     6,756
    Other insurance provisions......      405       359        --        --       405       359
                                      -------   -------   -------   -------   -------   -------
                                      100,447    89,750     2,560     2,906    97,887    86,844
    Insurance provisions for
      policies where the
      policyholders bear the
      investment risk and for annual
      life funds....................   23,974    20,872       455       943    23,519    19,929
                                      -------   -------   -------   -------   -------   -------
                                      124,421   110,622     3,015     3,849   121,406   106,773
                                      ========  ========  ========  ========  ========  ========

     Changes in the unamortized interest-rate rebates included in the Provision for life-policy liabilities were as follows:

                                                                              1996      1995
                                                                              -----     -----
    Opening balance.........................................................  2,658     1,981
    Interest-rate rebates paid..............................................    375     1,159
    Amortized...............................................................   (430)     (453)
    Exchange rate differences...............................................     32       (27)
    Other changes...........................................................    140        (2)
                                                                              -----     -----
    CLOSING BALANCE.........................................................  2,775     2,658
                                                                              =====     =====

     The insurance provisions are generally of a long-term nature.

2.13. FUNDS ENTRUSTED TO AND DEBT SECURITIES OF THE BANKING OPERATIONS

                                                                        1996          1995
                                                                       -------       -------
    Savings accounts.................................................   66,600        57,785
    Other funds entrusted............................................  110,244        96,561
                                                                       -------       -------
    FUNDS ENTRUSTED..................................................  176,844       154,346
    Debt securities..................................................   28,041        22,071
                                                                       -------       -------
                                                                       204,885       176,417
                                                                       ========      ========

SAVINGS ACCOUNTS

     Savings accounts relate to the balances on savings accounts, savings books, savings deposits and time deposits of personal customers. The interest payable on savings accounts which is contractually added to the accounts is also included in this item.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     Analyzed by remaining term:

                                                                        1996          1995
                                                                       -------       -------
    Payable on demand................................................   58,364        52,564
    Not payable on demand:
      -- up to three months..........................................    4,213         1,164
      -- three months to one year....................................    1,340           331
      -- one year to five years......................................    1,699         3,103
      -- over five years.............................................      984           623
                                                                       -------       -------
                                                                        66,600        57,785
                                                                       ========      ========

OTHER FUNDS ENTRUSTED

                                                                        1996          1995
                                                                       -------       -------
    Private loans....................................................    6,753         7,960
    Mortgage loans...................................................      160           165
    Corporate time deposits..........................................   48,381        42,483
    Credit balances on customer accounts.............................   54,950        45,953
                                                                       -------       -------
                                                                       110,244        96,561
                                                                       ========      ========

     Analyzed by remaining term:

                                                                        1996          1995
                                                                       -------       -------
    Payable on demand................................................   58,150        42,426
    Not payable on demand:
      -- up to three months..........................................   32,410        30,523
      -- three months to one year....................................    5,179         5,720
      -- one year to five years......................................    6,965         8,161
      -- over five years.............................................    7,540         9,731
                                                                       -------       -------
                                                                       110,244        96,561
                                                                       ========      ========

FUNDS ENTRUSTED

     Funds entrusted relate to non-subordinated debts to non-banks insofar as not embodied in debt securities.

DEBT SECURITIES

     Debt securities include debentures and other issued debt securities with either fixed interest rates or interest rates dependent on prevailing interest-rate levels, such as certificates of deposit and accepted bills issued by the Company, where not subordinated.

     Debt securities falling due in 1997 amount to NLG 14,140 million as at December 31, 1996. (Debt securities falling due in 1996: NLG 10,412 million as at December 31, 1995).

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

2.14. BANKS

     Banks include non-subordinated debts to domestic and foreign banks, insofar as not represented by debt securities.

     Analyzed by remaining term:

                                                                            1996       1995
                                                                           ------     ------
    Payable on demand....................................................   6,457      3,546
    Not payable on demand:
      -- up to three months..............................................  53,840     38,937
      -- three months to one year........................................  10,407      7,217
      -- one year to five years..........................................   1,400      1,103
      -- over five years.................................................     299      1,193
                                                                           ------     ------
                                                                           72,403     51,996
                                                                           ======     ======

2.15. OTHER LIABILITIES

     Analyzed by type:

                                                                            1996       1995
                                                                           ------     ------
    Subordinated loans of Group companies................................   7,269      5,069
    Debenture loans......................................................   2,894      2,658
    Loans taken up.......................................................   2,968      3,104
    Loans from credit institutions.......................................   1,619      1,249
    Deposits from reinsurers.............................................     222        187
    Pensions.............................................................       1          1
    Taxation and social security contributions...........................   1,546        885
    Dividend.............................................................     965        710
    Other liabilities....................................................  14,552      9,809
                                                                           ------     ------
                                                                           32,036     23,672
                                                                           ======     ======

     Analyzed by remaining term:

                                                 1996                              1995
                                    ------------------------------    ------------------------------
                                               FROM 1                            FROM 1
                                    UP TO       TO 5        OVER      UP TO       TO 5        OVER
                                    1 YEAR      YEARS      5 YEARS    1 YEAR      YEARS      5 YEARS
                                    ------    ---------    -------    ------    ---------    -------
    Subordinated loans of Group
      companies....................     31       1,455       5,783        76         854       4,139
    Debenture loans................    388         727       1,779        --         843       1,815
    Loans taken up.................  2,262          51         655     2,978          93          33
    Loans from credit
      institutions.................  1,251         302          66       756         362         131
    Deposits from reinsurers.......     37          38         147        16          60         111
    Pensions.......................      1          --          --         1          --          --
    Taxation and social insurance
      contributions................  1,546          --          --       885          --          --
    Dividend.......................    965          --          --       710          --          --
    Other liabilities.............. 12,999         227       1,326     8,969         123         717
                                    ------       -----       -----    ------       -----       -----
                                    19,480       2,800       9,756    14,391       2,335       6,946
                                    ======       =====       =====    ======       =====       =====

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     The other liabilities include amounts due in respect of:

                                                                              1996      1995
                                                                              -----     -----
    Direct insurance........................................................  1,481     2,501
    Reinsurance.............................................................  1,014       925

     Non-subordinated debenture loans, loans taken up and deposits of the banking operations are included in Funds entrusted to and debt securities of the banking operations and in Banks.

     The Subordinated loans of Group companies relate to capital debentures and private loans which are subordinated to all current and future liabilities of ING Bank N.V., Postbank N.V. or Westland/Utrecht Hypotheekbank N.V. The average interest rate on the subordinated loans is 6.8%.

     The average interest rate of the Debenture loans when issued is 6.6% and the debenture loans are repayable in the years 1997 to 2009. The loans are denominated in various currencies. Some of the loans have been converted into U.S. dollars by means of currency swaps; others have been converted into loans with a variable interest-rate by means of interest-rate swaps. As at December 31, 1996, loans amounting to NLG 1,730 million had an average fixed interest rate of 6.9%. The remaining NLG 1,164 million had an average variable interest rate of 4.4%.

     The average interest rate of the Loans taken up with fixed interest rates, with a remaining principal amount of NLG 1,474 million, is 3.4%. The remaining principal amount of NLG 1,494 million carries a variable interest rate of 5.5% on average. These loans are repayable in the years 1997 to 2006. Loans totalling NLG 1 million have been secured by mortgages.

     The average interest rate of the Loans from credit institutions with fixed interest rates, with a remaining principal of NLG 1,524 million, is 4%; the remaining part of NLG 95 million carries a variable interest of 7% on an average. Loans totalling NLG 196 million have been secured by mortgages.

     Other liabilities include policyholders' premium deposits, rental deposits, cash collateral and withholdings from mortgage loans, private loans and professional loans.

2.16. ACCRUED LIABILITIES

                                                                             1996      1995
                                                                            ------     -----
    Accrued interest......................................................   7,215     5,192
    Costs payable.........................................................   5,077     2,938
    Yield differences on fixed-interest investments.......................   1,643       927
                                                                            ------     -----
                                                                            13,935     9,057
                                                                            ======     =====

2.17. ASSETS NOT AT FREE DISPOSAL

     The assets not at free disposal, which consist primarily of interest-bearing securities pledged to secure deposits from the Dutch Central Bank and other banks, to secure margin accounts and for other purposes required by law, include:

                                                                              1996      1995
                                                                              -----     -----
    Investments............................................................   1,358     1,468
    Lending................................................................       9        23
    Banks..................................................................       8        58
    Cash...................................................................      --        12
    Other assets...........................................................      31        10
                                                                              -----     -----
                                                                              1,406     1,571
                                                                              =====     =====

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     In connection with guarantees provided for certain liabilities included in the balance sheet as well as off-balance-sheet contingent liabilities, encumbered assets of the banking operations, amounting to NLG 1,161 million as of December 31, 1996 (1995: NLG 998 million), are also included in the Assets not at free disposal.

     Analyzed as follows:

                                               ENTRUSTED
                                               FUNDS AND                   OTHER       CONTINGENT
                                            DEBT SECURITIES    BANKS    LIABILITIES    LIABILITIES   TOTAL
                                            ---------------    -----    -----------    ----------    -----
    1996
    Investments.............................      578           505          --             30       1,113
    Lending.................................       --             9          --             --           9
    Banks...................................       --             8          --             --           8
    Other assets............................        3             6           1             21          31
                                                  ---           ---       -----          -----       -----
                                                  581           528           1             51       1,161
                                                  ===           ===       =====          =====       =====
    1995
    Investments.............................      135           749          --             11         895
    Lending.................................       --            --          --             23          23
    Banks...................................       --            --          --             58          58
    Cash....................................        7            --          --              5          12
    Other assets............................       --            --           2              8          10
                                                  ---           ---       -----          -----       -----
                                                  142           749           2            105         998
                                                  ===           ===       =====          =====       =====

2.18. COMMITMENTS NOT APPEARING IN THE BALANCE SHEET

                                                                            1996       1995
                                                                           ------     ------
    INSURANCE OPERATIONS
    Investments in land and buildings.....................................    799        968
    Commitments concerning fixed-interest securities......................  2,704      2,695
    Other.................................................................    237        175

    BANKING OPERATIONS
    Contingent liabilities in respect of:
      -- discounted bills.................................................    204         63
      -- guarantees.......................................................  9,373      8,202
      -- irrevocable letters of credit....................................  5,622      3,915
      -- other............................................................  1,831        937
                                                                           ------     ------
                                                                           20,770     16,955
    Irrevocable facilities................................................ 22,964     16,697
                                                                           ------     ------
                                                                           43,734     33,652
                                                                           ======     ======

2.19. DERIVATIVES

     Use is made of derivatives in various parts of the ING Group organization. The following tables give numerical information about these derivatives activities, detailing types of derivatives, credit risks, counterparties and use of the derivatives transactions.

     The table below illustrates the relative importance of the various types of derivative products, showing the notional amounts at year-end 1996 and year-end 1995. Notional amounts represent units of

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

account which, in respect of derivatives, reflect the relationship with the underlying assets (bonds, for example, in the case of interest-rate futures). What they do not reflect, however, are the credit risks assumed by entering into derivatives transactions.

     The positive replacement cost represents the maximum loss that ING Group would incur on its derivatives transactions if all its counterparties at year-end defaulted. This replacement cost can and will fluctuate from day to day due to changes in the value of the underlying assets. In order to arrive at an estimate of credit risk at any given time, a margin is added to the replacement cost figures to arrive, in accordance with internationally accepted criteria, at what is called the unweighted lending equivalents. Finally, this table shows the weighted lending equivalents. These are the unweighted lending equivalents multiplied by the weighting factors determined in accordance with standards of the international supervisory authorities.

     As at year-end the following contracts were open:

                                            1996                                     1995
                            -------------------------------------    -------------------------------------
                                         POSITIVE       WEIGHTED                  POSITIVE       WEIGHTED
                            NOTIONAL    REPLACEMENT     LENDING      NOTIONAL    REPLACEMENT     LENDING
                             AMOUNT        COST        EQUIVALENT     AMOUNT        COST        EQUIVALENT
                            --------    -----------    ----------    --------    -----------    ----------
INTEREST-RATE CONTRACTS
Over-the-counter:
  -- swaps.................  285,715        7,332         1,993       241,855       6,067          1,617
  -- forwards..............   72,612          112            33        38,840          34             16
  -- options...............   16,496          141            52        22,886         168             51
Listed:
  -- options...............    5,332           33             8           488          --             --
  -- futures...............   18,367           --            --        18,578           2             --
CURRENCY CONTRACTS
Over-the-counter:
  -- swaps.................   17,653          451           338         9,747         383            209
  -- forwards..............  140,872        2,036           876       112,747       1,007            410
  -- options...............   11,090           71            34         5,153          59             32
  -- other.................       --           --            --           916          16             15
Listed:
  -- options...............       89           --            --             2          --             --
  -- futures...............    2,528           --            --            --          --             --
OTHER CONTRACTS
Over-the-counter...........   17,824          432           333         2,241          82             --
Listed.....................    4,315           77            28           146           2             --
                            --------    -----------    ----------    --------    -----------    ----------
                             592,893       10,685         3,695       453,599       7,820          2,350
                            ========    ==========     ========      ========    ==========     ========

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     The following table further subdivides the categories by the remaining term of the underlying assets. The analysis by remaining term as of December 31, 1996 is as follows:

                                                                    NOTIONAL AMOUNT
                                                      -------------------------------------------
                                                                  FROM 1
                                                       UP TO       TO 5        OVER
                                                      1 YEAR       YEARS      5 YEARS     TOTAL
                                                      -------    ---------    -------    --------
INTEREST-RATE CONTRACTS
Over-the-counter:
  -- swaps............................................  66,772    155,244      63,699     285,715
  -- forwards.........................................  62,096     10,237         279      72,612
  -- options..........................................   9,900      4,485       2,111      16,496
Listed:
  -- options..........................................     895      4,437          --       5,332
  -- futures..........................................   8,469      9,898          --      18,367
CURRENCY CONTRACTS
Over-the-counter:
  -- swaps............................................   2,695      8,923       6,035      17,653
  -- forwards......................................... 139,522      1,324          26     140,872
  -- options..........................................  10,796        294          --      11,090
Listed:
  -- options..........................................      89         --          --          89
  -- futures..........................................   2,521         --           7       2,528
OTHER CONTRACTS
Over-the-counter......................................  14,734      2,760         330      17,824
Listed................................................   4,238         77          --       4,315
                                                      -------    ---------    -------    --------
                                                      322,727     197,679      72,487     592,893
                                                      ========   ========      ======    ========

     The following two tables describe the types of counterparties with which ING Group enters into derivatives contracts and what purpose derivatives have within ING Group. Trading refers to derivatives transactions on behalf of customers as well as to proprietary dealing. Asset and Liability Management refers to derivatives transactions for risk control purposes in the normal course of banking and insurance business.

     Analysis by counterparty:

                                             1996                                    1995
                             ------------------------------------    ------------------------------------
                                         UNWEIGHTED     WEIGHTED                 UNWEIGHTED     WEIGHTED
                             NOTIONAL     LENDING       LENDING      NOTIONAL     LENDING       LENDING
                              AMOUNT     EQUIVALENT    EQUIVALENT     AMOUNT     EQUIVALENT    EQUIVALENT
                             --------    ----------    ----------    --------    ----------    ----------
Public sector..............     1,689         233            --         2,294          47            --
Banks......................   498,604      12,782         2,612       384,938       8,949         1,791
Other......................    92,600       2,168         1,083        66,367       1,114           559
                             --------    ----------    ----------    --------    ----------    ----------
                              592,893      15,183         3,695       453,599      10,110         2,350
                             ========    =========     ========      ========    =========     ========

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     Analysis by use:

                                          1996                                1995
                            --------------------------------    --------------------------------
                                        ASSET &                             ASSET &
                                       LIABILITY                           LIABILITY
                            TRADING    MANAGEMENT     TOTAL     TRADING    MANAGEMENT     TOTAL
                            -------    ----------    -------    -------    ----------    -------
Interest-rate contracts...  246,028      152,494     398,522    172,861      149,786     322,647
Currency contracts........   40,248      131,984     172,232     34,649       93,916     128,565
Other contracts...........   19,376        2,763      22,139      2,352           35       2,387
                            -------    ----------    -------    -------    ----------    -------
                            305,652      287,241     592,893    209,862      243,737     453,599
                            ========   ==========    ========   ========   ==========    ========

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

3. NOTES TO THE CONSOLIDATED PROFIT AND LOSS ACCOUNT

3.1. INCOME

                             INSURANCE OPERATIONS       BANKING OPERATIONS        ELIMINATIONS               TOTAL
                           ------------------------   ----------------------   ------------------   ------------------------
                            1996     1995     1994     1996    1995    1994    1996   1995   1994    1996     1995     1994
                           ------   ------   ------   ------   -----   -----   ----   ----   ----   ------   ------   ------
Premium income...........  24,322   21,511   20,377       --      --      --     --     --    --    24,322   21,511   20,377
Income from investments
  of the insurance
  operations.............  11,073    9,605    8,202       --      --      --    141    138   137    10,932    9,467    8,065
Interest from banking
  operations.............      --       --       --    7,251   6,258   6,288   (109)  (104)  (94)    7,360    6,362    6,382
Commission...............     248      195      171    2,647   1,980   1,368     --     --    --     2,895    2,175    1,539
Other income.............     224      169      174    1,818   1,519     511     --     --    --     2,042    1,688      685
                           ------   ------   ------    -----   -----   -----   ----   ----   ----   ------   ------   ------
                           35,867   31,480   28,924   11,716   9,757   8,167     32     34    43    47,551   41,203   37,048
                           ======   ======   ======    =====   =====   =====   ====   ====   ====   ======   ======   ======

3.1.1. PREMIUM INCOME

     Premium income has been included before deduction of reinsurance and retrocession premiums granted.

3.1.2. INCOME FROM INVESTMENTS OF THE INSURANCE OPERATIONS

     This item includes interest received, income from financial instruments to the extent that these serve to limit interest-rate risks, rental, leasing and dividend income from investments, optional stock dividends to the amount of the optional cash dividend, and amounts released from yield differences. This item also includes income from investments for the risk of policyholders and from investments of annual life funds as well as income from participating interests.

3.1.3. INTEREST FROM BANKING OPERATIONS

     This item includes the interest income and interest charges (net), results from interest-rate arbitrage, results from financial instruments to the extent that these serve to limit interest-rate risk, and lending commission.

3.1.4. COMMISSION

                        INSURANCE
                       OPERATIONS             BANKING OPERATIONS                   TOTAL
                   -------------------     -------------------------     -------------------------
                   1996    1995    1994    1996      1995      1994      1996      1995      1994
                   ---     ---     ---     -----     -----     -----     -----     -----     -----
Funds transfer...   --      --      --       667       642       601       667       642       601
Securities
  business.......   --      --      --       736       481       346       736       481       346
Insurance
  broking........  102      81      82       105        93        86       207       174       168
Other............  146     114      89     1,139       764       335     1,285       878       424
                   -----   -----   -----   ------    -----     -----     -----     -----      ----
                   248     195     171     2,647     1,980     1,368     2,895     2,175     1,539
                   ======  ======  ======  ======    =====     =====     =====     =====      ====

     Commission includes fees for services rendered, such as commission on foreign currency transactions and insurance broking and funds transfer charges. In 1996, the banking operations received NLG 3,376 million (1995: NLG 2,392 million; 1994: NLG 1,840 million) and paid NLG 729 million (1995: NLG 412 million; 1994: NLG 472 million) in commission.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

3.1.5. OTHER INCOME

                              INSURANCE OPERATIONS      BANKING OPERATIONS              TOTAL
                              --------------------    ----------------------    ----------------------
                              1996    1995    1994    1996     1995     1994    1996     1995     1994
                              ----    ----    ----    -----    -----    ----    -----    -----    ----
Income relating to
  securities and
  participations............   80      45      16       132      109    106       212      154    122
Result from financial
  transactions..............   41      32      60     1,230      977     37     1,271    1,009     97
Other.......................  103      92      98       456      433    368       559      525    466
                              ---     ---     ---     -----    -----    -----    ----     ----    ---
                              224     169     174     1,818    1,519    511     2,042    1,688    685
                              ===     ===     ===     =====    =====    =====    ====     ====    ===

     The Result from financial transactions includes results from exchange rate differences and stock price fluctuations in the securities trading portfolio, as well as valuation differences on equity participations. Also included in this item are exchange rate differences in connection with holding assets and liabilities in foreign currencies, the results of the associated forward contracts and the results from financial instruments other than those serving to limit interest-rate risks. Asset trading results are also included in this item.

     Analysis of the Result from financial transactions:

                             INSURANCE OPERATIONS     BANKING OPERATIONS              TOTAL
                             --------------------    ---------------------    ----------------------
                             1996    1995    1994    1996     1995    1994    1996     1995     1994
                             ----    ----    ----    -----    ----    ----    -----    -----    ----
Result from securities
  trading portfolio........    8       1       41      881    513      131      889      514     172
Result from currency
  trading portfolio........   --      --       --      109    189       51      109      189      51
Other results..............   33      31       19      240    275     (145)     273      306    (126)
                             ---     ---      ---    -----    -----   -----    ----     ----     ---
                              41      32       60    1,230    977       37    1,271    1,009      97
                             ===     ===      ===    =====    =====   =====    ====     ====     ===

     Included in Other results presented above is an aggregate gain (loss) on foreign currency translation amounting to NLG 32 million in 1996 (1995: NLG 37 million; 1994: NLG (25) million).

3.1.6. GEOGRAPHIC DISTRIBUTION OF INCOME

               INSURANCE OPERATIONS           BANKING OPERATIONS               ELIMINATIONS                      TOTAL
            ---------------------------   ---------------------------   ---------------------------   ---------------------------
             1996      1995      1994      1996      1995      1994      1996      1995      1994      1996      1995      1994
            -------   -------   -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
The
Netherlands. 18,397    16,897    14,942     7,759     6,876     6,431        31        23        36    26,125    23,750    21,337
Rest of
  Europe...   2,927     2,564     2,155     2,350     1,667       540        --         8         5     5,277     4,223     2,690
North
 America...   9,661     8,397     8,246       705       539       335        --        --        --    10,366     8,936     8,581
South
 America...     179       170       175       519       342       647        --        --        --       698       512       822
Asia.......   1,742     1,529     1,254       355       310       212         1        --        --     2,096     1,839     1,466
Australia...  2,912     1,879     2,200        27        23         2        --         1        --     2,939     1,901     2,202
Other......     344       342       300         1        --        --        --         2         2       345       340       298
             ------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
             36,162    31,778    29,272    11,716     9,757     8,167        32        34        43    47,846    41,501    37,396
Income
  between
 geographic
  areas(1)...  (295)     (298)     (348)       --        --        --        --        --        --      (295)     (298)     (348)
             ------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
             35,867    31,480    28,924    11,716     9,757     8,167        32        34        43    47,551    41,203    37,048
             ======    ======    ======    ======    ======    ======    ======    ======    ======    ======    ======    ======

---------------

(1) Mainly relates to reinsurance premiums ceded between Group companies in various geographic areas

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

3.1.7. GEOGRAPHIC DISTRIBUTION OF INCOME FROM THE INSURANCE OPERATIONS

                                                                           INVESTMENT INCOME(1)
                           LIFE PREMIUMS           NON-LIFE PREMIUMS                                         TOTAL
                      ------------------------   ----------------------   -----------------------   ------------------------
                       1996     1995     1994     1996    1995    1994     1996     1995    1994     1996     1995     1994
                      ------   ------   ------   ------   -----   -----   ------   ------   -----   ------   ------   ------
The Netherlands.....   7,860    7,458    6,312    2,845   2,651   2,578    7,692    6,788   6,052   18,397   16,897   14,942
Rest of Europe......   1,748    1,490    1,217      450     426     410      729      648     528    2,927    2,564    2,155
North America.......   4,586    3,798    4,089    3,078   2,846   2,651    1,997    1,753   1,506    9,661    8,397    8,246
South America.......      52       54       49       87      79      88       40       37      38      179      170      175
Asia................   1,446    1,284    1,043      123     101      96      173      144     115    1,742    1,529    1,254
Australia...........   1,442      759    1,263      570     516     538      900      604     399    2,912    1,879    2,200
Other...............       5        4        7      260     278     302       79       60      (9)     344      342      300
                      ------   ------   ------    -----   -----   -----   ------   ------   -----   ------   ------   ------
                      17,139   14,847   13,980    7,413   6,897   6,663   11,610   10,034   8,629   36,162   31,778   29,272
Income between
  geographic
  areas.............      (4)      (3)      (6)    (226)   (230)   (260)     (65)     (65)    (82)    (295)    (298)    (348)
                      ------   ------   ------    -----   -----   -----   ------   ------   -----   ------   ------   ------
                      17,135   14,844   13,974    7,187   6,667   6,403   11,545    9,969   8,547   35,867   31,480   28,924
                      ======   ======   ======    =====   =====   =====   ======   ======   =====   ======   ======   ======

---------------

(1) Including commission and other income.

3.2. EXPENDITURE

                           INSURANCE OPERATIONS      BANKING OPERATIONS         ELIMINATIONS                 TOTAL
                         ------------------------   ---------------------   ---------------------   ------------------------
                          1996     1995     1994    1996    1995    1994    1996    1995    1994     1996     1995     1994
                         ------   ------   ------   -----   -----   -----   -----   -----   -----   ------   ------   ------
Underwriting             26,890   23,394   21,454      --      --      --      --      --      --   26,890   23,394   21,454
  expenditure..........
Other interest              902      991      944      32      32      32      32      34      43      902      989      933
  expense..............
Salaries and charges      2,034    1,856    1,789   4,319   3,516   2,736      --      --      --    6,353    5,372    4,525
  for pensions and
  social security......
Value adjustments to         --       --       --   1,130   1,090   1,035      --      --      --    1,130    1,090    1,035
  receivables of the
  banking operations...
Other expenditure......   3,543    3,133    2,903   4,102   3,367   2,855      --      --      --    7,645    6,500    5,758
                         ------   ------   ------   -----   -----   ------  -----   -----   -----   ------   ------   ------
                                                        -       -       -       -       -       -
                         33,369   29,374   27,090   9,583   8,005   6,658      32      34      43   42,920   37,345   33,705
                         ======   ======   ======   =====   ====    =====   =====   =====    ====   ======   ======   ======

3.2.1. UNDERWRITING EXPENDITURE

     Underwriting expenditure includes reinsurance premiums, retrocession premiums, additions to insurance provisions, benefits, surrenders, claims (including claims handling expenses) and profit sharing by life policyholders.

3.2.2. OTHER INTEREST EXPENSE

     This includes, among other items, the interest on the subordinated debenture loan issued by ING Groep N.V. in 1991, due March 15, 2001.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

3.2.3. SALARIES AND CHARGES FOR PENSIONS AND SOCIAL SECURITY

                     INSURANCE OPERATIONS           BANKING OPERATIONS                   TOTAL
                   -------------------------     -------------------------     -------------------------
                   1996      1995      1994      1996      1995      1994      1996      1995      1994
                   -----     -----     -----     -----     -----     -----     -----     -----     -----
Salaries.........  1,465     1,317     1,288     3,034     2,530     1,976     4,499     3,847     3,264
Pension and early    119       171       171       229       171       149       348       342       320
  retirement
  charges........
Social security      194       147       157       255       183       136       449       330       293
  charges........
Other staff          256       221       173       801       632       475     1,057       853       648
  costs..........
                   ------    ------    ------    ------    ------    ------    ------    ------    ------
                   2,034     1,856     1,789     4,319     3,516     2,736     6,353     5,372     4,525
                   ======    ======    ======    ======    ======    ======    ======    ======    ======

3.2.4. VALUE ADJUSTMENTS TO RECEIVABLES OF THE BANKING OPERATIONS

     Value adjustments to receivables of the banking operations relate to both the addition to the Provision for loan losses and the addition to the Provision for general banking risks (See also Note 7.1, paragraph r.)

3.2.5. OTHER EXPENDITURE

     Other expenditure includes accommodation costs, goods and services supplied by third parties, depreciation on tangible fixed assets, insurance commission and other general expenses. Also included in this item are the fees paid to Postkantoren B.V. for post office counter services and mail transport and the fees paid to postal services abroad for cashing Postcheques. Depreciation on tangible fixed assets included in Other expenditure amounted to NLG 678 million in 1996 (1995: NLG 472 million; 1994: NLG 512 million).

3.3. STAFF

     Average number of staff employed on the basis of full-time equivalents:

                      INSURANCE OPERATIONS        BANKING OPERATIONS               TOTAL
                    ------------------------   ------------------------   ------------------------
                     1996     1995     1994     1996     1995     1994     1996     1995     1994
                    ------   ------   ------   ------   ------   ------   ------   ------   ------
The Netherlands...   9,483    9,410    8,991   19,929   19,213   19,944   29,412   28,623   28,935
Rest of Europe....   5,263    3,977    3,838    7,917    4,790    1,859   13,180    8,767    5,697
North America.....   8,036    8,061    7,623    1,200    1,213      594    9,236    9,274    8,217
South America.....     304      250      359    1,081    1,007      781    1,385    1,257    1,140
Asia..............     937      868      791    1,969    1,720      618    2,906    2,588    1,409
Australia.........   1,830    1,543    1,555       81       72        2    1,911    1,615    1,557
Other.............      17       20       19       59       --        1       76       20       20
                    ------   ------   ------   ------   ------   ------   ------   ------   ------
                    25,870   24,129   23,176   32,236   28,015   23,799   58,106   52,144   46,975
                    ======   ======   ======   ======   ======   ======   ======   ======   ======

     In addition, the average number of staff employed by the joint ventures included in the consolidated accounts was 356 in 1996 (1995: 281; 1994: 275).

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

3.4. RESULT BEFORE TAXATION AND NET PROFIT

                      INSURANCE OPERATIONS        BANKING OPERATIONS              TOTAL(1)
                    ------------------------   ------------------------   ------------------------
                     1996     1995     1994     1996     1995     1994     1996     1995     1994
                    ------   ------   ------   ------   ------   ------   ------   ------   ------
Result before        2,498    2,106    1,834    2,133    1,752    1,509    4,559    3,800    3,292
  taxation........
Taxation..........     613      582      518      590      556      476    1,203    1,138      994
Third-party              1       (3)       2       34       16       (6)      35       13       (4)
  interests.......
                     -----    -----    -----    -----    -----    -----    -----    -----    -----
NET PROFIT........   1,884    1,527    1,314    1,509    1,180    1,039    3,321    2,649    2,302
                     =====    =====    =====    =====    =====    =====    =====    =====    =====

---------------
(1) After deduction of dividend on own shares of NLG 72 million in 1996, NLG 58 million in 1995 and NLG 51 million in 1994.

3.4.1. GEOGRAPHIC DISTRIBUTION OF THE RESULT BEFORE TAXATION

                          INSURANCE OPERATIONS       BANKING OPERATIONS               TOTAL
                          ---------------------     ---------------------     ---------------------
                          1996    1995    1994      1996    1995    1994      1996    1995    1994
                          -----   -----   -----     -----   -----   -----     -----   -----   -----
The Netherlands.........  1,620   1,386   1,181     2,334   2,083   1,829     3,954   3,469   3,010
Rest of Europe..........    164     146      69       309     256      49       473     402     118
North America...........    491     490     367       162     170      94       653     660     461
South America...........     20     (61)     (7)      286     156     485       306      95     478
Asia....................     92      61      77       173     165      86       265     226     163
Australia...............     92      61     122         5      12       1        97      73     123
Other...................     19      23      25        (6)     --      --        13      23      25
                          -----   -----   -----     -----   -----   -----     -----   -----   -----
                          2,498   2,106   1,834     3,263   2,842   2,544     5,761   4,948   4,378
                          -----   -----   -----     -----   -----   -----     -----   -----   -----
Value adjustments to
  receivables of the
  banking operations....     --      --      --     1,130   1,090   1,035     1,130   1,090   1,035
                          -----   -----   -----     -----   -----   -----     -----   -----   -----
TOTAL...................  2,498   2,106   1,834     2,133   1,752   1,509     4,631   3,858   3,343
                          =====   =====   =====     =====   =====   =====     =====   =====   =====
Less: dividend on own
  shares................                                                         72      58      51
                                                                              -----   -----   -----
RESULT BEFORE
  TAXATION..............                                                      4,559   3,800   3,292
                                                                              =====   =====   =====

3.4.2. GEOGRAPHIC DISTRIBUTION OF THE RESULT BEFORE TAXATION FROM THE INSURANCE OPERATIONS

                     LIFE                  NON-LIFE              GENERAL(1)                 TOTAL
             --------------------     ------------------     ------------------     ---------------------
             1996    1995    1994     1996   1995   1994     1996   1995   1994     1996    1995    1994
             -----   -----   ----     ----   ----   ----     ----   ----   ----     -----   -----   -----
The
  Netherlands..   919   819  689      200    188    146      501    379    346      1,620   1,386   1,181
Rest of
  Europe...     35      23    (3)      32     35     12       97     88     60        164     146      69
North
  America..    178     192   174      106    114      7      207    184    186        491     490     367
South
  America..      2      (1)    3        1    (59)     1       17     (1)   (11)        20     (61)     (7)
Asia.......     52      38    53       22      6      6       18     17     18         92      61      77
Australia...    22      21    34       15    (10)    41       55     50     47         92      61     122
Other......     (1)      5     3       61     65     82      (41)   (47)   (60)        19      23      25
              ----     ---   ---      ---    ---    ---      ---    ---    ---       ----    ----    ----
             1,207   1,097   953      437    339    295      854    670    586      2,498   2,106   1,834
              ====     ===   ===      ===    ===    ===      ===    ===    ===       ====    ====    ====

---------------

(1) General refers to results from insurance holding companies and results from non-insurance holding companies included within ING Insurance, and income from investments representing shareholders' equity of the insurance companies.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

4. RESULTS FROM THE INSURANCE OPERATIONS

     Notes 4.1 through 4.13 contain a more detailed explanation of the insurance results on the basis of the statutory formats and analyses applicable to these activities. As a result, the figures are not always reconcilable with those in ING Groep N.V.'s consolidated profit and loss account and related notes.

4.1. NON-TECHNICAL ACCOUNT

                                                                  1996       1995       1994
                                                                 ------     ------     ------
    Result from life underwriting account......................   1,207      1,097        953
    Result from non-life underwriting account..................     437        339        295
                                                                 ------     ------     ------
                                                                  1,644      1,436      1,248
    Income from investments....................................  11,134      9,638      8,205
    Investment expenditure.....................................   1,612      1,551      1,544
    Allocated income from investments transferred to
      underwriting accounts....................................  (9,014)    (7,680)    (6,347)
    Other income...............................................     351        282        276
    Other expenditure..........................................       5         19          4
                                                                 ------     ------     ------
    RESULT BEFORE TAXATION.....................................   2,498      2,106      1,834
    Taxation...................................................     613        582        518
                                                                 ------     ------     ------
    RESULT AFTER TAXATION......................................   1,885      1,524      1,316
    Third-party interests......................................       1         (3)         2
                                                                 ------     ------     ------
    NET PROFIT.................................................   1,884      1,527      1,314
                                                                 ======     ======     ======

4.2. LIFE UNDERWRITING ACCOUNT

                                                                1996       1995        1994
                                                               ------     -------     -------
    Premiums for own account:
      -- gross premiums......................................  17,135      14,844      13,974
      -- outward reinsurance premiums........................     499         526         322
                                                                -----       -----       -----
                                                               16,636      14,318      13,652
    Allocated income from investments........................   8,322       7,042       5,734
    Other underwriting income for own account................      56          43          59
                                                                -----       -----       -----
    Total income.............................................  25,014      21,403      19,445
    Benefits for own account:
      -- gross...............................................   8,595       7,419       6,905
      -- reinsurers' share...................................     197         344         274
                                                                -----       -----       -----
                                                                8,398       7,075       6,631
    Changes in other insurance provisions for own account
      Provision for life policy liabilities:
      -- gross...............................................  10,450       9,049       8,272
      -- reinsurers' share...................................     186         208          85
                                                                -----       -----       -----
                                                               10,264       8,841       8,187
    Profit sharing and rebates...............................   2,544       2,070       1,531
    Operating expenses.......................................   2,591       2,315       2,135
    Other insurance expenditure for own account..............      10           5           8
                                                                -----       -----       -----
    RESULT FROM LIFE UNDERWRITING ACCOUNT....................   1,207       1,097         953
                                                                =====       =====       =====

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

4.3. ANALYSIS OF THE LIFE UNDERWRITING ACCOUNT

                                   GROSS             REINSURERS' SHARE    TOTAL FOR OWN ACCOUNT
                          ------------------------   -----------------   ------------------------
                           1996     1995     1994    1996  1995   1994    1996     1995     1994
                          ------   ------   ------   ---   ----   ----   ------   ------   ------
Premiums................  17,135   14,844   13,974   499    526    322   16,636   14,318   13,652
Other underwriting
  income................      56       43       59    --     --     --       56       43       59
Benefits................   8,595    7,419    6,905   197    344    274    8,398    7,075    6,631
Changes in other
  insurance
  provisions............  10,450    9,049    8,272   186    208     85   10,264    8,841    8,187
Profit sharing and
  rebates...............   2,615    2,185    1,628    71    115     97    2,544    2,070    1,531
Operating expenses......   2,623    2,337    2,141    32     22      6    2,591    2,315    2,135
Other underwriting
  expenditure...........      10        5        8    --     --     --       10        5        8
                          ------   ------   ------   ---   ----   ----   ------   ------   ------
UNDERWRITING RESULT.....  (7,102)  (6,108)  (4,921)   13   (163)  (140)  (7,115)  (5,945)  (4,781)
Allocated income from
  investments...........   8,322    7,042    5,734    --     --     --    8,322    7,042    5,734
                          ------   ------   ------   ---   ----   ----   ------   ------   ------
RESULT FROM LIFE
  UNDERWRITING ACCOUNT..   1,220      934      813    13   (163)  (140)   1,207    1,097      953
                          ======   ======   ======   ===   ====   ====   ======   ======   ======

4.4. ANALYSIS OF PROFIT SHARING AND REBATES

                                                                 1996        1995        1994
                                                                 -----       -----       -----
    Distributions on account of interest or underwriting
      results..............................................      1,832       1,411         906
    Bonuses added to policies..............................        712         659         625
                                                                 -----       -----       -----
                                                                 2,544       2,070       1,531
                                                                 =====       =====       =====

4.5. ANALYSIS OF LIFE PREMIUMS

                                 1996                      1995                      1994
                        -----------------------   -----------------------   -----------------------
                                 REINS.   OWN              REINS.   OWN              REINS.   OWN
                        GROSS    SHARE   ACCOUNT  GROSS    SHARE   ACCOUNT  GROSS    SHARE   ACCOUNT
                        ------   -----   ------   ------   -----   ------   ------   -----   ------
Policies where the
  insurer bears the
  investment risk.....  13,609   2,561   11,048   12,094   2,393    9,701   11,253   2,968    8,285
Policies where the
  policyholder bears
  the investment
  risk................   3,124      51    3,073    2,275     198    2,077    2,443      54    2,389
                        ------   -----   ------   ------   -----   ------   ------   -----   ------
Total direct
  business............  16,733   2,612   14,121   14,369   2,591   11,778   13,696   3,022   10,674
Indirect business.....   2,648     133    2,515    2,643     103    2,540    3,115     137    2,978
                        ------   -----   ------   ------   -----   ------   ------   -----   ------
                        19,381   2,745   16,636   17,012   2,694   14,318   16,811   3,159   13,652
Eliminations..........   2,246   2,246       --    2,168   2,168       --    2,837   2,837       --
                        ------   -----   ------   ------   -----   ------   ------   -----   ------
          TOTAL.......  17,135     499   16,636   14,844     526   14,318   13,974     322   13,652
                        ======   =====   ======   ======   =====   ======   ======   =====   ======

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

4.6. PREMIUMS FROM DIRECT LIFE BUSINESS

                                                                           POLICIES WHERE THE
                                      POLICIES WHERE THE INSURER              POLICYHOLDER
                                       BEARS THE INVESTMENT RISK       BEARS THE INVESTMENT RISK
                                      ---------------------------     ----------------------------
                                                 REINS.     OWN                 REINS.       OWN
                1996                  GROSS      SHARE     ACCOUNT    GROSS     SHARE      ACCOUNT
------------------------------------  ------     -----     ------     -----     ------     -------
Periodic premiums:
Individual policies
  -- without profits................   3,696       456      3,240       496       --          496
  -- with profits...................   3,104       578      2,526        --       --           --
                                                                                  --
                                      ------     -----     ------     -----      ---        -----
TOTAL...............................   6,800     1,034      5,766       496       --          496
Group
  -- without profits................     232        32        200       974       40          934
  -- with profits...................   1,142        43      1,099        --       --           --
                                                                                  --
                                      ------     -----     ------     -----      ---        -----
TOTAL...............................   1,374        75      1,299       974       40          934
TOTAL PERIODIC PREMIUMS.............   8,174     1,109      7,065     1,470       40        1,430
                                      ======     =====     ======     =====       ==        =====
Single premiums:
Individual policies
  -- without profits................   1,795     1,213        582       525       --          525
  -- with profits...................   2,223       145      2,078        --       --           --
                                                                                  --
                                      ------     -----     ------     -----      ---        -----
TOTAL...............................   4,018     1,358      2,660       525       --          525
Group
  -- without profits................     688        84        604     1,129       11        1,118
  -- with profits...................     729        10        719        --       --           --
                                                                                  --
                                      ------     -----     ------     -----      ---        -----
TOTAL...............................   1,417        94      1,323     1,129       11        1,118
TOTAL SINGLE PREMIUMS...............   5,435     1,452      3,983     1,654       11        1,643
                                      ======     =====     ======     =====       ==        =====
TOTAL LIFE BUSINESS PREMIUMS........  13,609     2,561     11,048     3,124       51        3,073
                                      ======     =====     ======     =====       ==        =====

     The life business total single premiums include NLG 892 million in 1996 from profit sharing.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

                                                   POLICIES WHERE THE       POLICIES WHERE THE
                                                         INSURER               POLICYHOLDER
                                                  BEARS THE INVESTMENT     BEARS THE INVESTMENT
                                                          RISK                     RISK
                                                 -----------------------   ---------------------
                                                          REINS.   OWN             REINS.  OWN
                     1995                        GROSS    SHARE   ACCOUNT  GROSS   SHARE  ACCOUNT
-----------------------------------------------  ------   -----   ------   -----   -----  -------
Periodic premiums
Individual policies
  -- without profits...........................   4,484     710    3,774     480    139      341
  -- with profits..............................   1,560     457    1,103      --     --       --
                                                 ------   -----   ------   -----   ----   ------
TOTAL..........................................   6,044   1,167    4,877     480    139      341
Group
  -- without profits...........................     178      15      163     913     37      876
  -- with profits..............................   1,299      96    1,203      --     --       --
                                                 ------   -----   ------   -----   ----   ------
TOTAL..........................................   1,477     111    1,366     913     37      876
TOTAL PERIODIC PREMIUMS........................   7,521   1,278    6,243   1,393    176    1,217
                                                 ======   =====   ======   =====   ====   ======
Single premiums:
Individual policies
  -- without profits...........................   3,100     937    2,163     217      4      213
  -- with profits..............................     469     118      351      --     --       --
                                                 ------   -----   ------   -----   ----   ------
TOTAL..........................................   3,569   1,055    2,514     217      4      213
Group
  -- without profits...........................     508      40      468     665     18      647
  -- with profits..............................     496      20      476      --     --       --
                                                 ------   -----   ------   -----   ----   ------
TOTAL..........................................   1,004      60      944     665     18      647
TOTAL SINGLE PREMIUMS..........................   4,573   1,115    3,458     882     22      860
                                                 ======   =====   ======   =====   ====   ======
TOTAL LIFE BUSINESS PREMIUMS...................  12,094   2,393    9,701   2,275    198    2,077
                                                 ======   =====   ======   =====   ====   ======

     The life business total single premiums include NLG 913 million in 1995 from profit sharing.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

                                                                           POLICIES WHERE THE
                                 POLICIES WHERE THE INSURER                   POLICYHOLDER
                                  BEARS THE INVESTMENT RISK             BEARS THE INVESTMENT RISK
                                -----------------------------         -----------------------------
                                           REINS.       OWN                      REINS.       OWN
             1994               GROSS      SHARE      ACCOUNT         GROSS      SHARE      ACCOUNT
------------------------------  ------     ------     -------         ------     ------     -------
Periodic premiums:
Individual policies
  -- without profits..........   4,151     1,083       3,068             160        --         160
  -- with profits.............   1,293       376         917              --        --          --
                                ------     -----       -----           -----     -----       -----
TOTAL.........................   5,444     1,459       3,985             160        --         160
Group
  -- without profits..........     206        13         193             777        47         730
  -- with profits.............   1,329        88       1,241              --        --          --
                                ------     -----       -----           -----     -----       -----
TOTAL.........................   1,535       101       1,434             777        47         730
TOTAL PERIODIC PREMIUMS.......   6,979     1,560       5,419             937        47         890
                                ======     =====       =====           =====     =====       =====
Single premiums:
Individual policies
  -- without profits..........   2,672     1,202       1,470             469        --         469
  -- with profits.............     335       113         222              --        --          --
                                ------     -----       -----           -----     -----       -----
TOTAL.........................   3,007     1,315       1,692             469        --         469
Group
  -- without profits..........     654        77         577           1,037         7       1,030
  -- with profits.............     613        16         597              --        --          --
                                ------     -----       -----           -----     -----       -----
TOTAL.........................   1,267        93       1,174           1,037         7       1,030
TOTAL SINGLE PREMIUMS.........   4,274     1,408       2,866           1,506         7       1,499
                                ======     =====       =====           =====     =====       =====
TOTAL LIFE BUSINESS
  PREMIUMS....................  11,253     2,968       8,285           2,443        54       2,389
                                ======     =====       =====           =====     =====       =====

     The life business total single premiums include NLG 610 million in 1994 from profit sharing.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

4.7. NON-LIFE UNDERWRITING ACCOUNT

                                                                     1996      1995      1994
                                                                     -----     -----     -----
    Premiums written for own account:
      -- gross premiums............................................  7,187     6,667     6,403
      -- outward reinsurance premiums..............................    583       566       487
                                                                     -----     -----     -----
                                                                     6,604     6,101     5,916
    Changes in provision for unearned premiums and unexpired
      non-life underwriting risks:
      -- gross.....................................................   (159)     (104)     (125)
      -- reinsurers' share.........................................     16        28       (27)
                                                                     -----     -----     -----
                                                                      (175)     (132)      (98)
                                                                     -----     -----     -----
    Premiums earned for own account:...............................  6,429     5,969     5,818

    Allocated income from investments..............................    692       638       613
    Other underwriting income for own account......................      3         6         7
                                                                     -----     -----     -----
    Total income...................................................  7,124     6,613     6,438

    Claims for own account:
      claims paid:
      -- gross.....................................................  4,449     3,989     3,884
      -- reinsurers' share.........................................    351       321       268
                                                                     -----     -----     -----
                                                                     4,098     3,668     3,616
      changes in the claims provision:
      -- gross.....................................................    287       541       582
      -- reinsurers' share.........................................    (42)       25        (1)
                                                                     -----     -----     -----
                                                                       329       516       583
                                                                     -----     -----     -----
    Total claims incurred..........................................  4,427     4,184     4,199

    Operating expenses.............................................  2,257     2,083     1,941
    Other insurance expenditure for own account....................      3         7         3
                                                                     -----     -----     -----
    RESULT FROM NON-LIFE UNDERWRITING ACCOUNT......................    437       339       295
                                                                     =====     =====     =====

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

4.8. ANALYSIS OF THE NON-LIFE INSURANCE UNDERWRITING ACCOUNT BY CLASS OF
BUSINESS

     The tables presented below do not include allocated income from investments or other underwriting income and expenditure.

                                                                                         NET
                                    GROSS      GROSS        GROSS                    REINSURANCE
                                   PREMIUMS   PREMIUMS     CLAIMS       OPERATING      INCOME/
                                   WRITTEN     EARNED    EXPENDITURE   EXPENDITURE   EXPENDITURE   RESULT
                                   --------   --------   -----------   -----------   -----------   ------
1996
Health...........................      782        776         618           209            (9)       (23)
Accident(1)......................    1,075      1,052         678           320            --        215
Third-party liability motor......    1,192      1,137         857           358           (18)        59
Other motor......................    1,086      1,039         705           309            (4)        72
Marine and aviation..............      134        133          68            46           (11)        22
Fire and other property losses...    2,034      2,006       1,236           788           (82)        (3)
General liability................      559        558         420           225             9         11
Credit and suretyship............       47         46           6            27            (9)         6
Legal assistance.................       30         29          21            13            --         (4)
Miscellaneous financial losses...       64         63          24            33            (9)        (1)
Indirect business................      184        190         104           107            21         83
                                   -------    -------      ------         -----         ------     -----
                                     7,187      7,029       4,737         2,435          (112)       437
                                   =======    =======      ======         =====         ======     =====

                                                                                         NET
                                    GROSS      GROSS        GROSS                    REINSURANCE
                                   PREMIUMS   PREMIUMS     CLAIMS       OPERATING      INCOME/
                                   WRITTEN     EARNED    EXPENDITURE   EXPENDITURE   EXPENDITURE   RESULT
                                   --------   --------   -----------   -----------   -----------   ------
1995
Health...........................      737        727         520           174           (54)        15
Accident(1)......................      937        933         592           284           (21)       192
Third-party liability motor......    1,082      1,060         926           310             3        (36)
Other motor......................      985        953         671           270            (6)        48
Marine and aviation..............      135        133          66            51            (6)        26
Fire and other property losses...    1,925      1,896       1,168           757           (31)        26
General liability................      533        529         403           207           (10)       (21)
Credit and suretyship............       42         41          17            25            (2)        (1)
Legal assistance.................       30         29          19            11            (1)        (1)
Miscellaneous financial losses...       59         58          24            27            (6)        11
Indirect business................      202        204         124            66           (15)        80
                                     -----      -----       -----         -----           ---       ----
                                     6,667      6,563       4,530         2,182          (149)       339
                                     =====      =====       =====         =====           ===       ====

---------------
(1) Includes disability insurance products.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

4.8. ANALYSIS OF THE NON-LIFE INSURANCE UNDERWRITING ACCOUNT BY CLASS OF BUSINESS -- (CONTINUED)

                                                                                         NET
                                        GROSS     GROSS       GROSS                  REINSURANCE
                                       PREMIUMS  PREMIUMS    CLAIMS      OPERATING     INCOME/
                                       WRITTEN    EARNED   EXPENDITURE  EXPENDITURE  EXPENDITURE   RESULT
                                       --------  --------  -----------  -----------  ------------  ------
1994
Health................................     701       694        546          163          (30)        (8)
Accident(1)...........................     964       955        655          282           (2)       159
Third-party liability motor...........   1,048     1,037        896          305            1        (32)
Other motor...........................     853       834        609          237           (4)        19
Marine and aviation...................     137       137         80           49           (4)        23
Fire and other property losses........   1,825     1,782      1,062          664          (40)       105
General liability.....................     532       518        378          200          (26)       (14)
Credit and suretyship.................      42        41         13           26           (4)        (1)
Legal assistance......................      26        25         15            9           (2)         0
Miscellaneous financial losses........      63        63         34           27           (3)         2
Indirect business.....................     212       192        178           92           34         42
                                         -----     -----      -----        -----          ---       ----
                                         6,403     6,278      4,466        2,054          (80)       295
                                         =====     =====      =====        =====          ===       ====

---------------

(1) Includes disability insurance products.

4.9. OPERATING EXPENDITURE

                                                           LIFE                  NON-LIFE
                                                   ---------------------   ---------------------
                                                   1996    1995    1994    1996    1995    1994
                                                   -----   -----   -----   -----   -----   -----
New business acquisition costs...................  2,152   1,974   1,799   1,699   1,605   1,544
Deferred acquisition costs.......................   (516)   (486)   (408)      9     (11)     20
                                                   -----   -----   -----   -----   -----   -----
                                                   1,636   1,488   1,391   1,708   1,594   1,564
Administrative and staff costs, depreciation of
  business equipment.............................    987     849     750     727     588     490
Commission and profit-sharing amounts received
  from reinsurers................................     32      22       6     178      99     113
                                                   -----   -----   -----   -----   -----   -----
                                                   2,591   2,315   2,135   2,257   2,083   1,941
                                                   =====   =====   =====   =====   =====   =====

     Operating expenditure includes an amount of NLG 2,756 million (1995: NLG 2,515 million; 1994: NLG 1,940 million) in respect of commission paid and payable. Amortization of deferred acquisition costs was NLG 567 million in 1996 (1995: NLG 554 million; 1994: NLG 424 million).

4.10. INCOME FROM INVESTMENTS

     This item includes interest received, income from financial instruments to the extent that these serve to limit interest-rate risks, rental, leasing and dividend income from investments, optional stock dividends to the amount of the optional cash dividend, and amounts released from yield differences. This item also includes income from investments for the risk of policyholders and from investments of annual life funds as well as income from participating interests.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

Income from investments is attributable to:

                                                                    1996      1995      1994
                                                                   ------     -----     -----
    Results from participating interests.......................        55        33         3
    Income from land and buildings.............................       803       788       762
    Income from other investments..............................     7,961     6,969     6,629
    Income from investments for risk of policyholders and from
      investments of annual life funds.........................     2,315     1,848       811
                                                                    -----     -----     -----
                                                                   11,134     9,638     8,205
                                                                    =====     =====     =====

     Income from land and buildings includes the following amounts in respect of allocated rental income (the same amounts are included in operating expenditure):

                                                                    1996      1995      1994
                                                                   ------     -----     -----
                                                                      116        93       109
                                                                    =====     =====     =====

     Analysis of income from investments:

                                                                    1996      1995      1994
                                                                   ------     -----     -----
    Results from participating interests.........................      55        33         3
    ING Group....................................................      73        58        51
    Group companies..............................................     146       138       137
    Third parties................................................  10,860     9,409     8,014
                                                                    -----     -----     -----
                                                                   11,134     9,638     8,205
                                                                    =====     =====     =====

4.11. INVESTMENT EXPENDITURE

                                                                    1996      1995      1994
                                                                   ------     -----     -----
    Administrative expenses and interest charges.................   1,590     1,547     1,521
    Value adjustments to investments.............................      22         4        23
                                                                    -----     -----     -----
                                                                    1,612     1,551     1,544
                                                                    =====     =====     =====

4.12. ALLOCATED INCOME FROM INVESTMENTS AND TRANSFERS TO UNDERWRITING ACCOUNTS


     Shareholders' equity of the Group's insurance companies is deemed to be invested in land and buildings, shares and subsidiaries to the extent that they do not exceed the amount of average shareholders' equity. The associated investment income is retained in the non-technical account together with the results of insurance holding companies and non-insurance companies included within ING Insurance. The remaining income from investments of the Group's life and non-life insurance companies is allocated to such companies on a legal entity basis, and, in the case of companies conducting both life and non-life operations, is allocated to such operations pro rata based on the average insurance provisions held by each.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

4.13.  OTHER INCOME

                                                                     1996      1995      1994
                                                                     -----     -----     -----
    Commission.....................................................    248       195       171
    Income from securities and participating interests.............     19        12        13
    Results from financial transactions............................     41        32        60
    Other..........................................................     43        43        32
                                                                     -----     -----     -----
                                                                       351       282       276
                                                                     =====     =====     =====

    The item Commission is made up as follows:
    Insurance......................................................    102        81        82
    Other..........................................................    146       114        89
                                                                     -----     -----     -----
                                                                       248       195       171
                                                                     =====     =====     =====

     Commission income includes fees for services including insurance broking and funds transfer services.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

5. RESULTS FROM THE BANKING OPERATIONS

     Notes 5.1 through 5.8 contain a more detailed explanation of the banking results on the basis of the statutory formats and analyses applicable to these activities. As a result, the figures are not always comparable with those in ING Groep N.V.'s consolidated profit and loss account and related notes.

5.1. PROFIT AND LOSS ACCOUNT OF THE BANKING OPERATIONS

                                                                  1996       1995       1994
                                                                 ------     ------     ------
    Interest income............................................  20,255     18,371     17,788
    Interest charges...........................................  13,004     12,113     11,500
                                                                 ------     ------     ------
    Interest...................................................   7,251      6,258      6,288
    Income relating to securities and participating
      interests................................................     132        109        106
    Commission income..........................................   3,376      2,392      1,840
    Commission expense.........................................     729        412        472
                                                                 ------     ------     ------
    Commission.................................................   2,647      1,980      1,368
    Result from financial transactions.........................   1,230        977         37
    Other revenue..............................................     456        433        368
                                                                 ------     ------     ------
    Other income...............................................   4,465      3,499      1,879
    Total income...............................................  11,716      9,757      8,167
    Staff costs................................................   4,319      3,516      2,736
    Other administrative expenses..............................   3,597      2,940      2,489
                                                                 ------     ------     ------
                                                                  7,916      6,456      5,225
    Depreciation...............................................     537        459        398
                                                                 ------     ------     ------
    Operating expenditure......................................   8,453      6,915      5,623
    Value adjustments to receivables...........................   1,130      1,090      1,035
                                                                 ------     ------     ------
    Total expenditure..........................................   9,583      8,005      6,658
    Operating result before taxation...........................   2,133      1,752      1,509
    Taxation...................................................     590        556        476
    Third-party interests......................................      34         16         (6)
                                                                 ------     ------     ------
    Net profit.................................................   1,509      1,180      1,039
                                                                 ======     ======     ======

5.2. INTEREST

     This item includes interest income and interest charges, both separately and netted off, including results from interest-rate arbitrage and results on financial instruments serving to limit interest-rate risks, as well as fees connected with lending.

     Interest income includes an amount of NLG 2,848 million (1995: NLG 2,485 million, 1994: NLG 2,410 million) in respect of interest-bearing securities. Interest charges include an amount of NLG 2,026 million (1995: NLG 1,537 million, 1994: NLG 1,408 million) in respect of interest-bearing securities.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

5.3. INCOME FROM SECURITIES AND PARTICIPATING INTERESTS

     This item includes dividends, other income from shares held in the investment portfolio and the results from participating interests.

                                                                         1996     1995     1994
                                                                         ----     ----     ----
    Shares.............................................................   17       10        8
    Participating interests stated at net asset value..................   53       63       81
    Participating interests stated at fair value.......................   62       36       17
                                                                         ---      ---      ---
                                                                         132      109      106
                                                                         ===      ===      ===

5.4. COMMISSION

     This item includes income and expense, both separately and netted off, related to fees for banking services other than income and expense which are treated as interest.

5.5. RESULT FROM FINANCIAL TRANSACTIONS

     This item includes results on exchange-rate and stock price fluctuations in the securities trading portfolio as well as valuation differences on equity participations. Also included here are exchange-rate differences on assets and liabilities denominated in foreign currencies, the results of associated forward contracts and the results on financial instruments other than those serving to limit interest-rate risks as well as asset trading results.

                                                                       1996      1995     1994
                                                                       -----     ----     ----
    Result from securities trading portfolio.........................    881     513       131
    Result from currency trading portfolio...........................    109     189        51
    Other............................................................    240     275      (145)
                                                                         ---     ---      ----
                                                                       1,230     977        37
                                                                         ===     ===      ====

5.6. OTHER REVENUE

     This item includes income which cannot be classified with any of the above items, including rental income, results on the sale of property and leasing income which is not treated as interest.

5.7. STAFF COSTS AND OTHER ADMINISTRATIVE EXPENSES

     This item includes accommodation expenses, third-party supplies and services, other general expenses, including advertising and publicity expenses as well as other interest charges.

                                                                     1996      1995      1994
                                                                     -----     -----     -----
    Salaries, including bonuses and premium transfer allowance.....  3,034     2,530     1,976
    Pension and early retirement charges...........................    229       171       149
    Social security charges........................................    255       183       136
    Other staff costs..............................................    801       632       475
                                                                     -----     -----     -----
    Total staff costs..............................................  4,319     3,516     2,736
    Other administrative expenses..................................  3,597     2,940     2,489
                                                                     -----     -----     -----
                                                                     7,916     6,456     5,225
                                                                     =====     =====     =====

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

5.8. DEPRECIATION

     By category:

                                                                     1996      1995      1994
                                                                     -----     -----     -----
    Property.......................................................     --        32        25
    Equipment and other operating assets...........................    537       427       377
                                                                     -----     -----     -----
                                                                       537       459       402
    Less: investment grants released...............................     --        --         4
                                                                     -----     -----     -----
                                                                       537       459       398
                                                                     =====     =====     =====

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

6. PARENT COMPANY INFORMATION

PARENT COMPANY BALANCE SHEET AS AT DECEMBER 31

     After profit appropriation

                                   ASSETS                                    1996        1995
                                                                            -------     -------
    Participating interests(6.2.1).......................................    39,735      28,769
    Cash.................................................................        --         163
    Other assets(6.2.2)..................................................       368         372
                                                                             ------      ------
    TOTAL................................................................    40,103      29,304
                                                                             ======      ======
    LIABILITIES
    Shareholders' equity(6.2.3)
    Share capital........................................................     1,004         950
    Share premium........................................................     5,395       4,196
    Revaluation reserve..................................................    15,158       7,937
    Reserve for participating interests..................................       693      10,421
    Other reserves.......................................................    11,874         273
                                                                             ------      ------
                                                                             34,124      23,777
    Subordinated loan(6.2.4).............................................     1,068       1,068
                                                                             ------      ------
    Capital base.........................................................    35,192      24,845
    Other liabilities(6.2.5).............................................     4,911       4,459
                                                                             ------      ------
    TOTAL................................................................    40,103      29,304
                                                                             ======      ======

PARENT COMPANY PROFIT AND LOSS ACCOUNT

                                                                      1996       1995       1994
                                                                     ------     ------     ------
    Result of Group companies after taxation......................    3,388      2,673      2,314
    Other results after taxation..................................      (67)       (24)       (12)
                                                                      -----      -----      -----
    NET PROFIT....................................................    3,321      2,649      2,302
                                                                      =====      =====      =====

                             See accompanying Notes

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

PARENT COMPANY STATEMENT OF CASH FLOWS

                                                                  1996       1995       1994
                                                                 ------     ------     ------
    NET PROFIT.................................................   3,321      2,649      2,302
    Adjusted for:
      -- equity in earnings of subsidiaries....................  (3,388)    (2,673)    (2,314)
      -- decrease in Receivables from Group companies..........       9        361         --
      -- increase in Amounts owed to Group companies...........     221      2,131        180
      -- other, net............................................      92       (201)        28
                                                                  -----      -----      -----
    NET CASH FLOW FROM OPERATING ACTIVITIES....................     255      2,267        196
    Investments and advances:
      -- investments in Group companies........................  (1,187)    (2,108)    (1,199)
                                                                  -----      -----      -----
    NET CASH FLOW FROM INVESTING ACTIVITIES....................  (1,187)    (2,108)    (1,199)
    Private placings of ordinary shares........................   1,270        129        129
    Cash dividends.............................................    (501)      (125)      (126)
    Loans taken up.............................................      --         --      1,000
                                                                  -----      -----      -----
    NET CASH FLOW FROM FINANCING ACTIVITIES....................     769          4      1,003
    NET CASH FLOW..............................................    (163)       163         --
    CASH AT BEGINNING OF YEAR..................................     163         --         --
                                                                  -----      -----      -----
    CASH AT YEAR-END...........................................       0        163          0
                                                                  =====      =====      =====

                             See accompanying Notes

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

6.1. ACCOUNTING PRINCIPLES FOR THE PARENT COMPANY BALANCE SHEET AND PROFIT AND LOSS ACCOUNT

     The principles of valuation and determination of results described with regard to the consolidated balance sheet and profit and loss account are also applicable to the valuation of directly held participating interests. Amounts receivable from and owed to Group companies in connection with ordinary interbank transactions are included in Other assets and Other liabilities, respectively.

     The market value of depositary receipts for ordinary and preference shares of ING Groep N.V. held by Group companies has been deducted from shareholders' equity. The dividends received on these shares have been eliminated from the result.

     Changes in balance sheet value due to movements in the revaluation reserve for participating interests are reflected in the revaluation reserve. Changes in balance sheet value due to the results of these participating interests accounted for in accordance with Group accounting principles are included in the profit and loss account. As at January 1, 1996, the retained profits of participating interests which are freely distributable, and which had been included up to 1995 in the reserve for participating interests, were transferred from the latter reserve to other reserves. Accordingly, the reserve for participating interests as at December 31, 1996 consists exclusively of retained profits of participating interests which are not freely distributable.

     Other changes in the balance sheet value of these participating interests, other than movements due to changes in capital, are included in Other reserves.

6.2. NOTES TO THE PARENT COMPANY BALANCE SHEET

ASSETS

6.2.1. PARTICIPATING INTERESTS

     The Participating interests in Group companies relate mainly to the shareholdings in ING Verzekeringen N.V. and ING Bank N.V., including Stichting Regio Bank. The entire share capital of these participating interests is held by ING Groep N.V. No guarantees have been issued in respect of the participating interests.

                                                                            1996       1995
                                                                           ------     ------
    Opening balance......................................................  28,769     24,378
    Investment in Group companies........................................   1,187      2,108
    Changes in the composition of the Group..............................    (450)    (1,315)
    Revaluations.........................................................   7,295      1,091
    Result of Group companies............................................   3,388      2,673
    Dividend.............................................................    (141)      (101)
                                                                           ------     ------
                                                                           40,048     28,834
    Movements in ING Groep N.V. shares held by Group companies...........    (313)       (65)
                                                                           ------     ------
    CLOSING BALANCE......................................................  39,735     28,769
                                                                           ======     ======

6.2.2. OTHER ASSETS

                                                                              1996       1995
                                                                             ------     -------
    Receivables from Group companies......................................      357         366
    Other receivables, prepayments and accruals...........................       11           6
                                                                             ------      ------
                                                                                368         372
                                                                             ======      ======

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

LIABILITIES

6.2.3. SHAREHOLDERS' EQUITY

                                                                                      CUMULATIVE
                                 ORDINARY SHARES         PREFERENCE SHARES        PREFERENCE SHARES
                               (NOMINAL VALUE NLG        (NOMINAL VALUE NLG       (NOMINAL VALUE NLG
                                      1.00)                    2.50)                    2.50)
                              ---------------------     --------------------     --------------------
                               NUMBER                    NUMBER                   NUMBER
         SHARE CAPITAL         X 1,000      AMOUNT      X 1,000      AMOUNT      X 1,000      AMOUNT
    -----------------------   ---------    --------     --------    --------     --------    --------
    1996
    Authorized share
      capital..............   1,500,000       1,500      300,000         750      900,000       2,250
    Unissued share
      capital..............     714,264         714      212,920         532      900,000       2,250
                                -------     -------      -------     -------      -------     -------
    ISSUED SHARE CAPITAL...     785,736         786       87,080         218            0           0
                                =======     =======      =======     =======      =======     =======

                                                                                      CUMULATIVE
                                 ORDINARY SHARES         PREFERENCE SHARES        PREFERENCE SHARES
                               (NOMINAL VALUE NLG        (NOMINAL VALUE NLG       (NOMINAL VALUE NLG
                                      2.50)                    2.50)                    2.50)
                              ---------------------     --------------------     --------------------
                               NUMBER                    NUMBER                   NUMBER
                               X 1,000      AMOUNT      X 1,000      AMOUNT      X 1,000      AMOUNT
                              ---------    --------     --------    --------     --------    --------
    1995
    Share capital
      authorized...........     525,000       1,313      350,000         875      875,000       2,187
    Share capital
      unissued.............     232,388         581      262,920         657      875,000       2,187
                                -------     -------      -------     -------      -------     -------
    SHARE CAPITAL ISSUED...     292,612         732       87,080         218            0           0
                                =======     =======      =======     =======      =======     =======

     The movements in issued share capital were as follows:


                                                        ORDINARY SHARES       PREFERENCE SHARES
                                                       ------------------     -----------------
                                                       NUMBER                 NUMBER
                                                       X 1,000     AMOUNT     X 1,000    AMOUNT
                                                       -------     ------     -------    ------
ISSUED SHARE CAPITAL AS AT JANUARY 1, 1994...........  265,959       665      87,080       218
From exchange of ING Verzekeringen N.V. and ING Bank        72                    --
  N.V. shares and ING Groep N.V. warrants............                 --                    --
From 1993 final optional dividend....................    6,649        17          --        --
From 1994 interim optional dividend..................    6,816        17          --        --
                                                        ------       ---      ------       ---
ISSUED SHARE CAPITAL AS AT DECEMBER 31, 1994.........  279,496       699      87,080       218
From exchange of ING Verzekeringen N.V. and ING Bank        32                    --
  N.V. shares and ING Groep N.V. warrants............                 --                    --
From 1994 final optional dividend....................    6,988        18          --        --
From 1995 interim optional dividend..................    6,096        15          --        --
                                                        ------       ---      ------       ---
ISSUED SHARE CAPITAL AS AT DECEMBER 31, 1995.........  292,612       732      87,080       218
From 2.5 for 1 stock split...........................  438,918        --          --        --
From exchange of ING Verzekeringen N.V. shares and      28,003                    --
  ING Groep N.V. warrants............................                 28                    --
From 1995 final dividend.............................   13,408        13          --        --
From 1996 interim dividend...........................   11,902        12          --        --
Stock options........................................      893         1          --        --
                                                        ------       ---      ------       ---
ISSUED SHARE CAPITAL AS AT DECEMBER 31, 1996.........  785,736       786      87,080       218
                                                        ======       ===      ======       ===

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

SHAREHOLDERS' RESERVES

     The composition of and movements in the reserves were as follows:

                                                                                 RESERVE
                                                                    REVALU-     PARTICI-
                                                         SHARE       ATION       PATING       OTHER
                                             TOTAL      PREMIUM     RESERVE     INTERESTS    RESERVES
                                             ------     -------     -------     ---------    --------
BALANCE AS AT JANUARY 1, 1994..............  20,598      3,989        8,712        5,544       2,353
1993 final dividend and 1994 interim
  dividend.................................     831        (29)          --           --         860
Private placements and warrants............     129        129           --           --          --
Revaluations...............................  (1,887)        --       (1,866)         (21)         --
Movements in own shares held by Group
  companies................................     (50)        --           --           --         (50)
Appropriation from net profit..............   1,220         --           --        2,268      (1,048)
                                             ------      -----        -----       ------      ------
BALANCE AS AT DECEMBER 31, 1994............  20,841      4,089        6,846        7,791       2,115
1994 final dividend and 1995 interim
  dividend.................................     944        (29)          --           --         973
Private placements and warrants............     136        136           --           --
Revaluations...............................    (429)        --        1,091           58      (1,578)
Movements in own shares held by Group
  companies................................     (65)        --           --           --         (65)
Appropriation from net profit..............   1,400         --           --        2,572      (1,172)
                                             ------      -----        -----       ------      ------
BALANCE AS AT DECEMBER 31, 1995............  22,827      4,196        7,937       10,421         273
Transfer of reserves.......................      --         --           --       (9,775)      9,775
1995 final dividend and 1996 interim
  dividend.................................     834        (16)          --           --         850
Private placements and warrants............   1,215      1,215           --           --          --
Revaluations...............................   6,843         --        7,221           47        (425)
Movements in own shares held by Group
  companies................................    (313)        --           --           --        (313)
Appropriation from net profit..............   1,714         --           --           --       1,714
                                             ------      -----        -----       ------      ------
BALANCE AS AT DECEMBER 31, 1996............  33,120      5,395       15,158          693      11,874
                                             ======      =====       ======       ======      ======

     The amount of share premium has been fixed at the amount recognized for tax purposes. The revaluation reserve and the reserve for participating interests include the statutory reserves.

DIVIDENDS PER SHARE FOR THE YEARS 1996, 1995 AND 1994 ARE AS FOLLOWS:

                                                   ORDINARY SHARES               PREFERENCE SHARES
                                              --------------------------     --------------------------
                                              PER SHARE      AGGREGATE       PER SHARE      AGGREGATE
                                               NLG(1)       MILLIONS NLG        NLG        MILLIONS NLG
                                              ---------     ------------     ---------     ------------
    1996..................................       2.00           1,561           0.53              46
    1995..................................       1.66           1,203           0.53              46
    1994..................................       1.50           1,036           0.53              46

---------------
(1) 1995 and 1994 per share amounts are restated to reflect the June 3, 1996 2.5 to 1 stock split.

     Shareholders, at the discretion of the Executive Board, subject to the approval of the Supervisory Board, may be given the option to receive dividends in the form of cash or stock. Stock dividends are usually determined based on a share value as close as possible to the market value of the shares at the date on which dividends are paid.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

SHARES

     All shares are in registered form. No share certificates shall be issued. Shares may be transferred by means of a deed of transfer, subject to the approval of the Executive Board of ING Group.

ORDINARY SHARES

     The nominal value of the ordinary shares is currently NLG 1.00 (before the stock split of June 3, 1996, the nominal value was NLG 2.50). Ordinary shares may only be issued if at least the nominal amount is paid up.

PREFERENCE SHARES

     The nominal value of the preference shares is NLG 2.50. Preference shares are divided into two categories: "A" preference shares and "B" preference shares. The authorized share capital of ING Group consists of 100 million "A" preference shares, of which as at December 31, 1996, 87 million have been issued and 200 million "B" preference shares, none of which have yet been issued. The "B" preference shares are subdivided into five series of 5 million, 5 million, 40 million, 75 million and 75 million shares, respectively.

     Preference shares may only be issued if at least the nominal amount is paid up.

     Preference shares rank before the ordinary shares in entitlement to dividends and distributions upon liquidation of ING Group, but are subordinated to the cumulative preference shares. Holders of "A" and "B" preference shares rank pari passu among themselves. If the profit or amount available for distribution to the holders of preference shares is not sufficient to make such distribution in full, such holders will receive a distribution in proportion to the amount they would have received if such distribution could have been made in full. The "A" preference shares and "B" preference shares are not cumulative and the holders thereof will not be compensated in subsequent years for a shortfall in a prior year.

     If the profit or the amount available for distribution to the holders of preference shares upon liquidation of ING Group is not sufficient to make this distribution in full, such holders will receive a distribution in proportion to the amount they would have received if such distribution could have been made in full.

     The ING Group's Articles of Association make provision for cancellation of preference shares.

"A" PREFERENCE SHARES

     The dividend on the "A" preference shares is equal to a percentage, calculated over NLG 7.50.

     This percentage is calculated by taking the arithmetic mean of the average effective yield on the five longest-dated Dutch government loans, as prepared by the Dutch Central Bureau of Statistics and published in the Official List of the Amsterdam Stock Exchange Association for the last twenty stock exchange days preceding the day on which the first "A" preference shares are issued, or, as the case may be, preceding the day on which the dividend percentage is adjusted. The percentage so established may be increased or decreased by not more than half a percentage point, depending on the market conditions then prevailing, as the Executive Board may decide with the approval of the Supervisory Board.

     The dividend percentage will be readjusted on January 1, 2004 in keeping with the average effective yield at that time on the five longest-dated Dutch government loans and thereafter every ten years.

     Consequently the dividend on the "A" preference shares will be NLG 0.53 per year until January 1, 2004.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     "A" preference shares may only be cancelled if a distribution of NLG 5.00 can be made on each "A" preference share in addition to the repayment of the nominal amount of NLG 2.50. Upon liquidation of ING Group, a distribution of NLG
7.50 will, insofar possible, be made on each "A" preference share.

"B" PREFERENCE SHARES

     The dividend on the "B" preference shares will be equal to a percentage, calculated on the amount (including share premium) for which the first "B" preference shares of the relevant series are subscribed.

     The percentage, referred to in the preceding paragraph, is for each series of the "B" preference shares equal to the arithmetic mean of the average effective yield on the government loans with a maturity (term to maturity) of six to seven years, as prepared by the Dutch Central Bureau of Statistics and published in the Official List of the Amsterdam Stock Exchange Association for the last twenty stock exchange days preceding the day on which the first "B" preference shares of the relevant series are issued, or as the case may be, preceding the day on which the dividend percentage is adjusted.

     The percentage so established may be increased or decreased by not more than one percentage point, depending on the market conditions then prevailing, as the Executive Board may decide with the approval of the Supervisory Board.

     The dividend percentage will be readjusted in keeping with the average effective yield at that time on January 1 of the calendar year following the day after seven years have expired since the day on which the first "B" preference shares of the relevant series were issued and thereafter every seven years.

     "B" preference shares may only be cancelled if in addition to the repayment of the nominal value of NLG 2.50 a distribution is made equal to the amount (including share premium) for which the first "B" preference shares of the relevant series were subscribed minus NLG 2.50. Upon liquidation of ING Group, a distribution of the amount (including share premium) for which the first "B" preference shares of the relevant series were subscribed will, insofar possible, be made on each "B" preference share.

BEARER RECEIPTS FOR ORDINARY SHARES AND FOR PREFERENCE SHARES

     The issue and transfer of Ordinary Shares and Preference Shares is restricted, pursuant to the Articles of Association of ING Group. Natural persons may acquire Ordinary Shares and/or Preference Shares up to a limit of 1% of the issued Ordinary Share capital or the issued Preference Share capital, respectively. Legal entities may not acquire any Ordinary or Preference Shares. However, there are some exceptions to this rule, including the Trust specially appointed for that purpose.

     The Trust holds more than 99% of the Ordinary and Preference Shares issued by ING Group. In exchange for these Shares, the Trust has issued Bearer Receipts for Ordinary Shares and Preference Shares. The Bearer Receipts are freely transferable.

     The holder of a Bearer Receipt is entitled to receive from the Trust payment of dividends and distributions corresponding with the dividends and distributions received by the Trust on a Share of the relevant category. Moreover, the holder of a Bearer Receipt is entitled to attend and to speak at the general meeting of shareholders of ING Group, but does not have voting rights.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     The number of Bearer Receipts for ING Groep N.V. Ordinary and Preference Shares held by Group companies as at December 31 amounted to:

                                                          1996                           1995
                                               --------------------------     --------------------------
                                               NUMBER          MARKET         NUMBER          MARKET
                                               X 1,000     CAPITALIZATION     X 1,000     CAPITALIZATION
                                               -------     --------------     -------     --------------
    Ordinary Shares..........................   43,641         2,714.4         14,970         1,604.8
    Preference Shares........................    4,290            39.8          4,246            36.1

CUMULATIVE PREFERENCE SHARES

     The nominal value of the Cumulative Preference Shares is NLG 2.50. Cumulative Preference Shares may only be issued if at least one fourth of the nominal amount is paid up.

     The Cumulative Preference Shares rank before the Preference Shares and the Ordinary Shares in entitlement to dividend and to distributions upon liquidation of ING Group.

     The dividend on the Cumulative Preference Shares will be equal to a percentage, calculated on the amount compulsorily paid up or yet to be paid up. The percentage, referred to in the preceding paragraph, shall be equal to the average of the special advance rate of the Dutch Central Bank, weighted on the basis of the number of days for which it applied, during the financial year in respect of which the distribution is made, increased by two and a half points and by the average interest surcharge as applied by the three largest lending institutions, in terms of balance sheet total, in the Netherlands (excluding lending institutions which are part of the same group as ING Group).

     If and to the extent that the profits are not sufficient to make the dividend distribution referred to above in full, the shortfall will be distributed from the reserves insofar possible. If and to the extent that the dividend distribution cannot be made from the reserves, the profits achieved in subsequent years shall first be used to make up for the shortfall before any distribution may be made on shares of any other category.

     The ING Group's Articles of Association make provision for the cancellation of Cumulative Preference Shares. Upon cancellation of Cumulative Preference Shares and upon liquidation of ING Group, the amount paid up on the Cumulative Preference Shares will be repaid together with the dividend shortfall in preceding years, insofar as this shortfall has not yet been made up.

WARRANTS

     In 1991, ING Group authorized the issuance of 261,070,062 warrants, of which 253,053,188 have been issued. On December 31, 1996 174,845,527 Warrants were outstanding (1995: 253,022,830). Warrant holders are entitled to obtain from ING Group for a fixed price, Bearer Receipts for Ordinary Shares in the ratio of 14 Warrants to 5 Bearer Receipts. Warrant holders may exercise their rights at their own discretion but no later than March 15, 2001. As at December 31, 1996, a total of 23,654 Warrants (1995: 21,816,577) was held by Group companies of ING Group.

     The current exercise price is NLG 136 for 5 Bearer Receipts (NLG 27.20 per Bearer Receipt). The exercise price will be adjusted by ING Group if one or more of the following general circumstances occur:

     1. ING Group issues Ordinary Shares with pre-emptive rights for existing holders thereof against an issue price which is below the then applicable exercise price;

     2. ING Group issues Ordinary Shares to existing holders thereof, such shares being paid from a reserve of the company at a price which is below the then applicable exercise price;

     3. ING Group issues Ordinary Shares to existing holders thereof by way of paying a dividend at a price which is below the then applicable exercise price;

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     4. ING Group grants to existing holders of Ordinary Shares pre-emptive rights to obtain securities other than Ordinary Shares;

     5. any company grants to existing holders of Ordinary Shares of ING Group a right of subscription for securities which may be converted into or exchanged for Ordinary Shares of ING Group, provided that the price for which such Ordinary Shares of ING Group may (initially) be obtained is lower than the then applicable exercise price;

     6. ING Group makes a distribution in cash out of its share premium reserve(s) to holders of Ordinary Shares.

     In case of a split or consolidation of the shares of ING Group, a warrant holder shall remain entitled to a number of shares, the aggregate nominal value of which shall be equal to the aggregate nominal value of the number of shares to which he was entitled before such split or consolidation.

     In case of a restructuring of the share capital of ING Group or a merger of ING Group with any other company or a transfer of the assets of ING Group (or a substantial part thereof) to any other company, the exercise price of the Warrants will not be adjusted. In that event, a Warrant holder will be entitled to obtain the securities of the kind and number a holder of Ordinary Shares would have been entitled to if the warrants had been exchanged for Ordinary Shares immediately before that event.

STOCK OPTION PLAN

     The ordinary share capital may increase as a result of exercised Option rights granted to a number of senior executives. The options may be exercised during predetermined periods over a period of five years.

OPTION RIGHTS

                                         ORIGINAL        OPTIONS IN       OPTIONS IN       EXERCISE PRICE
                                         NUMBER OF      ISSUE AS AT      ISSUE AS AT            NLG
                                          OPTIONS        01-01-1996       12-31-1996         12-31-1996
                                        -----------     ------------     ------------     ----------------
    1994..............................       50,501          50,501            8,418            25.53
                                            208,717         208,717          108,977            26.36
    1995..............................      873,506         760,496          306,369            28.27
                                            495,879         495,879          199,141            29.10
    1996..............................        2,450              --            2,450            43.52
                                            880,258              --          880,000            51.80
                                          ---------       ---------        ---------
                                          2,511,311       1,515,593        1,505,355
                                          =========       =========        =========

     The movements in the option rights were as follows:

                                                                        1996          1995
                                                                      ---------     ---------
    Opening balance.................................................  1,515,593       259,218
    Granted.........................................................    882,708     1,369,385
    Exercised.......................................................    892,946       113,010
                                                                      ---------     ---------
    CLOSING BALANCE.................................................  1,505,355     1,515,593
                                                                      =========     =========

6.2.4. SUBORDINATED LOAN

                                                                              1996      1995
                                                                              -----     -----
    Subordinated loan.......................................................  1,068     1,068

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     This relates to the 10% subordinated debentures issued by ING Groep N.V. in 1991, due on March 15, 2001.

     The number of debentures held by Group companies as at December 31, 1996 was 63,575 with a balance sheet value of NLG 64 million (December 31, 1995:
63,575 with a balance sheet value of NLG 64 million).

6.2.5. OTHER LIABILITIES

                                                                              1996      1995
                                                                              -----     -----
    Debenture loan..........................................................  1,000     1,000
    Amounts owed to Group companies.........................................  2,844     2,623
    Dividend................................................................    965       710
    Other amounts owed and accrued liabilities..............................    102       126
                                                                              -----     -----
                                                                              4,911     4,459
                                                                              =====     =====

     The Debenture loan relates to the 1994 7.125% ING Groep N.V. loan with a term of 10 years up to June 28, 2004.

     The number of debentures held by Group companies as at December 31, 1996 was 475 with a balance sheet value of NLG 0.5 million (December 31, 1995: 33,440 with a balance sheet value of NLG 33 million).

     Analysis of Amounts owed to Group companies by remaining term:

                                                                              1996      1995
                                                                              -----     -----
    up to one year..........................................................     --       220
    from one year to five years.............................................    573       682
    over five years.........................................................  2,271     1,721
                                                                              -----     -----
                                                                              2,844     2,623
                                                                              =====     =====

GENERAL

     The remuneration of the members of the Executive Board, including pension contributions, amounted to NLG 14 million (1995: NLG 18 million). The remuneration of the members and former members of the Supervisory Board amounted in 1996 to NLG 1 million (1995: NLG 1 million).

     The amount outstanding as at December 31, 1996 in respect of loans and advances to members of the Executive Board and the Supervisory Board was NLG 14 million (1995: NLG 7 million) at an average interest rate of 4.9% (1995: 5.8%).

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

7. DIFFERENCES BETWEEN DUTCH AND US ACCOUNTING PRINCIPLES

7.1. VALUATION AND INCOME RECOGNITION DIFFERENCES BETWEEN DUTCH AND US ACCOUNTING PRINCIPLES

     The consolidated financial statements of ING Group are presented in accordance with accounting principles generally accepted in the Netherlands ("Dutch GAAP"). Dutch GAAP differs in certain respects from accounting principles generally accepted in the United States of America ("U.S. GAAP"). The following is a summary of the significant differences.

     a.   Goodwill.

          Goodwill, which represents the difference between the purchase price and the fair value of the net assets acquired, is debited or credited in full to shareholders' equity at transaction date.

          Under U.S. GAAP, such goodwill is capitalized and amortized over the expected periods to be benefited with adjustments for impairment evaluated based on estimated undiscounted future cash flows.

          Under Dutch GAAP, ING Group accounted for the 1991 merger of its insurance and banking businesses under the pooling of interests method. As such, the balance sheets and operating statements of the two businesses were effectively combined and no adjustments to the carrying values of the assets and liabilities were made. Under U.S. GAAP, this merger was accounted for under the purchase method. Because the purchase price was less than the estimated fair value of the net assets acquired, negative goodwill was created, which will be amortized over the 10-year period beginning March, 1991.

     b. Recognition of realized gains and losses on sales of participating interests and Group companies.

          Gains and losses on disposal of participating interests and Group companies, defined as the difference between the balance sheet value and the proceeds on sale, are directly credited or debited to shareholders' equity.

          Under U.S. GAAP, gains and losses on those disposals are computed based on historical cost and are incorporated in the profit and loss account at the date of disposal.

     c.   Real estate.

          Investments in land and buildings are generally carried at their estimated net realizable value, based on values prevailing at acquisition or on subsequent, periodic appraisals. These properties are not depreciated. Additionally, realized gains and losses are charged directly to shareholders' equity.

          U.S. GAAP distinguishes between real estate properties held for own use and real estate investments. Properties held for own use are generally carried at historical cost less accumulated depreciation, but the carrying amounts may be adjusted for a decline in value deemed other than temporary; depreciation is provided over the estimated economic life of the property. Properties held for investment are generally carried at the lower of cost or net realizable value, and are adjusted for declines in value deemed other than temporary; depreciation is provided over the estimated economic life of the property. Realized gains and losses are charged to the profit and loss account.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     d. Recognition of realized gains and losses on sales of shares and convertible debentures.

          Realized and unrealized gains and losses on investments in shares and convertible debentures are recognized directly in shareholders' equity in the year the revaluations or sales take place.

          Under U.S. GAAP, realized gains and losses on sales of such investments are recorded in earnings of the period in which the sales occurred. Individual securities classified as available-for-sale are subject to review to determine whether a decline in fair value below cost or amortized cost is other than temporary. If the decline in fair value is judged to be other than temporary, the cost basis of the individual security is written down to fair value as the new cost basis and the amount of the write down is included in current period earnings.

     e.   Valuation of debt securities.

          Debt securities held for investment, other than zero-coupon bonds, are carried at redemption value. Premiums or discounts arising at acquisition are recorded separately and amortized over the estimated life of the portfolio on a straight line basis. Zero-coupon bonds are carried at amortized cost. Additionally, debt securities are recorded net of a provision for credit losses.

          Under U.S. GAAP, investments in debt securities must be classified as either:

           (i) trading, which are valued at fair value with changes in fair value recorded through current period earnings;

          (ii)  held-to-maturity, which are carried at amortized cost, or;

          (iii) available-for-sale, which are carried at fair value with changes in fair value recorded as a separate component of shareholders' equity.

          Premiums and discounts arising from acquisition are amortized to interest income using the effective yield method over the contractual life of the securities. Allowances for credit losses on debt securities are not permitted. Individual securities classified as either available-for-sale or held-to-maturity are subject to review to determine whether a decline in fair value below amortized cost is other than temporary. If the decline in fair value is judged to be other than temporary, the cost basis of the individual security is written down to fair value as the new cost basis and the amount of the write down is included in the profit and loss account.

          Revaluing debt securities classified as available-for-sale to fair value results in a reconciling item to shareholders' equity. A portion of this reconciliation relates to assets held in support of policies in the Netherlands where the policyholder shares in the profits of the company. Although unrealized gains on these assets are included in shareholders' equity for U.S. GAAP purposes, as these gains are realized a portion may be passed to policyholders, at the discretion of the Company.

     f.   Recognition of results on sales of debt securities.

          Realized gains and losses on sales of investments in debt securities are deferred as part of the provision for yield differences and amortized on a straight-line basis over the estimated average remaining life of the portfolio.

          Under U.S. GAAP, realized gains and losses on sales of investments in debt securities are recorded in the earnings of the period in which the sales occurred.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     g. Accounting for certain derivative financial instruments denominated in foreign currencies that did not meet the U.S. hedging criteria.

          Under Dutch GAAP, derivative financial instruments which are used for interest rate and foreign exchange risk management are accounted for as off-balance sheet transactions. The related interest income and expense is recognized on an accrual basis. Risk management practices may include the use of foreign currency denominated derivative financial instruments, primarily interest rate swaps, within the overall interest rate gap management.

          Under U.S. GAAP, such derivative financial instruments do not meet the criteria for hedge accounting treatment and are carried on the U.S. GAAP balance sheet at fair value, with changes in fair value recognized in current period earnings.

     h. Accounting for derivative financial instruments held for risk management purposes that did not meet the U.S. hedging criteria.

          Under Dutch GAAP, interest rate contracts, primarily interest rate swap contracts, used to manage the interest rate risk arising in ING's domestic banking activities are accounted for as off-balance sheet transactions. The related interest income and expense is accounted for on a basis in conformity with the hedged position, primarily on an accrual basis. ING's ALCO risk management activities are conducted on an overall basis without, through December 31, 1996, specifically designating derivative contracts as hedges of individual assets or liabilities. See "Business -- Risk Management -- Interest Rate Risk in Banking Activities -- Interest rate risk from non-trading activities".

          U.S. GAAP requires that derivatives be carried at fair value with changes in fair value recorded in income unless specified criteria are met to obtain hedge accounting treatment. One of such specified criteria, which ING has not complied with, is the specific contemporaneous designation of each derivative contract as a hedge of specific assets, liabilities, or pools of similar items. Accordingly, the risk management derivatives were carried on the U.S. GAAP balance sheet as at December 31, 1996 and 1995, at fair value with changes in fair value recognized in current period earnings.

     i.   Deferred acquisition costs of insurance contracts.

          Under both Dutch and U.S. GAAP, costs that vary with and are directly related to the acquisition of life insurance contracts are deferred and amortized.

          Under Dutch GAAP, deferred acquisition costs are amortized in proportion to future premiums. Under U.S. GAAP, deferred acquisition costs of traditional insurance contracts are likewise amortized in proportion to future premiums. For universal-life type contracts, investment contracts and for participating individual life insurance contracts in the Netherlands, U.S. GAAP requires that deferred acquisition costs be amortized at a constant rate based on the present value of the estimated gross profit margins expected to be realized over the life of the book of contracts. In addition, in accordance with SFAS 115, deferred acquisition costs related to universal-life type contracts, investment contracts and participating individual life insurance contracts in The Netherlands are adjusted to reflect changes that would have been necessary if unrealized investment gains and losses related to available-for-sale securities had been realized. The SFAS 115 adjustment to deferred acquisition costs is an adjustment to equity that is not taken through net profit. As a result of this adjustment, U.S. GAAP equity has been reduced by NLG 349 million in 1996 (1995: NLG 345 million).

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     j.   General provisions.

          Under Dutch GAAP, liabilities can be set up under certain conditions, for expenditures that will be incurred in the future, such as expenses relating to information technology systems enhancement.

          Under U.S. GAAP, the criteria for setting up liabilities are more stringent and include, among others, that a liability be incurred at the date of the financial statements for such costs. As a result, a portion of the general provision has been eliminated in order to meet the U.S. GAAP criteria.

     k.   Pension liabilities and pension costs.

          For most ING Group employees, separate funds have been created for pension entitlements. These funds are separate legal entities outside the control of ING Group, that are accounted for in separate financial statements. For the Dutch pension funds, the amount expensed in a given period is based on past and estimated future payments to the funds. A liability (or asset) is recognized for the excess (or deficiency) of the current year's expense over the current year's payments required by the funds.

          Under U.S. GAAP, the pension expense is based on a specific method of actuarial valuation of plan assets and future, as well as past, expected liabilities. Amounts recognized as expense may differ from amounts funded in the same year. The accrual of pension expense is intended to effectively match the full cost of the expected pension benefits to the period of employee service.

     l.   Post-employment benefits.

          Under Dutch GAAP a liability for early retirement benefit costs is recognized when eligible employees opt for such an arrangement.

          Under U.S. GAAP, the method described for the expense to be recognized as post-employment benefits is similar to those governing the recognition of pension expense.

     m.   Post-retirement benefits.

          For post-retirement benefits other than pensions, a provision has been established, partly based on accrual of those benefits during the service of the employees and partly based on a valuation of those benefits at the retirement date. Yearly increases to the provision are charged to the profit and loss account.

          Under U.S. GAAP, the expense for expected post-retirement benefits other than pensions must be accrued during the service of an employee. The methods prescribed for determining the expense to be recognized are similar in many respects to those governing the recognition of pension expense.

     n.   Provision for life policy liabilities.

          The provision for life policy liabilities, under both Dutch and U.S. GAAP, is calculated based on the benefits attributable to the policyholders as set out in the insurance contracts.

          Under both Dutch and U.S. GAAP, the liability for life policy benefits for traditional life insurance contracts is computed using a net level premium method with assumptions such as expected investment yields, mortality, morbidity, terminations and expenses consistent with the provisions of Statement of Financial Accounting Standards No. 60, "Accounting and Reporting by

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

        Insurance Enterprises." These assumptions are based on expectations at the time the insurance contracts are made and include a provision for adverse deviation. Additionally, under both Dutch and U.S. GAAP, the adequacy of the provision for life policy benefits is evaluated each year and is augmented if necessary. The principal difference between Dutch and U.S. GAAP relates to applied investment yields for certain Group companies. Assumed investment yields for these companies under Dutch GAAP range from 4.50% to 6.75% in accordance with the valuation basis prescribed by the regulatory authorities. While for Dutch GAAP the liability for life policy benefits is adequate, for purposes of the reconciliation of the Dutch accounts to U.S. GAAP, ING Group has assumed, in accordance with SFAS 60, investment yields ranging from 4.25% to 6.00%.

        Under both Dutch and U.S. GAAP, the liability for life policy benefits for universal life and investment type contracts as described in Statement of Financial Accounting Standards No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments," is equal to the balance that accrues to the benefit of policyholders at the balance sheet date. These contracts include policies where the policyholder bears the investment risk, annual life funds and unit-linked policies. Investments related to such contracts are segregated and the majority are valued at fair value with changes in fair value recorded through current period earnings for both Dutch and U.S. GAAP.

        In the Netherlands, the principal individual life insurance contracts sold by the subsidiaries of ING Group provide for bonuses and distributions on account of interest or underwriting experience to policyholders based on the overall results of the operations. Such amounts are generally credited in the form of additional paid-up insurance. Participating insurance contracts with such features are traditionally sold in the United States by mutual insurance companies. Under both Dutch and U.S. GAAP, the liability for these types of contracts is equal to the net level reserve consistent with the provisions of Statement of Financial Accounting Standards No. 120, "Accounting and Reporting by Mutual Life Enterprises and by Insurance Enterprises for Certain Long-Duration Participating Contracts.

        In 1993, the Company recognized it had adverse experience related to less than expected mortality related to certain annuity contracts which provide guaranteed life benefits under defined benefit retirement plans of client companies, and as a result, began a 15-year program to accrue for the needed reserve strengthening. Under Dutch GAAP, the accruals related to 1993 and 1994 were recorded through charges to the income statement. In 1995, there was a change in Dutch insurance regulations recommending that the remaining balance of future accruals for this reserve strengthening be taken at once to the provisions. In accordance with Dutch GAAP, the required addition to the provision was directly debited, in total, to shareholders' equity. Under U.S. GAAP, these are SFAS 60 insurance contracts, and the entire reserve strengthening would have been recorded through charges to the income statement in 1993 so as to include realistic reserve mortality assumptions. That is, in 1993, there would have been a reconciling item with respect to both net profit and shareholders' equity between Dutch GAAP and U.S. GAAP related to this reserve strengthening. As a result of the 1995 special accrual, however, no shareholders' equity or net profit reconciling items exist in 1995 between Dutch GAAP and U.S. GAAP.

     o. Provision for future catastrophe and other accidental losses.

        ING Group carries a non-life provision for future catastrophe and other accidental losses. The yearly additions are based on estimates of premiums for external reinsurance. The provision implicitly accrues loadings for catastrophe risks included in gross premium revenues.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

          Under U.S. GAAP, this provision is not allowed, since losses on non-life insurance policies are recorded in the period they are incurred.

     p.   Dividend to ING Groep N.V. shareholders.

          Final dividends payable to ING Group shareholders are provided for and deducted from shareholders' equity when they are proposed by the Executive Board at the end of the accounting period.

          Under U.S. GAAP, proposed final dividends are not recognized as a reduction of shareholders' equity until they are formally declared.

     q.   Other.

          This item mainly relates to certain shareholdings presented as part of Other assets, which are held for sale, and which are carried at the lower of cost or market value. Dividends received from and realized gains and losses on the sale of these shareholdings are charged to the profit and loss account.

          Under U.S. GAAP, these shareholdings are accounted for at either fair value with changes in fair value recorded in shareholders' equity, or, in cases where the shareholding exceeds 20% of the voting stock (i.e. where significant influence is presumed to be exercised), by the equity method. Realized gains and losses on the sale of these investments are charged to the profit and loss account.

     r.   Provision for general banking risks.

          Pursuant to Dutch GAAP, ING Group maintained, through December 31, 1996, an undisclosed provision with respect to the general risks inherent in its banking activities. The provision may be used for all major losses which are not predictable or estimable, and is accounted for as a deduction of the loans receivable, under the caption Lending. Additions to the provision for general banking risks are taken to the profit and loss account. In conformity with the "Recommendations regarding the annual accounts of banks" from the Dutch Central Bank, the tax debits and credits in respect of the additional value adjustments and re-adjustments are included in the provision itself.

          Under U.S. GAAP, such a general risk provision is not permitted.

          Subsequent to changes in industry reporting practices in the Netherlands and starting January 1, 1997, the provision for general banking risks will be reduced to NLG 1,300 million (from NLG 2,550 million as at December 31, 1996) and renamed "Fund for general banking risks", which will be disclosed and presented on the liabilities side of the balance sheet. The remainder of the provision will be added to shareholders' equity. As a result of this change in presentation, the amount presented in the reconciliation from Dutch to U.S. GAAP shareholders' equity in respect of the provision for general banking risks will substantially decrease in the next reporting periods as compared to the years 1996 and 1995.

     s.   Lending commissions.

          Under Dutch GAAP, a significant portion of the lending commissions received and the related direct costs paid, are accounted for on a cash basis.

          Under U.S. GAAP, all loan fees and direct costs are deferred and recognized as an adjustment to the yield of the related loan or facility. As the direct costs related to the granted loans and

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

          facilities offset a substantial part of the commissions earned and considering the size and changes in the loan portfolio, ING Group has estimated that the difference between interest income recognized in 1996 and 1995 and interest income that would have been recognized under U.S. GAAP is not material.

     t.   Provision for loan losses.

          Under Dutch GAAP, the provision for loan losses in respect of corporate loans is determined on a case by case basis, taking the following factors into consideration:

           (i) the financial standing of the customer, including a realistic assessment of the likelihood of repayment of the loan within an acceptable period and the extent of ING Group's other commitments to the same customer;

           (ii) the realizable value of any security for the loan; and

          (iii) the cost associated with obtaining repayment and realization of any such security.

          Under U.S. GAAP, the provision for loan losses within the scope of SFAS 114 "Accounting by creditors for impairment of a loan" should be determined based on the present value of expected future cash flows, discounted using the effective rate of the loan, or, as an alternative, at the fair value of the loan's collateral. ING Group has estimated, for those loans subject to SFAS 114, that the difference between the provisions for loan losses under Dutch GAAP at December 31, 1996 and 1995, and the corresponding provisions under U.S. GAAP is not material.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

7.2. RECONCILIATION OF DUTCH GAAP SHAREHOLDERS' EQUITY AND NET PROFIT TO U.S.
     GAAP:

                                                          SHAREHOLDERS'
                                                             EQUITY              NET PROFIT
                                                        -----------------     ----------------
                                                         1996       1995       1996      1995
                                                        ------     ------     ------    ------
         AMOUNTS DETERMINED IN ACCORDANCE WITH DUTCH
           GAAP:                                        34,124     23,777      3,321     2,649
                                                        ------     ------     ------    ------
         Adjustments in respect of:
         a. Goodwill:
              Goodwill associated with acquisitions....  2,359      2,253       (368)     (477)
              Negative goodwill associated with the
                1991 merger............................   (250)      (310)        60        60
         b. Recognition of realized gains and losses on
              sales of participating interests and
              Group companies..........................     --         --         12        14
         c. Real estate
             Valuation................................. (2,740)    (2,508)      (353)     (317)
             Realized gains and losses on sales........     --         --        104       136
         d. Recognition of realized gains and losses on
              sales of shares and convertible
              debentures...............................     --         --        885       178
         e. Valuation of debt securities...............  5,867      3,912         13         5
         f. Recognition of results on sales of debt
              securities:
              Realized gains and losses on sales.......     --         --        827       575
              Reversal of provision for yield
                difference.............................  1,156        672       (264)     (222)
              Amortization of premiums and discounts...     --         --       (209)      (55)
         g. Accounting for certain derivative financial
              instruments denominated in foreign
              currencies that did not meet the U.S.
              hedging criteria.........................    241        258        (17)      332
         h. Accounting for derivative financial
              instruments held for risk management
              purposes that did not meet the U.S.
              hedging criteria.........................     78       (195)       235       538
         i. Deferred acquisition costs of insurance
              contracts................................     99         44         74        56
         j. General provisions.........................    470        103        367        59
         k. Pension liabilities and pension costs...... (1,250)    (1,209)       (40)     (154)
         l. Post-employment benefits...................   (987)      (930)       (69)      (63)
         m. Post-retirement benefits...................   (328)      (356)        28        15
         n. Provision for life policy liabilities......    (45)       (27)       (32)      (68)
         o. Provision for future catastrophe and other
              accidental losses........................    405        359         44        36
         p. Dividend to ING Groep N.V. shareholders....    966        710         --        --
         q. Other......................................    131         51         14         0
                                                        ------     ------     ------    ------
            Sub-total..................................  6,172      2,827      1,311       648
            Tax effect of the adjustments.............. (1,098)       (56)      (375)     (249)
         r. Provision for general banking risks(1).....  2,550      2,010        416       159
                                                        ------     ------     ------    ------
            Total adjustments..........................  7,624      4,781      1,352       558
                                                        ------     ------     ------    ------
         AMOUNTS DETERMINED IN ACCORDANCE WITH U.S.
           GAAP:....................................... 41,748     28,558      4,673     3,207
                                                        ======     ======     ======    ======

---------------

(1) The Provision for general banking risks is presented net of tax effect.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

7.3. NET PROFIT PER SHARE

                                                                  1996     1995     1994     1993
                                                                  -----    -----    -----    -----
         Net profit determined in accordance with Dutch GAAP...   3,321    2,649    2,302    2,029
         Reconciling adjustments to net profit U.S. GAAP.......   1,352      558     n.a.     n.a.
         Net profit determined in accordance with U.S. GAAP....   4,673    3,207     n.a.     n.a.
         Dividend on preference shares.........................      46       46       46       28
                                                                  -----    -----    -----    -----
         Net profit available for ordinary shares and ordinary
           shares equivalents:
           Dutch GAAP..........................................   3,275    2,603    2,256    2,001
           U.S. GAAP...........................................   4,627    3,161     n.a.     n.a.
         Net profit per ordinary share and ordinary share
           equivalent:
           Dutch GAAP..........................................    4.34     3.67     3.40     3.09
           U.S. GAAP...........................................    6.14     4.46     n.a.     n.a.

     Prior years per share data have been restated to reflect the June 3, 1996
2.5 for 1 stock split, and adjusted for capital movements.

     Net profit per ordinary share is calculated based on the weighted average number of ordinary shares outstanding. The following has been taken into consideration in the calculation of the weighted average number of ordinary shares outstanding:

     -- Own shares held by Group companies are deducted from the total number of ordinary shares outstanding.
     --  The computation is based on daily averages.
     -- In calculating the increase in the weighted average number of shares resulting from interim and final stock dividends, the day on which the dividend is payable is considered.
     -- In case of exercised warrants, the day of the exercise is considered. -- Warrants and stock options issued by ING Group are considered ordinary shares equivalents.

     The net profit per share data are computed as if the options and warrants were exercised at the beginning of the period. In respect of the warrants, the determination of the shares that would be assumed to be repurchased out of the funds obtained is based on the market price at the end of the period. For the stock options, the exercise price is taken into account. The net increase in the number of shares resulting from the exercise of warrants and stock options is added to the average number of shares used for the calculation of net profit per share.

7.4. PRESENTATION DIFFERENCES BETWEEN DUTCH AND US ACCOUNTING PRINCIPLES

     In addition to the differences in valuation and income recognition principles, other differences, essentially related to presentation, exist between Dutch and U.S. GAAP. Although these differences do not cause differences between Dutch and U.S. GAAP reported net profit and/or shareholders' equity, it may be useful to understand them to better interpret the financial statements presented in accordance with Dutch GAAP. The following is a summary of the classification differences that pertain to the basic financial statements.

     a. Tangible fixed assets, comprised primarily of data processing equipment and other movable assets used in the Company's operations, are presented as a separate item in the balance sheet.

          Under U.S. GAAP, such assets are presented, together with all other assets used in the Company's operations, under Property and equipment.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     b. Real estate properties in use by ING Group's operating entities are presented as an investment, and the related rental income as investment income and operating expense.

         Under U.S. GAAP, real estate owned and occupied by a business unit is presented separately under the caption Property and equipment, and the impact of rental income and expense is eliminated from the profit and loss account.

     c. Equity securities of shareholdings in enterprises in the same industries as ING Group and certain receivables from the same enterprises are reported as participating interests, regardless of whether they are accounted for using the equity method.

         Under U.S. GAAP, only shareholdings which are accounted for under the equity method are presented separately from other investments in equity securities.

     d. Investments for the risk of policyholders, interest in investment pools and deposits with reinsurers are included in Investments.

         Under U.S. GAAP, investments for the risk of policyholders are included in Separate accounts and interests in investment pools and deposits with reinsurers are included in Other assets.

     e. Assets, other than real estate, under operational lease contracts are classified as Lending.

         Under U.S. GAAP, assets under operational lease contracts are included in Other assets.

     f. The net fair value of certain derivative financial instruments is presented as part of securities and options, a component of Other assets. Similarly, interest accrued on derivative contracts is presented net, under Accrued interest and rents, a component of Accrued assets.

         Under U.S. GAAP, these items are netted to the extent that a master netting agreement is in place. The gross positive and negative fair values of derivatives that are considered to be held for trading purposes are presented under Trading account assets and Trading account liabilities.

     g. Reinsurance recoverables on claims are recorded as an offset to the insurance provisions. Reinsurance ceded results are included in Underwriting Expenditure.

         Under U.S. GAAP, the insurance liabilities are presented on a gross basis and the reinsured portion as an asset under Reinsurance receivables. Reinsurance ceded results are applied to each appropriate caption of the profit and loss account.

     h. Premium income of the non-life operations is presented on a written basis, with the change in unearned premiums reported as an underwriting expenditure.

         Under U.S. GAAP, non-life premium income is presented on an as earned basis.

     i. Premiums collected on universal-life type contracts and insurance contracts that do not expose the company to significant mortality or morbidity risks are reported as premium income and the allocation of these premiums to the provision for life policy benefits as an underwriting expense.

         Under U.S. GAAP, premiums collected on these types of products are not reported as revenue in the profit and loss accounts; revenues from these products are amounts assessed against policyholders and are reported in the period that the amounts are assessed unless evidence indicates that the amounts are designed to compensate for services provided over more than one period.

     j. Death and surrender benefits paid on universal-life type contracts and the corresponding release of the provision for life policy benefits are reported separately as underwriting expenses in the profit and loss accounts.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

         Under U.S. GAAP, these items are not reported separately; benefits paid from these products are the amounts paid in excess of the related release of the provision for life policy benefits.

     k. Interest paid to contract holders of guaranteed investment contracts is reported as an investment expense that is netted against investment income.

         Under U.S. GAAP, the interest paid to contract holders of guaranteed investment contracts is reported as an underwriting expense and not netted against investment income.

     l. Short-term and long-term borrowings are included in the following captions: funds entrusted to and debt securities of the banking operations and other liabilities.

         Under U.S. GAAP, short-term borrowings are presented separately from long term borrowings.

     m. If the financial statements had been prepared in accordance with U.S. GAAP, certain items, which are included in interest income and expense, would have been classified differently. Included in these captions are, among others, the amortization of realized gains (losses) on sales of certain financial instruments used in interest rate risk management which have been deferred, results of interest arbitrage transactions and certain loan fees.

         Under U.S. GAAP, realized gains (losses) on sales of financial instruments are classified as either trading income or separately as results from sales. Results of interest arbitrage transactions are included in trading income under U.S. GAAP.

     n. Investment expenditures include certain amounts for interest charges and value adjustments to investments as well as administrative expenses.

         Under U.S. GAAP, investment expenditures would generally only include administrative expenses.

     o. All financial information related to health and disability insurance is incorporated under the segment "non-life".

         Under U.S. GAAP, financial information related to these classes of insurance is incorporated under the segment "life".

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

7.5. CONDENSED CONSOLIDATED BALANCE SHEET

     The following is a condensed consolidated balance sheet of ING Group, for the years ended December 31, 1996 and 1995, restated to reflect the impacts of the valuation and presentation differences between Dutch and U.S. GAAP.

                                                           1996                       1995
                                                 ------------------------   ------------------------
                                                 U.S. GAAP    DUTCH GAAP    U.S. GAAP    DUTCH GAAP
                                                 ---------   ------------   ---------   ------------
ASSETS
Total investments...............................  164,715       188,469      131,844       153,758
Separate accounts...............................   23,519            --       19,929            --
Trading account assets..........................   32,993        22,454       22,415        14,822
Loans...........................................  201,485       201,848      165,727       166,466
Banks...........................................   37,353        37,353       34,531        34,531
Cash and due from banks.........................    3,078         3,078        2,387         2,387
Participating interests.........................    1,038         3,609          750         3,032
Reinsurance receivables.........................    3,331           373        4,271           518
Other receivables...............................   11,028        10,015        7,767         6,526
Deferred policy acquisition costs...............    4,848         4,749        4,127         4,083
Goodwill........................................    2,359            --        2,253            --
Property and equipment..........................    4,487         1,800        4,154         1,537
Other assets....................................   17,453        10,150       12,910         8,604
                                                  -------       -------      -------       -------
TOTAL ASSETS....................................  507,687       483,898      413,065       396,264
                                                  =======       =======      =======       =======
LIABILITIES
Future policy benefits, claims reserves, other
  policyholder funds and unearned premiums......  123,945       121,405      110,142       106,773
Deposits........................................  176,844       204,885      154,346       176,417
Banks...........................................   72,402        72,402       51,996        51,996
Trading account liabilities.....................   12,792            --        7,530            --
Short-term borrowings and current maturities of
  long-term debt................................   25,199            --       14,224            --
Long-term borrowings, excluding current
  maturities....................................   18,662            --       20,995            --
Other liabilities...............................   35,625        50,612       25,134        37,161
                                                  -------       -------      -------       -------
TOTAL LIABILITIES...............................  465,469       449,304      384,367       372,347
Minority interests..............................      470           470          140           140
Shareholders' equity............................   41,748        34,124       28,558        23,777
                                                  -------       -------      -------       -------
TOTAL LIABILITIES, MINORITY INTERESTS, AND
  SHAREHOLDERS' EQUITY..........................  507,687       483,898      413,065       396,264
                                                  =======       =======      =======       =======

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

7.6. CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

     The following is a condensed consolidated profit and loss account of ING Group, for the years ended December 31, 1996 and 1995, restated to reflect the impacts of the valuation and presentation differences between Dutch and U.S. GAAP.

                                                          1996                         1995
                                               --------------------------   --------------------------
                                                U.S. GAAP     DUTCH GAAP     U.S. GAAP     DUTCH GAAP
                                               -----------   ------------   -----------   ------------
    Revenues.................................     43,373        47,551         37,656        41,203
    Expenses.................................     36,791        42,920         32,906        37,345
                                                  ------        ------         ------         -----
    Income before taxes and dividends on own
      shares.................................      6,582         4,631          4,750         3,858
    Dividends on own shares..................         72            72             58            58
                                                  ------        ------         ------         -----
    Profit before income taxes...............      6,510         4,559          4,692         3,800
    Income taxes.............................      1,802         1,203          1,472         1,138
                                                  ------        ------         ------         -----
    Profit after income taxes................      4,708         3,356          3,220         2,662
    Minority interests.......................         35            35             13            13
                                                  ------        ------         ------         -----
    NET PROFIT...............................      4,673         3,321          3,207         2,649
                                                  ======        ======         ======         =====

7.7. NEWLY ISSUED STATEMENTS OF THE FINANCIAL ACCOUNTING STANDARDS BOARD

     The Financial Accounting Standards Board (FASB) of the United States issued, in the course of 1996, Statement of Financial Accounting Standards
(SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 125 addresses whether the transfer of financial assets should be accounted for as a sale and removed from the balance sheet or as a financing recognized as a borrowing. SFAS No. 125 uses a "financial components" approach which focuses on control to determine whether assets have been sold. If the entity has surrendered control over the transferred assets, the transaction is considered a sale. Control is considered surrendered only if the seller has no legal right to the assets, even in bankruptcy; the buyer has the right to pledge or exchange the assets; and the seller does not maintain effective control over the assets through an agreement to repurchase or redeem them. SFAS No. 125 is effective for transactions occurring after December 31, 1996 and is to be applied prospectively, with earlier or retroactive application not permitted. Management is in the process of evaluating the impact this standard will have on ING Group's financial position and results of operations.

     In 1997, the FASB issued SFAS No. 128, "Earnings per Share". SFAS No. 128 establishes standards for computing and presenting earnings per share (EPS) that are comparable to international EPS standards. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. At the effective date of this standard, all prior-period U.S. GAAP EPS data presented will be restated and "Basis EPS" will be presented. Basis EPS exclude ordinary shares equivalents and other dilution and is computed by dividing net profit available for ordinary shares by the weighted-average number of ordinary shares outstanding for the period.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

8. ADDITIONAL INFORMATION REQUIRED BY U.S. GAAP

8.1. PARTICIPATING INTERESTS

     ING Group presents its equity method investments under the caption Participating interests, together with other investments that are carried at net realizable value. The equity method of accounting is used where ING Group exercises a significant influence on the commercial and financial policy of the investee. Other participating interests are stated at estimated net realizable value, which approximates the fair value of the investment. Amounts reported in the column "Balance Sheet Value" correspond to the Dutch GAAP balance sheet values.

                                                           1996                                  1995
                                                   --------------------                  --------------------
                                     PERCENTAGE    BALANCE                 PERCENTAGE    BALANCE
                                    OF OWNERSHIP    SHEET    ESTIMATED    OF OWNERSHIP    SHEET    ESTIMATED
       NAME OF THE INVESTEES            1996        VALUE    FAIR VALUE       1995        VALUE    FAIR VALUE
----------------------------------- ------------   -------   ----------   ------------   -------   ----------
Equity method investments:
Nederlandse
  Participatiemaatschappij(1)......      27%          285         461           --           --          --
De Nationale Investeringsbank
  N.V..............................      20%          261         466          20%          241         315
Bank Slaski S.A.(2)................       --           --          --          26%          132         224
Atlas Investeringsgroep N.V........      33%          124         124          33%          115         124
Postkantoren B.V...................      50%           81          81          50%          102         102
Dillon, Read & Co., Inc............      25%           74          74          25%           55          55
Other equity method
  investments(3)...................                   213         199                       106         121
Other participating interests......                 2,175       2,175                     1,761       1,761
                                                    -----       -----                     -----       -----
TOTAL SHARES OF PARTICIPATING
  INTERESTS........................                 3,213       3,580                     2,512       2,702
Receivables from participating
  interests........................                   396         402                       520         558
                                                    -----       -----                     -----       -----
TOTAL..............................                 3,609       3,982                     3,032       3,260
                                                    =====       =====                     =====       =====

------------------

(1) Presented in 1995 as part of Shares and convertible debentures, a component of Investments.

(2) Consolidated, starting August 1, 1996.

(3) Equity method investments included under "other" do not exceed NLG 60 million individually.

     Shareholders' equity at December 31, 1996 includes NLG 115 million (1995:
NLG 96 million) related to non-distributed earnings of equity-method investments.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

8.2. INVESTMENTS

     Debt securities include fixed-interest securities, with the exception of mortgage loans and policy loans. Following is a summary of investments in marketable securities at December 31, 1996 and 1995. Amounts reported in the column "Balance Sheet Value" correspond to the Dutch GAAP balance sheet value.

                                                   GROSS          GROSS
                                   AMORTIZED     UNREALIZED     UNREALIZED     ESTIMATED        BALANCE
                                     COST          GAINS          LOSSES       FAIR VALUE     SHEET VALUE
                                   ---------     ----------     ----------     ----------     -----------
DECEMBER 31, 1996
Debt securities
  available-for-sale:
  -- Dutch Government............    25,087          2,199             54         27,232         25,184
  -- Foreign Governments.........    41,616          1,745            194         43,167         41,368
  -- Corporate debt securities...    16,411          1,134            132         17,413         16,197
  -- Mortgage-backed
     securities..................     8,509            488             91          8,906          8,414
  -- Other.......................    10,223            398             42         10,578         10,267
                                    -------         ------         ------        -------        -------
Sub-total........................   101,846          5,964            513        107,296        101,430
Shares and convertible
  debentures.....................    11,384         15,291            286         26,390         26,390
                                    -------         ------         ------        -------        -------
TOTAL............................   113,230         21,255            799        133,686        127,820
                                    =======         ======         ======        =======        =======

                                                   GROSS          GROSS
                                   AMORTIZED     UNREALIZED     UNREALIZED     ESTIMATED        BALANCE
                                     COST          GAINS          LOSSES       FAIR VALUE     SHEET VALUE
                                   ---------     ----------     ----------     ----------     -----------
DECEMBER 31, 1995
Debt securities
  available-for-sale:
  -- Dutch Government............    27,034         2,115            948          28,201         27,035
  -- Foreign Governments.........    19,732           980            124          20,588         19,723
  -- Corporate debt securities...    15,157         1,108             61          16,204         15,045
  -- Mortgage-backed
     securities..................     6,959           446             80           7,325          6,898
  -- Other.......................    11,653           172             68          11,757         11,462
                                     ------        ------          -----         -------         ------
Sub-total........................    80,535         4,821          1,281          84,075         80,163
Shares and convertible
  debentures.....................    10,519         9,723            488          19,754         19,754
                                     ------        ------          -----         -------         ------
TOTAL............................    91,054        14,544          1,769         103,829         99,917
                                     ======        ======          =====         =======         ======

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

MATURITIES OF DEBT SECURITIES

     The amortized cost and estimated fair value of debt securities by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

                                                                            AS OF DECEMBER 31,
                                                                                   1996
                                                                          ----------------------
                                                                          AMORTIZED   ESTIMATED
                                                                            COST      FAIR VALUE
                                                                          ---------   ----------
    Available-for-sale:
    -- Within one year..................................................     9,412        9,779
    -- After 1 year through 5 years.....................................    26,632       28,269
    -- After 5 years through 10 years...................................    46,650       49,369
    -- After 10 years...................................................    10,333       10,675
    -- Without maturity.................................................       310          298
    -- Mortgage-backed securities.......................................     8,509        8,906
                                                                           -------      -------
    TOTAL...............................................................   101,846      107,296
                                                                           =======      =======

PROCEEDS ON SALES OF INVESTMENTS IN DEBT SECURITIES, SHARES AND CONVERTIBLE DEBENTURES

     During the years ended December 31, 1996 and 1995, proceeds from sales of debt securities were NLG 81,752 million and NLG 55,831 million, respectively. For the same periods, proceeds from sales of shares and convertible debentures were NLG 3,449 million and NLG 1,811 million, respectively.

REALIZED GAINS AND LOSSES ON SALES OF DEBT SECURITIES AND TERMINATION OF DERIVATIVE FINANCIAL INSTRUMENTS

     Under Dutch GAAP, debt securities are stated under Investments at redemption value. The difference between redemption value and the purchase price is included as a provision for yield difference in either Accrued liabilities or Accrued assets. Realized gains and losses on sales of debt securities are calculated as the difference between the proceeds and the redemption values and are also included in the provision for yield difference. The provision for yield differences also includes realized results on the termination of derivative financial instruments. See Note 8.15. The provision for yield difference is amortized over the estimated average remaining life to maturity of the portfolio.

     The changes in the provision for yield difference are as follows:

                                                                              1996      1995
                                                                              -----     -----
    Opening balance.........................................................    927       549
    Additions...............................................................  1,247       756
    Amortization............................................................   (569)     (366)
    Foreign currency translation adjustments................................     38       (12)
                                                                              -----      ----
    Ending balance..........................................................  1,643       927
                                                                              -====      ====

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

REALIZED AND UNREALIZED RESULTS ON SHARES AND CONVERTIBLE DEBENTURES

     With respect to shares and convertible debentures, realized as well as unrealized gains and losses are debited or credited directly to shareholders' equity under Dutch GAAP. The amounts can be analyzed as follows:

                                                                              1996      1995
                                                                              -----     -----
    Realized gains and losses...............................................    508       131
    Unrealized gains and losses.............................................  6,431     2,766
                                                                              -----     -----
    Total...................................................................  6,939     2,897
                                                                              =====     =====

     Under Dutch GAAP, realized gains and losses on shares and convertible debentures are calculated as the difference between the proceeds on sales and the balance sheet value at the beginning of the year.

PROVISIONS FOR CREDIT LOSSES IN THE FIXED-INTEREST SECURITIES PORTFOLIO

     ING Group carries a provision for credit losses associated with its fixed-interest securities portfolio. This provision is netted against the carrying value of the related investments. For the years 1996 and 1995, the movements in this provision were:

                                                                              1996      1995
                                                                              -----     -----
    Balance at January 1....................................................    271       250
    Additions:
      -- Debentures.........................................................     16        16
      -- Mortgage loans.....................................................     22        15
    Deductions:.............................................................     (3)      (10)
                                                                               ----      ----
    Net increase for the year...............................................     35        21
                                                                               ----      ----
    Balance at December 31..................................................    306       271
                                                                               ====      ====

     As at December 31, 1996, NLG 115 million (1995: NLG 106 million) of the provision for credit losses relates to the debt securities portfolio and is not permitted under US GAAP.

     ING Group's insurance operations' investments in debentures and other fixed interest obligations, mortgage loans and real estate, with a combined carrying value of NLG 155 million, were non-income producing for the year ended December 31, 1996 (December 31, 1995: NLG 413 million).

CONCENTRATIONS

     ING Group had investments in debt securities and shares of ABN AMRO N.V. that exceeded 10% of shareholders' equity both at December 31, 1996 and at December 31, 1995. The total investment amounted to NLG 8,081 million (1995: NLG 5,342 million) and comprised NLG 7,846 million (1995: NLG 5,024 million) in shares and NLG 235 million (1995: NLG 318 million) in debt securities.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

8.3. LENDING

     Lending relates to receivables from non-banks, other than in the form of interest-bearing securities.

                                                    1996                           1995
                                        ----------------------------   ----------------------------
                                        DOMESTIC   FOREIGN    TOTAL    DOMESTIC   FOREIGN    TOTAL
                                        --------   -------   -------   --------   -------   -------
Loans guaranteed by government
  authorities.........................    25,347     1,291    26,638     26,676     1,028    27,704
Loans secured by mortgages............    82,690     3,016    85,706     68,264     1,811    70,075
Loans guaranteed by credit
  institutions........................       526       546     1,072        300       803     1,103
Other personal lending................     5,908       841     6,749      5,240         1     5,241
Other business loans..................    41,755    46,689    88,444     36,018    32,087    68,105
Unearned income.......................      (363)      (71)     (434)      (387)               (387)
TOTAL GROSS LENDING...................   155,863    52,312   208,175    136,111    35,730   171,841
Provision for loan losses.............                        (3,777)                        (3,536)
Tax adjustment related to provision
  for loan losses.....................                            --                            171
Provision for general banking risks,
  net of tax..........................                        (2,550)                        (2,010)
                                                             -------                        -------
TOTAL NET LENDING.....................                       201,848                        166,466
                                                             =======                        =======

     The geographic segregation of lending is based on the location of the office from which the loans are made.

     The changes in ING Group's provision for loan losses associated with the lending portfolio are as follows:

                                                                            1996       1995
                                                                           ------     ------
    Opening balance......................................................  (3,536)    (3,382)
    Charge-offs..........................................................     627        713
    Recoveries...........................................................     (83)       (30)
                                                                           ------     ------
    Net charge-offs......................................................     544        683
    Additions............................................................    (785)      (837)
                                                                           ------     ------
    Closing balance......................................................  (3,777)    (3,536)
                                                                           ======     ======

     Loans are stated at their outstanding principal balances. Interest income is accrued on the unpaid principal balance.

     Each of the business units within the banking operations of ING Group maintains its own system for servicing and monitoring past due loans. ING Group's international banking offices and subsidiaries generally account for delinquent loans in accordance with U.S. GAAP. When a loan is in default as to payment of principal or interest for 90 days or when, in the judgment of management, the accrual of interest should cease before 90 days, such a loan is placed on nonaccrual status. Any accrued but unpaid interest is reversed against current period interest revenue. Interest payments received on a cash basis during the period are recorded as interest income. Domestic banking offices follow the same policy for consumer mortgage and personal loans. For commercial loans combined with an overdraft facility, interest continues to accrue and is charged to that overdraft facility. The collectibility of the overdraft facility is evaluated with the primary loan on a regular basis, and a provision is established as deemed necessary in the judgment of management.

     ING Group identifies loans as impaired as those loans for which it is more likely than not that 100% of principal and interest amounts contractually due will not be collected. ING Group evaluates all loans on

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

non-accrual status for potential impairment as well as other loans of which management may have concerns as to the ultimate collectibility.

     The following table summarizes ING Group's investments in impaired loans as of December 31. In accordance with SFAS 114, small balance homogeneous loans such as consumer mortgages and loans and small business loans are excluded from the definition of impaired loans presented below.

                                                                          1996        1995
                                                                         -------     -------
    Total recorded investment in impaired loans at December 31.........    4,073       3,904
    Amount of impaired loans for which a provision exists..............    3,732       3,667
    Amount of provision related to impaired loans......................    1,965       1,913
    Average recorded investment in impaired loans during the period....    3,955       3,675
    Interest income on impaired loans recognized in the period.........      262         125
    Interest income on impaired loans recognized on a cash basis.......      157         108

8.4. BANKS

     The caption Banks relates to receivables from national and international banks, other than in the form of interest-bearing securities. Receivables from banks are as follows:

                                                      1996                          1995
                                           ---------------------------   ---------------------------
                                           DOMESTIC   FOREIGN   TOTAL    DOMESTIC   FOREIGN   TOTAL
                                           --------   -------   ------   --------   -------   ------
Loans and advances to banks..............    2,262      6,035    8,297     1,752      3,513    5,265
Cash, current accounts and other
  deposits...............................   16,999     12,162   29,161    17,603     11,771   29,374
                                            ------     ------   ------    ------     ------   ------
Total gross receivables from banks.......   19,261     18,197   37,458    19,355     15,284   34,639
Provision for loan losses................                         (105)                         (108)
                                                                ------                        ------
TOTAL NET RECEIVABLES FROM BANKS.........                       37,353                        34,531
                                                                ======                        ======

     The geographic analysis of receivables from banks is based on the location of the office from which the loans are originated.

     The changes in the provision for loan losses related to receivables from banks are as follows:

                                                                               1996     1995
                                                                               ----     ----
    Opening balance..........................................................  (108)    (173)
    Charge-offs..............................................................    --       --
    Recoveries...............................................................    --       (1)
                                                                               ----     ----
    Net charge-offs..........................................................    --       (1)
    Additions................................................................     3       66
                                                                               ----     ----
    Closing balance..........................................................  (105)    (108)
                                                                               ====     ====

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

8.5. TAXES

     The net deferred tax liability is as follows:

                                                                              1996      1995
                                                                              -----     -----
    Deferred tax assets
      -- Insurance provisions...............................................  1,681     1,634
      -- Provisions.........................................................    445       147
      -- Operating losses carry forward.....................................    235        11
      -- Other..............................................................    919       315
                                                                              -----     -----
    Total deferred tax assets...............................................  3,280     2,107
    Deferred tax liabilities
      -- Investments........................................................  1,892     1,235
      -- Deferred acquisition costs.........................................  1,318     1,268
      -- Equalization reserve...............................................    448       412
      -- Other reserves.....................................................     92       123
      -- Provision for depreciation.........................................     59       114
      -- General Provisions.................................................     93       112
      -- Receivables........................................................    259        95
      -- Loans..............................................................     42         9
      -- Other..............................................................    264       204
                                                                              -----     -----
    Total deferred tax liabilities..........................................  4,467     3,572
    NET DEFERRED TAX LIABILITY..............................................  1,187     1,465
                                                                              =====     =====

     The net deferred tax liability includes an allowance for deferred tax assets of NLG 10 million and NLG 12 million at December 31, 1996 and 1995, respectively. The changes in this allowance were NLG (2) million and NLG 7 million for the years 1996 and 1995, respectively.

     Income tax payable is presented as part of Other liabilities. As at December 31, 1996 and 1995, income tax payable was NLG 1,392 million and NLG 775 million, respectively.

The tax expense is as follows:

                                                1996                                1995
                                   -------------------------------     -------------------------------
                                   DOMESTIC     FOREIGN     TOTAL      DOMESTIC     FOREIGN     TOTAL
                                   --------     -------     ------     --------     -------     ------
    Current tax expense..........      730         490       1,220         836         290       1,126
    Deferred tax expense.........      (60)         43         (17)       (134)        146          12
                                     -----       -----       -----        ----       -----       -----
    Effective tax expense........      670         533       1,203         702         436       1,138
                                     =====       =====       =====        ====       =====       =====

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     The following is a reconciliation of the statutory income tax rate to ING Group's effective income tax rate:

                                                                            1996       1995
                                                                           ------     ------
    Result before taxation...............................................   4,559      3,800
    Statutory tax rate...................................................      35%        35%
                                                                            -----      -----
    Statutory tax amount.................................................   1,596      1,330
    Participating interests exemption....................................    (349)      (237)
    Differences caused by different foreign tax rates....................    (107)       (96)
    Other................................................................      63        141
                                                                            -----      -----
    Effective tax amount.................................................   1,203      1,138
    EFFECTIVE TAX RATE...................................................    26.4%      29.9%
                                                                            =====      =====

     At December 31, 1996 various subsidiaries of ING Group had net operating loss carryforwards for income tax purposes amounting to NLG 2,264 million. These operating loss carryforwards expire in various years through 2011.

8.6. PENSION LIABILITIES

     In the main countries in which ING Group operates, employees' retirement arrangements which cover the majority of employees are provided by defined benefit plans based on employee pensionable remuneration and length of service. These are either externally funded, with assets of the plan held separately from those of ING Group in independently administered funds. The assets consist of debt securities, share and real estate funds. A small portion (less than 7% in 1996) of the assets are invested in securities of the employer and related parties, mainly shares of ING Groep N.V. Some smaller Dutch plans are fully insured with insurance companies of ING Group.

     All plans are subject to regular actuarial review. Actuarial advice is provided by both external consultants and actuaries employed by ING Group.

FUNDING POLICY

     ING Group's most significant retirement arrangements are in the Netherlands. Funding valuations for ING Group's major externally funded Dutch pension plans are carried out annually using the unit credit method.

     The key factors influencing the actuarial valuations are the economic assumptions. These are: discount rate of 4% per year; no salary increases and pension increases; fixed-interest investments at redemption value and investments in shares and convertible debentures and in land and buildings at market value.

     It is assumed that over the long term, the annual rate of return on pension fund investments will be higher than the discount rate and that a surplus in investment return will cover the effects of increases in pensionable remuneration and in pensions in deferment and payment.

     All vested benefits are fully funded on the Dutch statutory compliance basis.

FUNDING LEVEL

     At December 31, 1996, the market value of the assets of externally funded defined benefit plans was NLG 10,845 million (1995: NLG 9,366 million), and net provisions in the accounts amounted to NLG 1,158 million (1995: NLG 1,118 million). The level of funding of all defined benefit plans at the dates of the last valuations, in the aggregate, was 122% (1995: 114%). The level of funding represents the

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

market value of fund assets and the provisions held in the consolidated accounts at the dates of the most recent valuations expressed as a percentage of the value of the benefits that had accrued to members at those dates, after allowing for expected future increases in pensionable remuneration and pensions in the course of payment.

ADOPTION OF U.S. GAAP

     ING Group adopted SFAS No. 87 for purposes of the U.S. GAAP reconciliation effective January 1, 1994, as it was not feasible to apply it as of January 1, 1989, the date specified in the standard.

     The amortization period for the transition liability (asset) is 15 years in the U.S. GAAP reconciliation. The amount of transition liability (asset) recorded to shareholders' equity at January 1, 1994 was NLG 166 million; the remaining transition liability (asset) will be amortized over a 10-year period.

NET PERIODIC PENSION COST

     The aggregate amount of the net periodic pension cost for the principal defined benefit pension plans computed in accordance with SFAS No. 87 is presented below. At December 31, 1996, these plans represented approximately 90% (1995: 90%) of all plans based on the market value of the funds plus the provisions held in ING Group's accounts.

     The following are the components of the net periodic pension cost for the principal plans:

                                                                           NET PERIODIC COST
                                                                           -----------------
                                                                            1996       1995
                                                                           ------     ------
    Service cost.........................................................     364        357
    Interest cost........................................................     626        633
    Net amortization and deferral........................................     520        982
    Actual return on assets..............................................  (1,318)    (1,638)
    Employee contributions...............................................      (2)        (2)
                                                                            -----      -----
    NET EMPLOYER COST....................................................     190        332
                                                                            =====      =====

     In addition, NLG 80 million (1995: NLG 54 million) was charged in the accounts for a large number of smaller defined benefit plans. The amount would not have been materially different under SFAS No. 87.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

FUNDED STATUS

     The following table summarizes the funded status and the amounts which would be recognized in ING Group's statement of financial position under SFAS No. 87 for the principal defined benefits plans:

                                                                                   ACCUMULATED
                                                               ASSETS EXCEED        BENEFITS
                                                                ACCUMULATED          EXCEED
                                                                 BENEFITS            ASSETS
                                                             -----------------     -----------
                                                              1996       1995      1996    1995
                                                             ------     ------     ---     ---
    Accumulated benefit obligation:
    Vested.................................................  (7,322)    (6,826)    (37)    (33)
    Non-vested.............................................    (619)      (599)     (3)     (2)
                                                             ------     ------     ---     ---
    Total..................................................  (7,941)    (7,425)    (40)    (35)
                                                             ------     ------     ---     ---
    Projected benefit obligation...........................  (9,812)    (9,126)    (48)    (43)
    Market value of plan assets............................  10,827      9,346      18      20
                                                             ------     ------     ---     ---
    Plan assets above/(below) projected benefit
      obligation...........................................   1,015        220     (30)    (23)
    Unrecognized net transition liability/(asset):.........    (253)      (287)      2       4
    Unrecognized prior service costs.......................      12          9      (3)     --
    Unrecognized net (gain)/loss...........................  (1,908)    (1,043)     13       7
    Minimum Liability Adjustment...........................      --         --      (9)     (6)
                                                             ------     ------     ---     ---
    PENSION PREPAYMENT/(LIABILITY).........................  (1,134)    (1,101)    (27)    (18)
                                                             ======     ======     ===     ===

     In addition, an intangible asset of NLG 3 million may be created at 31 December 1996 (31 December 1995: NLG 1 million).

FINANCIAL ASSUMPTIONS

     Assumptions (Dutch plans)

                                                                               % A YEAR
                                                                          -------------------
                                                                           1996         1995
                                                                          ------        -----
    Discount rate......................................................     6.5%         6.5%
    Salary increase (a)................................................     3.0%         3.0%
    Return on assets...................................................     7.6%         7.6%
    Cost of living increase............................................     2.5%         2.5%

---------------

     (a) In addition, an allowance for promotional salary increases of 2.5% a year was made at ages below 45.

     The discount rates, salary increases and cost of living increases are those adopted to value the Dutch plans at December 31. The Dutch retirement plans account for 87% (1995: 88%) of ING Group's retirement liabilities and 85% (1995:
86%) of ING Group's retirement assets.

DEFINED CONTRIBUTION PLANS

     ING Group also operates a number of defined contribution plans covering employees of certain subsidiaries. The assets of all ING Group's defined contribution plans are held in independently administered funds. Contributions are generally determined as a percentage of pay. The pension costs charged to the profit and loss account represent contributions payable by ING Group to the funds.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

8.7. POST EMPLOYMENT BENEFITS

     In the Netherlands the Group provides post employment income benefits to eligible employees based on employee pensionable remuneration. Benefits do not vest. In the United States various post employment benefits are provided to certain eligible employees.

     These plans are unfunded but with provisions maintained in the Group's balance sheet. All are subject to regular actuarial review. In the Netherlands, actuarial reviews are performed by actuaries employed by the Group in accordance with official regulations specified by the tax authorities. In the United States, advice is provided by external actuaries.

     Acquisition accounting was adopted for the ING Bank arrangement; the transition liability at December 31, 1990, was taken as a charge to shareholders' equity.

     In accordance with SFAS No. 112, the entire transition liability for the other Dutch arrangements has been taken as a charge against shareholders' equity at December 31, 1993. For the American arrangements, transition to accounting under SFAS No. 112 occurred either at December 31, 1995 or December 31, 1996.

NET PERIODIC BENEFIT COST

     The aggregate amount of net periodic benefit costs for the principal post employment benefit plans computed in accordance with SFAS No. 87 principles is presented below:

                                                                                     NET
                                                                                  PERIODIC
                                                                                    COST
                                                                                 -----------
                                                                                 1996    1995
                                                                                 ---     ---
    Service cost...............................................................   47      44
    Interest cost..............................................................   72      73
    Net amortization and deferral..............................................   (2)     --
    Actual return on assets....................................................   --      --
    Employee contributions.....................................................   --      --
                                                                                 ---     ---
    NET EMPLOYER COSTS.........................................................  117     117
                                                                                 ===     ===

FUNDED STATUS

     The following table summarizes the funded status and the amounts which would be recognized in the Group's statement of financial position under SFAS No. 112 for the principal post employment benefit plans:

                                                                            1996       1995
                                                                           ------     ------
    Accumulated benefit obligation (non-vested)..........................    (931)      (838)
    Projected benefit obligation.........................................  (1,226)    (1,104)
    Market value of plan assets..........................................      --         --
                                                                           ------     ------
    Plan assets above/(below) projected benefit obligation...............  (1,226)    (1,104)
    Unrecognized prior service costs.....................................      --         --
    Unrecognized net (gain)/loss.........................................      64          0
                                                                           ------     ------
    PENSION PREPAYMENT/(LIABILITY).......................................  (1,162)    (1,104)
                                                                           ======     ======

8.8. POST-RETIREMENT BENEFITS OTHER THAN PENSIONS

     ING Group provides post-retirement health care benefits to a number of retired employees in certain countries, principally the Netherlands and the United States, under several plans which are predominantly unfunded.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     In the Netherlands, the plans provide a proportion of the premium required, depending on income, to either the Dutch social security system, or an insured arrangement. An element of the healthcare plans in the Netherlands is insured with an insurance company in the ING Group.

     In assessing the liability related to these benefits, advice is obtained from independent actuaries. Evaluations of the major Dutch plans assume medical cost inflation at 3.0%. General salary increases are assumed at 3%. The discount rate at December 31, 1996 was 6.5% (1995: 6.5%). The valuations of the major American plans assume that medical cost inflation will fall from its current level of approximately 11% over the next few years and reach a constant level of approximately 5% by the year 2009. The weighted average discount rate assumed at December 31, 1996 was approximately 7.5% (1995: 7.25%).

NET PERIODIC BENEFIT COST

     The following are the components of net periodic cost for the principal post-retirement healthcare plans, distinguished between those plans covering non-U.S. employees and those covering U.S. employees.

                                                                  NET PERIODIC COST
                                            -------------------------------------------------------------
                                                        1996                            1995
                                            -----------------------------   -----------------------------
                                            NON-U.S.                        NON-U.S.
                                             PLANS     U.S. PLANS   TOTAL    PLANS     U.S. PLANS   TOTAL
                                            --------   ----------   -----   --------   ----------   -----
    Service cost..........................      17           7         24       16           6         22
    Interest cost.........................      26          12         38       27          13         40
    Amortization of transition
      obligation..........................      --          --         --        1          --          1
    Net amortization of other items.......      --         (33)       (33)      --         (29)       (29)
    Actual return on assets...............      --          --         --       --          --         --
    Employee contributions................      --          --         --       --          --         --
                                              ----        ----       ----     ----        ----       ----
    NET EMPLOYER COST.....................      43         (14)        29       44         (10)        34
                                              ====        ====       ====     ====        ====       ====

FUNDED STATUS

     The following table summarizes the status of post-retirement health benefits:

                                                                  NET PERIODIC COST
                                            -------------------------------------------------------------
                                                        1996                            1995
                                            -----------------------------   -----------------------------
                                            NON-U.S.                        NON-U.S.
                                             PLANS     U.S. PLANS   TOTAL    PLANS     U.S. PLANS   TOTAL
                                            --------   ----------   -----   --------   ----------   -----
    Accumulated post-retirement benefits:
    Retirees..............................    (166)       (116)      (282)    (163)       (114)      (277)
    Fully eligible participants...........    (252)        (19)      (271)    (235)        (17)      (252)
    Other active participants.............      --         (43)       (43)      --         (40)       (40)
                                              ----        ----       ----     ----        ----       ----
    Total.................................    (418)       (178)      (596)    (398)       (171)      (569)
    Consisting of:
    Unrecognized transition obligation....      --           7          7       --           6          6
    Unrecognized prior service costs......      --        (142)      (142)      --        (138)      (138)
    Unrecognized new (gain)/loss..........      (8)         52         44       --          40         40
                                              ----        ----       ----     ----        ----       ----
    PROVISION FOR POST-RETIREMENT BENEFITS
      OBLIGATION AT DECEMBER 31:..........    (426)       (261)      (687)    (398)       (263)      (661)
                                              ====        ====       ====     ====        ====       ====

     An increase of 1% in the assumed health care costs for each future year would have resulted in an additional accumulated projected benefit obligation of NLG 89 million at December, 1996 (1995: NLG 83 million) and an increase in the charge for the year of NLG 11 million (1995: NLG 10 million).

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

8.9. ANALYSIS OF THE NON-LIFE LIABILITY FOR UNPAID CLAIMS AND CLAIMS ADJUSTMENT EXPENSES

     Activity in the non-life liability for unpaid claims and claims adjustment expenses is as follows:

                                                                               1996     1995
                                                                               -----    -----
    Gross opening balance at January 1.......................................  7,413    6,862
      Less reinsurance recoverable...........................................    657      645
                                                                               -----    -----
    Net opening balance at January 1.........................................  6,756    6,217
                                                                               -----    -----
    Changes in composition of Group companies................................     --      252
    Adjusted opening balance at January 1....................................  6,756    6,469
                                                                               -----    -----
    Add:
      Provision for losses and loss adjustment expenses for claims occurring
         in the current year, net of reinsurance.............................  4,658    4,384
      Decrease in estimated losses and loss adjustment expenses for claims
         occurring in prior years, net of reinsurance........................   (357)    (312)
      Interest accrual of provision for disability losses....................     76       48
                                                                               -----    -----
    Total incurred losses and loss adjustment expenses, net of reinsurance...  4,377    4,120
    Deduct loss and loss adjustment expenses payments for claims, net of reinsurance, occurring during the:
      Current year...........................................................  2,456    2,170
      Prior years............................................................  1,612    1,442
                                                                               -----    -----
    Total paid, net of reinsurance...........................................  4,068    3,612

    Foreign currency translation adjustments.................................    282     (205)
    Other changes............................................................     84      (16)
    Net ending balance at December 31........................................  7,431    6,756
      Plus reinsurance recoverable...........................................    632      657
                                                                               -----    -----
    GROSS ENDING BALANCE AT DECEMBER 31......................................  8,063    7,413
                                                                               =====    =====

---------------

(1) Changes in composition of Group companies in 1995 relates to the acquisition of Wellington.

     The decrease in estimated losses and loss adjustment expenses for claims occurring in prior years is mainly attributable to claims closed at amounts lower than originally expected or by favorable reassessment of outstanding reserves using the additional information made available during the current calendar year. The main reassessments for these accident years were made in the Netherlands and in the United States.

     In the Netherlands, the legal requirements that enable citizens to make use of governmental disability benefits have made it more difficult for individuals to obtain such benefits. As these laws are also used in the regulation of private disability insurance, it has become more difficult to obtain disability benefits. As a result, portions of the disability claims reserves were released in 1996 and in 1995.

     In 1996 and 1995, the operations in the United States experienced favorable runoff of workers' compensation and personal auto liability loss and loss adjustment expenses provisions and to a lesser extent favorable runoff of commercial auto liability and commercial multi-peril provisions. Workers' compensation cost containment programs continued to be effective during 1996 and 1995 and the book of business profiles has changed to include classes that are less volatile in loss experience. Changes made to the IBNR (Incurred But Not Reported) calculation process in 1993 have resulted in providing a more conservative estimate of the initial IBNR liability.

     ING Group had an outstanding balance of NLG 162 million at December 31, 1996 (NLG 123 million at December 31, 1995) relating to environmental and asbestos claims of the insurance operations. In establishing the liability for unpaid claims and claims adjustment expenses related to asbestos-related illness and toxic waste cleanup, the management of ING Group considers facts currently known and the

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

current state of the law and coverage litigation. Liabilities are recognized for IBNR claims and for known claims (including the cost of related litigation) when sufficient information has been developed to indicate the involvement of a specific insurance policy, and management can reasonably estimate its liability. In addition, liabilities are reviewed and updated continually. Developed case law and adequate claims history do not exist for such claims, especially because significant uncertainty exists about the outcome of coverage litigation and whether past claims experience will be representative of future claims experience.

8.10. FUNDS ENTRUSTED BY CUSTOMERS AND DEBT SECURITIES

     The funds entrusted by customers relate to non-subordinated liabilities (other than debt securities) to non-banks. The funds entrusted by customers are as follows:

                                                    1996                           1995
                                        ----------------------------   ----------------------------
                                        DOMESTIC   FOREIGN    TOTAL    DOMESTIC   FOREIGN    TOTAL
                                        --------   -------   -------   --------   -------   -------
Non-interest bearing..................    16,160     4,305    20,465     14,833     2,483    17,316
Interest bearing......................   133,013    23,366   156,379    124,639    12,391   137,030
                                         -------    ------   -------    -------    ------   -------
TOTAL FUNDS ENTRUSTED.................   149,173    27,671   176,844    139,472    14,874   154,346
                                         =======    ======   =======    =======    ======   =======

     No funds have been entrusted to ING Group by customers on terms other than those prevailing in the normal course of business.

     The debt securities relate to debentures and other issued debt securities with either fixed interest rates or interest rates based on interest-rate levels, such as certificates of deposit and accepted bills issued by ING Group, except for subordinated items. ING Group does not have debt securities that are issued on terms other than those available in the normal course of business. The maturities of the debt securities are as follows:

                                                      1996                          1995
                                           ---------------------------   ---------------------------
                                           DOMESTIC   FOREIGN   TOTAL    DOMESTIC   FOREIGN   TOTAL
                                           --------   -------   ------   --------   -------   ------
Fixed rate debt securities
  -- 1 year or less......................    2,725     10,187   12,912     2,536     7,876    10,412
  -- 2 years or less but over 1 year.....    2,076        138    2,214     2,236       113     2,349
  -- 3 years or less but over 2 years....    1,785        175    1,960     1,735        72     1,807
  -- 4 years or less but over 3 years....    2,036         20    2,056     1,346        14     1,360
  -- 5 years or less but over 4 years....    1,049        128    1,177     1,310        49     1,359
  -- over five years.....................    5,835          7    5,842     4,560        --     4,560
                                            ------     ------   ------    ------     -----    ------
Total fixed rate debt securities.........   15,506     10,655   26,161    13,723     8,124    21,847
                                            ------     ------   ------    ------     -----    ------
Floating rate debt securities
  -- 1 year or less......................       25      1,203    1,228        --         2         2
  -- 2 years or less but over 1 year.....      142          8      150        25         3        28
  -- 3 years or less but over 2 years....      125          6      131       137         3       140
  -- 4 years or less but over 3 years....       --         --       --        50        --        50
  -- 5 years or less but over 4 years....       --         19       19        --         4         4
  -- over five years.....................       --        354      354        --        --        --
                                            ------     ------   ------    ------     -----    ------
Total floating rate debt securities......      292      1,590    1,882       212        12       224
                                            ------     ------   ------    ------     -----    ------
Total debt securities....................   15,798     12,245   28,043    13,935     8,136    22,071
                                            ======     ======   ======    ======     =====    ======

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     As of December 31, 1996, ING Group had unused lines of credit available for the banking operations, including the payment of commercial paper borrowings presented above as part of the debt securities, totalling NLG 4,024 million (1995: NLG 4,808 million). The commercial paper programs of the insurance operations are presented as part of Other liabilities, in Note 8.12.

8.11. DEPOSITS BY BANKS

     The liability caption Banks includes non-subordinated debt to banks (other than debt securities) in the Netherlands and abroad. As of December 31, deposits by banks are as follows:

                                              1996                                1995
                                 -------------------------------     -------------------------------
                                 DOMESTIC     FOREIGN     TOTAL      DOMESTIC     FOREIGN     TOTAL
                                 --------     -------     ------     --------     -------     ------
Non-interest bearing...........    1,270        1,679      2,949       1,188          681      1,869
Interest bearing...............   41,657       27,797     69,454      25,689       24,438     50,127
                                  ------       ------     ------      ------       ------     ------
          TOTAL................   42,927       29,476     72,403      26,877       25,119     51,996
                                  ======       ======     ======      ======       ======     ======

     ING Group does not accept deposits on terms other than those available in the normal course of business.

8.12. BORROWINGS

     Maturities of borrowings presented as part of Other liabilities are as follows:

                                                        AS OF DECEMBER 31, 1996
                               -------------------------------------------------------------------------
                                1997       1998       1999       2000       2001      THEREAFTER  TOTAL
                               ------     ------     ------     ------     ------     ---------- -------
Subordinated loans of Group
  companies..................      31        877        129        252        197         5,783    7,269
Debenture loans..............     388        200         --        463         63         1,780    2,894
Loans taken up...............   2,262         18         --         28          5           655    2,968
Loans from credit
  institutions...............   1,251         21        115        145         21            66    1,619
                               ------     ------     ------     ------     ------        ------   ------
TOTAL........................   3,932      1,116        244        888        286         8,284   14,750
                               ======     ======     ======     ======     ======        ======   ======

                                                        AS OF DECEMBER 31, 1995
                               -------------------------------------------------------------------------
                                1996       1997       1998       1999       2000      THEREAFTER  TOTAL
                               ------     ------     ------     ------     ------     ---------- -------
Subordinated loans of Group
  companies..................      76         66        371        364         53         4,139    5,069
Debenture loans..............      --        359        200         --        284         1,815    2,658
Loans taken up...............   2,978         49         16         25          3            33    3,104
Loans from credit
  institutions...............     756         98         28        109        127           131    1,249
                               ------     ------     ------     ------     ------        ------   ------
TOTAL........................   3,810        572        615        498        467         6,118   12,080
                               ======     ======     ======     ======     ======        ======   ======

     Commercial paper of the insurance operations, with a carrying value of NLG 1,145 million and NLG 1,665 million at December 31, 1996 and 1995, respectively, is included in Other liabilities. Lines of credit of NLG 174 million and NLG 160 million support various commercial paper programs at December 31, 1996 and 1995, respectively. The lines of credit were unused at December 31, 1996 and 1995. Commercial paper borrowings of the banking operations are presented as part of the Funds entrusted to and debt securities of the banking operations. See Note. 8.10.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     Debt issues are as follows:

                                                                              BAL. SHEET     BAL. SHEET
                                                    INTEREST     MATURITY       AMOUNT         AMOUNT
                    TYPE OF ISSUE                     RATE         DATE          1996           1995
    ----------------------------------------------  --------     --------     ----------     ----------
    Group companies' subordinated loans...........   6.25%        1998              --            224
                                                     5.83%        1998             435             --
                                                     9.13%        2002             388            396
                                                     8.63%        2002             394            392
                                                     7.25%        2002             350            350
                                                     5.75%        2002             348            321
                                                     5.30%        2003             174            160
                                                     7.21%        2003             150             --
                                                     7.21%        2003             150            150
                                                     6.00%        2004             254            235
                                                     7.68%        2004             100            100
                                                     8.00%        2004             218            218
                                                     7.52%        2005             136            136
                                                     5.38%        2005             522            481
                                                     7.13%        2005             109            109
                                                     7.57%        2005             100            100
                                                     6.25%        2006           1,000             --
                                                     7.25%        2006             261             --
                                                     6.00%        2007             117             --
                                                     4.66%        2015             232            241
    Debentures loans..............................   5.30%        1997              --            200
                                                     6.30%        1998             200            200
                                                     6.40%        2000             203            187
                                                     3.00%        2000             154             --
                                                     6.40%        2000             106             --
                                                     7.10%        2004           1,000          1,000
                                                     6.30%        2005             250            250
                                                     7.00%        2005             279            257
                                                     6.30%        2009             250            250
    Loans from credit institutions................   5.90%        2000             139            119
    Loans taken up................................   5.60%        2003             506             --
                                                     5.60%        2003             115             --
    Other issues maturing in 1997.................                               3,932          3,810
    Issues less than 100 million maturing beyond
      1997........................................                               2,178          2,194
                                                                                ------         ------
    TOTAL.........................................                              14,750         12,080
                                                                                ======         ======

8.13. CONTINGENCIES

     ING Group is party to pending or threatened lawsuits arising from the normal conduct of its business. While it is not possible to forecast the outcome of such litigation, management believes that the disposition of such lawsuits will not have a material adverse effect on ING Group's financial position or results of operations.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

8.14. COMMITMENTS NOT APPEARING ON THE BALANCE SHEET

     In order to meet the financial needs of its customers, ING uses lending-related financial instruments. The contractual amount of these instruments are not recorded as assets or liabilities on the balance sheet. For these instruments, the contractual amount of the financial instruments represents the maximum potential credit risk to which ING is exposed as defined in SFAS no. 105, i.e. assuming that all counterparties failed completely to perform according to the terms of the contracts and that any existing collateral or security proved to be of no value. A summary of the contractual amounts of these financial instruments is stated below:

                                                                      1996         1995
                                                                     ------       ------
                                                                      CONTRACT AMOUNTS
      Guarantees...................................................   9,373        8,202
      Irrevocable facilities.......................................  22,964       16,697
      Irrevocable letters of credit................................   5,622        3,915
      Other........................................................   2,035        1,000

     Guarantees relate both to credit and non credit substitute guarantees. Credit substitute guarantees are guarantees given by ING in respect of credit granted to customers by a third party. Many of them are expected to expire without being drawn and do not necessarily represent future cash outflows.

     Irrevocable facilities mainly constitute unused portions of irrevocable credit facilities granted to corporate clients. Many of these facilities are for a fixed duration and bear a floating interest rate. Most of the unused portion of irrevocable credit facilities are secured by assets or counterguarantees by the central government and exempted bodies under the solvency directives. Irrevocable facilities also include commitments made to purchase securities to be issued by governments and private issuers.

     Irrevocable letters of credit mainly ensure payments to a third party for a customer's foreign and domestic trade transactions in order to finance a shipment of goods. ING's credit risk in these transactions is limited since these transactions are collateralized by the commodity being shipped and are for a short duration.

     Other contingent liabilities mainly relate to acceptances of bills and are of a short term nature.

OPERATIONAL LEASE OBLIGATIONS (CONTRACTED AS A LESSEE)

     ING Group has entered into operational lease agreements to provide for office space, office equipment and vehicles. The amounts payable under noncancellable lease agreements are as follows:

    1997....................       151
    1998....................       131
    1999....................       110
    2000....................       105
    2001....................        95
    Thereafter..............       401
                                 -----
    TOTAL...................       993
                                 =====

     Rental expense under these leases was approximately NLG 229 million and NLG 434 million in 1996 and 1995, respectively. Other off-balance sheet commitments comprise commitments to investments in land and buildings amounting to NLG 799 million as at December 31, 1996 and NLG 968 million as at December 31, 1995.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

8.15. DERIVATIVE FINANCIAL INSTRUMENTS

     ING Group uses derivative financial instruments in the normal course of business for end user and trading purposes. Derivatives are financial instruments, which include forwards, futures, options and swaps, whose value is based upon an underlying asset, index or reference rate. A derivative contract may be traded on an exchange or over-the-counter ("OTC"). Exchange-traded derivatives are standardized and include futures and certain option contracts listed on exchanges. OTC derivative contracts are individually negotiated between contracting parties and include caps, floors and swaps. Derivatives are subject to various risks similar to those related to the underlying financial instruments, including market, credit and liquidity risk. The risks of derivatives should not be viewed in isolation but rather should be considered on an aggregate basis along with risks related to ING Group's non-derivative trading and other activities. ING Group manages derivative and non-derivative risks on an aggregate basis as part of its firm-wide risk management policies.

     Forward contracts are commitments to exchange currencies or to buy or sell other financial instrument at specified future dates. Futures contracts are similar to forwards; however, major exchanges act as intermediaries and require daily cash settlement and collateral deposits.

     Swap contracts are commitments to settle in cash at a specified future date, based on differentials between specified financial indices as applied to a notional principal amount. Generally, no cash is exchanged at the outset of the contract and no principal payments are made by either party. Option contracts give the purchaser, for a fee, the right, but not the obligation, to buy or sell within a limited time a financial instrument or currency at a contracted price that may also be settled in cash, based on differentials between specified indices. Written options subject ING Group to market risk, but not to credit risk, since the customer has already performed according to the terms of the contract by paying a cash premium up front. ING Group defers recognition of premiums received until the contract's maturity.

     Market Risk. Market risk is the potential for changes in the value of derivative financial instruments due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity and security prices. Market risk is directly influenced by the volatility and the liquidity in the markets in which the related underlying assets are traded.

     Credit Risk. Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. ING Group's exposure to the credit risk associated with counterparty non-performance is limited to the net replacement cost of OTC contracts in a gain position. Options written do not give rise to counterparty credit risk since they obligate the Group (not its counterparty) to perform. Exchange traded financial instruments such as futures generally do not give rise to a significant counterparty exposure due to the margin requirements of the individual exchanges. For significant transactions, the Group's credit review process includes an evaluation of the counterparty's creditworthiness, periodic credit standing and obtaining collateral in certain circumstances. ING Group does not require collateral from its highly rated institutional counterparties. ING Group may require collateral from private client counterparties under certain circumstances.

     Liquidity Risk. Liquidity risk is the possibility that ING Group may not be able to rapidly adjust the size of its derivative positions in times of high volatility and financial stress at a reasonable cost. The liquidity of derivative products is correlated to the liquidity of the underlying cash instrument.

     Under Dutch GAAP, ING Group accounts for derivatives used for trading activity at market value. Changes in market value are recognized in current period profits through Result from financial transactions. Realized gains and losses are determined on the specific identification method and are recognized currently in profits through Result from financial transactions.

     Derivatives held for purposes other than trading are used generally for two purposes -- to synthetically alter the interest rate characteristics of certain core business assets and liabilities and to hedge

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

exposures to foreign currency exchange risk. Interest rate swaps are primarily used to synthetically alter the interest rate characteristics of certain core business assets and liabilities. Interest income and interest expense related to these swaps are accrued and the net amount is recognized in current period profits through Interest from banking operations. Unrealized gains and losses are not recognized on the balance sheet. ING Group does not receive or pay fees or commissions related to swap contracts.

     ING Group's use of these instruments is modified from time-to-time in response to changing market conditions as well as changes in the mix of the related assets and liabilities. Realized gains and losses upon termination of these swaps are deferred and amortized over a four-year period, which approximates the average remaining life of the portfolio. Amortization is recorded through Interest from banking operations. During 1996 and 1995, interest rate swaps with a notional principal amount of NLG 22,200 million and NLG 10,750, respectively were terminated. These terminations resulted in net deferred gains of approximately NLG 518 million and NLG 225 million in 1996 and 1995, respectively. Total unamortized net deferred gains, including those terminated in prior years, were approximately NLG 486 million and NLG 255 million at December 31, 1996 and 1995, respectively. Unamortized net deferred gains are recorded in Other liabilities in the consolidated balance sheet.

     Forward and option interest rate contracts held for other than trading purposes are either carried at historical cost or at market value, depending on the carrying value of the underlying asset or liability. The exchange rate component of forwards is marked to market with changes in market value charged to current period earnings. Premiums paid for purchased options are deferred and recognized as an expense upon maturity of the related contracts. Initial margin requirements of organized exchanges are accounted for as Other assets.

     ING Group also uses swaps and forward currency contracts to hedge its exposure to foreign exchange rate risk related to certain foreign currency denominated assets and liabilities. These swaps and forward contracts are carried at market value and are recorded as Other assets or Other liabilities in the accompanying consolidated balance sheet. Changes in market values of these swaps and forwards, hedging the foreign exchange rate risk, are recorded in current period profits in Results from financial transactions. For swaps and forward contracts which are designated as hedges of net investments in subsidiaries with foreign currency exposure, changes in market values are recorded in the revaluation reserve component of shareholders' equity.

TRADING ACTIVITY

     ING Group trades derivative financial instruments on behalf of clients and for proprietary positions. All derivative financial instruments held for trading purposes are reported at fair value and the changes in fair value are recorded as they occur, as part of the Results from financial transactions in Other income.

     The following is a summary of ING Group's revenue in respect of derivative financial instruments held for trading purposes for the years ended December 31:

                                                                               1996     1995
                                                                               ----     ----
    Interest rate contracts..................................................     6       62
    Currency contracts.......................................................   (16)       8
    Other contracts..........................................................   (29)     (14)
                                                                                ---      ---
    Total....................................................................   (39)      56
                                                                                ===      ===

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     The following table reflects the notional amounts, gross fair values and balance sheet amounts of trading derivative financial instruments. All significant intercompany contracts have been excluded. The ending net fair value is included on the consolidated balance sheet under Other assets.

                                                 1996
                       --------------------------------------------------------
                                       AVERAGE                  ENDING
                                 ----------------------  ----------------------
                       NOTIONAL   POSITIVE    NEGATIVE    POSITIVE    NEGATIVE
                        AMOUNT   FAIR VALUE  FAIR VALUE  FAIR VALUE  FAIR VALUE
                       --------  ----------  ----------  ----------  ----------
INTEREST-RATE CONTRACTS
OTC     -- swaps...     158,006    2,471        2,187      3,306       2,774
        -- forwards...   51,393       31            9         84          16
        -- options...    15,534       62           29        121          35
Listed  -- options...     2,741       21            8         16           8
        -- futures...    18,354      486          485         --         454
CURRENCY CONTRACTS
OTC     -- swaps...      10,669       85          204        142         300
        -- forwards...   21,812    1,190        1,207        641         790
        -- options...     5,150        9            8         17          13
        -- other...          --       --           --         --          --
Listed  -- options...        89       --           --         --          --
        -- futures...     2,528        4            3         --           4
OTHER CONTRACTS
OTC...........           15,265      389         679         422         740
Listed........            4,111      344       1,698          76       1,469
                        -------    -----       -----       -----     -------
                        305,652    5,092       6,517       4,825       6,603
                        =======    =====       =====       =====     =======


                                                    1995
                          --------------------------------------------------------
                                          AVERAGE                  ENDING
                                    ----------------------  ----------------------
                          NOTIONAL   POSITIVE    NEGATIVE    POSITIVE    NEGATIVE
                           AMOUNT   FAIR VALUE  FAIR VALUE  FAIR VALUE  FAIR VALUE
                          --------  ----------  ----------  ----------  ----------
INTEREST-RATE CONTRACTS
OTC     -- swaps...      115,997     1,793       1,737       2,901           2,356
        -- forwards...    21,621        15          16          30              17
        -- options...     16,177        68          66          97              74
Listed  -- options...        488        --          --          --              --
        -- futures...     18,578        --          --           2              --
CURRENCY CONTRACTS
OTC     -- swaps...        5,890        80         112         100             165
        -- forwards...    25,298       280         176         252             181
        -- options...      2,544         1           6           1               5
        -- other...          915        16          68          16              68
Listed  -- options...          2        --          --          --              --
        -- futures...         --        --          --          --              --
OTHER CONTRACTS
OTC...........             2,241        80          --          82              --
Listed........               111        --          --          --              --
                         -------     -----       -----       -----           -----
                         209,862     2,333       2,181       3,481           2,866
                         =======     =====       =====       =====           =====

END-USER ACTIVITY

     ING Group's principal objective in holding or issuing derivatives for purposes other than trading is interest rate risk management. The operations of ING Group are subject to a risk of interest rate fluctuations to the extent that there is a difference between the amount of interest-earning assets and the amount of interest-bearing liabilities that mature or reprice in specified periods. The principal objective of ING Group's asset/liability management activities is the management of interest rate risk and liquidity within parameters established by various management committees and approved by the Executive Board. To achieve its risk management objective, ING Group uses a combination of interest rate instruments, primarily interest rate swaps. When ING Group purchases foreign currency denominated debt or has foreign net investments, it subjects itself to changes in value as exchange rates move. These fluctuations are managed by entering into currency swaps, forwards and options.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     The following table reflects the notional principal amounts and fair value of derivative financial instruments used for interest rate management. All significant intercompany contracts have been excluded.

                                                1996                                    1995
                                 -----------------------------------     -----------------------------------
                                                ENDING FAIR VALUE                       ENDING FAIR VALUE
                                 NOTIONAL     ----------------------     NOTIONAL     ----------------------
                                 AMOUNTS      ASSETS     LIABILITIES     AMOUNTS      ASSETS     LIABILITIES
                                 --------     ------     -----------     --------     ------     -----------
INTEREST-RATE CONTRACTS
OTC     -- swaps.............     127,709     4,026         4,384         125,858     3,166         3,582
        -- forwards..........      21,219        28            31          17,219         4            84
        -- options...........         962        20            --           6,709        71            30
Listed  -- options...........       2,591        17            --              --        --            --
        -- futures...........          13        --            --              --        --            --
CURRENCY CONTRACTS
OTC     -- swaps.............       6,984       309           368           3,857       283           260
        -- forwards..........     119,060     1,395         1,886          87,449       755           759
        -- options...........       5,940        54            42           2,609        58            49
        -- other.............          --        --            --               1        --            --
OTHER CONTRACTS
OTC..........................       2,559        10            --              --        --            --
Listed.......................         204         1             5              35         2             1
                                  -------     -----         -----         -------     -----         -----
                                  287,241     5,860         6,716         243,737     4,339         4,765
                                  =======     =====         =====         =======     =====         =====

     End-user Contracts:

                            NOTIONAL PRINCIPAL            PERCENTAGE OF 1996 AMOUNT MATURING
                                  AMOUNTS           ----------------------------------------------
                            -------------------     WITHIN 1     1 TO 5
                             1996        1995         YEAR       YEARS      THEREAFTER      TOTAL
                            -------     -------     --------     ------     ----------     -------
Interest Rate Contracts...  152,494     149,786       18.08%     21.51%       13.50%        53.09%
Currency contracts........  131,984      93,916       43.58%      1.14%        1.23%        45.95%
Other contracts...........    2,763          35        0.18%      0.67%        0.11%         0.96%
                            -------     -------       ------     ------       ------       -------
TOTAL.....................  287,241     243,737       61.84%     23.32%       14.84%       100.00%
                            =======     =======       ======     ======       ======       =======

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     End-user Interest Rate Swaps:

                                       NOTIONAL AMOUNTS OF CONTRACTS MATURING AS OF DECEMBER 31, 1996
                                       ---------------------------------------------------------------
                                       WITHIN 1 YEAR       1 TO 5 YEARS       THEREAFTER        TOTAL
                                       -------------       ------------       ----------       -------
RECEIVED FIXED SWAPS
  Notional amounts...................      16,758             22,264            21,295          60,317
  Weighted average received rate.....        6.30%              6.90%             6.25%           6.50%
  Weighted average paid rate.........        5.11%              4.08%             3.59%           4.19%
PAY FIXED SWAPS
  Notional amounts...................      13,231             36,034            17,238          66,503
  Weighted average received rate.....        3.31%              3.93%             3.57%           3.72%
  Weighted average paid rate.........        6.01%              6.23%             7.05%           6.40%
OTHER SWAPS
  Notional amounts...................         201                688                --             889
  Weighted average received rate.....        3.03%              5.47%               --            4.92%
  Weighted average paid rate.........        2.58%              5.57%               --            4.90%
                                           ------            -------            ------         -------
TOTAL................................      30,190             58,986            38,533         127,709
                                           ======            =======            ======         =======

     All rates were those in effect at December 31, 1996. Variable rates are primarily based on LIBOR and may change significantly, affecting future cash flows.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

8.16. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the estimated fair values of ING Group's financial instruments.

                                                      1996                             1995
                                          ----------------------------     ----------------------------
                                          ESTIMATED      BALANCE SHEET     ESTIMATED      BALANCE SHEET
                                          FAIR VALUE         VALUE         FAIR VALUE         VALUE
                                          ----------     -------------     ----------     -------------
FINANCIAL ASSETS
  Participating interests...............      3,982           3,609            3,260           3,032
  Investments
     Shares and convertible
       debentures.......................     26,390          26,390           19,754          19,754
     Fixed-interest securities other
       than mortgage and policy loans...    107,296         101,430           84,075          80,163
     Mortgage and policy loans..........     27,026          25,706           24,046          23,150
  Lending(1)............................    195,793         189,297          162,562         155,912
  Banks.................................     38,325          37,353           34,617          34,531
  Cash..................................      3,078           3,078            2,387           2,387
  Other assets
     Securities and options.............     22,576          22,453           14,873          14,822
     Other receivables..................     10,388          10,388            7,044           7,044
  Accrued assets(2).....................      8,036           8,036            6,332           6,332
FINANCIAL LIABILITIES
  Subordinated loan.....................      1,268           1,068            1,267           1,068
  Insurance provisions related to
     investment-type contracts..........      9,692           9,676            7,854           7,810
  Funds entrusted to and debt securities
     of the banking operations..........    207,755         204,885          177,704         176,417
  Banks.................................     73,372          72,403           52,799          51,996
  Other liabilities.....................     32,902          32,038           23,944          23,672
  Accrued liabilities...................     13,935          13,935            9,057           9,057
DERIVATIVE FINANCIAL INSTRUMENTS HELD
  FOR RISK MANAGEMENT
  Assets................................      5,860           2,628            4,339           1,372
  (Liabilities).........................     (6,716)         (3,338)          (4,765)         (1,523)

---------------
(1) Lending excludes receivables from leases, as under SFAS 107, fair values of leases receivables are not required to be estimated.

(2) In accordance with SFAS 107, fair values are not estimated for deferred acquisition costs of insurance policies.

                                                            1996                      1995
                                                    ---------------------     ---------------------
                                                      RISK                      RISK
                                                    WEIGHTED     CONTRACT     WEIGHTED     CONTRACT
                                                     VALUE        AMOUNT       VALUE        AMOUNT
                                                    --------     --------     --------     --------
OTHER OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
  Guarantees......................................    4,070        9,373        3,626        8,202
  Irrevocable letters of credit...................    1,955        5,622        1,181        3,915
  Irrevocable facilities..........................    4,958       22,964        4,920       16,697
  Other...........................................       --        2,035           --        1,000

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     The following methods and assumptions were used by ING Group to estimate the fair value of the financial instruments.

FINANCIAL ASSETS

     Participating interests: The fair values of the shares of participating interests are based on quoted market prices or, if unquoted, at estimated market values based on quoted prices for similar securities. Fair values of the receivables from participating interests are determined using the same methods as described below for fixed-interest securities.

     Investments: The fair values for shares and convertible debentures are based on quoted market prices or, if unquoted, at estimated market value generally based on quoted prices for similar securities.

     Fair values for fixed-interest securities other than mortgage and policy loans are based on quoted market prices, where available. For those securities not actively traded, fair values are estimated using values obtained from private pricing services or by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investment.

     The fair values for mortgage loans are estimated by discounting future cash flows using interest rates currently being offered for similar loans to borrowers with similar credit ratings.

     The fair values for fixed rate policy loans are estimated by discounting cash flows at the interest rates charged on policy loans of similar policies currently being issued. Loans with similar characteristics are aggregated for purposes of the calculations. The fair values of variable rate policy loans approximate their carrying values.

     Lending: For loans that reprice frequently and have had no significant changes in credit risk, carrying amounts represent a reasonable estimate of fair values. The fair values of other loans are estimated by discounting expected future cash flows using interest rates offered for similar loans to borrowers with similar credit ratings. The fair values of non-performing loans have been estimated by discounting the expected cash flows of recoveries.

     Banks: The fair values of receivables from banks are estimated based on discounting future cash flows using available market interest rates offered for receivables with similar characteristics.


     Cash:  The carrying amount of cash approximates its fair value.


     Other assets: The fair values of securities and options are based on quoted market prices, where available. For those securities not actively traded, fair values are estimated based on internal discounted cash flow pricing models taking into account current cash flow assumptions and the counterparties' credit standings.

     The carrying amount of other receivables approximate the fair value.

     Accrued assets: The carrying amount of accrued assets approximates the fair value.

FINANCIAL LIABILITIES

     Subordinated Loan: The fair value of the subordinated loan is estimated using discounted cash flows based on interest rates charged on similar instruments.

     Insurance Provisions Related to Investment-type Contracts (included in Insurance Provisions): For guaranteed investment contracts the fair values have been estimated using a discounted cash flow approach based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued. For other investment-type contracts, fair values are estimated based on the cash surrender values.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     Funds Entrusted to and Debt Securities of the Banking Operations: As required by SFAS No. 107, the fair values of demand deposits and other deposits with no stated maturity approximates their carrying values. The fair values of other deposits with stated maturities are estimated based on discounting future cash flows using the rates currently offered for deposits of similar maturities.

     Banks: The fair values of payables to banks are estimated based on discounting future cash flows using available market interest rates for payables with similar characteristics.

     Other Liabilities: For publicly traded debt, the fair values are based on quoted market prices. For non-traded, variable-rate debt, the carrying amounts approximate the fair values. For non-traded, fixed-rate debt, the fair values are estimated using discounted cash flow calculations based on interest rates charged on similar instruments currently being issued.

     Accrued Liabilities: The carrying amount of accrued liabilities approximates the fair value.

DERIVATIVE FINANCIAL INSTRUMENTS HELD FOR RISK MANAGEMENT

Fair values of off-balance sheet derivative financial instruments are based on broker/dealer valuations or on internal discounted cash flow pricing models taking into account current cash flow assumptions and the counterparties' credit standings. The fair values of off-balance sheet derivative financial instruments generally reflect the estimated amounts that ING Group would receive or pay to terminate the contracts at the reporting date.

OTHER OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

Risk weighted amounts have been calculated in accordance with the Dutch Central Bank guidelines which are based on the EC solvency ratio directives.

     In view of the lack of an established market and the difficulties involved in separating the value of these instruments from their underlying degree of uncertainties the directors believe that it is not meaningful to provide an estimate of the fair value for these instruments.

8.17. CONCENTRATIONS OF CREDIT RISK

     Concentrations of credit risk exist when changes in economic, industry or geographic factors similarly affect groups of counterparties whose aggregate credit exposure is material in relation to ING Group's total credit exposure. Although ING Group's portfolio of financial instruments is broadly diversified along industry and product lines, material transactions are completed with other financial services companies. Additionally, mortgages and loans in the Netherlands represent areas of significant credit exposures.

8.18. REINSURANCE

     ING Group is involved in both ceded and assumed reinsurance for the purpose of diversifying risk and limiting exposure on large risks. The effects of reinsurance on premiums written and earned are illustrated below.

                                             1996 PREMIUMS WRITTEN          1995 PREMIUMS WRITTEN
                                           --------------------------     --------------------------
                                           NON-LIFE    LIFE    TOTAL      NON-LIFE    LIFE    TOTAL
                                           --------   ------   ------     --------   ------   ------
Direct Premiums Written, gross...........    7,003    16,733   23,736       6,465    14,369   20,834
Reinsurance Assumed Premiums Written,
  gross..................................      184       402      586         202       475      677
                                             -----     -----    -----       -----    ------   ------
Total Gross Written Premiums.............    7,187    17,135   24,322       6,667    14,844   21,511
Reinsurance Ceded........................      583       499    1,082         566       526    1,092
                                             -----     -----    -----       -----    ------   ------
NET PREMIUMS WRITTEN.....................    6,604    16,636   23,240       6,101    14,318   20,419
                                             =====     =====    =====       =====    ======   ======

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

                                                                               PREMIUMS EARNED
                                                                            ---------------------
                                                                              1996         1995
                                                                            --------     --------
                                                                            NON-LIFE     NON-LIFE
                                                                            --------     --------
Direct Premiums Earned, gross.............................................    6,838        6,359
Reinsurance Assumed Premiums Earned, gross................................      190          204
                                                                              -----        -----
Total Gross Premiums Earned...............................................    7,028        6,563
Reinsurance Ceded.........................................................      599          594
                                                                              -----        -----
NET PREMIUMS EARNED.......................................................    6,429        5,969
                                                                              =====        =====

     Non-life assumed reinsurance is largely related to ING Group's compulsory participation in pools and industry associations. Reinsurance is ceded on both a proportional and an excess of loss basis. The retention per risk on the non-life business is interrelated with the excess of loss coverages, resulting at December 31, 1996 and 1995 in a maximum exposure per risk of NLG 10 million.

     Life assumed reinsurance is largely related to group pension contracts in the Netherlands and to individual term insurance (yearly renewable term and coinsurance) in the United States. In managing the life risk exposure, ING Group has set limits for acceptance of risk on life insurance policies at various levels up to NLG 2.9 million and NLG 2.7 million at December 31, 1996 and 1995, respectively. The excess is ceded to outside parties.

     To the extent that the assuming reinsurers are unable to meet their obligations under these treaties, ING Group remains liable to its policyholders for the portion reinsured. Consequently, provisions are established for reinsurance recoverable amounts which are deemed uncollectible. To minimize its exposure to significant losses from reinsurer insolvencies, ING Group evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurer. As of December 31, 1996 and 1995, the receivables from reinsurers amounted to NLG 373 million and NLG 518 million, respectively, of which NLG 12 million and NLG 11 million, respectively, was provided for uncollectible reinsurance.

8.19. INCOME FROM INVESTMENTS OF THE INSURANCE OPERATIONS

                                                                               1996    1995
                                                                              ------   -----
    Income from land and buildings..........................................     803     788
    Income from equity securities...........................................     961     778
    Income from fixed-interest securities
      -- Debentures.........................................................   3,202   2,591
      -- Private loans......................................................   1,100   1,054
      -- Mortgage Loans.....................................................   1,765   1,634
      -- Policy loans.......................................................     121     118
      -- Deposits with credit institutions..................................     233      15
      -- Professional loans.................................................      37      36
      -- Other..............................................................     536     521
    Deposits with insurers..................................................      --     222
    Income from investments for risk of policyholders and from investments
      of annual life funds..................................................   2,315   1,848
                                                                               -----   -----
                                                                              11,073   9,605
    Intercompany eliminations...............................................    (141)   (138)
                                                                               -----   -----
                                                                              10,932   9,467
                                                                               =====   =====

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

8.20. INTEREST INCOME AND EXPENSE OF THE BANKING OPERATIONS

     This item includes the interest income and expense, results from interest rate arbitrage, results from financial instruments, to the extent that these serve to limit the interest-rate risk, and lending commissions.

ANALYSIS OF INTEREST INCOME

                                                                            1996       1995
                                                                           ------     ------
    Interest income on loans.............................................  15,724     15,060
    Interest income suspended............................................    (135)      (166)
                                                                           ------     ------
    Net interest income on loans.........................................  15,589     14,894
    Origination fees and loan servicing fees.............................     250        256
    Interest income on investment securities.............................   2,596      2,019
    Interest income on trading portfolio.................................     635        438
    Other interest income................................................   1,185        764
                                                                           ------     ------
    TOTAL INTEREST INCOME................................................  20,255     18,371
                                                                           ======     ======

ANALYSIS OF INTEREST EXPENSE

                                                                            1996       1995
                                                                           ------     ------
    Interest on deposits by banks........................................   2,895      2,677
    Interest on funds entrusted..........................................   5,628      5,881
    Interest on debt securities..........................................   2,088      1,904
    Interest on subordinated loans.......................................     367        254
    Other interest expense...............................................   2,026      1,397
                                                                           ------     ------
    TOTAL INTEREST EXPENSE...............................................  13,004     12,113
                                                                           ======     ======

                                                                            1996       1995
                                                                           ------     ------
    Net interest income..................................................   7,251      6,258
    Intercompany eliminations............................................     109        104
                                                                           ------     ------
    NET INTEREST INCOME AFTER INTERCOMPANY ELIMINATIONS..................   7,360      6,362
                                                                           ======     ======

8.21. BUSINESS SEGMENTS

     ING Group, with its subsidiaries and affiliates, is a diversified, global financial services company engaged in insurance and banking activities. ING Group's staff at December 31, 1996 totalling 58,106 (including 28,694 outside of the Netherlands) serves individuals, businesses, governments, and financial institutions through its extensive international network of subsidiaries, branches, offices and agencies in 58 countries throughout the world.

     In the Netherlands, ING Group is the largest life insurer and the second largest non-life insurer. In excess of 50% of ING Group's insurance income is generated in the Netherlands. Outside the Netherlands, the international insurance operations concentrate primarily on servicing individuals and small-to-medium size enterprises in regional and national markets, and several of ING Group's insurance companies are among the leading players in several life and pension markets.

     In the Netherlands, ING Group is the third largest bank and is a leader in personal and corporate banking as well as in property investment, development and finance. In excess of 66% of ING Group's banking income is generated in the Netherlands. The international banking operations specialize in emerging corporate and investment banking markets. ING Group also plays a key role in international trade and commodity activities.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     The following tables present certain information regarding ING Group's industry segments of insurance and banking and relevant geographic information. The information has been prepared in accordance with Dutch GAAP.

BUSINESS DISTRIBUTION

                                                                1996        1995        1994
                                                               -------     -------     ------
    INCOME:
    Life Insurance...........................................   25,014      21,403     19,445
    Non-life insurance.......................................    7,124       6,613      6,438
    Insurance-general........................................    3,729       3,464      3,041
                                                                ------      ------     ------
              Total Insurance................................   35,867      31,480     28,924
    Banking..................................................   11,716       9,757      8,167
    Eliminations.............................................      (32)        (34)       (43)
                                                                ------      ------     ------
              TOTAL..........................................   47,551      41,203     37,048
                                                                ======      ======     ======
    RESULT BEFORE TAXATION:
    Life Insurance...........................................    1,207       1,097        953
    Non-life insurance.......................................      437         339        295
    Insurance-general........................................      854         670        586
                                                                ------      ------     ------
              Total Insurance................................    2,498       2,106      1,834
    Banking..................................................    2,133       1,752      1,509
    Dividend on own shares...................................      (72)        (58)       (51)
                                                                ------      ------     ------
              TOTAL..........................................    4,559       3,800      3,292
                                                                ======      ======     ======
    NET PROFIT:
    Life Insurance...........................................      912         797        684
    Non-life insurance.......................................      330         245        211
    Insurance-general........................................      648         485        419
                                                                ------      ------     ------
              Total Insurance................................    1,890       1,527      1,314
    Banking..................................................    1,503       1,180      1,039
    Dividend on own shares...................................      (72)        (58)       (51)
                                                                ------      ------     ------
              TOTAL..........................................    3,321       2,649      2,302
                                                                ======      ======     ======
    IDENTIFIABLE ASSETS:
    Insurance................................................  167,221     143,459
    Banking..................................................  325,419     261,935
    Corporate................................................   40,103      29,304
    Eliminations.............................................  (48,845)    (38,434)
                                                                ------      ------
              TOTAL..........................................  483,898     396,264
                                                                ======      ======

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

GEOGRAPHIC DISTRIBUTION

                                                                1996        1995        1994
                                                               -------     -------     ------
    INCOME:
    The Netherlands..........................................   26,125      23,750     21,337
    Rest of Europe...........................................    5,277       4,223      2,731
    North America............................................   10,366       8,936      8,581
    South America............................................      698         512        822
    Asia.....................................................    2,096       1,839      1,466
    Australia................................................    2,939       1,901      2,202
    Other....................................................      345         340        298
    Eliminations.............................................     (295)       (298)      (389)
                                                                ------      ------     ------
              TOTAL..........................................   47,551      41,203     37,048
                                                                ======      ======     ======
    RESULT BEFORE TAXATION:
    The Netherlands..........................................    3,954       3,469      3,010
    Rest of Europe...........................................      473         402        118
    North America............................................      653         660        461
    South America............................................      306          95        478
    Asia.....................................................      265         226        163
    Australia................................................       97          73        123
    Other....................................................       13          23         25
    Value adjustments to receivables of banking operations...   (1,130)     (1,090)    (1,035)
    Dividend on own shares...................................      (72)        (58)       (51)
                                                                ------      ------     ------
              TOTAL..........................................    4,559       3,800      3,292
                                                                ======      ======     ======
    NET PROFIT:
    The Netherlands..........................................    2,947       2,400      2,045
    Rest of Europe...........................................      236         275          6
    North America............................................      417         401        341
    South America............................................      281         108        417
    Asia.....................................................      168         165        117
    Australia................................................       82          63         96
    Other....................................................       (3)          4          4
    Value adjustments to receivables of banking operations...     (735)       (709)      (673)
    Dividend on own shares...................................      (72)        (58)       (51)
                                                                ------      ------     ------
              TOTAL..........................................    3,321       2,649      2,302
                                                                ======      ======     ======
    IDENTIFIABLE ASSETS:
    The Netherlands..........................................  430,688     352,563
    Rest of Europe...........................................   10,568       8,869
    North America............................................   28,567      23,392
    South America............................................      738         619
    Asia.....................................................    4,452       3,758
    Australia................................................   10,236       7,672
    Other....................................................    1,345       1,284
    Eliminations.............................................   (2,696)     (1,893)
                                                                ------      ------
              TOTAL..........................................  483,898     396,264
                                                                ======      ======

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     The life insurance segment includes individual and group life insurance, annuities, pensions and investment products. The non-life insurance segment includes accident and health and property and casualty products.
Insurance-general largely includes unallocated investment income which results from investment income earned on shareholders' equity.

     The banking segment includes consumer and commercial banking, investment banking, securities brokerage and certain asset management activities.

     The corporate expenses are allocated to the insurance and banking segments and geographic areas based on time expended by head office personnel or relative number of staff.

8.22. BUSINESS COMBINATIONS

     The most significant business combinations of 1996 related to the acquisition of majority interests in the Polish commercial bank Bank Slaski S.A. and in Bank Mendes Gans N.V., a Dutch bank specializing in providing funds transfer services for multinationals. Additionally, the principal assets and liabilities of Dunabank in Hungary and Pacific Mutual in Australia were acquired. The total purchase price of these acquisitions was NLG 585 million. Furthermore, some smaller companies were acquired during 1996.

     On March 5, 1995, ING Group acquired the principal assets and liabilities of the British investment bank Barings Group, including the Baring Brothers & Co. and Baring Securities operations and the activities of Baring Asset Management, for a cash consideration of L 1. ING Group made an additional capital contribution of NLG 1,677 million in order to meet minimum solvency requirements. Other acquisitions in 1995 included the Canadian non-life insurer Wellington Insurance Company, the Australian distribution network Le Fort, among others. The total purchase price of these acquisitions amounted to NLG 318 million.

     Under both Dutch and U.S. GAAP, the business combinations of 1996 and 1995 were accounted for under the purchase method of accounting. The results of the operations of the various acquired companies have been included in ING Group's consolidated results of operations since their respective dates of acquisition. Acquisitions made in 1996 and 1995, individually and in the aggregate, had no significant impact on the reported net profit for 1996 and 1995 or on the financial position of ING Group at December 31, 1996 and 1995.

     Under Dutch GAAP, goodwill arising from acquisitions is directly charged to shareholders' equity in the respective years when the acquisitions take place. Accordingly, goodwill charged to shareholder's equity under Dutch GAAP amounted to NLG 450 million and NLG 1,578 in 1996 and 1995, respectively.

     For the purpose of the reconciliation of Dutch to U.S. GAAP, ING Group's accounting policy is to capitalize and amortize goodwill on a straight-line basis over a period not exceeding 20 years. Pursuant to this policy, goodwill paid on the 1996 and 1995 acquisitions will be amortized over a period of 5 to 20 years. Goodwill paid in connection with the Barings Group acquisition will be amortized over a period of 10 years. Additionally, some of the provisions for pre-acquisition contingencies made pursuant to Dutch GAAP are not allowed under U.S. GAAP and as a result, the amounts of goodwill recognized for U.S. GAAP purposes differ from the amounts recognized under Dutch GAAP. Goodwill capitalized for U.S. GAAP purposes in 1996 and 1995 amounted to NLG 431 million and NLG 1,442 million, respectively.

8.23. DIVIDEND RESTRICTIONS

     ING Group and its Dutch subsidiaries are subject to legal restrictions on the amount of dividends they can pay to their shareholders. The Dutch Civil Code contains the restriction that dividends can only be paid up to an amount equal to the excess of the company's own funds over the sum of (i) the paid-up capital, and (ii) reserves required by law. Additionally, certain of ING Group's subsidiaries are subject to

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

restrictions on the amount of funds they may transfer in the form of cash dividends or otherwise to the parent company.

     In addition to the restrictions in respect of minimum capital and solvency requirements that are imposed by industry regulators in the countries in which the subsidiaries operate, other limitations exist in certain countries. The most significant restrictions for ING Group are related to the insurance operations located in the United States, which are subject to limitations on the payment of dividends to the parent company imposed by the Insurance Commissioner of the state of domicile. For life, accident and health subsidiaries, dividends are generally limited to the greater of 10% of statutory surplus or the statutory net gain from operations. For the property and casualty subsidiaries, dividends are limited to a specified percentage of the previous year's shareholders' equity or previous year's net investment gains, which varies by state. Dividends paid in excess of these limitations require prior approval of the Insurance Commissioner of the state of domicile.

     The management of ING Group does not believe that these limitations will affect the ability of ING Group to pay dividends to its shareholders in the future.

8.24. MINIMUM CAPITAL REQUIREMENTS

     In accordance with European Union directives, insurance enterprises organized in European Union member countries are required to maintain minimum solvency margins. The solvency margin is required to be at least equal to 16% of gross premiums written in the prior year for property and casualty companies and generally 4% of insurance reserves (1% of separate accounts reserves) plus 0.3% of the amount at risk under insurance policies for life insurers. As of December 31, 1996, the solvency margin of the insurance operations of ING Group computed in accordance with this directive amounted to NLG 5,956 million. These companies held capital and surplus, as of December 31, 1996, of NLG 25,363 million.

     The banking operations of ING Group are regulated by the Dutch Central Bank. The solvency requirements of the banking activities of ING Group depend on the degree of risk involved in the various banking operations. The related assets are assigned a weighting coefficient. The total risk (weighted value of both on- and off-balance sheet items) is divided into actual own funds to obtain a ratio. Internationally, it has been agreed that the "BIS" (Bank for International Settlements) ratio must be at least 8%. As of December 31, 1996, the banking subsidiaries of ING Group that are governed by these rules were required to maintain NLG 17,243 million on a total of NLG 23,343 million admitted assets and equity elements, which produces a BIS ratio of 10.83% (December 31, 1995: 11.01%).

8.25. STOCK OPTION PLAN

     The ordinary share capital may increase as a result of exercised Option rights granted to a number of senior executives. Participation in the Stock Option plan is possible for members of the Executive Board, members of the Executive Committees, members of the ING Group Management Council and other key staff persons who have been admitted by the Executive Board to this plan. This Option plan shall run until January 1, 1998 and may be extended by the Executive Board. Option rights already granted and the Option rights acquired under this plan shall remain valid after termination of this option plan. The Executive Board fixes annually, for every participant, the amount that may be used to acquire Options on depositary receipts for ING Group shares. For this purpose, an Option entitles the holder to one Bearer Receipt for ING Group Ordinary Shares.

     Option rights are exercisable over a period of five years, starting from the date on which the option rights are granted, which is also the date on which the exercise price is established. The exercise price corresponds to the market value of the stock at the date the options are granted.

          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

     ING has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for the stock option plan. The effect of applying the fair value method at the grant date of the awards would not result in a net income and earnings per share that are materially different from the amounts reported for 1996 and 1995 respectively. The fair value of options at the date of the grant was estimated for these purposes using the Binomial Model with the following weighted average assumptions:

                                                                 1996           1995
                                                              ----------     ----------
        Risk-free interest rate............................       4.70%          5.05%
        Expected life (years)..............................       4.35           4.36
        Expected volatility................................      18.10%         16.40%
        Expected dividends.................................       3.04%          4.17%

     Information with respect to stock based compensation activity for the years 1996 and 1995 is as follows:

                                                         1996                   1995
                                                 --------------------   --------------------
                                                             WEIGHTED               WEIGHTED
                                                             AVERAGE                AVERAGE
                                                             EXERCISE               EXERCISE
                                                             PRICE OF               PRICE OF
                                                 NUMBER OF   OPTIONS    NUMBER OF   OPTIONS
                                                  OPTIONS      NLG       OPTIONS      NLG
                                                 ---------   --------   ---------   --------
    Stock options:
      -- Outstanding as of January 1...........  1,515,593     29.54      259,218     28.82
      -- Granted during the year...............    882,708     51.78    1,369,385     31.56
      -- Exercised during the year.............   (892,946)    29.53     (113,010)    31.56
                                                 ---------     -----    ---------     -----
      -- Outstanding as of December 31.........  1,505,355     42.01    1,515,593     29.54
                                                 =========     =====    =========     =====
    Exercisable as of December 31..............  1,505,355     42.01    1,515,593     29.54

     There were no cancellation or expiry of option grants during 1996 and 1995. As of December 31, 1996 1,505,355 shares were authorized for future grants.

     The following table summarizes information about stock options outstanding as of December 31, 1996:

                                 WEIGHTED
                  OPTIONS         AVERAGE       WEIGHTED       OPTIONS       WEIGHTED
 RANGE OF       OUTSTANDING      REMAINING      AVERAGE      EXERCISABLE     AVERAGE
 EXERCISE          AS OF        CONTRACTUAL     EXERCISE        AS OF        EXERCISE
   PRICE         12/31/96          LIFE          PRICE        12/31/96        PRICE
-----------     -----------     -----------     --------     -----------     --------
25.53-51.80       1,505,355      3.92 years       42.01        1,505,355       42.01

                           PRINCIPAL GROUP COMPANIES
  UNLESS OTHERWISE STATED, THE PARTICIPATING INTEREST IS 100%, OR ALMOST 100%

             COMPANIES TREATED AS PART OF THE INSURANCE OPERATIONS

THE NETHERLANDS
ING Verzekeringen N.V.                                    The Hague
Nationale-Nederlanden Levensverzekering
Maatschappij N.V.                                         Rotterdam
Postbank Levensverzekering N.V.                           The Hague
RVS Levensverzekering N.V.                                Rotterdam/Ede
Tiel Utrecht Levensverzekering N.V.                       Utrecht
Tiel Utrecht Verzekerd Sparen N.V.                        Utrecht
Nationale-Nederlanden Schadeverzekering Maatschappij
  N.V.                                                    The Hague
Nationale-Nederlanden Zorgverzekering N.V.                The Hague
N.V. Nationale Borg-Maatschappij                          Amsterdam
Postbank Schadeverzekering N.V.                           The Hague
RVS Schadeverzekering N.V.                                Rotterdam/Ede
Tiel Utrecht Schadeverzekering N.V.                       Utrecht
Algemene Zeeuwse Verzekering Maatschappij N.V.            Middelburg
ING Vastgoed Belegging B.V.                               The Hague
Parcom Ventures B.V.                                      Utrecht

REST OF EUROPE
Nationale-Nederlanden Polska S.A.                         Warsaw, Poland
RVS Verzekeringen N.V.                                    Brussels, Belgium
De Vaderlandsche N.V.                                     Antwerp, Belgium
ING Magyarorszagi Biztosito Rt.                           Budapest, Hungary
Nationale-Nederlanden Poist'ovna A.S.                     Bratislava, Slovakia

NORTH AMERICA
ING America Insurance Holdings, Inc.                      Wilmington, United States
ING North America Insurance Corporation                   Atlanta, United States
Life Insurance Company of Georgia                         Atlanta, United States
Southland Life Insurance Company                          Atlanta, United States
Security Life of Denver                                   Denver, United States
The Halifax Insurance Company                             Toronto, Canada
NN Life Insurance Company of Canada                       Toronto, Canada
Le Groupe Commerce Compagnie d'Assurances                 Saint-Hyacinthe, Canada
La Compagnie d'Assurances Belair                          Montreal, Canada
The Netherlands Insurance Companies                       Keene, United States
ING Seguros, S.A. de C.V.                                 Mexico City, Mexico

SOUTH AMERICA
FATUM/De Nederlanden van 1845 Schadeverzekering N.V.      Curacao, Netherlands Antilles

ASIA
ING Indonesia Insurance P.T. (80%)                        Jakarta, Indonesia
Netherlands Life Insurance Company Ltd.                   Seoul, South Korea
ING Life Insurance Company Ltd. Japan                     Tokyo, Japan
ING Life Insurance Co. (Philippines)                      Manila, Philippines

AUSTRALIA
Mercantile Mutual Holdings Limited                        Sydney, Australia

REINSURANCE COMPANIES
Nationale-Nederlanden Herverzekering Maatschappij N.V.    The Hague

BRANCH OFFICES
In addition, subsidiaries of ING Verzekeringen have branches in Greece, Italy, Romania,
Spain, the Czech Republic, Aruba, Argentina, Brazil, China, Hong Kong, New Zealand, Singapore
and Taiwan.

              COMPANIES TREATED AS PART OF THE BANKING OPERATIONS

THE NETHERLANDS
Assurantiebedrijf ING Bank N.V.                           Amsterdam
Bank Mendes Gans N.V. (59.07%)                            Amsterdam
Crediet en Effectenbank N.V. (CenE)                       Utrecht
CW Lease Nederland B.V.                                   's-Hertogenbosch
Extra Clearing B.V.                                       Amsterdam
ING Bank N.V.                                             Amsterdam
ING Bank Corporate Investments B.V.                       Amsterdam
ING Bank Trust (Nederland) B.V.                           Amsterdam
ING Lease Holding N.V.                                    Amsterdam
ING Lease Nederland B.V.                                  Amsterdam
ING Vastgoed B.B.V.                                       Amsterdam
ING Investment Bank B.V.                                  Amsterdam
Interadvies N.V.                                          Amsterdam
Nationale-Nederlanden Financiele Diensten B.V.            Amsterdam
NMB-Heller Holding N.V. (50%)(1)                          Amsterdam
N.V. Nationale Volksbank (NVB)                            Amsterdam
Postbank N.V.                                             Amsterdam
Runoto Leasing B.V.                                       Oldenzaal
Stichting Regio Bank                                      Amsterdam
Welvaert Financieringen N.V.                              Amsterdam
Westland/Utrecht Hypotheekbank N.V. (2)                   Amsterdam

REST OF EUROPE
Bank Slaski S.A. w Katowice (54.08%)                      Katowice, Poland
CW Lease Belgium N.V.                                     Antwerp, Belgium
Heller Bank A.G. (50%)(1)                                 Mainz, Germany
Baring Asset Management Holdings Ltd.                     London, United Kingdom
Baring Brothers Ltd.                                      London, United Kingdom
ING Baring Holdings Limited                               London, United Kingdom
ING Derivatives (London) Ltd.                             London, United Kingdom
ING Bank (Belgium) S.A./N.V.                              Brussels, Belgium
ING Bank (Hungary) Rt.                                    Budapest, Hungary
ING Bank (Luxembourg) S.A.                                Luxembourg
ING Bank (Schweiz) A.G.                                   Zurich, Switzerland
ING Bank (Vienna) A.G.                                    Vienna, Austria
ING (Ireland) Capital Ltd.                                Dublin, Ireland
ING Sviluppo Finanziaria S.p.A.                           Milan, Italy

NORTH AMERICA
ING (U.S.) Funding Corporation                            New York, United States
ING (U.S.) Financial Holdings Corporation                 New York, United States

SOUTH AMERICA
ING Trust (Antilles) N.V.                                 Curacao, Netherlands Antilles
ING Bank (Chile) S.A.                                     Santiago, Chile
ING Bank (Uruguay) S.A.                                   Montevideo, Uruguay
ING Empreendimentos e Participacoes Ltda.                 Sao Paulo, Brazil
ING Inversiones Ltda.                                     Bogota, Colombia
ING Servicios C.A.                                        Caracas, Venezuela
ING Tradex S.A.                                           Buenos Aires, Argentina
Middenbank Curacao N.V.                                   Curacao, Netherlands Antilles

AUSTRALIA
ING Mercantile Mutual Bank Ltd.                           Sydney, Australia

ASIA
ING Capital Markets (Hong Kong) Ltd.                      Hong Kong
ING Merchant Bank (Singapore) Ltd.                        Singapore
ING Indonesia Bank P.T. (85%)                             Jakarta, Indonesia

BRANCH OFFICES
ING Bank has offices in all the major financial centres, including London, Hong Kong and
Tokyo. In addition, the bank has offices in Paris, Hamburg, Prague, Warsaw, Curacao, Sao
Paulo, Buenos Aires, Asuncion, Singapore, Taipei, Seoul, Manila and Johannesburg, among others.

---------------
(1) Proportionally consolidated.
(2) This company is part of the consolidated accounts of ING Insurance N.V.

                         REPORT OF INDEPENDENT AUDITORS

The Supervisory Board and
Executive Board of ING Bank N.V.

     We have audited the consolidated balance sheets of ING Bank N.V. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated profit and loss accounts and consolidated statements of cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the Netherlands which are substantially equivalent to auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ING Bank N.V. and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with accounting principles generally accepted in the Netherlands.

Amsterdam, the Netherlands
April 3, 1997


/s/  KPMG Accountants N.V.

 SCHEDULE I -- SUMMARY OF INVESTMENTS OTHER THAN INVESTMENTS IN RELATED PARTIES
                            AS OF DECEMBER 31, 1996
                      AMOUNTS ARE IN MILLIONS OF GUILDERS

                         COLUMN A                           COLUMN B   COLUMN C      COLUMN D
----------------------------------------------------------  --------   --------   ---------------
                                                                                  AMOUNT AT WHICH
                                                                                   SHOWN IN THE
                    TYPE OF INVESTMENT                        COST      VALUE      BALANCE SHEET
----------------------------------------------------------  --------   --------   ---------------
Debt securities
Debentures / available-for-sale:
  -- Dutch Government.....................................   13,188     13,776         13,301
  -- Foreign Governments..................................   41,251     42,765         40,993
  -- Public Utilities.....................................    1,855      1,903          1,812
  -- Mortgage-backed securities...........................    8,509      8,906          8,414
  -- Redeemable preference shares/sinking fund............      469        495            433
  -- All other corporate bonds............................   17,180     17,991         17,166
Private loans / available-for-sale:
  -- Dutch Government.....................................   11,899     13,456         11,883
  -- Foreign Governments..................................      365        403            375
  -- Public Utilities.....................................      620        678            619
  -- Corporate and other loans............................    5,461      5,844          5,394
Deposits with credit institutions.........................      472        475            473
Other fixed maturity investments..........................      576        604            567
                                                            -------    -------        -------
                                                            101,846    107,296        101,430
Shares and convertible debentures
Ordinary shares
  -- Public utilities.....................................      189        218            218
  -- Banks, trusts and insurance companies................    4,686     13,077         13,077
  -- Industrial and all others............................    5,131     11,666         11,666
Preference shares.........................................    1,331      1,381          1,381
Convertible debentures....................................       47         48             48
                                                            -------    -------        -------
                                                             11,384     26,390         26,390
Mortgage loans............................................   23,763     25,170         23,816
Real Estate...............................................    8,008     10,749         10,749
Policy loans..............................................    1,890      1,856          1,890
                                                            -------    -------        -------
TOTAL INVESTMENTS.........................................  146,891    171,461        164,275
                                                            =======    =======        =======

              SCHEDULE III -- SUPPLEMENTARY INSURANCE INFORMATION
                      AMOUNTS ARE IN MILLIONS OF GUILDERS

  COLUMN A     COLUMN B     COLUMN C      COLUMN D     COLUMN E     COLUMN F     COLUMN G        COLUMN H        COLUMN I
-------------  --------   -------------   --------   ------------   --------   ------------   --------------   ------------
                                                                                   NET
                          FUTURE POLICY                                         INVESTMENT                     AMORTIZATION
               DEFERRED     BENEFITS,                OTHER POLICY                 INCOME        BENEFITS,      OF DEFERRED
                POLICY       LOSSES,                  AND CLAIMS               ALLOCATED TO   CLAIMS, LOSSES      POLICY
               ACQUISITION  CLAIMS, AND   UNEARNED     BENEFITS     PREMIUM    UNDERWRITING   AND SETTLEMENT   ACQUISITION
   SEGMENT      COSTS     LOSS EXPENSES   PREMIUMS     PAYABLE      REVENUE      ACCOUNTS        EXPENSES         COSTS
-------------  --------   -------------   --------   ------------   --------   ------------   --------------   ------------
1996
Life.........    4,248       109,564         n.a.        1,163       16,636        8,322          21,205            521
Non-Life.....      501         7,431        2,844          405        6,429          692           4,428             46
                 -----       -------        -----        -----       ------        -----          ------            ---
Total........    4,749       116,995        2,844        1,568       23,065        9,014          25,633            567
1995
Life.........    3,603        96,088          n.a        1,027       14,318        7,042          17,986            535
Non-Life.....      480         6,756        2,543          359        5,969          638           4,184             19
                 -----       -------        -----        -----       ------        -----          ------            ---
Total........    4,083       102,844        2,543        1,386       20,287        7,680          22,170            554
1994
Life.........    3,278        87,577         n.a.          919       13,652        5,734          16,349            401
Non-Life.....      454         6,217        2,344          323        5,818          613           4,199             23
                 -----       -------        -----        -----       ------        -----          ------            ---
Total........    3,732        93,794        2,344        1,242       19,470        6,347          20,548            424

  COLUMN A     COLUMN J   COLUMN K
-------------  --------   --------

                OTHER
               OPERATING  PREMIUMS
   SEGMENT     EXPENSES   WRITTEN
-------------  --------   --------
1996
Life.........    2,025     16,636
Non-Life.....    2,210      6,604
                 -----     ------
Total........    4,235     23,240
1995
Life.........    1,742     14,318
Non-Life.....    2,065      6,101
                 -----     ------
Total........    3,807     20,419
1994
Life.........    1,683     13,652
Non-Life.....    1,914      5,916
                 -----     ------
Total........    3,597     19,568

                           SCHEDULE IV -- REINSURANCE
                      AMOUNTS ARE IN MILLIONS OF GUILDERS

                                                 COLUMN C     COLUMN D                     COLUMN F
                                                 --------   ------------                --------------
                                    COLUMN B     CEDED TO   ASSUMED FROM    COLUMN E    PERCENTAGE OF
                                  ------------    OTHER        OTHER       ----------       AMOUNT
            COLUMN A              GROSS AMOUNT   COMPANIES   COMPANIES     NET AMOUNT   ASSUMED TO NET
--------------------------------  ------------   --------   ------------   ----------   --------------
1996 PREMIUMS:
  -- Life.......................     16,733          499         402         16,636           2.4%
  -- Non-life...................      7,003          583         184          6,604           2.8%
                                     ------        -----         ---         ------           ---
          Total Premiums........     23,736        1,082         586         23,240           2.5%
1995 PREMIUMS:
  -- Life.......................     14,369          526         475         14,318           3.3%
  -- Non-life...................      6,465          566         202          6,101           3.3%
                                     ------        -----         ---         ------           ---
          Total Premiums........     20,834        1,092         677         20,419           3.3%
1994 PREMIUMS:
  -- Life.......................     13,696          322         278         13,652           2.0%
  -- Non-life...................      6,191          487         212          5,916           3.6%
                                     ------        -----         ---         ------           ---
          Total Premiums........     19,887          809         490         19,568           2.5%

SCHEDULE VI -- SUPPLEMENTAL INFORMATION CONCERNING NON-LIFE INSURANCE OPERATIONS
                      AMOUNTS ARE IN MILLIONS OF GUILDERS

         COLUMN A             COLUMN B      COLUMN C     COLUMN D   COLUMN E   COLUMN F     COLUMN G            COLUMN H
---------------------------  -----------   -----------   --------   --------   --------   ------------   -----------------------
                                                                                                            CLAIMS AND CLAIMS
                                                                                                           ADJUSTMENT EXPENSES
                                                                                              NET          INCURRED RELATED TO
                                            RESERVES     DISCOUNT,                         INVESTMENT    -----------------------
                              DEFERRED     FOR UNPAID    IF ANY,                             INCOME
                               POLICY       CLAIMS &     DEDUCTED                         ALLOCATED TO       ACCIDENT YEARS
   AFFILIATION WITH THE      ACQUISITION   CLAIMS ADJ.      IN      UNEARNED    EARNED      NON-LIFE     -----------------------
        REGISTRANT              COSTS       EXPENSES     COLUMN C   PREMIUMS   PREMIUMS    OPERATIONS      CURRENT       PRIOR
---------------------------  -----------   -----------   --------   --------   --------   ------------   -----------   ---------
1996
Consolidated non-life
  entities.................      501          7,431           --      2,844      6,429         692          4,700         (322)
1995
Consolidated non-life
  entities.................      480          6,756           --      2,543      5,969         638          4,384         (264)
1994
Consolidated non-life
  entities.................      454          6,217           --      2,344      5,818         613          4,269          (84)

         COLUMN A            COLUMN I      COLUMN J      COLUMN K
---------------------------  ---------   -------------   --------

                             AMORTIZA-    PAID CLAIMS
   AFFILIATION WITH THE       TION OF    & CLAIMS ADJ.   PREMIUMS
        REGISTRANT            DPAC(1)      EXPENSES      WRITTEN
---------------------------  ---------   -------------   --------
1996
Consolidated non-life
  entities.................      46          4,098         6,604
1995
Consolidated non-life
  entities.................      19          3,668         6,101
1994
Consolidated non-life
  entities.................      23          3,616         5,916

---------------

(1) DPAC: Deferred policy acquisition costs

                     CONSOLIDATED BALANCE SHEET (UNAUDITED)
                        AMOUNTS IN MILLIONS OF GUILDERS


                                                                        JUNE 30,     DEC. 31,
                                                                          1997       1996(1)
                                                                        --------     --------
                                           ASSETS
Tangible fixed assets.................................................     1,849        1,800
Participating interests...............................................     4,301        3,609
Investments...........................................................   211,979      188,469
Lending...............................................................   240,707      204,398
Banks.................................................................    44,495       37,353
Cash..................................................................     3,719        3,078
Other assets..........................................................    45,787       35,666
Accrued assets........................................................    14,224       12,075
                                                                        --------     --------
          TOTAL.......................................................   567,061      486,448
                                                                        ========     ========

                                         LIABILITIES
Shareholders' equity..................................................    45,445       35,374
Third-party interests.................................................       451          470
                                                                        --------     --------
GROUP EQUITY..........................................................    45,896       35,844
Subordinated loan.....................................................     1,068        1,068
Funds for general banking risks.......................................     1,378        1,300
                                                                        --------     --------
GROUP CAPITAL BASE....................................................    48,342       38,212
General provisions....................................................     4,457        3,571
Insurance provisions..................................................   132,821      121,406
Funds entrusted to and debt securities of the banking operations......   242,351      204,885
Banks.................................................................    82,449       72,403
Other liabilities.....................................................    37,614       32,036
Accrued liabilities...................................................    19,027       13,935
                                                                        --------     --------
          TOTAL.......................................................   567,061      486,448
                                                                        ========     ========



(1) Reflects the adoption of the Fund for general banking risks as of December 31, 1996. See Note 7.1(r) of NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                CONSOLIDATED PROFIT AND LOSS ACCOUNT (UNAUDITED)
                        AMOUNTS IN MILLIONS OF GUILDERS


                                                                              SIX MONTHS
                                                                            ENDED JUNE 30,
                                                                           -----------------
                                                                            1997       1996
                                                                           ------     ------
Premium income...........................................................  14,871     11,644
Income from investments of the insurance operations......................   6,687      5,172
Interest result from banking operations..................................   4,008      3,453
Commission...............................................................   1,796      1,405
Other income.............................................................   1,360        950
                                                                           ------     ------
TOTAL INCOME(2)..........................................................  28,722     22,624
Underwriting expenditure.................................................  16,834     12,703
Other interest charges...................................................     472        526
Salaries and charges for pensions and social security....................   3,708      3,009
Value adjustments to receivables of the banking operations...............     400        575
Addition to the fund for general banking risks...........................      90         --
Other expenditure........................................................   4,432      3,630
                                                                           ------     ------
TOTAL EXPENDITURE(3).....................................................  25,936     20,443
Dividend on own shares...................................................     (49)       (32)
                                                                           ------     ------
RESULT BEFORE TAXATION(4)................................................   2,737      2,149
Taxation.................................................................     768        629
                                                                           ------     ------
RESULT AFTER TAXATION....................................................   1,969      1,520
Third-party interests....................................................      27          6
                                                                           ------     ------
NET PROFIT(5)............................................................   1,942      1,514
Dividend on preference shares............................................      23         23
                                                                           ------     ------
NET PROFIT AFTER DEDUCTING DIVIDEND ON PREFERENCE SHARES.................   1,919      1,491
                                                                           ======     ======

            NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED


1. ACCOUNTING POLICIES


     The accompanying unaudited consolidated financial statements do not include all of the information and footnotes required by Dutch generally accepted accounting principles for complete financial statements. In the opinion of ING Groep N.V., all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation have been included.



     Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. These consolidated financial statements should be read in conjunction with ING Groep N.V.'s audited annual financial statements.


2. INCOME


                                       INSURANCE         BANKING      ELIMINATIONS
                                      ACTIVITIES       ACTIVITIES        SIX           TOTAL
                                      SIX MONTHS       SIX MONTHS      MONTHS       SIX MONTHS
                                         ENDED            ENDED         ENDED          ENDED
                                       JUNE 30,         JUNE 30,      JUNE 30,       JUNE 30,
                                    ---------------   -------------   ---------   ---------------
                                     1997     1996    1997    1996    1997  1996   1997     1996
                                    ------   ------   -----   -----   ---   ---   ------   ------
INCOME ANALYZED BY ACTIVITY
  Premium income..................  14,871   11,644                               14,871   11,644
  Income from investments of the
     insurance operations.........   6,765    5,241                    78    69    6,687    5,172
  Interest result from banking
     operations...................                    3,947   3,393   (61)  (60)   4,008    3,453
  Commission......................     152      117   1,644   1,288                1,796    1,405
  Other income....................     131      122   1,229     828                1,360      950
                                    ------    -----   -----   -----   ----  ----  ------   ------
          TOTAL INCOME............  21,919   17,124   6,820   5,509    17     9   28,722   22,624
                                    ======    =====   =====   =====   ====  ====  ======   ======
GEOGRAPHIC DISTRIBUTION OF INCOME
  The Netherlands.................  10,889    9,343   4,093   3,770    17     9   14,965   13,104
  Rest of Europe..................   1,764    1,478   1,713     960                3,477    2,438
  North America...................   6,343    4,277     465     361                6,808    4,638
  South America...................     122       97     324     255                  446      352
  Asia............................   1,007      853     207     151                1,214    1,004
  Australia.......................   1,790    1,056      14      11                1,804    1,067
  Other...........................     164      175       4       1                  168      176
                                    ------    -----   -----   -----   ----  ----  ------   ------
                                    22,079   17,279   6,820   5,509    17     9   28,882   22,779
INCOME BETWEEN GEOGRAPHIC AREAS...    (160)    (155)                                (160)    (155)
                                    ------    -----   -----   -----   ----  ----  ------   ------
          TOTAL INCOME............  21,919   17,124   6,820   5,509    17     9   28,722   22,624
                                    ======    =====   =====   =====   ====  ====  ======   ======

            NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

                                  (CONTINUED)

3. EXPENDITURE


                                      INSURANCE         BANKING
                                     ACTIVITIES       ACTIVITIES     ELIMINATIONS       TOTAL
                                     SIX MONTHS       SIX MONTHS     SIX MONTHS      SIX MONTHS
                                        ENDED            ENDED          ENDED           ENDED
                                      JUNE 30,         JUNE 30,       JUNE 30,        JUNE 30,
                                   ---------------   -------------   -----------   ---------------
                                    1997     1996    1997    1996    1997   1996    1997     1996
                                   ------   ------   -----   -----   ----   ----   ------   ------
  Underwriting expenditure.......  16,834   12,703                                 16,834   12,703
  Other interest charges.........     473      519      16      16     17      9      472      526
  Salaries and charges for
     pensions and social
     security....................   1,127      962   2,581   2,047                  3,708    3,009
  Value adjustments to
     receivables of the banking
     operations..................                      400     575                    400      575
  Addition to the fund for
     general banking risks.......                       90                             90
  Other expenditure..............   2,093    1,778   2,339   1,852                  4,432    3,630
                                   ------    -----   -----   -----   ----   ----   ------   ------
          TOTAL EXPENDITURE......  20,527   15,962   5,426   4,490     17      9   25,936   20,443
                                   ======    =====   =====   =====   ====   ====   ======   ======


4. GEOGRAPHIC DISTRIBUTION OF THE RESULT BEFORE TAXATION


                                            INSURANCE            BANKING              TOTAL
                                           ACTIVITIES          ACTIVITIES          SIX MONTHS
                                           SIX MONTHS          SIX MONTHS             ENDED
                                         ENDED JUNE 30,      ENDED JUNE 30,         JUNE 30,
                                         ---------------     ---------------     ---------------
                                         1997      1996      1997      1996      1997      1996
                                         -----     -----     -----     -----     -----     -----
  The Netherlands....................      926       757     1,310     1,234     2,236     1,991
  Rest of Europe.....................      111       102       257        37       368       139
  North America......................      252       209        35       103       287       312
  South America......................       (5)        3       184       151       179       154
  Asia...............................       38        53        99        67       137       120
  Australia..........................       70        46        (1)        2        69        48
  Other..............................        0        (8)                            0        (8)
                                         ------    -----     -----     -----     -----     -----
                                         1,392     1,162     1,884     1,594     3,276     2,756
  Value adjustments to receivables of
     the banking operations/Addition
     to the Fund for general banking
     risks...........................                          490       575       490       575
                                         ------    -----     -----     -----     -----     -----
          TOTAL......................    1,392     1,162     1,394     1,019     2,786     2,181
  DIVIDEND ON OWN SHARES.............                                              (49)      (32)
                                                                                 -----     -----
          RESULT BEFORE TAXATION.....                                            2,737     2,149
                                                                                 =====     =====


5. NET PROFIT


                                            INSURANCE            BANKING            TOTAL(1)
                                           ACTIVITIES          ACTIVITIES          SIX MONTHS
                                           SIX MONTHS          SIX MONTHS             ENDED
                                         ENDED JUNE 30,      ENDED JUNE 30,         JUNE 30,
                                         ---------------     ---------------     ---------------
                                         1997      1996      1997      1996      1997      1996
                                         -----     -----     -----     -----     -----     -----
  Result before taxation.............    1,392     1,162     1,394     1,019     2,737     2,149
  Taxation...........................      361       301       407       328       768       629
  Third-party interests..............        1         1        26         5        27         6
                                         ------    -----     -----     -----     -----     -----
          NET PROFIT.................    1,030       860       961       686     1,942     1,514
                                         ======    =====     =====     =====     =====     =====


---------------

(1) After deduction of dividend on own shares of NLG 49 million at June 30, 1997 and NLG 32 million of June 30, 1996.

            NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


          AMOUNTS ARE IN MILLIONS OF GUILDERS, UNLESS OTHERWISE STATED

                                  (CONTINUED)


6. RECONCILIATION OF DUTCH GAAP NET PROFIT AND SHAREHOLDERS' EQUITY TO U.S. GAAP FOR THE SIX MONTHS ENDED JUNE 30, 1997



                                                               SHAREHOLDERS'       NET PROFITS
                                                              EQUITY                  SIX MONTHS
                                                              SIX MONTHS ENDED          ENDED
                                                               JUNE 30, 1997        JUNE 30, 1997
                                                              ----------------     ----------------
                                                                   45,445                1,942
    AMOUNTS DETERMINED IN ACCORDANCE WITH DUTCH GAAP
    (*)...................................................
                                                                   ------                -----
    Adjustments in respect of:
    a.    Pension liabilities and pension costs...........         (1,190)                  82
    b.    Post-employment benefits........................         (1,028)                 (41)
    c.    Post-retirement benefits........................           (331)                   5
    d.    Goodwill associated with acquisitions...........          2,316                 (179)
          Negative goodwill associated with the 1991
          merger..........................................           (220)                  30
    e.    Recognition of realized gains and losses on
            sales of participating interests and Group
            companies.....................................              0                   13
    f.    Valuation of real estate........................         (2,945)                 (95)
    g.    Valuation of debt securities....................          6,582                   30
    h.    Recognition of realized gains and losses on
            sales of debt securities
          Realized gains and losses on sales..............              0                  759
          Reversal of provision for yield differences.....            906                 (152)
          Amortization of premiums and discounts..........              0                 (263)
    i.    Recognition of realized gains and losses on
            sales of shares and convertible debentures....              0                  273
    j.    Provision for future catastrophe and other
          accidental losses...............................            426                   19
    k.    Provision for life policy liabilities...........           (105)                 (49)
    l.    Deferred acquisition costs of insurance
          contracts.......................................             25                  (17)
    m.    Dividend to ING Groep N.V. shareholders.........            845                    0
    n.    Accounting for certain derivative financial
            instruments denominated in foreign
            currencies....................................            102                 (139)
    o.    Accounting for derivative financial instruments
            held for risk management purposes that do not
            meet U.S. hedging criteria....................            194                  116
    p.    General provisions..............................            762                  314
    q.    Other...........................................            188                  (19)
                                                                   ------                -----
                                                                    6,527                  687
    Subtotal..............................................
                                                                   ------                -----
                                                                   (1,247)                (249)
    Tax effect of the adjustments.........................
                                                                   ------                -----
    r.    Fund for general banking risks..................          1,378                   62
                                                                   ------                -----
                                                                    6,658                  500
    Adjustments after taxes...............................
                                                                   ------                -----
                                                                   52,103                2,442
    Amounts determined in accordance with U.S. GAAP.......
                                                                   ------                -----
                                                                                            23
    Dividend Preference shares............................
                                                                   ------                -----
                                                                                         2,419
    Profit in accordance with U.S. GAAP after deduction of
      preference dividend.................................
                                                                   ------                -----


------------------

(*) Reflects the adoption of the Fund for general banking risks as of December
    31, 1996. See Note 7.1(r) of NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Articles of Association of ING contain no provisions under which any member of the Supervisory Board or the Executive Board or officers are indemnified in any manner against any liability which he may incur in his capacity as such. However, Article 36 of the Articles of Association of the Registrant provides: "In so far as the General Meeting of the Shareholders approves the annual accounts without reservation, such approval shall serve to discharge the members of the Executive Board from liability for their management and to discharge the Supervisory directors from liability for their supervision in the previous financial year, without prejudice to the provisions of articles 138 and 149 of Book 2 of the Civil Code". Under Netherlands law, this discharge is not absolute and would not be effective as to any matters not disclosed to the holders of the Registrant's Ordinary Shares, Bearer Receipts or ADSs.

     Certain officers and members of the Supervisory Board and the Executive Board of ING are, to a limited extent, insured under an insurance policy against damages resulting from their conduct when acting in their capacities

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS


 (2)       Agreement and Plan of Merger, dated as of July 7, 1997, among Equitable of Iowa
           Companies, ING Groep N.V. and PFIH Holdings, Inc. (filed herewith as Annex A to the Prospectus/Proxy Statement).
 (3)(a)    Statuten (Articles of Association) of ING Groep N.V., (English translation).*
 (3)(b)    Statuten (Articles of Association) and Administratievoorwaarden (Conditions of
           Administration) (together, the Trust Agreement) of Stichting Administratiekantoor
           ING Groep N.V. (the Trust), (English translations).*
 (4)(a)    Form of Amended and Restated Deposit Agreement, dated as of June 2, 1997, among
           ING Groep N.V., Morgan Guaranty Trust Company of New York, as Depositary, and
           holders from time to time of American Depositary Shares issued thereunder, including the form of American Depositary Receipt.*
 (4)(b)    Specimen of Bearer Depositary Receipt.*
 (5)       Opinion (including consent) of Jan Willem Wurfbain, General Counsel of ING Groep
           N.V., as to the validity of the Ordinary Shares and the Bearer Depositary
           Receipts.**
 (8)(a)    Opinion (including consent) of KPMG Meijburg & Co. as to taxation of the ADSs.+
 (8)(b)    Opinion (including consent) of Sullivan & Cromwell as to taxation of the ADSs.**
 (8)(c)    Opinion (including consent) of Sullivan & Cromwell as to taxation of the
           Merger.**
 (8)(d)    Opinion (including consent) of Nyemaster, Goode, Voigts, West, Hansell & O'Brien,
           P.C. as to taxation of the Merger.**
(21)       Subsidiaries of ING Groep N.V.*
(23)(a)    Consent of Jan Willem Wurfbain, General Counsel of ING Groep N.V. (set forth in
           Exhibit 5).
(23)(b)    Consent of KPMG Meijburg & Co., Dutch tax counsel to ING Groep N.V. (set forth in
           Exhibit 8(a)).
(23)(c)    Consent of Sullivan & Cromwell, U.S. Legal Advisor to ING Groep N.V. (set forth in Exhibit 8(b)).
(23)(d)    Consent of Sullivan & Cromwell, U.S. Legal Advisor to ING Groep N.V. (set forth in Exhibit 8(c)).

(23)(e)    Consent of Nyemaster, Goode, Voigts, West, Hansell & O'Brien, P.C., Legal Advisor
           to Equitable of Iowa Companies (set forth in Exhibit 8(d)).
(23)(f)    Consent of Tillinghast-Towers Perrin.**
(23)(g)    Consent of J.P. Morgan Securities Inc.**
(23)(h)    Consent of Moret Ernst & Young Accountants, independent auditors to ING Groep
           N.V.**
(23)(i)    Consent of KPMG Accountants N.V., independent auditors to ING Bank N.V.**
(23)(j)    Consent of Ernst & Young LLP, independent auditors to Equitable of Iowa
           Companies.**
(24)       Powers of Attorney (included in signature page).+
(99)(a)    Opinion of J.P. Morgan Securities Inc. (filed herewith as Annex B to the
           Prospectus/Proxy Statement).
(99)(b)    Form of Election Form and Letter of Transmittal.**
(99)(c)    Form of Proxy for holders of Equitable of Iowa Companies Common Stock.**
(99)(d)    Report of Tillinghast-Towers Perrin.**


---------------
 * Incorporated by reference from the Registration Statement on Form F-1 of ING Groep N.V. (Registration Statement No. 333-6936).


** Filed herewith.



 + Previously filed.


     (B) FINANCIAL STATEMENT SCHEDULES

Schedule I    --   Summary of investments other than investments in related parties
Schedule III  --   Supplementary insurance information
Schedule IV   --   Reinsurance
Schedule VI   --   Supplemental information concerning Property and Casualty Insurance
                   Operations

     All other schedules required by Article 7 of Regulation S-X are omitted for the reason that they are not required, or are not applicable. ING Group agrees to furnish supplementally to the Commission a copy of any omitted schedule upon request.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d) To file a post-effective amendment to this registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, ING Groep N.V. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, the Netherlands, on September 17, 1997.


                                          ING GROEP N.V.


                                          By:         /s/ C. MAAS
                                            ------------------------------------
                                                          C. Maas
                                                  Chief Financial Officer

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.



                     NAME                                 TITLE                   DATE
-----------------------------------------------  ------------------------  -------------------
                    *                            Chairman of Executive     September 17, 1997
-----------------------------------------------  Board (Principal
               A.G. Jacobs                       Executive Officer)

                    *                            Member of Executive       September 17, 1997
-----------------------------------------------  Board
                 C. Maas

                    *                            Principal Accounting      September 17, 1997
-----------------------------------------------  Officer
                P.G. Lock

                    *                            Vice-Chairman of          September 17, 1997
-----------------------------------------------  Executive Board
            G.J.A. van der Lugt

                    *                            Member of Executive       September 17, 1997
-----------------------------------------------  Board
               J.H. Holsboer

                                                 Member of Executive                   , 1997
-----------------------------------------------  Board
                 E. Kist

                    *                            Member of Executive       September 17, 1997
-----------------------------------------------  Board
             J.H.M. Lindenbergh

                                                 Member of Executive                   , 1997
-----------------------------------------------  Board
              M. Minderhoud

                     NAME                                 TITLE                   DATE
-----------------------------------------------  ------------------------  -------------------
*                                                Member of Executive       September 17, 1997
-----------------------------------------------  Board
A.H.G. Rinnooy Kan



*By:          /s/ C. MAAS

     ---------------------------------

                  C. Maas


             Attorney-in-Fact



     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of ING Groep N.V. in the United States, in the City of New York, State of New York, on the 17th day of September, 1997.


                                          ING (U.S.) Financial Holdings
                                          Corporation


                                          By: /s/ LEENDERT CORNELIS GRIJNS


                                            ------------------------------------
                                            Name: Leendert Cornelis Grijns
                                            Title: Director

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Stichting Administratiekantoor ING Groep, as the legal entity created for the issuance of the Bearer Depositary Receipts, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, the Netherlands, on September 15, 1997.


                                          STICHTING ADMINISTRATIEKANTOOR
                                          ING GROEP


                                          By:      /s/ A.M. KNULST


                                          --------------------------------------
                                              Name: A.M. Knulst


                                          By:   /s/ C.C. TH. VAN ANDEL


                                          --------------------------------------
                                              Name: C.C. Th. van Andel

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.



                  NAME                                 TITLE                      DATE
-----------------------------------------  ------------------------------  -------------------

                    *                      Chairman of the Executive        September 15, 1997
-----------------------------------------  Board
               J. Veldman

         /s/ C.C. TH. VAN ANDEL            Member of the Executive Board    September 15, 1997
-----------------------------------------
           C.C. Th. van Andel

                    *                      Member of the Executive Board    September 15, 1997
-----------------------------------------
              J.H. Hulshof

             /s/ A.M. KNULST               Member of the Executive Board    September 15, 1997
-----------------------------------------
               A.M. Knulst

                    *                      Member of the Executive Board    September 15, 1997
-----------------------------------------
              H. de Korver

                                           Member of the Executive Board                , 1997
-----------------------------------------
               M. Ververs

                                           Member of the Executive Board                , 1997
-----------------------------------------
               J. Kamminga

             *By:/s/ C. MAAS
-----------------------------------------
                 C. Maas
            Attorney-in-Fact

                                 EXHIBIT INDEX


 (2)       Agreement and Plan of Merger, dated as of July 7, 1997, among
           Equitable of Iowa Companies, ING Groep N.V. and PFIH Holdings, Inc.
           (filed herewith as Annex A to the Prospectus/Proxy Statement).
 (3)(a) Statuten (Articles of Association) of ING Groep N.V., (English translation).*
 (3)(b)    Statuten (Articles of Association) and Administratievoorwaarden
           (Conditions of Administration) (together, the Trust Agreement) of
           Stichting Administratiekantoor ING Groep N.V. (the Trust), (English translations).*
 (4)(a)    Form of Amended and Restated Deposit Agreement, dated as of June 2,
           1997, among ING Groep N.V., Morgan Guaranty Trust Company of New York, as Depositary, and holders from time to time of American Depositary
           Shares issued thereunder, including the form of American Depositary
           Receipt.*
 (4)(b)    Specimen of Bearer Depositary Receipt.*
 (5)       Opinion (including consent) of Jan Willem Wurfbain, General Counsel of
           ING Groep N.V., as to the validity of the Ordinary Shares and the Bearer Depositary Receipts.**
 (8)(a) Opinion (including consent) of KPMG Meijburg & Co. as to taxation of the ADSs.+
 (8)(b) Opinion (including consent) of Sullivan & Cromwell as to taxation of the ADSs.**
 (8)(c) Opinion (including consent) of Sullivan & Cromwell as to taxation of the Merger.**
 (8)(d)    Opinion (including consent) of Nyemaster, Goode, Voigts, West, Hansell
           & O'Brien, P.C. as to taxation of the Merger.**
(21)       Subsidiaries of ING Groep N.V.*
(23)(a) Consent of Jan Willem Wurfbain, General Counsel of ING Groep N.V. (set forth in Exhibit 5).
(23)(b)    Consent of KPMG Meijburg & Co., Dutch tax counsel to ING Groep N.V.
           (set forth in Exhibit 8(a)).
(23)(c)    Consent of Sullivan & Cromwell, U.S. Legal Advisor to ING Groep N.V.
           (set forth in Exhibit 8(b)).
(23)(d)    Consent of Sullivan & Cromwell, U.S. Legal Advisor to ING Groep N.V.
           (set forth in Exhibit 8(c)).
(23)(e)    Consent of Nyemaster, Goode, Voigts, West, Hansell & O'Brien, P.C.,
           Legal Advisor to Equitable of Iowa Companies (set forth in Exhibit
           8(d)).
(23)(f)    Consent of Tillinghast-Towers Perrin.**
(23)(g)    Consent of J.P. Morgan Securities Inc.**
(23)(h)    Consent of Moret Ernst & Young Accountants, independent auditors to
           ING Groep N.V.**
(23)(i)    Consent of KPMG Accountants N.V., independent auditors to ING Bank
           N.V.**
(23)(j)    Consent of Ernst & Young LLP, independent auditors to Equitable of
           Iowa Companies.**
(24)       Powers of Attorney (included in signature page).+
(99)(a) Opinion of J.P. Morgan Securities Inc. (filed herewith as Annex B to the Prospectus/Proxy Statement).
(99)(b)    Form of Election Form and Letter of Transmittal.**
(99)(c)    Form of Proxy for holders of Equitable of Iowa Companies Common
           Stock.**

(99)(d)    Report of Tillinghast-Towers Perrin.**


---------------
 * Incorporated by reference from the Registration Statement on Form F-1 of ING Groep N.V. (Registration Statement No. 333-6936).


** Filed herewith.



 + Previously filed.